As filed with the Securities and Exchange Commission on June 25, 2021.
Registration No. 333-255269

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 5 to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Zenvia Inc.
(Exact Name of Registrant as Specified in its Charter)

The Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

Avenida Paulista, 2300, 18th Floor, Suites 182 and 184
São Paulo, São Paulo, 01310-300, Brazil
+55 (11) 4837-7440
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
Cogency Global Inc.
122 East 42th Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Grenfel S. Calheiros S. Todd Crider Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000	Manuel Garciadiaz Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company   ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)(3)		Amount of Registration Fee(3)
Class A common shares, par value US$0.00005 per share	US$	100,000,000.00	US$	28,343.68

(1)
Includes Class A common shares to be sold pursuant to the underwriters’ option to purchase additional Class A common shares from us. See “Underwriting.”

(2)
Estimated solely for the purpose of determining the amount of registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)
Includes Class A common shares to be sold by us.

(4)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price. Full amount of this registration fee has been previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 25, 2021
PRELIMINARY PROSPECTUS
12,909,091 Class A common shares
Zenvia Inc.
(incorporated in the Cayman Islands)
This is an initial public offering of the Class A common shares, US$0.00005 par value per share, of Zenvia Inc., or Zenvia. We are offering 12,909,091 of the Class A common shares to be sold in this offering.
Prior to this offering, there has been no public market for our Class A common shares. The estimated initial public offering price for the Class A common shares in the offering is expected to be between US$     and US$     per Class A common share. Our Class A common shares have been approved for listing on the Nasdaq Capital Market, under the symbol “ZENV.”
Upon consummation of this offering, we will have two classes of common shares: our Class A common shares and our Class B common shares. The rights of the holders of Class A common shares and Class B common shares will be identical, except with respect to voting, conversion, pre-emptive rights and transfer restrictions applicable to the Class B common shares. Each Class A common share will be entitled to one (1) vote. Each Class B common share will be entitled to ten (10) votes and will be convertible into one Class A common share automatically upon transfer, subject to certain exceptions. Class B common shares shall not be listed on any stock exchange and will not be publicly traded. Holders of Class A common shares and Class B common shares will vote together as a single class on all matters unless otherwise required by law.
Following this offering, our issued and outstanding Class B common shares, which will be beneficially owned by some of our current shareholders, namely Cassio Bobsin, Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment — Fundo de Investimento em Participações Multiestratégia and Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia, will represent 94.76% of the combined voting power of our outstanding common shares and 64.39% of our total equity ownership, assuming no exercise of the underwriters’ option to purchase additional Class A common shares. For further information, see “Description of Share Capital.”
We are a “foreign private issuer” and an “emerging growth company” under the U.S. federal securities laws as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as a result, have elected to comply with certain reduced public company disclosure and reporting requirements. In addition, for as long as we remain an emerging growth company, we will qualify for certain limited exceptions from the Sarbanes-Oxley Act of 2002. Additionally, following the offering, we will be a “controlled company” within the meaning of the corporate governance standards and as such plan to rely on available exemptions from certain corporate governance requirements. See “Risk Factors — Certain Risks Relating to this Offering and Our Class A Common shares — Our status as a controlled company and a foreign private issuer exempts us from certain of the corporate governance standards of the Nasdaq, limiting the protections afforded to investors” and “Risk Factors — Certain Risks Relating to this Offering and Our Class A Common shares — As a foreign private issuer and an “emerging growth company” (as defined in the JOBS Act), we will have different disclosure and other requirements from U.S. domestic registrants and non-emerging growth companies. We may take advantage of exemptions from certain corporate governance regulations of the Nasdaq, and this may result in less protection for the holders of our Class A common shares.”
Investing in our Class A common shares involves a high degree of risk. See “Risk Factors” beginning on page 25 of this prospectus.
	Per Class A Common Share	Total
Initial public offering price(1)	US$	US$
Underwriting discount and commissions(1)(2)	US$	US$
Proceeds to us (before expenses)(1)(3)	US$	US$

(1)
Assumes no exercise of the underwriters’ option to purchase additional Class A common shares.

(2)
See “Underwriting” for a description of all compensation payable to the underwriters.

(3)
See “Expenses of the Offering” for a description of all expenses (other than total underwriting discounts and commissions) payable in connection to this offering.

We have granted the underwriters the right to purchase up to 1,936,364 additional Class A common shares from us within 30 days from the date of this prospectus, at the initial public offering price, less underwriting discounts and commissions.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the Class A common shares to purchasers against payment on or about           , 2021, through the book-entry facilities of The Depository Trust Company.

Global Coordinators
Goldman Sachs & Co. LLC	Morgan Stanley
Bradesco BBI	Itau BBA	UBS Investment Bank
Joint Bookrunner
XP Investimentos
The date of this prospectus is                 , 2021.

Z·E·N·V·I·A
ZEN VIA
ZENVIA.
A Platform that empowers companies
to create unique communication
experiences for its customers

ZENVIA AT A GLANCE

PRO FORMA
[1] REVENUE '20
R$ **492.5** MILLION
US$ 94.8 MILLION [3]

PRO FORMA
[2] LOSS '20
(R$ **137.8** MILLION)
(US$ 26.5 MILLION) [3]

PRO FORMA
[4] REVENUE GROWTH YOY
28%

ACTIVE CUSTOMERS (Q4'20)
~ **9,500**

PRO FORMA
[5] NET REVENUE EXPANSION RATE '20
119.7%

[6] ACTIVE CUSTOMER CAGR '18 -'20
27%

[7] TAM IN LATIN AMERICA ('24)
USD **4.11** BILLION
CAGR 15.4% 20-24

NOTES: FINANCIAL FIGURES FOR THE YEAR ENDED DECEMBER 31, 2020.
1. GIVES PRO FORMA EFFECT TO THE SIRENA ACQUISITION AND D1 ACQUISITION.
2. GIVES PRO FORMA EFFECT TO THE SIRENA ACQUISITION, THE D1 ACQUISITION, AND CASH-BASED PAYMENT BONUSES AND EQUITY GRANTS TO CERTAIN OFFICERS AND EMPLOYEES.
3. FOR CONVENIENCE TRANSLATION, CONSIDERS AN USD/BRL FX RATE OF R$5.1967 REPORTED BY THE BRAZILIAN CENTRAL BANK ON DECEMBER 31,2020.
4. IMPLICIT GROWTH FIGURES GIVES PRO FORMA EFFECT TO THE SIRENA ACQUISITION AND THE D1 ACQUISITION.
5. NET REVENUE EXPANSION RATE GIVES PRO FORMA EFFECT TO THE SIRENA ACQUISITION AND THE D1 ACQUISITION.
6. FIGURES INDICATED HERE ARE FOR ZENVIA ON A STANDALONE BASIS.
7. SOURCE: IDC, FEBRUARY 2021

Z·E·N·V·I·A
ZEN VIA
SHAPE A NEW WORLD
OF EXPERIENCES

Unless the context otherwise requires, references in this prospectus to “Zenvia,” “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Zenvia Inc., together with its consolidated subsidiaries; references to “Zenvia Brazil” refers to Zenvia Mobile Serviços Digitais S.A.; references to the “Issuer” refer to Zenvia Inc., the company whose Class A common shares are being offered by this prospectus.
We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

Neither we, the underwriters, nor any of our or their respective agents have authorized anyone to give any information or make any representation about the offering that is different from, or in addition to that contained in the prospectus, the related registration statement, any free writing prospectus prepared by or on

i

behalf of us or we may refer to you or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it as having been authorized by us, the underwriters or any of our or their respective agents. Neither we, the underwriters, nor any of our or their respective agents will have or take responsibility therefor, and can provide no assurance as to the reliability of, any other information that others may give you.
This prospectus is being used in connection with the offering of the Class A common shares in the United States and, to the extent described below, elsewhere. This offering is being made in the United States and elsewhere solely based on the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Class A common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.
Neither we, the underwriters, nor any of our or their respective agents are offering or seeking offers to purchase the Class A common shares in any jurisdiction where such offers or sales are not permitted. We have not undertaken any efforts to qualify this offering for offers and sales to the public in any jurisdiction outside the United States, and we do not expect to make offers and sales to the public in jurisdictions located outside the United States (including Brazil). However, we may make offers and sales outside the United States in circumstances that do not constitute a public offer or distribution under applicable laws and regulations.
Notice to Investors Outside the United States. Neither we, the underwriters, nor any of our or their respective agents have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in connection with this offering in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus or any such free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Class A common shares and the distribution of this prospectus and any such free writing prospectus outside the United States.
Notice to EEA Investors. In any European Economic Area, or EEA, Member State that has implemented the Prospectus Regulation, this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Regulation.
This prospectus has been prepared on the basis that any offer of our Class A common shares in any Member State of the EEA (each, a “Relevant Member State”), will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make any offer within the EEA of our Class A common shares which are the subject of this offering may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we, nor the underwriters have authorized, nor do they authorize, the making of any offer of our Class A common shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.
For the purposes of this provision, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, and includes any relevant implementing measure in each Relevant Member State.
Notice to UK Investors. In the United Kingdom, this prospectus is only addressed to and directed at qualified investors who are (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (2) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION
Certain Definitions
The term “Brazil” refers to the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil. All references to “real,” “reais,” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollar,” “U.S. dollars” or “US$” are to U.S. dollars, the official currency of the United States of America. All references to “IFRS” are to International Financial Reporting Standards, as issued by the International Accounting Standards Board, or the IASB.
Financial Statements
Zenvia Inc., the company whose Class A common shares are being offered in this prospectus, was incorporated on November 3, 2020, as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Until the contribution of Zenvia Brazil shares to Zenvia Inc. prior to the consummation of its initial public offering, Zenvia Inc. had not commenced operations and had only nominal assets and liabilities and no material contingent liabilities or commitments.
Zenvia Brazil maintains its books and records in Brazilian reais, the functional currency of its operations in Brazil and the presentation currency for its financial statements. Zenvia Brazil’s annual consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB and Zenvia Brazil’s interim condensed consolidated financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting. Unless otherwise noted, the financial information presented herein has been derived from Zenvia Brazil’s (i) unaudited interim condensed consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020, together with the accompanying notes thereto, or our unaudited interim condensed consolidated financial statements and (ii) audited consolidated financial statements as of and for the years ended December 31, 2020, 2019 and 2018, together with the accompanying notes thereto, or our audited consolidated financial statements.
Following our initial public offering, Zenvia Inc. will begin reporting our consolidated financial information to shareholders, maintaining its consolidated books and records also in Brazilian reais, and Zenvia Brazil will no longer present consolidated financial statements. Unless otherwise indicated, our historical financial information included elsewhere in this prospectus does not give effect to the contribution of Zenvia Brazil shares to Zenvia Inc. See “— Our Corporate Reorganization.”
All references to “2020” are to the year ended December 31, 2020, “2019” are to the year ended December 31, 2019 and “2018” are to the year ended December 31, 2018. Our fiscal year ends on December 31 of each year, so all references to a particular fiscal year are to the applicable year ended December 31. Following the completion of this offering, we will be required to file annual reports on Form 20-F with the Securities and Exchange Commission, or the SEC, under U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and although not required under the Exchange Act, we expect to publish unaudited interim condensed consolidated financial statements on a quarterly basis.
D1 Acquisition, Sirena Acquisition and Related Financial Statements
Pending D1 Acquisition
In March 2021, Zenvia Brazil entered into certain purchase agreements for the direct and indirect acquisition of 100% of the share capital of One To One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. — Direct One, or D1. D1 is a platform that connects different data sources to enable a single customer view layer, allowing the creation of multichannel communications, generation of variable documents, authenticated message delivery and contextualized conversational experiences. While its consummation is subject to certain closing conditions, including the consummation of this initial public offering, the D1 Acquisition is expected to be consummated in the third quarter of 2021. Under the terms of these purchase agreements and as part of the consideration, (i) Zenvia Brazil contributed R$21 million in cash into D1 on May 31, 2021, and (ii) on the closing date, (1) Zenvia Brazil will contribute further R$19 million in cash into D1; (2) Zenvia Brazil will pay to D1 shareholders an amount corresponding to R$293 million, which was based on a valuation of 13 (thirteen) times D1’s and Smarkio’s combined gross profit for the last twelve months (LTM) ended March 31, 2021 (historical results) minus D1 net debt as of the same date and adjusted by working capital; and (3) we will deliver a certain number of our Class A common shares to certain D1 shareholders, equivalent to an amount corresponding to R$148 million, which was calculated based on the valuation of 13 (thirteen) times D1’s and Smarkio’s combined gross profit for the last twelve months (LTM) ended March 31, 2021 (historical results) minus D1 net debt as of the same date and adjusted by working capital, divided by 13 (thirteen) times Zenvia Brazil’s consolidated gross profit for the last twelve months (LTM) (after giving effect to the D1 Acquisition and the Sirena Acquisition (each term as defined below) ended March 31, 2021 minus Zenvia Brazil’s consolidated net debt (after giving effect to the D1 Acquisition and the Sirena Acquisition) as of the same date. We expect to deliver approximately 1,790,388 Class A common shares to these D1 shareholders in connection with the above.
Additionally, as further consideration for the D1 Acquisition, we have also agreed to pay amounts to certain D1 shareholders which we currently estimate to be (i) R$57 million in the first quarter of 2022; and (ii) R$174 million in the first quarter of 2023, based on a certain multiple times D1’s gross profit for the last twelve months (LTM) ending on March 31, 2022 and March 31, 2023, respectively, such multiple to be calculated on the achievement of certain gross profit milestones for the relevant periods. As a guarantee of payment of such amounts, we will pledge a certain number of shares corresponding to 50% + 1 share of D1’s total equity stake as collateral in favor of the aforementioned D1 shareholders. This guarantee will be effective as of the date of consummation of the D1 Acquisition and will be released upon payment of the last installment due to such D1 shareholders. An English translation of the purchase agreements governing the D1 Acquisition are filed as exhibits 10.09 and 10.10 of the registration statement of which this prospectus forms a part.
Upon consummation of the D1 Acquisition, we will also become indirect holders of 100% of the share capital of Smarkio Tecnologia Ltda., or Smarkio, a wholly-owned subsidiary of D1 and a cloud-based company that combines an automated marketing platform through chatbots with a platform for creating, integrating and processing conversational interfaces that can be used by developers and business users. Smarkio was acquired by D1 in December 2020 and D1 started consolidating Smarkio in its financial statements as of December 1, 2020. Zenvia Brazil’s probable acquisition of D1 and D1’s acquisition of Smarkio are hereinafter collectively referred to as the “D1 Acquisition.”
The D1 Acquisition is subject to the satisfaction or waiver of certain closing conditions set forth in the definitive agreements governing this transaction, including the consummation of this offering. To the extent these conditions are not satisfied or waived or to the extent we do not consummate this offering, we may not complete the D1 Acquisition. See “Risk Factors — Certain Risks Relating to Our Business and Industry — We may pursue strategic acquisitions or investments which may divert our management’s attention and result in reduced cash levels, increased indebtedness or dilution to our shareholders. The failure of an acquisition or investment to produce the anticipated results, the failure to consummate a pending acquisition (including the D1 Acquisition), or the inability to integrate an acquired company fully, could adversely affect our business.”
We plan to use US$62 million (equivalent to R$312 million using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021) from the proceeds of this offering to pay the consideration payable in cash to acquire D1. See “Use of Proceeds.”
Sirena Acquisition
On July 24, 2020, Zenvia Brazil entered into a certain share purchase and sale agreement to purchase 100% of the shares of Rodati Motors Corporation, or Sirena, a startup founded in 2014 that offers communication solutions for sales teams via WhatsApp, or the Sirena Acquisition. As consideration for the Sirena Acquisition, Zenvia Brazil (i) made an upfront cash payment of US$10,923 thousand (amounting to R$56,961 thousand using the Central Bank selling exchange rate published on July 24, 2020) on closing date, and US$392 thousand (R$2,045 thousand using the Central Bank selling exchange rate published on January 24, 2021) which was paid on January 24, 2021 to Sirena shareholders; and (ii) assuming the consummation of this offering, we will deliver a certain number of our Class A common shares to Sirena shareholders, corresponding to an equity interest calculated based on a percentage of the upfront payment made by Zenvia Brazil divided by an established valuation of Zenvia set forth in the acquisition agreement governing the Sirena Acquisition. Our valuation for this purpose will be based on Zenvia Brazil’s gross margin and EBITDA minus Zenvia’s net debt as of December 31, 2020. We expect to deliver approximately 89,131 Class A common shares to these Sirena shareholders in connection with the above.
Moreover, Sirena’s former shareholders are entitled to an additional payment in the aggregate amount estimated at US$13,584 thousand (equivalent to R$70,835 thousand using the Central Bank selling exchange rate published on the acquisition date (July 24, 2020)) payable in three installments (6, 12 and 24 months following the closing date of the Sirena Acquisition). In addition, former Sirena shareholders that remained working with us are eligible to receive additional earn-out compensation (provided that they remain working with us until the end of the above referred payment period), in an amount up to US$5,514 thousand (equivalent to R$31,415 thousand using the Central Bank selling exchange rate published on March 31, 2021) and payable in two installments (12 and 24 months following the closing date of the Sirena Acquisition), which may vary based on the achievement of certain financial milestones, as defined in the purchase and sale agreement governing the Sirena Acquisition, which are mainly based in the valuation of Sirena calculated considering Sirena’s gross margins. As of March 31, 2021, a provision was recorded in the amount of R$13,908 thousand in connection with such obligations. This acquisition is in line with our strategy to expand into other Latin American regions. The transaction was consummated on July 24, 2020, and Zenvia Brazil began to consolidate Sirena’s results of operations as of that date. A copy of the agreement governing the Sirena Acquisition is filed as exhibit 10.08 of the registration statement of which this prospectus forms a part.
This prospectus also includes (1) Sirena’s historical audited consolidated financial statements as of July 23, 2020 and December 31, 2019, and for the period from January 1, 2020 to July 23, 2020 and for the year ended December 31, 2019, together with the accompanying notes thereto, or Sirena’s audited consolidated financial statements, (2) (a) D1’s historical unaudited interim condensed consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020, or D1’s unaudited interim condensed consolidated financial statements, and (b) D1’s historical audited consolidated financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, or D1’s audited consolidated financial statements, and (3) Smarkio’s historical audited financial statements as of November 30, 2020 and December 31, 2019 and for the period of eleven months ended November 30, 2020 and for the year ended December 31, 2019, or Smarkio’s audited financial statements.
We have also included elsewhere in this prospectus (1) our unaudited pro forma condensed statements of profit or loss for the three months ended March 31, 2021 and (2) our unaudited pro forma condensed statement of financial position as of March 31, 2021. The unaudited pro forma condensed statements of profit or loss for the three months ended March 31, 2021 gives pro forma effect to (1) the D1 Acquisition as if it had been consummated on January 1, 2021 (2) cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering and (3) the issuance of Class A common shares in this offering in our earnings per share. The unaudited pro forma condensed statement of financial position as of March 31, 2021 gives pro forma effect to (1) the D1 Acquisition as if it had been consummated on March 31, 2021, (2) the receipt by us of the net proceeds from this offering and (3) cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering. For a discussion about our unaudited pro forma condensed financial information and related notes, see “Unaudited Pro Forma Condensed Financial Information.”
Additionally, we have included elsewhere in this prospectus our unaudited pro forma condensed statements of profit or loss for the year ended December 31, 2020. The unaudited pro forma condensed statements of profit or loss for the year ended December 31, 2020 gives pro forma effect to (1) Sirena Acquisition and the D1 Acquisition as if they had been consummated on January 1, 2020 (2) cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering and (3) the issuance of Class A common shares in this offering in our earnings per share. For a discussion about our unaudited pro forma condensed financial information and related notes, see “Unaudited Pro Forma Condensed Financial Information.”
Our Corporate Reorganization
On May 7, 2021 our current shareholders, Bobsin LLC, Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment — Fundo de Investimento em

v

Participações Multiestratégia, Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia, Spectra I Fundo de Investimento em Participações Multiestratégia Investimento No Exterior and Spectra II Fundo de Investimento em Participações Multiestratégia Investimento No Exterior, contributed all of their shares in Zenvia Brazil to us. In return for this contribution, we issued in aggregate 23,708,300 new Class B common shares to Bobsin LLC, Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment — Fundo de Investimento em Participações Multiestratégia and Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia and in aggregate 199,710 new Class A common shares to Spectra I Fundo de Investimento em Participações Multiestratégia Investimento No Exterior and Spectra II Fundo de Investimento em Participações Multiestratégia Investimento No Exterior, in each case, at a ratio of one-to-five. Such corporate reorganization is hereinafter referred to as the “Corporate Reorganization.”
After giving effect to the issuance of Class A common shares to be sold by us in this offering, we will have a total of 36,817,101 common shares issued and outstanding, 23,708,300 of which will be Class B common shares beneficially owned by Bobsin LLC, Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment — Fundo de Investimento em Participações Multiestratégia and Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia, 199,710 will be Class A common shares beneficially owned by Spectra I Fundo de Investimento em Participações Multiestratégia Investimento No Exterior and Spectra II Fundo de Investimento em Participações Multiestratégia Investimento No Exterior and 12,909,091 will be Class A common shares beneficially owned by investors purchasing in this offering (assuming no exercise of the underwriters’ option to purchase additional Class A common shares). In addition, after the consummation of this offering, it is expected that we will issue in aggregate 1,879,519 Class A common shares as consideration to certain parties in connection with the acquisition of Sirena and D1 by Zenvia Brazil. See “Presentation of Financial and Other Information — D1 Acquisition, Sirena Acquisition and Related Financial Statements.”
Special Note Regarding the Adoption of IFRS 16
As of January 1, 2019, we adopted IFRS 16 — Leases, or IFRS 16, which changed the recognition, measurement, presentation and disclosure of leases. With the exception of certain short-term leases or leases of low value, IFRS 16 requires lessees to record all leases on the balance sheet as a right-of-use asset and a corresponding lease liability at the date at which the leased asset is available for use. Lease liabilities are recorded in the statement of financial position over the term of the lease, which results in a constant periodic rate of interest on the remaining balance of the lease liability for each applicable accounting period. We amortize, on a straight-line basis, the right-of-use asset over the shorter of the asset’s useful life and the lease term.
We adopted IFRS 16 using the simplified retrospective approach, which does not require the restatement of the corresponding figures. Therefore, comparative information as of and for the years ended December 31, 2018 has not been restated, and is not comparable with the information as of and for the years ended December 31, 2020 and 2019, which reflects the effects of the adoption of this standard.
For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Application of New Accounting Standards and Recent Accounting Pronouncements.”
Special Note Regarding Non-GAAP Financial Measures
For the convenience of investors, this prospectus presents certain non-GAAP financial measures, which are not recognized under IFRS, specifically Non-GAAP Gross Profit, Non-GAAP Operating Profit (Loss), EBITDA and Adjusted EBITDA. A non-GAAP financial measure is generally defined as one that purports to measure financial performance but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. Non-GAAP financial measures do not have standardized meanings and may not be directly comparable to similarly-titled measures adopted by other companies. These non-GAAP financial measures are used by our management for decision-making purposes and to assess our financial and operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. We also believe that the disclosure of our Non-GAAP Gross Profit, Non-GAAP Operating Profit (Loss), EBITDA and Adjusted EBITDA provides useful supplemental information to investors and financial analysts and other interested parties in their review of our operating performance. Potential investors should not rely on information not recognized under IFRS as a substitute for the IFRS measures of earnings, cash flows or profit (loss) in making an investment decision.
We use Non-GAAP Gross Profit, Non-GAAP Operating Profit (Loss), EBITDA and Adjusted EBITDA, collectively, to evaluate our ongoing operations and for internal financial planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and facilitates period-to-period comparisons of results of operations.
Non-GAAP Gross Profit and Non-GAAP Operating Profit (Loss) are measures that exclude amortization of intangible assets acquired from business combinations. Our acquisition activities have resulted in the recognition of intangible assets, which consist primarily of client portfolio and digital platform. Finite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets acquired from business combinations is reflected in our consolidated statements of profit or loss and intangible asset amortization is an expense that typically fluctuates based on the size and timing of our acquisition activity. Accordingly, we believe that excluding the amortization of intangible assets acquired from business combinations enhances our and our investors’ ability to compare our past financial performance with its current performance and to analyze underlying business performance and trends. While amortization of intangible assets acquired from business combinations was excluded from Non-GAAP Gross Profit and Non-GAAP Operating Profit (Loss), the revenue generated by such intangible assets acquired from business combinations has not been excluded from such non-GAAP financial measures.
Non-GAAP Gross Profit and Non-GAAP Operating Profit (Loss)
We calculate Non-GAAP Gross Profit as gross profit plus amortization of intangible assets acquired from business combinations.
We calculate Non-GAAP Operating Profit (Loss) as profit (loss) adjusted by income tax and social contribution (current and deferred) and net finance costs plus amortization of intangible assets acquired from business combinations, gain on bargain purchase, expenses related to branch closing and expenses related to IPO grants.
EBITDA and Adjusted EBITDA
We calculate EBITDA as profit adjusted by income tax and social contribution (current and deferred), net finance costs and depreciation and amortization.
We calculate Adjusted EBITDA as EBITDA plus expenses related to branch closing, gain on bargain purchase and expenses related to IPO grants. In particular, the exclusions in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and such exclusions remove items that we do not consider to be indicative of our core operating performance.
Special Note Regarding Non-GAAP Pro Forma Financial Measures
This prospectus presents Non-GAAP Pro Forma Gross Profit, Non-GAAP Pro Forma Operating Profit (Loss), Pro Forma EBITDA and Pro Forma Adjusted EBITDA information for the convenience of investors. These measures are key performance indicators used by us to measure financial operating performance. These measures were prepared for information purposes only and give effect to the Sirena Acquisition and the D1 Acquisition by us as if they occurred as of January 1, 2020. These pro forma non-GAAP financial measures are used by our management for decision-making purposes and to assess our financial and operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management also believes that these pro forma non-GAAP financial measures provide useful information to investors and shareholders.
Non-GAAP Pro Forma Gross Profit and Non-GAAP Pro Forma Operating Profit (Loss) are measures that exclude amortization of intangible assets acquired from business combinations. Our acquisition activities have resulted in the recognition of intangible assets, which consist primarily of client portfolio and digital platform. Finite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets acquired from business combinations is reflected in our consolidated statements of profit or loss and intangible asset amortization is an expense that typically fluctuates based on the size and timing of our acquisition activity. Accordingly, we believe that excluding the amortization of intangible assets acquired from business combinations enhances our and our investors’ ability to compare our past financial performance with its current performance and to analyze underlying business performance and trends. While amortization of intangible assets acquired from business combinations was excluded from Non-GAAP Pro Forma Gross Profit and Non-GAAP Pro Forma Operating Profit (Loss), the revenue generated by such intangible assets acquired from business combinations has not been excluded from such non-GAAP financial measures.
We calculate Non-GAAP Pro Forma Gross Profit as pro forma gross profit plus pro forma amortization of intangible assets acquired from business combinations.
We calculate Non-GAAP Pro Forma Operating Profit (Loss) as pro forma profit (loss) adjusted by pro forma income tax and social contribution (current and deferred) and pro forma net finance costs plus pro forma amortization of intangible assets acquired from business combinations, pro forma share-based payments, pro forma expenses related to branch closing and pro forma expenses related to IPO grants.
We calculate Pro Forma EBITDA as pro forma profit adjusted by pro forma income tax and social contribution (current and deferred), pro forma net finance costs and pro forma depreciation and amortization.
We calculate Pro Forma Adjusted EBITDA as pro forma EBITDA plus pro forma share-based payment, pro forma expenses related to branch closing and pro forma expenses related to IPO grants.
We understand that, although Non-GAAP Pro Forma Gross Profit, Non-GAAP Pro Forma Operating Profit (Loss), Pro Forma EBITDA and Pro Forma Adjusted EBITDA are used by investors and securities analysts in their evaluation of companies, these measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results of operations as reported under IFRS. Additionally, our calculations of Non-GAAP Pro Forma Gross Profit, Non-GAAP Pro Forma Operating Profit (Loss), Pro Forma EBITDA and Pro Forma Adjusted EBITDA may be different from the calculation used by other companies, including our competitors, and therefore, our measures may not be comparable to those of other companies.
For a reconciliation of our pro forma non-GAAP financial measures to their closest GAAP financial measures, see “Unaudited Pro Forma Condensed Financial Information — Reconciliation of Non-GAAP Pro Forma Financial Measures.”
Convenience Translation
As the reporting currency for our financial statements and our unaudited pro forma condensed financial information is the Brazilian real, solely for the convenience of the reader, we have provided convenience translations of some of the real amounts included in this prospectus into U.S. dollars using selling exchange rates published by the Brazilian Central Bank (Banco Central do Brasil), or Central Bank, on its website. Unless otherwise indicated, convenience translations from reais into U.S. dollars in this prospectus use the Central Bank selling exchange rate published on March 31, 2021, which was R$5.6973 per US$1.00. No representation is made that the reais amounts referred to could have been, or could be, converted into U.S. dollars at any particular rate. See “Exchange Rates” for information regarding historical exchange rates of reais to U.S. dollars.

Market Information
This prospectus contains data related to economic conditions in the market in which we operate. The information contained in this prospectus concerning economic conditions is based on publicly available information from third-party sources that we believe to be reliable. Market data and certain industry forecast data used in this prospectus were derived from our management’s knowledge and our experience in the industry, internal reports and studies, where appropriate, as well as estimates, market research, publicly available information and industry publications. We obtained the information included in this prospectus relating to the Brazilian payment solutions markets, and more broadly, the industry in which we operate, as well as the estimates concerning market shares, through internal research, public information and publications on the industry prepared by official public sources, such as the Central Bank, Fundação Getúlio Vargas, or FGV, Brazilian Institute for Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE, Gartner, Inc., or Gartner, (“Market Guide for Communications Platform as a Service,” Daniel O'Connell, Lisa Unden-Farboud, 14 October 2020)*, Juniper Research, World Bank and International Data Corporation, or IDC, Brazilian Association of Software Companies (Associação Brasileira das Empresas de Software), or ABES, amongst others.
Industry publications, governmental publications and other market sources, including those referred to above, generally state that the information they include has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have no reason to believe any of this information or these reports are inaccurate in any material respect and believe and act as if they are reliable. Neither we, the underwriters, nor their respective agents have independently verified it and they are subject to change based on various factors, including those discussed in the section entitled “Risk Factors.” Governmental publications and other market sources, including those referred to above, generally state that their information was obtained from recognized and reliable sources, but the accuracy and completeness of that information is not guaranteed. Estimates of market and industry data are based on statistical models, key assumptions and limited data sampling, and actual market and industry data may differ significantly from estimated industry data. In addition, the data that we compile internally and our estimates have not been verified by an independent source. Information derived from management’s knowledge and our experience is presented on a reasonable, good faith basis. Except as disclosed in this prospectus, none of the publications, reports or other published industry sources referred to in this prospectus were commissioned by us or prepared at our request. Except as disclosed in this prospectus, we have not sought or obtained the consent of any of these sources to include such market data in this prospectus.
Rounding
We have made rounding adjustments to some of the figures included in this prospectus for ease of presentation. Accordingly, certain of the numerical figures shown as totals in the tables may not be the exact sum total of the figures that precede them.

*
Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose. The Gartner content described herein, or the Gartner Content, represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, and are not representations of fact. Gartner Content speaks as of its original publication date (and not as of the date of this registration statement), and the opinions expressed in the Gartner Content are subject to change without notice.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important or relevant to you in making your investment decision. Before you decide to invest in our Class A common shares, we urge you to read this entire prospectus carefully, including our audited consolidated financial statements, our unaudited pro forma condensed financial information and the historical audited financial statements of Sirena, D1, Smarkio and their respective notes thereto included elsewhere in this prospectus and the information set forth under the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Our Pledge
We are driven by the purpose of empowering companies to create unique experiences for customer communications through our unified end-to-end platform.
Overview
We empower companies to transform their existing customer communications from non-scalable, physical and impersonal interactions into highly scalable, digital first and hyper contextualized experiences across the customer journey.
Our customer experience, or CX, communications platform enables companies to digitally interact with their end-consumers in a personalized and highly-contextualized fashion across their entire lifecycle. Our unified end-to-end CX communications platform provides a combination of (i) solutions focused on campaigns, sales teams, customer service and engagement, (ii) tools, such as software application programming interfaces, or APIs, chatbots, single customer view, journey designer, documents composer and authentication and (iii) channels, such as SMS, Voice, WhatsApp, Instagram and Webchat. Our comprehensive platform assists our customers across multiple use cases, including marketing campaigns, customer acquisition, customer onboarding, warnings, customer services, fraud control, cross-selling and customer retention, among others.
We were founded in Brazil 17 years ago as a bootstrapped startup in a garage serving businesses with complex networking infrastructures through our platform of APIs for SMS messaging connectivity. As we continued to grow, we scaled our business by adding new CX communication solutions, tools and channels to our platform, making it more flexible, versatile and comprehensive in order to capitalize on the market opportunity to serve customers along their end-consumer’s lifecycle. Currently, we have a local presence in Brazil, Mexico and Argentina and our technology allows our customers to use our platform based on their individual use case. The adoption of these technologies by our customers, and the desire of their end-consumers to have access to contextualized and digital communication channels, allows our customers to more effectively serve their end-consumers and streamline their decision-making process and day-to-day business operations.
Our software platform facilitated the flow of communication with end-consumers for more than 7,700 customers of all sizes as of December 31, 2019 which increased to more than 7,805, 9,400 and 10,190 customers as of March 31, 2020, December 31, 2020 and March 31, 2021, respectively, all across a broad range of industries throughout Latin America. Our usage-based recurring revenue model allows us to grow with our customers and increase our revenue base as they increase their use of our solutions and communication channels.
Communication is an essential activity for businesses serving their end-consumers. Businesses all over the world are shaping new customer experiences with the power of digital communications. However, businesses seeking to implement multi-channel communication experiences for their end-consumers are frequently faced with multiple challenges given the complexities of implementing and integrating such processes and level of investments that they require. We provide businesses with a solution to this problem by offering a unified end-to-end communications platform at affordable prices.
The CX communication solutions we offer our customers allow any person within any business, from analysts to tech professionals, to enhance the end-consumer journey for campaigns, sales teams, customer service and engagement purposes. Collectively, these solutions allow us to capture a range of use cases across all economic sectors. We initially adopt a “land and expand” strategy, pursuant to which we introduce our platform to our customers based on one simple use case, and then develop the customer relationship over time, upselling and cross-selling our suite of solutions to them as they grow and improve their customer journey. This strategy has allowed us to achieve a net revenue expansion rate of 109.3%, 112.8% and 117.1% as of March 31, 2021, December 31, 2020 and 2019, respectively. For more information about our net revenue expansion rate, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Principal Factors Affecting Our Results of Operations — Net Revenue Expansion Rate.”
Businesses use our platform to frequently and more seamlessly connect with their end-consumers while also offering new mobile application experiences. From small family-owned businesses to large corporations, our customers use our platform to attract, convert, serve and nurture their end-consumers. For instance, an international education group in Brazil, adopted our platform for communications related to entrance exam information, their student recruitment enrollment process and existing and prospective student communication solutions through chatbot on their website and through WhatsApp, customer service and sales chat services, SMS operational alerts and marketing campaigns. In addition, one of the largest electronic retailers in Brazil, adopted our platform for order tracking with WhatsApp notifications, retail sales with our WhatsApp sales solution and promotional coupons on rich communication services, or RCS, a communication protocol between mobile telephone carriers and mobile devices aimed at replacing SMS messages with a more sophisticated multimedia enabled text-messaging system. Also, one of the largest Brazilian banks adopted our platform for several use cases such as multichannel marketing campaigns with SMS and automated telemarketing, SMS transactional authorizations and chatbot invoice collection.
We serve many large corporations such as ABInBev, LG Electronics, Stone Co., RD Station, Rappi, Tivit and Mobly, and many others, including:
•
6 out of the top 10 Brazilian retail companies in terms of net revenue, including Carrefour and Via Varejo;

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6 out of the top 10 Brazilian health care companies in terms of net revenue, including Dasa and Prevent Senior;

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5 out of the top 10 Brazilian education companies in terms of net revenue, including Laureate and Kroton;

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5 out of the top 10 Brazilian service provider companies in terms of net revenue;

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5 out of the top 10 Brazilian insurance companies in terms of net revenue;

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5 out of the top 10 Brazilian banks in terms of net revenue; and

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4 out of the top 5 Brazilian telecommunication companies in Brazil in terms of net revenue.

Small businesses also use our platform for a variety of use cases. For example, a technology company that monitors temperature sensors for medical-grade cold storage uses our Voice solution to monitor, detect and alert its end-consumers of any out-of-range temperature incidents for specific medical supply storage chambers, mitigating the risk of improper medicine storage.
Our platform flexibility allows us to serve many important sectors including:
•
Financial institutions use our platform for SMS transaction confirmation alerts, security tokens and marketing campaigns;

•
Service providers use our platform to manage outbound voice calls integrated with their customer relationship management platforms, or CRMs;

•
Universities use our platform to support students on multiple communication channels such as WhatsApp and Website;

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Medical and dental clinics and hospitals use our SMS platform to confirm and reschedule appointments as well as send appointment reminders to patients; and

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Retailers use our WhatsApp solution to support their sales teams to manage sales and our SMS platform to inform customers about new products and promotions and to track the status of deliveries.

We have a diversified client base with our 10 largest clients representing 33.5%, 33.1%, 34.2% and 37.0% of our revenue in the three months ended March 31, 2021 and the years ended December 31, 2020, 2019 and 2018, respectively. Giving effect to the consummation of the D1 Acquisition, our 10 largest clients would have represented 32.7% and 35.8% of our revenue in the three months ended March 31, 2021 and the year ended December 31, 2020. We are working to further decrease this concentration by investing in marketing initiatives to attract new small and medium business, or SMBs, customers to our platform and providing additional offerings to our existing customer base. See “Risk Factors — Certain Risks Relating to Our Business and Industry — A significant portion of our revenue is currently concentrated on our outlier customers and an economic slowdown affecting these customers could lead to decreased demand for our products and services, which could adversely affect us.”
For the three months ended March 31, 2021 and March 31, 2020, net cash flow used in our operating activities amounted to R$43.8 million compared to R$14.5 million of cash generated from our operating activities, respectively, and net cash generated from our operating activities for the year ended December 31, 2020 amounted to R$46.1 million, compared to R$26.5 million and R$39.6 million for the years ended December 31, 2019 and 2018, respectively. Our revenue totaled R$122.7 million and R$93.4 million in the three months ended March 31, 2021 and 2020, respectively, representing an increase of 31.3% when comparing the three months ended March 31, 2021 to the three months ended March 31, 2020, and totaled R$429.7 million, R$354.0 million and R$276.4 million in the years ended December 31, 2020, 2019 and 2018, respectively, representing an increase of 21.4% between the years ended December 31, 2020 and 2019 and 28.1% between the years ended December 31, 2019 and 2018. Our loss for the three months ended March 31, 2021 amounted to R$28.5 million, compared to a profit amounting to R$2.9 million for the three months ended March 31, 2020. Our loss for the year ended December 31, 2020 amounted to R$21.4 million, compared to profit amounting to R$13.8 million and R$19.9 million for the years ended December 31, 2019 and 2018, respectively. Our Adjusted EBITDA for the three months ended March 31, 2021 and March 31, 2020 amounted to R$(9.3) million and R$9.9 million, respectively, and for the year ended December 31, 2020 amounted to R$8.0 million, compared to R$36.1 million and R$44.8 million for the years ended December 31, 2019 and 2018, respectively, as we continue to invest in our platform and growth initiatives.
Our Industry Background
Communication is critical for the operation and innovation of businesses of all sizes
With unprecedented customer dependence on smartphones and the proliferation of mobile applications, communications have become a major focus for businesses of all sizes. As a result, businesses are integrating mission-critical communications functions in their products and services in order to provide real-time value to their end-consumers across a myriad of devices, businesses are seeking and effectively operate and innovate to create a “connected” experience.
Ability of businesses to differentiate themselves has driven competition
The ability for businesses to differentiate themselves from competitors has been driving growth across different economic sectors. In order for businesses to continue to be competitive, they need to continue to develop their software development capabilities to allow them to build applications that address their end-consumers’ needs.
We differentiate ourselves through our capability to deliver more than just all the main communication channels. Our platform offers complete communication solutions focusing on our customers’ specific needs, developing each solution to improve the interaction between our customers and their end-consumers through marketing campaigns, customer support/service and sales teams, as well as providing developers with the tools they need to build communication solutions themselves.
Going forward, we expect to further explore the ecosystem of developers and software companies, as well as to further develop our ability to improve the solutions we offer our customers, opening a marketplace of apps and add-ons to meet the needs of our customers’ end-consumers and help our customers achieve high levels of end-consumer satisfaction.

Communication is transforming interactions between businesses and their end-consumers
Mobile channels connections between businesses and their end-consumers has been at the forefront of change in the way businesses communicate with their end-consumers and there is a need for a more comprehensive platform to manage such communications.
In addition, the ongoing transformation of the communications industry is demonstrated by the expected change in the mix of services provided by communications platform-as-a-service, or CPaaS, companies, which is one of our target markets. According to Juniper Research’s “2020 CPAAS Future Market Outlook — Emerging Opportunities — 2020-2025 — Deep dive Data & Forecasting” study, the CPaaS global market landscape is expected to change over the next five years as a result of the diversification of services offered. Although SMS revenue from CPaaS platforms is expected to grow 21.8% on average annually, it is expected to account only for approximately 70.5% of total CPaaS revenue by 2025, compared to 95.9% of total CPaaS revenue in 2020.
Our Market Opportunity
We continue to expand in Latin America and this market represents an important area of growth and TAM going forward
Our CX communication platform addresses multiple markets. One of our target markets is CPaaS. We are the only representative vendor in the 2020 Gartner Market Guide for Communications Platform as a Service headquartered in Latin America.* For Gartner disclaimer, see “Presentation of Financial and Other Information — Market Information.” We have a large CPaaS total addressable market, or TAM, in Latin America, amounting to US$659.6 million in 2020, and our industry is expected to experience average annual growth in TAM of 34.6% a year as from 2020 and reach US$2.16 billion by 2024, according to IDC’s estimates. Our experience with customers of various sizes and segments also points to great demand for marketing campaign tools that can leverage SMS, RCS, e-mail and other digital channels, so we believe in the potential of multichannel Marketing Campaign Management (MCM) market also as a target market for our solutions. According to IDC estimates, the MCM TAM, in Latin America, amounted to US$1.54 billion in 2020, and this industry is expected to experience average annual growth in TAM of 4.1% a year from 2020 and reach US$1.80 billion by 2024. Our roots in Latin America allow us to understand its complexities and opportunities, to identify the right combination of technologies, sales channel efficiency and go-to-market strategy and to lead the customer experience transformation in the region. On July 24, 2020, in line with our strategy to expand our platform in Latin America, we acquired Sirena, a startup founded in 2014 that offers communication solutions for sales teams via WhatsApp in countries such as Argentina and Mexico. Also, upon consummation of the D1 Acquisition, we expect to expand our Latin America addressable market by adding a multichannel engagement solution and multiple tools to our CX communication platform such as single customer view, journey builder, documents (e.g., invoices, utilities bills, insurance policies) composition and delivery of transaction documents through multiple channels, which are considered part of the Customer Communications Management, or CCM, market. According to IDC estimates, the CCM TAM in Latin America amounted to US$115.6 million in 2020, and this industry is expected to experience average annual growth in TAM of 5.6% a year from 2020 and reach US$143.9 million by 2024. For further information about the Sirena Acquisition and the D1 Acquisition, see “Presentation of Financial and Other Information — D1 Acquisition, Sirena Acquisition and Related Financial Statements” and “Risk Factors — Certain Risks Relating to Our Business and Industry — We may pursue strategic acquisitions or investments which may divert our management’s attention and result in reduced cash levels, increased indebtedness or dilution to our shareholders. The failure of an acquisition or investment to produce the anticipated results, the failure to consummate a pending acquisition (including the D1 Acquisition) or the inability to integrate an acquired company fully, could adversely affect our business.” The following chart represents the total addressable market in Latin America for CPaaS, MCM and CCM for the periods indicated below:

We believe the Latin American market has significant growth potential as it is in the early stage of digital transformation and the adoption of technology. For example, current business spending on information technology in Latin America remains relatively low compared to spending in developed markets (1.9% in Latin America, compared to 4.1% in the United States in terms of percentage of GDP as of 2019, according to data from the Brazilian Association of Software Companies (Associação Brasileira das Empresas de Software), or ABES, and the World Bank). Additionally, the ongoing COVID-19 pandemic has highlighted the need for businesses to transform their end-consumer journey by implementing digital platforms and solutions to mitigate disruptions and maintain direct relationships with end-consumers. Accordingly, we believe that the expected recovery of the Latin American economy, coupled with the expectation of pro-business reforms in certain countries of the region, will create opportunities for strategic investments in the private sector, generating an increase in demand for digital solutions, and we believe we are well-positioned to be at the forefront of meeting this increase in demand.
Our Technology
Our technology is based on a multi-layered communications platform, focused on providing the building blocks to compose communications solutions for businesses and APIs that may be integrated into business applications through the following layers:
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Solutions layer:   a full suite of communications solutions, such as customer service, engagement, marketing and sales teams communications, that leverage our tools and communication channels to provide end-to-end use cases. These solutions provide business users the ability to fully manage communications throughout the end-consumer journey.

•
CX Insights layer:   provides recommendations for customer journey improvements based on data and use cases, enabling businesses to enhance their end-consumer experiences.

•
Single Customer View layer:   maps and correlates end-consumer data, providing an individual historical view of the customer journey that enables the ability to trigger and contextualize communications.

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Tools layer:   allows implementation of business rules, communication flows, document management and integration connections across multiple channels. This layer acts as a set of building blocks that can be combined to build a variety of use cases.

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Channels layer:   manages a complex third-party network of connections and agreements with providers, such as carriers, messaging apps and social networks that allows communications to reach an end-consumer device. This layer includes the monitoring of provider performance for quality, service and features. We also seek to ensure that our platform is as resilient as possible to network service provider outages or service disruptions.

Our Business Model and Our Communications Platform
The following chart summarizes our business model, communications platform (including channels and tools), use cases and business relationships with sales channel partners.

CONVERT
SERVE
ATTRACT
NURTURE
SALES TEAM
CUSTOMER SERVICE
CAMPAIGN
CX COMM SOLUTIONS
ENGAGEMENT
CONNECTORS
API
AUTH
CX COMM TOOLS
JOURNEY
INSIGHTS
FLOW
BOT
SINGLE CUSTOMER
DOCUMENT
PARTNERS
SMS
CX COMM CHANNELS
INSTAGRAM
WHATSAPP
RCS
VOICE
EMAIL
WEBCHAT
MESSENGER
DISCOVER
ENGAGE
BUY
USE

Our communications platform empowers businesses of all sizes to create, scale and improve communications through a variety of communication channels. The solutions we offer range from basic APIs to full communication solutions, focused on providing an ideal fit for business requirements based on each use case and industry.
Businesses use our platform to interact with their end-consumers on communication channels such as SMS, voice and IP-based messaging service products (such as WhatsApp) and use our tools to automate, integrate and manage communications for multiple use cases across these channels. For example, some businesses use our visual builder — a tool that enables businesses to draw conversational flows or automation flow through a visual “non-code” interface — to design communication flows, such as chatbots or automated campaigns, without any need for coding skills. Other businesses adopt our communication solutions to manage marketing, customer services or sales teams’ communications.
Our platform, combined with our business model, empowers innovators within every business, by encouraging them to be autonomous and improve to evolve their end-consumer journey without upfront payments and complex systems implementation and integration. We may give businesses free access to our platform for a trial period to allow them test their use cases prior to entering into a contract with us. We continue to improve our average sales cycle (which consists on the period of time starting from our first active interaction with a prospective client until such client enters into a contract with us) and expedite the adoption of our solutions by customers. Our average overall sales cycle was 14 days in the first quarter of 2021, compared to 19 days in 2020 and 37 days in 2019. For small- and medium-sized companies, our average sales cycle was 7 days in the first quarter of 2021, compared to 11 days (small-sized companies) and 14 days (medium-sized companies) in 2020 and 15 days (small-sized companies) and 33 days (medium-sized companies) in 2019. For large companies, we also experienced considerable improvement in terms of average sales cycle from 63 days in 2019 to 30 days in 2020 and 39 days in the first quarter of 2021. We believe our frictionless sales process strategy for smaller businesses increases our conversion rate when compared to our competitors as most of them need a salesperson available for every customer contact and we do not.

We believe we are well-positioned to continue our accelerated growth while maintaining a low cost of acquisition, based on our “self-service” platform, i.e., customers can directly acquire and use our services without interaction with our sales or support team, which allows sales channel partners to integrate some of our platform capabilities in their software to improve the offering of their products together with our cross-selling opportunities.
Our business model is based primarily on interactions volume, which means our revenues scale as our customers increase their usage of our platform, while just a small share of our revenues are derived from subscriptions and project implementation services. As businesses increasingly adopt our platform with new use cases or for other aspects of their business, we have increased revenues and customer retention levels, resulting in a net revenue expansion rate of 109.3% and 112.8% year-over-year as of March 31, 2021 and December 31, 2020 (or 118.0% and 119.7% giving pro forma effect to the Sirena Acquisition and the D1 Acquisition), compared to a net revenue expansion rate of 117.1% and 116.8% year-over-year as of December 31, 2019 and 2018, respectively.
For a detailed description of the products we offer our customers, see “Business and Industry — Our Products.”
Our Competitive Advantages
We believe we have achieved our leadership position in Latin America as a result of the following core competitive advantages:
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Composable Communications Platform:   We are a communications enabler company focused on providing the building blocks to compose communications solutions for businesses and APIs that may be integrated into business applications. We believe that our developers are able to build a very wide range of use cases.

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Comprehensive Platform with Highly Efficient Sales Channels:   We offer a breadth of functionality, including voice and messaging communication that may be used across a range of devices. While businesses can rely on one of our sales channel partners to assist them with their implementation, SMBs can start using them within days of their implementation using our “self-service” platform. We classify our customers by segment according to their potential interaction volumes, employing an efficient sales channel strategy for each customer size.

•
Easy Adoption:   Our platform may be adopted one use case at a time, which reduces the sales and adoption cycle. We may give businesses a trial period to allow them to build trust with us and adopt our platform. This approach eliminates upfront costs for our customers and minimizes technical implementation and integration complexities that typically hinder innovation.

•
Easy to Scale:   With easy to use products with a high velocity to scale, our platform allows our customers to scale up or down without interruptions and delays caused by required applications redesign or communications infrastructure restructurings. Our platform is user friendly and we have been experiencing a continuous increase in its adoption by customers. The share of our customer base using more than one product increased from 1.8% in December 2019 to (i) 6.8% (excluding Sirena) and 17.5% (including Sirena) in December 2020 and (ii) 21.1% (including Sirena) in March 2021.

•
Reliability and Solid Reputation:   Our platform consists of fault-tolerant systems that have enabled our customers to avoid any significant failures or downtime, making it reliable and robust.

•
Long Tail Go-to-Market:   Our low entry price and “self-service” platform allow small businesses to acquire and use our solutions with or without onboarding team support. Our market has high margins and a large addressable market and small businesses can increasingly acquire our products through our “self-service” platform. In recent years, we have successfully automated SMS messaging at a rate of up to 5,350 messages per customer. We plan to continue evolving the process to improve our monthly automated SMS messages and include other products such as Voice, WhatsApp, customer service using chat, amongst others, and plan to simplify onboarding and automation in the future.

Our Growth Strategy
Our growth strategy is based on:
•
Deepening Our Technology Leadership:   We plan to significantly invest in our technology platform by adding new software capabilities, including new solutions (e.g., commerce), tools (e.g., payments) and communication channels (e.g., new messaging apps). The combination of these solutions, tools and channels will enable us to provide new use cases to our customers and reinforce our one-stop shop market position in digital communications.

•
Increasing Spend within Our Customer Base:   We plan to invest in initiatives to improve our customers’ spending on our products and services, including new offers and incentives for upselling and cross-selling and better customer education, and invest in improved processes to increase usage of our platform, offers related to customer needs, and also improve our ability to integrate external systems in order to make it easy for our customers to connect their internal systems with our platform. We believe that each communication channel that we enable on our platform results in an upsell and cross-sell opportunity with a self-service acquisition journey and as our platform allows us to develop new products quickly and integrates the user journey by a same interface, we can use our software as a products showcase to incentivize users to adopt our offerings.

•
Accelerating Our Customer Acquisition Strategy:   Based on a pay-as-you-go model, we plan to accelerate our customer acquisition strategy to increase new customers in the markets in which we operate.

•
Pursuing Targeted Acquisitions of Products and Technologies:   We have a track record of successfully acquiring and integrating businesses and technologies that have provided us with new product offerings and capabilities and helped us to penetrate new markets. We may increase our geographic footprint by expanding our addressable market and pursuing acquisitions or strategic investments in businesses to strengthen our presence in the region. On July 24, 2020, we completed the acquisition of Sirena, a startup that offers communication solutions for sales teams via WhatsApp. We intend to continue to explore potential acquisitions and make targeted acquisitions that complement and strengthen our product portfolio and capabilities or provide us with access to new markets.

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Increasing and Deepening Our Pan-Latin American Presence:   We believe a substantial market opportunity exists for us to increase our international footprint across all of our product lines. We plan to invest in our regional expansion in Latin America so we can benefit from our strong brand recognition and scale the benefits of that market.

•
Scaling Our Go-to-Market Strategy:   We plan to scale our go-to-market strategy by enhancing our indirect sales channel, which includes digital agencies, system integrators and software sales channel companies. It leverages our platform with additional services, know-how and offerings to educate the market about improving customer experiences with multi-channel communications and makes our products and processes more attractive for a larger target market. See “Business and Industry — Sales and Marketing.”

Our Corporate Structure
The following chart presents our corporate structure, including controlling shareholders and subsidiaries immediately after the completion of this offering assuming no exercise of the underwriters’ option to purchase additional Class A common shares and after giving effect to the consummation of the D1 Acquisition and the delivery of Class A common shares to certain shareholders of D1 and Sirena.

(1)
Includes Spectra I FIP Multiestratégia Investimento No Exterior and Spectra II FIP Multiestratégia Investimento No Exterior.

(2)
Certain parties are expected to receive Class A common shares as consideration in connection with the acquisition of Sirena and D1 by Zenvia Brazil. For further information about the Sirena Acquisition and the D1 Acquisition, see “Presentation of Financial and Other Information — D1 Acquisition, Sirena Acquisition and Related Financial Statements.”

(3)
The D1 Acquisition is subject to the satisfaction or waiver of certain closing conditions set forth in the definitive agreements governing this transaction, including the consummation of this offering. To the extent these conditions are not satisfied or waived or to the extent we do not consummate this offering, we may not complete the D1 Acquisition. See “Risk Factors — Certain Risks Relating to Our Business and Industry — We may pursue strategic acquisitions or investments which may divert our management’s attention and result in reduced cash levels, increased indebtedness or dilution to our shareholders. The failure of an acquisition or investment to produce the anticipated results, the failure to consummate a pending acquisition (including the D1 Acquisition), or the inability to integrate an acquired company fully, could adversely affect our business.”

Corporate Information
Our principal executive office is located at Avenida Paulista, 2300, 18th Floor, Suites 182 and 184, São Paulo, São Paulo, CEP 01310-300, Brazil. Our registered office is located at Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman KYI-1104, Cayman Islands. Our investor relations website is https://investors.zenvia.com. Information contained on our website, any other website referred to in this prospectus or accessible through our website or any other website referred to in this prospectus is not incorporated by reference into, and does not form part of, this prospectus, and you should not consider such information to be part of this prospectus or in deciding whether to invest in our Class A common shares.
Recent Developments
Pending D1 Acquisition
In March 2021, Zenvia Brazil entered into certain purchase agreements for the direct and indirect acquisition of 100% of the share capital of D1. D1 is a platform that connects different data sources to enable a single customer view layer, allowing the creation of multichannel communications, generation of variable documents, authenticated message delivery and contextualized conversational experiences.

Upon consummation of the D1 Acquisition, we will also become indirect holders of 100% of the share capital of Smarkio, a wholly-owned subsidiary of D1 and a cloud-based company that combines an automated marketing platform through chatbots with a platform for creating, integrating and processing conversational interfaces that can be used by developers and business users.
The D1 Acquisition is subject to the satisfaction or waiver of certain closing conditions set forth in the definitive agreements governing this transaction, including the consummation of this offering. To the extent these conditions are not satisfied or waived or to the extent we do not consummate this offering, we may not complete the D1 Acquisition. See “Risk Factors — Certain Risks Relating to Our Business and Industry — We may pursue strategic acquisitions or investments which may divert our management’s attention and result in reduced cash levels, increased indebtedness or dilution to our shareholders. The failure of an acquisition or investment to produce the anticipated results, the failure to consummate a pending acquisition (including the D1 Acquisition), or the inability to integrate an acquired company fully, could adversely affect our business.” For further information regarding the D1 Acquisition, see “Presentation of Financial and Other Information — D1 Acquisition, Sirena Acquisition and Related Financial Statements.”
We plan to use US$62 million (equivalent to R$312 million using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021) from the proceeds of this offering to pay the consideration payable in cash to acquire D1. See “Use of Proceeds.”
API for Instagram
In June 2021, we added the newly released Facebook API for Instagram to our channels portfolio. Instagram is a relevant communication tool of choice for marketers and small and medium-sized businesses alike. With this new channel integrated to our Zenvia Chat and Sirena solutions, our customers will be able to centralize their Instagram conversations with end-customers in a single inbox, securing end-customers information and making their engagement easier, or simply acquire API for Instagram from us and integrate it to their current systems to engage current and new customers.
COVID-19
As a result of the global outbreak of a novel strain of coronavirus, or COVID-19, unprecedented economic uncertainties have arisen that continue to have an adverse impact on global economic and market conditions, including in Brazil. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, and the Brazilian federal government declared a national emergency with respect to COVID-19. In addition, state and municipal authorities in Brazil suspended a variety of economic activities as part of measures to mitigate the spread of the virus.
The global impact of the COVID-19 outbreak has rapidly evolved and it presents material uncertainty and risk with respect to our future performance and financial results. In response to the COVID-19 outbreak, we have implemented several measures aimed at safeguarding the health of our employees and the stability of our operations, including: (1) the implementation of remote work arrangements; (2) restrictions on all business travel and the postponement or cancellation of other planned events or their shift to virtual-only experiences, (3) the development of wellbeing and work life balance initiatives; (4) the provision of a utilities stipend to assist our employees with increased cost of electricity, internet and other expenses resulting from remote work arrangements, and (5) increased communication with our employees, keeping them informed of the impacts of COVID-19 on their health. In addition, we have retained all of our employees during the COVID-19 pandemic and continued to hire personnel.
In the context of the COVID-19 pandemic, in order to help small and medium entrepreneurs who needed to adapt quickly to this new reality, we made available our multichannel service tool free of monthly fees from April through July 2020, which gave them access to Zenvia Chat, our customer service software, and serve their clients through several communication channels, such as e-mail, Facebook Messenger, Mercado Livre, Telegram and website, among others. In partnership with Neoway, and in light of the risk of a systemic crises resulting from the high demand of health care systems resulting from the COVID-19 pandemic, we developed a screening chatbot where each individual can answer questions on their own cell phone / computer. According to the symptoms presented by the user, our chatbot provides a recommendation, following the protocol developed by the Telemedicine University of Rio Grande do Sul. If the

recommendation is to go to the hospital, the chatbot locates the nearest health posts and hospitals, using a geolocation system. This technology is available completely free of charge to any public agency that wants to use it.
The COVID-19 pandemic is also having an impact on our customers (and prospective customers) behavior as it is accelerating their digitalization plans, which creates opportunities for us, particularly for our IP-based messaging service products offerings (such as WhatsApp). Nonetheless, in the six months ended June 30, 2020, we suffered an impact as we believe that our sales would have been higher in the absence of COVID-19 pandemic, and such impact may continue for the duration of the COVID-19 pandemic. For example, certain of our customers reduced the usage of our SMS text messaging services in April as a cost-saving initiative designed to mitigate the impacts of COVID-19 pandemic on their businesses. We continue to monitor the impact of the COVID-19 pandemic on our business and the well-being of our employees.
For further information, please see “Risk Factors — Certain Risks Relating to Our Business and Industry — The outbreak of highly communicable diseases worldwide, such as the global coronavirus (COVID-19) pandemic, may lead to greater volatility in the global financial and capital markets resulting in an economic slowdown that may adversely affect our business, results of operations, financial performance and the trading price of our Class A common shares.”
Zenvia Anywhere
In October 2020, we announced our plan to implement Zenvia Anywhere, a permanent remote work arrangement for our employees for an indefinite period of time. The concept of a remote work arrangement for our employees started as a safety measure resulting from the COVID-19 pandemic; however, based on positive employee feedback and our initiatives to attract talent no matter an individual’s physical location and to build a global team mentality, we decided to fully transition our employees to remote work with Zenvia Anywhere. As part of the Zenvia Anywhere program, we provide employees with financial assistance to assist them with the increased cost of electricity, internet and other expenses resulting from a compulsory remote work arrangement. We also provide employees with financial assistance for the setup of their home office. We expect to use any net cost-savings as a result of Zenvia Anywhere for teambuilding activities, employee and leadership training, the modernization of our São Paulo headquarters and the possibility of coworking remotely around the world.
Summary of Risk Factors
An investment in our Class A common shares is subject to a number of risks, including risks relating to our business and industry, risks related to Brazil and risks related to the offering and our Class A common shares. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.
Risks relating to our business and industry
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The market for our products and platform is relatively new and unproven, may decline or experience limited growth and is dependent on businesses continuing to adopt our platform and use our products. If our market does not experience significant growth or demand for our products decreases, our business, results of operations and financial condition could be materially adversely affected.

•
A substantial percentage of our revenue is generated from our SMS text messaging service and a reduction in our revenue from this service could materially adversely affect our operation results, cash flows and liquidity. As a result, a reduction in revenue from this source of income, whether due to increased competition, cost increase from network service providers, adverse market conditions or a general reduction in demand for SMS text messaging services or other factors (including our inability to generate revenue from the other products we offer to our customers), could materially adversely affect our operational results, cash flows and liquidity.

•
A significant portion of our revenue is currently concentrated on our outlier customers and an economic slowdown affecting these customers could lead to decreased demand for our products and services, which could adversely affect us. Therefore, a slowdown in the industries in which such customers are concentrated due to market forces, macroeconomic conditions or regulatory changes could result in decreased demand for our products and services.
•
The outbreak of highly communicable diseases worldwide, such as the global coronavirus (COVID-19) pandemic, may lead to greater volatility in the global financial and capital markets resulting in an economic slowdown that may adversely affect our business, results of operations, financial performance and the trading price of our Class A common shares. Although the duration and severity of the COVID-19 outbreak and the degree of its impact on our business is uncertain and difficult to predict, compliance with social distancing and shelter-in-place measures have already impacted our day-to-day operations.

•
Failure to set optimal prices for our products could adversely impact our business, results of operations and financial condition. This can result in us incurring increased costs that we may be unable or unwilling to pass through to our customers, which could adversely impact our business, results of operations and financial condition.

•
If we cannot keep pace with rapid developments and changes in our industry and fail to continue to acquire new customers, the use of our products and services could cease to grow or decline and, thereby, adversely affect our revenues, business and prospects. Although we believe there is still a growing market for SMS text messaging services, there has been an increase in alternative messaging channels that use data connections.

•
We may face challenges in the expansion of our operations and our offerings into new market segments and/or new geographic regions within and outside of Brazil. As we expand into new market segments or geographies, we will face challenges associated with entering markets in which we have limited or no experience and in which we may not be well-known. Offering our services in new industries or new geographic regions may require substantial expenditures and takes considerable time, and we may not recover our investments in new markets in a timely manner or at all.

•
We may pursue strategic acquisitions or investments which may divert our management’s attention and result in reduced cash levels, increased indebtedness or dilution to our shareholders. The failure of an acquisition or investment to produce the anticipated results, the failure to consummate a pending acquisition (including the D1 Acquisition) or the inability to integrate an acquired company fully, could adversely affect our business.

Risks relating to Brazil
•
The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This involvement as well as Brazil’s political, regulatory, legal and economic conditions could harm us and the price of our Class A common shares. We and the market price of our securities may be harmed by changes in Brazilian government policies, as well as general economic factors.

•
The ongoing economic uncertainty and political instability in Brazil, including as a result of ongoing investigations, may harm us and the price of our Class A common shares. Brazil’s political environment has historically influenced, and continues to influence, the performance of the country’s economy. Political crises have affected and continue to affect the confidence of investors and the general public, which have historically resulted in economic deceleration and heightened volatility in the securities offered by companies with significant operations in Brazil.

•
Inflation and certain measures by the Brazilian government to curb inflation have historically harmed the Brazilian economy and Brazilian capital markets, and high levels of inflation in the future would harm our business and the price of our Class A common shares. Inflation, policies adopted to curb inflationary pressures and uncertainties regarding possible future governmental intervention have contributed to economic uncertainty and heightened volatility in the Brazilian capital markets.

•
Exchange rate instability may have adverse effects on the Brazilian economy, us and the price of our Class A common shares. Depending on the circumstances, either devaluation or appreciation of the real relative to the U.S. dollar and other foreign currencies could restrict the growth of the Brazilian economy, as well as affecting our business, results of operations and profitability.

•
Infrastructure and workforce deficiency in Brazil may impact economic growth and have a material adverse effect on us. Our performance depends on the overall health and growth of the Brazilian economy.

Risks relating to this offering and our Class A common shares
•
There is no existing market for our common shares, and we do not know whether one will develop to provide you with adequate liquidity. If our share price fluctuates after this offering, you could lose a significant part of your investment. Prior to this offering, there has not been a public market for our Class A common shares. If an active trading market does not develop, investors may have difficulty selling any of our Class A common shares that they buy.

•
The market price of our shares may be volatile or may decline sharply or suddenly, regardless of our operating performance, and we may not be able to meet investors’ or analysts’ expectations. You may not be able to resell your shares for the initial offer price or above it and you may lose all or part of your investment. We cannot guarantee that the market price after this offering will be equal to or higher than prices in private traded transactions of our common shares that occurred from time to time prior to the offering.

•
Our controlling shareholders will, in the aggregate, own 100% of our outstanding Class B common shares, which represent approximately 94.76% of the voting power of our issued capital and 64.39% of our total equity ownership following the offering, and will control all matters requiring shareholder approval. Our controlling shareholders also have the right to nominate the totality of our board of directors and consent rights over certain corporate transactions. This concentration of ownership limits your ability to influence corporate matters.

•
The disparity in voting rights among classes of our shares may have a potential adverse effect on the price of our Class A common shares, and may limit or preclude your ability to influence corporate matters. Given the ten-to-one voting ratio between our Class B ordinary and Class A common shares, the holders of our Class B common shares collectively will continue to control a majority of the combined voting power of our shares and therefore be able to control all matters submitted to our shareholders so long as the Class B common shares represent at least 9.1% of all outstanding shares of our Class A ordinary and Class B common shares in addition to certain other rights to which our controlling shareholders are entitled (see risk factor immediately above and “Description of Share Capital”).

•
Our status as a controlled company and a foreign private issuer exempts us from certain of the corporate governance standards of the Nasdaq, limiting the protections afforded to investors. Accordingly, you will not have the same protections provided to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Emerging Growth Company Status
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual revenues of at least US$1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares that is held by non-affiliates exceeds US$700.0 million as of the prior June 30, and (2) the date on which we have issued more than US$1.07 billion in non-convertible debt during the prior three-year period. As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies in the United States that are not emerging growth companies including, but not limited to, exemptions from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and any Public Company Accounting Oversight Board, or PCAOB, rules, including any future audit rule promulgated by the PCAOB (unless the SEC determines otherwise). Accordingly, the information about us available to you will not be the same as, and may be more limited than, the information available to shareholders of a non-emerging growth company. In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised U.S. GAAP accounting standards until such time as those standards apply to private companies. Given that we currently report and expect to continue to report under IFRS as issued by the IASB, we will not be able to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.
Conventions Used in this Prospectus
Except as otherwise indicated or the context requires, all information in this prospectus assumes:
•
an initial public offering price of US$     per Class A common share, the midpoint of the estimated offering price range per Class A common share set forth on the cover page of this prospectus; and

•
no exercise by the underwriters of their option to purchase up to 1,936,364 additional Class A common shares from us, in connection with the offering.

The Offering
This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our Class A common shares. You should carefully read this entire prospectus before investing in our Class A common shares including “Risk Factors” and our audited consolidated financial statements, our unaudited pro forma condensed financial information and the historical audited financial statements of Sirena, D1, Smarkio and their respective notes thereto included elsewhere in this prospectus.
Issuer
Zenvia Inc.
Class A common shares offered by us
12,909,091 Class A common shares (or 14,845,455 Class A common shares if the underwriters exercise in full their option to purchase additional Class A common shares from us).
Offering price range
Between US$     and US$     per Class A common share.
Voting rights
The Class A common shares will be entitled to one vote per share, whereas the Class B common shares (which are not being sold in this offering) will be entitled to 10 votes per share.
Each Class B common share may be converted into one Class A common share at the option of the holder.
If, at any time, the voting power of outstanding Class B common shares represents less than 10% of the aggregate voting power of the Class A common shares and Class B common shares then outstanding, then each Class B common share will convert automatically into one Class A common share.
In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, except for certain transfers to other holders of Class B common shares or their affiliates as described under “Description of Share Capital — Conversion.”
Holders of Class A common shares and Class B common shares will vote together as a single class on all matters unless otherwise required by law and subject to certain exceptions set forth in our Articles of Association as described under “Description of Share Capital — Voting Rights.”
Upon consummation of this offering, assuming no exercise of the underwriters’ option to purchase additional Class A common shares, (1) holders of Class A common shares will hold approximately 5.24% of the combined voting power of our outstanding common shares and approximately 35.61% of our total equity ownership and (2) holders of Class B common shares will hold approximately 94.76% of the combined voting power of our outstanding common shares and approximately 64.39% of our total equity ownership.
If the underwriters exercise their option to purchase additional Class A common shares in full, (1) holders of Class A common shares will hold approximately 5.97% of the combined voting power of our outstanding common shares and approximately 38.82% of our total equity ownership and (2) holders of Class B common shares will hold approximately 94.03% of the combined voting power of our outstanding common shares and approximately 61.18% of our total equity ownership.
The rights of the holders of Class A common shares and Class B common shares are identical, except with respect to voting, conversion, pre-emptive rights and transfer restrictions applicable to the Class B common shares, and holders of Class B common shares are entitled to preemptive rights to purchase additional Class B common shares in the event that additional Class A common shares are issued, upon the same economic terms and at the same price, in order to maintain such holder’s proportional ownership interest in us. See “Description of Share Capital” for a description of the material terms of our common shares and the difference between Class A and Class B common shares.
Option to purchase additional Class A common shares
We have granted the underwriters the right to purchase up to an additional 1,936,364 Class A common shares from us within 30 days of the date of this prospectus, at the public offering price, less underwriting discounts and commissions, on the same terms as set forth in this prospectus.
Listing
Our Class A common shares have been approved for listing on the Nasdaq under the symbol “ZENV.”
Use of proceeds
We estimate that the net proceeds to us from the offering will be approximately (1) US$     million (or approximately US$     million after deducting cash-based payment bonuses expected to be made to certain of our officers and employees as a result of the consummation of this offering), or (2) US$     million if the underwriters exercise in full their option to purchase additional Class A common shares (or approximately US$     million after deducting cash-based payment bonuses expected to be made to certain of our officers and employees as a result of the consummation of this offering), in each case, assuming an initial public offering price of US$     per Class A common share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use US$62 million (equivalent to R$312 million using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021) of the net proceeds from this offering to pay the consideration payable in cash to acquire D1, and for any remaining net proceeds, general corporate purposes, which may include investments for the development of software, products or technologies, investments in the international expansion of our operations, funding opportunistic mergers, acquisitions or investments in complementary businesses, and maintaining liquidity. We will have broad discretion in allocating a portion of the net proceeds from this offering. See “Use of Proceeds.”
Share capital before and after offering
As of the date of this prospectus, our authorized share capital is US$50,000 consisting of 1,000,000,000 shares of par value US$0.00005 each. Of those authorized shares, (1) 500,000,000 are designated as Class A common shares, (2) 250,000,000 are designated as Class B common shares, and (3) 250,000,000 are as yet undesignated and may be issued as common shares or shares with preferred rights.
Immediately after the offering, we will have 13,108,801 Class A common shares outstanding and 23,708,300 Class B common shares outstanding, assuming no exercise of the underwriters’ option to purchase additional class A common shares.
Dividend policy
The amount of any distributions will depend on many factors, such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and shareholders. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. See “Dividends and Dividend Policy.”
Lock-up agreements
We, all of our directors, officers and substantially all of our shareholders have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the 180-day period following the date of this prospectus. Members of our board of directors and our executive officers have agreed to substantially similar lock-up provisions, subject to certain exceptions. See “Underwriting.”
Risk factors
See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our Class A common shares.
Cayman Islands exempted company with limited
liability
We are a Cayman Islands exempted company with limited liability. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (1) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (2) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (3) directors should not properly fetter the exercise of future discretion; (4) duty to exercise powers fairly as between different sections of shareholders; (5) duty to exercise independent judgment; and (6) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Our Articles of Association have varied this last obligation by providing that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. In comparison, under the Delaware General Corporation Law, a director of a Delaware corporation owes fiduciary duties to the corporation and its stockholders comprised of the duty of care and the duty of loyalty. Such duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. See “Description of Share Capital — Principal Differences between Cayman Islands and U.S. Corporate Law.”
Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to the underwriters to purchase up to additional 1,936,364 Class A common shares in connection with the offering.

Summary Financial and Other Information
The following tables set forth summary consolidated historical financial data for Zenvia Brazil as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 and as of and for the years ended December 31, 2020, 2019 and 2018 and summary unaudited pro forma financial data as of and for the three months ended March 31, 2021 and for the year ended December 31, 2020. Summary consolidated historical financial data has been derived from our unaudited interim condensed consolidated financial statements and our audited consolidated financial statements, included elsewhere in this prospectus. The financial results of Sirena are consolidated in our historical results since July 24, 2020. See “Presentation of Financial and Other Information.”
Summary unaudited pro forma financial data included below has been derived from the unaudited pro forma condensed financial information included elsewhere in this prospectus. The unaudited pro forma condensed financial information for the three months ended March 31, 2021 included below gives pro forma effect to, among other events, the D1 Acquisition by us as if it had occurred as of January 1, 2021. The unaudited pro forma condensed financial information for the year ended December 31, 2020 included below gives pro forma effect to, among other events, the Sirena Acquisition and the D1 Acquisition by us as if they had occurred as of January 1, 2020. See Unaudited Pro Forma Condensed Financial Information.” The unaudited pro forma condensed financial information does not purport to represent what our actual consolidated results of operations would have been had these acquisitions actually occurred on the date indicated, nor are they indicative of future consolidated results of operations or financial condition. The summary unaudited interim condensed consolidated historical financial data, audited consolidated historical financial data and the summary unaudited pro forma condensed financial data should be read in conjunction with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Financial Information,” our unaudited interim condensed consolidated financial statements, our audited consolidated financial statements and the historical audited financial statements of Sirena, D1 and Smarkio, including the notes thereto, included elsewhere in this prospectus.
Consolidated Statements of Profit or Loss for the Three Months Ended March 31, 2021 and 2020 and Pro Forma Condensed Statements of Profit or Loss for the Three Months Ended March 31, 2021
	Historical Zenvia Brazil			Total Zenvia Pro Forma(1)
	Three months ended March 31,			Three months ended March 31,
	2021(2)	2021(2)	2020	2021	2021
	(in US$)(3)	(in R$)	(in R$)	(in US$)(3)	(in R$)
	(in thousands)
Revenue	21,535	122,693	93,436	24,950	142,150
Cost of services(4)	(16,218)	(92,400)	(67,532)	(18,720)	(106,656)
Gross profit	5,317	30,293	25,904	6,230	35,494
Selling and marketing expenses(5)	(2,699)	(15,378)	(6,772)	(3,159)	(17,995)
Administrative expenses(4)(5)	(5,743)	(32,722)	(12,031)	(20,645)	(117,621)
Research and development expenses(5)	(879)	(5,009)	(2,839)	(879)	(5,009)
Allowance for credit losses	(279)	(1,590)	407	(279)	(1,590)
Other income and expenses, net	18	108	53	48	275
Operating profit	(4,265)	(24,298)	4,722	(18,684)	(106,446)
Finance costs	(3,100)	(17,659)	(1,746)	(3,394)	(19,336)
Finance income	514	2,926	1,560	532	3,032
Net finance costs	(2,586)	(14,733)	(186)	(2,862)	(16,304)
Profit (loss) before income tax and social contribution	(6,851)	(39,031)	4,536	(21,545)	(122,750)
Deferred income tax and social contribution	1,865	10,626	44	3,531	20,120
Current income tax and social contribution	(12)	(70)	(1,647)	(249)	(1,416)
Profit (loss) for the year	(4,998)	(28,475)	2,933	(18,262)	(104,046)

(1)
For a discussion of our unaudited pro forma condensed statements of profit or loss and related notes, see “Unaudited Pro Forma Condensed Financial Information.”

(2)
Since the D1 Acquisition has not been consummated, its results have not been consolidated into our results of operations to date.

(3)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

(4)
Includes amortization of intangible assets acquired from business combinations allocated as follows:

	Historical Zenvia Brazil Three months ended March 31,
	2021	2021	2020
	(in US$)(*)	(in R$)	(in R$)
	(in thousands)
Cost of services	551	3,142	—
Administrative expenses	496	2,823	2,970
Total	1,047	5,965	2,970

*
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

(5)
Includes compensation expenses negotiated in connection with business combination transactions allocated as follows:

	Historical Zenvia Brazil Three months ended March 31,
	2021	2021	2020
	(in US$)(*)	(in R$)	(in R$)
	(in thousands)
Selling and marketing expenses	105	596	781
Research and development expenses	105	596	781
Administrative expenses	890	5,075	—
Total	1,100	6,267	1,562

*
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

Note:
The Total Voice acquisition purchase agreement provided for a cash upfront payment of R$2,015 thousand on closing date. Following the acquisition, Total Voice former shareholders that remained working with us are eligible to receive additional compensation of up to R$23,327 thousand to be paid in 2021, calculated based on the contribution margins generated by our voice solutions for the period of time set forth under the share purchase agreement and based on certain conditions, including their continued employment with us. For the three months ended March 31, 2021, an expense was recorded in the amount of R$1,192 thousand related to the estimated compensation payable to these individuals. Also, the Sirena acquisition purchase agreement provided for a cash upfront payment of US$10,923 thousand made on closing date (which amounted to R$56,961 thousand on such date) and US$392 thousand (R$2,045 thousand using the Central Bank selling exchange rate published on January 24, 2021) which was paid on January 24, 2021 to Sirena shareholders. Following such acquisition, former Sirena shareholders are eligible to additional payments of up to US$13,584 thousand (R$70,835 thousand using the Central Bank selling exchange rate published on July 24, 2020 at closing date) payable in three installments (6, 12 and 24 months following the closing date of the Sirena Acquisition). In addition, former Sirena shareholders that remained working with us are eligible to receive additional compensation of up to US$5,514 thousand (R$31,415 thousand using the Central Bank selling exchange rate published on March 31, 2021) to be paid in two installments (12 and 24 months following the closing date of the Sirena Acquisition), calculated based on the gross margin generated by Sirena’s solutions for the period of time set forth under the share purchase agreement and based on certain conditions, including their continued employment with us. As of March 31, 2021, an expense was recorded in the amount of R$5,075 thousand in connection with such obligations. See “Business and Industry — Recent Acquisitions.”

Consolidated Statements of Profit or Loss for the Years Ended December 31, 2020, 2019 and 2018 and Pro Forma Condensed Statements of Profit or Loss for the Year Ended December 31, 2020
					Total Zenvia Pro Forma(1)
	Historical Zenvia Brazil Year ended December 31,				Year ended December 31,
	2020(2)	2020(2)	2019	2018	2020	2020
	(in US$)(3)	(in R$)	(in R$)	(in R$)	(in US$)(3)	(in R$)
	(in thousands)
Revenue	75,422	429,701	354,035	276,380	86,439	492,470
Cost of services(4)	(57,197)	(325,870)	(260,786)	(186,084)	(65,345)	(372,292)
Gross profit	18,225	103,831	93,249	90,296	21,094	120,178
Selling and marketing expenses(5)	(5,896)	(33,589)	(26,018)	(18,241)	(9,971)	(56,806)
Administrative expenses(4)(5)	(12,579)	(71,667)	(40,868)	(35,683)	(32,707)	(186,339)
Research and development expenses(5)	(2,745)	(15,637)	(9,832)	(3,931)	(2,745)	(15,637)
Gain on bargain purchase	—	—	2,479	—	—	—
Allowance for credit losses	(738)	(4,205)	(3,733)	(2,287)	(802)	(4,568)
Other income and expenses, net	(147)	(840)	4,473	96	(637)	(3,629)
Operating profit	(3,880)	(22,107)	19,750	30,250	(25,767)	(146,801)
Finance costs	(4,665)	(26,580)	(6,811)	(7,352)	(5,393)	(30,727)
Finance income	3,373	19,217	4,239	3,446	3,448	19,647
Net finance costs	(1,292)	(7,363)	(2,572)	(3,906)	(1,945)	(11,080)
Profit (loss) before income tax and social contribution	(5,173)	(29,470)	17,178	26,344	(27,711)	(157,881)
Deferred income tax and social contribution	1,488	8,480	(3,186)	(3,457)	5,374	30,618
Current income tax and social contribution	(77)	(441)	(148)	(3,022)	(708)	(4,031)
Profit (loss) for the year	(3,762)	(21,431)	13,844	19,865	(23,045)	(131,294)

(1)
For a discussion of our unaudited pro forma condensed statements of profit or loss and related notes, see “Unaudited Pro Forma Condensed Financial Information.”

(2)
We started to consolidate Sirena’s results of operations as of July 24, 2020 upon consummation of its acquisition by us. Since the D1 Acquisition has not been consummated, its results have not been consolidated into our results of operations to date.

(3)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

(4)
Includes amortization of intangible assets acquired from business combinations allocated as follows:

	Historical Zenvia Brazil Year ended December 31,
	2020(*)	2020(*)	2019	2018
	(in US$)(**)	(in R$)	(in R$)	(in R$)
	(in thousands)
Cost of services	(1,236)	(7,042)	(653)	—
Administrative expenses	(1,486)	(8,468)	(11,087)	(11,044)
Total	(2,722)	(15,510)	(11,740)	(11,044)

*
We started to consolidate Sirena’s results of operations as of July 24, 2020 upon consummation of its acquisition by us.

**
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.
(5)
Includes compensation expenses negotiated in connection with business combination transactions allocated as follows:

	Historical Zenvia Brazil Year ended December 31,
	2020(*)	2020(*)	2019	2018
	(in US$)(**)	(in R$)	(in R$)	(in R$)
	(in thousands)
Selling and marketing expenses	(692)	(3,941)	(2,615)	—
Research and development expenses	(692)	(3,941)	(2,615)	—
Administrative expenses	(1,550)	(8,833)	—	—
Total	(2,934)	(16,715)	(5,230)	—

*
We started to consolidate Sirena’s results of operations as of July 24, 2020 upon consummation of its acquisition by us.

**
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

Note:
The Total Voice acquisition purchase agreement provided for a cash upfront payment of R$2,015 thousand on closing date. Following the acquisition, Total Voice former shareholders that remained working with us are eligible to receive additional compensation of up to R$23,327 thousand to be paid in 2021, calculated based on the contribution margins generated by our voice solutions for the period of time set forth under the share purchase agreement and based on certain conditions, including their continued employment with us. For the year ended December 31, 2020, a provision was recorded in the amount of R$7,882 thousand related to the estimated compensation payable to these individuals. Also, the Sirena acquisition purchase agreement provided for a cash upfront payment of US$10,923 thousand made on closing date (which amounted to R$56,961 thousand on such date) and US$392 thousand (R$2,045 thousand using the Central Bank selling exchange rate published on January 24, 2021) which was paid on January 24, 2021 to Sirena shareholders. Following such acquisition, former Sirena shareholders are eligible to additional payments of up to US$13,584 thousand (R$70,835 thousand) payable in three installments (6, 12 and 24 months following the closing date of the Sirena Acquisition). In addition, former Sirena shareholders that remained working with us are eligible to receive additional compensation of up to US$5,514 thousand (R$28,752 thousand using the Central Bank selling exchange rate published on December 31, 2020) to be paid in two installments (12 and 24 months following the closing date of the Sirena Acquisition), calculated based on the gross margin generated by Sirena’s solutions for the period of time set forth under the share purchase agreement and based on certain conditions, including their continued employment with us. As of December 31, 2020, a provision was recorded in the amount of R$8,833 thousand in connection with such obligations. See “Business and Industry — Recent Acquisitions.”

Selected Items from Consolidated Statement of Financial Position as of March 31, 2021
	Historical Zenvia Brazil		Total Zenvia Pro Forma(1)
	As of March 31,		As of March 31,
	2021	2021	2021	2021
	(in US$)(2)	(in R$)	(in US$)(2)	(in R$)
	(in thousands)
Cash and cash equivalents	16,817	95,812	112,136	638,871
Total current assets(3)	37,476	213,513	135,949	774,544
Total non-current assets	51,687	294,479	193,216	1,100,809
Total assets	89,163	507,992	329,165	1,875,353
Total current liabilities	37,783	215,265	39,964	227,686
Total non-current liabilities	36,049	205,379	85,563	487,480
Total liabilities	73,832	420,644	125,527	715,166
Total equity	15,331	87,348	203,638	1,160,187
Total liabilities and equity	89,163	507,992	329,165	1,875,353

(1)
For a discussion of our unaudited pro forma condensed statement of financial position and related notes, see “Unaudited Pro Forma Condensed Financial Information.”

(2)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

(3)
Includes cash and cash equivalents.

Selected Items from Consolidated Statement of Financial Position as of December 31, 2020, 2019 and 2018
	Historical Zenvia Brazil As of December 31,
	2020(1)	2020(1)	2019	2018
	(in US$)(2)	(in R$)	(in R$)	(in R$)
	(in thousands)
Cash and cash equivalents	10,528	59,979	12,342	50,676
Total current assets(3)	27,151	154,686	79,089	104,281
Total non-current assets	52,335	298,168	169,894	168,083
Total assets	79,486	452,854	248,983	272,364
Total current liabilities	39,745	226,438	74,777	73,717
Total non-current liabilities	19,495	111,068	74,869	50,153
Total liabilities	59,240	337,506	149,646	123,870
Total equity	20,246	115,348	99,337	148,494
Total liabilities and equity	79,486	452,854	248,983	272,364

(1)
We started to consolidate Sirena’s results of operations as of July 24, 2020 upon consummation of its acquisition by us.

(2)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

(3)
Includes cash and cash equivalents.

Non-GAAP Financial Measures for the Three Months Ended March 31, 2021 and 2020
	Three months ended March 31,
	Historical Zenvia Brazil			Total Zenvia Pro Forma(1)
	2021(2)	2021(2)	2020	2021	2021
	(in US$)(3)	(in R$)	(in R$)	(in US$)(3)	(in R$)
	(in thousands)
Non-GAAP Gross Profit(4)	5,868	33,435	25,904	8,022(8)	45,704(8)
Non-GAAP Operating Profit (Loss)(5)	(1,990)	(11,338)	7,692	(1,751)(9)	(9,974)(9)
EBITDA(6)	(2,862)	(16,306)	9,871	(17,366)(10)	(98,942)(10)
Adjusted EBITDA(7)	(1,634)	(9,311)	9,871	(1,303)(11)	(7,421)(11)

(1)
For a discussion of our unaudited pro forma condensed statements of profit or loss and related notes, see “Presentation of Financial and Other Information” and “Unaudited Pro Forma Condensed Financial Information.”

(2)
Since the D1 Acquisition has not been consummated, its results have not been consolidated into our results of operations to date.

(3)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

(4)
We calculate Non-GAAP Gross Profit as gross profit plus amortization of intangible assets acquired from business combinations. For a reconciliation of Non-GAAP Gross Profit to gross profit, see “Selected Financial and Other Information — Reconciliation of Non-GAAP Financial Measures — Reconciliation of Non-GAAP Gross Profit.”

(5)
We calculate Non-GAAP Operating Profit (Loss) as profit (loss) adjusted by income tax and social contribution (current and deferred) and net finance costs plus amortization of intangible assets acquired from business combinations, gain on bargain purchase, expenses related to branch closing and expenses related to IPO grants. For a reconciliation of Non-GAAP Operating Profit (Loss) to profit (loss), see “Selected Financial and Other Information — Reconciliation of Non-GAAP Financial Measures — Reconciliation of Non-GAAP Operating Profit (Loss).”
(6)
We calculate EBITDA as profit adjusted by income tax and social contribution (current and deferred), net finance costs and depreciation and amortization. For a reconciliation of EBITDA to profit, see “Selected Financial and Other Information — Reconciliation of Non-GAAP Financial Measures — Reconciliation of EBITDA and Adjusted EBITDA.”

(7)
We calculate Adjusted EBITDA as EBITDA plus expenses related to branch closing, gain on bargain purchase and expenses related to IPO grants. For a reconciliation of Adjusted EBITDA to profit (loss), see “Selected Financial and Other Information — Reconciliation of Non-GAAP Financial Measures — Reconciliation of EBITDA and Adjusted EBITDA.”

(8)
We calculate Non-GAAP Pro Forma Gross Profit as pro forma gross profit plus pro forma amortization of intangible assets acquired from business combinations. For a reconciliation of Non-GAAP Pro Forma Gross Profit to gross profit, see “Unaudited Pro Forma Condensed Financial Information — Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Non-GAAP Pro Forma Gross Profit.”

(9)
We calculate Non-GAAP Pro Forma Operating Profit (Loss) as pro forma profit (loss) adjusted by pro forma income tax and social contribution (current and deferred) and pro forma net finance costs plus pro forma amortization of intangible assets acquired from business combinations, pro forma expenses related to branch closing and pro forma expenses related to IPO grants. For a reconciliation of Non-GAAP Pro Forma Operating Profit (Loss) to profit (loss), see “Unaudited Pro Forma Condensed Financial Information — Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Non-GAAP Pro Forma Operating Profit (Loss).”

(10)
We calculate Pro Forma EBITDA as pro forma profit adjusted by pro forma income tax and social contribution (current and deferred), pro forma net finance costs and pro forma depreciation and amortization. For a reconciliation of Pro Forma EBITDA to profit, see “Unaudited Pro Forma Condensed Financial Information — Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Pro Forma EBITDA and Pro Forma Adjusted EBITDA.”

(11)
We calculate Pro Forma Adjusted EBITDA as pro forma EBITDA plus pro forma share-based payment, pro forma expenses related to branch closing and pro forma expenses related to IPO grants. For a reconciliation of Pro Forma Adjusted EBITDA to profit (loss), see “Unaudited Pro Forma Condensed Financial Information — Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Pro Forma EBITDA and Pro Forma Adjusted EBITDA.”

Non-GAAP Financial Measures for the Years Ended December 31, 2020, 2019 and 2018
	Year ended December 31,
	Historical Zenvia Brazil				Total Zenvia Pro Forma(1)
	2020(2)	2020(2)	2019	2018	2020	2020
	(in US$)(3)	(in R$)	(in R$)	(in R$)	(in US$)(3)	(in R$)
	(in thousands)
Non-GAAP Gross Profit(4)	19,461	110,873	93,902	90,296	26,935(8)	153,456(8)
Non-GAAP Operating Profit (Loss)(5)	(656)	(3,739)	29,011	41,294	(1,960)(9)	(11,169)(9)
EBITDA(6)	909	5,180	38,546	44,763	(17,178)(10)	(97,869)(10)
Adjusted EBITDA(7)	1,411	8,038	36,067	44,763	462(11)	2,632(11)

(1)
For a discussion of our unaudited pro forma condensed statements of profit or loss and related notes, see “Presentation of Financial and Other Information” and “Unaudited Pro Forma Condensed Financial Information.”

(2)
We started to consolidate Sirena’s results of operations as of July 24, 2020 upon consummation of its acquisition by us. Since the D1 Acquisition has not been consummated, its results have not been consolidated into our results of operations to date.

(3)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

(4)
We calculate Non-GAAP Gross Profit as gross profit plus amortization of intangible assets acquired from business combinations. For a reconciliation of Non-GAAP Gross Profit to gross profit, see “Selected Financial and Other Information — Reconciliation of Non-GAAP Financial Measures — Reconciliation of Non-GAAP Gross Profit.”

(5)
We calculate Non-GAAP Operating Profit (Loss) as profit (loss) adjusted by income tax and social contribution (current and deferred) and net finance costs plus amortization of intangible assets acquired from business combinations , gain on bargain purchase, expenses related to branch closing and expenses related to IPO grants. For a reconciliation of Non-GAAP Operating Profit (Loss) to profit (loss), see “Selected Financial and Other Information —  Reconciliation of Non-GAAP Financial Measures — Reconciliation of Non-GAAP Operating Profit (Loss).”

(6)
We calculate EBITDA as profit adjusted by income tax and social contribution (current and deferred), net finance costs and depreciation and amortization. For a reconciliation of EBITDA to profit, see “Selected Financial and Other Information —  Reconciliation of Non-GAAP Financial Measures — Reconciliation of EBITDA and Adjusted EBITDA.”
(7)
We calculate Adjusted EBITDA as EBITDA plus expenses related to branch closing, gain on bargain purchase and expenses related to IPO grants. For a reconciliation of Adjusted EBITDA to profit, see “Selected Financial and Other Information — Reconciliation of Non-GAAP Financial Measures — Reconciliation of EBITDA and Adjusted EBITDA.”

(8)
We calculate Non-GAAP Pro Forma Gross Profit as pro forma gross profit plus pro forma amortization of intangible assets acquired from business combinations. For a reconciliation of Non-GAAP Pro Forma Gross Profit to gross profit, see “Unaudited Pro Forma Condensed Financial Information — Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Non-GAAP Pro Forma Gross Profit.”

(9)
We calculate Non-GAAP Pro Forma Operating Profit (Loss) as pro forma profit (loss) adjusted by pro forma income tax and social contribution (current and deferred) and pro forma net finance costs plus pro forma amortization of intangible assets acquired from business combinations, pro forma expenses related to branch closing and pro forma expenses related to IPO grants. For a reconciliation of Non-GAAP Pro Forma Operating Profit (Loss) to profit (loss), see “Unaudited Pro Forma Condensed Financial Information — Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Non-GAAP Pro Forma Operating Profit (Loss).”

(10)
We calculate Pro Forma EBITDA as pro forma profit adjusted by pro forma income tax and social contribution (current and deferred), pro forma net finance costs and pro forma depreciation and amortization. For a reconciliation of Pro Forma EBITDA to profit, see “Unaudited Pro Forma Condensed Financial Information — Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Pro Forma EBITDA and Pro Forma Adjusted EBITDA.”

(11)
We calculate Pro Forma Adjusted EBITDA as pro forma EBITDA plus pro forma share-based payment, pro forma expenses related to branch closing and pro forma expenses related to IPO grants. For a reconciliation of Pro Forma Adjusted EBITDA to profit, see “Unaudited Pro Forma Condensed Financial Information —  Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Pro Forma EBITDA and Pro Forma Adjusted EBITDA.”

Selected Operating Data
The following table sets forth summary information regarding certain of our key performance metrics as of the periods indicated:
	As of March 31, 2021	As of December 31,
		2020	2019	2018
Active customers(1) (#)	10,190	9,442	7,751	5,871
Revenue growth rate	31.3%	21.4%	28.1%	—
Net revenue expansion rate(2)	109.3%	112.8%	117.1%	116.8%

(1)
We believe that the number of our active customers is an important indicator of the growth of our business, the market acceptance of our platform and future revenue trends. We define an active customer as an account (based on an individual taxpayer registration number) at the end of any period that was the source of any amount of revenue for us in the preceding three months. We classify a customer from which we generated no revenue in the preceding three months as an inactive customer.

(2)
We believe that net revenue expansion rate is one of the most reliable indicators of our future revenue trends. Our ability to drive growth and generate incremental revenue depends, in part, on our ability to maintain and grow our relationships with customers to increase their use of our platform. An important way in which we track our performance in this regard is by measuring the net revenue expansion rate for our customer. Our net revenue expansion rate increases, for instance, when (a) customers increase use of a product for the same application, (b) customers increase the use of the same product to new applications, (c) customers adopt new products offered by us; (d) we raise our prices on offered products without change in usage volumes or (e) given that our the net revenue expansion rate is calculated in reais, there is a depreciation of the real vis-à-vis the currency of the countries in which we operate. Our net revenue expansion rate decreases, for instance, when (a) customers cease or reduce usage of a product, (b) we lower our prices on offered products or (c) given that our the net revenue expansion rate is calculated in reais, there is an appreciation of the real vis-à-vis the currency of the countries in which we operate. We believe measuring our net revenue expansion rate on revenue generated from our customer provides a more meaningful indication of the performance of our efforts to increase revenue from existing customers. In order to calculate net revenue expansion, we first select the cohort of customers on a prior trailing twelve months period, sum up the total revenue of these customers for the applicable twelve month period and divide this sum by the sum of the total revenue of these same customers on the prior trailing twelve month period.

RISK FACTORS
An investment in our Class A common shares involves significant risks. Before you decide to invest in our Class A common shares, you should carefully consider all of the information set forth in this prospectus, including the risks described below. Note that an investment in the securities of issuers whose operations are located in emerging market countries such as Brazil involves a higher degree of risk than an investment in the securities of issuers whose operations are located in the United States or other more developed countries. In the event that any of these risks occurs, our business, financial condition, results of operations, cash flows and prospects may be materially adversely affected and, as a result, the value of our Class A common shares may decline and you may lose all or part of your investment. We currently believe that the risks described below are those that may adversely affect us. Additional risks and uncertainties not currently known to us, or that we currently believe to be immaterial, may have a material adverse effect on us in the future.
When determining whether to invest, you should also refer to the other information contained in this prospectus, including our audited consolidated financial statements and the related notes thereto. You should also carefully review the cautionary statements referred to under “Forward-looking statements.” Our actual results could differ materially and adversely from those anticipated in this prospectus.
For the purposes of this section, the indication that a risk, uncertainty or problem may or will have an “adverse effect on us” or will “adversely affect us” means that the risk, uncertainty or problem could have a material adverse effect on our business, financial condition, results of operations, cash flows, prospects and/or the liquidity or trading price of our Class A common shares, except as otherwise indicated or as the context may otherwise require. You should view similar expressions in this section as having a similar meaning.
Certain Risks Relating to Our Business and Industry
The market for our products and platform is relatively new and unproven, may decline or experience limited growth and is dependent on businesses continuing to adopt our platform and use our products.
We develop and provide a cloud-based communications platform that enables businesses to integrate several communication capabilities (including short message service, or SMS, WhatsApp, Voice, WebChat and Facebook Messenger) into their software applications, empowering them to simplify communications along their end-consumers journey. This market is relatively new, unproven and subject to a number of risks and uncertainties, including changes to end-consumer behavior, technologies, products and industry standards. The utilization of tools such as APIs and Bots by businesses to build, foster and simplify communications with their end-consumer is still relatively new, and businesses may not recognize the need for, or benefits of, our products and platform. Moreover, if they do not recognize the need for and benefits of our products and platform, they may decide to adopt alternative products and services to satisfy some portion of their business needs. In order to grow our business and extend our market position, we intend to focus on educating current and potential customers about the benefits of our products and platform, expanding the functionality of our products and bringing new technologies to market to increase market acceptance and use of our platform. Our ability to expand the market that our products and platform address depends upon a number of factors, including the cost, performance and perceived value associated with such products and platform. The market for our products and platform could fail to grow significantly or there could be a reduction in demand for our products as a result of a lack of acceptance by businesses, technological challenges, competing products and services, decreases in spending by current and prospective customers, and weakening macroeconomic conditions, among other causes. If our market does not experience significant growth or demand for our products decreases, our business, results of operations and financial condition could be materially adversely affected.
A substantial percentage of our revenue is generated from our SMS text messaging service and a reduction in our revenue from this service could materially adversely affect our operation results, cash flows and liquidity.
A substantial portion of our revenue is currently dependent on our SMS text messaging service. As a result, a reduction in revenue from this source of income, whether due to increased competition, cost increase from network service providers, adverse market conditions or a general reduction in demand for SMS text messaging services or other factors (including our inability to generate revenue from the other products we offer to our customers), could materially adversely affect our operational results, cash flows and liquidity.

See also “— If we cannot keep pace with rapid developments and changes in our industry and fail to continue to acquire new customers, the use of our products and services could cease to grow or decline and, thereby, adversely affect our revenues, business and prospects.”
A significant portion of our revenue is currently concentrated on our outlier customers and an economic slowdown affecting these customers could lead to decreased demand for our products and services, which could adversely affect us.
A significant portion of our revenue is currently concentrated in our outlier customers, which are our top 10 largest customers in terms of revenue. For the three months ended March 31, 2021 and the years ended December 31, 2020, 2019 and 2018, 33.5%, 33.1%, 34.2% and 37.0%, respectively, of our revenue was derived from such customers. Therefore, a slowdown in the industries in which such customers are concentrated due to market forces, macroeconomic conditions or regulatory changes could result in decreased demand for our products and services. In particular, such customers are particularly vulnerable to the effects of adverse macroeconomic conditions due to the corresponding impacts that macroeconomic factors typically have on end-consumer spending. Such effects may affect our revenue volumes, results of operations and profit margins. For example, certain of our outlier customers reduced the usage of our SMS text messaging services in April as a cost-saving initiative designed to mitigate the impacts of COVID-19 pandemic on their businesses. In addition, any adverse market forces affecting the industry in which our customers are currently concentrated also increases our counterparty risk as it may heightens their risk of default.
The outbreak of highly communicable diseases worldwide, such as the global coronavirus (COVID-19) pandemic, may lead to greater volatility in the global financial and capital markets resulting in an economic slowdown that may adversely affect our business, results of operations, financial performance and the trading price of our Class A common shares.
Outbreaks or potential disease outbreaks may adversely affect the global capital market (including the capital market where our Class A common shares are traded), the global economy (including the Latin America economy) and the trading price of our Class A common shares. Historically, some epidemics and regional or global outbreaks, such as the zika virus, ebola, H5N5 virus (popularly known as avian influenza), foot-and-mouth disease, H1N1 virus (influenza A, popularly known as swine flu), middle east respiratory syndrome (MERS) and severe acute respiratory syndrome (SARS) have affected certain sectors of the economy in the countries where these diseases have spread.
The COVID-19 pandemic and measures adopted to contain its spread have significantly restricted the movement of people, goods and services worldwide, including in all of the regions in which we operate, adversely affected the global financial and capital markets and led to an economic crises in many countries, including Brazil. Although the duration and severity of the COVID-19 outbreak and the degree of its impact on our business is uncertain and difficult to predict, compliance with social distancing and shelter-in-place measures have already impacted our day-to-day operations. Like many other companies, including our customers and prospective customers, on March 16, 2020, our management decided to close our offices and we started to gradually reopen them as from August 31, 2020, to the extent allowed by municipal local rules. We cannot guarantee that we will not close our office again due to the outbreak of COVID-19 or that we will not need to take additional measures due to the COVID-19 pandemic. We have transitioned our employees to a remote work arrangement (see “Summary — Recent Developments — Zenvia Anywhere”), restricted all business travel and postponed or cancelled other planned events and shifted interactions with our customers and business development activities through virtual-only meetings and we may deem it advisable to similarly alter, postpone or cancel entirely additional customer, employee or industry events in the future.
The continued spread of COVID-19 could have a far-reaching and a material adverse impact on the financial capacity of our customers, suppliers and third-party business partners and potentially lead to an ongoing global economic downturn, which could result in constrained supply or reduced customer demand and willingness to enter into or renew contracts with us, any of which could have a material adverse effect on us. Customers are charged based on the usage of our platform, and most of our customers do not have long-term contractual arrangements with us and, therefore, most of them may reduce or cease their use of our platform at any time without penalty or termination charges. If our customers are unable to pay us or reduce or discontinue their contract with us, we may be adversely affected by the inability to collect payment amounts or a reduction in revenue. We also may experience impact from delayed sales cycles, including due to delays with signing or renewals of contracts on the part of existing and prospective customers, or reducing budgets or the commitment term related to our product and service offerings. In the six months ended June 30, 2020, we suffered an impact as we believe that our sales would have been higher in the absence of COVID-19 pandemic, and such impact may continue for the duration of the COVID-19 pandemic. For instance, a few of our customers are implementing cost-saving measures to manage the COVID-19 pandemic, which includes setting caps to their IT and marketing budgets, which may adversely impact the usage levels of our products by them.
On the other hand, as modern-day society has become increasingly dependent on usage of voice and messaging services for communication needs, even more so in light of the restriction on movement of people and transition to a remote workforce due to the COVID-19 pandemic, we believe there will be increased strain on and demand for the telecommunications infrastructure, including our voice and messaging products, which will require us to make additional investments to increase network capacity, the availability of which may be limited. For example, if the data centers on which we rely for our cloud infrastructure and the network service providers with which we interconnect are unable to keep up with capacity needs or if relevant governmental or regulatory authorities limit our bandwidth, our customers may experience service delays, interruptions or outages. From time to time, including due to the COVID-19 pandemic, our data center suppliers and our network service providers have had outages which resulted in disruptions in service for our customers. In certain jurisdictions in which we operate or plan to operate, governmental and regulatory authorities had announced that, due to the COVID-19 pandemic, the implementation of traffic management measures on telecommunications operators may be justified to avoid network congestion. Such traffic management measures could result in customers experiencing service delays, interruptions or outages. Any of these events could harm our reputation, impact our customer relationships, cause customers to reconsider or terminate the use of our products, impair our ability to increase revenue from existing customers and grow our customer base, subject us to financial penalties and liabilities under our service level agreements and otherwise adversely affect our business, results of operations and financial condition.
Changes to consumer behavior due to the COVID outbreak may also affect our customers, and as a consequence the use in their business of our platform for confirmations, notifications and related use cases.
In addition, a global recession and/or economic slowdown, notably in Brazil, including rising unemployment, which may result in less commercial activity, both during the COVID-19 pandemic and after the outbreak has subsided, has the potential to decrease the demand for our products. The COVID-19 pandemic has adversely affected global economic and market conditions, which are likely to continue for an extended period and could result in decreased business spending by our customers and prospective customers, reduced demand for our solutions, longer sales cycles and lower renewal rates by our customers, all of which could have a material adverse impact on our business operations and financial condition. We also believe that the extent of the pandemic impacts will depend on future developments, which are highly uncertain and unpredictable, including, among others, the duration and geographical distribution of the outbreak, its severity, actions to contain the virus or treat its impact and how quickly and to what extent the usual economic and operational conditions may be resumed. After the COVID-19 outbreak, we may continue to have materially adverse impacts on our business as a result of the national and global economic impact, including any recession, economic slowdown or increase in unemployment levels in Brazil that occurred or may occur. While we have developed and continue to develop plans to help mitigate the potential negative impact of the outbreak on our business, these efforts may not be effective and a protracted economic downturn may limit the effectiveness of our mitigation efforts.
Failure to set optimal prices for our products could adversely impact our business, results of operations and financial condition.
We charge our customers based on the use of our products. One of our pricing challenges is that the SMS fees paid by us to the network service providers, and on whose networks we transmit such SMS communications, can vary given certain elements that may be difficult for us to predict such as: pricing increases upon renewal of our agreements with such providers and/or annual monetary adjustments on SMS fees based on index or time period of index that we cannot replicate in our customer contracts and/or certain minimum take or pay SMS volume purchase obligations imposed by network services providers on us and the volume of which we cannot guarantee will be contracted by our customers or new customers. Additionally, such fees paid by us to network service providers can be also affected by the enactment of new rules and regulations (including an increased amount of applicable taxes or governmental fees). This can result in us incurring increased costs that we may be unable or unwilling to pass through to our customers, which could adversely impact our business, results of operations and financial condition. For more information about our relationship with network service providers, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Material Contracts.”
Further, as competitors introduce new products or services at prices that are more competitive than ours for similar products and services, we may be unable to attract new customers or retain existing customers based on our historical pricing. As we expand internationally, we also must determine the appropriate price to enable us to compete effectively internationally. In addition, if the mix of products sold changes, including the ongoing shift to IP-based products (such as WhatsApp and Facebook Messenger), then we may need to, or choose to, revise our pricing to remain competitive. As a result, in the future we may be required or choose to reduce our prices or change our pricing model, which could adversely affect our business, results of operations and financial condition.
If we cannot keep pace with rapid developments and changes in our industry and fail to continue to acquire new customers, the use of our products and services could cease to grow or decline and, thereby, adversely affect our revenues, business and prospects.
The customer experience communications market in which we compete is subject to rapid and significant technological changes, new product and service roll outs, evolving industry standards and changing customer needs. Our platform is currently substantially dependent on our SMS text messaging services. Although we believe there is still a growing market for SMS text messaging services, there has been an increase in alternative messaging channels that use data connections such as internet protocol based, or IP-based, messaging services, e.g., WhatsApp, Facebook Messenger, WeChat, Telegram and Line.
In order to remain competitive and continue to acquire new customers, we are continually involved in a number of projects to develop new products and services. These projects carry risks, such as cost overruns, delays in delivery, performance problems and lack of client adoption. Any delay in the delivery of new services or the failure to differentiate our services or to accurately predict and address market demand could render our services less desirable, or even obsolete, to our customers. Furthermore, despite the evolving market for customer experience communications, the market may not continue to develop rapidly enough for us to recover the costs we incur in developing new services targeted at this market.
In addition, we deliver services designed to simplify the way that businesses connect with their end-consumers. Any failure to deliver an effective and secure service or any performance issue that arises with a new service could result in significant processing or reporting errors or other losses. As a result of these factors, our development efforts could result in increased costs and we could also experience a loss in business that could reduce our earnings or could cause a loss of revenue if scheduled new services are not delivered to our customers on a timely basis or do not perform as anticipated. We also, and may in the future, rely in part on third parties, including some of our existing and potential competitors, for the development of, and access to, new technologies. Our future success will depend in part on our ability to develop or adapt to technological changes and evolving industry standards. We cannot predict the effects of technological changes on our business. If we are unable to develop, adapt or access technological changes or evolving industry standards necessary to meet our customers’ needs on a timely and cost-effective basis, our business, financial condition and results of operations could be materially adversely affected.
Furthermore, our competitors may have the ability to devote more financial and operational resources than us to the development of new technologies, products and services. If successful, their development efforts could render our services less desirable to clients, resulting in the loss of clients or a reduction in the fees we could generate from our offerings.
Given the relevance of WhatsApp as a channel of communication in Brazil (and in other countries of Latin America), we expect to devote more of our resources to the integration of WhatsApp into our platform and deploying additional IP-based communication products going forward (such as products to be integrated with Facebook Messenger). Although there can be no assurance that we will be able to successfully deploy and expand our WhatsApp-integrated products, if we are successful in deploying and escalating such products, we expect to be increasingly dependent on this product over time since WhatsApp has become a preferred channel of communication in Brazil and elsewhere in Latin America. Since WhatsApp is notably strict about the manner in which companies are allowed to interact with WhatsApp users, changes in the policies or in the terms and conditions of use of this communication channel might also adversely affect market potential and attractiveness for WhatsApp based solutions in the event such changes result in a decrease of possible use cases or result in increases on message content restrictions.
If we fail to anticipate and adequately respond to rapidly changing technology, evolving industry standards, changing regulations, and changing consumer trends, requirements or preferences, our products may become less competitive, which may adversely affect our sales.
We need to understand our consumers’ behavior and needs in order to prepare for the next shift in the relationship between businesses and their end-consumers so that we are well positioned to propose and develop new products to support this change in consumer trends and behavior. Additionally, we need to understand the communication channel of choice between businesses and their end-consumers throughout all phases of a customer journey so that we are in a position to quickly develop and deploy the communication channel that businesses need to most effectively communicate with their end-consumers.
We cannot guarantee that we will always be able to offer the products and services sought by our customers. We are subject to potential changes to consumer habits as well as to demand for products and services by our customers (and the end-consumers of our customers). This requires us to adapt to their preferences on an ongoing basis. Accordingly, we may not be able to anticipate or respond adequately to changes in the habits of our consumers (and the habits of the end-consumers of our customers), which may adversely affect our sales. In addition, we cannot guarantee that the habits of our customers (and the habits of the end-consumers of our customers) will not change due to factors such as limitations or restrictions on the movement of people, including due to the impacts of the COVID-19 pandemic. In addition, if there are changes in customer habits, we cannot guarantee that we will be efficient and effective in adapting to meet those habits.
The market for communications in general, and cloud communications in particular, is subject to rapid technological change, evolving industry standards, changing regulations, as well as changing customer needs, requirements and preferences. We may not be able to adapt quickly enough to meet our customers’ requirements, preferences and industry standards. We may face obstacles in our search for a digital transformation related to corporate culture, business complexity and the lack of processes that make employee collaboration and integration feasible. These challenges may limit the growth of our platform and adversely affect our business and results of operations. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. If we are unable to develop new products that satisfy our customers and provide enhancements and new features for our existing products that keep pace with rapid technological and industry change and applicable industry standards, our business, results of operations and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive products and services at lower prices than ours and more efficiently, more conveniently or more securely, such technologies could adversely impact our ability to compete effectively. If we do not respond to the urgency in meeting new standards and practices, our platform and our own technology may become obsolete and materially adversely affect our results.
Degradation of the quality of the products and services we offer could diminish demand for our products and services, adversely affecting our ability to attract and retain customers, harming our business and results of operations and subjecting us to liability.
Our customers expect a consistent level of quality in the provision of our products and services. Our customers use our products for important aspects of their businesses, and any errors, defects or disruptions to our products and any other performance problems with our products could damage our customers’ businesses and, in turn, harm our brand and reputation and erode customer trust. Although we regularly update our products, they may contain undetected errors, failures, vulnerabilities and bugs when first introduced or released. Real or perceived errors, failures or bugs in our products could result in negative publicity, loss of, or delay in, market acceptance of our platform, loss of competitive position, lower customer retention or claims by customers for losses sustained by them. In such events, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem, which may result in increased costs to us. Any failure to maintain the high quality of our products and services, or a market perception that we do not maintain a high quality service, could erode customer trust and adversely affect our reputation, business, results of operations and financial condition.
If we are not able to maintain and enhance our brand and increase market awareness of our company and products, our business, results of operations and financial condition may be adversely affected.
We believe that maintaining and enhancing the “Zenvia” brand identity and increasing market awareness of our company and products, is critical to achieving widespread acceptance of our platform, to strengthen our relationships with our existing customers and to our ability to attract new customers. The successful promotion of our brand will depend largely on our continued marketing efforts, our ability to continue to offer high quality products, and our ability to successfully differentiate our products and platform from competing products and services. Our brand promotion activities may not be successful or yield increased revenue.
Negative publicity about us, our products or our platform could materially and adversely impact our ability to attract and retain customers, our business, results of operations and financial condition.
The promotion of our brand also requires us to make substantial expenditures, and we anticipate that these expenditures will increase as our market becomes more competitive and as we expand into new markets. To the extent that these activities increase revenue, this revenue may not be enough to offset the increased expenses we incurred. We have typically relied on marketing and promotional events and in-person meetings to facilitate customer sign-ups and generate leads for potential customers and we cannot predict whether virtual marketing events and phone or virtual sales interactions will be as successful as in-person events and meetings or, for how long, or the extent to which the COVID-19 pandemic may continue to constrain our marketing, promotional and sales activities. If we do not successfully maintain and enhance our brand, our business may not grow, our pricing power may be reduced relative to our competitors and we may lose customers, all of which would adversely affect our business, results of operations and financial condition.
Our business depends on customers increasing their use of our products, and any loss of customers or decline in their use of our products could materially and adversely affect our business, results of operations and financial condition. In addition, our customers generally do not have long-term contractual arrangements with us and may cease to use our products at any time without penalties or termination charges.
Our ability to grow and generate incremental revenue depends, in part, on our ability to maintain and grow our relationships with existing customers (including any customers acquired through our acquisitions) and to have them increase their usage of our platform. Customers are charged based on the actual usage volume of our products, and if they do not increase their use of our products, our revenue may decline and our results of operations may be adversely affected. For more information as to our product offerings, see “Business and Industry — Our Customers.”
Most of our customers do not have long-term contractual arrangements with us and may reduce or cease their use of our products at any time without penalty or termination charges provided they give us thirty days’ prior written notice. Customers may terminate or reduce their use of our products for a number of reasons, including if they are not satisfied with our products, the value proposition of our products or our ability to meet their needs and expectations. We cannot accurately predict customers’ usage levels and the loss of customers or reductions in their usage levels of our products may each have a negative impact on our business, results of operations and financial condition. If a significant number of customers cease using, or reduce their usage of our products, we may be required to spend significantly more on sales and marketing initiatives than we currently plan to spend in order to maintain or increase revenue from customers. Such additional sales and marketing expenditures could adversely affect our business, results of operations and financial condition. See “— A significant portion of our revenue is currently concentrated on our outlier customers and an economic slowdown affecting these customers could lead to decreased demand for our products and services, which could adversely affect us.”

If we are unable to increase adoption of our products by customers and attract new customers, our business, results of operations and financial condition may be adversely affected.
Historically, we have relied on the adoption of our products by large and mid-sized businesses, and we currently generate only a small portion of our revenue (2.6%, 2.3% and 1.9% of our revenue for the three months ended March 31, 2021 and the years ended December 31, 2020 and 2019, respectively) from our “self-service” model directed to small businesses or indirect sales channel (i.e., partners that integrate some of our platform capabilities in their software to improve the quality of their products). Our ability to increase our customer base and achieve broader market acceptance of our products will depend, in part, on our ability to effectively organize, focus and train our sales and marketing personnel. We have limited experience selling through a “self-service” model or through indirect channels, as we have only recently deployed these channels.
The decision by our customers to adopt our products may require the approval of multiple technical and business decision makers, including legal, security, compliance, procurement, operations and IT. In addition, sales cycles for businesses (particularly for large businesses) are inherently more complex and these complex and resource intensive sales efforts could place additional strain on our product and engineering resources. Furthermore, businesses, including some of our current customers, may choose to develop their own solutions that do not include our products. They may also demand price reductions as their usage of our products increases, which could have an adverse impact on our gross margin.
In addition, in order to grow our business, we must continue to attract new customers in a cost-effective manner. We use a variety of marketing channels to promote our products and platform, such as events and webinars, as well as search engine marketing and optimization initiatives. We periodically adjust the mix of our other marketing programs such as regional customer events, email campaigns and public relations initiatives. If the costs of the marketing channels we use increase significantly, we may choose to use alternative and less expensive channels, which may not be as effective as the channels we currently use. As we add to or change the mix of our marketing strategies, we may need to expand into more expensive channels than those we are currently in, which could adversely affect our business, results of operations and financial condition. We will incur marketing expenses before we are able to recognize any revenue that the marketing initiatives may generate, and these expenses may not result in increased revenue or brand awareness. If we are unable to attract new customers in a cost-effective manner, our business, results of operations and financial condition would be adversely affected.
Potential customers may be reluctant to switch to a new vendor, which may adversely affect our growth.
As we expand our offerings into new products (such as IP-based products), our potential customers may be concerned about disadvantages associated with switching platform providers, such as a loss of accustomed functionality, increased costs and business disruption. For prospective customers, switching from one vendor of products similar to those provided by us (or from an internally developed system) to a new vendor may be a significant undertaking. As a result, certain potential customers may resist changing vendors. We are aiming to address these concerns by making investments to improve the functionality of our solutions vis-à-vis the products and solutions offered by our competitors. However, there can be no assurance that our investments to overcome potential customers’ reluctance to change vendors will be successful, which may adversely affect our growth.
If we do not develop enhancements to our products and introduce new products that achieve market acceptance, our business, results of operations and financial condition could be adversely affected.
Our ability to attract new customers and increase revenue from existing customers depends in part on our ability to enhance and improve our existing products, increase adoption and usage of our products and introduce new products. The success of any product enhancements or new products depends on several factors, including timely completion, adequacy to customer needs, adequate quality testing, actual performance quality, market-accepted pricing levels and overall market acceptance. We cannot guarantee that product enhancements and new products will perform as well as or better than our existing offerings. Product enhancements and new products that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, may have interoperability difficulties with our platform or other products or may not achieve the broad market acceptance necessary to generate significant revenue. We also have invested, and may continue to invest, in the acquisition of complementary businesses, technologies, services, products and other assets that expand the products that we can offer our customers. We may make these investments without being certain that they will result in products or enhancements that will be accepted by existing or prospective customers. Our ability to generate additional usage of products by our customers may also require increasingly sophisticated and more costly sales efforts and result in a longer sales cycle. If we are unable to successfully enhance our existing products to meet evolving customer requirements, increase adoption and usage of our products, develop new products, or if our efforts to increase the usage of our products are more expensive than we expect, our business, results of operations and financial condition would be adversely affected.
The market in which we participate is intensely competitive, and if we do not compete effectively, our business, results of operations and financial condition could be adversely affected.
The market for cloud communications is rapidly evolving, significantly fragmented and highly competitive, with relatively low barriers to entry in some segments. The principal competitive factors in our market includes our ability to offer solutions embedded in the main channels of communications, the ease of integration and programmability of our solutions, product features, cost-benefit, platform scalability, reliability, deliverability, security and performance, brand awareness, reputation, the strength of sales and marketing efforts, customer support and customer service experience, as well as the cost of deploying and using our products. Our competitors fall into four primary categories:
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communication channels providers such as Infobip, Sinch and Twilio;

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regional network service providers that offer limited customer functionality together with their own physical infrastructure;

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smaller software companies that compete with certain of our products; and

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software-as-a-service, or SaaS, companies and cloud platform vendors that offer applications and platforms, mainly offerings of integrated communication channels.

Some of our competitors and potential competitors are larger than us and have greater name recognition, longer operating histories, more established customer relationships, larger budgets and significantly greater resources than we do. In addition, they have the operating flexibility to bundle competing products and services at little or no perceived incremental cost, including offering them at a lower price as part of a larger sales transaction. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, some competitors may offer products or services that address one or a limited number of functions at lower prices, with greater depth than our products or in different geographies. Our current and potential competitors may develop and market new products and services with comparable functionality to our products, and this could lead to us having to decrease prices in order to remain competitive. Customers utilize our products in many ways and use varying levels of functionality that our products offer or are capable of supporting or enabling within their applications. Customers that use many of the features of our products or use our products to support or enable core functionality for their applications may have difficulty or find it impractical to replace our products with a competitor’s products or services, while customers that use only limited functionality may be able to more easily replace our products with competitive offerings. Our current or prospective customers (as well as some of our sales channel partners) may also choose to replicate some of the functionality our products provide, which may limit or eliminate their demand for our products.
With the introduction of new products and services and new market entrants, we expect competition to intensify in the future. In addition, some of our customers may choose to use our products and our competitors’ products simultaneously. Furthermore, our customers and their end-consumers may choose to adopt other forms of electronic communications or alternative communication platforms, which could harm our business, results of operations and financial condition.
Moreover, as we expand the scope of our products, we may face additional competition. If one or more of our competitors were to merge or partner with other competitors, the change in the competitive landscape could also adversely affect our ability to compete effectively. In addition, some of our competitors have lower listed prices than us, which may be attractive to certain customers even if those products have different or lesser functionality. If we are unable to maintain our current pricing due to competitive pressures, our margins will be reduced and our business, results of operations and financial condition would be adversely affected. In addition, pricing pressures and increased competition generally could result in reduced revenue, reduced margins, increased losses or the failure of our products to achieve or maintain widespread market acceptance, any of which could harm our business, results of operations and financial condition.
We have experienced rapid growth and expect our growth to continue, and if we fail to effectively manage our growth, our business, results of operations and financial condition could be adversely affected.
We have experienced substantial growth in our business. For example, our headcount has grown from 226 employees as of January 30, 2020 to 470 employees (and 672 employees after giving effect to the expected consummation of the D1 Acquisition) as of December 31, 2020 and 491 employees (and 715 employees after giving effect to the expected consummation of the D1 Acquisition) as of March 31, 2021, approximately 207% and 217%, respectively, during the period (297% and 316%, respectively, giving effect to the expected consummation of the D1 Acquisition). In addition, we are rapidly expanding our operations outside of Brazil, and have offices in Argentina, the United States and Mexico and are in the process of reaching/acquiring customers in Chile, Peru, Ecuador, Uruguay, Guatemala and fifteen other countries. Our international headcount increased from zero employees as of January 1, 2020 to 83 employees as of December 31, 2020 and 91 employees as of March 31, 2021. We expect to continue to expand our international operations in the future, in particular in other Latin American countries. We have also experienced significant growth in the number of customers, usage and amount of data that our platform and associated infrastructure support. For example, our WhatsApp message volume has grown from approximately 1.4 million in December 2019 to more than 67 million in December 2020 and more than 110 million in March 2021. This growth has placed and may continue to place significant demands on our corporate culture, operational infrastructure and management.
We believe that our corporate culture has been a critical component of our success. We have invested substantial time and resources in building our team and nurturing our culture. As we expand our business outside Brazil, namely Argentina, Mexico and other Latin American countries, and mature as a public company, we may find it difficult to maintain our corporate culture while managing this growth. Any failure to manage our anticipated growth and organizational changes in a manner that preserves the key aspects of our culture could harm our future prospects, including our ability to recruit and retain personnel, and effectively focus on and pursue our corporate objectives. This, in turn, could adversely affect our business, results of operations and financial condition.
In addition, as we have rapidly grown, our organizational structure has become more complex. In order to manage these increasing complexities, we will need to continue to expand and adapt our operational, financial and management controls, as well as our reporting systems and procedures. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and management resources before our revenue increases and we cannot assure that our revenue will increase.
Furthermore, if we continue to grow, our ability to maintain reliable service levels for our customers could be affected. If we fail to achieve the necessary level of efficiency as we grow, our business, results of operations and financial condition could be adversely affected.
Finally, as we continue to grow, we expect to continue to spend substantial financial and other resources on, among other things:
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investments in our engineering team, improvements in security and data protection, the development of new products, features and functionality and enhancements to our platform;

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sales and marketing, including the continued expansion of our direct sales and marketing programs, especially for businesses outside of Brazil;

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expansion of our operations and infrastructure, both domestically and internationally; and

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general administration, including legal, accounting and other expenses related to being a public company.

These investments may not result in increased revenue or the growth of our business. Accordingly, we may not be able to generate sufficient revenue to offset our expected cost increases and achieve and sustain profitability. If we fail to achieve and sustain profitability, our business, results of operations and financial condition would be adversely affected.
Our quarterly results may fluctuate, and if we fail to meet securities analysts’ and investors’ expectations, then the trading price of our Class A common shares and the value of your investment could decline substantially.
Our results of operations, including the levels of our revenue, cost of services, gross profit and other operating (expenses) income may vary significantly in the future. These fluctuations may result from a variety of factors, many of which are outside of our control, including general market volatility caused by the COVID-19 pandemic, and may be difficult to predict and may or may not fully reflect the underlying performance of our business. If our quarterly results of operations or forward-looking quarterly and annual financial guidance fall below the expectations of investors or securities analysts, then the trading price of our Class A common shares could decline substantially. Some of the important factors that may cause our results of operations to fluctuate from quarter to quarter include:
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our ability to retain and increase revenue from existing customers and attract new customers;

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fluctuations in the amount of revenue from our customers;

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our ability to attract and retain businesses as customers;

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our ability to introduce new products and enhance existing products;

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competition and the actions of our competitors, including pricing changes and the introduction of new products, services and geographies;

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changes in laws, industry standards, regulations or regulatory enforcement, in Brazil or internationally, including Signature-based Handling of Asserted Information Using toKENs/Secure Telephone Identity Revisited (SHAKEN/STIR), a technology framework intended to combat unwanted robocalls and fraudulent caller ID spoofing, and other robocalling prevention and anti-spam standards as well as enhanced Know-Your-Client processes that impact our ability to market, sell or deliver our products;

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the number of new employees;

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changes in network service provider fees that we pay in connection with the delivery of communications on our platform;

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changes in cloud infrastructure fees that we pay in connection with the operation of our platform;

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changes in our pricing as a result of our optimization efforts or otherwise;

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reductions in pricing as a result of negotiations with our larger customers;

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the rate of expansion and productivity of our sales force;

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changes in the size and complexity of our customer relationships;

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the length and complexity of the sales cycle for our services, especially for sales to larger businesses, as well as government and regulated businesses;

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change in the mix of products that our customers use;

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change in the revenue mix of Brazil and international products;

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the amount and timing of operating costs and capital expenditures related to the operations and expansion of our business, including investments in our international expansion, additional systems and processes and research and development of new products and services;

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significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our products on our platform;

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the timing of customer payments and any difficulty in collecting accounts receivable from customers;

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general economic conditions that may adversely affect a prospective customer’s ability or willingness to adopt our products, delay a prospective customer’s adoption decision, reduce the revenue that we generate from the use of our products or affect customer retention;

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changes in foreign currency exchange rates and our ability to effectively hedge our foreign currency exposure;

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sales tax and other tax determinations by authorities in the jurisdictions in which we conduct business;

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the impact of new accounting pronouncements; and

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expenses in connection with mergers, acquisitions or other strategic transactions and the follow-on costs of integration.

The occurrence of one or more of the foregoing and other factors may cause our results of operations to vary significantly. As such, we believe that quarter-to-quarter comparisons of our results of operations may not be meaningful and should not be relied upon as an indication of future performance. In addition, a significant percentage of our operating expenses is fixed in nature and is based on forecasted revenue trends. Accordingly, in the event of a revenue shortfall, we may not be able to mitigate the negative impact on our income (loss) and margins in the short term. If we fail to meet or exceed the expectations of investors or securities analysts, then the trading price of our Class A common shares could fall substantially, and we could face costly lawsuits, including securities class action suits.
Additionally, global pandemics such as COVID-19 as well as certain large scale events, such as major elections and sporting events, can significantly impact usage levels on our platform, which could cause fluctuations in our results of operations. We expect that significantly increased usage of all communications platforms, including ours, during certain seasonal and one-time events could impact delivery and quality of our products during those events. Such annual and one-time events may cause fluctuations in our results of operations and may impact both our revenue and operating expenses.
If we are unable to develop and maintain successful relationships with sales channel partners, our business, results of operations and financial condition could be adversely affected.
We believe that continued growth of our business depends in part upon identifying, developing and maintaining strategic relationships with sales channel partners that will apply service layers over our products (including consultancy, implementation, integration development, flows development, solutions developed using our platform, among others). Sales channel partners embed our software products in their solutions, such as software applications for contact centers and sales force and marketing automation, and then sell such solutions to other businesses. When potential customers do not have the resources to develop their own applications, we refer them to our partners, who embed our products in the solutions that they sell to other businesses. As part of our growth strategy, we intend to further develop business relationships and specific solutions with sales channel partners. If we fail to establish these relationships in a timely and cost-effective manner, or at all, our business, results of operations and financial condition could be adversely affected. Additionally, even if we are successful at developing these relationships but there are integration problems or issues or businesses are not willing to purchase our products through sales channel partners, our reputation and ability to grow our business may be adversely affected.
We rely upon cloud infrastructure and physical data center providers to operate our platform, and any disruption of or interference with our use of these cloud infrastructure or physical data center providers could adversely affect our business, results of operations and financial condition.
We outsource our cloud infrastructure to various cloud infrastructure providers, which host our products and platform. We also rely on certain third-party providers to provide us with physical data centers to host certain of our products. Our customers need to be able to access our platform and products at any time, without interruption or degradation of performance. These service providers operate the platforms that we access and we are therefore vulnerable to service interruptions in those platforms. We have experienced, and expect that in the future we may experience interruptions, delays and outages in service and availability due to a variety of factors, including infrastructure changes, networking issues due to internet backbone provider outage, human or software errors, website hosting disruptions and capacity constraints. Capacity constraints could be due to a number of potential causes, including technical failures, natural disasters, pandemics such as COVID-19, fraud or security attacks. In addition, if our security, or that of such services providers, is compromised, or our products or platform are unavailable or our users are unable to use our products within a reasonable amount of time or at all, our business, results of operations and financial condition could be adversely affected. In some instances, we may not be able to identify the cause or causes of these performance problems within a period of time acceptable to our customers. It may also become increasingly difficult to maintain and improve our platform performance, especially during peak usage times, as our products become more complex and the usage of our products increases. To the extent that we do not effectively address capacity constraints, our business, results of operations and financial condition may be adversely affected. In addition, we access the platform of our cloud infrastructure providers through standard IP connectivity. Any problem with this access can prevent us from responding in a timely manner to any issues with the availability of our products. More generally, any changes in service levels from the cloud infrastructure providers may adversely affect our ability to meet our customers’ requirements.
Any of the above circumstances or events may harm our reputation, erode customer trust, cause customers to stop using our products, impair our ability to increase revenue from existing customers, impair our ability to grow our customer base, subject us to financial penalties and liabilities under our service level agreements and otherwise harm our business, results of operations and financial condition.
To deliver our products, we rely on network service providers and internet service providers for our network service and connectivity. Disruption or deterioration in the quality of these services or deterioration of the financial capacity of such service providers could adversely affect our business, results of operations and financial condition. Also, our platform must integrate with network technologies and we expect to continue to have to integrate our platform with other software platforms and technologies. In addition. if our products and platform are unable to interconnect with any of our network service providers, software platforms and technologies, our business may be materially and adversely affected.
We currently interconnect with network service providers to enable the use by our customers of our products over their networks. Furthermore, many of these network service providers do not have long-term commitments with us and either they or we may interrupt services or terminate the agreement without cause upon 30 days’ prior written notice. If a significant portion of our network service providers stop providing us with access to their infrastructure, fail to provide these services to us on a cost-effective basis, cease operations, or otherwise terminate these services, the delay caused by qualifying and switching to other network service providers could be time consuming and costly and could adversely affect our business, results of operations and financial condition. In addition, from time to time we may advance payments to network service providers (or other service providers) in order to obtain better pricing conditions. A deterioration of the financial capacity of any such network service providers leading to difficulties of credit recovery could adversely impact our financial result. Further, if problems occur with our network service providers, it may cause errors or poor quality communications with our products, and we could encounter difficulty identifying the source of the problem. The occurrence of errors or poor quality communications in connection with our products, whether caused by our platform or a network service provider, may result in the loss of our existing customers or the delay of adoption of our products by potential customers and may adversely affect our business, results of operations and financial condition.
Also, our platform must integrated with network technologies and we expect to continue to have to integrate our platform with other existing software platforms and technologies (such as Facebook Messenger, WhatsApp, other Apple and Google systems, among others) and others to be developed in the future, and we need to continuously modify and enhance our products and platform to adapt to changes and innovation in technologies. For example, our network service providers may adopt new filtering technologies in an effort to combat spam, filter spam and unwanted phone calls, messages or robocalling. Such technologies may inadvertently filter desired messages or calls to or from our customers. If network service providers and/or other software platforms that we integrate (or expect to integrate) with our platform, our customers or their end users adopt new software platforms or infrastructure, we may be required to develop new versions of our products to work with those new platforms or infrastructure. This development effort may require significant resources, which would adversely affect our business, results of operations and financial condition. Also, there can be no assurance that any such platforms and technologies (such as Facebook Messenger and WhatsApp) will continue to provide us with access to their infrastructure. Any failure of our products and platform to operate effectively with evolving or new platforms and technologies could reduce the demand for our products. If we are unable to respond to these changes in a cost-effective manner, our products may become less marketable and less competitive or obsolete, and our business, results of operations and financial condition could be adversely affected.
If we cannot pass fee increases from network service providers or developers of IP-based messaging services to our customers, our operating margins may decline.
Network service providers have in the past, and may in the future, unilaterally charge additional fees or change prices due to commercial, regulatory, competitive or other industry related changes that increase our network costs. While we have historically responded to these types of fee increases through a combination of further negotiating efforts with our network service providers, absorbing the increased costs or changing our prices to customers, there is no guarantee that we will continue to be able to do so in the future without a material negative impact to our business. For instance, one of our network service providers with a significant market share in SMS messages volume recently notified us of an approximately 28% increase in their 2021 fees as a result of the significant increase in the IGP inflation indexes for 2021. As of the date of this prospectus, we are seeking before the Brazilian National Telecommunication Agency (Agência Nacional de Telecomunicações), or ANATEL, the establishment of standardized prices for SMS messages and challenging the adequacy of the use of broader inflation indexes in agreements with network service providers that are not telecommunication sector indexes but ANATEL may reject our request and challenge. Also, the developers of IP-based messaging services that we use in our platform (such as WhatsApp) may in the future unilaterally charge additional fees or change their prices due to commercial, regulatory, competitive or other industry related changes that may adversely affect our costs. See also “— Failure to set optimal prices for our products could adversely impact our business, results of operations and financial condition.”
Under our existing contracts with customers, we are generally permitted to pass these fee increases to our customers through corresponding increases in our fees. However, if we are unable to pass on these and other fees in the future due to contractual or regulatory restrictions, competitive pressures or other considerations, our business, financial condition and results of operations could be materially adversely affected. Additionally, our ability to respond to any new fees may be constrained if all network service providers in a particular market impose equivalent fee structures, if the magnitude of the fees is disproportionately large when compared to the underlying prices paid by our customers, or if the market conditions limit our ability to increase the price we charge our customers. In addition, since we do not have long term contractual arrangements with our customers and they may terminate their agreements with us provided they give us thirty days’ prior written notice, any increase of our fees (disproportionate or not) may lead them to terminate their contractual arrangements with us.
For more information regarding our commercial relationship with network service providers, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Material Contracts.”
Our reliance on SaaS technologies from third parties may adversely affect our business, results of operations and financial condition.
We rely on hosted SaaS technologies from third parties in order to operate critical internal functions of our business, including enterprise resource planning, customer support and customer relations management services. If these services become unavailable due to extended outages or interruptions, or because they are no longer available on commercially reasonable terms or prices, our expenses could increase. As a result, our ability to manage our operations could be interrupted and our processes for managing our sales process and supporting our customers could be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could adversely affect our business, results of operations and financial condition.
Our use of open source software could negatively affect our ability to sell our products and subject us to possible litigation.
Our products and platform incorporate open source software, and we expect to continue to incorporate open source software in our products and platform in the future. Few of the licenses applicable to open source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products and platform. Moreover, although we have implemented policies to regulate the use and incorporation of open source software into our products and platform, we cannot be certain that we have not incorporated open source software in our products or platform in a manner that is inconsistent with such policies. If we fail to comply with open source licenses, we may be subject to certain requirements, including requirements that we offer our products that incorporate the open source software for no cost, that we discontinue our products that incorporate the open source software, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of applicable open source licenses. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from generating revenue from customers using products that contained the open source software and required to comply with onerous conditions or restrictions on these products. In any of these events, we and our customers could be required to seek licenses from third parties in order to continue offering our products and platform and to re-engineer our products or platform or discontinue offering our products to customers in the event we cannot re-engineer them on a timely basis. Any of the foregoing could require us to devote additional research and development resources to re-engineer our products or platform, could result in customer dissatisfaction and may adversely affect our business, results of operations and financial condition.
We may face challenges in the expansion of our operations and our offerings into new market segments and/or new geographic regions within and outside of Brazil.
In July, 2020, we concluded the acquisition of Sirena, a company that develops solutions that enable corporations to manage sale processes through WhatsApp accounts. Sirena currently operates outside of Brazil, and has offices in Argentina, the United States and Mexico and is in the process of reaching/acquiring customers in Chile, Peru, Ecuador, Uruguay, Guatemala and fifteen other countries. Our acquisition of Sirena represents the first step in our strategy to expand our business outside of Brazil. We expect to continue to expand our international operations and to increase our revenue from customers inside and outside of Brazil as part of our growth strategy. For instance, in March 2021, we entered into agreements for the acquisition of D1, which we expect to be consummated after the completion of this offering. See “—We may pursue strategic acquisitions or investments which may divert our management’s attention and result in reduced cash levels, increased indebtedness or dilution to our shareholders. The failure of an acquisition or investment to produce the anticipated results, the failure to consummate a pending acquisition (including the D1 Acquisition), or the inability to integrate an acquired company fully, could adversely affect our business.”
We may face challenges in connection with the expansion of our operations and our product and service offerings into new market segments, and/or new geographic regions within or outside of Brazil.
As we expand into new market segments or geographies, we will face challenges associated with entering markets in which we have limited or no experience and in which we may not be well-known. Offering our services in new industries or new geographic regions may require substantial expenditures and takes considerable time, and we may not recover our investments in new markets in a timely manner or at all. For example, we may be unable to attract a sufficient number of customers, fail to anticipate competitive conditions or fail to adapt and tailor our services to different markets. In addition, although the industries into which we are considering expanding our offerings are subject to risks similar to those of our current business, profitability, if any, in our newer activities may be lower than in our more mature segments, and we may not be successful enough to recover our investments in them.
Expansion and development of business in new geographic regions within Brazil and in other jurisdictions may expose us to risks relating to staffing and managing cross border operations, lack of acceptance of our products and services, and particularly with respect to our operations outside of Brazil, increased costs and difficulty protecting intellectual property and sensitive data, tariffs and other trade barriers, differing and potentially adverse tax consequences, increased and conflicting regulatory compliance requirements, including with respect to privacy and security, lack of acceptance of our products and services, challenges caused by distance, language, and cultural differences, exchange rate risk and political instability. Accordingly, our efforts to develop and expand the geographic footprint of our operations may not be successful, which could limit our ability to grow our business.
From January 1, 2020 to December 31, 2020 and March 31, 2021, our international headcount increased from zero employees to 83 and 91 employees, respectively. We expect to hire additional employees to work in our international operations in order to reach new customers and gain access to additional technical talent. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks in addition to those we already face in Brazil. Because of our limited experience with international operations or with developing and managing sales in international markets, our international expansion efforts may not be successful.
In addition, we will face risks in doing business internationally that could adversely affect our business, including:
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exposure to political developments in Brazil, Argentina, Mexico and other Latin American countries into which we plan to expand that may create an uncertain political and economic environment and instability for businesses, which could disrupt the sale of our services and the mobility of our employees and contractors between and within these jurisdictions.

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the difficulty of managing and staffing international operations and the increased operations, travel, infrastructure and legal compliance costs associated with servicing international customers and operating numerous international locations;

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our ability to effectively price our products in competitive international markets;

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new and different sources of competition or other changes to our current competitive landscape;

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understanding and reconciling different technical standards, data privacy and telecommunications regulations, registration and certification requirements outside of Brazil, which could prevent customers from deploying our products or limit their usage;

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our ability to comply with regulations and industry standards relating to data privacy and security enacted in countries and other regions in which we operate or do business;

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potentially greater difficulty collecting accounts receivable and longer payment cycles;

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higher or more variable network service provider fees outside of Brazil;

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the need to adapt and localize our products for specific countries;

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the need to offer customer support in various languages;

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difficulties in understanding and complying with local laws, regulations and customs in non-Brazilian jurisdictions;

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compliance with various anti-bribery and anti-corruption laws such as the U.S. Foreign Corrupt Practices Act;

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changes in international trade policies, tariffs and other non-tariff barriers, such as quotas and local content rules;

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more limited protection for intellectual property rights in some countries;

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adverse tax consequences;

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fluctuations in currency exchange rates, which could increase the price of our products outside of Brazil, increase the expenses of our international operations and expose us to foreign currency exchange rate risk;

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currency control regulations, which might restrict or prohibit our conversion of other currencies into Brazilian reais;

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restrictions on the transfer of funds;

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deterioration of political relations between Brazil and other countries;

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the impact of natural disasters and public health epidemics such as COVID-19 on employees, contingent workers, sales channel partners, travel and the global economy and the ability to operate freely and effectively in a region that may be fully or partially on lockdown; and

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political or social unrest or economic instability in a specific country or region in which we operate, which could have an adverse impact on our operations in that location.

Our failure to manage any of these risks successfully could harm our international operations, and adversely affect our business, results of operations and financial condition.
We may pursue strategic acquisitions or investments which may divert our management’s attention and result in reduced cash levels, increased indebtedness or dilution to our shareholders. The failure of an acquisition or investment to produce the anticipated results, the failure to consummate a pending acquisition (including the D1 Acquisition), or the inability to integrate an acquired company fully, could adversely affect our business.
We may from time to time acquire or invest in complementary companies, businesses, technologies, services, products and other assets in the future. For instance, in July 2020 we completed the acquisition of Sirena and in March 2021, we entered into agreements for the acquisition of D1, which we expect to be consummated after the completion of this offering. We also may from time to time enter into relationships with other businesses to expand our products and platform, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing or investments in other companies.
The success of an acquisition or investment will depend on our ability to make accurate assumptions regarding the valuation, operations, growth potential, integration and other factors related to that business. We cannot assure you that the acquisitions we recently consummated or that are currently pending (such as the D1 Acquisition) or our prospective acquisitions or investments will produce the results that we expect at the time we enter into or complete a given transaction. Furthermore, acquisitions may result in difficulties integrating the acquired companies, and may result in the diversion of our capital and our management’s attention from other business issues and opportunities. We may not be able to integrate successfully the operations of the acquired companies, including their technologies, products personnel, financial systems, distribution or operating procedures, particularly if the key personnel of the acquired company choose not to work for us, their products or services are not easily adapted to work with our platform, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise. If we fail to integrate acquisitions successfully, our business could suffer. In addition, the expense of integrating any acquired business and their results of operations may adversely affect our operating results. Further, there can be no assurance that we had or will have full access to all necessary information to assess any assets acquired or will acquire and identify and mitigate the risks, liabilities and contingencies in connection with the due diligence performed. We may discover liabilities or deficiencies associated with the assets or companies we acquire or ineffective or inadequate controls, procedures or policies at an acquired business that were not identified in advance, any of which could result in significant unanticipated costs and adversely impact our business. Also, in the context of our acquisitions, we may face contingent liabilities in connection with, among others things, (i) judicial and/or administrative proceedings of the business we acquire, including civil, regulatory, tax, labor, social security, environmental and intellectual property proceedings, and (ii) financial, reputational and technical issues, including with respect to accounting practices, financial statement disclosures and internal controls, as well as other regulatory matters, all of which may not be sufficiently indemnifiable under the relevant acquisition agreement and may impact our financial reporting obligations and the preparation of our consolidated financial statements, resulting in delays to such preparation.
The D1 Acquisition is subject to the satisfaction or waiver of certain closing conditions set forth in the definitive agreements governing this transaction, which includes the consummation of this offering. There can be no assurance that all conditions precedent for the consummation of the D1 Acquisition will be met or waived, in which case, our prospects may be adversely affected. For instance, D1 is required pursuant to certain financing agreements entered into by it (which principal amounted to US$3.4 million (R$19.5 million) as of March 31, 2021, to obtain waivers in the event of its change of control (which will occur upon consummation of the D1 Acquisition) or to prepay any financing where a waiver is not obtained. In the event any such waiver is not obtained or D1 does not properly prepay the correspondent financing agreement, we can withdraw from the D1 Acquisition. Additionally, prior to the consummation of the D1 Acquisition, D1 is required as a condition precedent to pay to Smarkio’s shareholders the total consideration not paid to date in connection with Smarkio’s acquisition. In the event any such payment is not made, we can withdraw from the D1 Acquisition.
Certain acquisitions, partnerships and joint ventures we may enter into in the future may prevent us from competing for certain clients or in certain lines of business, and may lead to a loss of clients. We may spend time and money on projects that do not increase our revenue. To the extent we pay the consideration of any acquisition in cash, it would reduce our cash reserves, and to the extent the consideration is paid with any of our shares, it could be dilutive to our shareholders. To the extent we pay the consideration with proceeds from the incurrence of debt, it would increase our level of indebtedness and could negatively affect our liquidity and restrict our operations. Our competitors may be willing or able to pay more than us for acquisitions, which may cause us to lose certain acquisitions that we would otherwise desire to complete. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.
For further information about our recent acquisitions, see “Business and Industry — Recent Acquisitions.”
Future legislative, regulatory or judicial actions impacting our CX communications platform could also increase the cost and complexity of compliance and expose us to liability.
In the countries where we operate there is currently no specific regulation for CX communications platform companies like us. However, although we understand that existing regulations do not fully contemplate the CX communications platform business model and our business do not fit into the current communications regulatory framework of the countries in which we operate, this matter is continuing to evolve internationally. As a result, interpretation and enforcement of regulations often involve significant uncertainties and sudden changes. Regulators could claim in the future that our products or services are subject to licensing and communications regulatory requirements and as a result, regulatory scrutiny and enforcement may apply to our business. Future legislative, regulatory or judicial actions impacting CX communications platform services could also increase the cost and complexity of compliance and expose us to liability. There can be no assurance that legislation or regulation will not be enacted for purposes of regulating CX communications platform businesses and that any such legislation or regulation will not adversely impact our business. In addition, as we expand our business into our other jurisdictions or as we expand our portfolio of product offerings to our customers, we may become subject to regulatory oversight. Our products and platform and our business are subject to privacy, data protection and information security, and our customers may be subject to regulations related to the handling and transfer of certain types of sensitive and confidential information. Any failure of our products to comply with or enable our customers to comply with applicable laws and regulations would harm our business, results of operations and financial condition.
We and our customers that use our products may be subject to privacy and data protection-related laws and regulations that impose obligations in connection with the collection, processing and use of personal data, financial data, health or other similar data.
The nature of our business exposes us to risks related to possible shortcomings in data protection. Any perceived or actual unauthorized disclosure of personally identifiable information, whether through breach of our network by an unauthorized party, employee theft, misuse or error or otherwise, including the data protection of our customers, the end-consumers of our customers and employees or third parties, could harm our reputation, impair our ability to attract and retain our customers, or subject us to claims or litigation arising from damages suffered by individuals.
Law No. 13,709/2018 (Lei Geral de Proteção de Dados Pessoais), or LGPD, was enacted on September 18, 2020 to regulate the processing of personal data in Brazil. Further, Law No. 14,010/2020 was approved in the context of the COVID-19 pandemic, and among other measures postponed the application of the administrative sanctions set out in the LGPD to August 1, 2021.

The LGPD establishes a new legislation to be observed by individuals or public or private companies in operations involving processing of personal data in Brazil and provides for, among others, the rights of holders of personal data, the legal bases applicable to the processing of personal data, the requisites to obtain consent, the obligations and requisites related to security incidents and breaches and transfers of data, either Brazilian or international, as well as the creation of the National Authority for Data Protection, or ANPD, responsible for the inspection, promotion, disclosure, regulation, establishment of guidelines and application of the law. In case of noncompliance with the LGDP, we can be subject to administrative sanctions applicable, on isolated or cumulative basis, of warning, obligation to disclose incidents; temporary blocking and/or elimination of personal data related to the infraction; simple fine of up to 2% of our revenue, or revenue of the group or conglomerate in Brazil for the last fiscal year, excluding taxes, up to the global amount of R$50 million per infraction; daily fine, up to the aforesaid global limit; suspension of the operation of the database related to the infraction for the maximum period of six months, which can be extended for an equal period, up to the regularization of the processing by the controlling shareholder; suspension of activities related to processing of personal data related to the infraction for a period of six months, which can be extended for an equal period; and partial or total prohibition to exercise activities related to data processing.
In addition to the administrative sanctions, due to the noncompliance with the obligations established by the LGPD, we can be held liable for individual or collective material damages, and non-material damages caused to holders of personal data, including when caused by third parties that serve as operators of personal data on our behalf.
In addition to the civil liability, the fact that the administrative sanctions of the LGPD will be applicable by the ANPD only in August 2021 does not prevent the imposition of administrative sanctions set forth by other laws that address issues related to data privacy and protection, such as Law No. 8,078/1990, or the Brazilian Code of Consumer Defense, and Law No. 12,965/2014, or the Brazilian Civil Rights Framework for the Internet. These administrative sanctions can be applied by other public authorities, such as the Attorney General’s Office and consumer protection agencies. We can also be held liable civilly for violation of these laws.
Similarly, many foreign countries and governmental bodies, including in the countries in which we currently operate, have laws and regulations concerning the collection and use of personal data obtained from individuals located in their jurisdiction or by businesses operating within their jurisdiction. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of personal data that identifies or may be used to identify an individual, such as names, telephone numbers, email addresses and, in some jurisdictions, IP addresses and other online identifiers.
In addition, we continue to see jurisdictions imposing data localization laws, which require personal information, or certain subcategories of personal information to be stored in the jurisdiction of origin. These regulations may inhibit our ability to expand into those markets or prohibit us from continuing to offer services in those markets without significant additional costs.
As we expand into new industries and regions, we will likely need to comply with new requirements to compete effectively. The uncertainty and changes in the requirements of multiple jurisdictions may increase the cost of compliance, delay or reduce demand for our services, restrict our ability to offer services in certain locations, impact our customers’ ability to deploy our solutions in certain jurisdictions, or subject us to sanctions, by national data protection regulators, all of which could harm our business, financial condition and results of operations. Additionally, although we endeavor to have our products and platform comply with applicable laws and regulations, these and other obligations may be modified, they may be interpreted and applied in an inconsistent manner from one jurisdiction to another, and they may conflict with one another, other regulatory requirements, contractual commitments or our internal practices.
We also may be bound by contractual obligations relating to our collection, use and disclosure of personal, financial and other data or may find it necessary or desirable to join industry or other self-regulatory bodies or other privacy or data protection-related businesses that require compliance with their rules pertaining to privacy and data protection.
We expect that there will continue to be new proposed laws, rules of self-regulatory bodies, regulations and industry standards concerning privacy, data protection and information security in Brazil and other jurisdictions, and we cannot yet determine the impact such future laws, rules, regulations and standards may have on our business. For instance, the State of São Paulo recently enacted a law determining that a consumer may restrict the receipt of telemarketing, SMS or Whatsapp messages in their mobiles by registering their phone numbers in a specific registry. There can be no assurance that the public in general will not adopt this tool to restrict the receipt of unsolicited telemarketing, SMSs and WhatsApp messages. A broad use of this tool by the public (particularly if its adoption is extended to other Brazilian states or foreign jurisdictions where we operate) may materially adversely affect our business as it may prevent our customers to effectively use our platform to promote their businesses. Moreover, existing Brazilian and foreign privacy and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current or enact new laws and regulations regarding privacy and data protection-related matters. Because global laws, regulations and industry standards concerning privacy and data security have continued to develop and evolve rapidly, it is possible that we or our products or platform may not be, or may not have been, compliant with each such applicable law, regulation and industry standard and compliance with such new laws or to changes to existing laws may impact our business and practices, require us to expend significant resources to adapt to these changes, or to stop offering our products in certain countries. These developments could adversely affect our business, results of operations and financial condition.
Any failure or perceived failure by us, our products or our platform to comply with new or existing Brazilian or other foreign privacy or data security laws, regulations, policies, industry standards or legal obligations, or any security incident that results in the unauthorized access to, or acquisition, release or transfer of, personal data or other customer data may result in governmental investigations, inquiries, enforcement actions and prosecutions, private litigation, fines and penalties, adverse publicity or potential loss of business.
We may be materially adversely affected in the event that we are in violation of anti-corruption and anti-bribery laws and regulations in the jurisdiction in which we operate.
We operate in a jurisdiction that has a high risk of corruption and we are subject to anti-corruption and anti-bribery laws and regulations, including Brazilian Federal Law No. 12,846/2013, or the Brazilian Anticorruption Law, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and the U.K. Bribery Act of 2010, or the Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations in the jurisdictions where we operate. Brazilian Anticorruption Law, the FCPA and the Bribery Act generally prohibit companies and their employees and intermediaries from authorizing, offering or providing improper payments and benefits to government officials and other persons for improper purposes. We are in the process of implementing an anti-corruption compliance program that is designed to manage the risks of doing business in light of these new and existing legal and regulatory requirements. Violations of the anti-corruption and anti-bribery laws and regulations could result in criminal liability, administrative and civil proceedings, significant fines and penalties, forfeiture of significant assets, as well as reputational harm.
Regulators may increase and/or initiate enforcement of these obligations, which may require us to make adjustments to our anti-corruption compliance program, including the procedures we use to verify the identity of cardholders and to monitor our transactions. Regulators may also reexamine the transaction volume thresholds at which we must obtain and keep applicable records or verify identities of cardholders and any change in such thresholds could result in greater costs for compliance. Costs associated with fines or enforcement actions, changes in compliance requirements, or limitations on our ability to grow could adversely affect our business, and any new requirements or changes to existing requirements could impose significant costs, result in delays to planned product improvements, make it more difficult for new merchants to join our network and reduce the attractiveness of our products and services.
Changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself may diminish the demand for our products, and could adversely affect our business, results of operations and financial condition.
The future success of our business depends (particularly for IP-based messaging services) upon the continued use of the Internet as a primary medium for commerce, communications and business applications.

Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. Changes in these laws or regulations could require us to modify our products and platform in order to comply with these changes. In addition, government agencies or private businesses have imposed and may impose additional taxes, fees or other charges for accessing the Internet or commerce conducted via the Internet. These laws or charges could limit the growth of Internet-related commerce or communications generally or result in reductions in the demand for Internet-based products and services such as our products and platform. In addition, the use of the Internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. The performance of the Internet and its acceptance as a business tool has been adversely affected by “viruses,” “worms,” and similar malicious programs. If the use of the Internet is reduced as a result of these or other issues, then demand for our products could decline, which could adversely affect our business, results of operations and financial condition.
Changes in tax laws, tax incentives, benefits or differing interpretations of tax laws may adversely affect our results of operations.
Changes in tax laws, regulations, related interpretations and tax accounting standards in Brazil may result in a higher tax rate on our earnings, which may significantly reduce our profits and cash flows from operations. In case of an increase in taxes applicable to our business and we cannot alter our cost structure to pass our tax increases on to customers, our financial condition, results of operations and cash flows could be materially adversely affected. Our activities are also subject to a municipal tax on services (Imposto Sobre Serviços), or ISS. Any increases in ISS rates would also adversely affect our profitability.
In addition, Brazilian government authorities at the federal, state and local levels are considering changes in tax laws in order to cover budgetary shortfalls resulting from the recent economic downturn in Brazil. If these proposals are enacted they may adversely affect our profitability by increasing our tax burden, increasing our tax compliance costs, or otherwise affecting our financial condition, results of operations and cash flows. Tax rules in Brazil, particularly at the local level, may change without notice (although certain principles contained in the Brazilian federal constitution and certain procedures contained in applicable law must be observed). We may not always be aware of all such changes that affect our business and we may therefore fail to pay the applicable taxes or otherwise comply with tax regulations, which may result in additional tax assessments and penalties for our company.
Furthermore, we are subject to tax laws and regulations that may be interpreted differently by tax authorities than by us, for a variety of reasons. The application of direct (such as income tax and social contribution) and indirect taxes, such as sales and use tax, value-added tax, or VAT, provincial taxes, goods and services tax, business tax and gross receipt tax, to businesses like ours is a complex and evolving issue. Significant judgment is required to evaluate applicable tax obligations. In many cases, the ultimate tax determination is uncertain because it is not clear how existing statutes apply to our business. One or more states, or municipalities, the federal government or other countries may seek to challenge the taxation or procedures applied to our transactions imposing the charge of taxes or additional reporting, record-keeping or indirect tax collection obligations on businesses like ours. New taxes could also require us to incur substantial costs to capture data and collect and remit taxes. If such obligations were imposed, the additional costs associated with tax collection, remittance and audit requirements could have a material adverse effect on our business and financial results.
In addition, we benefit from certain tax incentives related to research and development and technological innovation, established by Law No. 11,196, dated November 21, 2005, as amended, or Lei do Bem, and regulated by Decree No. 5,798, dated June 7, 2006. Our ability to benefit from these incentives depends on our compliance with certain obligations. Failure on our part to comply with certain obligations in accordance with the applicable rules or to provide the documentation required to substantiate such tax credits could result in the loss of such incentives that have not yet been used and claims by the Brazilian tax authorities of the amount corresponding to taxes not paid as a result of the incentives already used, in addition to penalties and interest under Brazilian tax laws. If any of our tax benefits expires, terminates or is cancelled, we may not be successful in obtaining new tax benefits that are equally favorable, which may materially adversely affect us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Income tax and social contribution.”

Furthermore, as we expand our business into new jurisdictions, there can be no assurance that any such jurisdiction will have tax treaties with the other countries where we operate and that we will not be subject to “double taxation” issues or other tax-related concerns.
If we are unable to obtain or retain geographical, regional, local or toll-free numbers, or to effectively process requests, such numbers in a timely manner due to industry regulations, our business and results of operations may be adversely affected.
Our future success depends in part on our ability to obtain allocations of geographical, regional, local and toll-free direct inward dialing numbers, or DIDs, at a reasonable cost and without overly burdensome restrictions because DIDs are necessary to access the public telecommunications network (even through VoIP technology) and the business model developed by us and our subsidiary, Total Voice Comunicações S.A., or Total Voice, requires the management of DIDs on behalf of our clients in order to timely and effectively complete and receive calls at reasonable costs. Our ability to obtain allocations of, assign and retain DIDs depends on factors outside of our control, such as applicable regulations, the practices of authorities that administer national numbering plans or of network service providers from whom we can provision DIDs, such as offering DIDs with conditional minimum volume call level requirements, the cost of these DIDs and the level of overall competitive demand for new DIDs.
In addition, in order to obtain allocations of, assign and retain telephone numbers in other regions, we may be required to be licensed by local telecommunications regulatory authorities, some of which have been increasingly monitoring and regulating the categories of phone numbers that are eligible for provisioning to our customers. We have obtained licenses, and are in the process of obtaining licenses in various countries in which we do business, but in some countries, the regulatory regime around the allocation of phone numbers is unclear, subject to change over time, and sometimes may conflict from jurisdiction to jurisdiction. Furthermore, these regulations and governments’ approach to their enforcement, as well as our products and services, are still evolving and we may be unable to maintain compliance with applicable regulations, or enforce compliance by our customers, on a timely basis or without significant cost. Also, compliance with these types of regulation may require changes in products or business practices that result in reduced revenue. Due to our or our customers’ assignment and/or use of phone numbers in certain countries in a manner that violates applicable rules and regulations, we have been subjected to government inquiries and audits, and may in the future be subject to significant penalties or further governmental action, and in extreme cases, may be precluded from doing business in that particular country. We have also been forced to reclaim phone numbers from our customers as a result of certain non-compliance events. These reclamations result in loss of customers, loss of revenue, reputational harm, erosion of customer trust, and may also result in breach of contract claims, all of which could have a material adverse effect on our business, results of operations and financial condition.
Due to their limited availability, there are certain popular area code prefixes that we generally cannot obtain. Our inability to acquire or retain DIDs for our operations would make our voice and messaging products less attractive to potential customers in the affected local geographic areas. In addition, future growth in our customer base, together with growth in the customer bases of other providers of cloud communications, has increased, which increases our dependence on needing sufficiently large quantities of DIDs. It may become increasingly difficult to source larger quantities of DIDs as we scale and we may need to pay higher costs for DIDs, and DIDs may become subject to more stringent regulation or conditions of usage such as the registration and on-going compliance requirements discussed above.
Additionally, in some geographies, we support number portability, which allows our customers to transfer their existing phone numbers to us and thereby retain their existing phone numbers when subscribing to our voice and messaging products. Transferring existing numbers is a manual process that can take up to 15 business days or longer to complete. Any delay that we experience in transferring these numbers typically results from the fact that we depend on network service providers to transfer these numbers, a process that we do not control, and these network service providers may refuse or substantially delay the transfer of these numbers to us. Number portability is considered an important feature by many potential customers, and if we fail to reduce any related delays, then we may experience increased difficulty in acquiring new customers.
Any of the foregoing factors could adversely affect our business, results of operations and financial condition.

Our credit facility arrangements contain restrictive and financial covenants that may limit our operating flexibility.
Our credit facility agreements contain certain restrictive covenants that either limit our ability to, or require a mandatory prepayment in the event we, incur additional indebtedness and liens, merge with other companies or consummate certain changes of control, acquire other companies, engage in new lines of business, change business locations, make certain investments, pay dividends, make any payments on any subordinated debt, transfer or dispose of assets, amend certain material agreements, and enter into various specified transactions. We, therefore, may not be able to engage in any of the foregoing transactions unless we obtain the consent of our lenders or prepay the outstanding amount under these credit facility agreements. These agreements also contain certain financial covenants and financial reporting requirements. We may not be able to generate sufficient cash flow or sales to meet the financial covenants or pay the principal and interest under these credit facility arrangements. Furthermore, our future working capital, borrowings, or equity financing could be unavailable to repay or refinance the amounts outstanding under the credit facility. In the event of liquidation, our lenders would be repaid all outstanding principal and interest prior to distribution of assets to unsecured creditors, and the holders of our Class A and Class B common shares would receive a portion of any liquidation proceeds only if all of our creditors, including our lenders, were first repaid in full.
Our holding company structure makes us dependent on the operations of our subsidiaries.
We are a company incorporated under the laws of the Cayman Islands with limited liability. Our material assets are our direct and indirect equity interests in our subsidiaries. We are, therefore, dependent upon payments, dividends and distributions from our subsidiaries for funds to pay our holding company’s operating and other expenses and to pay future cash dividends or distributions, if any, to holders of our Class A common shares. The amount of any dividends or distributions which may be paid to us from time to time will depend on many factors including, for example, such subsidiaries results of operations and financial condition; limits on dividends under applicable law; its constitutional documents; documents governing any indebtedness; applicability of tax treaties; and other factors which may be outside our control. Furthermore, exchange rate fluctuation will affect the U.S. dollar value of any distributions our subsidiaries (which are currently mostly located in Brazil) make with respect to our equity interests in those subsidiaries. See “— Certain Risks Relating to Brazil — Exchange rate instability may have adverse effects on the Brazilian economy, us and the price of our Class A common shares,” “The ongoing economic uncertainty and political instability in Brazil, including as a result of ongoing investigations, may harm us and the price of our Class A common shares” and “Dividends and Dividend Policy.”
Breaches of our networks or systems, or those of our cloud infrastructure providers or our service providers, could degrade our ability to conduct our business, compromise the integrity of our products, platform and data, result in significant data losses and the theft of our intellectual property, damage our reputation, expose us to liability to third parties and require us to incur significant additional costs to maintain the security of our networks and data.
We depend upon our IT systems to conduct virtually all of our business operations, ranging from our internal operations and research and development activities to our marketing and sales efforts and communications with our customers and sales channel partners. Individuals or entities may attempt to penetrate our network security, or that of our platform, and to cause harm to our business operations, including by misappropriating our proprietary information or that of our customers, employees and sales channel partners or to cause interruptions of our products and platform. In particular, cyberattacks and other malicious internet-based activity continue to increase in frequency and in magnitude generally, and cloud-based companies have been targeted in the past. In addition to threats from traditional computer hackers, malicious code (such as malware, viruses, worms, and ransomware), employee theft or misuse, password spraying, phishing, credential stuffing, and denial-of-service attacks, we can also face threats from sophisticated organized crime, nation-state, and nation-state supported actors who engage in attacks (including advanced persistent threat intrusions) that add to the risk to our systems (including those hosted on cloud infrastructure providers, internal networks, our customers’ systems and the information that they store and process. While we devote significant financial and personnel resources to implement and maintain security measures, because the techniques used by such individuals or entities to access, disrupt or sabotage devices, systems and networks change frequently and may not be recognized until launched against a target, we may be required to make further investments over time to protect data and infrastructure as cybersecurity threats develop, evolve and grow more complex over time. We may also be unable to anticipate these techniques, and we may not become aware in a timely manner of such a security breach, which could exacerbate any damage we experience.
Additionally, we depend upon our employees and contractors to appropriately handle confidential and sensitive data, including customer data, and to deploy our IT resources in a safe and secure manner that does not expose our network systems to security breaches or the loss of data. We have been and expect to be subject to cybersecurity threats and incidents, including employee errors or individual attempts to gain unauthorized access to information systems. Any data security incidents, including internal malfeasance or inadvertent disclosures by our employees or a third party’s fraudulent inducement of our employees to disclose information, unauthorized access or usage, virus or similar breach or disruption of us or our service providers, could result in loss of confidential information, damage to our reputation, erosion of customer trust, loss of customers, litigation, regulatory investigations, fines, penalties and other liabilities. Such liabilities are also related to the penalties, lawsuits and other regulatory scrutiny arising from the LGPD and the Brazilian Code of Consumer Defense. According to the Brazilian Code of Consumer Defense, consumers may file complaints with consumer protection agencies, comprising the Federal Consumer Agency (Departamento de Proteção e Defesa do Consumidor), and the local consumer protection agencies, or PROCONs. In case consumer protection agencies identify a violation of the Brazilian Code of Consumer Defense, such agencies may impose the penalties set forth in section 56 of the Brazilian Code of Consumer Defense (commonly a fine that varies from R$800 (eight hundred reais) up to R$9.5 million, depending on the size of the company, the advantage obtained as result of the practice and the seriousness of the case). Consumers may also file civil lawsuits seeking compensation for damages. In addition, the Public Prosecutor’s Office may initiate a proceeding which consists of civil inquiries or investigations arising from consumer complaints in order to verify the company’s compliance with consumer law. If the inquiries or investigations conclude that there was no infraction to the law, administrative proceedings filed by the Public Prosecutor Office may be postponed or closed. However, administrative proceedings may also lead to Terms of Conduct Adjustment, or TACs, entered into between us and the relevant authorities, which are intended to adjust our conduct to certain requirements and legal standards, or lead to a public civil action (ação civil pública) against us. Accordingly, if our cybersecurity measures or those of our service providers, fail to protect against unauthorized access, attacks (which may include sophisticated cyberattacks), compromise or the mishandling of data by our employees and contractors, our reputation, customer trust, business, results of operations and financial condition could be adversely affected. Vulnerability to cyberattacks may increase in light of our adoption of a permanent remote work policy (Zenvia Anywhere), a measure that we implemented as a result of the COVID-19 pandemic. While we maintain errors, omissions, and cyber liability insurance policies covering certain security and privacy damages, we cannot be certain that our existing insurance coverage will continue to be available on acceptable terms or will be available, and in sufficient amounts, to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage as to any future claim.
For further information regarding sanctions, see “Business and Industry — Regulatory Matters — Impacts of the enforcement of Law No. 13,709/2018 (Lei Geral de Proteção de Dados Pessoais), or LGPD, to our products and platform and our business model.”
Unfavorable conditions in our industry or the global economy or reductions in spending on information technology and communications could adversely affect our business, results of operations and financial condition.
Our results of operations may vary based on the impact of changes in our industry or the global economy on our customers. Our results of operations depend in part on demand for information technology and cloud communications. In addition, our revenue is dependent on the usage of our products, which in turn is influenced by the scale of business that our customers are conducting. To the extent that weak economic conditions, geopolitical developments, such as existing and potential trade wars, and other events outside of our control such as the COVID-19 pandemic, result in a reduced volume of business for, and communications by, our customers and prospective customers, demand for, and use of, our products may decline. Furthermore, weak economic conditions may make it more difficult to collect on outstanding accounts receivable. If our customers reduce their use of our products, or prospective customers delay adoption or elect not to adopt our products, as a result of a weak economy, this could adversely affect our business, results of operations and financial condition.
Material weaknesses in our internal control over financial reporting have been identified. If we are unable to remedy such material weaknesses or fail to establish and maintain a proper and effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements, our results of operations and our ability to operate our business or comply with applicable regulations may be adversely affected.
Prior to this offering, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting. In connection with the audit of our financial statements, we and our independent registered public accounting firm identified certain material weaknesses in our internal controls. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to the (1) ineffective design, implementation and operation of controls, including the lack of training and experience of the finance team, within the financial reporting process relating to preparation and review of the financial statements, including the technical application of IFRS and applicability of required disclosures; (2) ineffective design, implementation and operation of controls within the financial process covering the maintenance of proper accounting records and the preparation and review of financial statements, including required disclosures for subsidiaries acquired in business combinations; and (3) ineffective design, implementation and operation of general information technology controls, or GITCs, in the areas of user access and program change-management over information technology systems that support the financial reporting processes, which resulted in business process controls that are dependent on the affected GITCs. We plan to adopt measures that will improve our internal control over financial reporting, including increasing the depth and experience within our accounting and finance team and designing and implementing improved processes and internal controls. As of the date of this prospectus, we are in the process of considering and implementing remedial measures. For instance, we have planned an assessment of our internal control gaps by specialized consultants, as well as the adoption of processes and corrections of controls arising from this evaluation. This assessment will start in the second quarter of 2021, and we expect to have it completed before the end of the third quarter of 2021. Improvements in our internal control environment will start as soon as we complete this assessment. Additionally, we expect to implement improvements to the softwares used to control information (ERP, billing system, planning system, among others) during 2021 and 2022, as well as to obtain ISO27001 certification. We currently expect to spend approximately R$5,000 thousand on these improvements. However, we cannot assure you that our efforts will be effective or prevent any future material weakness or significant deficiency in our internal control over financial reporting. Moreover, while we currently do not expect that the costs we will have to incur to remediate these material weaknesses will adversely affect our business, we may incur in unforeseen expenses.
As a public company, we will be subject to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which requires, among other things, that we establish and maintain effective internal control over financial reporting and disclosure controls and procedures. Under the SEC’s current rules, beginning with the year ending December 31, 2022, we are required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to assess the effectiveness of our internal control over financial reporting. Our testing may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or significant deficiencies and render our internal control over financial reporting ineffective. We may also identify deficiencies in our disclosure controls and procedures. We expect to incur substantial accounting and auditing expenses and to expend significant management time in complying with these requirements. If we are not able to comply with these requirements in a timely manner, or if we identify additional material weaknesses or significant deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our Class A common shares may decline and we may be subject to investigations or sanctions by the SEC, the Financial Industry Regulatory Authority, Inc., or FINRA, or other regulatory authorities. In addition, we may be required to expend significant management time and financial resources to correct any material weaknesses that may be identified or to respond to any regulatory investigations or proceedings.

The unaudited pro forma condensed financial information included in this prospectus may not be indicative of our consolidated financial condition or results of operations after giving effect to the Sirena Acquisition and the D1 Acquisition.
The unaudited pro forma condensed financial information contained in this prospectus has been presented for informational purposes and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the acquisition of Sirena and D1 by us (as well as the acquisition of Smarkio by D1) been consummated as of January 1, 2020, nor is it indicative of our future operating results or financial positions after the assumed consummation of the D1 Acquisition. The unaudited pro forma condensed financial information reflects various adjustments, assumptions and estimates, and may not be indicative of our consolidated financial condition or results of operations after giving effect to the Sirena Acquisition and the D1 Acquisition by us. For instance, the final consideration amounts for the D1 Acquisition presented in the “Unaudited Pro Forma Condensed Financial Information” are preliminary and subject to the transactions described therein progressing to a sufficiently advanced stage where there is sufficient information for a definitive measurement of final consideration amounts. See “Unaudited Pro Forma Condensed Financial Information.”
The unaudited pro forma condensed financial information does not reflect future events that may occur, including the costs related to a potential integration and any future nonrecurring charges resulting from the acquisition of Sirena and D1 by us (as well as the acquisition of Smarkio by D1), and does not consider potential impacts of current market conditions on revenues or expenses efficiencies. The unaudited pro forma condensed financial information is based in part on certain assumptions that we believe are reasonable under the circumstances. Our assumptions may not prove to be accurate over time.
We may not be able to successfully manage our intellectual property and may be subject to infringement claims.
We rely on a network of contractual rights, trademarks, patents and trade secrets to establish and protect our proprietary rights, including our technology. For further information regarding our intellectual property, see “Business and Industry — Intellectual Property.” Third parties may challenge, invalidate, circumvent, infringe or misappropriate our intellectual property, or such intellectual property may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages, which could result in costly redesign efforts, discontinuance of certain service offerings or other competitive harm. Others, including our competitors, may independently develop similar technology, duplicate our services or design around our intellectual property, and in such cases, we could not assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information. We may have to litigate to enforce or determine the scope and enforceability of our intellectual property rights, trade secrets and know-how, which is expensive, could cause a diversion of resources and may not prove successful. Also, because of the rapid pace of technological change in our industry, aspects of our business and our services rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms or at all. The loss of intellectual property protection, the inability to obtain third-party intellectual property or delay or refusal by relevant regulatory authorities to approve pending intellectual property registration applications could adversely affect our business and ability to compete.
We may also be subject to costly litigation in the event our services and technology infringe upon or otherwise violate a third party’s proprietary rights. Third parties may have, or may eventually be issued, patents that could be infringed by our proprietary rights. Any of these third parties could make a claim of infringement against us with respect to our proprietary rights. We may also be subject to claims by third parties for breach of copyright, trademark, license usage or other intellectual property rights. Any claim from third parties may result in a limitation on our ability to use the intellectual property subject to these claims or could prevent us from registering our brands as trademarks. Even if we believe that intellectual property related claims are without merit, defending against such claims is time-consuming and expensive and could result in the diversion of the time and attention of our management and employees. Claims of intellectual property infringement also might require us to redesign affected services, enter into costly settlement or license agreements, pay costly damage awards, change our brands, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our services or using certain of our brands. Even if we have an agreement for indemnification against such costs, the indemnifying party, if any in such circumstances, may be unable to uphold its contractual obligations. If we cannot or do not license the infringed technology on reasonable terms or substitute similar technology from another source, our revenue and earnings could be adversely impacted.
In the future, we may also introduce or acquire new products, technologies or businesses, including in areas where we historically have not participated in, which could increase our exposure to intellectual property claims. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers or sales channel partners in connection with any such litigation and to obtain licenses or modify our products or platform, which could further exhaust our resources. Litigation is inherently uncertain and even if we were to prevail in the event of claims or litigation against us, any claim or litigation regarding intellectual property could be costly and time-consuming and divert the attention of our management and other employees from our business. Patent infringement, trademark infringement, trade secret misappropriation and other intellectual property claims and proceedings brought against us, whether successful or not, could harm our brand, business, results of operations and financial condition.
In addition, laws of the countries where we operate do not protect intellectual property and other proprietary rights to the same extent as the laws of the United States. To the extent we expand our international activities, our exposure to unauthorized copying, transfer and use of our proprietary technology or information may increase.
We cannot be certain that our means of protecting our intellectual property and proprietary rights will be adequate or that our competitors will not independently develop similar technology. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, results of operations and financial condition could be adversely affected.
Our customers’ and other users’ violation of our policies or other misuse of our platform to transmit unauthorized, offensive or illegal messages, spam, phishing scams, and website links to harmful applications or for other fraudulent or illegal activity could damage our reputation, and we may face a risk of litigation and liability for illegal activities on our platform and unauthorized, inaccurate, or fraudulent information distributed via our platform.
The actual or perceived improper sending of text messages, Facebook messages, WhatsApp messages or voice calls may subject us to potential risks, including liabilities or claims relating to the LGPD and other consumer protection laws and regulatory enforcement, including fines. The scope and interpretation of the laws that are or may be applicable to the delivery of text messages are continuously evolving and developing. If we do not comply with these laws or regulations or if we become liable under these laws or regulations due to the failure of our customers to comply with these laws by obtaining proper consent, we could face direct liability.
Moreover, despite our efforts to limit any such use, there is a chance that certain of our customers may use our platform to transmit unauthorized, offensive or illegal messages, calls, spam, phishing scams, and website links to harmful applications, reproduce and distribute copyrighted material or the trademarks of others without permission, and report inaccurate or fraudulent data or information. These actions are in violation of our policies made available to them. However, our efforts to defeat spamming attacks, illegal robocalls and other fraudulent activity will not prevent all such attacks and activity. Such use of our platform could damage our reputation and we could face claims for damages, copyright or trademark infringement, defamation, negligence, or fraud and be subject to fines imposed by our network service providers. Moreover, our customers’ and other users’ promotion of their products and services through our platform might not comply with federal, state, and foreign laws. We rely on contractual representations made to us by our customers that their use of our platform will comply with our policies and applicable law, including, without limitation, our messaging policies. Although we retain the right to verify that customers and other users are abiding by certain contractual terms, our customers and other users are ultimately responsible for compliance with our policies, and we do not systematically audit our customers or other users to confirm compliance with our policies. We cannot predict whether our role in facilitating our customers’ or other users’

activities would expose us to liability under applicable law. Even if claims asserted against us do not result in liability, we may incur substantial costs in investigating and defending such claims. If we are found liable for our customers’ or other users’ activities, we could be required to pay fines or penalties, redesign business methods or otherwise expend resources to remedy any damages caused by such actions and to avoid future liability.
We depend largely on our senior management, other key employees and qualified personnel, the loss of any of whom and our inability to continue to attract other qualified personnel could adversely affect our business, results of operations and financial condition.
Our future performance depends on the continued services and contributions of our senior management, other key employees and qualified personnel to execute on our business plan, to develop our products and platform, to deliver our products to customers, to attract and retain customers and to identify and pursue opportunities. The loss of members of our senior management, other key employees and qualified personnel could disrupt our operations and significantly delay or prevent the achievement of our development and strategic objectives. In particular, we depend to a considerable degree on the vision, skills, experience and effort of our founder and chief executive officer, Cassio Bobsin.
None of our executive officers or other senior management personnel is bound by a written employment agreement and any of them may terminate employment with us at any time with no advance notice. If members of our senior management team resign, we may not be able to sustain our existing culture or replace them with individuals of the same experience and qualification. The replacement of any of our senior management personnel would likely involve significant time and costs, and such loss could significantly delay or prevent the achievement of our business objectives. The loss of the services of any of our senior management or other key employees for any reason could adversely affect our business, results of operations and financial condition.
Our future success also depends on our ability to identify, attract, hire, train, retain, motivate and manage other highly skilled technical, managerial, information technology (particularly developers) and marketing, product, sales and customer service personnel. Competition for such personnel is intense, and we may not be able to successfully attract, hire, train, retain, motivate and manage sufficiently qualified personnel. If we are unable to retain and motivate our existing employees and attract qualified personnel to fill key positions, we may be unable to manage our business effectively, including the development, marketing and sale of our products, which could adversely affect our business, results of operations and financial condition. To the extent we hire personnel from competitors, we also may be subject to allegations that they have been improperly solicited or disclosed proprietary or other confidential information.
In addition, even if we are successful in hiring qualified sales personnel, newly hired personnel require significant training and experience before they achieve full productivity, particularly for sales efforts targeted at businesses and new regions (including outside of Brazil). Our recent hires and planned hires may not become as productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do business.
Volatility in, or lack of performance of, our Class A common share price may also affect our ability to attract and retain key personnel. Many of our key personnel are, or will soon be, vested in a substantial number of stock options to purchase our Class A common shares. Employees may be more likely to terminate their employment with us if the shares underlying their vested options have significantly appreciated in value relative to the original exercise prices of the options, or, conversely, if the exercise prices of the options that they hold are significantly above the trading price of our Class A common shares. If we are unable to retain our employees, our business, results of operations and financial condition could be adversely affected. For further information regarding our long-term compensation incentive plans, see “Management — IPO Grants and Post-IPO Equity Incentive Plan.”
We may require additional financing to support our future capital requirements and we may not be able to secure such financing on favorable terms or at all.
We intend to continue to make investments to support our business and may require additional funds. In particular, we may seek additional funds to develop new products and enhance our platform and existing products, expand our operations, including our sales and marketing departments and our presence outside of Brazil, improve our infrastructure or acquire complementary businesses, technologies, services, products and other assets. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common shares. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth, scale our infrastructure, develop product enhancements and to respond to business challenges could be significantly impaired, and our business, results of operations and financial condition may be adversely affected.
We face exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect our business, results of operations and financial condition.
As our international operations expand, our exposure to the effects of fluctuations in currency exchange rates will grow. For example, global political events, including the United Kingdom’s exit from the European Union, trade tariff developments and other geopolitical events have caused global economic uncertainty and variability in foreign currency exchange rates. While we have primarily transacted with customers in Brazilian reais, in light of our international expansion we expect to transact with customers in Mexican pesos, Argentine pesos, Colombian pesos and U.S. dollars, among others. We expect to significantly expand the number of transactions with customers that are denominated in foreign currencies in the future as we continue to expand our business internationally. We also incur expenses for some of our network service provider costs outside of Brazil in local currencies and for employee compensation and other operating expenses at our non-Brazil locations in the local currency for such locations. Fluctuations in the exchange rates between the Brazilian real and other currencies could result in an increase to the Brazilian equivalent of such expenses.
As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar can affect our results of operations due to transactional and translational remeasurements. As a result of such foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in our business and results of operations. In addition, to the extent that fluctuations in currency exchange rates cause our results of operations to differ from our expectations or the expectations of our investors and securities analysts who follow our stock, the trading price of our Class A common shares could be adversely affected.
We do not currently maintain a program to hedge transactional exposures in foreign currencies. However, in the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.
The costs and effects of pending and future litigation, investigations or similar matters, or adverse facts and developments related thereto, could materially affect our business, financial position and results of operations.
In the ordinary course of business, we and our subsidiaries are and may continue to be in the future parties to tax, civil, labor and consumer protection proceedings, as well as arbitration and administrative investigations, inspections and proceedings whose outcomes may be unfavorable to us. As of March 31, 2021 and December 31, 2020, we have established an amount of R$32,599 thousand and R$31,780 thousand, respectively, in provisions for disputes that represent a probable loss for us and our subsidiaries. Also, we are not required to record provisions for proceedings in which our management judges the risk of loss to be possible or remote. However, the amounts involved in some of these proceedings may be substantial, and eventual losses on them could be significantly high. Even for the amounts recorded as provisions for probable losses, a judgment against us would have an impact on our cash flow if we were required to pay those amounts and the eventual losses could be higher than the provisions we have recorded. Unfavorable decisions in our legal proceedings (including court decisions unfavorable to us in amounts above those provisioned for or that prevent us from carrying out our projects, as initially planned) may, therefore, reduce our liquidity and have a material adverse impact on our business, results of operations, financial condition and prospects. For more information on material legal proceedings, see “Business and Industry — Legal and Administrative Proceedings.”
There are risks for which our insurance policies may not adequately cover or for which we have no insurance coverage. Insufficient insurance coverage or the materialization of such uninsured risks could adversely affect us.
Our insurance policies may not adequately cover all risks to which we are exposed. In addition, we may not carry insurance sufficient to compensate us for any losses that may result from claims arising from defects or disruptions in our products. We cannot assure you that we will be able to maintain our insurance policies in the future or that we will be able to renew them at reasonable prices or on acceptable terms, which may adversely affect our business and the trading price of our Class A common shares. Moreover, we are subject to risks for which we are uninsured, such as war, acts of God, including hurricanes, other force majeure events and breaches of the security of our systems by hackers. The occurrence of a significant loss that is not insured or compensable, or that is only partially insured or compensable, may require us to commit significant cash resources to cover such losses, which may adversely affect us.
Certain Risks Relating to Brazil
The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This involvement as well as Brazil’s political, regulatory, legal and economic conditions could harm us and the price of our Class A common shares.
The Brazilian federal government frequently exercises significant influence over the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government’s actions to control inflation and other policies and regulations have often involved, among other measures, increases or decreases in interest rates, changes in fiscal policies, wage and price controls, foreign exchange rate controls, blocking access to bank accounts, currency devaluations, capital controls and import and export restrictions. We have no control over and cannot predict what measures or policies the Brazilian government may take in the future, and how these can impact us and our business. We and the market price of our securities may be harmed by changes in Brazilian government policies, as well as general economic factors, including, without limitation:
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growth or downturn of the Brazilian economy;

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interest rates and monetary policies;

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exchange rates and currency fluctuations;

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inflation;

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liquidity of the domestic capital and lending markets;

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import and export controls;

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exchange controls and restrictions on remittances abroad and payments of dividends;

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modifications to laws and regulations according to political, social and economic interests;

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fiscal policy and changes in tax laws;

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economic, political and social instability, including general strikes and mass demonstrations;

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the regulatory framework governing our industry;

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labor and social security regulations;

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public health crises, such as the ongoing COVID-19 pandemic; and

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other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty over whether the Brazilian federal government will implement reforms or changes in policy or regulation affecting these or other factors in the future may affect economic performance and contribute to economic uncertainty in Brazil, which may have an adverse effect on our activities and consequently our operating results and may also adversely affect the trading price of our Class A common shares. Recent economic and political instability has led to a negative perception of the Brazilian economy and higher volatility in the Brazilian securities markets, which also may adversely affect us and our Class A common shares. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Macroeconomic Environment.”
The ongoing economic uncertainty and political instability in Brazil, including as a result of ongoing investigations, may harm us and the price of our Class A common shares.
Brazil’s political environment has historically influenced, and continues to influence, the performance of the country’s economy. Political crises have affected and continue to affect the confidence of investors and the general public, which have historically resulted in economic deceleration and heightened volatility in the securities offered by companies with significant operations in Brazil.
The recent economic instability in Brazil has contributed to a decline in market confidence in the Brazilian economy. Various ongoing investigations into allegations of money laundering and corruption being conducted by the Office of the Brazilian Federal Prosecutor, including the largest of such investigations, known as “Operação Lava Jato,” have negatively impacted the Brazilian economy and political environment. The potential outcome of these investigations is uncertain, but they have already had an adverse impact on the image and reputation of the implicated companies, and on the general market perception of the Brazilian economy. We cannot predict whether the ongoing investigations will result in further political and economic instability, or if new allegations against government officials and/or executives of private companies will arise in the future. A number of senior politicians, including current and former members of Congress and the Executive Branch, and high-ranking executive officers of major corporations and state-owned companies in Brazil were arrested, convicted of various charges relating to corruption, entered into plea agreements with federal prosecutors and/or have resigned or been removed from their positions as a result of these Lava Jato investigations. These individuals are alleged to have accepted bribes by means of kickbacks on contracts granted by the government to several infrastructure, oil and gas and construction companies. The profits of these kickbacks allegedly financed the political campaigns of political parties, for which funds were unaccounted or not publicly disclosed. These funds were also allegedly directed toward the personal enrichment of certain individuals. The effects of Lava Jato as well as other ongoing corruption-related investigations resulted in an adverse impact on the image and reputation of the companies that have been implicated as well as on the general market perception of the Brazilian economy, political environment and capital markets. We have no control over, and cannot predict, whether such investigations or allegations will lead to further political and economic instability or whether new allegations against government officials will arise in the future.
On October 28, 2018, Jair Bolsonaro, a former member of the military and three-decade congressman, was elected the president of Brazil and took office on January 1, 2019. During his presidential campaign, President Bolsonaro was reported to favor the privatization of state-owned companies, economic liberalization, and social security and tax reforms. However, there is no guarantee that President Bolsonaro will be successful in executing his campaign promises or passing certain reforms fully or at all, particularly when confronting a divided Congress. In addition, his current minister of the economy, Paulo Guedes, proposed during the presidential campaign the revocation of the income tax exemption on the payment of dividends, which, if enacted, would increase the tax expenses associated with any dividend or distribution by Brazilian companies, which could impact our capacity to receive future cash dividends or distributions net of taxes from our subsidiaries. Moreover, President Bolsonaro was generally a polarizing figure during his campaign for the presidency, particularly in relation to certain of his behavioral views, and we cannot predict the ways in which a divided electorate may continue to impact his presidency and ability to implement policies and reforms, as well as external perception regarding the Brazilian economy and political environment, all of which could have a negative impact on our business and the price of our securities.

Furthermore, during April 2020, President Bolsonaro became involved in a political dispute that culminated in the resignation of both the then Minister of Health, Luiz Henrique Mandetta, and Minister of Justice, Sergio Moro. These former ministers were considered key names in the current administration, and the ministerial changes triggered further instability in the Brazilian economy and capital markets. As of the date of this prospectus, President Bolsonaro is under investigation by the Federal Supreme Court (Supremo Tribunal Federal) for misconduct alleged by former Minister of Justice Mr. Sergio Moro. According to the former minister, the President exerted undue political pressure to appoint certain members of the Brazilian federal police for potential personal benefit and for the benefit of his family. If the President did in fact infringe the law, any resulting consequences, including potential impeachment, could have material adverse effects on the political and economic scenario in Brazil, and on businesses operating here, including our business. Also, President Jair Bolsonaro has been criticized in Brazil and internationally as a result of his actions to combat the COVID-19 pandemic in Brazil, increasing the political uncertainty and the instability in Brazil. Since the beginning of the COVID-19 pandemic in Brazil, four individuals already took office as Minister of Health.
It is expected that the current Brazilian federal government may propose the general terms of fiscal reform to stimulate the economy and reduce the forecasted budget deficit for 2020 and following years, but it is uncertain whether the Brazilian government will be able to gather the required support in the Brazilian Congress to pass additional specific reforms. We cannot predict which policies the Brazilian federal government may adopt or change or the effect that any such policies might have on our business and on the Brazilian economy. In addition, the Brazilian government is incurring significant levels of debt to finance measures to combat the COVID-19 pandemic which is expected to increase the Brazilian budget deficit. Any such new policies or changes to current policies, including measures to combat the COVID-19 pandemic, may have a material adverse impact on our business, results of operations, financial condition and prospects.
Any of the above factors may create additional political uncertainty, which could harm the Brazilian economy and, consequently, our business and the price of our Class A common shares.
Inflation and certain measures by the Brazilian government to curb inflation have historically harmed the Brazilian economy and Brazilian capital markets, and high levels of inflation in the future would harm our business and the price of our Class A common shares.
In the past, Brazil has experienced extremely high rates of inflation. Inflation and some of the measures taken by the Brazilian government in an attempt to curb inflation have had significant negative effects on the Brazilian economy generally. Inflation, policies adopted to curb inflationary pressures and uncertainties regarding possible future governmental intervention have contributed to economic uncertainty and heightened volatility in the Brazilian capital markets.
According to the National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo), or IPCA, which is published by the Brazilian Institute for Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or IBGE, Brazilian inflation rates were 4.5%, 4.3% and 3.8% for the years ended December 31, 2020, 2019 and 2018, respectively. Brazil may experience high levels of inflation in the future and inflationary pressures may lead to the Brazilian government’s intervening in the economy and introducing policies that could harm our business and the price of our Class A common shares. One of the tools used by the Brazilian government to control inflation levels is its monetary policy, specifically in regard to the official Brazilian interest rate. An increase in the interest rate restricts the availability of credit and reduces economic growth, and vice versa. During recent years there has been significant volatility in the official Brazilian interest rate, which ranged from 14.25%, on December 31, 2015, to 4.50% on December 31, 2019, 2.00% as of December 31, 2020 and 2.75% as of March 31, 2021. As of the date hereof, the official Brazilian base interest rate is 4.25%. This rate is set by the Monetary Policy Committee of the Central Bank of Brazil (Comitê de Política Monetária), or COPOM. Any change in interest rate, in particular any volatile swings, can adversely affect our growth, indebtedness and financial condition.
Exchange rate instability may have adverse effects on the Brazilian economy, us and the price of our Class A common shares.
The Brazilian currency has been historically volatile and has been devalued frequently over the past three decades. Throughout this period, the Brazilian government has implemented various economic plans and used various exchange rate policies, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system. Although long-term depreciation of the real is generally linked to the rate of inflation in Brazil, depreciation of the real occurring over shorter periods of time has resulted in significant variations in the exchange rate between the real, the U.S. dollar and other currencies. In 2014, the real depreciated by 11.8% against the U.S. dollar, while in 2015 it further depreciated by 32%. The real/U.S. dollar exchange rate reported by the Central Bank was R$3.259 per US$1.00 on December 31, 2016, an appreciation of 16.5% against the rate of R$3.905 per US$1.00 reported on December 31, 2015. In 2017, the real depreciated by 1.5%, with the exchange rate reaching R$3.308 per US$1.00 on December 31, 2017. In 2018, the real depreciated an additional 17.1%, to R$3.875 per US$1.00 on December 31, 2018. The real/U.S. dollar exchange rate reported by the Central Bank was R$4.031 per US$1.00 on December 31, 2019, which reflected a 4.0% depreciation of the real against the U.S. dollar for the year. Recently, due to the COVID-19 and the economic and political instability, the real depreciated 47.2% against the U.S. dollar since December 31, 2019, and reached R$5.937 per US$1.00 as of May 14, 2020, its lowest level since the introduction of the currency in 1994. The exchange rate reported by the Central Bank was R$5.1967 per US$1.00 on December 31, 2020, R$5.6973 per US$1.00 on March 31, 2021 and R$4.9519 per US$1.00 on June 23, 2021. There can be no assurance that the real will not again depreciate and/or appreciate against the U.S. dollar or other currencies in the future.
A devaluation of the real relative to the U.S. dollar could create inflationary pressures in Brazil and cause the Brazilian government to, among other measures, increase interest rates. Any depreciation of the real may generally restrict access to the international capital markets. It would also reduce the U.S. dollar value of our results of operations. Restrictive macroeconomic policies could reduce the stability of the Brazilian economy and harm our results of operations and profitability. In addition, domestic and international reactions to restrictive economic policies could have a negative impact on the Brazilian economy. These policies and any reactions to them may harm us by curtailing access to foreign financial markets and prompting further government intervention. A devaluation of the real relative to the U.S. dollar may also, as in the context of the current economic slowdown, decrease consumer spending, increase deflationary pressures and reduce economic growth.
On the other hand, an appreciation of the real relative to the U.S. dollar and other foreign currencies may deteriorate the Brazilian foreign exchange current accounts. Depending on the circumstances, either devaluation or appreciation of the real relative to the U.S. dollar and other foreign currencies could restrict the growth of the Brazilian economy, as well as affecting our business, results of operations and profitability.
Infrastructure and workforce deficiency in Brazil may impact economic growth and have a material adverse effect on us.
Our performance depends on the overall health and growth of the Brazilian economy. Brazilian GDP growth has fluctuated over the past few years, with contractions of 3.5% and 3.3% in 2015 and 2016, respectively, followed by growth of 1.3% in both 2017 and 2018, 1.1% for the year ended December 31, 2019 and a contraction of 4.1% for the year ended December 31, 2020. For the three months ended March 31, 2021, Brazilian GDP grew by 1.0% compared to Brazil’s GDP for the three months ended March 31, 2020. Growth is limited by inadequate infrastructure, including potential energy shortages and deficient transportation, logistics and telecommunication sectors, general strikes, the lack of a qualified labor force (particularly developers), and the lack of private and public investments in these areas, which limit productivity and efficiency. Any of these factors could lead to labor market volatility and generally impact income, purchasing power and consumption levels, which could limit growth and ultimately have a material adverse effect on us.
Developments and the perceptions of risks in other countries, including other emerging markets, the United States and Europe, may harm the Brazilian economy and the price of our Class A common shares.
The market for securities offered by companies with significant operations in Brazil is influenced by political, economic and market conditions in Brazil and, to varying degrees, market conditions in other Latin American and emerging markets, as well as the United States, Europe and other countries. To the extent the conditions of the global markets or economy deteriorate, the business of companies with significant operations in Brazil may be harmed. The weakness in the global economy has been marked by, among other adverse factors, lower levels of consumer and corporate confidence, decreased business investment and consumer spending, increased unemployment, reduced income and asset values in many areas, reduction of China’s growth rate, currency volatility and limited availability of credit and access to capital, in addition to significant uncertainty results from the current COVID-19 pandemic. Developments or economic conditions in other countries may significantly affect the availability of credit to companies with significant operations in Brazil and result in considerable outflows of funds from Brazil, decreasing the amount of foreign investments in Brazil.
Crises and political instability in other emerging market countries, the United States, Europe or other countries could decrease investor demand for securities offered by companies with significant operations in Brazil, such as our Class A common shares. Investor sentiment in one country may cause capital markets in other countries to fluctuate, affecting the value of our Class A common shares, even if indirectly. The economic, political and social instability in the United States, the trade war between the United States and China, crises in Europe and other countries and global tensions, as well as economic or political crises and social unrest in Latin America or other emerging markets, including as a result of the COVID-19 pandemic, can significantly affect the perception of the risks inherent in investment in Brazil.
On November 7, 2020, Joseph Biden won the presidential election in the United States and assumed office as the 46th President of the United States on January 20, 2021. The U.S. president has considerable influence, which may materially and adversely global economy and political stability. We cannot ensure that the Biden administration will adopt policies designed to promote macroeconomic stability, fiscal discipline, as well as domestic and foreign investment, which may materially and adversely impact the trading price of securities of Brazilian issuers, including our common shares. Growing economic uncertainty and news of a potentially recessive economy in the United States may also create uncertainty in the Brazilian economy.In addition, on June 2016, the United Kingdom held a referendum in which the majority voted for the United Kingdom to leave the European Union (so called “Brexit”), and the British government will continue to negotiate the terms of its withdrawal. Brexit officially occurred on January 31, 2020 and has created significant economic uncertainty in the United Kingdom and in Europe, the Middle East, and Asia. The terms of Brexit, once negotiated, could potentially disrupt the markets we serve and the tax jurisdictions in which we operate and adversely change tax benefits or liabilities in these or other jurisdictions, and may cause us to lose investors, investment opportunities and employees. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which EU laws to replace or replicate. These developments, as well as potential crises and other forms of political instability or any other as of yet unforeseen development, may harm our business and the price of our Class A common shares.
Any further downgrading of Brazil’s credit rating could reduce the trading price of our Class A common shares.
We may be harmed by investors’ perceptions of risks related to Brazil’s sovereign debt credit rating. Rating agencies regularly evaluate Brazil and its sovereign ratings, which are based on a number of factors including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the perspective of changes in any of these factors.
The rating agencies began to review Brazil’s sovereign credit rating in September 2015. Subsequently, the three major rating agencies downgraded Brazil’s investment-grade status:
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In 2015, Standard & Poor’s initially downgraded Brazil’s credit rating from BBB-negative to BB-positive and subsequently downgraded it again from BB-positive to BB, maintaining its negative outlook, citing a worse credit situation since the first downgrade. On January 11, 2018, Standard & Poor’s further downgraded Brazil’s credit rating from BB to BB-negative. The BB-negative rating was affirmed on February 7, 2019 with a stable outlook, which reflects the agency’s expectations that the Brazilian government will be able to implement policies to gradually improve the fiscal deficit, as well as a mild economic recovery, given improvements in consumer confidence. In April 2020, Standard & Poor’s revised the credit rating for Brazil to BB-negative with a stable outlook, which was affirmed in December 2020.

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In December 2015, Moody’s reviewed and downgraded Brazil’s issue and bond ratings from Baa3 to below investment grade, Ba2 with a negative outlook, citing the prospect of a further deterioration in Brazil’s debt indicators, considering the low growth environment and the challenging political scenario. In April 2018, Moody’s affirmed its Ba2 rating, but altered its outlook from “negative” to “stable,” also supported by the projection that the Brazilian government would approve fiscal reforms and that economic growth in Brazil would resume gradually. In May 2020, Moody’s maintained the Ba2 rating with a stable outlook.

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In 2016, Fitch downgraded Brazil’s sovereign credit rating to BB-positive with a negative outlook, citing the rapid expansion of the country’s budget deficit and the worse-than-expected recession. In February 2018, Fitch downgraded Brazil’s sovereign credit rating again to BB-negative, citing, among other reasons, fiscal deficits, the increasing burden of public debt and an inability to implement reforms that would structurally improve Brazil’s public finances. The BB-negative rating was affirmed in May 2019. In May 2020, Fitch affirmed Brazil’s long-term foreign currency issuer default rating at BB-negative and revised the rating outlook to negative, citing the deterioration of the Brazilian economic and fiscal scenarios and the worsening risks for both dimensions, given the renewed political uncertainty, in addition to the uncertainties about the duration and intensity of the COVID-19 pandemic. In November 2020, Fitch maintained the BB-negative rating with a negative outlook.

Brazil’s sovereign credit rating is currently rated below investment grade by the three credit rating agencies. Consequently, the prices of securities offered by companies with significant operations in Brazil have been negatively affected. A prolongation or worsening of the current Brazilian recession and continued political uncertainty, among other factors, could lead to further ratings downgrades. Any further downgrade of Brazil’s sovereign credit ratings could heighten investors’ perception of risk and, as a result, cause the trading price of our Class A common shares to decline.
Certain Risks Relating to This Offering and Our Class A Common Shares
There is no existing market for our common shares, and we do not know whether one will develop to provide you with adequate liquidity. If our share price fluctuates after this offering, you could lose a significant part of your investment.
Prior to this offering, there has not been a public market for our Class A common shares. If an active trading market does not develop, investors may have difficulty selling any of our Class A common shares that they buy. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the Nasdaq, or otherwise or how liquid that market might become. The initial public offering price for the Class A common shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our Class A common shares at prices equal to or greater than the price paid by you in this offering. In addition to the risks described above, the market price of our Class A common shares may be influenced by many factors, some of which are beyond our control, including:
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technological innovations by us or competitors;

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the failure of financial analysts to cover our Class A common shares after this offering or changes in financial estimates by analysts;

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actual or anticipated variations in our operating results;

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changes in financial estimates by financial analysts, or any failure by us to meet or exceed any of these estimates, or changes in the recommendations of any financial analysts that elect to follow our Class A common shares or the shares of our competitors;

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announcements by us or our competitors of significant contracts or acquisitions;

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future sales of our shares;

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investor perceptions of us and the industries in which we operate; and

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difficulties experienced by our parent company and/or by any of our associate companies in Brazil, or direct or indirect subsidiaries of our parent company.

In addition, the stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our Class A common shares, regardless of our operating performance. In the past, following periods of volatility in the market price of certain companies’ securities, securities class action litigation has been instituted against these companies. Any such litigation, if instituted against us, could adversely affect our financial condition or results of operations. If a market does not develop or is not maintained, the liquidity and price of our Class A common shares could be materially adversely affected.
The market price of our shares may be volatile or may decline sharply or suddenly, regardless of our operating performance, and we may not be able to meet investors’ or analysts’ expectations. You may not be able to resell your shares for the initial offer price or above it and you may lose all or part of your investment.
The initial price of the public offering for our Class A common shares will be determined by means of negotiations between the underwriters and ourselves and may vary in relation to the market price of our common shares following this offering. If you purchase our Class A common shares in this offering, you may not be able to resell them at the initial price or at a higher price than that of the public offering. We cannot guarantee that the market price after this offering will be equal to or higher than prices in private traded transactions of our common shares that occurred from time to time prior to the offering. The market price of our Class A common shares may fluctuate or decline significantly in response to a number of factors, many of which are beyond our control, including, but not limited to:
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actual or forecast fluctuations in revenue or in other operating and financial results;

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variations between our actual operating results and the expectations of securities analysts, investors and the financial community;

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action by securities analysts who begin or continue to cover us, changes in the financial estimates of any securities analysts who follow our company or our failure to meet these estimates or investors’ expectations;

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announcements by us or by our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

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negative media coverage or publicity affecting us or our parent company, whether true or not;

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changes in the operating performance and stock market valuations of CX communications platform companies in general, including our competitors;

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fluctuations in the price and volume of the stock market in general, including as a result of trends in the economy as a whole;

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threats of proceedings and actions brought against us or decided against us;

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developments in the legislation or regulatory action, including interim or final decisions by judicial or regulatory bodies;

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changes in accounting standards, policies, guidelines, interpretations or principles;

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any significant changes to our board of directors or management;

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any security incidents or public reports of security incidents that occur in our platform or in our sector;

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statements, comments or opinions from public officials that our product offerings are or may be illegal, regardless of interim or final decisions of judicial or regulatory bodies; and

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other events or factors, including those resulting from war, terrorist incidents, natural disasters or responses to such events.

In addition, price and volume fluctuations in the stock markets have affected and continue to affect the stock prices of many CX communications platform companies. Often, their stock prices fluctuate in ways that are unrelated or disproportionate to the operating performance of companies. In some instances, shareholders have filed a class action lawsuit after periods of market volatility. If we are involved in litigation regarding securities, this could subject us to substantial costs, divert resources and management attention from our business and seriously undermine our business. In addition, the occurrence of any of the factors listed above, along with others, may cause our share price to drop significantly and there is no guarantee that our share price will recover. As a result, you may not be able to sell your Class A common shares at or above the initial price of the public offering and you may lose some or all of your investment.
Our controlling shareholders will, in the aggregate, own 100% of our outstanding Class B common shares, which represent approximately 94.76% of the voting power of our issued capital and 64.39% of our total equity ownership following the offering, and will control all matters requiring shareholder approval. Our controlling shareholders also have the right to nominate the totality of our board of directors and consent rights over certain corporate transactions. This concentration of ownership limits your ability to influence corporate matters.
Immediately following this offering of Class A common shares, and assuming no exercise of the underwriters’ option to purchase additional Class A common shares, our controlling shareholders will own 100% of our Class B common shares, resulting in their ownership of 64.39% of our outstanding shares, and, consequently, 94.76% of the combined voting power of our Class A and Class B common shares. See “Principal Shareholders.” These entities will control a majority of our voting power and will have the ability to control matters affecting, or submitted to a vote of, our shareholders. As a result, these shareholders may be able to elect the members of our board of directors and set our management policies and exercise overall control over us. Our controlling shareholders will be able to appoint the totality of our board despite owning a non-proportionate number of shares and will be able to control any transaction involving a merger or change of control until they own less than 9.1% (nine point one percent) of our outstanding Class A and Class B common shares. In addition, our Articles of Association require the consent of our controlling shareholders before our shareholders are able to take certain actions, including to amend such document. For more information, see “Description of Share Capital.”
The interests of these shareholders may conflict with, or differ from, the interests of other shareholders. For example, our current controlling shareholders may cause us to make acquisitions that increase the amount of our indebtedness or outstanding shares, sell revenue-generating assets or inhibit change of control transactions that benefit other shareholders. Our controlling shareholders’ decisions on these matters may be contrary to your expectations or preferences, and they may take actions that could be contrary to your interests. Our controlling shareholder will be able to prevent any other shareholders, including you, from blocking these actions. For further information regarding shareholdings in our company, see “Principal Shareholders.” So long as these shareholders continue to own a substantial number of our shares, they will significantly influence all our corporate decisions and together with other shareholders, they may be able to effect or inhibit changes in the control of our company.
The disparity in voting rights among classes of our shares may have a potential adverse effect on the price of our Class A common shares, and may limit or preclude your ability to influence corporate matters.
Each Class A common share will entitle its holder to one vote per share on all matters submitted to a vote of our shareholders. Each holder of our Class B common shares will be entitled to ten (10) votes per Class B common share so long as the voting power of Class B common shares corresponds to 9.1% (nine point one percent) of the aggregate outstanding shares on the record date for any general meeting of the shareholders. The difference in voting rights could adversely affect the value of our Class A common shares by, for example, delaying or deferring a change of control or, if investors view or any potential future purchaser of our company views, the superior voting rights of the Class B common shares have value. Given the ten-to-one voting ratio between our Class B ordinary and Class A common shares, the holders of our Class B common shares collectively will continue to control a majority of the combined voting power of our shares and therefore be able to control all matters submitted to our shareholders so long as the Class B common shares represent at least 9.1% of all outstanding shares of our Class A ordinary and Class B common shares in addition to certain other rights to which our controlling shareholders are entitled (see risk factor immediately above and “Description of Share Capital”). This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.
Future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions, such as certain transfers effected to permitted transferees or for estate planning or charitable purposes as well as transfers between our controlling shareholders. The conversion of Class B common shares to Class A common shares will have the effect, over time, of increasing the relative voting power of those holders of Class B common shares who retain their shares in the long term. For a description of our dual class structure, see “Description of Share Capital and Constitutional Documents — Meetings of Shareholders — Voting Rights.”
Our status as a controlled company and a foreign private issuer exempts us from certain of the corporate governance standards of the Nasdaq, limiting the protections afforded to investors.
We are a “controlled company” and a “foreign private issuer” within the meaning of the Nasdaq corporate governance standards. Under the Nasdaq rules, a controlled company is exempt from certain Nasdaq corporate governance requirements. In addition, a foreign private issuer may elect to comply with the practice of its home country and not to comply with certain Nasdaq corporate governance requirements, including the requirements that (i) a majority of the board of directors consists of independent directors, (ii) a nominating and corporate governance committee be established that is composed entirely of independent directors and has a written charter addressing the committee’s purpose and responsibilities, (iii) a compensation committee be established that is composed entirely of independent directors and has a written charter addressing the committee’s purpose and responsibilities, and (iv) an annual performance evaluation of the nominating and corporate governance and compensation committees be undertaken. Although we have similar practices, they do not entirely conform to the Nasdaq requirements; therefore, we currently use these exemptions and intend to continue using them. Accordingly, you will not have the same protections provided to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
Class A common shares eligible for future sale may cause the market price of our Class A common shares to drop significantly.
The market price of our Class A common shares may decline as a result of sales of a large number of our Class A common shares in the market after this offering (including Class A common shares issuable upon conversion of Class B common shares) or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Following the completion of this offering, we will have outstanding 13,108,801 Class A common shares and 23,708,300 Class B common shares (or 15,045,165 Class A common shares and 23,708,300 Class B common shares, if the underwriters exercise in full their option to purchase additional Class A common shares). Subject to the lock up agreements described below, the Class A common shares sold in this offering will be freely tradable without restriction or further registration under the U.S. Securities Act of 1933, as amended, or the Securities Act, by persons other than our affiliates within the meaning of Rule 144 of the Securities Act.
Our controlling shareholders or entities controlled by them or its permitted transferees will, subject to the lock up agreements described below, be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC. If our controlling shareholders, the affiliated entities controlled by them or its permitted transferees were to sell a large number of Class A common shares, the market price of our Class A common shares may decline significantly. In addition, the perception in the public markets that sales by them might occur may also cause the trading price of our Class A common shares to decline.
We have agreed with the underwriters, subject to certain exceptions, not to offer, sell or dispose of any shares in our share capital or securities convertible into or exchangeable or exercisable for any shares in our share capital during the 180-day period following the date of this prospectus. Our directors, executive officers and substantially all of our shareholders have agreed to substantially similar lock up provisions. However, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC may, in their sole discretion and without notice, release all or any portion of the shares from the restrictions in any of the lock up agreements described above. In addition, these lock up agreements are subject to the exceptions described in

“Underwriting,” including the right for our company to issue new shares if we carry out an acquisition or enter into a merger, joint venture or strategic participation.
Sales of a substantial number of our Class A common shares upon expiration of the lock up agreements, the perception that such sales may occur, or early release of these lock up periods, could cause our market price to fall or make it more difficult for you to sell your Class A common shares at a time and price that you deem appropriate.
Our Articles of Association contain anti-takeover provisions that may discourage a third party from acquiring us and adversely affect the rights of holders of our Class A common shares.
Our Articles of Association contain certain provisions that could limit the ability of others to acquire our control, including a provision that grants authority to our board of directors to establish and issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. These provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain our control in a tender offer or similar transactions.
If securities or industry analysts do not publish reports, or publish inaccurate or unfavorable reports about our business, the price of our Class A common shares and our trading volume could decline.
The trading market for our Class A common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts currently cover our parent company, but they do not, and may never, publish research on our company. If no or too few securities or industry analysts commence coverage of our company, the trading price for our Class A common shares would likely be negatively affected. If one or more of the analysts who cover us downgrade their target price for our Class A common shares or publish inaccurate or unfavorable reports about our business, the price of our Class A common shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Class A common shares could decrease, which might cause the price of our Class A common shares and trading volume to decline.
We have not adopted a dividend policy with respect to future dividends. If we do not declare any dividends in the future, you will have to rely on the price appreciation of our Class A common shares in order to achieve a return on your investment.
We have not adopted a dividend policy with respect to future dividends. The amount of any distributions will depend on many factors such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors or, where applicable, our shareholders. We may retain our future earnings, if any, for the foreseeable future, to fund the operation of our business and future growth. In addition, our financing agreements may from time to time contain certain restrictions as to the distribution of dividends by us and/or our subsidiaries. For instance, under certain financial arrangements, Zenvia Brazil is currently limited from distributing dividends in excess of 25% of the profit of any given year. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Indebtedness.”
Accordingly, if we do not declare dividends in the future or there are any significant limitations on our ability to distribute dividends to our shareholders, investors will most likely have to rely on sales of their Class A common shares, which may increase or decrease in value, as the only way to realize cash from their investment. There is no guarantee that the price of our Class A common shares will ever exceed the price that you pay.
The requirements of being a public company in the United States may overstretch our resources, result in litigation and divert the attention of management from our business.
This offering will have a significant transformative effect on us. We expect to incur significant additional legal, accounting, reporting and other expenses as a result of having publicly traded Class A common shares.

We will also incur costs, including, but not limited to, directors’ fees, increased directors’ and officers’ insurance, investor relations, and various other costs of a public company.
We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and the Consumer Protection Act, Nasdaq listing requirements and other rules and regulations applying to companies with publicly listed securities. We expect these rules and regulations to increase our legal and financial compliance costs and make some management and corporate governance activities more difficult, time consuming and costly, particularly after we are no longer an “emerging growth company,” increasing the demands on our systems and resources. Among other things, the applicable SEC rules require us to file annual and current reports with respect to our business and operating results.
These rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. This could have an adverse impact on our ability to recruit and bring on a qualified independent board.
The additional demands associated with being a public company in the United States may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses.
In addition, the public reporting obligations associated with being a public company in the United States may subject us to litigation as a result of increased scrutiny of our financial reporting. If we are involved in litigation regarding our public reporting obligations, this could subject us to substantial costs, divert resources and management attention from our business and seriously undermine our business.
Our dual-class structure may result in a lower or more volatile market price of our Class A common shares. Our dual-class capital structure means our shares will not be included in certain stock indices. We cannot predict the impact this may have on our Class A common share price.
We cannot predict whether our dual class structure, combined with the concentrated control of our Company (see “Principal Shareholders”), will result in a lower or more volatile market price of our Class A common shares or in adverse publicity or other adverse consequences. FTSE Russell, S&P Dow Jones and MSCI announced changes to their eligibility criteria for the inclusion of shares of public companies on certain indices, namely, to exclude companies with multiple classes of common shares. FTSE Russell requires greater than five percent of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those not listed or trading) in the hands of public shareholders whereas S&P Dow Jones announced that companies with multiple share class structures, such as ours, will not be eligible for inclusion in the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together comprise the S&P Composite 1500. MSCI also announced its review of no-vote and multi-class structures and temporarily barred new multi-class listings from its ACWI Investable Market Index and U.S. Investable Market 2500 Index. We cannot assure you that other stock indices will not take a similar approach to FTSE Russell, S&P Dow Jones and MSCI in the future. Pursuant to these policies, our dual class structure makes our Class A common shares ineligible for inclusion in such indices and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not invest in our stock. Any such exclusion from indices could result in a less active trading market for our Class A common shares and depress the valuations of publicly traded companies excluded from the indices compared to those of similar companies that are included. In addition, several shareholder advisory firms have announced their opposition to the use of multiple share class structures. As a result, our dual class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common shares.

We are a Cayman Islands exempted company with limited liability. The rights of our shareholders, including with respect to fiduciary duties and corporate opportunities, may be different from the rights of shareholders governed by the laws of U.S. jurisdictions.
We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed by our Articles of Association, the Companies Act and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In particular, as a matter of Cayman Islands law, directors and officers owe the following fiduciary duties: (1) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (2) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (3) directors should not properly fetter the exercise of future discretion; (4) duty to exercise powers fairly as between different sections of shareholders; (5) duty to exercise independent judgment; and (6) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. With respect to the duty of directors to avoid conflicts of interest, our Articles of Association vary from the applicable provision of Cayman Islands law mentioned above by providing that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. In addition to the above, under Cayman Islands law, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has. As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings. Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors may have pre-existing fiduciary obligations to other businesses of which they are officers or directors. Conversely, under Delaware corporate law, a director has a fiduciary duty to the corporation and its stockholders (made up of two components) and the director’s duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. For more information, see “Description of Share Capital — Principal Differences between Cayman Islands and U.S. Corporate Law.”
New investors in our Class A common shares will experience immediate and substantial book value dilution after this offering.
The initial public offering price of our Class A common shares will be substantially higher than the pro forma net tangible book value per Class A common share of the outstanding Class A common shares immediately after the offering. Based on an assumed initial public offering price of US$     per class A common share (the midpoint of the price range set forth on the cover of this prospectus) and our net tangible book value as of March 31, 2021 if you purchase our Class A common shares in this offering you will pay more for your shares than the amounts paid by our current shareholder for its shares and you will suffer immediate dilution in pro forma net tangible book value of approximately R$80.43 per Class A common share. As a result of this dilution, investors purchasing shares in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation. For more information, see “Dilution.”

We may need to raise additional capital in the future by issuing securities, use our Class A common shares as acquisition consideration, or may enter into corporate transactions with an effect similar to a merger, which may dilute your interest in our share capital, change the nature of our business, and/or affect the trading price of our Class A common shares.
We may need to raise additional funds to grow our business, including through acquisitions, and implement our growth strategy going forward by engaging in public or private issuances of common shares or securities convertible into, or exchangeable for, our common shares, which may dilute your interest in our share capital or result in a decrease in the market price of our common shares. Any fundraising through the issuance of shares or securities convertible into or exchangeable for shares, the use of our Class A common shares as acquisition consideration, or the participation in corporate transactions with an effect similar to a merger, may dilute your interest in our capital stock, change the nature of our business from the business that you originally invested in (including as a result of merger or acquisition transactions), and/or result in a decrease in the market price of our Class A common shares.
We have broad discretion in the use of the portion of the net proceeds from this offering that will not be used in connection with the D1 Acquisition and may not use them effectively.
Our management will have broad discretion in the application of the portion of the net proceeds from this offering that will not be used in connection with the D1 Acquisition and could spend such proceeds in ways that do not improve our results of operations or enhance the value of our Class A common shares. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, results of operations and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. For more information see the section “Use of Proceeds.”
As a foreign private issuer and an “emerging growth company” (as defined in the JOBS Act), we will have different disclosure and other requirements from U.S. domestic registrants and non-emerging growth companies. We may take advantage of exemptions from certain corporate governance regulations of the Nasdaq, and this may result in less protection for the holders of our Class A common shares.
As a foreign private issuer and emerging growth company, we may be subject to different disclosure and other requirements than domestic U.S. registrants and non-emerging growth companies. For example, as a foreign private issuer, in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we intend to rely on exemptions from certain U.S. rules which will permit us to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants.
We will follow Cayman Islands laws and regulations that are applicable to Cayman Islands companies. However, Cayman Islands laws and regulations applicable to Cayman Islands companies do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above.
Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we will be subject to Cayman Islands laws and regulations having substantially the same effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Cayman Islands law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.

In addition, according to Section 303A of the Section 5605 of the Nasdaq equity rules listed companies are required, among other things, to have a majority of independent board members, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, however, we are permitted to, and we will, follow home country practice in lieu of the above requirements. For more information, see the section “Description of Share Capital — Principal Differences between Cayman Islands and U.S. Corporate Law.”
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies. Under this act, as an emerging growth company, we will not be subject to the same disclosure and financial reporting requirements as non-emerging growth companies. For example, as an emerging growth company we are permitted to, and intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Also, we will not have to comply with future audit rules promulgated by the U.S. Public Company Accounting Oversight Board, or PCAOB (unless the SEC determines otherwise), and our auditors will not need to attest to our internal controls under Section 404(b) of the Sarbanes Oxley Act. We may follow these reporting exemptions until we are no longer an emerging growth company. As a result, our shareholders may not have access to certain information that they deem important. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual revenue of at least US$1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common shares that is held by non-affiliates exceeds US$700.0 million as of the prior June 30, and (2) the date on which we have issued more than US$1.07 billion in non-convertible debt during the prior three year period. Accordingly, the information about us available to you will not be the same as, and may be more limited than, the information available to shareholders of a non-emerging growth company. We could be an “emerging growth company” for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common shares held by non-affiliates exceeds US$700 million as of any June 30 (the end of our second fiscal quarter) before that time, in which case we would no longer be an “emerging growth company” as of the following December 31 (our fiscal year end).
We cannot predict if investors will find our Class A common shares less attractive because we may rely on these exemptions. If some investors find our Class A common shares less attractive as a result, there may be a less active trading market for our Class A common shares and the price of our Class A common shares may be more volatile.
We may lose our foreign private issuer status which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.
In order to maintain our current status as a foreign private issuer, either (a) more than 50% of our Class A common shares must be either directly or indirectly owned of record by nonresidents of the United States or (b)(1) a majority of our executive officers or directors may not be U.S. citizens or residents, (2) more than 50% of our assets cannot be located in the United States and (3) our business must be administered principally outside the United States. If we lose this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs we will incur as a foreign private issuer.
Our shareholders may face difficulties in protecting their interests because we are a Cayman Islands exempted company.
Our corporate affairs will be governed by our amended and restated memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. We will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law.
While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a merger or consolidation of a company that takes place by way of a scheme of arrangement. This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation that takes place by way of a court approved scheme of arrangement or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation that does not take place by way of a scheme of arrangement to apply to the Grand Court for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.
Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
Subject to limited exceptions, under Cayman Islands’ law, a minority shareholder may not bring a derivative action against the board of directors. Our Cayman Islands counsel is not aware of any reported class actions having been brought in a Cayman Islands court.
United States civil liabilities and certain judgments obtained against us by our shareholders may not be enforceable.
We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, the majority of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside of the United States. As a result, it may be difficult to effect service of process within the United States upon these persons. It may also be difficult to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who are not resident in the United States and the substantial majority of whose assets are located outside of the United States.
Further, we have been advised by our Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
The Depository Trust Company, or DTC, may cease to act as depositary and transfer agent for our Class A common shares.
DTC will have the discretion to cease to act as depositary and clearing agent for our Class A common shares. If DTC determines at any time that our Class A common shares are not eligible for continued deposit and clearance within their facilities, then we believe the Class A common shares would not be eligible for continued listing on the Nasdaq and trading of our Class A common shares would be disrupted. While we would pursue alternative arrangements to maintain the listing and trading, any such disruption could result in a material adverse effect on the trading price of our Class A common shares.
Judgments of Brazilian courts to enforce our obligations with respect to our Class A common shares may be payable only in reais. The exchange rate in force at the time may not offer non-Brazilian investors full compensation for any claim arising from our obligations.
Most of our assets are currently located in Brazil. If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of our Class A common shares, we may not be required to discharge our obligations in a currency other than the real. Under Brazilian exchange control laws, an obligation in Brazil to pay amounts denominated in a currency other than the real may only be satisfied in Brazilian currency at the exchange rate, as determined by the Central Bank, in effect on the date the judgment is obtained, and such amounts are then adjusted to reflect exchange rate variations through the effective payment date. The then prevailing exchange rate may not afford non-Brazilian investors with full compensation for any claim arising out of or related to our obligations under the Class A common shares.
Our Class A common shares may not be a suitable investment for all investors, as investment in our Class A common shares presents risks and the possibility of financial losses.
The investment in our Class A common shares is subject to risks. Investors who wish to invest in our Class A common shares are thus subject to asset losses, including loss of the entire value of their investment, as well as other risks, including those related to our Class A common shares, us, the sector in which we operate, our shareholder structure and the general macroeconomic environment in Brazil, among other risks.
Each potential investor in our Class A common shares must therefore determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:
•
have sufficient knowledge and experience to make a meaningful evaluation of our Class A common shares, the merits and risks of investing in our Class A common shares and the information contained in this prospectus;

•
have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in our Class A common shares and the impact our Class A common shares will have on its overall investment portfolio;

•
have sufficient financial resources and liquidity to bear all of the risks of an investment in our Class A common shares;

•
understand thoroughly the terms of our Class A common shares and be familiar with the behavior of any relevant indices and financial markets; and

•
be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

The Cayman Islands Economic Substance Law may affect our operations.
The Cayman Islands has enacted the International Tax Co-operation (Economic Substance) Act (as revised), or the Cayman Economic Substance Law. We are required to comply with the Cayman Economic

Substance Law. As we are a Cayman Islands company, compliance obligations include filing annual notifications for us, which need to state whether we are carrying out any relevant activities and, if so, whether we have satisfied economic substance tests to the extent required under the Cayman Economic Substance Law. As it is a relatively new regime, it is anticipated that the Cayman Economic Substance Law will evolve and be subject to further clarification and amendments. We may need to allocate additional resources to keep updated with these developments, and may have to make changes to our operations in order to comply with all requirements under the Cayman Economic Substance Law. Failure to satisfy these requirements may subject us to penalties under the Cayman Economic Substance Law.
The Cayman Islands Tax Information Authority shall impose a penalty of CI$10,000 (or US$12,500) on a relevant entity for failing to satisfy the economic substance test or CI$100,000 (or US$125,000) if it is not satisfied in the subsequent financial year after the initial notice of failure. Following failure after two consecutive years the Grand Court of the Cayman Islands may make an order requiring the relevant entity to take specified action to satisfy the economic substance test or ordering it that it is defunct or be struck off.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements subject to risks and uncertainties, generally set forth under the sections “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Industry.” Many of the forward-looking statements in this prospectus can be identified based on forward-looking words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “would,” or the opposite of these terms or other similar expressions.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. There is no assurance that the expected events, trends or results will actually occur and we and the underwriters undertake no obligation to update publicly or revise any forward-looking statements and estimates whether as a result of new information, future events or otherwise.
Forward-looking statements include, but are not limited to, statements regarding our current belief or expectations as of the date of this prospectus and estimates on future events and trends that affect or may affect our business, financial condition, results of operations, liquidity, prospects and the trading price of our Class A common shares. Although such forward-looking statements are based on assumptions and information currently available to us, which we believe to be reasonable, none of the forward-looking statements, whether expressed or implied, are indicative of or guarantee future results. Given such limitations, you should not make any investment decision on the basis of the forward-looking statements contained herein.
Our forward-looking statements may be affected by the following factors, among others:
•
the consummation of the D1 Acquisition;

•
our ability to innovate and respond to technological advances, changing market needs and customer demands, such as the use of and demand for SMS text message service and cloud-based platform communications;

•
our ability to successfully acquire new businesses as customers, acquire customers in new industry verticals and appropriately manage our international expansion;

•
our failure to enhance our brand recognition or maintain a positive public image;

•
the inherent risks related to the CPaaS market, such as the interruption, failure or breach of our computer or information technology systems, resulting in the degradation of the quality or a decline in the use of the products and services we offer;

•
general economic, political and business conditions in Brazil, including as a result of the impacts of the COVID-19 pandemic, and their impact on our business, notably with respect to inflation and interest rates and their impact on the discretionary spending of businesses;

•
our ability to face challenges in the expansion of our operations and our offerings into new market segments and/or new geographic regions within and outside of Brazil;

•
the impact of substantial and increasing competition in our market, innovation by our competitors, and our ability to compete effectively;

•
our compliance with applicable regulatory and legislative developments and regulations and legislation that currently apply or become applicable to our business as we continue to grow;

•
our ability to attract and retain qualified personnel while controlling our personnel related expenses;

•
the dependence of our business on our relationship with service providers as well with certain cloud infrastructure providers;

•
our ability to maintain, protect and enhance our brand and intellectual property;

•
our ability to maintain our classification as an emerging growth company under the JOBS Act;

•
health crises, including due to pandemics such as the COVID-19 pandemic and government measures taken in response thereto;

•
other factors that may affect our financial condition, liquidity and results of operations; and

•
other risk factors discussed under “Risk Factors.”

We caution you that the foregoing list of significant factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. Many of these risks are beyond our ability to control or predict. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

USE OF PROCEEDS
We estimate that the net proceeds from our issuance and sale of 12,909,091 Class A common shares in this offering will be approximately (1) US$      million (or approximately US$      million after deducting cash-based payment bonuses expected to be made to certain of our officers and employees as a result of the consummation of this offering), or (2) US$      million if the underwriters exercise in full their option to purchase additional Class A common shares (or approximately US$      million after deducting cash-based payment bonuses expected to be made to certain of our officers and employees as a result of the consummation of this offering), in each case, assuming an initial public offering price of US$      per Class A common share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Each US$1.00 increase (decrease) in the assumed initial public offering price of US$      per Class A common share would increase (decrease) the net proceeds to us from this offering by approximately US$      million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions, estimated offering expenses payable by us and cash-based payment bonuses expected to be made to certain of our officers and employees as a result of the consummation of this offering. Each increase (decrease) of 1.0 million in the number of Class A common shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions, estimated offering expenses payable by us and cash-based payment bonuses expected to be made to certain of our officers and employees as a result of the consummation of this offering, by approximately US$      million, assuming the assumed initial public offering price stays the same.
We believe that the offering will provide additional capital to support the development and growth of our business. The principal purposes of this offering are to increase our capitalization, provide us with greater financial flexibility, create a public market for our Class A common shares and facilitate our future access to the capital markets. We intend to use the net proceeds from this offering in the following order of importance:
•
First: payment of the consideration payable in cash to acquire D1. We plan to allocate US$62 million (equivalent to R$312 million using the Central Bank selling exchange rate of R$5.0314 per U.S.dollar published on June 18, 2021) from the proceeds for such purposes. For further information about the D1 acquisition, see “Presentation of Financial and Other Information — D1 Acquisition, Sirena Acquisition and Related Financial Statements.”

•
For any remaining net proceeds: general corporate purposes, which may include investments for the development of software, products or technologies, investments in the international expansion of our operations, funding other opportunistic mergers, acquisitions or investments in complementary businesses, and maintaining liquidity.

We will have broad discretion in allocating this portion of the net proceeds from this offering.
Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including the factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds.
Pending the determination of the net proceeds from this offering, we intend to invest them in a variety of capital preservation investments, including short-term, interest-bearing instruments and government securities.

DIVIDENDS AND DIVIDEND POLICY
The amount of any dividends will depend on many factors, such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, financial condition, cash requirements, future prospects and any other factors deemed relevant by our board of directors.
As a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of their respective jurisdictions of incorporation (including imposing legal restrictions on dividend distribution by subsidiaries), agreements of our subsidiaries or covenants under future indebtedness that we or they may incur. Our ability to pay dividends is therefore directly related to positive and distributable net results from our subsidiaries. See “Risk Factors — Risks Relating to Our Business and Industry — Our holding company structure makes us dependent on the operations of our subsidiaries.”
Certain Cayman Islands Legal Requirements Related to Dividends
Under the Companies Act and our Articles of Association, a Cayman Islands company may pay a dividend out of either its profit or share premium account, but a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. According to our Articles of Association, dividends can be declared and paid out of funds lawfully available to us, which include the share premium account. Dividends, if any, would be paid in proportion to the number of common shares a shareholder holds. For further information, see “Taxation — Cayman Islands Tax Considerations.”

CAPITALIZATION
The table below sets forth our (i) current and non-current loans and borrowings, (ii) total equity and (iii) total capitalization (defined as the sum of current and non-current loans and borrowing plus total equity) as of March 31, 2021, derived from our unaudited interim condensed consolidated financial statements as follows:
•
on an as historical reported basis;

•
as adjusted to give effect to (i) the contribution of Zenvia Brazil to Zenvia Inc. by the shareholders of Zenvia Brazil (the contribution will be accounted for at historical book value, in return for new Class B and new class A common shares issued by Zenvia Inc. in a one-to-five exchange for the shares of Zenvia Brazil contributed to us) and (ii) the issuance and sale of 12,909,091 Class A common shares by us in this offering at the initial public offering price of US$      per Class A common share (the midpoint of the estimated offering price per Class A common share set forth on the cover page of this prospectus translated into reais using the selling exchange rate of R$5.0314 per US$1.00, as reported by the Central Bank as of June 18, 2021), assuming no exercise of the option by the underwriters to purchase additional Class A common shares, and after deducting underwriting discounts and commissions, estimated offering expenses payable by us, and cash-based payment bonuses expected to be made to certain of our officers and employees as a result of the consummation of this offering (expected to amount to R$58,850 thousand (equivalent to US$11,697 thousand, using the Central Bank above referred selling exchange rate). Our total capitalization may be different in the event that we do not allocate the net proceeds of this offering in accordance with the assumption set forth under “Use of Proceeds;” and

•
as further adjusted to give pro forma effect to the consummation of our acquisition of D1 as if it had occurred on March 31, 2021, including the issuance of class A common shares to certain D1 shareholders upon consummation of the D1 Acquisition. See “Unaudited Pro Forma Condensed Financial Information.” We expect that the consummation of the D1 Acquisition (based on D1’s historical consolidated financial statements as of and for March 31, 2021) will impact our loans and borrowings, current by R$4,148 thousand, loans and borrowings, non-current by R$7,204 thousand and total equity by R$145,478 thousand.

The table below does not give effect to the de minimis share consideration still payable to Sirena shareholders. See “Presentation of Financial and Other Information — D1 Acquisition, Sirena Acquisition and Related Financial Statements.”
You should read this table in conjunction with “Use of Proceeds,” “Selected Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and our unaudited pro forma condensed financial information included elsewhere in this prospectus. Our capitalization following the closing of the offering will be adjusted based on the actual initial offering price and other terms of the offering determined at pricing.

	As of March 31, 2021
	Zenvia Brazil, as Reported	As Adjusted	As Further Adjusted
	(in R$ thousands)
Loans and borrowings, current	40,053	40,053	44,201
Loans and borrowings, non-current	142,016	142,016	149,220
Equity
4,781,602 Zenvia Brazil common shares on an as reported basis	87,348	—	—
Class A common shares, par value US$0.00005 per share, 500,000,000 shares authorized, 13,108,801 shares outstanding on an as adjusted basis and 14,675,390 shares outstanding on an as further adjusted basis	—	371,436	516,915
Class B common shares, par value US$0.00005 per share, 250,000,000 shares authorized, 23,708,300 shares outstanding on an as adjusted basis and 23,708,300 shares outstanding on an as further adjusted basis	—	643,272	643,272
Total equity	87,348	1,014,708(1)	1,160,187
Total capitalization	269,417	1,196,777	1,353,608

(1)
Calculated as the sum of the total equity of Zenvia Brazil, as Reported (amounting to R$87,348 thousand) plus the receipt of approximately R$927,360 thousand in net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and cash-based payment bonuses expected to be made to certain of our officers and employees as a result of the consummation of this offering.

An increase or reduction of US$1.00 in the assumed initial public offering price of US$      per Class A common shares, which is the midpoint of the price range indicated on the cover page of this prospectus, (translated into reais using the selling exchange rate of R$5.0314 per US$1.00, as reported by the Central Bank as of June 18, 2021), would, after the completion of this offering, increase (decrease) (1) the value of our total equity by R$175.8 million, and (2) our total capitalization by R$55.5 million, assuming that the number of Class A common shares offered herein, as set forth on the cover page of this prospectus, remains the same and assuming no exercise of the option to purchase additional Class A common shares, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and cash-based payment bonuses expected to be made to certain of our officers and employees as a result of the consummation of this offering.
An increase (decrease) of 1.0 million shares in the number of Class A common shares sold in this offering by us would increase (decrease) (1) the value of our total equity by R$75.5 million, and (2) our total capitalization by R$75.5 million, assuming an initial public offering price of US$      per Class A common shares, the midpoint of the price range set forth on the cover page of this prospectus (translated into reais using the selling exchange rate of R$5.0314 per US$1.00, as reported by the Central Bank as of June 18, 2021), and after deducting estimated underwriting discounts and commissions, the estimated offering expenses payable by us and cash-based payment bonuses expected to be made to certain of our officers and employees as a result of the consummation of this offering.

DILUTION
On May 7, 2021 all of our shareholders contributed all of their shares in Zenvia Brazil to us. In return for this contribution, we have issued in aggregate 23,708,300 new Class B common shares to Bobsin LLC, Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment — Fundo de Investimento em Participações Multiestratégia and Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia and in aggregate new 199,710 Class A common shares to Spectra I Fundo de Investimento em Participações Multiestratégia Investimento No Exterior and Spectra II Fundo de Investimento em Participações Multiestratégia Investimento No Exterior, in each case in a one-to-five exchange for the shares of Zenvia Brazil contributed to us. As of the date of this prospectus, Bobsin LLC, Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment — Fundo de Investimento em Participações Multiestratégia, Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia, Spectra I Fundo de Investimento em Participações Multiestratégia Investimento No Exterior and Spectra II Fundo de Investimento em Participações Multiestratégia Investimento No Exterior hold all of our issued and outstanding shares, and we hold all of the issued and outstanding shares of Zenvia Brazil.
We have presented the dilution calculation below on the basis of Zenvia Brazil’s net tangible book value as of March 31, 2021 (and giving pro forma effect to the consummation of the D1 Acquisition as if it had occurred on March 31, 2021, including the issuance of our class A common shares to certain D1 shareholders upon consummation of the D1 Acquisition) because until the one-to-five contribution of Zenvia Brazil shares to it ocurred on May 7, 2021, Zenvia Inc. had not commenced operations and had only nominal assets and liabilities and no material contingent liabilities or commitments.
As of March 31, 2021, Zenvia Brazil had a net tangible book deficit of R$191.1 million, corresponding to a net tangible book deficit of R$7.99 per common share prior to this offering (after giving effect to the one-to-five contribution related to the Corporate Reorganization). Net tangible book value (deficit) per common share represents the amount of total assets (excluding goodwill and other intangible assets) less total liabilities, divided by 23,908,010, the total number of Zenvia Inc. common shares outstanding as of March 31, 2021 (after giving effect to the one-to-five contribution related to the Corporate Reorganization).
After giving effect to (1) the D1 Acquisition as if it had been consummated on March 31, 2021, (2) the receipt by us of the net proceeds from this offering and (3) cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering, our pro forma net tangible book value at March 31, 2021 would have been R$99.8 million, representing R$2.58 per common share. See “Unaudited Pro Forma Condensed Financial Information.” This represents an immediate change in net tangible book value of R$290.9 million, and an immediate dilution in net tangible book value of R$80.43, or 96.89%, per common share to new investors purchasing Class A common shares in this offering. Dilution for this purpose represents the difference between the price per common shares paid by these investors and net tangible book value per common share immediately after the completion of the offering (and after giving effect to the D1 Acquisition).
Assuming the underwriters’ option to purchase additional Class A common shares is exercised in full, our pro forma net tangible book value as of March 31, 2021 would have been R$246.0 million, representing R$6.07 per common share. This represents an immediate change in net tangible book value of R$437.2 million, and an immediate dilution in net tangible book value of R$76.94, or 92.68%, per common share to new investors purchasing Class A common shares in this offering.
If you invest in our Class A common shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A common share and the pro forma net tangible book deficit per Class A common share which accounts for the issuance and sale of new Class A common shares in this offering after giving effect to the D1 Acquisition).
Because our Class A common shares and Class B common shares have the same dividend and other rights, except for voting, conversion, pre-emptive rights and transfer restrictions, we have counted the Class A common shares and Class B common shares equally for purposes of the dilution calculations below.

The following table illustrates this dilution to new investors purchasing Class A common shares in the offering assuming either no exercise or full exercise by the underwriters of their option to purchase additional Class A common shares.
	No Exercise		Full Exercise
	R$ (except as otherwise indicated)
Assumed initial public offering price per Class A common shares(1)	US$		US$
Assumed initial public offering price per Class A common shares in reais(2)
Net tangible book deficit per common share at March 31, 2021 prior to this offering (after giving effect to the one-to-five contribution related to the Corporate Reorganization)		(8.00)		(8.00)
Net tangible book value per common share at March 31, 2021 (giving pro forma effect to the Contribution, the completion of this offering and the consummation of the D1 Acquisition as if it had occurred on March 31, 2021)		2.58		6.07
Dilution in pro forma net tangible book value per common share attributable to new shareholders(3)		80.43		76.94

(1)
Corresponds to the midpoint of the price range set forth on the cover page of this prospectus.

(2)
Represents US$      as translated into reais using the selling exchange rate of R$5.     per US$1.00, as reported by the Central Bank as of June   , 2021.

(3)
Dilution represents the difference between the offering price per common share paid by new shareholders and the pro forma net tangible book value per common share immediately after giving effect to this offering (and the consummation of the D1 Acquisition).

The actual offering price per Class A common share is not based on the pro forma net tangible book value (deficit) of our common shares, but will be established based through a book building process.
The dilution table above does not give effect to the de minimis share consideration still payable to Sirena shareholders. See “Presentation of Financial and Other Information — D1 Acquisition, Sirena Acquisition and Related Financial Statements.”
The following table summarizes, on the same pro forma basis at March 31, 2021, the number of common shares acquired from us, the total cash consideration paid and the average price per common share paid to us by our current shareholders and by new investors purchasing Class A common shares in this offering. As the table shows, new investors purchasing shares in this offering will pay an average price per common share substantially higher than our pre-IPO shareholders paid. This information is based on the assumed initial public offering price of US$      per Class A common share (which is the midpoint of the price range per common share set forth on the cover page of this prospectus), before deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering, and assuming no exercise of the underwriters’ option to purchase additional Class A common shares.
	Common Shares Purchased		Total Consideration		Average Price per Common Share (US$)
	Amount	Percentage of Total Common Shares (%)	Amount (US$ million)	Percentage (%)
Current shareholders	23,908,010	64.9	47.3(1)		1.98
New investors	12,909,091	35.1
Total	36,817,101	100.0

(1)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

If the underwriters were to fully exercise their option to purchase 1,936,364 additional Class A common shares, the total consideration paid by new shareholders and the average price per common share paid by new shareholders would be US$      million and US$      per common share, respectively, and the percentage of common shares purchased by new shareholder would be      %.

EXCHANGE RATES
The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures.
The real depreciated against the U.S. dollar from mid-2011 to early 2016. In particular, during 2015, due to the poor economic conditions in Brazil, including as a result of political instability, the real depreciated at a rate that was much higher than in previous years. Overall in 2015, the real depreciated 47.0%, reaching R$3.905 per US$1.00 on December 31, 2015. In 2016, the real recovered significantly, appreciating 16.5% to R$3.259 per US$1.00 on December 31, 2016. In 2017, the real depreciated 1.5% against the U.S. dollar, ending the year at an exchange rate of R$3.308 per US$1.00. In 2018, due to the inherent political instability of the election period, the real/U.S. dollar exchange rate reported by the Central Bank was R$3.875 per US$1.00, which reflected a 17.1% depreciation in the real against the U.S. dollar. As of December 31, 2019, the real/U.S. dollar exchange rate reported by the Central Bank was R$4.031 per US$1.00. Recently, due to the COVID-19 and the economic and political instability, the real depreciated 47.2% against the U.S. dollar since December 31, 2019, and reached R$5.937 per US$1.00 as of May 14, 2020, its lowest level since the introduction of the currency in 1994. The exchange rate reported by the Central Bank was R$5.1967 per US$1.00 on December 31, 2020 and R$5.6973 per US$1.00 on March 31, 2021. As of June 23, 2021, the exchange rate reported by the Central Bank was R$4.9519 per US$1.00. The Central Bank has intervened occasionally in the foreign exchange market to attempt to control instability in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to allow the real to float freely or will intervene in the exchange rate market by re-implementing a currency band system or otherwise. The real may depreciate or appreciate substantially against the U.S. dollar in the future. Furthermore, Brazilian law provides that, whenever there is a serious imbalance in Brazil’s balance of payments or there are substantial reasons to foresee a significant imbalance, temporary restrictions may be imposed on remittances of foreign capital abroad. We cannot assure you that the Brazilian government will not place restrictions on remittances of foreign capital abroad in the future.
The following table sets forth, for the periods indicated, the high, low, average and period-end exchange rates for the purchase of U.S. dollars expressed in Brazilian reais per U.S. dollar. The average rate is calculated by using the average of reported exchange rates by the Central Bank on each day during a monthly or yearly period.
Year	Period-end	Average for Period(1)	Low	High
	(R$ per US$)
2016	3.259	3.483	3.119	4.156
2017	3.308	3.193	3.051	3.381
2018	3.875	3.656	3.139	4.188
2019	4.031	3.946	3.652	4.260
2020	5.197	5.158	4.021	5.937
2021 (through June 23, 2021)	4.952	5.405	4.952	5.840

Source: Central Bank
(1)
Represents the average of the exchange rates on the closing of each day during the relevant periods.

Month	Period-end	Average for Period(1)	Low	High
	(R$ per US$)
December 2020	5.197	5.146	5.058	5.279
January 2021	5.476	5.356	5.163	5.509
February 2021	5.530	5.416	5.342	5.530
March 2021	5.697	5.646	5.495	5.840
April 2021	5.404	5.562	5.336	5.706
May 2021	5.232	5.291	5.222	5.451
June 2021 (through June 23, 2021)	4.952	5.052	4.952	5.164

Source: Central Bank
(1)
Represents the average of the exchange rates on the closing of each day during the relevant periods.

SELECTED FINANCIAL AND OTHER INFORMATION
The following tables set forth summary consolidated historical financial data for Zenvia Brazil as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 and as of and for the years ended December 31, 2020, 2019 and 2018 and summary unaudited pro forma financial data as of and for the three months ended March 31, 2021 and for the year ended December 31, 2020. Summary consolidated historical financial data has been derived from our unaudited interim condensed consolidated financial statements and our audited consolidated financial statements, included elsewhere in this prospectus. The financial results of Sirena are consolidated in our historical results since July 24, 2020. See “Presentation of Financial and Other Information.”
Summary unaudited pro forma financial data has been derived from the unaudited pro forma condensed financial information included elsewhere in this prospectus. The unaudited pro forma condensed financial information for the three months ended March 31, 2021 included below gives pro forma effect to the D1 Acquisition by us as if it had occurred as of January 1, 2021. The unaudited pro forma financial information for the year ended December 31, 2020 gives pro forma effect to the Sirena Acquisition and the D1 Acquisition by us as if they occurred as of January 1, 2020. See “Unaudited Pro Forma Condensed Financial Information.” The unaudited pro forma condensed financial information does not purport to represent what our actual consolidated results of operations would have been had the acquisitions actually occurred on the date indicated, nor are they indicative of future consolidated results of operations or financial condition.
The summary unaudited interim condensed consolidated historical financial data, audited consolidated historical financial data and the summary unaudited pro forma condensed financial data should be read in conjunction with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Financial Information,” our unaudited interim condensed consolidated financial statements, our audited consolidated financial statements and the historical audited financial statements of Sirena, D1 and Smarkio, including the notes thereto, included elsewhere in this prospectus.
Consolidated Statements of Profit or Loss for the Three Months Ended March 31, 2021 and 2020 and Pro Forma Condensed Statements of Profit or Loss for the Three Months Ended March 31, 2021
	Historical Zenvia Brazil			Total Zenvia Pro Forma(1)
	Three months ended March 31,			Three months ended March 31,
	2021(2)	2021(2)	2020	2021	2021
	(in US$)(3)	(in R$)	(in R$)	(in US$)(3)	(in R$)
	(in thousands)
Revenue	21,535	122,693	93,436	24,950	142,150
Cost of services(4)	(16,218)	(92,400)	(67,532)	(18,720)	(106,656)
Gross profit	5,317	30,293	25,904	6,230	35,494
Selling and marketing expenses(5)	(2,699)	(15,378)	(6,772)	(3,159)	(17,995)
Administrative expenses(4)(5)	(5,743)	(32,722)	(12,031)	(20,645)	(117,621)
Research and development expenses(5)	(879)	(5,009)	(2,839)	(879)	(5,009)
Allowance for credit losses	(279)	(1,590)	407	(279)	(1,590)
Other income and expenses, net	18	108	53	48	275
Operating profit	(4,265)	(24,298)	4,722	(18,684)	(106,446)
Finance costs	(3,100)	(17,659)	(1,746)	(3,394)	(19,336)
Finance income	514	2,926	1,560	532	3,032
Net finance costs	(2,586)	(14,733)	(186)	(2,862)	(16,304)

	Historical Zenvia Brazil			Total Zenvia Pro Forma(1)
	Three months ended March 31,			Three months ended March 31,
	2021(2)	2021(2)	2020	2021	2021
	(in US$)(3)	(in R$)	(in R$)	(in US$)(3)	(in R$)
	(in thousands)
Profit (loss) before income tax and social contribution	(6,851)	(39,031)	4,536	(21,545)	(122,750)
Deferred income tax and social contribution	1,865	10,626	44	3,531	20,120
Current income tax and social contribution	(12)	(70)	(1,647)	(249)	(1,416)
Profit (loss) for the year	(4,998)	(28,475)	2,933	(18,262)	(104,046)

(1)
For a discussion of our unaudited pro forma condensed statements of profit or loss and related notes, see “Unaudited Pro Forma Condensed Financial Information.”

(2)
Since the D1 Acquisition has not been consummated, its results have not been consolidated into our results of operations to date.

(3)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

(4)
Includes amortization of intangible assets acquired from business combinations allocated as follows:

	Historical Zenvia Brazil
	Three months ended March 31,
	2021	2021	2020
	(in US$)(*)	(in R$)	(in R$)
	(in thousands)
Cost of services	551	3,142	—
Administrative expenses	496	2,823	2,970
Total	1,047	5,965	2,970

*
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

(5)
Includes compensation expenses negotiated in connection with business combination transactions allocated as follows:

	Historical Zenvia Brazil
	Three months ended March 31,
	2021	2021	2020
	(in US$)(*)	(in R$)	(in R$)
	(in thousands)
Selling and marketing expenses	105	596	781
Research and development expenses	105	596	781
Administrative expenses	890	5,075	—
Total	1,100	6,267	1,562

*
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

Note:
The Total Voice acquisition purchase agreement provided for a cash upfront payment of R$2,015 thousand on closing date. Following the acquisition, Total Voice former shareholders that remained working with us are eligible to receive additional compensation of up to R$23,327 thousand to be paid in 2021, calculated based on the contribution margins generated by our voice solutions for the period of time set forth under the share purchase agreement and based on certain conditions, including their continued employment with us. For the three months ended March 31, 2021, an expense was recorded in the amount of R$1,192 thousand related to the estimated compensation payable to these individuals. Also, the Sirena acquisition purchase agreement provided for a cash upfront payment of US$10,923 thousand made on closing date (which amounted to R$56,961 thousand on such date) and US$392 thousand (R$2,045 thousand using the Central Bank selling exchange rate published on January 24, 2021) which was paid on January 24, 2021 to Sirena shareholders. Following such acquisition, former Sirena shareholders are eligible to additional payments of up to US$13,584 thousand (R$70,835 thousand using the Central Bank selling exchange rate published on July 24, 2020 at closing date) payable in three installments (6, 12 and 24 months following the closing date of the Sirena Acquisition). In addition, former Sirena shareholders that remained working with us are eligible to receive additional compensation of up to US$5,514 thousand (R$31,415 thousand using the Central Bank selling exchange rate published on March 31, 2021) to be paid in two installments (12 and 24 months following the closing date of the Sirena Acquisition), calculated based on the gross margin generated by Sirena’s solutions for the period of time set forth under the share purchase agreement and based on certain conditions, including their continued employment with us. As of March 31, 2021, an expense was recorded in the amount of R$5,075 thousand in connection with such obligations. See “Business and Industry — Recent Acquisitions.”
Consolidated Statements of Profit or Loss for the Years Ended December 31, 2020, 2019 and 2018 and Pro Forma Condensed Statements of Profit or Loss for the Year Ended December 31, 2020
	Historical Zenvia Brazil Year ended December 31,				Total Zenvia Pro Forma(1) Year ended December 31,
	2020(2)	2020(2)	2019	2018	2020	2020
	(in US$)(3)	(in R$)	(in R$)	(in R$)	(in US$)(3)	(in R$)
	(in thousands)
Revenue	75,422	429,701	354,035	276,380	86,439	492,470
Cost of services(4)	(57,197)	(325,870)	(260,786)	(186,084)	(65,345)	(372,292)
Gross profit	18,225	103,831	93,249	90,296	21,094	120,178
Selling and marketing expenses(5)	(5,896)	(33,589)	(26,018)	(18,241)	(9,971)	(56,806)
Administrative expenses(4)(5)	(12,579)	(71,667)	(40,868)	(35,683)	(32,707)	(186,339)
Research and development expenses(5)	(2,745)	(15,637)	(9,832)	(3,931)	(2,745)	(15,637)
Gain on bargain purchase	—	—	2,479	—	—	—
Allowance for credit losses	(738)	(4,205)	(3,733)	(2,287)	(802)	(4,568)
Other income and expenses, net	(147)	(840)	4,473	96	(637)	(3,629)
Operating profit	(3,880)	(22,107)	19,750	30,250	(25,767)	(146,801)
Finance costs	(4,665)	(26,580)	(6,811)	(7,352)	(5,393)	(30,727)
Finance income	3,373	19,217	4,239	3,446	3,448	19,647
Net finance costs	(1,292)	(7,363)	(2,572)	(3,906)	(1,945)	(11,080)
Profit (loss) before income tax and social contribution	(5,173)	(29,470)	17,178	26,344	(27,711)	(157,881)
Deferred income tax and social contribution	1,488	8,480	(3,186)	(3,457)	5,374	30,618
Current income tax and social contribution	(77)	(441)	(148)	(3,022)	(708)	(4,031)
Profit (loss) for the year	(3,762)	(21,431)	13,844	19,865	(23,045)	(131,294)

(1)
For a discussion of our unaudited pro forma condensed statements of profit or loss and related notes, see “Unaudited Pro Forma Condensed Financial Information.”

(2)
We started to consolidate Sirena’s results of operations as of July 24, 2020 upon consummation of its acquisition by us. Since the D1 Acquisition has not been consummated, its results have not been consolidated into our results of operations to date.

(3)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

(4)
Includes amortization of intangible assets acquired from business combinations allocated as follows:

	Historical Zenvia Brazil Year ended December 31,
	2020(*)	2020(*)	2019	2018
	(in US$)(**)	(in R$)	(in R$)	(in R$)
	(in thousands)
Cost of services	(1,236)	(7,042)	(653)	—
Administrative expenses	(1,486)	(8,468)	(11,087)	(11,044)
Total	(2,722)	(15,510)	(11,740)	(11,044)

*
We started to consolidate Sirena’s results of operations as of July 24, 2020 upon consummation of its acquisition by us.

**
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

(5)
Includes compensation expenses negotiated in connection with business combination transactions allocated as follows:

	Historical Zenvia Brazil Year ended December 31,
	2020(*)	2020(*)	2019	2018
	(in US$)(**)	(in R$)	(in R$)	(in R$)
	(in thousands)
Selling and marketing expenses	(692)	(3,941)	(2,615)	—
Research and development expenses	(692)	(3,941)	(2,615)	—
Administrative expenses	(1,550)	(8,833)	—	—
Total	(2,934)	(16,715)	(5,230)	—

*
We started to consolidate Sirena’s results of operations as of July 24, 2020 upon consummation of its acquisition by us.

**
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

Note:
The Total Voice acquisition purchase agreement provided for a cash upfront payment of R$2,015 thousand on closing date. Following the acquisition, Total Voice former shareholders that remained working with us are eligible to receive additional compensation of up to R$23,327 thousand to be paid in 2021, calculated based on the contribution margins generated by our voice solutions for the period of time set forth under the share purchase agreement and based on certain conditions, including their continued employment with us. For the year ended December 31, 2020, a provision was recorded in the amount of R$7,882 thousand related to the estimated compensation payable to these individuals. Also, the Sirena acquisition purchase agreement provided for a cash upfront payment of US$10,923 thousand made on closing date (which amounted to R$56,961 thousand on such date) and US$392 thousand (R$2,045 thousand using the Central Bank selling exchange rate published on January 24, 2021) which was paid on January 24, 2021 to Sirena shareholders. Following such acquisition, former Sirena shareholders are eligible to additional payments of up to US$13,584 thousand (R$70,835 thousand) payable in three installments (6, 12 and 24 months following the closing date of the Sirena Acquisition). In addition, former Sirena shareholders that remained working with us are eligible to receive additional compensation of up to US$5,514 thousand (R$28,752 thousand using the Central Bank selling exchange rate published on December 31, 2020) to be paid in two installments (12 and 24 months following the closing date of the Sirena Acquisition), calculated based on the gross margin generated by Sirena’s solutions for the period of time set forth under the share purchase agreement and based on certain conditions, including their continued employment with us. As of December 31, 2020, a provision was recorded in the amount of R$8,833 thousand in connection with such obligations. See “Business and Industry — Recent Acquisitions.”

Consolidated Statement of Financial Position as of March 31, 2021
	Historical Zenvia Brazil		Total Zenvia Pro Forma(1)
	As of March 31,		As of March 31,
	2021	2021	2021	2021
	(in US$)(2)	(in R$)	(in US$)(2)	(in R$)
	in thousands)
Assets
Current assets
Cash and cash equivalents	16,817	95,812	112,136	638,871
Trade and other receivables	16,315	92,954	19,367	110,337
Current tax assets	1,550	8,832	1,578	8,991
Other assets	2,794	15,915	2,869	16,345
Total current assets	37,476	213,513	135,949	774,544
Non-current assets
Property, plant and equipment	2,088	11,897	2,724	15,518
Intangible assets and goodwill	48,878	278,472	189,769	1,081,171
Other non-current assets	721	4,110	723	4,120
Total non-current assets	51,687	294,479	193,216	1,100,809
Total assets	89,163	507,992	329,165	1,875,353
Liabilities
Current liabilities
Loans and borrowings	7,030	40,053	7,758	44,201
Trade and other payables	15,369	87,562	16,121	91,849
Related parties	—	—	438	2,496
Liabilities from acquisitions	10,342	58,922	10,342	58,922
Current tax liabilities	1,658	9,447	2,150	12,251
Employee benefits	3,176	18,094	2,430	13,841
Lease liabilities	208	1,187	358	2,037
Other current liability	—	—	367	2,089
Total current liabilities	37,783	215,265	39,964	227,686
Non-current liabilities
Related parties	—	—	1,183	6,742
Liabilities from acquisitions	8,182	46,616	48,745	277,716
Loans and borrowings	24,927	142,016	26,191	149,220
Lease liabilities	244	1,390	653	3,721
Provisions	280	1,596	328	1,866
Deferred tax liabilities	2,136	12,168	7,996	45,556
Other non-current liabilities	280	1,593	467	2,659
Total non-current liabilities	36,049	205,379	85,563	487,480
Total liabilities	73,832	420,644	125,527	715,166
Total equity	15,331	87,348	203,638	1,160,187
Total liabilities and equity	89,163	507,992	329,165	1,875,353

(1)
See “Unaudited Pro Forma Condensed Financial Information,” for the unaudited pro forma condensed financial information as of and for the three months ended March 31, 2021. Since the D1 Acquisition has not been consummated, it has not been consolidated into our statement of financial position to date.

(2)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

Consolidated Statement of Financial Position as of December 31, 2020, 2019 and 2018
	Historical Zenvia Brazil As of December 31,
	2020	2020	2019	2018
	(in US$)(1)	(in R$)	(in R$)	(in R$)
	(in thousands)
Assets
Current assets
Cash and cash equivalents	10,528	59,979	12,342	50,676
Trade and other receivables	15,096	86,009	62,136	51,200
Current tax assets	860	4,897	2,703	2,068
Prepayments	442	2,516	1,158	71
Other assets	226	1,285	750	266
Total current assets	27,151	154,686	79,089	104,281
Non-current assets
Interest earning bank deposits	391	2,227	3,292	4,714
Property, plant and equipment	2,193	12,495	17,496	9,198
Intangible assets and goodwill	49,405	281,475	149,106	154,171
Other non-current assets	346	1,971	—	—
Total non-current assets	52,335	298,168	169,894	168,083
Total assets	79,486	452,854	248,983	272,364
Liabilities
Current liabilities
Loans and borrowings	9,864	56,197	17,696	12,852
Trade and other payables	17,558	100,036	42,454	44,322
Related parties	—	—	—	—
Liabilities from acquisitions	9,394	53,520	—	—
Current tax liabilities	1,562	8,898	5,185	6,405
Employee benefits	1,172	6,678	6,755	5,235
Lease liabilities	195	1,109	2,687	—
Dividends payable	—	—	—	4,718
Other current liability	—	—	—	185
Total current liabilities	39,745	226,438	74,777	73,717
Non-current liabilities
Related parties	—	—	5,230	—
Liabilities from acquisitions	7,061	40,228	5,230	—
Loans and borrowings	7,508	42,778	45,650	35,377
Employee benefits	202	1,151	1,127	—
Lease liabilities	289	1,649	4,604	—
Provisions	398	2,267	1,489	1,193
Deferred tax liabilities	4,001	22,794	16,769	13,583
Other non-current liabilities	35	201	—	—
Total non-current liabilities	19,495	111,068	74,869	50,153
Total liabilities	59,240	337,506	149,646	123,870
Total equity	20,246	115,348	99,337	148,494
Total liabilities and equity	79,486	452,854	248,983	272,364

(1)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.
Non-GAAP Financial Measures for the Three Months Ended March 31, 2021 and 2020
	Three months ended March 31,
	Historical Zenvia Brazil			Total Zenvia Pro Forma(1)
	2021(2)	2021(2)	2020	2021	2021
	(in US$)(3)	(in R$)	(in R$)	(in US$)(3)	(in R$)
	(in thousands)
Non-GAAP Gross Profit(4)	5,868	33,435	25,904	8,022(8)	45,704(8)
Non-GAAP Operating Profit (Loss) (5)	(1,990)	(11,338)	7,692	(1,751)(9)	(9,974)(9)
EBITDA(6)	(2,862)	(16,306)	9,871	(17,366)(10)	(98,942)(10)
Adjusted EBITDA(7)	(1,634)	(9,311)	9,871	(1,303)(11)	(7,421)(11)

(1)
For a discussion of our unaudited pro forma condensed statements of profit or loss and related notes, see “Presentation of Financial and Other Information” and “Unaudited Pro Forma Condensed Financial Information.”

(2)
Since the D1 Acquisition has not been consummated, its results have not been consolidated into our results of operations to date.

(3)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

(4)
We calculate Non-GAAP Gross Profit as gross profit plus amortization of intangible assets acquired from business combinations. For a reconciliation of Non-GAAP Gross Profit to gross profit, see “Selected Financial and Other Information — Reconciliation of Non-GAAP Financial Measures — Reconciliation of Non-GAAP Gross Profit.”

(5)
We calculate Non-GAAP Operating Profit (Loss) as profit (loss) adjusted by income tax and social contribution (current and deferred) and net finance costs plus amortization of intangible assets acquired from business combinations, gain on bargain purchase, expenses related to branch closing and expenses related to IPO grants. For a reconciliation of Non-GAAP Operating Profit (Loss) to profit (loss), see “Selected Financial and Other Information — Reconciliation of Non-GAAP Financial Measures — Reconciliation of Non-GAAP Operating Profit (Loss).”

(6)
We calculate EBITDA as profit adjusted by income tax and social contribution (current and deferred), net finance costs and depreciation and amortization. For a reconciliation of EBITDA to profit, see “Selected Financial and Other Information — Reconciliation of Non-GAAP Financial Measures — Reconciliation of EBITDA and Adjusted EBITDA.”

(7)
We calculate Adjusted EBITDA as EBITDA plus expenses related to branch closing, gain on bargain purchase and expenses related to IPO grants. For a reconciliation of Adjusted EBITDA to profit (loss), see “Selected Financial and Other Information — Reconciliation of Non-GAAP Financial Measures — Reconciliation of EBITDA and Adjusted EBITDA.”

(8)
We calculate Non-GAAP Pro Forma Gross Profit as pro forma gross profit plus pro forma amortization of intangible assets acquired from business combinations. For a reconciliation of Non-GAAP Pro Forma Gross Profit to gross profit, see “Unaudited Pro Forma Condensed Financial Information — Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Non-GAAP Pro Forma Gross Profit.”

(9)
We calculate Non-GAAP Pro Forma Operating Profit (Loss) as pro forma profit (loss) adjusted by pro forma income tax and social contribution (current and deferred) and pro forma net finance costs plus pro forma amortization of intangible assets acquired from business combinations, pro forma expenses related to branch closing and pro forma expenses related to IPO grants. For a reconciliation of Non-GAAP Pro Forma Operating Profit (Loss) to profit (loss), see “Unaudited Pro Forma Condensed Financial Information — Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Non-GAAP Pro Forma Operating Profit (Loss).”

(10)
We calculate Pro Forma EBITDA as pro forma profit adjusted by pro forma income tax and social contribution (current and deferred), pro forma net finance costs and pro forma depreciation and amortization. For a reconciliation of Pro Forma EBITDA to profit, see “Unaudited Pro Forma Condensed Financial Information — Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Pro Forma EBITDA and Pro Forma Adjusted EBITDA.”

(11)
We calculate Pro Forma Adjusted EBITDA as pro forma EBITDA plus pro forma share-based payment, pro forma expenses related to branch closing and pro forma expenses related to IPO grants. For a reconciliation of Pro Forma Adjusted EBITDA to profit (loss), see “Unaudited Pro Forma Condensed Financial Information — Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Pro Forma EBITDA and Pro Forma Adjusted EBITDA.”

Non-GAAP Financial Measures for the Years Ended December 31, 2020, 2019 and 2018
	Year ended December 31,
	Historical Zenvia Brazil				Total Zenvia Pro Forma(1)
	2020(2)	2020(2)	2019	2018	2020	2020
	(in US$)(3)	(in R$)	(in R$)	(in R$)	(in US$)(3)	(in R$)
	(in thousands)
Non-GAAP Gross Profit(4)	19,461	110,873	93,902	90,296	26,935(8)	153,456(8)
Non-GAAP Operating Profit (Loss)(5)	(656)	(3,739)	29,011	41,294	(1,960)(9)	(11,169)(9)
EBITDA(6)	909	5,180	38,546	44,763	(17,178)(10)	(97,869)(10)
Adjusted EBITDA(7)	1,411	8,038	36,067	44,763	462(11)	2,632(11)

(1)
For a discussion of our unaudited pro forma condensed statements of profit or loss and related notes, see “Presentation of Financial and Other Information” and “Unaudited Pro Forma Condensed Financial Information.”

(2)
We started to consolidate Sirena’s results of operations as of July 24, 2020 upon consummation of its acquisition by us. Since the D1 Acquisition has not been consummated, its results have not been consolidated into our results of operations to date.

(3)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

(4)
We calculate Non-GAAP Gross Profit as gross profit plus amortization of intangible assets acquired from business combinations. For a reconciliation of Non-GAAP Gross Profit to gross profit, see “Selected Financial and Other Information — Reconciliation of Non-GAAP Financial Measures —  Reconciliation of Non-GAAP Gross Profit.”

(5)
We calculate Non-GAAP Operating Profit (Loss) as profit (loss) adjusted by income tax and social contribution (current and deferred) and net finance costs plus, amortization of intangible assets acquired from business combinations, gain on bargain purchase, expenses related to branch closing and expenses related to IPO grants. For a reconciliation of Non-GAAP Operating Profit (Loss) to profit (loss), see “Selected Financial and Other Information — Reconciliation of Non-GAAP Financial Measures — Reconciliation of Non-GAAP Operating Profit (Loss).”

(6)
We calculate EBITDA as profit adjusted by income tax and social contribution (current and deferred), net finance costs and depreciation and amortization. For a reconciliation of EBITDA to profit, see “Selected Financial and Other Information —  Reconciliation of Non-GAAP Financial Measures — Reconciliation of EBITDA and Adjusted EBITDA.”

(7)
We calculate Adjusted EBITDA as EBITDA plus expenses related to branch closing, gain on bargain purchase and expenses related to IPO grants. For a reconciliation of Adjusted EBITDA to profit, see “Selected Financial and Other Information — Reconciliation of Non-GAAP Financial Measures — Reconciliation of EBITDA and Adjusted EBITDA.”

(8)
We calculate Non-GAAP Pro Forma Gross Profit as pro forma gross profit plus pro forma amortization of intangible assets acquired from business combinations. For a reconciliation of Non-GAAP Pro Forma Gross Profit to gross profit, see “Unaudited Pro Forma Condensed Financial Information — Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Non-GAAP Pro Forma Gross Profit.”

(9)
We calculate Non-GAAP Pro Forma Operating Profit (Loss) as pro forma profit (loss) adjusted by pro forma income tax and social contribution (current and deferred) and pro forma net finance costs plus pro forma amortization of intangible assets acquired from business combinations, pro forma expenses related to branch closing and pro forma expenses related to IPO grants. For a reconciliation of Non-GAAP Pro Forma Operating Profit (Loss) to profit (loss), see “Unaudited Pro Forma Condensed Financial Information — Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Non-GAAP Pro Forma Operating Profit (Loss).”

(10)
We calculate Pro Forma EBITDA as pro forma profit adjusted by pro forma income tax and social contribution (current and deferred), pro forma net finance costs and pro forma depreciation and amortization. For a reconciliation of Pro Forma EBITDA to profit, see “Unaudited Pro Forma Condensed Financial Information — Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Pro Forma EBITDA and Pro Forma Adjusted EBITDA.”

(11)
We calculate Pro Forma Adjusted EBITDA as pro forma EBITDA plus pro forma share-based payment, pro forma expenses related to branch closing and pro forma expenses related to IPO grants. For a reconciliation of Pro Forma Adjusted EBITDA to profit, see “Unaudited Pro Forma Condensed Financial Information —  Reconciliation of Non-GAAP Pro Forma Financial Measures — Reconciliation of Pro Forma EBITDA and Pro Forma Adjusted EBITDA.”
Reconciliation of Non-GAAP Financial Measures
Reconciliation of Non-GAAP Gross Profit
	Three months ended March 31,			Year ended December 31,
	2021	2021	2020	2020	2020	2019	2018
	(in US$)(1)	(in R$)	(in R$)	(in US$)(1)	(in R$)	(in R$)	(in R$)
	(in thousands)
Gross profit	5,317	30,293	25,904	18,225	103,831	93,249	90,296
(+) Amortization of intangible assets acquired from business combinations	551	3,142	—	1,236	7,042	653	—
Non-GAAP Gross Profit(2)	5,868	33,435	25,904	19,461	110,873	93,902	90,296
Revenue	21,535	122,693	93,436	75,422	429,701	354,035	276,380
Gross margin(3)	24.7%	24.7%	27.7%	24.2%	24.2%	26.3%	32.7%
Non-GAAP Gross Margin(4)	27.3%	27.3%	27.7%	25.8%	25.8%	26.5%	32.7%

(1)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

(2)
We calculate Non-GAAP Gross Profit as gross profit plus amortization of intangible assets acquired from business combinations. For further information on Non-GAAP Gross Profit, see “Presentation of Financial and Other Information — Special Note Regarding Non-GAAP Financial Measures — Non-GAAP Gross Profit and Non-GAAP Operating Profit (Loss).”

(3)
We calculate gross margin as gross profit divided by revenue.

(4)
We calculate Non-GAAP Gross Margin as Non-GAAP Gross Profit divided by revenue.

Reconciliation of Non-GAAP Operating Profit (Loss)
	Three months ended March 31,			Year ended December 31,
	2021	2021	2020	2020	2020	2019	2018
	(in US$)(1)	(in R$)	(in R$)	(in US$)(1)	(in R$)	(in R$)	(in R$)
	(in thousands)
Profit (loss) for the period	(4,998)	(28,475)	2,933	(3,762)	(21,431)	13,844	19,865
(+) Income tax and social contribution (current and deferred)	(1,853)	(10,556)	1,603	(1,411)	(8,039)	3,334	6,479
(+) Net finance costs	2,586	14,733	186	1,292	7,363	2,572	3,906
Operating profit	(4,265)	(24,298)	4,722	(3,880)	(22,107)	19,750	30,250
(+) Amortization of intangible assets acquired from business combinations	1,047	5,965	2,970	2,722	15,510	11,740	11,044
(–) Gain on bargain purchase	—	—	—	—	—	(2,479)	—
(+) Expenses related to branch closing(2)	—	—	—	502	2,858	—	—
(+) Expenses related to IPO grants (3)	1,228	6,995	—
Non-GAAP Operating Profit (Loss)(4)	(1,990)	(11,338)	7,692	(656)	(3,739)	29,011	41,294

(1)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.
(2)
Corresponds to the write-off of leasehold improvements in the amount of R$1,758 thousand and fines paid in connection with the return of property before expiration of contractual term in the amount of R$1,100 thousand.

(3)
Expenses with certain cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering that were recognized in our historical consolidated financial results of operations for the three months ended March 31, 2021. For further information, see “Management— IPO Grants and Post-IPO Equity Incentive Plan” and 4(j) of the accompanying notes to the “Unaudited Pro Forma Condensed Financial Information.”

(4)
We calculate Non-GAAP Operating Profit (Loss) as profit (loss) adjusted by income tax and social contribution (current and deferred) and net finance costs plus amortization of intangible assets acquired from business combinations, gain on bargain purchase, expenses related to branch closing and expenses related to IPO grants. For further information on Non-GAAP Operating Profit, see “Presentation of Financial and Other Information — Special Note Regarding Non-GAAP Financial Measures — Non-GAAP Gross Profit and Non-GAAP Operating Profit (Loss).”

Reconciliation of EBITDA and Adjusted EBITDA
	Three months ended March 31,			Year ended December 31,
	2021	2021	2020	2020	2020	2019	2018
	(in US$)(1)	(in R$)	(in R$)	(in US$)(1)	(in R$)	(in R$)	(in R$)
	(in thousands)
Profit (loss) for the period	(4,998)	(28,475)	2,933	(3,762)	(21,431)	13,844	19,865
(+) Income tax and social contribution (current and deferred)	(1,853)	(10,556)	1,603	(1,411)	(8,039)	3,334	6,479
(+) Net finance costs	2,586	14,733	186	1,292	7,363	2,572	3,906
(+) Depreciation and amortization	1,403	7,992	5,149	4,789	27,287	18,796	14,513
EBITDA(2)	(2,862)	(16,306)	9,871	909	5,180	38,546	44,763
(+) Expenses related to branch closing(3)	—	—	—	502	2,858	—	—
(–) Gain on bargain purchase	—	—	—	—	—	(2,479)	—
(+) Expenses related to IPO grants(4)	1,228	6,995	—	—	—	—	—
Adjusted EBITDA(5)	(1,634)	(9,311)	9,871	1,411	8,038	36,067	44,763

(1)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate. See “Exchange Rates” for further information about exchange rate fluctuations.

(2)
We calculate EBITDA as profit adjusted by income tax and social contribution (current and deferred), net finance costs and depreciation and amortization. For further information on EBITDA, see “Presentation of Financial and Other Information — Special Note Regarding Non-GAAP Financial Measures — EBITDA and Adjusted EBITDA.”

(3)
Corresponds to the write-off of leasehold improvements in the amount of R$1,758 thousand and fines paid in connection with the return of property before expiration of contractual term in the amount of R$1,100 thousand.

(4)
Expenses with certain cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering that were recognized in our historical consolidated financial results of operations for the three months ended March 31, 2021. For further information, see “Management — IPO Grants and Post-IPO Equity Incentive Plan” and 4(j) of the accompanying notes to the “Unaudited Pro Forma Condensed Financial Information.”

(5)
We calculate Adjusted EBITDA as EBITDA plus expenses related to branch closing, gain on bargain purchase and expenses related to IPO grants. For further information on Adjusted EBITDA, see “Presentation of Financial and Other Information — Special Note Regarding Non-GAAP Financial Measures — EBITDA and Adjusted EBITDA.”

Selected Operating Data
The following table sets forth summary information regarding certain of our key performance metrics as of the periods indicated:
	As of March 31, 2021	As of December 31,
		2020	2019	2018
Active customers(1) (#)	10,190	9,442	7,751	5,871
Revenue growth rate	31.3%	21.4%	28.1%	—
Net revenue expansion rate(2)	109.3%	112.8%	117.1%	116.8%

(1)
We believe that the number of our active customers is an important indicator of the growth of our business, the market acceptance of our platform and future revenue trends. We define an active customer as an account (based on an individual taxpayer registration number) at the end of any period that was the source of any amount of revenue for us in the preceding three months. We classify a customer from which we generated no revenue in the preceding three months as an inactive customer.

(2)
We believe that net revenue expansion rate is one of the most reliable indicators of our future revenue trends. Our ability to drive growth and generate incremental revenue depends, in part, on our ability to maintain and grow our relationships with customers to increase their use of our platform. An important way in which we track our performance in this regard is by measuring the net revenue expansion rate for our customer. Our net revenue expansion rate increases, for instance, when (a) customers increase use of a product for the same application, (b) customers increase the use of the same product to new applications, (c) customers adopt new products offered by us; (d) we raise our prices on offered products without change in usage volumes or (e) given that our the net revenue expansion rate is calculated in reais, there is a depreciation of the real vis-à-vis the currency of the countries in which we operate. Our net revenue expansion rate decreases, for instance, when (a) customers cease or reduce usage of a product, (b) we lower our prices on offered products or (c) given that our the net revenue expansion rate is calculated in reais, there is an appreciation of the real vis-à-vis the currency of the countries in which we operate. We believe measuring our net revenue expansion rate on revenue generated from our customer provides a more meaningful indication of the performance of our efforts to increase revenue from existing customers. In order to calculate net revenue expansion, we first select the cohort of customers on a prior trailing twelve months period, sum up the total revenue of these customers for the applicable twelve month period and divide this sum by the sum of the total revenue of these same customers on the prior trailing twelve month period.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
Set forth below are our (1) unaudited pro forma condensed statements of financial position as of March 31, 2021, (2) our unaudited pro forma condensed statements of profit of loss for the three months ended March 31, 2021 and (3) our unaudited pro forma condensed statements of profit of loss for the year ended December 31, 2020. For further information, see below and “Presentation of Financial and Other Information — D1 Acquisition, Sirena Acquisition and Related Financial Statements.”
The unaudited pro forma condensed statement of financial position as of March 31, 2021 is based on (a) the unaudited interim condensed consolidated statement of financial position as of March 31, 2021 of Zenvia Brazil which is included in this prospectus, and (b) the historical unaudited interim condensed consolidated statement of financial position as of March 31, 2021 of D1, also included in this prospectus, and gives effect on a pro forma basis to (1) the D1 Acquisition as if it had been consummated on March 31, 2021, (2) the receipt by us of the net proceeds from this offering and (3) cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering.
The unaudited pro forma condensed statement of profit or loss for the three months ended March 31, 2021 is based on (a) the historical unaudited interim condensed consolidated statement of profit or loss of Zenvia Brazil for the three months ended March 31, 2021, which is included in this prospectus, (b) the historical unaudited interim statement of profit or loss of D1 for the three months ended March 31, 2021, also included in this prospectus, and gives effect on a pro forma basis to (1) the D1 Acquisition as if it had been consummated on January 1, 2021, (2) cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering in our unaudited pro forma condensed statements of profit or loss and (3) the issuance of Class A common shares in this offering in our earnings per share. The unaudited pro forma condensed statement of profit or loss for the year December 31, 2020 is based on (a) the historical audited consolidated statement of profit or loss of Zenvia Brazil for the year ended December 31, 2020, which is included in this prospectus, (b) the historical audited statement of profit or loss of D1 for the year ended December 31, 2020, (c) the historical audited statement of profit or loss of Smarkio for the period of eleven months ended November 30, 2020 (which was acquired by D1), (d) the historical statement of profit or loss of Sirena, for the period from January 1 to July 23, 2020, and gives effect on a pro forma basis to (1) the D1 Acquisition and the Sirena Acquisition as if it had been consummated on January 1, 2020, (2) cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering in our unaudited pro forma condensed statements of profit or loss and (3) the issuance of Class A common shares in this offering in our earnings per share.
The unaudited pro forma condensed financial information included herein was prepared in accordance with requirements of Article 11 of Regulation S-X, considering the amendment to improve the financial disclosures that are effective on January 1, 2021. The unaudited pro forma condensed financial information included herein are not necessarily indicative of what our combined financial position or statement of profit or loss, would have been if the D1 Acquisition and Sirena Acquisition had been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the D1 Acquisition and the Sirena Acquisition.
The unaudited pro forma condensed financial information included herein should be read in conjunction with the following:
•
accompanying notes to the unaudited pro forma condensed financial information included herein;

•
historical unaudited interim condensed consolidated financial statements of Zenvia Brazil as of March 31, 2021 and for the three months ended March 31, 2021 and 2020, included elsewhere in this prospectus;

•
historical unaudited interim condensed consolidated financial statements of D1 as of March 31, 2021 and for the three months ended March 31, 2021 and 2020, included elsewhere in this prospectus;

•
historical audited consolidated financial statements of Zenvia Brazil for the fiscal year ended December 31, 2020, included elsewhere in this prospectus;

•
historical audited financial statements of Sirena for the period from January 1 to July 23, 2020, included elsewhere in this prospectus;

•
historical audited consolidated financial statements of D1 for the fiscal year ended December 31, 2020, included elsewhere in this prospectus; and

•
historical audited financial statements of Smarkio for the period of eleven months ended November 30, 2020, included elsewhere in this prospectus.

The unaudited pro forma condensed financial information included herein has been prepared using the acquisition method of accounting under IFRS. The following unaudited pro forma condensed financial information gives pro forma effect to the D1 Acquisition and the Sirena Acquisition to be accounted for under the acquisition method of accounting in accordance with the IFRS 3, Business Combinations, or IFRS 3, in which Zenvia Brazil is treated as the acquirer for financial reporting purposes, and shall record assets acquired and liabilities assumed at their respective acquisition date at fair values. The excess of the total consideration transferred over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill. The D1 Acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a future stage where there is sufficient information for a definitive measurement. The actual results of these studies may depend in part on prevailing market information and conditions. Accordingly, the pro forma adjustments related to the D1 Acquisition are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences may have a material impact on the accompanying unaudited pro forma condensed financial information and our future results of operations and financial position. See “Risk Factors—Certain Risks Relating to Our Business and Industry—The unaudited pro forma condensed financial information included in this prospectus may not be indicative of our consolidated financial condition or results of operations after giving effect to the Sirena Acquisition and the D1 Acquisition.”

UNAUDITED PRO FORMA CONDENSED STATEMENT OF FINANCIAL POSITION
AS OF MARCH 31, 2021
(in thousands)
	Historical Zenvia Brazil (1)	Historical D1(2)	Transaction Accounting Adjustments	Note	Other Transaction Accounting Adjustments(3)	Subtotal Zenvia Pro Forma (Reflecting the Corporate Reorganization and the issuance of Class A common shares to fund the D1 Acquisition(3)	Additional Other Transaction Adjustments(4)	Total Zenvia Pro Forma
	(R$)	(R$)	(R$)		(R$)	(R$)	(R$)	(R$)	(US$)(5)
Assets
Current assets
Cash and cash equivalents	95,812	15,673	(392,980)(6)	3.1	312,411(3)	30,916	607,955	638,871	112,136
Trade and other receivables	92,954	17,383	—		—	110,337	—	110,337	19,366
Other assets	24,747	589	—		—	25,336	—	25,336	4,447
Total current assets	213,513	33,645	(392,980)		312,411	166,589	607,955	774,544	135,949
Non-current assets
Property, plant and equipment	11,897	3,621	—		—	15,518	—	15,518	2,724
Intangible assets and goodwill	278,472	56,524	746,175	3.2	—	1,081,171	—	1,081,171	189,769
Other non-current assets	4,110	10	—		—	4,120	—	4,120	723
Total non-current assets	294,479	60,155	746,175		—	1,100,809	—	1,100,809	193,216
Total assets	507,992	93,800	353,195		312,411	1,267,398	607,955	1,875,353	329,165

(1)
Represents the historical unaudited interim condensed consolidated statement of financial position of Zenvia Mobile Serviços Digitais S.A. for the three months ended March 31, 2021, which already reflects the acquisition of Sirena. In July 2020 the Sirena acquisition was consummated and Zenvia Brazil began to consolidate Sirena’s results of operations as of July 24, 2020.

(2)
Represents the historical unaudited interim condensed consolidated statement of financial position of One To One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. — Direct One for the three months ended March 31, 2021, which already reflects the acquisition of Smarkio. In December 2020 D1 consummated the acquisition of Smarkio and began to consolidate Smarkio’s results of operations as of December 1, 2020.

(3)
Gives pro forma effect in our unaudited pro forma condensed statement of financial position to the use of US$62,092 thousand (equivalent to R$312,411 thousand using the Central Bank selling exchange rate of R$5,0314 per U.S. dollar published on June 18, 2021) from the net proceeds of this offering to pay the remaining portion of the consideration payable in cash to consummate the D1 Acquisition (i.e., use of proceeds directly related to the D1 Acquisition) and also gives effect to the payment of US$4,174 thousand (equivalent to R$21,000 thousand using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June18, 2021) which was paid in May 31, 2021. See 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(4)
Gives pro forma effect in our unaudited pro forma condensed statement of financial position to (1) the receipt by us of the remaining net proceeds of this offering (amounting to US$132,529 thousand (equivalent to R$666,805 thousand using the Central Bank selling exchange rate of R$5,0314 per U.S. dollar published on June 18, 2021), assuming an initial public offering price of US$      per Class A common share, which is the midpoint of the price range set forth on the cover page of this prospectus) after paying the consideration payable in cash to consummate the D1 Acquisition with proceeds from this offering (i.e., use of proceeds directly related to the D1 Acquisition) as presented in note (3) above and (2) cash-based payment bonuses amounting to R$58,850 thousand (equivalent to US$11,697 thousand, using the Central Bank selling exchange rate of R$5,0314 per U.S. dollar published on June 18, 2021), assuming an initial public offering price of US$      per Class A common share, which is the midpoint of the price range set forth on the cover page of this prospectus, expected to be made to certain of our officers and employees as a result of the consummation of this offering. See 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(5)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate.

(6)
Part of the total consideration expected to be transferred to D1 will be in cash, amounting to R$333,411 thousand, and also prior to the consummation of the D1 Acquisition, D1 is required as a precedent condition to pay to Smarkio’s shareholders the total outstanding consideration payable in connection with Smarkio’s acquisition, amounting R$59,569 thousand. Pro forma assumes that the acquisition event has already occurred and we reflected the estimated consideration paid in cash, as a reduction of cash and cash equivalents.

The accompanying notes are an integral part of the unaudited pro forma condensed financial information.
UNAUDITED PRO FORMA CONDENSED STATEMENT OF FINANCIAL POSITION
AS OF MARCH 31, 2021
(in thousands)
	Historical Zenvia Brazil(1)	Historical D1(2)	Transaction Accounting Adjustments	Note	Other Transaction Accounting Adjustments(3)	Subtotal Zenvia Pro Forma (Reflecting the Corporate Reorganization and the issuance of Class A common shares to fund the D1 Acquisition(3)	Additional Other Transaction Adjustments(4)	Total Zenvia Pro Forma
	(R$)	(R$)	(R$)		(R$)	(R$)	(R$)	(R$)	(US$)(6)
Liabilities
Current liabilities
Loans and borrowings	40,053	4,148	—		—	44,201	—	44,201	7,758
Trade and other payables	87,562	4,287	—		—	91,849	—	91,849	16,121
Related parties	—	2,496	—		—	2,496	—	2,496	438
Liabilities from acquisitions	58,922	59,569	(59,569)(7)		—	58,922	—	58,922	10,342
Other current liability	28,728	8,485	—		—	37,213	(6,995)(5)	30,218	5,305
Total current liabilities	215,265	78,985	(59,569)		—	234,681	(6,995)	227,686	39,964
Non-current liabilities
Related parties	—	6,742	—		—	6,742	—	6,742	1,183
Liabilities from acquisitions	46,616	—	231,100	3.1	—	277,716	—	277,716	48,745
Loans and borrowings	142,016	7,204	—		—	149,220	—	149,220	26,191
Other payables	4,579	3,667	—		—	8,246	—	8,246	1,448
Deferred tax liabilities	12,168	—	33,388	4(b)	—	45,556	—	45,556	7,996
Total non-current liabilities	205,379	17,613	264,488		—	487,480	—	487,480	85,563
Total equity	87,348	(2,798)	148,276	3.1	312,411(3)	545,237	614,950	1,160,187	203,638
Total equity and liabilities	507,992	93,800	353,195		312,411	1,267,398	607,955	1,875,353	329,165

(1)
Represents the historical unaudited interim condensed consolidated statement of financial position of Zenvia Mobile Serviços Digitais S.A. for the three months ended March 31, 2021, which already reflects the acquisition of Sirena. In July 2020 the Sirena acquisition was consummated and Zenvia Brazil began to consolidate Sirena’s results of operations as of July 24, 2020.

(2)
Represents the historical unaudited interim condensed consolidated statement of financial position of One To One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. — Direct One for the three months ended March 31, 2021, which already reflects the acquisition of Smarkio. In December 2020 D1 consummated the acquisition of Smarkio and began to consolidate Smarkio’s results of operations as of December 1, 2020.

(3)
Gives pro forma effect in our unaudited pro forma condensed statement of financial position to the use of US$62,092 thousand (equivalent to R$312,411 thousand using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021) from the net proceeds of this offering to pay the remaining portion of the consideration payable in cash to consummate the D1 Acquisition (i.e., use of proceeds directly related to the D1 Acquisition) and also gives effect to the payment of US$4,174 thousand (equivalent to R$21,000 thousand using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June18, 2021) which was paid in May 31, 2021. See 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(4)
Gives pro forma effect in our unaudited pro forma condensed statement of financial position to (1) the receipt by us of the remaining net proceeds of this offering (amounting to US$132,529 thousand (equivalent to R$666,805 thousand using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021), assuming an initial public offering price of US$      per Class A common share, which is the midpoint of the price range set forth on the cover page of this prospectus) after paying the consideration payable in cash to consummate the D1 Acquisition with proceeds from this offering (i.e., use of proceeds directly related to the D1 Acquisition) as presented in note (3) above and (2) cash-based payment bonuses amounting to R$58,850 thousand (equivalent to US$11,697 thousand, using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021), assuming an initial public offering price of US$      per Class A common share, which is the midpoint of the price range set forth on the cover page of this prospectus expected to be made to certain of our officers and employees as a result of the consummation of this offering. See 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.
(5)
Expenses with certain cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering that were recognized in our historical consolidated financial results of operations for the three months ended March 31, 2021. Additionally, as pro forma gives effect to the consummation of the initial public offering, we reclassified this provisional amount of R$6,995 thousand in our historical consolidated financial results of operations for the three months ended March 31, 2021 to cash and cash equivalents line item to reflect the payment of this bonus in cash. See “Management — IPO Grants and Post-IPO Equity Incentive Plan” and 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(6)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate.

(7)
Prior to the consummation of the D1 Acquisition, D1 is required as a precedent condition to pay to Smarkio’s shareholders the total outstanding consideration payable in connection with Smarkio’s acquisition, amounting R$59,569 thousand. Pro forma assumes that the acquisition event has already occurred and we reflected the estimated consideration paid in cash, as a reduction of cash and cash equivalents.

The accompanying notes are an integral part of the unaudited pro forma condensed financial information.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF PROFIT AND LOSS
FOR THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except share and per share data)
	Historical Zenvia Brazil(1)	Historical D1(2)	Transaction Accounting Adjustments	Note to the Pro Forma Adjustments	Subtotal Zenvia Pro Forma (Reflecting the Corporate R eorganization and the issuance of Class A common shares to fund the D1 Acquisition(3)	Additional Other Transaction Adjustments(4)	Total Zenvia Pro Forma reflecting the Corporate Reorganization, the issuance of all Class A common shares in this offering and payment of cash bonus and equity grants
	(R$)	(R$)	(R$)		(R$)	(R$)	(R$)	(US$)(5)
Revenue	122,693	19,457	—		142,150	—	142,150	24,950
Cost of services	(92,400)	(9,425)	(4,831)	4(a)	(106,656)	—	(106,656)	(18,720)
Gross profit	30,293	10,032	(4,831)		35,494	—	35,494	6,230
Selling and marketing expenses	(15,378)	(2,617)			(17,995)	—	(17,995)	(3,159)
Administrative expenses	(32,722)	(8,416)	(23,093)	4(a)(d)	(64,231)	(53,390)	(117,621)	(20,645)
Research and development expenses	(5,009)	—	—		(5,009)	—	(5,009)	(879)
Allowance for credit losses	(1,590)	—	—		(1,590)	—	(1,590)	(279)
Other income and expenses, net	108	167	—		275	—	275	48
Operating profit (loss)	(24,298)	(834)	(27,924)		(53,056)	(53,390)	(106,446)	(18,684)
Finance costs	(17,659)	(1,677)	—		(19,336)	—	(19,336)	(3,394)
Finance income	2,926	106	—		3,032	—	3,032	532
Net finance costs	(14,733)	(1,571)	—		(16,304)	—	(16,304)	(2,862)
Loss before income tax and social contribution	(39,031)	(2,405)	(27,924)		(69,360)	(53,390)	(122,750)	(21,545)
Current Income tax and social contribution	10,626	—	9,494	4(b)	20,120	—	20,120	3,531
Deferred Income tax and social contribution	(70)	(1,346)	—		(1,416)	—	(1,416)	(249)
Profit (loss) for the year	(28,475)	(3,751)	(18,430)		(50,656)	(53,390)	(104,046)	(18,262)
Earnings (loss) per share
Basic	(5.955)			4(c)	(1.7194)(6)	—	(2.6950)(7)	(0.4730)(7)
Diluted	(5.955)			4(c)	(1.7194)(6)	—	(2.6950)(7)	(0.4730)(7)
Weighted average shares used to calculate earnings per share	4,781,602			4(c)	29,461,565(6)		38,607,489(7)	38,607,489(7)

(1)
Represents the historical unaudited interim condensed consolidated statement of profit or loss of Zenvia Mobile Serviços Digitais S.A. for the three months ended March 31, 2021.

(2)
Represents the historical unaudited interim condensed consolidated statement of profit or loss of One To One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. — Direct One for the three months ended March 31, 2021. Since this acquisition has not been consummated to date, Zenvia Brazil has not consolidated D1 in its historical unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

(3)
Subtotal Zenvia Pro Forma is the result of historical Zenvia Brazil and the additions of historical D1, including its transaction accounting adjustments plus the impacts of the Corporate Reorganization and the issuance of Class A common shares to fund the D1 Acquisition for purposes of earnings per share calculation. See 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(4)
Gives pro forma effect to cash-based payment bonuses amounting to R$53,390 thousand (equivalent to US$10,611 thousand, using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021), which is expected to be made in the second quarter of 2021 upon consummation of this offering assuming an initial public offering price of US$     per Class A common share, which is the midpoint of the price range set forth on the cover page of this prospectus.

(5)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate.

(6)
Gives effect in our earnings per share to the Corporate Reorganization based on the actual weighted average of outstanding common shares as of March 31, 2021 and the expected issuance of (i) 1,790,388 Class A common shares payable to D1 shareholders as share consideration and (ii) 3,763,167 Class A common shares in this offering (considering a midpoint estimated price range of US$      per Class A common share) necessary to fund the cash consideration payable to D1 shareholders, in each case, payable upon consummation of the D1 Acquisition. See 4(f) and 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.
(7)
Gives effect in our earnings per share to the Corporate Reorganization and the total issuance of 12,909,091 Class A common shares in this offering, assuming no exercise of the underwriters’ option to purchase additional Class A common shares (which includes the issuance of 3,763,167 Class A common shares in this offering (considering a midpoint estimated price range of US$      per Class A common share) necessary to fund the cash consideration payable to D1 shareholders). See 4(f) and 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information. Does not give effect to the issuance of Class A common shares under equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering as such Class A common shares may only become issuable following a two-year cliff vesting period after the consummation of this offering. See 4 (j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

The accompanying notes are an integral part of the unaudited pro forma condensed financial information.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF PROFIT AND LOSS
FOR YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)
	Historical Zenvia Brazil(1)	Historical Sirena(2)	Transaction Accounting Adjustments	Note to the Pro Form Adjustments	Subtotal Zenvia Brazil Pro Forma / Sirena(3)	Historical D1(4)	Historical Smarkio(5)	Transaction Accounting Adjustments	Note to the Pro Form Adjustments	Subtotal Zenvia Pro Forma (Reflecting the Corporate Reorganization and the issuance of Class A common shares to fund the D1 Acquisition(6)	Additional Other Transaction Adjustments(7)	Total Zenvia Pro Forma reflecting the Corporate Reorganization, the issuance of all Class A common shares in this offering and payment of cash bonus and equity grants
	(R$)	(R$)	(R$)		(R$)	(R$)	(R$)	(R$)		(R$)	(R$)	(R$)	(US$)(8)
Revenue	429,701	8,413	—		438,114	26,521	27,835	—		492,470	—	492,470	86,439
Cost of services	(325,870)	(2,236)	(6,179)	4(a)	(334,285)	(13,603)	(5,079)	(19,325)	4(a)	(372,292)	—	(372,292)	(65,345)
Gross profit	103,831	6,177	(6,179)		103,829	12,918	22,756	(19,325)		120,178	—	120,178	21,094
Selling and marketing expenses	(33,589)	(15,182)	—		(48,771)	(6,355)	(1,680)	—		(56,806)	—	(56,806)	(9,971)
Administrative expenses	(71,667)	(567)	(11,374)	4(a)(b)	(83,608)	(16,054)	(1,884)	(23,212)	4(a)(g)	(124,758)	(61,581)	(186,339)	(32,707)
Research and development expenses	(15,637)	—	—		(15,637)	—	—	—		(15,637)	—	(15,637)	(2,745)
Allowance for credit losses	(4,205)	(363)	—		(4,568)	—	—	—		(4,568)	—	(4,568)	(802)
Other income and expenses, net	(840)	30	—		(810)	(489)	(2,330)	—		(3,629)	—	(3,629)	(637)
Operating profit (loss)	(22,107)	(9,905)	(17,553)		(49,565)	(9,980)	16,862	(42,537)		(85,220)	(61,581)	(146,801)	(25,767)
Finance costs	(26,580)	(636)	(1,997)	4(c)	(29,213)	(1,418)	(96)	—		(30,727)	—	(30,727)	(5,393)
Finance income	19,217	104	—		19,321	239	87	—		19,647	—	19,647	3,448
Net finance costs	(7,363)	(532)	(1,997)		(9,892)	(1,179)	(9)	—		(11,080)	—	(11,080)	(1,945)
Loss before income tax and social contribution	(29,470)	(10,437)	(19,550)		(59,457)	(11,159)	16,853	(42,537)		(96,300)	(61,581)	(157,881)	(27,711)
Current Income tax and social contribution	(441)	(40)	—		(481)	(301)	(3,249)	—		(4,031)		(4,031)	(708)
Deferred Income tax and social contribution	8,480	—	5,829	4(e)	14,309	—	—	14,462	4(c)	28,771	1,847	30,618	5,374
Profit (loss) for the year	(21,431)	(10,477)	(13,721)		(45,629)	(11,460)	13,604	(28,075)		(71,560)	(59,734)	(131,294)	(23,045)
Earnings (loss) per share
Basic	(4.6574)								4(f)	(2.5055)(9)	—	(3.4820)(10)	(0.6112)(10)
Diluted	(4.6574)								4(f)	(2.5055)(9)	—	(3.4820)(10)	(0.6112)(10)
Weighted average shares used to calculate earnings per share	4,601,501								4(f)	28,561,060(9)	—	37,706,984(10)	37,706,984(10)

(1)
Represents the historical audited consolidated statement of profit or loss of Zenvia Mobile Serviços Digitais S.A. for the year ended December 31, 2020.

(2)
Represents the historical audited statement of profit or loss of Rodati Motors Corporation for the period from January 1 to July 23 2020. Zenvia Brazil started to consolidate Sirena’s statement of profit and loss as of July 24, 2020 upon consummation of its acquisition by Zenvia Brazil. The historical audited consolidated statement of profit or loss of Sirena is presented in US$, and for the purpose of this pro forma financial presentation, Zenvia Brazil translated into U.S. dollars at the average rate (from January 1 to July 23, 2020) of R$4.9694 to US$1.00, as reported by the Central Bank, and shown in note 2 of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(3)
Subtotal Zenvia Brazil Pro Forma/Sirena is the result of historical Zenvia Brazil and the additions of historical Sirena, including its transaction accounting adjustments.

(4)
Represents the historical audited consolidated statement of profit or loss of One To One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. — Direct One for the year ended December 31, 2020. Since this acquisition has not been consummated to date, Zenvia Brazil has not consolidated D1 in its historical audited consolidated financial statements as of and for the year December 31, 2020.

(5)
Represents the historical audited statement of profit or loss of Smarkio Tecnologia Ltda. for the period of eleven months ended November 30, 2020. In December 2020 D1 consummated the acquisition of Smarkio and began to consolidate Smarkio’s results of operations as of December 1, 2020. The financial information of Smarkio is being included in the pro forma statement of profit or loss because its omission would render D1’s financial statements to be substantially incomplete.

(6)
Subtotal Zenvia Pro Forma is the result of historical Zenvia Brazil and the additions of historical Sirena, including its transaction accounting adjustments, and Historical D1 and Smarkio, including its transaction accounting adjustments plus the impacts of the Corporate Reorganization and the issuance of Class A common shares to fund the D1 Acquisition for purposes of earnings per share calculation. See 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(7)
Gives pro forma effect to cash-based payment bonuses and equity grants amounting to R$61,581 thousand (equivalent to US$12,239 thousand, using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021), assuming an initial public offering price of US$      per Class A common share, which is the midpoint of the price range set forth on the cover page of this prospectus, expected to be made to certain of our officers and employees as a result of the consummation of this offering. See “Management — IPO Grants and Post-IPO Equity Incentive Plan” and 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(8)
Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the selling rate of R$5.6973 to US$1.00, as reported by the Central Bank as of March 31, 2021. The U.S. dollar equivalent information presented in this prospectus should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at this rate or any other rate.

(9)
Gives effect in our earnings per share to the Corporate Reorganization based on the actual weighted average of outstanding common shares as of December 31, 2020 and the expected issuance of (i) 1,790,388 Class A common shares payable to D1 shareholders as share consideration and (ii) 3,763,167 Class A common shares in this offering (considering a midpoint estimated price range of US$      per Class A common share) necessary to fund the cash consideration payable to D1 shareholders, in each case, payable upon consummation of the D1 Acquisition. See 4(f) and 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(10)
Gives effect in our earnings per share to the Corporate Reorganization and the total issuance of 12,909,091 Class A common shares in this offering, assuming no exercise of the underwriters’ option to purchase additional Class A common shares (which includes the issuance of 3,763,167 Class A common shares in this offering (considering a midpoint estimated price range of US$      per Class A common share) necessary to fund the cash consideration payable to D1 shareholders). See 4(f) and 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information. Does not give effect to the issuance of Class A common shares under equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering as such Class A common shares may only become issuable following a two-year cliff vesting period after the consummation of this offering. See 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

The accompanying notes are an integral part of the unaudited pro forma condensed financial information.

Notes to the Unaudited Pro forma Condensed Financial Information
1.
Basis of Presentation of the Unaudited Pro forma Condensed Financial Information

The unaudited pro forma condensed statement of financial position as of March 31, 2021 is based on (a) the historical unaudited interim condensed consolidated statement of financial position of Zenvia Brazil as of March 31, 2021 which is included in this prospectus, and (b) the historical unaudited interim condensed consolidated statement of financial position of D1 as of March 31, 2021, also included in this prospectus, and gives effect on a pro forma basis to (1) the D1 Acquisition as if it had been consummated on March 31, 2021, (2) the receipt by us of the net proceeds from this offering and (3) cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering. The unaudited pro forma condensed statement of profit or loss for the three months ended March 31, 2021 is based on the historical unaudited interim condensed consolidated statement of profit or loss of Zenvia Brazil for the three months ended March 31, 2021, which is included in this prospectus, and on the historical unaudited interim condensed consolidated statement of profit or loss of D1 for the three months ended March 31, 2021 also included in this prospectus, and gives effect on a pro forma basis to (1) the D1 Acquisition as if it had been consummated on January 1, 2021, (2) cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering and (3) the issuance of Class A common shares in this offering in our earnings per share. The unaudited pro forma condensed statement of profit or loss as of December 31, 2020 is based on the historical consolidated statement of profit or loss of Zenvia Brazil for the year ended December 31, 2020, which is included in this prospectus, and on the historical audited consolidated statement of profit or loss of D1 for the year ended December 31, 2020, and the historical audited statement of profit or loss of Smarkio for the period of eleven months ended November 30, 2020, and the historical statement of profit or loss of Sirena, for the period from January 1 to July 23, 2020, and gives effect on a pro forma basis to (1) the D1 Acquisition and the Sirena Acquisition as if it had been consummated on January 1, 2020, (2) cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering and (3) the issuance of Class A common shares in this offering in our earnings per share.
The unaudited pro forma condensed financial information was prepared using the acquisition method of accounting in accordance with IFRS 3. IFRS 3 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of their respective acquisition dates. The excess of the consideration transferred over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill. Fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
Acquisition costs related to the D1 and Sirena Acquisitions (i.e., advisory, legal, valuation, and other professional fees) are not included as a component of the consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. The unaudited pro forma condensed financial information does not reflect any cost savings, operating synergies or revenue enhancements that Zenvia Brazil may achieve as a result of the D1 acquisition or the costs to integrate our operations. All of these transactions costs related to the D1 and Sirena Acquisition were recognized as expenses in statement of profit or loss in the year ended December 31, 2020, and no pro forma adjustments were recognized related to these costs since they were already recorded in Zenvia Brazil’s historical audited financial statements of profit or loss as of and for the year ended December 31, 2020.
2.
Historical Financial Information of D1, Smarkio and Sirena

The amounts reported under the column “Historical D1” derive from the (i) historical audited consolidated financial statements of D1, included elsewhere in this prospectus, that has been prepared in accordance with IFRS as issued by the IASB and (ii) historical unaudited interim condensed consolidated financial statements of D1, included elsewhere in this prospectus, that has been prepared in accordance with IAS 34 Interim Financial Reporting, in each case, presented in thousands of R$.
The historical consolidated financial information of Smarkio has been prepared in accordance with IFRS as issued by the IASB and presented in thousands of R$. The amounts reported under the column “Historical Smarkio” derive from the historical audited financial statements of Smarkio included elsewhere in this prospectus.

The historical financial information of Sirena has been prepared in accordance with IFRS as issued by the IASB and presented in US$. The amounts reported under the column “Historical Sirena” derive from Sirena’s historical financial statements have been translated into reais, which is Zenvia Brazil’s functional and presentation currency, using the exchange rates described below:
•
Items from the statement of profit or loss derived from the historical financial statements of Sirena for the period from January 1 to July 23, 2020, have been translated to reais using the weighted-average exchange rate of R$4.9694 per US$1.00, as follows:

	Historical Sirena January 1 to July 23, 2020
	(in thousands of US$)	(in thousands of R$)
Revenue	1,693	8,413
Cost of services	(450)	(2,236)
Gross profit	1,243	6,177
Selling and marketing expenses	(3,055)	(15,182)
Administrative expenses	(114)	(567)
Impairment loss on trade receivables	(73)	(363)
Other income and expenses, net	6	30
Operating profit	(1,993)	(9,905)
Finance costs	(128)	(636)
Finance income	21	104
Net finance costs	(107)	(532)
Profit (loss) before income tax and social contribution	(2,100)	(10,437)
Current income tax and social contribution	(8)	(40)
Profit (loss) for the year	(2,109)	(10,477)

3.
Pro Forma Assumptions

The preliminary total consideration expected to be transferred, related to the D1 Acquisition, has been used to prepare pro forma adjustments in the pro forma statement of financial position. The D1 Acquisition has not closed to date and its effectiveness is subject to the completion of our initial public offering, and is expected to occur in the third quarter of 2021. The final consideration transferred will be determined when Zenvia completes its initial public offering. The D1 Acquisition is expected to occur in the third quarter of 2021, and the final measurement of the consideration to be transferred could impact goodwill and the common shares based payment due to D1 shareholders. As a result, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed financial information. The pro forma adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual calculations will differ from the pro forma adjustments.
3.1
Estimate of Consideration Expected to be Transferred and Total Consideration Transferred

Pending D1 Acquisition
In March 2021, Zenvia Brazil entered into certain purchase agreements for the direct and indirect acquisition of 100% of the share capital of D1. Under the terms of these purchase agreements and as part of the consideration, (i) Zenvia Brazil contributed R$21 million in cash into D1 on May 31, 2021, and (ii) on the closing date, (1) Zenvia Brazil will contribute further R$19 million in cash into D1; (2) Zenvia Brazil will pay to D1 shareholders an amount corresponding to R$293 million, which was based on a valuation of 13 (thirteen) times D1’s and Smarkio’s combined gross profit for the last twelve months (LTM) ended March 31, 2021 (historical results) minus D1 net debt as of the same date and adjusted by working capital; and (3) we will deliver a certain number of our Class A common shares to certain D1 shareholders, equivalent to an amount corresponding to R$148 million, which was calculated based on the valuation of 13 (thirteen) times D1’s and Smarkio’s combined gross profit for the last twelve months (LTM) ended March 31, 2021

(historical results) minus D1 net debt as of the same date and adjusted by working capital, divided by 13 (thirteen) times Zenvia Brazil’s consolidated gross profit last twelve months (LTM) (after giving effect to the D1 Acquisition and the Sirena Acquisition) ended March 31, 2021 (historical results) minus Zenvia Brazil’s consolidated net debt (after giving effect to the D1 Acquisition and the Sirena Acquisition) as of the same date. The estimated number of Class A common shares to be delivered is based on our valuation considering the estimated share price in this offering, giving effect to the D1 acquisition, and based on the metrics required in the acquisition agreement. We expect to deliver approximately 1,790,388 Class A common shares to D1 shareholders in connection with the above. Additionally, as further consideration for the D1 Acquisition, we have also agreed to pay amounts to certain D1 shareholders which we currently estimate to be (i) R$57 million in the first quarter of 2022; and (ii) R$174 million in the first quarter of 2023, based on a certain multiple times D1’s gross profit for the last twelve months (LTM) ending on March 31, 2022 and March 31, 2023, respectively. The arrangement has a range of multiples, which could vary from 7x to 13x gross profit, depending on the achievement of certain gross profit milestones for the relevant periods, and therefore a reasonable change in these estimates would impact the consideration to be transferred.
As a guarantee of payment of such amounts, we will pledge a certain number of shares corresponding to 50% + 1 share of D1’s total equity stake as collateral in favor of the aforementioned D1 shareholders. This guarantee will be effective as of the date of consummation of the D1 Acquisition and will be released upon payment of the last installment due to such D1 shareholders.
Upon consummation of the D1 Acquisition, we will also become indirect holders of 100% of the share capital of Smarkio Tecnologia Ltda., or Smarkio, a wholly-owned subsidiary of D1 and a cloud-based company that combines an automated marketing platform through chatbots with a platform for creating, integrating and processing conversational interfaces that can be used by developers and business users. Smarkio was acquired by D1 in December 2020 and D1 started consolidating Smarkio in its financial statements as of December 1, 2020.
The D1 Acquisition is subject to the satisfaction or waiver of certain closing conditions set forth in the definitive agreements governing this transaction, including the consummation of this offering. To the extent these conditions are not satisfied or waived or to the extent we do not consummate this offering, we may not complete the D1 Acquisition. See “Risk Factors — Certain Risks Relating to Our Business and Industry — We may pursue strategic acquisitions or investments which may divert our management’s attention and result in reduced cash levels, increased indebtedness or dilution to our shareholders. The failure of an acquisition or investment to produce the anticipated results, the failure to consummate a pending acquisition (including the D1 Acquisition), or the inability to integrate an acquired company fully, could adversely affect our business.” We plan to use US$62 million (equivalent to R$312 million using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021) from the proceeds of this offering to pay the consideration payable in cash to acquire D1. See “Use of Proceeds.”
Sirena Acquisition
On July 24, 2020, Zenvia Brazil entered into a certain share purchase and sale agreement to purchase 100% of Sirena. As consideration for the Sirena Acquisition, Zenvia Brazil (i) made an upfront cash payment of US$10,923 thousand (amounting to R$56,961 thousand using the Central Bank selling exchange rate published on July 24, 2020) on closing date, and US$392 thousand (R$2,045 thousand using the Central Bank selling exchange rate published on January 24, 2021) which was paid on January 24, 2021, to Sirena shareholders; and (ii) assuming the consummation of this offering, we will deliver a certain number of our Class A common shares to Sirena shareholders, corresponding to an equity interest calculated based on a percentage of the upfront payment made by Zenvia Brazil divided by an established valuation of Zenvia set forth in the acquisition agreement governing the Sirena Acquisition. Zenvia Brazil’s valuation for this purpose will be based on Zenvia Brazil’s gross margin minus Zenvia’s net debt as of December 31, 2020. Based on our preliminary estimate, we expect to deliver approximately 89,131 Class A common shares, equivalent to R$4,510 thousand, to these Sirena shareholders in connection with the above. The estimated number of Class A common shares to be delivered is based on our valuation and the number of Zenvia Inc. shares prior to our initial public offering, giving effect to the Sirena Acquisition, and based on the metrics required in the acquisition agreement for this transaction.

Moreover, Sirena’s former shareholders are entitled to an additional payment in the aggregate amount estimated at US$13,584 thousand (equivalent to R$70,835 thousand using the Central Bank selling exchange rate published on December 31, 2020) payable in three installments (6, 12 and 24 months following the closing date of the Sirena Acquisition). In addition, former Sirena shareholders that remained working with us are eligible to receive additional earn-out compensation (provided that they remain working with us until the end of the above referred payment period), in an amount up to US$5,514 thousand (equivalent to R$28,752 thousand using the Central Bank selling exchange rate published on the closing date) and payable in two installments (12 and 24 months following the closing date of the Sirena Acquisition), which may vary based on the achievement of certain financial milestones, as defined in the purchase and sale agreement governing the Sirena Acquisition, which are mainly based in the valuation of Sirena calculated considering Sirena’s gross margins. As of December 31, 2020, a provision was recorded in the amount of R$8,833 thousand in connection with such obligations.
This acquisition is in line with our strategy to expand into other Latin American regions. The transaction was consummated on July 24, 2020, and Zenvia Brazil began to consolidate Sirena’s results of operations as of that date.
The following table presents the estimated consideration expected to be transferred, related to the D1 Acquisition, and the total consideration transferred related to the Sirena Acquisition, at fair value:
	D1	Sirena
	(in thousands of R$)
Contribution in Cash(1)	40,000	—
Cash Payment(1)	293,411(4)	59,006
Common shares(2)	148,276	4,510(5)
Contingent consideration (earn-out 2022)(3)	57,019	—
Contingent consideration (earn-out 2023)(3)	174,081	—
Additional Payment	—	64,280
Consideration Transferred and Expected to be Transferred	712,787	127,796

(1)
Considers the total current cash payment related to the D1 Acquisition amounting to R$333,411 thousand, and also considers that prior to the consummation of the D1 Acquisition, D1 is required as a precedent condition to pay to Smarkio’s shareholders the total outstanding consideration payable in connection with Smarkio’s acquisition, amounting R$59,569 thousand. Pro forma assumes that the acquisition of Smarkio has already occurred and we reflected the estimated consideration paid in cash and the payment of the Smarkio acquisition, as a reduction of cash and cash equivalents in the unaudited pro forma condensed statement of financial position as of March 31, 2021.

(2)
D1 acquisition agreements state that part of the total payment will be made with our Class A common shares. We expect to deliver approximately 1,790,388 Class A common shares, considering a midpoint estimated price range of US$      per Class A common share (R$    using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021), to D1 shareholders in connection with the above, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Each US$1.00 increase (decrease) in the assumed initial public offering price of US$      per Class A common share would increase (decrease) the number of Class A common shares we expect to deliver to D1 shareholders by approximately 114,459 Class A common shares. Each increase (decrease) of 1.0 million in the number of Class A common shares we are offering, would increase (decrease) the number of Class A common shares we expect to deliver to D1 shareholders by approximately 16,346 Class A common shares.

(3)
The total contingent consideration was presented as non-current liability in the total amount of R$231,100 thousand in the unaudited pro forma condensed statement of financial position as of March 31, 2021. For measurement of the contingent consideration see paragraphs below.

(4)
The cash payment of R$269,537 thousand is based on a valuation of 13 (thirteen) times D1’s and Smarkio’s gross profit for the last twelve months (LTM) ended March 31, 2021 (historical results) minus D1 net debt as of the same date and adjusted by working capital.

(5)
Sirena’s acquisition agreement stated that a fixed amount of US$865 thousand (R$4,510 thousand) can be settled in cash or shares. Assuming the consummation of this offering, we will deliver a certain number of our Class A common shares to Sirena shareholders, corresponding to an equity interest calculation based on a percentage of the upfront payment made by Zenvia Brazil divided by an established valuation of Zenvia set forth in the acquisition agreement governing the Sirena Acquisition. Zenvia Brazil’s valuation for this purpose will be based on Zenvia Brazil’s gross profit minus Zenvia’s net debt as of December 31, 2020. Based on our preliminary estimate, we expect to deliver approximately 89,131 Class A common shares, equivalent to R$4,510 thousand, considering a midpoint estimated price range of US$      per Class A common share (R$    using the

Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021), to these Sirena shareholders in connection with the above. The estimated number of shares to be delivered is based on our valuation and the number of Zenvia Inc. shares prior to our initial public offering, giving effect to the Sirena Acquisition, and based on the metrics required in the acquisition agreement for this transaction. Since the unaudited pro forma condensed statement of financial position as of December 31, 2020 only requires the presentation of pro forma for D1’s probable acquisition, we have not reclassified this amount to equity in the unaudited pro forma condensed statement of financial position as of December 31, 2020.
The estimated fair value of the contingent consideration (D1Acquisition), currently estimated of R$231,100 thousand, was measured, as described in the acquisitions agreements, based on a certain multiple times D1’s gross profit for the last twelve months (LTM) ending on March 31, 2022 and March 31, 2023, respectively, minus net debt at the same date. Such multiple will vary (from 7x to 13x gross profit) depending on the achievement of certain gross profit milestones for the relevant periods.
Considering that contingent consideration is based on future results, and its dependent on the gross profit and net debt, and applicable multiple, a reasonable change in the assumptions of multiples or LTM gross profit could materially impact the contingent consideration expected to be transferred (D1 Acquisition). The table below presents an estimate of which could be the contingent consideration depending on the variance of these metrics:
Gross profit - multiple estimate	7 x Gross Profit	11.24 x Gross Profit	Current fair value estimation (13 x Gross Profit – 100%)	>13 x Gross Profit(1)
D1 Acquisition	—	—	—	—	—
Earnout – 2022	14,073	35,187	57,019	70,708	71,762
Earnout – 2023	43,707	118,515	174,081	209,868	241,480
Total contingent consideration	57,780	153,702	231,100	280,576	313,242

(1)
If the multiple exceeds 13x gross profit, then the excess of the 13x gross profit will have incremental of 10x (100%-120%) or 9x (120% and 150%).

3.2
Fair value of assets and liabilities

We performed a preliminary valuation analysis of the fair market value of D1 assets to be acquired and liabilities to be assumed. This preliminary purchase price allocation has been used to prepare pro forma transaction accounting adjustments in the unaudited pro forma statement of profit or loss. The final purchase price allocation will be determined when we complete this initial public offering. The final measurement could differ materially from the preliminary measurement used in the pro forma adjustments. The final measurement may include changes in the measurement of goodwill and changes in the fair value of intangible assets. We have estimated the fair value to such assets and liabilities, based on available information and certain estimated and assumptions and, therefore, the actual effects of these transactions may differ from pro forma transaction accounting adjustments. The following table summarizes the fair value of assets acquired (Sirena Acquisition) and to be acquired (D1 Acquisition) and the liabilities assumed (Sirena Acquisition) or expect to be assumed (D1 Acquisition):
	D1	Sirena
	(in thousands of R$)
Consideration Expected to be Transferred and Total Consideration transferred (Note 3.1)	712,787	127,796
Fair value of assets acquired or to be acquired and liabilities assumed or to be assumed	(2,798)	1,519
Fair value of intangible assets:
Digital Platform	96,626	54,521
Customer portfolio	1,575	1,975
Defered tax liability	(33,388)	(14,835)
Total	62,015	43,180
Goodwill	650,772	84,616

4.
Pro Forma Adjustments

(a)
Intangible Assets

The fair value adjustment on intangible assets is comprised of the following:
			Estimated fair value			Estimated useful life Years	Estimated pro forma amortization expense (straight-line method)				Allocation of pro forma amortization expense in the pro forma statement of income line item
	Nature	Valuation Methodology	D1	Sirena	Total Zenvia´s acquired intangible assets		D1(1)	Sirena(2)	Total Zenvia´s amortization of acquired intangible assets
		(in thousands of R$)						December 31, 2020 March 31, 2021
Digital Platform	Represents the fair value of digital platform	MPEEM – Multi period excess earnings method	96,626	54,521	151,147	5	19,325	6,179	25,504	4,831	Cost of services
Customer portfolio	Represents the fair value of customer portfolio	MPEEM – Multi period excess earnings method	1,575	1,975	3,550	10	158	112	269	40	Administrative expenses
Total			98,201	56,496	154,697		19,483	6,291	25,773	4,871

(1)
The D1 acquisition pro forma adjustments refers to the period from January 1, 2020 to December 31, 2020. Since this acquisition has not been consummated to date, Zenvia Brazil has not consolidated D1 in its historical audited consolidated financial statements as of and for the year December 31, 2020.

(2)
The Sirena acquisition pro forma adjustments refers to the period from January 1, 2020 July 23, 2020. Zenvia Brazil started to consolidate Sirena’s statement of profit and loss as of July 24, 2020 upon consummation of its acquisition by Zenvia Brazil.

The MPEEM methodology (Multi Period Excess Earnings Method) is mostly used to measure the value of primary assets or most important assets of a company. According to that method, in determining fair values, the cash flows attributable to all other assets are subtracted through a contributory asset charge (CAC). The MPEEM method assumes that the fair value of an intangible asset is the same as the present value of the cash flows attributable to that asset, less the contribution of other assets, both tangible and intangible ones.

The following are the material underlying assumptions used in determining the fair value estimate adjustments on intangible assets:
	D1 Acquisition		Sirena Acquisition
	Digital platform	Customer portfolio	Digital platform	Customer portfolio
Revenue	Revenue considered entire services provided. Revenue projections were based on the business plan revenue growth rate and estimated attrition. At the reference date, the company had 54.2 million revenue.	Revenue considered entire services provided. Revenue projections were based on the business plan revenue growth rate and estimated attrition. At the reference date, the company had 54.2 million revenue.	Revenue considered entire services provided. Revenue projections were based on the business plan revenue growth rate and estimated attrition. At the reference date, the company had R$3.6 million revenue (6 months period).	Revenue considered entire services provided. Revenue projections were based on the business plan revenue growth rate and estimated attrition. At the reference date, the company had R$3.6 million revenue (6 months period).
Attrition rate – Churn rate	The estimated attrition rate is 19.13%	The estimated attrition rate is 10%	The estimated attrition rate is 19.03%	The estimated attrition rate is 10%
Useful Life	Useful life for the intangible asset is 5 years.	Useful life for the intangible asset is 10 years.	Useful life for the intangible asset is 5 years.	Useful life for the intangible asset is 10 years.
Contributory Assets Charge	The considered CAC includes Working Capital (7.79% p.a), Fixed Assets (7.79%p.a), Workforce (15.07% p.a) and customer portfolio (16.07% p.a).	The considered CAC includes Working Capital (16.07% p.a), Fixed Assets (7.79% p.a) and Workforce (15.07% p.a).	The considered CAC includes Working Capital (10.97% p.a), Fixed Assets (10.97% p.a), Workforce (15.07% p.a) and customer portfolio (17.42% p.a).	The considered CAC includes Working Capital (10.97% p.a), Fixed Assets (10.97% p.a) and Workforce (17.42% p.a).
Tax Amortization Benefit (TAB)	TAB was calculated according to the Target’s projected effective tax rate of 34% and an amortization period equivalent to asset’s remaining useful life.	TAB was calculated according to the Target’s projected effective tax rate of 34% and an amortization period equivalent to asset’s remaining useful life.	TAB was calculated according to the Target’s projected effective tax rate of 34% and an amortization period equivalent to asset’s remaining useful life.	TAB was calculated according to the Target’s projected effective tax rate of 34% and an amortization period equivalent to asset’s remaining useful life.
Discount Rate	The discount rate was equivalent to company’s WACC plus spread, resulting in an after-tax rate of 16.07%.	The discount rate was equivalent to company’s WACC plus spread, resulting in an after-tax rate of 16.07%.	The discount rate was equivalent to company’s WACC plus spread, resulting in an after-tax rate of 18.42%.	The discount rate was equivalent to company’s WACC plus spread, resulting in an after-tax rate of 18.42%.
(b)
Compensation to the former shareholders of Sirena

Following the Sirena acquisition, Sirena’s former shareholders that remained working with us will be subject to a compensation of up to US$5,514 thousand at acquisition date (equivalent to R$28,752 thousand using the Central Bank selling exchange rate published on the closing date) and payable in two installments (12 and 24 months following the closing date of the Sirena Acquisition). This compensation is calculated based on certain milestones of gross margins (as defined in the share purchase and sale agreement) generated by Sirena solutions, including their continued employment with us.
Zenvia Brazil recognized, as of December 31, 2020, a provision of R$8,833 thousand, for the period from July 24 to December 31, 2020, to be payable if the conditions were met. For the purpose of the unaudited pro forma condensed information, Zenvia Brazil recognized an additional expense (proportionally calculated), in the “Administrative expenses” line item, of R$11,262 thousand for the period from January 1, 2020 to July 23, 2020.
(c)
Deferred Income Taxes

Deferred income taxes on pro forma adjustments were calculated using the statutory income tax rate in Brazil (34%) and in United States of America (21%), where Sirena is located, depending on where pro forma adjustments are reasonably expected to occur. The effective tax rate applicable to us could be significantly different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs and the actual geographical mix of income.
(d) Transaction Costs
All the transactions costs related to D1 and Sirena Acquisition were recognized as expenses in Zenvia Brazil statement of profit or loss for the period ended December 31, 2020. The transactions costs with lawyers and due diligence were recognized as expenses in Zenvia Brazil’s statement of profit or loss for the year ended December 31, 2020 and amounted to R$180 thousand. We do not expect to incur in additional transaction costs.
(e) Interest Expenses
The Sirena Acquisition agreement has interest expense, related to the amount payables to the former shareholders. pro forma interest expense on the payables to the former shareholders of Sirena. Zenvia Brazil recognized, as of December 31, 2020, a provision of R$1,566 thousand, for the period from July 24 to December 31, 2020, to be payable to the former shareholders of Sirena. For the purpose of the unaudited pro forma condensed information, Zenvia Brazil recognized an additional expense (proportionally calculated), in the “Finance cost” line item, of R$1,997 thousand for the period from January 1, 2020 to July 23, 2020.
(f) Earnings/(loss) per share
Basic loss per share are calculated by dividing the net loss attributable to the owners of the Company by the weighted average of outstanding common shares. Diluted loss per share is calculated by adjusting the weighted average of outstanding common shares, assuming that all potential common shares that would cause dilution are converted. Currently there is no potential common shares that would cause dilution.
The weighted average of common outstanding common shares, on pro forma adjustments, are adjusted to reflect the estimated numbers of Class A common shares that we expect to deliver to D1, after giving effect to the Corporate Reorganization and the D1 Acquisition.
	Three months ended March 31, 2021
	Historical Zenvia Brazil	Total Zenvia Pro Forma (Giving effect to the Corporate Reorganization, the issuance of Class A common shares to fund the D1 Acquisition)	Total Zenvia Pro Forma (Giving effect to the Corporate Reorganization, the issuance of all Class A common shares in this offering and payment of cash bonus and equity grants)
	(in thousands of R$, except numbers of shares)
Net loss attributable to owners of the Company	(28,475)	(50,656)	(104,046)
Weighted average of outstanding common shares	4,781,602	29,461,565(1)(2)	38,607,489(1)(3)
Basic pro forma loss per share – R$	(5.955)	(1.7194)	(2.6950)(4)(5)
Diluted pro forma loss per share – R$	(5.955)	(1.7194)	(2.6950)(4)(5)

(1)
Gives effect to the one-to-five contribution related to the Corporate Reorganization based on the actual weighted average of outstanding common shares as of March 31, 2021.

(2)
Gives effect to the expected issuance of (i) 1,790,388 Class A common shares payable to D1 shareholders as share consideration and (ii) 3,763,167 Class A common shares in this offering (considering a midpoint estimated price range of US$     per Class A common share) necessary to fund the cash consideration payable to D1 shareholders, in each case, payable upon consummation of the D1 Acquisition.

(3)
Gives effect to the expected issuance of (i) 1,790,388 Class A common shares payable to D1 shareholders as share consideration and (ii) 12,909,091 Class A common shares in this offering (which includes the issuance of 3,763,167 Class A common shares in this offering (considering a midpoint estimated price range of US$      per Class A common share) necessary to fund the cash consideration payable to D1 shareholders).

(4)
Does not give effect to the issuance of Class A common shares under equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering as such Class A common shares may only become issuable following a two-year cliff vesting period after the consummation of this offering. See 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(5)
Assuming the exercise in full by the underwriters of the option to purchase additional Class A common shares, our basic and our diluted pro forma loss per share would be R$2.5663.

	Year ended ended December 31, 2020
	Historical Zenvia Brazil	Total Zenvia Pro Forma (Giving effect to the Corporate Reorganization, the issuance of Class A common shares to fund the D1 Acquisition)	Total Zenvia Pro Forma (Giving effect to the Corporate Reorganization, the issuance of all Class A common shares in this offering and payment of cash bonus and equity grants)
	(in thousands of R$, except numbers of shares)
Net loss attributable to owners of the Company	(21,431)	(71,560)	(131,294)
Weighted average of outstanding common shares	4,601,501	28,561,060(1)(2)	37,706,984(1)(3)
Basic pro forma loss per share – R$	(4.6574)	(2.5055)	(3.4820)(4)(5)
Diluted pro forma loss per share – R$	(4.6574)	(2.5055)	(3.4820)(4)(5)

(1)
Gives effect to the one-to-five contribution related to the Corporate Reorganization based on the actual weighted average of outstanding common shares as of December 31, 2020.

(2)
Gives effect to the expected issuance of (i) 1,790,388 Class A common shares payable to D1 shareholders as share consideration and (ii) 3,763,167 Class A common shares in this offering (considering a midpoint estimated price range of US$      per Class A common share) necessary to fund the cash consideration payable to D1 shareholders, in each case, payable upon consummation of the D1 Acquisition.

(3)
Gives effect to the expected issuance of (i) 1,790,388 Class A common shares payable to D1 shareholders as share consideration and (ii) 12,909,091 Class A common shares in this offering (which includes the issuance of 3,763,167 Class A common shares in this offering (considering a midpoint estimated price range of US$      per Class A common share) necessary to fund the cash consideration payable to D1 shareholders).

(4)
Does not give effect to the issuance of Class A common shares under equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering as such Class A common shares may only become issuable following a two-year cliff vesting period after the consummation of this offering. See 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.
(5)
Assuming the exercise in full by the underwriters of the option to purchase additional Class A common shares, our basic and our diluted pro forma loss per share would be R$3.3119.

(g)
D1 share-based payments

In February 2021, D1 has granted a share-based payment plan, to its shareholder´s and executives of 65,548 D1 restricted shares. The award includes a provision that accelerates the vesting in the event of a change in control. Compensation charges resulting from these provisions will be included in the pre-acquisition financial statements of D1. The D1 shares will be transferred to the beneficiaries of the plan before the closing date of the acquisition of D1 by Zenvia Brazil. Zenvia Brazil will then pay these shares to the beneficiaries as part of the D1 Acquisition. For the purpose of unaudited condensed pro forma condensed statement of profit or loss, we are presenting this as a transaction accounting adjustment as if it had been reflected in the historical financial statements of D1 for the three months ended March 31, 2021 and the year ended December 31, 2020 in the amount of R$23,054 thousand.
(h) Expenses that are not expected to recur beyond 12 months after the transactions
The following amounts presented in the unaudited condensed statement of profit or loss are not expected to recur beyond 12 months after the transaction.
	March 31, 2021	December 31, 2020
	(in thousands of R$)
D1 Share-based payments	23,054	23,054
Sirena Share Based payments(1)	—	6,123
Transactions Costs	—	180
Cash-based compensation payable upon consummation of this offering(2)	58,850	58,850
Deferred income tax and social contribution(3)	(7,838)	(9,747)
Total significant items	74,066	78,460

(1)
In connection with the Sirena Acquisition, Sirena’s restricted shares plan was cancelled at the acquisition date and the shares were paid by Zenvia Brazil to Sirena’s former shareholders as part of the consideration transferred. Sirena recorded such event in the pre-acquisition period as an acceleration of the vesting period, recognizing all the impacts in profit or loss and a corresponding entry in equity.

(2)
Cash-based payment bonuses expected to be made to certain of our officers and employees as a result of the consummation of this offering. See “Management — IPO Grants and Post-IPO Equity Incentive Plan” and 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(3)
Does not include Sirena’s shared based payment expenses and cash-based compensation payable upon consummation of this offering attributable to directors since they are considered non-deductible.

(i) Costs and expenses by nature
For the three months ended March 31, 2021
	Historical Zenvia Brazil	Historical D1	Transaction Accounting Adjustments	Subtotal Zenvia Pro Forma reflecting issuance of Class A common shares to fund the D1 Aquisition	Additional Other Transaction Adjustments	Total Zenvia Pro Forma reflecting issuance of all Class A common shares in this offering
	(in thousands of R$)
Salaries and charges	38,666(1)(2)	7,729	—	46,395	53,390(4)	99,785
Share-based payments	—	—	23,054	23,054	—	23,054
Business Service Provider (BSP)	84,571	6,034	—	90,605	—	90,605
Depreciation	7,992(3)	2,723	4,871	15,586	—	15,586
Professional fees	6,727	3,099	—	9,826	—	9,826
Impairment of trade receivables	1,590	—	—	1,590	—	1,590
Marketing expenses	2,187	—	—	2,187	—	2,187
Others	5,366	873	—	6,239	—	6,239
Total expenses	147,099	20,458	27,925	195,482	53,390	248,872

(1)
Includes R$1,192 thousand related to the estimated compensation payable to Total Voice former shareholders that remained working with us, and R$5,075 thousand related to the estimated compensation payable to Sirena former shareholders that remained working with us.

(2)
Includes R$6,995 thousand of cash and shares based payment bonuses expected to be made to certain of our officers and employees as a result of the consummation of this offering, which was recognized in our historical consolidated financial results of operations for the three months ended March 31, 2021. See “Management — IPO Grants and Post-IPO Equity Incentive Plan” and 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(3)
Includes R$3,142 thousand allocated as cost of services and R$2,823 thousand allocated as administrative expenses related to amortization of intangible assets acquired from business combination (Total Voice and Sirena).

(4)
Cash-based payment bonuses expected to be made to certain of our officers and employees as a result of the consummation of this offering which were granted in April 2021. See “Management — IPO Grants and Post-IPO Equity Incentive Plan” and 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

For the year ended December 31, 2020
	Historical Zenvia Brazil	Historical Sirena		Transaction Accounting Adjustments	Subtotal Zenvia Brazil Pro Forma/ Sirena	Historical D1	Historical Smarkio	Transaction Accounting Adjustments	Subtotal Zenvia Pro Forma reflecting issuance of Class A common shares to fund the D1 Acquisition	Additional Other Transaction Adjustments	Total Zenvia Pro Forma reflecting issuance of all Class A common shares in this offering
	(in thousands of R$)	(in thousands of US$)		(in thousands of R$)
Salaries and charges	78,103(1)	833	4,140	11,262	93,505	14,227	2,871	—	110,603	61,581(4)	172,184
Share-based payments	—	1,232	6,122	—	6,123	—	—	23,054	29,176	—	29,176
Business Service Provider (BSP)	305,561	389	1,933	—	307,494	10,713	2,208	—	320,415	—	320,415
Depreciation	27,287(2)	9	45	6,291	33,623	2,569	—	19,483	55,675	—	55,675
Professional fees	17,319	680	3,379	—	20,698	7,086	4,214	—	31,998	—	31,998
Rental	2,005	20	99	—	2,104	456	—	—	2,560	—	2,560
Communications	4,557	—	—	—	4,557	—	—	—	4,557	—	4,557
Travel expenses	886	22	109	—	995	—	—	—	995	—	995
Impairment of trade receivables	4,205	73	363	—	4,568	—	—	—	4,568	—	4,568
Marketing expenses	3,540	34	169	—	3,709	—	1,680	—	5,389	—	5,389
Others	7,505(3)	394	1,959	—	9,464	1,450	—	—	10,914	—	10,914
Total expenses	450,968	3,686	18,318	17,553	486,839	36,501	10,973	42,537	576,850	61,581	638,431

(1)
Includes R$7,882 thousand related to the estimated compensation payable to Total Voice former shareholders that remained working with us, and R$8,833 thousand related to the estimated compensation payable to Sirena former shareholders that remained working with us.

(2)
Includes R$7,042 thousand allocated as cost of services and R$8,468 thousand allocated as administrative expenses related to amortization of intangible assets acquired from business combination (Total Voice and Sirena).

(3)
Includes the write-off of leasehold improvements in the amount of R$1,758 thousand and fines paid in connection with the return of property before expiration of contractual term in the amount of R$1,100 thousand.

(4)
Cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering. See “Management — IPO Grants and Post-IPO Equity Incentive Plan” and 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(j)
Corporate Reorganization, Use of the Proceeds in This Offering and Cash-Based Payment Bonus and Equity Grants to Certain Officers and Employees

Corporate Reorganization
On May 7, 2021, our current shareholders have contributed all of their shares in Zenvia Brazil to us. In return for this contribution, we have issued in aggregate 23,708,300 new Class B common shares to Bobsin LLC, Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment — Fundo de Investimento em Participações Multiestratégia and Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia and in aggregate 199,710 new Class A common shares to Spectra I Fundo de Investimento em Participações Multiestratégia Investimento No Exterior and Spectra II Fundo de Investimento em Participações Multiestratégia Investimento No Exterior, in each case, at a ratio of one-to-five. See Presentation of Financial and Other Information“— Our Corporate Reorganization.”
Use of Proceeds in this Offering
We plan to use US$62 million (equivalent to R$312 million using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021) from the proceeds of this offering to pay the consideration payable in cash to acquire D1 and the remaining net proceeds for general corporate purposes. See “Use of Proceeds.”

Cash-Based Payment Bonus and Equity Grants to Certain Officers and Employees
As a result of the consummation of this offering, we expect to pay $58,850 thousand (equivalent to US$11,697 thousand, using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021) in cash to certain of our officers and employees, assuming an initial public offering price of US$      per Class A common share, which is the midpoint of the price range set forth on the cover page of this prospectus. This amount includes (i) R$6,995 thousand of cash-based payment and equity grants (discussed below) already recorded as an expense in our historical unaudited interim condensed consolidated statement of financial position as of March 31, 2021 and (ii) an additional R$51,855 thousand of cash-based payments which is expected to be made upon consummation of this initial public offering.
Each US$1.00 increase (decrease) in the assumed initial public offering price of US$      per Class A common share would increase (decrease) the aforementioned cash-based payment bonus by R$4,908 thousand.
The expense amounting to R$6,995 thousand recorded in our historical unaudited interim condensed consolidated statement of financial position as of March 31, 2021 relates to a cash and equity program (discussed in the paragraph below) set by us for the benefit of certain officers and employees, conditioned upon the consummation of our initial public offering above a minimum valuation target in Brazilian reais on the pricing date, in addition to other milestone set forth therein. As of March 31, 2021, we expected all conditions to be met and consequently recorded such expense in our historical unaudited interim condensed consolidated statement of financial position as of March 31, 2021.
In connection with, and subject to, the consummation of this offering, we expect to grant to certain of our officers and employees awards of restricted share units. Such restricted share units will give the holder the right to receive our Class A common shares subject to, among other conditions, a cliff vesting period of two years following consummation of this offering and, in the case of some grants, the achievement of certain performance goals to be established by us. Assuming an initial public offering price of US$      per Class A common share, which is the midpoint of the price range set forth on the cover page of this prospectus, we expect to deliver 65,777 of such restricted share units, or the equivalent of R$5,461 thousand divided by the initial public offering price. Each US$1.00 increase (decrease) in the assumed initial public offering price of US$      per Class A common share would increase (decrease) the aforementioned number of restricted share units by 14,490. See “Management — IPO Grants and Post-IPO Equity Incentive Plan.”
For the purpose of our unaudited condensed pro forma statement of profit or loss for the year ended December 31, 2020, we are recognizing an expense of R$2,730 thousand (equivalent to US$543 thousand, using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021), which, assuming the grant had occurred on January 1, 2020 for the year ended December 31, 2020, would represent the expense related to the above referred equity grant that we would expect to record in connection with its first vesting year.
Non-GAAP Pro Forma Financial Measures

Reconciliation of Non-GAAP Pro Forma Financial Measures
Reconciliation of Non-GAAP Gross Profit to Non-GAAP Pro Forma Gross Profit
	For the three months ended March 31, 2021
	Historical Zenvia Brazil(1)	Historical D1(2)	Transaction Accounting Adjustments(3)	Subtotal Zenvia Pro Forma reflecting issuance of Class A common shares to fund the D1 Acquisition(4)	Additional Other Transaction Adjustments	Total Zenvia Pro Forma reflecting issuance of all Class A common shares in this offering
	(in thousands of R$)
Gross profit	30,293	10,032	(4,831)	35,494	—	35,494
(+) Amortization of intangible assets acquired from business combinations	3,142	2,197	4,871	10,210		10,210
Non-GAAP Pro Forma Gross Profit(5)	33,435	12,229	40	45,704		45,704
Revenue	122,693	19,457		142,150		142,150
Pro forma gross margin(6)	24.7%	51.6%		25.0%		25.0%
Non-GAAP Pro Forma Gross Margin(7)	27.3%	62.9%		32.2%		32.2%

(1)
Represents the historical consolidated statement of profit or loss of Zenvia Brazil for the year ended March 31, 2021.

(2)
Represents the historical consolidated statement of profit or loss of D1 for the year ended March 31, 2021.

(3)
For an explanation of these pro forma adjustments, see the accompanying notes to “— Unaudited Pro Forma Condensed Statement of Profit or Loss for the Year Ended March 31, 2021.”

(4)
For a discussion on the D1 Acquisition and our unaudited pro forma condensed statements of profit or loss and related notes, see “Unaudited Pro Forma Condensed Financial Information.”

(5)
We calculate Non-GAAP Pro Forma Gross Profit as pro forma gross profit plus pro forma amortization of intangible assets acquired from business combinations. For further information on Non-GAAP Pro Forma Gross Profit, see “Presentation of Financial and Other Information — Special Note Regarding Non-GAAP Pro Forma Financial Measures.”

(6)
We calculate pro forma gross margin as pro forma gross profit divided by Zenvia pro forma revenue.

(7)
We calculate Non-GAAP Pro Forma Gross Margin as Non-GAAP Pro Forma Gross Profit divided by Zenvia pro forma revenue.

	For the year ended December 31, 2020
	Historical Zenvia Brazil(1)	Historical Sirena(2)	Transaction Accounting Adjustments	Subtotal Zenvia Brazil Pro Forma/ Sirena	Historical D1(3)	Historical Smarkio(4)	Transaction Accounting Adjustments(5)	Subtotal Zenvia Pro Forma reflecting issuance of Class A common shares to fund the D1 Acquisition(6)	Additional Other Transaction Adjustments	Total Zenvia Pro Forma reflecting issuance of all Class A common shares in this offering
	(in thousands of R$)
Gross profit	103,831	6,177	(6,179)(10)	103,829	12,918	22,756	(19,325)(10)	120,178	—	120,178
(+) Amortization of intangible assets acquired from business combinations	7,042	—	6,179(10)	13,221	732	—	19,325(10)	33,278	—	33,278
Non-GAAP Pro Forma Gross Profit(7)	110,873	6,177	—	117,050	13,650	22,756	—	153,456	—	153,456
Revenue	429,701	8,413	—	438,114	26,521	27,835	—	492,470	—	492,470
Pro forma gross margin(8)	24.2%	73.4%	—	23.7%	48.7%	81.8%	—	24.4%	—	24.4%
Non-GAAP Pro Forma Gross Margin(9)	25.8%	73.4%	—	26.7%	51.5%	81.8%	—	31.2%	—	31.2%

(1)
Represents the historical consolidated statement of profit or loss of Zenvia Brazil for the year ended December 31, 2020.

(2)
Represents the historical consolidated statement of profit or loss of Sirena for the period from January 1, 2020 to July 23, 2020. On July 24, 2020 the Sirena Acquisition was consummated and Zenvia Brazil began to consolidate Sirena’s results of operations as of that date.

(3)
Represents the historical consolidated statement of profit or loss of D1 for the year ended December 31, 2020.

(4)
Represents the historical statement of profit or loss of Smarkio for the period from January 1, 2020 to November 30, 2020. In December 2020, D1 consummated the acquisition of Smarkio and it began to consolidate Smarkio’s results of operations as of December 1, 2020.

(5)
For an explanation of these pro forma adjustments, see the accompanying notes to “— Unaudited Pro Forma Condensed Statement of Profit or Loss for the Year Ended December 31, 2020.”

(6)
For a discussion on the Sirena Acquisition, the D1 Acquisition and our unaudited pro forma condensed statements of profit or loss and related notes, see “Unaudited Pro Forma Condensed Financial Information.”

(7)
We calculate Non-GAAP Pro Forma Gross Profit as pro forma gross profit plus pro forma amortization of intangible assets acquired from business combinations. For further information on Non-GAAP Pro Forma Gross Profit, see “Presentation of Financial and Other Information — Special Note Regarding Non-GAAP Pro Forma Financial Measures.”

(8)
We calculate pro forma gross margin as pro forma gross profit divided by Zenvia pro forma revenue.

(9)
We calculate Non-GAAP Pro Forma Gross Margin as Non-GAAP Pro Forma Gross Profit divided by Zenvia pro forma revenue.

(10)
The total pro forma adjustment recognized in gross profit of R$25,504 thousand is comprised of: R$6,179 thousand and R$19,325 thousand of additional expenses (as per note 4(a) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information) related to the amortization of intangible assets (digital platform) acquired in the Sirena and D1’s Acquisitions, respectively.

Reconciliation of Non-GAAP Operating Profit (Loss) to Non-GAAP Pro Forma Operating Profit (Loss)
	For the three months ended March 31, 2021
	Historical Zenvia Brazil(1)	Historical D1(2)	Transaction Accounting Adjustments(3)	Subtotal Zenvia Pro Forma reflecting issuance of Class A common shares to fund the D1 Acquisition(4)	Additional Other Transaction Adjustments(5)	Total Zenvia Pro Forma reflecting issuance of all Class A common shares in this offering
	(in thousands of R$)
Profit (Loss)	(28,475)	(3,751)	(18,430)	(50,656)	(53,390)	(104,046)
(+) Income tax and social contribution (current and deferred)	(10,556)	1,346	(9,494)	(18,704)	—	(18,704)
(+) Net finance costs	14,733	1,571	—	16,304		16,304
Operating profit/(loss)	(24,298)	(834)	(27,924)	(53,056)	(53,390)	(106,446)
(+) Amortization of intangible assets acquired from business combinations	5,965	2,197	4,871	13,033	—	13,033
(+) Share-based payments	—	—	23,054(7)	23,054	—	23,054
(+) Expenses related to branch closing	—	—	—	—	—	—
(+) Expenses related to IPO grants(5)	6,995	—	—	6,995	53,390	60,385
Non-GAAP Pro Forma Operating Profit (Loss)(6)	(11,338)	1,363	1	(9,974)	—	(9,974)

(1)
Represents the historical consolidated statement of profit or loss of Zenvia Brazil for the year ended March 31, 2021.

(2)
Represents the historical consolidated statement of profit or loss of D1 for the year ended March 31, 2021.

(3)
For an explanation of these pro forma adjustments, see the accompanying notes to “— Unaudited Pro Forma Condensed Statement of Profit or Loss for the Year Ended March 31, 2021.”

(4)
For a discussion on the D1 Acquisition and our unaudited pro forma condensed statements of profit or loss and related notes, see “Unaudited Pro Forma Condensed Financial Information.”

(5)
Cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering. See “Management — IPO Grants andPost-IPO Equity Incentive Plan” and 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(6)
We calculate Non-GAAP Pro Forma Operating Profit (Loss) as pro forma profit (loss) adjusted by pro forma income tax and social contribution (current and deferred) and pro forma net finance costs plus pro forma amortization of intangible assets acquired from business combinations, pro forma share-based payments, pro forma expenses related to branch closing and pro forma expenses related to IPO grants. For further information on Non-GAAP Pro Forma Operating Profit (Loss), see “Presentation of Financial and Other Information — Special Note Regarding Non-GAAP Pro Forma Financial Measures.”

(7)
The pro forma adjustment is of R$23,054 thousand related to the D1 share-based payment (as per note 4(d) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information).

	For the year ended December 31, 2020
	Historical Zenvia Brazil(1)	Historical Sirena(2)	Transaction Accounting Adjustments	Subtotal Zenvia Brazil Pro Forma/ Sirena	Historical D1(3)	Historical Smarkio(4)	Transaction Accounting Adjustments(5)	Subtotal Zenvia Pro Forma reflecting issuance of Class A common shares to fund the D1 Acquisition(6)	Additional Other Transaction Adjustments(7)	Total Zenvia Pro Forma reflecting issuance of all Class A common shares in this offering
	(in thousands of R$)
Profit/(Loss)	(21,431)	(10,477)	(13,721)(10)	(45,629)	(11,460)	13,604	(28,075)(10)	(71,560)	(59,734)	(131,294)
(+) Income tax and social contribution (current and deferred)	(8,039)	40	(5,829)(11)	(13,828)	301	3,249	(14,462)(11)	(24,740)	(1,847)	(26,587)
(+) Net finance costs	7,363	532	1,997(12)	9,892	1,179	9		11,080		11,080
Operating profit/(loss)	(22,107)	(9,905)	(17,553)	(49,565)	(9,980)	16,862	(42,537)	(85,220)	(61,581)	(146,801)
(+) Amortization of intangible assets acquired from business combinations	15,510	—	6,291(13)	21,801	732	—	19,483(13)	42,016	—	42,016
(+) Share-based payments	—	6,123(14)	—	6,123	—	—	23,054(15)	29,177	—	29,177
(+) Expenses related to branch closing(8)	2,858	—	—	2,858	—	—	—	2,858	—	2,858
(+) Expenses related to IPO grants(7)	—	—	—	—	—	—	—	—	61,581	61,581
Non-GAAP Pro Forma Operating Profit (Loss)(9)	(3,739)	(3,782)	(11,262)	(18,783)	(9,248)	16,862	—	(11,169)	—	(11,169)

(1)
Represents the historical consolidated statement of profit or loss of Zenvia Brazil for the year ended December 31, 2020.

(2)
Represents the historical consolidated statement of profit or loss of Sirena for the period from January 1, 2020 to July 23, 2020. On July 24, 2020, the Sirena Acquisition was consummated and Zenvia Brazil began to consolidate Sirena’s results of operations as of that date.

(3)
Represents the historical consolidated statement of profit or loss of D1 for the year ended December 31, 2020.

(4)
Represents the historical statement of profit or loss of Smarkio for the period from January 1, 2020 to November 30, 2020. In December 2020, D1 consummated the acquisition of Smarkio and it began to consolidate Smarkio’s results of operations as of December 1, 2020.

(5)
For an explanation of these pro forma adjustments, see the accompanying notes to “— Unaudited Pro Forma Condensed Statement of Profit or Loss for the Year Ended December 31, 2020.”

(6)
For a discussion on the Sirena Acquisition, the D1 Acquisition and our unaudited pro forma condensed statements of profit or loss and related notes, see “Unaudited Pro Forma Condensed Financial Information.”

(7)
Cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering. See “Management — IPO Grants and Post-IPO Equity Incentive Plan” and 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(8)
Corresponds to the write-off of leasehold improvements in the amount of R$1,758 thousand and fines paid in connection with the return of property before expiration of contractual term in the amount of R$1,100 thousand.

(9)
We calculate Non-GAAP Pro Forma Operating Profit (Loss) as pro forma profit (Loss) adjusted by pro forma income tax and social contribution (current and deferred) and pro forma net finance costs plus pro forma amortization of intangible assets acquired from business combinations, pro forma share-based payments, pro forma expenses related to branch closing and pro forma expenses related to IPO grants. For further information on Non-GAAP Pro Forma Operating Profit (Loss), see “Presentation of Financial and Other Information — Special Note Regarding Non-GAAP Pro Forma Financial Measures.”

(10)
The total pro forma adjustment of R$41,796 thousand recognized in consolidated statements of profit or loss considers all the pro forma adjustments presented in the “Unaudited Pro Forma Condensed Statement of Profit or Loss” and R$13,721 thousand is related to the Sirena’s Acquisition and R$28,075 thousand is related to the D1 Acquisition.

(11)
The total income tax and social contribution (current and deferred) of R$20,291 thousand reflects the tax effects of all the pro forma adjustments presented in the “Unaudited Pro Forma Condensed Statement of Profit or Loss” (as per note 4(c) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information), and R$5,829 thousand is related to the Sirena’s Acquisition and R$14,462 thousand is related to the D1 Acquisition.

(12)
The Sirena Acquisition agreement has interest expense of R$1,997 thousand, related to the amount payables to the former shareholders (as per note 4(e) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information).

(13)
The total amortization of intangible assets acquired from business combinations of R$25,774 thousand is comprised of: R$6,291 thousand and R$19,483 thousand of additional expenses (as per note 4(a) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information related to the amortization of intangible assets (digital platform and customer portfolio) acquired in the Sirena and D1’s Acquisitions, respectively.

(14)
In connection to the Sirena Acquisition, Sirena’s restricted shares plan was cancelled at the acquisition date and the shares were paid by Zenvia Brazil to Sirena’s former shareholders as part of the consideration transferred. Sirena recorded such event in the pre-acquisition period as an acceleration of the vesting period, recognizing all the impacts in profit or loss and a corresponding entry in equity.
(15)
The pro forma adjustment is of R$23,054 thousand related to the D1 share-based payment (as per note 4(g) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information).

Reconciliation of Pro Forma EBITDA and Pro Forma Adjusted EBITDA
	For the three months ended March 31, 2021
	Historical Zenvia Brazil(1)	Historical D1(2)	Transaction Accounting Adjustments(3)	Subtotal Zenvia Pro Forma reflecting issuance of Class A common shares to fund the D1 Acquisition(4)	Additional Other Transaction Adjustments(5)	Total Zenvia Pro Forma reflecting issuance of all Class A common shares in this offering
	(in thousands of R$)
Profit/(Loss)	(28,475)	(3,751)	(18,430)	(50,656)	(53,390)	(104,046)
(+) Income tax and social contribution (current and deferred)	(10,556)	1,346	(9,494)	(18,704)	—	(18,704)
(+) Net finance costs	14,733	1,571	—	16,304	—	16,304
(+) Depreciation and amortization	7,992	2,723	4,871	15,586	—	15,586
Pro FormaEBITDA(6)	(16,306)	1,889	(23,053)	(37,470)	(53,390)	(90,860)
(+) Share-based payment			23,054(9)	23,054		23,054
(+) Expenses related to branch closing			—	—		—
(+) Expenses related to IPO grants(7)	6,995	—	—	6,995	53,390	60,385
Pro FormaAdjusted EBITDA(8)	(9,311)	1,889	1	(7,421)	—	(7,421)

(1)
Represents the historical consolidated statement of profit or loss of Zenvia Brazil for the year ended March 31, 2021.

(2)
Represents the historical consolidated statement of profit or loss of D1 for the year ended March 31, 2021.

(3)
For an explanation of these pro forma adjustments, see the accompanying notes to “— Unaudited Pro forma Condensed Statements of Profit or Loss for the Year Ended March 31, 2021.”

(4)
For a discussion on the the D1 Acquisition and our unaudited pro forma condensed statements of profit or loss and related notes, see “Unaudited Pro Forma Condensed Financial Information.”

(5)
Cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering. See “Management — IPO Grants and Post-IPO Equity Incentive Plan” and 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(6)
We calculate Pro Forma EBITDA as pro forma profit adjusted by pro forma income tax and social contribution (current and deferred), pro forma net finance costs and pro forma depreciation and amortization. For further information on Pro Forma EBITDA, see “Presentation of Financial and Other Information — Special Note Regarding Non-GAAP Pro Forma Financial Measures.”

(7)
Cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering. See “Management — IPO Grants and Post-IPO Equity Incentive Plan” and 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(8)
We calculate Pro Forma Adjusted EBITDA as pro forma EBITDA plus pro forma share-based payment, pro forma expenses related to branch closing and pro forma expenses related to IPO grants. For further information on Pro Forma Adjusted EBITDA, see “Presentation of Financial and Other Information — Special Note Regarding Non-GAAP Pro Forma Financial Measures.”

(9)
The pro forma adjustment is of R$23,054 thousand related to the share-based payment to D1 shareholders’ and executives (as per note 4(d) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information).

	For the year ended December 31, 2020
	Historical Zenvia Brazil(1)	Historical Sirena(2)	Transaction Accounting Adjustments	Subtotal Zenvia Brazil Pro Forma/ Sirena	Historical D1(3)	Historical Smarkio(4)	Transaction Accounting Adjustments(5)	Subtotal Zenvia Pro Forma reflecting issuance of Class A common shares to fund the D1 Acquisition(6)	Additional Other Transaction Adjustments(7)	Total Zenvia Pro Forma reflecting issuance of all Class A common shares in this offering
	(in thousands of R$)
Profit/(Loss)	(21,431)	(10,477)	(13,721)(11)	(45,629)	(11,460)	13,604	(28,075)(10)	(71,560)	(59,734)	(131,294)
(+) Income tax and social contribution (current and deferred)	(8,039)	40	(5,829)(12)	(13,828)	301	3,249	(14,462)(12)	(24,740)	(1,847)	(26,587)
(+) Net finance costs	7,363	532	1,997(13)	9,892	1,179	9	—	11,080		11,080
(+) Depreciation and amortization	27,287	45	6,291	33,623	2,568	143	19,483(14)	55,817		55,817
Pro Forma EBITDA(8)	5,180	(9,860)	(11,262)	(15,942)	(7,412)	17,005	(23,054)	(29,403)	(61,581)	(90,984)
(+) Share-based payment		6,123(15)		6,123			23,054(16)	29,177	—	29,177
(+) Expenses related to branch closing(9)	2,858	—	—	2,858	—	—	—	2,858	—	2,858
(+) Expenses related to IPO grants(7)	—	—	—	—	—	—	—	—	61,581	61,581
Pro Forma Adjusted EBITDA(10)	8,038	(3,737)	(11,262)	(6,961)	(7,412)	17,005	—	2,632	—	2,632

(1)
Represents the historical consolidated statement of profit or loss of Zenvia Brazil for the year ended December 31, 2020.

(2)
Represents the historical consolidated statement of profit or loss of Sirena for the period from January 1, 2020 to July 23, 2020. On July 24, 2020, the Sirena Acquisition was consummated and Zenvia Brazil began to consolidate Sirena’s results of operations as of that date.

(3)
Represents the historical consolidated statement of profit or loss of D1 for the year ended December 31, 2020.

(4)
Represents the historical statement of profit or loss of Smarkio for the period of eleven months ended November 30, 2020. In December 2020, D1 consummated the acquisition of Smarkio and it began to consolidate Smarkio’s results of operations as of December 1, 2020.

(5)
For an explanation of these pro forma adjustments, see the accompanying notes to “— Unaudited Pro forma Condensed Statements of Profit or Loss for the Year Ended December 31, 2020.”

(6)
For a discussion on the Sirena Acquisition, the D1 Acquisition and our unaudited pro forma condensed statements of profit or loss and related notes, see “Unaudited Pro Forma Condensed Financial Information.”

(7)
Cash-based payment bonuses and equity grants expected to be made to certain of our officers and employees as a result of the consummation of this offering. See “Management — IPO Grants and Post-IPO Equity Incentive Plan” and 4(j) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information.

(8)
We calculate Pro Forma EBITDA as pro forma profit adjusted by pro forma income tax and social contribution (current and deferred), pro forma net finance costs and pro forma depreciation and amortization. For further information on Pro Forma EBITDA, see “Presentation of Financial and Other Information — Special Note Regarding Non-GAAP Pro Forma Financial Measures.”

(9)
Corresponds to the write-off of leasehold improvements in the amount of R$1,758 thousand and fines paid in connection with the return of property before expiration of contractual term in the amount of R$1,100 thousand.

(10)
We calculate Pro Forma Adjusted EBITDA as pro forma EBITDA plus pro forma share-based payment, pro forma expenses related to branch closing and pro forma expenses related to IPO grants. For further information on Pro Forma Adjusted EBITDA, see “Presentation of Financial and Other Information — Special Note Regarding Non-GAAP Pro Forma Financial Measures.”

(11)
The total pro forma adjustment of R$41,796 thousand recognized in consolidated statements of profit or loss considers all pro forma adjustments presented in the “Unaudited Pro Forma Condensed Statement of Profit or Loss” and R$13,721 thousand is related to the Sirena’s Acquisition and R$28,075 thousand is related to the D1’s Acquisition.

(12)
The total income tax and social contribution (current and deferred) of R$20,291 thousand reflects the tax effects of all pro forma adjustments presented in the “Unaudited Pro Forma Condensed Statement of Profit or Loss” (as per note 4(c) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information), and R$5,829 thousand is related to the Sirena’s Acquisition and R$14,462 thousand is related to the D1’s Acquisition.

(13)
The Sirena Acquisition agreement has interest expense of R$1,997 thousand, related to the amount payables to the former shareholders (as per note note 4(e) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information).

(14)
The total amortization of intangible assets acquired from business combinations of R$25,774 thousand is comprised of: R$6,291 thousand and R$19,483 thousand additional expenses (as per note note 4(a) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information) related to the amortization of intangible assets (digital platform and customer portfolio) acquired in the Sirena and D1’s Acquisitions, respectively.

(15)
In connection to with the Sirena Acquisition, Sirena’s restricted shares plan was cancelled at the acquisition date and the shares were paid by Zenvia Brazil to Sirena’s former shareholders as part of the consideration transferred. Sirena recorded such event in the pre-acquisition period as an acceleration of the vesting period, recognizing all the impacts in profit or loss and a corresponding entry in equity.

(16)
The pro forma adjustment is of R$23,054 thousand related to the share-based payment to D1 shareholders’ and executives (as per note 4(g) of the accompanying notes to the Unaudited Pro Forma Condensed Financial Information).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This section contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements for several reasons, including those described under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” and other issues discussed herein.
The following analysis and discussion of our financial condition and results of operations should be read in conjunction with our unaudited pro forma condensed financial information and our audited consolidated financial statements included elsewhere in this prospectus, as well as the information set forth under the sections “Presentation of Financial and Other Information,” “Summary Financial and Other Information,” “Selected Financial and Other Information” and “Unaudited Pro Forma Condensed Financial Information.”
Overview
We empower companies to transform their existing customer communications from non-scalable, physical and impersonal interactions into highly scalable, digital first and hyper contextualized experiences across the customer journey.
Our CX communications platform enables companies to digitally interact with their end-consumers in a personalized and highly-contextualized fashion across their entire lifecycle. Our unified end-to-end CX communications platform provides a combination of (i) solutions focused on campaigns, sales teams, customer service and engagement, (ii) tools, such as software application programming interfaces, or APIs, chatbots, single customer view, journey designer, documents composer and authentication and (iii) channels, such as SMS, Voice, WhatsApp, Instagram and Webchat. Our comprehensive platform assists our customers across multiple use cases, including marketing campaigns, customer acquisition, customer onboarding, warnings, customer services, fraud control, cross-selling and customer retention, among others.
We were founded in Brazil 17 years ago as a bootstrapped startup in a garage serving businesses with complex networking infrastructures through our platform of APIs for SMS messaging connectivity. As we continued to grow, we scaled our business by adding new CX communication solutions, tools and channels to our platform, making it more flexible, versatile and comprehensive in order to capitalize on the market opportunity to serve customers along their end-consumer’s lifecycle. Currently, we have a local presence in Brazil, Mexico and Argentina and our technology allows our customers to use our platform based on their individual use case. The adoption of these technologies by our customers, and the desire of their end-consumers to have access to contextualized and digital communication channels, allows our customers to more effectively serve their end-consumers and streamline their decision-making process and day-to-day business operations.
Our software platform facilitated the flow of communication with end-consumers for more than 7,700 customers of all sizes as of December 31, 2019 which increased to more than 7,805, 9,400 and 10,190 customers as of March 31, 2020, December 31, 2020 and March 31, 2021, respectively, all across a broad range of industries throughout Latin America. Our usage-based recurring revenue model allows us to grow with our customers and increase our revenue base as they increase their use of our solutions and communication channels.
Communication is an essential activity for businesses serving their end-consumers. Businesses all over the world are shaping new customer experiences with the power of digital communications. However, businesses seeking to implement multi-channel communication experiences for their end-consumers are frequently faced with multiple challenges given the complexities of implementing and integrating such processes and level of investments that they require. We provide businesses with a solution to thisproblem by offering a unified end-to-end communications platform at affordable prices.
The CX communication solutions we offer our customers allow any person within any business, from analysts to tech professionals, to enhance the end-consumer journey for campaigns, sales teams, customer service and engagement purposes. Collectively, these solutions allow us to capture a range of use cases across all economic sectors. We initially adopt a “land and expand” strategy, pursuant to which we introduce our platform to our customers based on one simple use case, and then develop the customer relationship over time, upselling and cross-selling our suite of solutions to them as they grow and improve their customer journey. This strategy has allowed us to achieve a net revenue expansion rate of 109.3%, 112.8% and 117.1% as of March 31, 2021, December 31, 2020 and 2019, respectively. For more information about our net revenue expansion rate, see “ — Principal Factors Affecting Our Results of Operations — Net Revenue Expansion Rate.”
Businesses use our platform to frequently and more seamlessly connect with their end-consumers while also offering new mobile application experiences. From small family-owned businesses to large corporations, our customers use our platform to attract, convert, serve and nurture their end-consumers. For instance, an international education group in Brazil, adopted our platform for communications related to entrance exam information, their student recruitment enrollment process and existing and prospective student communication solutions through chatbot on their website and through WhatsApp, customer service and sales chat services, SMS operational alerts and marketing campaigns. In addition, one of the largest electronic retailers in Brazil adopted our platform for order tracking with WhatsApp notifications, retail sales with our WhatsApp sales solution and promotional coupons on rich communication services, or RCS, a communication protocol between mobile telephone carriers and mobile devices aimed at replacing SMS messages with a more sophisticated multimedia enabled text-messaging system. Also, one of the largest Brazilian banks adopted our platform for several use cases such as multichannel marketing campaigns with SMS and automated telemarketing, SMS transactional authorizations and chatbot invoice collection.
We serve many large corporations such as ABInBev, LG Electronics, Stone Co., RD Station, Rappi, Tivit and Mobly, and many others, including:
•
6 out of the top 10 Brazilian retail companies in terms of net revenue, including Carrefour and Via Varejo;

•
6 out of the top 10 Brazilian health care companies in terms of net revenue, including Dasa and Prevent Senior;

•
5 out of the top 10 Brazilian education companies in terms of net revenue, including Laureate and Kroton;

•
5 out of the top 10 Brazilian service provider companies in terms of net revenue;

•
5 out of the top 10 Brazilian insurance companies in terms of net revenue;

•
5 out of the top 10 Brazilian banks in terms of net revenue; and

•
4 out of the top 5 Brazilian telecommunication companies in Brazil in terms of net revenue.

Small businesses also use our platform for a variety of use cases. For example, a technology company that monitors temperature sensors for medical-grade cold storage uses our Voice solution to monitor, detect and alert its end-consumers of any outof- range temperature incidents for specific medical supply storage chambers, mitigating the risk of improper medicine storage.
Our platform flexibility allows us to serve many important sectors including:
•
Financial institutions use our platform for SMS transaction confirmation alerts, security tokens and marketing campaigns;

•
Service providers use our platform to manage outbound voice calls integrated with their customer relationship management platforms, or CRMs;

•
Universities use our platform to support students on multiple communication channels such as WhatsApp and Website;

•
Medical and dental clinics and hospitals use our SMS platform to confirm and reschedule appointments as well as send appointment reminders to patients; and

•
Retailers use our WhatsApp solution to support their sales teams to manage sales and our SMS platform to inform customers about new products and promotions and to track the status of deliveries.

We have a diversified client base with our 10 largest clients representing 33.5%, 33.1%, 34.2% and 37.0% of our revenue in the three months ended March 31, 2021 and the years ended December 31, 2020, 2019 and

2018, respectively. Giving effect to the consummation of the D1 Acquisition, our 10 largest clients would have represented 32.7% and 35.8% of our revenue in the three months ended March 31, 2021 and the year ended December 31, 2020. We are working to further decrease this concentration by investing in marketing initiatives to attract new small and medium business, or SMBs, customers to our platform and providing additional offerings to our existing customer base. See “Risk Factors — Certain Risks Relating to Our Business and Industry — A significant portion of our revenue is currently concentrated on our outlier customers and an economic slowdown affecting these customers could lead to decreased demand for our products and services, which could adversely affect us.”
For the three months ended March 31, 2021 and March 31, 2020, net cash flow used in our operating activities amounted to R$43.8 million compared to R$14.5 million of cash generated from our operating activities, respectively, and net cash generated from our operating activities for the year ended December 31, 2020 amounted to R$46.1 million, compared to R$26.5 million and R$39.6 million for the years ended December 31, 2019 and 2018, respectively. Our revenue totaled R$122.7 million and R$93.4 million in the three months ended March 31, 2021 and 2020, respectively, representing an increase of 31.3% when comparing the three months ended March 31, 2021 to the three months ended March 31, 2020, and totaled R$429.7 million, R$354.0 million and R$276.4 million in the years ended December 31, 2020, 2019 and 2018, respectively, representing an increase of 21.4% between the years ended December 31, 2020 and 2019 and 28.1% between the years ended December 31, 2019 and 2018. Our loss for the three months ended March 31, 2021 amounted to R$28.5 million, compared to a profit amounting to R$2.9 million for the three months ended March 31, 2020. Our loss for the year ended December 31, 2020 amounted to R$21.4 million, compared to profit amounting to R$13.8 million and R$19.9 million for the years ended December 31, 2019 and 2018, respectively. Our Adjusted EBITDA for the three months ended March 31, 2021 and March 31, 2020 amounted to R$(9.3) million and R$9.9 million, respectively, and for the year ended December 31, 2020 amounted to R$8.0 million, compared to R$36.1 million and R$44.8 million for the years ended December 31, 2019 and 2018, respectively, as we continue to invest in our platform and growth initiatives.
Principal Factors Affecting Our Results of Operations
Evolution of Our Platform
In Latin America, the access of small companies to software and technologies is very restricted. As a result, we have a good opportunity to develop solutions for them. Companies quickly change their preferences and it is difficult for software and technology service providers to offer each company’s chosen communication channel.
We believe that ongoing development and design of solutions help companies to improve their relationship with consumers through a platform designed around the customer, which in turn may contribute to their results. This approach adds value to our consumer and increases our margins. Designing an easy to use solution with a low entry price is core to this strategy.
Product and Market Leadership
We are committed to delivering market-leading products to continue to build and maintain credibility in our target markets. We believe we must maintain our product and market leadership position and the strength of our brand to drive further revenue growth. We intend to continue to invest in our engineering capabilities and marketing activities to maintain our strong position in the market. Our results of operations may fluctuate as we make these investments to drive increased customer adoption and usage.
In addition, we are designing a user journey focused on decision and conversion based on a guided journey by product, given that new acquisitions encompass current customers. We seek to accelerate our customer acquisition by managing our acquisition timeline and costs.
Expansion Strategy and Net Revenue Expansion Rate
We are focused on expanding our existing customers’ use of our products and platform. We believe that there is a significant opportunity to drive additional sales to existing customers. We expect to invest in sales, marketing, and a process to improve customer experience and our proximity to their business to obtain additional revenue growth from existing customers using up-selling and cross-selling strategies that we expect should ultimately result in improving margins over time.
We believe that net revenue expansion rate is one of the most reliable indicators of our future revenue trends. Our ability to drive growth and generate incremental revenue depends, in part, on our ability to maintain and grow our relationships with active customers to increase their use of our platform. An important way in which we track our performance in this regard is by measuring the net revenue expansion rate for our customers.
Our net revenue expansion rate increases, for instance, when (a) customers increase use of a product for the same application, (b) customers increase the use of the same product to new applications, (c) customers adopt new products offered by us; (d) we raise our prices on offered products without change in usage volumes or (e) given that our the net revenue expansion rate is calculated in reais, there is a depreciation of the real vis-à-vis the currency of the countries in which we operate. Our net revenue expansion rate decreases, for instance, when (a) customers cease or reduce usage of a product, (b) we lower our prices on offered products or (c) given that our the net revenue expansion rate is calculated in reais, there is an appreciation of the real vis-à-vis the currency of the countries in which we operate.
We believe measuring our net revenue expansion rate on revenue generated from our customer provides a more meaningful indication of the performance of our efforts to increase revenue from existing customers. In order to calculate net revenue expansion, we first select the cohort of customers on a prior trailing twelve months period, sum up the total revenue of active these customers on the applicable twelve month period and divide this sum by the sum of the total revenue of these same customers for the prior trailing twelve month period.
Number of Active Customers
We believe that the number of our active customers is an important indicator of the growth of our business, the market acceptance of our platform and future revenue trends. We define an active customer as an account (based on an individual taxpayer registration number) at the end of any period that was the source of any amount of revenue for us in the preceding three months. We classify a customer from which we generated no revenue in the preceding three months as an inactive customer.
Maintaining active customers is key to our growth strategy. Our strategy is based on acquiring a customer by a simple and low friction use case, then work with this customer to develop new use cases. In addition, we continue to improve our platform and deliver new products. As a result, our customer base is the best addressable market for our new products due to the lower customer acquisition costs and a high conversion rate, among other factors.
International Growth
Our platform can reach all countries and consumers around the world. In 2021, we expect strong growth in the Latin America market with a specific focus on the SMB segment. Expansion will be carried out through all available channels, emphasizing the self-service channel. Our portfolio has been developed with a variety of products and features to reach different clients and channels through solutions that are not always made widely available by our competitors locally and globally.
Investments at Scale
As our business grows and we continue our platform optimization efforts, we expect to achieve cost savings through economies of scale, for example optimization of cloud usage and self-service. We also use the scale to obtain lower acquisition costs with network service providers. We sometimes choose to pass our cost savings from optimizing the platform or inputs such as SMS to our customers in the form of lower usage prices seeking to increase consumption on the platform. In addition, these potential cost savings may be partially or totally offset by higher costs related to the launch of new products and our expansion into new geographies. There are situations in which we use this savings to acquire certain larger customers that we consider strategic, but which generate a lower gross margin. As a result, our gross margin may fluctuate from period to period. At the same time, we seek high growth in the small and medium-sized market where we obtain better margins.
Macroeconomic Environment
Our operations are currently located mainly in Brazil. As a result, our revenues and profitability are subject to political and economic developments and the effect that these factors have on the availability of credit, disposable income, employment rates and average wages in Brazil. Our results of operations are affected by levels of consumer spending, interest rates and the expansion or retraction of consumer credit in Brazil. For more information, see “Risk Factors — Risks Relating to Our Business and Industry — A significant portion of our revenue is currently concentrated on our outlier customers and an economic slowdown affecting these customers could lead to decreased demand for our products and services, which could adversely affect us” and “Risk Factors — Certain Risks Relating to Brazil.”
The inflation index generally adopted in the agreements with our network service providers is based on the IGP. In 2020, the sharp increase of the IGP-M and IGP-DI inflation indexes (indexes which contrary to the IPCA — the inflation index chosen by the Central Bank for purposes of adopting inflation-targeting measures — captures inflation recorded in certain non end-consumer economic sectors that experienced a significant rise in prices in 2020 (like commodities)) led to one of our network service providers with a significant market share in SMS messages volume to recently notify us of an approximately 28% increase in their 2021 fees. We filed a claim with ANATEL challenging the adequacy of the use of inflation indexes in agreements with network service providers that are not telecommunication sector indexes. We are taking certain measures to contractually pass on this increased cost to our customers as we also have an IGP annual adjustment provision in our contracts with customers to mitigate potential impacts, although the dates of our adjustments may differ. If such measures fail to succeed or if our claim before ANATEL does not prevail, we may have to absorb increases in our cost of services or cancel the agreements with customers who are not willing to accept any such increase in cost. For further information, see “Risk Factors — Certain Risks Relating to Our Business and Industry — If we cannot pass fee increases from network service providers or developers of IP-based messaging services to our customers, our operating margins may decline” and “Business and Industry — Legal and Administrative Proceedings — Administrative Proceedings.”
In light of the current concentration of our business in Brazil, our revenues generated and costs incurred are primarily in Brazilian reais, our reporting and functional currency. In addition, as we (1) have and historically had little exposure to indebtedness in a currency that is not the Brazilian real and (2) do not have material commitments with suppliers in U.S. dollars (see “— Quantitative and Qualitative Disclosures About Market Risk — Exchange Rate Risk”), we believe that the recent volatility in the Brazilian exchange rate  —  the exchange rate reported by the Central Bank was R$4.031 per US$1.00 on December 31, 2019, R$5.1967 per US$1.00 on December 31, 2020, R$5.6973 per US$1.00 on March 31, 2021 and R$4.952 per US$1.00 on June 23, 2021 (see “Exchange Rates”)  —  had no material adverse effect on our historical results of operations, financial condition and liquidity. We expect that the recent appreciation of the Brazilian real vis-à-vis the U.S. dollar since March 31, 2021, if sustained, will decrease the amount of reais necessary to pay amounts due to Sirena shareholders (which were set in U.S. dollars). See “Presentation of Financial and Other Information — D1 Acquisition, Sirena Acquisition and Related Financial Statements — Sirena Acquisition.”
As we expand our business internationally, however, we may become more exposed to the effects of fluctuations in currency exchange rates. See “Risk Factors — Certain Risks Relating to Our Business and Industry — We face exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect our business, results of operations and financial condition.” Furthermore, we expect that exchange rate fluctuation will affect the U.S. dollar value of any distributions our subsidiaries (which are currently mostly located in Brazil) make with respect to our equity interests in those subsidiaries as well impact our trading price in U.S. dollars, since our results are denominated in Brazilian reais. See “Risk Factors — Certain Risks Relating to Our Business and Industry — Our holding company structure makes us dependent on the operations of our subsidiaries.”

The table below shows Brazil’s GDP growth, inflation, interest rates, dollar exchange rates and the appreciation (devaluation) of the real against the dollar for the indicated periods:
	As of and for the three months ended March 31,	As of and for the year ended December 31,
	2021	2020	2019	2018
Real GDP growth (contraction)(1)	1.0%	(4.1)%	1.1%	1.1%
Inflation (IGP-M)(2)	31.1%	23.1%	7.3%	7.5%
Inflation (IGP-DI)(2)	33.5%	23.1%	7.7%	7.1%
Inflation (IPCA)(3)	2.1%	4.5%	4.3%	3.8%
CDI(4)	2.2%	2.8%	5.9%	6.4%
TJLP(5)	4.6%	4.6%	6.2%	6.7%
Brazilian base interest rate (SELIC)	2.8%	2.0%	4.5%	6.5%
Appreciation (depreciation) of the real against the U.S. dollar	(9.6)%	(28.9)%	(4.0)%	(15.0)%
Exchange rate (R$ per US$1.00) at the end of the period(6)	5.6973	5.1967	4.031	3.875

Sources: FGV, IBGE, Central Bank and Economática.
(1)
As presented by the Central Bank.

(2)
Accumulated for the three months ended March 31, 2021 and the years ended December 31, 2020, 2019 and 2018. Inflation (IGP-M) is the general market price index measured by the FGV while IGP-DI is a price index measured by the FGV with respect to prices that directly affect the economical activity of the country, except exports.

(3)
Accumulated for the three months ended March 31, 2021 and the years ended December 31, 2020, 2019 and 2018. Inflation (IPCA) is a broad consumer price index measured by the IBGE. IPCA is the reference index for the Central Bank inflation-targeting system for the country (which means that it is the official inflation measure of the country) and relates to retail trade prices and household expenditures.

(4)
The interbank deposit certificate (Certificado de Depósito Interbancário), or CDI, rate is an average of interbank overnight rates in Brazil.

(5)
TJLP is the Brazilian long term interest rate.

Description of Principal Line Items
The following is a summary of the principal line items comprising consolidated statements of profit or loss.
Revenue
Revenue is recognized upon the transfer of control of products or services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. Revenue is recognized net of deductions as discounts and any taxes collected from customers, which are subsequently remitted to governmental authorities.
Our revenue is mainly derived from fees based on the usage of each of our services available on our communication platform. The use of these services is measured by the individual volume of the component used and revenues based on these volumes are recognized in the period of use.
We also have revenue from subscription-based fees that are derived from certain non-usage contracts, with pre-contracted volumes (take or pay) or with unlimited use of any component. Revenue from subscription-based contracts is recognized monthly by applying the monthly fee.
Small customers and customers who pay by credit card are billed in advance while large customers are billed under the postpaid model. Customers who pay on the prepaid model, draw down their balances as they use our products.

Amounts that have been invoiced are recorded in accounts receivable and in revenue or customer advances depending on whether the revenue recognition criteria have been met.
Our arrangements with customers do not provide for rights of return and our contracts do not provide customers with the right to take possession of the software supporting the applications.
For further information about our revenue, see note 4(d) to our audited consolidated financial statements included elsewhere in this prospectus.
Cost of services
Cost of services consists primarily of costs of communications services purchased from network service providers. Cost of services also include carrier messaging costs, fees to support our cloud infrastructure, personnel costs, such as salaries of employees involved in maintaining the production environment running, and non-personnel costs, such as amortization of capitalized internal-use software development costs and amortization of intangible assets acquired from business combinations. Our arrangements with network service providers require us to pay fees based on the volume of phone calls initiated or text messages, as well as the number of telephone numbers acquired by us to service our customers. Our arrangements with our cloud infrastructure provider require us to pay fees based on our server capacity consumption.
For further information about our cost of services see note 16 to our unaudited interim condensed consolidated financial statements and note 20 to our audited consolidated financial statements included elsewhere in this prospectus.
Other operating (expenses) income
Our other operating (expenses) income is comprised of sales and marketing expenses, administrative expenses, research and development expenses, other income and expenses. For further information about our other operating (expenses) income, see note 16 to our unaudited interim condensed consolidated financial statements and note 22 to our audited consolidated financial statements included elsewhere in this prospectus.
Sales and marketing expenses consist primarily of expenses incurred related to the sales, advertising and marketing of our services. These expenditures mainly comprise personnel expenses for marketing and sales employees, advertising, marketing, brand management, credit card processing fees, professional service fees and allocation of general overhead expenses attributable to these purposes.
Administrative expenses consist primarily of personnel expenses for our accounting, finance, legal, human resources, administrative, support and executives. General and administrative expenses also include costs related to business acquisitions, legal and other professional services fees, sales and other taxes, depreciation and amortization and an allocation of our general overhead expenses.
We expect administrative expenses to increase as a result of becoming a publicly traded company and compliance requirements derived from the Sarbanes-Oxley Act. Public company costs include expenses associated with annual and quarterly reporting, investor relations, registrar and transfer agent fees, incremental insurance costs, accounting and legal services, and other investments to strengthen corporate governance and internal controls.
Research and development expenses consist primarily of personnel expenses for engineering and product development employees, as well as outsourced engineering services and allocation of general overhead expenses attributable to these purposes. We capitalize the portion of our software development costs that meets accounting requirements.
Other income and expenses, consist primarily of one time income or expenses not attributable to other classifications.
Net finance costs
Net finance costs are comprised of finance costs and finance income. Finance costs are comprised of interest expenses and fees related to all financial obligations of the company, as well as expenses with interest and exchange rate variations and finance income is comprised of interest income on investments and interest income from overdue customers as well as positive results from interest and exchange rate variations. For further information about our net finance costs, see note 17 to our unaudited interim condensed consolidated financial statements and note 21 to our audited consolidated financial statements included elsewhere in this prospectus.
Income tax and social contribution
Income and social contribution taxes comprise current and deferred taxes. Current tax relates to tax payable, estimated at the taxable income for the year. Deferred taxes are recognized in relation to temporary differences between the carrying amount of assets and liabilities for accounting purposes and the related amounts used for taxation purposes. Deferred income and social contribution tax assets are reviewed at the date of preparation of financial statements and reduced when their realization is no longer probable.
Income tax and social contribution of the year, both current and deferred, are calculated based on the rates of 15% plus a surcharge of 10% on taxable income in excess of R$240 thousand for income tax and 9% on taxable income for social contribution on net income, and consider the offsetting of tax loss carryforward and negative basis of social contribution, limited to 30% of the taxable income. Expense with income tax and social contribution comprises both current and deferred taxes. Current and deferred taxes are recognized in income (loss) unless they are related to the business combination, or items directly recognized in shareholders’ equity.
We use the benefit derived from the Lei do Bem (Law No. 11,196/05), aimed at companies that perform research and development (R&D) of technological innovations. This benefit provides tax savings by reducing the income and social contribution tax base from 60% to 80% of our research and development expenditures.
For further information about our income tax and social contribution, see note 18 to our unaudited interim condensed consolidated financial statements and note 23 to our audited consolidated financial statements included elsewhere in this prospectus.

Historical Results of Operations
Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020
The following table sets forth our consolidated statements of profit or loss for the three months ended March 31, 2021 and 2020.
	Three months ended March 31,
	2021	2020	Variation
	(in R$)	(in R$)	(%)
	(in thousands)
Revenue	122,693	93,436	31.3%
Cost of services	(92,400)	(67,532)	36.8%
Gross profit	30,293	25,904	16.9%
Selling and marketing expenses	(15,378)	(6,772)	127.1%
Administrative expenses	(32,722)	(12,031)	172.0%
Research and development expenses	(5,009)	(2,839)	76.4%
Allowance for credit losses	(1,590)	407	(490.7)%
Other income and expenses, net	108	53	103.8%
Operating profit	(24,298)	4,722	(614.6)%
Finance costs	(17,659)	(1,746)	911.4%
Finance income	2,926	1,560	87.6%
Net finance costs	(14,733)	(186)	7821.0%
Profit (loss) before income tax and social contribution	(39,031)	4,536	(960.5)%
Deferred income tax and social contribution	10,626	44	24050.0%
Current income tax and social contribution	(70)	(1,647)	(95.7)%
Profit (loss) for the period	(28,475)	2,933	(1070.8)%
Revenue
Our revenue increased by R$29,257 thousand, or 31.3%, to R$122,693 thousand in the three months ended March 31, 2021 from R$93,436 thousand in the three months ended March 31, 2020, mainly as a result of: (i) the consolidation of Sirena’s results, with an increase of 1,367 customers and R$7,514 thousand in revenue for the three months ended March 31, 2021; (ii) the increase in the volume of use (number of interactions) of our platform by our customers, which resulted in an increase of R$12,786 thousand and (iii) an increase in our average interactions unit price (which consists of the average unit price we charge our customers to use our platform), which increased our revenue by R$8,957 thousand. The increase in revenue described above is driven by both (a) existing customers (R$18,681 thousand), and (b) new customers adopting our solutions (R$10,576 thousand).
Cost of services
Our cost of services increased by R$24,868 thousand, or 36.8%, to R$92,400 thousand in the three months ended March 31, 2021 from R$67,532 thousand in the three months ended March 31, 2020, principally due to (i) an increase in expenses with carriers in the amount of R$18,272 thousand, of which R$7,680 thousand related to the increase in volume usage and R$ 10,592 thousand related to the increase in average usage price, and (ii) amortization of acquired intangible assets regarding to Sirena´s platform in the amount of R$ 3,142 thousand.
Gross profit
As a result of the above, our gross profit increased by R$4,389 thousand, or 16.9%, to R$30,293 thousand in the three months ended March 31, 2021 from R$25,904 thousand in the three months ended March 31,

2020. As a percentage of our revenue, our gross profit decreased to 24.7% in the three months ended March 31, 2021 from 27.7% in the three months ended March 31, 2020.
Other operating expenses
Selling and marketing expenses
Our selling and marketing expenses increased by R$8,606 thousand, or 127.1%, to R$15,378 thousand in the three months ended March 31, 2021 from R$6,772 thousand in the three months ended March 31, 2020, primarily due to (i) an increase in personnel expenses as part of our sales expansion strategy (in the amount of R$3,734 thousand), (ii) the consolidation of Sirena’s selling and marketing expenses in our results in the amount of R$2,294 thousand (we started to consolidate Sirena in our results on July 24, 2020), (iii) personnel expenses related to C-level restructuring in the amount of R$1,397 thousand and (iv) increased expenses related to the expansion of our infrastructure to meet the growth of sales channel partners / alliance, as well as commissions related to the increase in revenue from these channels in the amount of R$645 thousand.
Administrative expenses
Our administrative expenses increased by R$20,691 thousand, or 172.0%, to R$32,722 thousand in the three months ended March 31, 2021 from R$12,031 thousand in the three months ended March 31, 2020, primarily as a result of (i) the provision for IPO cash bonus in the amount of R$ 6,995 thousand (see “Management — IPO Grants and Post-IPO Equity Incentive Plan”), (ii) compensation expenses of R$5,075 thousand related to the Sirena Acquisition, (iii) the consolidation of Sirena’s administrative expenses in our results in the amount of R$3,933 thousand (iv) increase in personnel expenses due to our increased headcount as part of our growth strategy in the amount of R$2,533 thousand, (v) consultancy expenses related to the auditing, legal and other accounting fees (in the amount of R$1,484 thousand) and (vi) the adoption of new SAAS softwares and processes related to growth structuring, such as Sales Force, new billing system, and others in the amount of R$821 thousand, partially offset by a reduction in travel expenses of R$ 216 thousand.
Research and development expenses
Our research and development expense increased by R$2,170 thousand, or 76.4%, to R$5,009 thousand in the three months ended March 31, 2021 from R$2,839 thousand in the three months ended March 31, 2020, primarily due to an increase in personnel expenses as a result of our growth in the amount of R$2,346 thousand, partially offset by reduction in travel and third party expenses in the amount of R$223 thousand.
Net finance costs
Our net finance costs increased by R$14,547 thousand, or 7821.0%, to R$14,733 thousand in the three months ended March 31, 2021 from R$186 thousand in the three months ended March 31, 2020, as a result of the following:
Finance costs
Our finance costs increased by R$15,913 thousand, or 911.4%, to R$17,659 thousand in the three months ended March 31, 2021 from R$1,746 thousand in the three months ended March 31, 2020, primarily as a result of a monthly variation of the exchange rate on the amounts payable related to the Sirena Acquisition (in the amount of R$9,962 thousand), interest expenses over amounts payable related to the Sirena Acquisition and an increase in the interest on loans and borrowings (in the amount of R$2,684 thousand).
Finance income
Our finance income increased by R$1,366 thousand, or 87.6%, to R$2,926 thousand in the three months ended March 31, 2021 from R$1,560 thousand in the three months ended March 31, 2020, mainly due to a monthly variation of the exchange rate on the amounts payable related Sirena Acquisition (in the amount of R$1,252 thousand).

Profit (loss) before income tax and social contribution
As a result of the above, our profit before income tax and social contribution changed by R$43,567 thousand, to a loss of R$39,031 thousand in the three months ended March 31, 2021 from a profit of R$4,536 thousand in the three months ended March 31, 2020.
Income tax and social contribution
Our income tax and social contribution changed by R$12,159 thousand, to an income of R$10,556 thousand in the three months ended March 31, 2021 from an expense of R$1,603 thousand in the three months ended March 31, 2020, primarily due to the loss in the period. See note 18 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.
Profit (loss) for the period
As a result of the above, our profit changed by R$31,408 thousand, to a loss of R$28,475 thousand in the three months ended March 31, 2021 from a profit of R$2,933 thousand in the three months ended March 31, 2020.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
The following table sets forth our consolidated statements of profit or loss for the years ended December 31, 2020 and 2019.
	Year ended December 31,
	2020	2019	Variation
	(in R$)	(in R$)	(%)
	(in thousands)
Revenue	429,701	354,035	21.4%
Cost of services	(325,870)	(260,786)	25.0%
Gross profit	103,831	93,249	11.3%
Selling and marketing expenses	(33,589)	(26,018)	29.1%
Administrative expenses	(71,667)	(40,868)	75.4%
Research and development expenses	(15,637)	(9,832)	59.0%
Gain on bargain purchase	—	2,479	(100.0)%
Allowance for credit losses	(4,205)	(3,733)	12.6%
Other income and expenses, net	(840)	4,473	(118.8)%
Operating profit	(22,107)	19,750	(211.9)%
Finance costs	(26,580)	(6,811)	290.3%
Finance income	19,217	4,239	353.3%
Net finance costs	(7,363)	(2,572)	186.3%
Profit (loss) before income tax and social contribution	(29,470)	17,178	(271.6)%
Deferred income tax and social contribution	8,480	(3,186)	(366.2)%
Current income tax and social contribution	(441)	(148)	198.0%
Profit (loss) for the year	(21,431)	13,844	(254.8)%
Revenue
Our revenue increased by R$75,666 thousand, or 21.4%, to R$429,701 thousand in 2020 from R$354,035 thousand in 2019, mainly as a result of: (i) the Sirena Acquisition, with an increase of 1,087 customers and R$10,841 thousand in revenue; (ii) the increase in the volume of use (number of interactions) of our platform by our customers, which resulted in an increase of R$51,300 thousand in revenue in 2020 and (iii) an increase in our average interactions unit price (which consists of the average unit price we charge our customers to use our platform), which increased our revenue by R$13,526 thousand in 2020. The increase in revenue described above is driven by both (a) existing customers (R$ 45,316 thousand), as evidenced by our net revenue expansion rate of 112.8% for the year ended December 31, 2020 and (b) new customers adopting our solutions in 2020 (R$ 30,350 thousand).
Cost of services
Our cost of services increased by R$65,084 thousand, or 25.0%, to R$325,870 thousand in 2020 from R$260,786 thousand in 2019, principally due to an increase in expenses with carriers in the amount of R$55,286 thousand, of which R$ 30,260 thousand related to the increase in volume usage and R$ 25,026 thousand related to the increase in average usage price.
Gross profit
As a result of the above, our gross profit increased by R$10,582 thousand, or 11.3%, to R$103,831 thousand in 2020 from R$93,249 thousand in 2019. As a percentage of our revenue, our gross profit decreased to 24.2% in 2020 from 26.3% in 2019.
Other operating expenses
Selling and marketing expenses
Our selling and marketing expenses increased by R$7,571 thousand, or 29.1%, to R$33,589 thousand in 2020 from R$26,018 thousand in 2019, primarily due to (i) an increase in personnel expenses as part of our sales expansion strategy (in the amount of R$2,904 thousand), (ii) increased expenses related to the expansion of our infrastructure to meet the growth of sales channel partners, as well as commissions related to the increase in revenue from this channel in the amount of R$2,164 thousand, (iii) an increase in compensation expenses of R$1,326 thousand related to the Total Voice acquisition and (iv) the consolidation of Sirena’s selling and marketing expenses in our results in the amount of R$1,145 thousand (we started to consolidate Sirena in our results on July 24, 2020).
Administrative expenses
Our administrative expenses increased by R$30,799 thousand, or 75.4%, to R$71,667 thousand in 2020 from R$40,868 thousand in 2019, primarily as a result of (i) compensation expenses of R$8,833 thousand related to the Sirena Acquisition, (ii) the consolidation of Sirena’s administrative expenses in our results in the amount of R$7,875 thousand, (iii) increase in personnel expenses due to our increased headcount as part of our growth strategy in the amount of R$4,817 thousand, (iv) adoption of new software and processes related to growth structuring, such as Sales Force, new billing system and others in the amount of R$2,928 thousand, (v) expenses related to branch closing in Porto Alegre (amounting to R$1,100 thousand) and (vi) consultancy expenses related to the (a) auditing, legal and other accounting fees (in the amount of R$1,245 thousand), (b) M&As processes (in the amount of R$942 thousand) and (c) tax benefits processes and other tax matters (in the amount of R$ 845 thousand).
Research and development expenses
Our research and development expense increased by R$5,805 thousand, or 59.0%, to R$15,637 thousand in 2020 from R$9,832 thousand in 2019, primarily due to an increase in personnel expenses as a result of our growth in the amount of R$4,207 thousand and compensation expenses of R$1,326 thousand related to the Total Voice acquisition.
Net finance costs
Our net finance costs increased by R$4,791 thousand, or 186.3%, to R$8,532 thousand in 2020 from R$2,572 thousand in 2019, as a result of the following:

Finance costs
Our finance costs increased by R$19,769 thousand, or 290.3%, to R$26,580 thousand in 2020 from R$6,811 thousand in 2019, primarily as a result of a monthly variation of the exchange rate on the amounts payable related to the Sirena Acquisition (in the amount of R$14,354 thousand), monthly variation of the exchange rate on other assets and liabilities of R$ 1,435 thousand, interest expenses over amounts payable related to the Sirena Acquisition and an increase in the interest on loans and borrowings (in the amount of R$956 thousand).
Finance income
Our finance income increased by R$14,978 thousand, or 353.3%, to R$19,217 thousand in 2020 from R$4,239 thousand in 2019, mainly due to a monthly variation of the exchange rate on the amounts payable related Sirena Acquisition (in the amount of R$15,359 thousand), exchange rate from other assets and liabilities of R$ 1,870 thousand, partially offset by a reduction of gains on financial investments in the amount of R$2,339 thousand as a result of the reduction in the CDI interest rate during the period and due to the lower average monthly cash balance outstanding in 2020 when compared to 2019.
Profit (loss) before income tax and social contribution
As a result of the above, our profit before income tax and social contribution decreased by R$46,648 thousand, or 271.6%, to a loss before income tax and social contribution of R$29,470 thousand in 2020 from a profit before income tax and social contribution of R$17,178 thousand in 2019.
Income tax and social contribution
Our income tax and social contribution decreased by R$11,373 thousand, to an income of R$8,039 thousand in 2020 from an expense of R$3,334 thousand in 2019, primarily due to the loss in the period. See note 23 to our audited consolidated financial statements included elsewhere in this prospectus.
Profit (loss) for the year
As a result of the above, our profit decreased by R$35,275 thousand, or 254.8%, to a loss of R$21,431 thousand in 2020 from a profit of R$13,844 thousand in 2019.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
The following table sets forth our consolidated statements of profit or loss for the years ended December 31, 2019 and 2018.

	Year ended December 31,
	2019	2018(1)	Variation
	(in R$)	(in R$)	(%)
	(in thousands)
Revenue	354,035	276,380	28.1%
Cost of services	(260,786)	(186,084)	40.1%
Gross profit	93,249	90,296	3.3%
Selling and marketing expenses	(26,018)	(18,241)	42.6%
Administrative expenses	(40,868)	(35,683)	14.5%
Research and development expenses	(9,832)	(3,931)	150.1%
Gain on bargain purchase	2,479	—	n.m.
Allowance for credit losses	(3,733)	(2,287)	63.2%
Other income and expenses, net	4,473	96	n.m.
Operating profit	19,750	30,250	(34.7)%
Finance costs	(6,811)	(7,352)	(7.4)%
Finance income	4,239	3,446	23.0%
Net finance costs	(2,572)	(3,906)	(34.2)%
Profit before income tax and social contribution	17,178	26,344	(34.8)%
Deferred income tax and social contribution	(3,186)	(3,457)	(7.8)%
Current income tax and social contribution	(148)	(3,022)	(95.1)%
Profit for the year	13,844	19,865	(30.3)%

n.m. = not meaningful
(1)
Has not been restated to give effect to the adoption of IFRS 16. See “Presentation of Financial and Other Information — Special Note Regarding the Adoption of IFRS 16.”

Revenue
Our revenue increased by R$77,655 thousand, or 28.1%, to R$354,035 thousand in 2019 from R$276,380 thousand in 2018, principally as a result of the increase in the volume of use (number of interactions) of our platform by our customers, which resulted in an increase in revenue of R$131,879 thousand in 2019. This increase was partially offset by (i) a reduction in our average interactions unit price (which consists of the average unit price we charge our customers to use the products we offer on our platform) for the period, which decreased our revenue by R$50,845 thousand in 2019 and (ii) a decrease in revenue derived from our carrier billing operations in the amount of R$3,397 thousand. The increase in revenue described above is driven by both (a) existing customers (R$ 47,261 thousand), as evidenced by our net revenue expansion rate of 117.1% for the year ended December 31, 2019 and (b) new customers (R$ 30,394 thousand) adopting our solutions in 2019).
Cost of services
Our cost of services increased by R$74,702 thousand, or 40.1%, to R$260,786 thousand in 2019 from R$186,084 thousand in 2018, principally due to an increase in expenses with carriers in the amount of R$72,248 thousand, of which R$ 79,850 thousand related to the increase in volume usage, partially offset by R$ 7,602 thousand due to a reduction in average usage price.
Gross profit
As a result of the above, our gross profit increased by R$2,953 thousand, or 3.3%, to R$93,249 thousand in 2019 from R$90,296 thousand in 2018. As a percentage of our revenue, our gross profit decreased to 26.3% in 2019 from 32.7% in 2018.

Other operating expenses
Selling and marketing expenses
Our selling and marketing expenses increased by R$7,777 thousand, or 42.6%, to R$26,018 thousand in 2019 from R$18,241 thousand in 2018, primarily due to expenses with our recently developed value-added reseller sales channel (in the amount of R$1,290 thousand), our increased investment in digital advertising and marketing events (in the amount of R$ 1,173 thousand), an increase in personnel expenses as part of our sales expansion strategy (in the amount of R$1,981 thousand) and compensation expenses of R$2,616 thousand related to Total Voice acquisition.
Administrative expenses
Our administrative expenses increased by R$5,185 thousand, or 14.5%, to R$40,868 thousand in 2019 from R$35,683 thousand in 2018, primarily as a result of expenses in our corporate technology structure (e.g., amortization of personal computers, personnel involved with internal infrastructure and amortization of internal servers) to support our growth and compliance requirements in the amount of R$1,555 thousand, corporate restructuring and mergers and acquisitions expenses for completed and pending transactions in the amount of R$1,477 thousand and an increase in personnel expenses due to our increased headcount as part of our growth strategy in the amount of R$998 thousand.
Research and development expenses
Our research and development expense increased by R$5,901 thousand, or 150.1%, to R$9,832 thousand in 2019 from R$3,931 thousand in 2018, primarily due to an increase in personnel expenses in the amount of R$1,502 thousand and outsourced engineering services in the amount of R$910 thousand, in line with our focus on enhancing existing products and introducing new products as well as enhancing product management and other technical functions. In addition, we had compensation expenses of R$2,614 thousand related to Total Voice acquisition.
Net finance costs
Our net finance costs decreased by R$1,334 thousand, or 34.2% to R$2,572 thousand in 2019 from R$3,906 thousand in 2018, as a result of the following:
Finance costs
Our finance costs decreased by R$541 thousand, or 7.4% to R$6,811 thousand in 2019 from R$7,352 thousand in 2018, as a result of the renegotiation of our Bank Credit Note (Cédula de Crédito Bancário), or CCB, with Banco Santander (Brasil) S.A. contemplating a reduction of interest rates and a decrease in interest rates to which our indebtedness is linked (such as CDI and TJLP) resulting in a lower debt servicing costs. For more information, see “— Indebtedness — Financing Agreements — Working Capital.”
Finance income
Our finance income increased by R$793 thousand, or 23.0%, to R$4,239 thousand in 2019 from R$3,446 thousand in 2018, primarily due to interest income given our average cash balance for the year.
Profit before income tax and social contribution
As a result of the above, our profit before income tax and social contribution decreased by R$9,166 thousand, or 34.8%, to R$17,178 thousand in 2019 from R$26,344 thousand in 2018. As a percentage of our revenue, our profit before income tax and social contribution decreased to 4.9% in 2019 from 9.5% in 2018.
Income tax and social contribution
Our income tax and social contribution decreased by R$3,145 thousand, to R$3,334 thousand in 2019 from R$6,479 thousand in 2018, primarily due to the reduction in profit before tax and the reduction in the effective tax rate to 19.4% from 24.6% as a result of tax incentives and other non taxable adjustments, such as Lei do Bem research and development tax incentives.
Profit for the year
As a result of the above, our profit decreased by R$6,021 thousand, or 30.3%, to R$13,844 thousand in 2019 from R$19,865 thousand in 2018. As a percentage of our revenue, our profit decreased to 3.9% in 2019 from 7.2% in 2018.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in conformity with IFRS. In preparing our consolidated financial statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in our consolidated financial statements. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. We regularly reevaluate our assumptions, judgments and estimates. Our significant accounting policies are described in note 4 to our audited consolidated financial statements included elsewhere in this prospectus. We believe that the following critical accounting policies are more affected by the significant judgments and estimates used in the preparation of our consolidated financial statements:
Goodwill
Goodwill represents the excess of the aggregate fair value of consideration transferred in a business combination, over the fair value of assets acquired, net of liabilities assumed.
When we acquire businesses, we allocate the purchase price to the tangible assets and liabilities and identifiable intangible assets acquired. Any residual purchase price is recorded as goodwill. The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates are based on information obtained from management of the acquired companies, market information and historical experience. These estimates can include, but are not limited to:
•
the time and expenses that would be necessary to recreate the asset;

•
the profit margin a market participant would receive;

•
cash flows that an asset is expected to generate in the future; and

•
discount rates.

These estimates are inherently uncertain and unpredictable, and if different estimates were used the purchase price for the acquisition could be allocated to the acquired assets and liabilities differently from the allocation that we have made. In addition, unanticipated events and circumstances may occur which may affect the accuracy or validity of such estimates, and if such events occur we may be required to record a charge against the value ascribed to an acquired asset or an increase in the amounts recorded for assumed liabilities. Under the current authoritative guidance, we are allowed a one-year measurement period to finalize our preliminary valuation of the tangible and intangibles assets and liabilities acquired and make necessary adjustments to goodwill.
Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose. The groups of units are identified at the lowest level at which goodwill is monitored for internal management purposes, being one operating segment. We had one reportable segment for the reportable periods ended March 31, 2021 and 2020 and December 31, 2020, 2019 and 2018.
Goodwill is tested for impairment annually as at December 31 and when circumstances indicate that the carrying value may be impaired. Impairment is determined for goodwill by assessing the recoverable amount of the segment to which the goodwill relates. When the recoverable amount is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

Significant unobservable inputs	Relationship between significant unobservable inputs and measurement of the present value of cash flows
• Annual forecast revenue growth rate; • Forecast of the growth rate of variable input costs; and • Risk-adjusted discount rate.
The present value of cash flows could increase (decrease) if:
•
the annual growth rate of revenue was higher (lower);

•
the cost growth rate was (higher) lower; or

•
the risk-adjusted discount rate was (higher) lower.

The recoverable amount is determined by calculating the present value of cash flows based on our economic and/or financial projections for the next 5 years, and a terminal growth rate thereafter. Any kind of reasonably possible change in the key assumptions on which the recoverable amount is based would not cause the carrying amount to exceed the recoverable amount.
For total assets and intangibles we used the following assumptions:
	2020	2019	2018
Weighted average annual revenue growth	36.38%	16.48%	20.74%
Weighted average annual growth of variable cost	26.93%	18.74%	20.08%
Weighted average cost of capital (WACC)	16.40%	15.90%	19.00%
Growth in terminal value	0%	0%	0%
The key assumptions used in the estimation of the recoverable amount are set out above.
The values assigned to the key assumptions represent management’s assessment of future trends for the business and have been based on historical experience and growth projections, and internal and external data.
The estimated recoverable amount exceeded its carrying amount by approximately R$661,284 thousand in 2020 (R$113,681 thousand in 2019). Management has identified that a reasonably possible change in the revenues could cause the carrying amount to equal the recoverable amount. The following table shows the rate of revenue growth and the corresponding effect on the variable cost growth by which the estimated recoverable amount is equal to the carrying amount.
	2020	2019	2018
Weighted average annual revenue growth	30.62%	9.40%	17.22%
Weighted average annual growth of variable cost	21.12%	11.52%	16.58%
.
An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.
Intangible assets — Research and development expenditures
Expenses with research activities are recognized in the period in which they are incurred. The intangible assets resulting from development expenditures (or of a development phase of an internal project) is recognized if, and only if, all of the following conditions are met: (i) technical feasibility to complete the intangible asset so it will be available for use or sale; (ii) the intention to complete the intangible asset and use it or sell it; (iii) ability to use or sell the intangible asset, (iv) how the intangible asset will generate probable future economic benefits; (v) the availability of proper technical, financial and other resources to complete the development of the intangible asset and to use it or sell it and (vi) the ability to measure reliably the expenditure attributable to the intangible asset during its development.
The amount initially recognized for intangible assets corresponds to the sum of expenses incurred since the intangible asset started to meet the recognition criteria mentioned above until the moment it is considered finished and begins its value generation. After the closure of each capitalized project, they are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise.
We evaluate the recoverability of our intangible assets for impairment annually or whenever events or circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of intangible assets are measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.
Our main assumptions with respect to intangible assets relate to recoverable amounts. The initially recognized amount of intangible assets corresponds to the sum of the expenses incurred since the intangible asset started meeting the aforementioned recognition criteria. The estimation of recoverable amounts is sensitive to key assumptions including the discount rate used in determining present values, expected future cash-inflows and the long-term growth rate used for estimating cash flows in perpetuity. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. No indicators of impairment were identified for the years ended December 31, 2020, 2019 and 2018.
When no internally generated intangible asset can be recognized, we recognize development expenses in income (loss) for the period, when incurred. After the initial recognition, intangible assets generated internally are recorded at cost, less amortization and accumulated impairment losses, as well as intangible assets separately acquired.
Income tax and social contribution
Current income tax
The current corporate income tax, or CIT, is calculated at a joint nominal rate of approximately 34%. CIT is composed of (i) income tax at the rate of 15% in addition to a surplus rate of 10% for taxable income exceeding R$20.0 thousand per month; and (ii) 9% social contribution tax on net income.
Our tax assets for the current year are calculated based on the expected recoverable amount, and tax liabilities for the current year are calculated based on the amount payable to the applicable tax authorities. The tax rates and tax laws used to calculate this amount are those enacted or substantially enacted at the reporting date. We periodically evaluate our tax positions with respect to interpreting tax regulations and, when appropriate, establish provisions. Due to the nature of income tax and social contributions in Brazil described above, where income tax and social contributions are payable on a legal entity basis as opposed to on a consolidated basis, tax losses for one subsidiary entity cannot be used to offset income tax owed by other subsidiary entities.
Provisions
A provision is recognized in the statement of financial position when we have a legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are recognized based on the best estimates of the risk involved.
Possible contingent assets are not recognized until final and unappealable decisions are in our favor and when it is virtually certain that the asset will be realized. Taxes whose enforceability is being challenged in the judicial sphere are recorded taking into consideration the concept of “legal obligation.” Judicial deposits performed as guarantees for lawsuits in progress are recorded under “Judicial deposits.”
Provisions are reviewed on the dates of the financial statements and adjusted to reflect the current best estimate. If it is no longer probable that a cash outflow is required to settle the obligation, the provision is reversed.
Application of New Accounting Standards and Recent Accounting Pronouncements
IFRS 16 replaced the lease standards and introduced a single model of accounting of leases in the balance sheet for lessees. A lessee recognizes an asset of right-of-use that represents its right to use the leased asset and a liability lease that represents its obligation to make payments under the lease. Practical expedients are available to short-term leases and low value leases. This standard became effective as of January 1, 2019.
We adopted IFRS 16 under the simplified retrospective approach, which did not require the restatement of the corresponding amounts or impact the total equity and elected the adoption of practical expedients.
Accordingly, the comparative information was not restated. In the transition, for leases classified as operational leases, under IFRS 16, the lease liabilities were measured at present value of the remaining payments, discounted at the incremental loan rate as at January 1, 2019. Right-of-use assets are measured at an amount equal to the lease liability on the date of the initial adoption, adjusted by any lease payments received or paid in advance.
We have elected to adopt the practical expedients. We did not recognize the right-of-use assets and the lease liabilities for low value leases (up to R$5,000) and for lease terms expiring within twelve months of the date of initial adoption, excluded the initial direct costs of measuring the right-of-use asset as of the date of the initial adoption and used January 1, 2019 as the date of initial adoption to determine the lease term.
For information about the application by us of new accounting standards and recent accounting pronouncements that will apply to us going forward and/or in the future, see note 5 to our unaudited interim condensed consolidated financial statements and note 5 to our audited consolidated financial statements included elsewhere in this prospectus.
Seasonality
Although we have not historically experienced significant seasonality with respect to our revenue throughout the year given the growth in the adoption and usage of our platform, we have seen moderate seasonality in some use cases such as education and brick-and-mortar retail stores. We have experienced revenue growth during the Carnival period in March, the back-to-school periods in July and August, Black Friday at the end of November and the Christmas season. The rapid growth in our business has offset this seasonal trend to date, but its impact on revenue may be more pronounced in future periods. For more information, see “Risk Factors — Certain Risks Relating to Our Business and Industry — Our quarterly results may fluctuate, and if we fail to meet securities analysts’ and investors’ expectations, then the trading price of our Class A common shares and the value of your investment could decline substantially.”
Liquidity and Capital Resources
The following discussion of our liquidity and capital resources is based on the financial information derived from our consolidated financial statements included elsewhere in this prospectus.
Liquidity
Our cash and cash equivalents include cash on hand, immediate demand deposits with financial institutions and other short-term highly liquid investments, which have an immaterial risk of change in value. As of March 31, 2021 and December 31, 2020, our cash and cash equivalents amounted to R$95,812 thousand and 59,979 thousand. For additional information, see note 20.6 to our unaudited interim condensed consolidated financial statements and note 6 to our audited consolidated financial statements.
We regularly evaluate opportunities to enhance our financial flexibility through a variety of methods, including, without limitation, through the issuance of debt securities and entering of additional credit lines. As a result of any of these actions, we may be subject to restrictions and covenants in the agreements governing these transactions that may place limitations on us, and we may be required to pledge collateral to secure such instruments.
We intend to increase our capital expenditures to support the growth in our business and operations. We believe that our existing cash and cash equivalents and the liquidity provided from other sources of funds (including the proceeds from this offering and the indebtedness incurred in 2021 as further detailed below) will be sufficient to meet our anticipated cash needs for at least the next 12 months and that our debt profile will be adequate vis-à-vis our estimated cash requirements. However, our liquidity assumptions may prove to be incorrect, and we could exhaust our available financial resources sooner than we currently expect. We may seek to raise additional funds at any time through equity, equity-linked or debt financing arrangements. Our future capital requirements and the adequacy of available funds will depend on many factors, including those described in the section of this prospectus captioned “Risk Factors.” We may not be able to secure additional financing to meet our operating requirements on acceptable terms, or at all.
Consolidated Statements of Cash Flows
The following table sets forth certain consolidated cash flow information for the years indicated:
	For the Three Months Ended March 31,		For the Year Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands of R$)
Net cash from (used in) operating activities	(43,764)	14,537	46,143	26,451	39,553
Net cash used in investment activities	(4,651)	(2,990)	(61,591)	(9,927)	(10,921)
Net cash from (used in) financing activities	83,773	(4,294)	62,052	(54,858)	(6,616)
Net (decrease) increase in cash and cash equivalents	35,833	7,253	47,637	(38,334)	22,016
Net cash from operating activities
For the three months ended March 31, 2021, net cash used in operating activities amounted to R$43,764 thousand, primarily as a result of:
•
Loss for the period of R$28,475 thousand, combined with non-cash expenses consisting primarily of an increase in provisions relating to IPO cash bonus and short term bonus incentive programs in the amount of R$9,653 thousand, allowance for credit losses amounting to R$1,590 thousand, financial costs and foreign exchange, net, of R$10,939 thousand, provision for compensation expenses negotiated in connection with business combination transactions amounting to R$6,267 thousand, income tax credit of R$10,556 thousand and depreciation and amortization of R$7,992 thousand. The total amount of adjustment to net income from non-cash items for the year ended December 31, 2020 amounted to R$27,185 thousand;

•
Net cash from changes in operating assets and liabilities, totaled an outflow of R$39,181 thousand, principally due to: (i) an decrease in the balance of accounts payables, which led to a negative cash flows of R$15,017 thousand; (ii) an increase in the balance of accounts receivable, which led to negative cash flows of R$8,535 thousand, mainly due to an increase in the revenues; and (iii) an increase in the balance of prepayments and other assets, which led to a negative cash flows of R$15,629 thousand; and

•
Payments of interest of R$3,240 thousand and income tax and social contribution paid of R$53 thousand, which generated a net outflow of R$3,293 thousand.

For the three months ended March 31, 2020, net cash from operating activities amounted to R$14,537 thousand, primarily as a result of:
•
Profit for the period of R$2,933 thousand, combined with non-cash expenses consisting primarily of an increase in provisions for contingency, mainly relating to our tax proceeding related to tax on services (imposto sobre serviços), or ISS, in the amount of R$1,622 thousand, provision for bonus and profit sharing of R$ 1,557 thousand, reversal of allowance for credit losses amounting to R$407 thousand, financial costs and foreign exchange, net, of R$348 thousand, provision for compensation expenses negotiated in connection with business combination transactions amounting to R$1,562 thousand, income tax expenses of R$1,603 thousand and depreciation and amortization of R$5,149 thousand. The total amount of adjustment to net income from non-cash items for the year ended December 31, 2020 amounted to R$11,434 thousand;

•
Net cash from changes in operating assets and liabilities, totaled an inflow of R$1,321 thousand, principally due to: (i) an increase in the balance of accounts payables, which led to a positive cash flows of R$9,931 thousand; offset by (ii) an increase in the balance of accounts receivable, which led to negative cash flows of R$4,310 thousand, mainly due to an increase in the revenues; and (iii) an increase in the balance of prepayments and other assets, which led to a negative cash flows of R$4,300 thousand; and

•
Payments of interest of R$972 thousand and income tax and social contribution paid of R$179 thousand, which generated a net outflow of R$1,151 thousand.

For the year ended December 31, 2020, net cash from operating activities amounted to R$46,143 thousand, primarily as a result of:
•
Loss for the period of R$21,431 thousand, combined with non-cash expenses consisting primarily of an increase in provisions relating to our tax proceeding related to tax on services (imposto sobre serviços), or ISS, in the amount of R$7,265 thousand, allowance for credit losses amounting to R$4,205 thousand, financial costs and foreign exchange, net, of R$5,486 thousand, provision for compensation expenses negotiated in connection with business combination transactions amounting to R$16,715 thousand, write-off of property, plant and equipment in connection with the relocation of the Porto Alegre office to São Paulo, in the amount of R$ 1,758 thousand, lease recognition adjustment in connection with the relocation of the Porto Alegre office to São Paulo, in the amount of R$ 2,183 thousand, income tax credit of R$8,039 thousand and depreciation and amortization of R$27,287 thousand. The total amount of adjustment to net income from non-cash items for the year ended December 31, 2020 amounted to R$58,093 thousand;

•
Net cash from changes in operating assets and liabilities, totaled an inflow of R$16,449 thousand, principally due to: (i) an increase in the balance of accounts payables, which led to a positive cash flows of R$48,583 thousand; offset by (ii) an increase in the balance of accounts receivable, which led to negative cash flows of R$26,308 thousand, mainly due to an increase in the revenues; and (iii) an increase in the balance of prepayments and other assets, which led to a negative cash flows of R$5,826 thousand; and

•
Payments of interest of R$5,232 thousand and income tax and social contribution paid of R$1,736 thousand, which generated a net outflow of R$6,968 thousand.

For the year ended December 31, 2019, net cash from operating activities amounted to R$26,451 thousand, primarily as a result of:
•
Profit for the period of R$13,844 thousand, combined with non-cash expenses consisting primarily of an increase in provisions relating to our tax proceeding related to ISS in the amount of R$6,477 thousand, financial costs and foreign exchange, net, of R$4,687 thousand, labor incentives provisions of R$4,641 thousand, provision for compensation expenses negotiated in connection with business combination transactions amounting to R$5,230 thousand and depreciation and amortization of R$18,796 thousand. The total amount of adjustment to net income from non-cash items for the year ended December 31, 2019 amounted to R$44,844 thousand;

•
Net cash from changes in operating assets and liabilities, totaled an outflow of R$24,934 thousand, principally due to: (i) an increase in the balance of accounts receivable, which led to negative cash flows of R$14,536 thousand, mainly due to an increase in the revenues; and (ii) an decrease in the balance of accounts payables, which led to negative cash flows of R$9,585 thousand; and

•
Payments of interest of R$4,691 thousand and income tax and social contribution paid of R$2,612 thousand, which generated a net outflow of R$7,303 thousand.

For the year ended December 31, 2018, net cash from operating activities amounted to R$39,553 thousand, primarily as a result of:
•
Profit for the period of R$19,865 thousand, combined with non-cash expenses consisting primarily of an increase in provisions of R$11,148 thousand, financial costs and foreign exchange, net, of R$5,922 thousand and depreciation and amortization of R$14,513 thousand. The total amount of adjustment to net income from non-cash items for the year ended December 31, 2018 amounted to R$38,064 thousand.
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Net cash from changes in working capital, arising from changes in operating assets and liabilities, resulting in an outflow of R$11,360 thousand, principally due to: (i) an increase in the balance of accounts receivable, which led to negative cash flows of R$4,824 thousand, mainly due to an increase in the revenues; (ii) a decrease in the balance of prepaid expenses, which led to positive cash flows of R$4,783 thousand, mainly due to the use of prepayment credit amounts made to carriers in 2017; and (iii) a decrease in the balance of accounts payables, which led to negative cash flows of R$12,361 thousand; and

•
Payments of interest of R$4,654 thousand and income tax and social contribution paid of R$2,362 thousand, which generated a net inflow of R$7,016 thousand.

Net cash used in investment activities
Net cash used in investment activities increased by R$1,661 thousand, to R$4,651 thousand in the three months ended March 31, 2021 from R$2,990 thousand in the three months ended March 31, 2020, primarily due to an increase in intangible assets regarding to research and development capitalization and software acquisitions in the amount of R$ 2,420 thousand.
Net cash used in investment activities increased by R$51,664 thousand, to R$61,591 thousand in 2020 from R$9,927 thousand in 2019, increase in the amount of acquisition of subsidiary net of cash by R$43,482 thousand, primarily due to the impact of the Sirena acquisition, net of cash (which amounted to R$45,344 thousand), platform acquisition in the amount of R$4,400 thousand and increase in other intangible assets in the amount of R$3,786 thousand (totaling R$8,186 thousand of variation in acquisition of intangible assets). Net cash used in investment activities decreased by R$994 thousand, to R$9,927 thousand in 2019 from R$10,921 thousand in 2018, primarily due to the payment in 2019 of the first installment for the acquisition of Total Voice, in the amount of R$1,862 thousand, acquisition of property and equipment, including equipment and hardware for use in our data centers and offices (R$2,303 thousand higher than in 2018), partially offset by liquid investments (R$4,636 thousand higher than in 2018).
Net cash from (used in) financing activities
Net cash from financing activities changed by R$88,067 thousand, to net cash from financing activities of R$83,773 thousand in the three months ended March 31, 2021 from net cash used in financing activities of R$4,294 thousand in the three months ended March 31, 2020. This change was primarily due to new loans and borrowings in the amount of R$88,574 thousand, partially offset by an increase in payment of loans, borrowings and lease libilities in the amount of R$507 thousand.
Net cash from (used in) financing activities changed by R$116,910 thousand, to net cash from financing activities of R$62,052 thousand in 2020 from net cash used in financing activities of R$54,858 thousand in 2019. This change was primarily due to (i) new loans and borrowings in the amount of R$62,000 thousand (compared to R$25,000 thousand in 2019), (ii) a capital increase of R$36,409 thousand in 2020 and (iii) the non-recurrence in 2020 of payment of dividends (which amounted to R$67,719 thousand in 2019), partially offset by an increase in payment of loans and borrowings in the amount of R$33,212 thousand in 2020 (compared to R$9,879 thousand in 2019).
Net cash used in financing activities increased by R$48,242 thousand, to R$54,858 thousand in 2019 from R$6,616 thousand in 2018. This increase was primarily due to a change in our shareholding structure as a result of the departure of certain shareholders, resulting in an extraordinary dividend payment in the amount of R$67,719 thousand (compared to R$2,310 thousand in 2018), which was partially offset by a reduction in debt payment in the period (R$9,879 thousand in 2019 compared to R$28,565 thousand in 2018).
Capital Expenditures
Our capital expenditures (consisting of acquisitions of businesses, property and equipment and intangible assets) represented 3.8%, 14.6%, 2.7% and 3.5% of our revenues in the three months ended March 31, 2021 and the years ended December 31, 2020, 2019 and 2018, respectively. Capital expenditures for the three months ended March 31, 2021 and the years ended December 31, 2020, 2019 and 2018 amounted to R$4,701 thousand, R$62,656 thousand, R$9,487 thousand and R$9,722 thousand, respectively, principally due to:
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Net cash payment for the Sirena acquisition in the amount of R$45,402 thousand in 2020.

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The purchase of a data center and other IT equipment in order to achieve additional capacity to sustain the growth in our transaction volumes (R$839 thousand, R$3,919 thousand, R$3,655 thousand and R$2,757 thousand for the three months ended March 31, 2021 and for the years ended December 31, 2020, 2019 and 2018, respectively).

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Purchase and development of intangible assets, primarily related to software licenses and capitalized compensation of software developers (R$3,829 thousand, R$8,165 thousand, R$4,379 thousand and R$4,902 thousand for the three months ended March 31, 2021 and for the years ended December 31, 2020, 2019 and 2018, respectively).

•
The payments in connection with the acquisition of Total Voice (first payment of R$2,015 thousand for the year ended December 31, 2019).

As of the date hereof, we expect that our capital expenditures for 2021 will amount to approximately R$94 million, including approximately R$9 million for property and equipment acquisitions, R$15 million for development of intangible assets and R$70 million for the acquisition of Sirena and Total Voice, which will be funded through our operating activities and by financing operations with financial institutions and investors.
Indebtedness
We had total indebtedness (consisting of loans and borrowings) in the amount of R$182,069 thousand as of March 31, 2021, compared to R$98,975 thousand, R$63,346 thousand and R$48,229 thousand as of December 31, 2020, 2019 and 2018, respectively. The increase in indebtedness is primarily due to incurrence of indebtedness to fund our operations and support our growth.
Zenvia Brazil financing agreements provide the following financial covenants:
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Net debt-to-EBITDA ratio, which is measured at the end of each fiscal year, not exceeding 2.0x: As of December 31, 2020, 2019 and 2018, our net debt-to-EBITDA ratio was 7.53x, 1.32x and (0.05)x, respectively, of our last twelve months EBITDA for the years ended December 31, 2020, 2019 and 2018. For purposes of our financing agreements, (i) net debt is defined as gross debt (as such term is defined in the agreements) minus cash, financial investments and short- and long-term financial assets (such as derivatives), and (ii) EBITDA is generally defined as results (in the twelve months prior to the date of testing) before income tax and social contribution, depreciation and amortization, financial results, non-operational results, equity income from unconsolidated companies and non-controlling shareholder interest, excluding the effects of IFRS 16 — Leases.

•
Shareholders’ equity to assets ratio higher than or equal to 0.25: As of March 31, 2021 and December 31, 2020, 2019 and 2018, our shareholders’ equity to assets ratio was 0.17, 0.25, 0.40 and 0.55, respectively.

•
Annual distributions of dividends and/or interest on shareholders’ equity lower than or equal to 25% of profit for the year: For the year ended December 31, 2019, we had obtained the necessary waivers and we had distributed dividends in the amount of R$67,719 thousand, of which R$11,552 thousand was distributed based on the result for the year, representing 83.4% of the profit for the year.

As of December 31, 2020, we were not in compliance with our annually tested Net debt-to-EBITDA covenant. Accordingly, we requested waivers from our financial creditors. Santander provided us with a waiver in 2020 and Itaú provided us with a waiver in 2021 with retroactive effect to 2020. Under our financing agreement with BNDES, we have an obligation to reinforce the collateral granted to BNDES due to our non-compliance with financial covenants within 120 days as from BNDES’s notice – which was delivered to us on June 10, 2021. Our indebtedness with Itaú and BNDES were reclassified as short-term loans and borrowings as waivers were not obtained in 2020. Prior to the date of this prospectus, we repaid our BNDES

Prosoft loan in full and we are currently awaiting BNDES’s response to our proposal of collateral reinforcement with respect to its Progeren working capital facility agreement. As of December 31, 2020, the outstanding balance of this agreement amounted to R$14,074 thousand.
Financing Agreements
The table below sets forth selected information regarding substantially all of our outstanding indebtedness as of March 31, 2021 and December 31, 2020 and 2019:
		As of March 31,	As of December 31,
	Interest	2021	2020	2019
		(in thousands of R$)
Working capital	100% CDI+2.40% to 5.46%,TJLP+2.98% or 24%	181,987	97,396	60,985
BNDES Prosoft	TJLP+2.96%	82	1,579	2,338
Leases	100% CDI+2.00% to 3.86% or 7.25%	—	—	23
Total		182,069	98,975	63,346
Current		40,053	56,197	17,696
Noncurrent		142,016	42,778	45,650
Working Capital
Zenvia Brazil has certain working capital arrangements with the Brazilian Development Bank (Banco Nacional de Desenvolvimento Econômico Social — BNDES), Caixa Econômica Federal, Itaú Unibanco S.A., Banco Santander (Brasil) S.A., Banco Votorantim S.A. and Banco ABC Brasil S.A., as described below. These working capital arrangements bear interest at rates between 100% CDI+2.40% to 100% CDI+5.46% and TJLP+2.98% or 24% per annum and mature between September 26, 2022 and February 27, 2025. As of March 31, 2021, the total outstanding amount of the working capital arrangements was R$181,987 thousand.
•
In December 2017, Zenvia Brazil entered into an agreement with BNDES for a revolving credit facility (Progeren) in the aggregate amount of R$20,000 thousand, which is guaranteed by Cassio Bobsin, currently a member of our board of directors and our chief executive officer, amongst others. Following a grace period, this revolving credit facility will be paid in 36 monthly installments with the first installment due on February 15, 2020 and the last installment due on January 15, 2023.

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In December 2019, Zenvia Brazil entered into an agreement with Banco Santander (Brasil) S.A. for an export credit note (cédula de crédito à exportação — CCE) in the aggregate amount of R$10,000 thousand. Following a 6 month grace period during which interest is payable, the CCE would be paid in 8 semi-annual installments, with the first installment due on June 12, 2020. The CCE was amended in December 2020 and its outstanding balance (R$8,665 thousand as of March 31, 2021) has been paid in full as of the date of this prospectus.

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In December 2019, Zenvia Brazil entered into an agreement with Itaú Unibanco S.A. for an export credit note in the aggregate amount of R$15,000 thousand. Following a 12 month grace period in which interest is due, this agreement will be paid in 8 quarterly installments with the first installment due on November 30, 2020 and the last installment due on November 13, 2023. In October 2020, the export credit note was disqualified as such and converted into a CCB. Itaú Unibanco S.A. paid the Tax on Foreign Exchange Transactions, or the IOF, in connection with this conversion.

In addition, in April 2020, Zenvia Brazil entered into an agreement with Itaú Unibanco S.A. for a CCB, in the aggregate amount of R$15,000 thousand. Following a six month grace period during which interest is payable, this CCB will be paid in 30 monthly installments with the first installment due on October 22, 2020 and the last installment due on April 24, 2023.
In June 2020, Zenvia Brazil entered into an agreement with Caixa Econômica Federal for a CCB in the aggregate amount of R$15,000 thousand, which is secured by a fiduciary assignment (cessão fiduciária) of credit rights represented by payment notes (direitos creditórios lastreados em duplicatas mercantis representadas por títulos de cobrança bancária) and certain deposits/financial investments (depósitos/aplicações financeiras). Following a one year grace period during which interest is payable, the CCB will be paid in 36 monthly installments with the first installment of principal and interest due on June 27, 2021 and the last installment due on June 27, 2023.
In October 2020, Zenvia Brazil entered into an agreement with Caixa Econômica Federal for a CCB in the aggregate amount of R$15,000 thousand, which is secured by a fiduciary assignment (cessão fiduciária) of credit rights represented by payment notes (direitos creditórios lastreados em duplicatas mercantis representadas por títulos de cobrança bancária) and certain deposits/financial investments (depósitos/aplicações financeiras). Following a one and a half year grace period during which interest is payable, the CCB will be paid in 24 monthly installments with the first installment of principal and interest due on May 3, 2021 and the last installment due on April 3, 2024.
In November 2020, Zenvia Brazil entered into an agreement with Banco Votorantim S.A. for a credit line offered by the Brazilian government through the Fundo Garantidor para Investimentos, or FGI, program in the amount of R$10,000 thousand. Through the FGI program, BNDES guarantees the transaction, aiming to facilitate access to credit lines for businesses. Following a one year grace period during which interest is payable, the CCB will be paid in 36 monthly installments with the first installment of principal and interest due on December 10, 2021 and the last installment due on November 11, 2024.
In November 2020, Zenvia Brazil entered into an agreement with Banco ABC Brasil S.A. for a credit line offered by the Brazilian government through the FGI program in the amount of R$7,000 thousand. Following a one year grace period during which interest is payable, the CCB will be paid in 36 monthly installments with the first installment of principal and interest due on December 10, 2021 and the last installment due on November 11, 2024.
On April 23, 2020, Rodati Services S.A. or Sirena Argentina, entered into an agreement with the Industrial and Commercial Bank of China, or the ICBC, for a credit line offered by the Argentine government through the Argentine Guarantee Fund, or FoGar, program in the aggregate amount of ARS540 thousand, which is guaranteed by Sirena. The FoGar program aims to facilitate access to credit for micro, small and medium enterprises. The outstanding balance (ARS66 thousand or R$4 thousand as of March 31, 2021) of this agreement has been paid in full as of the date of this prospectus.
On June 29, 2020, Sirena Argentina entered into an agreement with the ICBC for a credit line offered by the Argentine government through the FoGar program in the aggregate amount of ARS3,000 thousand, which is guaranteed by Sirena. Following a three-month grace period, the credit line will be paid in 9 monthly installments with the first installment of principal and interest due on October 29, 2020. This agreement has been paid in full as of the date of this prospectus.
On January 20, 2021, Zenvia Brazil entered into a financing agreement with Banco Bradesco S.A. in the aggregate amount of R$30,000 thousand for working capital purposes. Following a one year grace period during which interest is payable, the loan will be paid in 36 monthly installments with the first installment of principal and interest due on February 21, 2022 and the last installment due on January 20, 2025.
On February 3, 2021, Zenvia Brazil entered into two financing agreements with Banco do Brasil S.A. in the aggregate amount of R$50,000 thousand, being one agreement in the amount of R$18,000 thousand with an eighteen-month grace period and 24 months of amortization and the other agreement in the amount of R$32,000 thousand with a twelve-month grace period and 36 months of amortization. Each of the agreements provide that Zenvia Brazil is subject to a financial covenant of maintaining a net-debt to EBITDA ratio of less than or equal to 3.5x and that the last installment is due on February 2025.
On March 25, 2021, Zenvia Brazil entered into an agreement with Banco Votorantim S.A. — Nassau Branch for a CCB in the aggregate amount of US$1,453 thousand, convertible to reais at the execution date under a swap agreement (Contrato para Operações de Derivativos com Pacto de Cessão Fiduciária) entered into with Banco Votorantim S.A., resulting in a total aggregate amount of R$8,000 thousand. The transaction is secured by a fiduciary assignment (cessão fiduciária de direitos creditórios) of certain credits held at a Zenvia Brazil bank account (conta vinculada) held by Zenvia Brazil with Banco Votorantim S.A. Following a six-month grace period during which interest is payable, the loan will be paid in 12 monthly installments, with the first installment of principal and interest due on October 25, 2021 and the last installment due on September 26, 2022.
BNDES Prosoft
On July 14, 2017, Zenvia Brazil entered into an agreement with BNDES for a revolving credit facility in the aggregate amount of R$9,998 thousand, which is guaranteed by Cassio Bobsin, currently a member of our board of directors and our chief executive officer, amongst others. This revolving credit facility bears interest at a rate of TJLP+2.96%. Following a grace period, this revolving credit facility will be paid in 48 monthly installments with the first installment due on February 15, 2019 and the last installment due on January 15, 2023. As of the date of this prospectus, the balance of this agreement was paid in full.
Commitments and Contractual Obligations
The following table sets forth our contractual obligations as of March 31, 2021:
	Total	Less than 1 year	1-5 Years	More than 5 years
	(in thousands of R$)
Lease liabilities	2,577	1,187	1,390	—
Trade payables	89,155	87,562	1,593	—
Total	91,732	88,749	2,983	—
Off-Balance Sheet Arrangements
As of March 31, 2021, we did not have any off-balance sheet arrangements.
Quantitative and Qualitative Disclosures About Market Risk
We maintain operations with financial instruments that are managed through operating strategies and internal controls to ensure liquidity and profitability. The control policy consists of permanent monitoring of the contracted conditions versus conditions prevailing in the market. We do not make speculative investments in derivatives or any other risky assets and, therefore, the results obtained from these operations are consistent with the defined policies and strategies.
Market risk is the risk that the fair value of future cash flows from a financial instrument will fluctuate due to changes in market prices. Market prices encompass two types of risk: interest rate and exchange rate. Financial instruments affected by market risk include loans payable, deposits and financial instruments measured at fair value through profit or loss.
Liquidity Risk
Liquidity risk is the risk that we and our subsidiaries may not have sufficient funds to honor our commitments on account of the currency variations and the respective rights and obligations. We and our subsidiaries’ cash flow and liquidity positions are monitored on a daily basis by our management, so as to ensure that operating cash generation and fundraising, as necessary, are sufficient for our payment schedules, thus not generating liquidity risk for us and our subsidiaries.
See note 20.6 to our unaudited interim condensed consolidated financial statements and note 25.4 to our audited consolidated financial statements for further information.
Interest Rate Risk
Interest rate risk is the risk that the fair value of the future cash flows of a financial instrument will fluctuate due to changes in market interest rates. We are exposed to the risk of changes in the rates of the Interbank Deposit Certificate (“CDI”) and Long Term Interest Rates (“TJLP”) for our financial investments and loans and, therefore, our financial result may change as a result of the fluctuation in the variation of these financial indexes. We manage interest rate risk by maintaining a balanced portfolio between financial investments and loans payable subject to fixed and variable rates.
We conducted a sensitivity analysis of the interest rate risks to which our financial investments and loans are exposed as of March 31, 2021. For this analysis, we adopted as a probable scenario for the future interest rates of 2.75% for the CDI rate and of 4.39% for the TJLP rate. When estimating an increase or decrease in current interest rates for the period of one year by 25% and 50%, interest income and interest expenses, net, would be impacted as follows:
	Balance as of March 31, 2021	Risk	Scenario I (Probable)	Scenario II	Scenario III
	(in thousands of R$)		(in thousands of R$, except percentages)
Financial investments	83,286	Decrease of CDI	2.75%	2.06%	1.38%
Financial revenues			2,290	1,718	1,145
BNDES financing	12,384	Increase of TJLP	571	714	856
Rates subject to variation			4.61%	5.76%	6.92%
Financings	169,685	Increase of CDI	4,666	5,833	7,000
Rates subject to variation			2.75%	3.44%	4.13%
See note 20.7 to our unaudited interim condensed consolidated financial statements and note 25.7.1 to our audited consolidated financial statements for further information.
Exchange Rate Risk
Exchange rate risk is the risk that the fair value of future cash flows from a financial instrument will fluctuate due to changes in exchange rates. We are exposed to fluctuations in foreign currency exchange rates in relation to the U.S. dollar for software purchase transactions and amounts receivable from customers. In order to mitigate these risks, we constantly assess fluctuations in exchange rates. We believe that exposure to this risk is low considering that the amounts involved are not material.
Public Company Cost
Upon the consummation of our initial public offering, we will become a public company, and our Class A common shares will be publicly traded on the Nasdaq. As a result, we will need to comply with new laws, regulations and requirements that we did not need to comply with as a private company, including provisions of the Sarbanes-Oxley Act, other applicable SEC regulations and the requirements of the Nasdaq. Compliance with the requirements of being a public company will require us to increase our selling and administrative expenses in order to pay our employees, legal counsel and independent registered public accountants to assist us in, among other things, instituting and monitoring a more comprehensive compliance and board governance function, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and preparing and distributing periodic public reports in compliance with our obligations under the federal securities laws. In addition, as a public company, it will be more expensive for us to obtain directors’ and officers’ liability insurance.
Jumpstart Our Business Startups Act of 2012
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. We are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, and these exemptions will apply until we are no longer an “emerging growth company.” See “Risk Factors — Certain Risks Relating to Our Business and Industry — If we fail to establish and maintain proper and effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements, our results of operations and our ability to operate our business or comply with applicable regulations may be adversely affected.”

BUSINESS AND INDUSTRY
Overview
We empower companies to transform their existing customer communications from non-scalable, physical and impersonal interactions into highly scalable, digital first and hyper contextualized experiences across the customer journey.
Our CX communications platform enables companies to digitally interact with their end-consumers in a personalized and highly-contextualized fashion across their entire lifecycle. Our unified end-to-end CX communications platform provides a combination of (i) solutions focused on campaigns, sales teams, customer service and engagement, (ii) tools, such as software application programming interfaces, or APIs, chatbots, single customer view, journey designer, documents composer and authentication and (iii) channels, such as SMS, Voice, WhatsApp, Instagram and Webchat. Our comprehensive platform assists our customers across multiple use cases, including marketing campaigns, customer acquisition, customer onboarding, warnings, customer services, fraud control, cross-selling and customer retention, among others.
We were founded in Brazil 17 years ago as a bootstrapped startup in a garage serving businesses with complex networking infrastructures through our platform of APIs for SMS messaging connectivity. As we continued to grow, we scaled our business by adding new CX communication solutions, tools and channels to our platform, making it more flexible, versatile and comprehensive in order to capitalize on the market opportunity to serve customers along their end-consumer’s lifecycle. Currently, we have a local presence in Brazil, Mexico and Argentina and our technology allows our customers to use our platform based on their individual use case. The adoption of these technologies by our customers, and the desire of their end-consumers to have access to contextualized and digital communication channels, allows our customers to more effectively serve their end-consumers and streamline their decision-making process and day-to-day business operations.
Our software platform facilitated the flow of communication with end-consumers for more than 7,700 customers of all sizes as of December 31, 2019 which increased to more than 7,805, 9,400 and 10,190 customers as of March 31, 2020, December 31, 2020 and March 31, 2021, respectively, all across a broad range of industries throughout Latin America. Our usage-based recurring revenue model allows us to grow with our customers and increase our revenue base as they increase their use of our solutions and communication channels.
Communication is an essential activity for businesses serving their end-consumers. Businesses all over the world are shaping new customer experiences with the power of digital communications. However, businesses seeking to implement multi-channel communication experiences for their end-consumers are frequently faced with multiple challenges given the complexities of implementing and integrating such processes and level of investments that they require. We provide businesses with a solution to this problem by offering a unified, end-to-end communications platform at affordable prices.
The CX communication solutions we offer our customers allow any person within any business, from analysts to tech professionals, to enhance the end-consumer journey for campaigns, sales teams, customer service and engagement purposes. Collectively, these solutions allow us to capture a range of use cases across all economic sectors. We initially adopt a “land and expand” strategy, pursuant to which we introduce our platform to our customers based on one simple use case, and then develop the customer relationship over time, upselling and cross-selling our suite of solutions to them as they grow and improve their customer journey. This strategy has allowed us to achieve a net revenue expansion rate of 109.3%, 112.8% and 117.1% as of March 31, 2021, December 31, 2020 and 2019, respectively. For more information about our net revenue expansion rate, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Principal Factors Affecting Our Results of Operations — Net Revenue Expansion Rate.”
Businesses use our platform to frequently and more seamlessly connect with their end-consumers while also offering new mobile application experiences. From small family-owned businesses to large corporations, our customers use our platform to attract, convert, serve and nurture their end-consumers. For instance, an international education group in Brazil, adopted our platform for communications related to entrance exam information, their student recruitment enrollment process and existing and prospective student communication solutions through chatbot on their website and through WhatsApp, customer service and sales chat services, SMS operational alerts and marketing campaigns. In addition, one of the largest electronic retailers in Brazil, adopted our platform for order tracking with WhatsApp notifications, retail sales with our WhatsApp sales solution and promotional coupons on rich communication services, or RCS, a communication protocol between mobile telephone carriers and mobile devices aimed at replacing SMS messages with a more sophisticated multimedia enabled text-messaging system. Also, one of the largest Brazilian banks adopted our platform for several use cases such as multichannel marketing campaigns with SMS and automated telemarketing, SMS transactional authorizations and chatbot invoice collection.
We serve many large corporations such as ABInBev, LG Electronics, Stone Co., RD Station, Rappi, Tivit and Mobly, and many others, including:
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6 out of the top 10 Brazilian retail companies in terms of net revenue, including Carrefour and Via Varejo;

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6 out of the top 10 Brazilian health care companies in terms of net revenue, including Dasa and Prevent Senior;

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5 out of the top 10 Brazilian education companies in terms of net revenue, including Laureate and Kroton;

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5 out of the top 10 Brazilian service provider companies in terms of net revenue;

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5 out of the top 10 Brazilian insurance companies in terms of net revenue;

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5 out of the top 10 Brazilian banks in terms of net revenue; and

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4 out of the top 5 Brazilian telecommunication companies in Brazil in terms of net revenue.

Small businesses also use our platform for a variety of use cases. For example, a technology company that monitors temperature sensors for medical-grade cold storage uses our Voice solution to monitor, detect and alert its end-consumers of any out-of-range temperature incidents for specific medical supply storage chambers, mitigating the risk of improper medicine storage.
Our platform flexibility allows us to serve many important sectors including:
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Financial institutions use our platform for SMS transaction confirmation alerts, security tokens and marketing campaigns;

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Service providers use our platform to manage outbound voice calls integrated with their customer relationship management platforms, or CRMs;

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Universities use our platform to support students on multiple communication channels such as WhatsApp and Website;

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Medical and dental clinics and hospitals use our SMS platform to confirm and reschedule appointments as well as send appointment reminders to patients; and

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Retailers use our WhatsApp solution to support their sales teams to manage sales and our SMS platform to inform customers about new products and promotions and to track the status of deliveries.

We have a diversified client base with our 10 largest clients representing 33.5%, 33.1%, 34.2% and 37.0% of our revenue in the three months ended March 31, 2021 and the years ended December 31, 2020, 2019 and 2018, respectively. Giving effect to the consummation of the D1 Acquisition, our 10 largest clients would have represented 32.7% and 35.8% of our revenue in the three months ended March 31, 2021 and the year ended December 31, 2020. We are working to further decrease this concentration by investing in marketing initiatives to attract new small and medium business, or SMBs, customers to our platform and providing additional offerings to our existing customer base. See “Risk Factors — Certain Risks Relating to Our Business and Industry — A significant portion of our revenue is currently concentrated on our outlier customers and an economic slowdown affecting these customers could lead to decreased demand for our products and services, which could adversely affect us.”
For the three months ended March 31, 2021 and March 31, 2020, net cash flow used in our operating activities amounted to R$43.8 million compared to R$14.5 million of cash generated from our operating activities, respectively, and net cash generated from our operating activities for the year ended December 31, 2020 amounted to R$46.1 million, compared to R$26.5 million and R$39.6 million for the years ended December 31, 2019 and 2018, respectively. Our revenue totaled R$122.7 million and R$93.4 million in the three months ended March 31, 2021 and 2020, respectively, representing an increase of 31.3% when comparing the three months ended March 31, 2021 to the three months ended March 31, 2020, and totaled R$429.7 million, R$354.0 million and R$276.4 million in the years ended December 31, 2020, 2019 and 2018, respectively, representing an increase of 21.4% between the years ended December 31, 2020 and 2019 and 28.1% between the years ended December 31, 2019 and 2018. Our loss for the three months ended March 31, 2021 amounted to R$28.5 million, compared to a profit amounting to R$2.9 million for the three months ended March 31, 2020. Our loss for the year ended December 31, 2020 amounted to R$21.4 million, compared to profit amounting to R$13.8 million and R$19.9 million for the years ended December 31, 2019 and 2018, respectively. Our Adjusted EBITDA for the three months ended March 31, 2021 and March 31, 2020 amounted to R$(9.3) million and R$9.9 million, respectively, and for the year ended December 31, 2020 amounted to R$8.0 million, compared to R$36.1 million and R$44.8 million for the years ended December 31, 2019 and 2018, respectively, as we continue to invest in our platform and growth initiatives.
Our Competitive Advantages
We believe we have achieved our leadership position in Latin America as a result of the following core competitive advantages:
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Composable Communications Platform:   We are a communications enabler company focused on providing the building blocks to compose communications solutions for businesses and APIs that may be integrated into business applications. We believe that our developers are able to build a very wide range of use cases.

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Comprehensive Platform with Highly Efficient Sales Channels:   We offer a breadth of functionality, including voice and messaging communication that may be used across a range of devices. While businesses can rely on one of our sales channel partners to assist them with their implementation, SMBs can start using them within days of their implementation using our “self-service” platform. We classify our customers by segment according to their potential interaction volumes, employing an efficient sales channel strategy for each customer size.

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Easy Adoption:   Our platform may be adopted one use case at a time, which reduces the sales and adoption cycle. We may give businesses a trial period to allow them to build trust with us and adopt our platform. This approach eliminates upfront costs for our customers and minimizes technical implementation and integration complexities that typically hinder innovation.

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Easy to Scale:   With easy to use products with a high velocity to scale, our platform allows our customers to scale up or down without interruptions and delays caused by required applications redesign or communications infrastructure restructurings. Our platform is user friendly and we have been experiencing a continuous increase in its adoption by customers. The share of our customer base using more than one product increased from 1.8% in December 2019 to (i) 6.8% (excluding Sirena) and 17.5% (including Sirena) in December 2020 and (ii) 21.1% (including Sirena) in March 2021.

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Reliability and Solid Reputation:   Our platform consists of fault-tolerant systems that have enabled our customers to avoid any significant failures or downtime, making it reliable and robust.

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Long Tail Go-to-Market:   Our low entry price and “self-service” platform allow small businesses to acquire and use our solutions with or without onboarding team support. Our market has high margins and a large addressable market and small businesses can increasingly acquire our products through our “self-service” platform. In recent years, we have successfully automated SMS messaging at a rate of up to 5,350 messages per customer. We plan to continue evolving the process to improve our monthly automated SMS messages and include other products such as Voice, WhatsApp, customer service using chat, amongst others, and plan to simplify onboarding and automation in the future.

Our Growth Strategy
Our growth strategy is based on:
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Deepening Our Technology Leadership:   We plan to significantly invest in our technology platform by adding new software capabilities, including new solutions (e.g., commerce), tools (e.g., payments)

and communication channels (e.g., new messaging apps). The combination of these solutions, tools and channels will enable us to provide new use cases to our customers and reinforce our one-stop shop market position in digital communications.
•
Increasing Spend within Our Customer Base:   We plan to invest in initiatives to improve our customers’ spending on our products and services, including new offers and incentives for upselling and cross-selling and better customer education, and invest in improved processes to increase usage of our platform, offers related to customer needs, and also improve our ability to integrate external systems in order to make it easy for our customers to connect their internal systems with our platform. We believe that each communication channel that we enable on our platform results in an upsell and cross-sell opportunity with a self-service acquisition journey and as our platform allows us to develop new products quickly and integrates the user journey by a same interface, we can use our software as a products showcase to incentivize users to adopt our offerings.

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Accelerating Our Customer Acquisition Strategy:   Based on a pay-as-you-go model, we plan to accelerate our customer acquisition strategy to increase new customers in the markets in which we operate.

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Pursuing Targeted Acquisitions of Products and Technologies:   We have a track record of successfully acquiring and integrating businesses and technologies that have provided us with new product offerings and capabilities and helped us to penetrate new markets. We may increase our geographic footprint by expanding our addressable market and pursuing acquisitions or strategic investments in businesses to strengthen our presence in the region. On July 24, 2020, we completed the acquisition of Sirena, a startup that offers communication solutions for sales teams via WhatsApp. We intend to continue to explore potential acquisitions and make targeted acquisitions that complement and strengthen our product portfolio and capabilities or provide us with access to new markets.

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Increasing and Deepening Our Pan-Latin American Presence:   We believe a substantial market opportunity exists for us to increase our international footprint across all of our product lines. We plan to invest in our regional expansion in Latin America so we can benefit from our strong brand recognition and scale the benefits of that market.

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Scaling Our Go-to-Market Strategy:   We plan to scale our go-to-market strategy by enhancing our indirect sales channel, which includes digital agencies, system integrators and software sales channel companies. It leverages our platform with additional services, know-how and offerings to educate the market about improving customer experiences with multi-channel communications and makes our products and processes more attractive for a larger target market. See “— Sales and Marketing.”

Recent Acquisitions
Pending Acquisitions
In March 2021, Zenvia Brazil entered into certain purchase agreements for the direct and indirect acquisition of 100% of the share capital of D1. D1 is a platform that connects different data sources to enable a single customer view layer, allowing the creation of multichannel communications, generation of variable documents, authenticated message delivery and contextualized conversational experiences.
Upon consummation of the D1 Acquisition, we will also become indirect holders of 100% of the share capital of Smarkio, a wholly-owned subsidiary of D1 and a cloud-based company that combines an automated marketing platform through chatbots with a platform for creating, integrating and processing conversational interfaces that can be used by developers and business users.
The D1 Acquisition is subject to the satisfaction or waiver of certain closing conditions set forth in the definitive agreements governing this transaction, including the consummation of this offering. To the extent these conditions are not satisfied or waived or to the extent we do not consummate this offering, we may not complete the D1 Acquisition. See “Risk Factors—Certain Risks Relating to Our Business and Industry—We may pursue strategic acquisitions or investments which may divert our management’s attention and result in reduced cash levels, increased indebtedness or dilution to our shareholders. The failure of an acquisition or investment to produce the anticipated results, the failure to consummate a pending acquisition

(including the D1 Acquisition), or the inability to integrate an acquired company fully, could adversely affect our business.” For further information regarding the D1 Acquisition, see “Presentation of Financial and Other Information—D1 Acquisition, Sirena Acquisition and Related Financial Statements.”
We plan to use US$62 million (equivalent to R$312 million using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021) from the proceeds of this offering to pay the consideration payable in cash to acquire D1. See “Use of Proceeds.”
Consummated Acquisitions
On July 24, 2020, Zenvia Brazil entered into a certain share purchase and sale agreement to purchase 100% of the shares of Sirena, a startup founded in 2014 that offers communication solutions for sales teams via WhatsApp. This acquisition is in line with our strategy to expand into other Latin American regions. The transaction was consummated on July 24, 2020, and Zenvia Brazil began to consolidate Sirena’s results of operations as of that date. For further information regarding the Sirena Acquisition, see “Presentation of Financial and Other Information—D1 Acquisition, Sirena Acquisition and Related Financial Statements.”
On February 1, 2020, Zenvia Brazil entered into an asset acquisition agreement to acquire Omnize’s customer service platform from Omnize Software Ltda. The purchase price amounted to R$4 million. This acquisition is in line with our strategy to add features to our platform, which permitted the creation of Zenvia Chat, our customer service software. The transaction was consummated on February 1, 2020.
On March 1, 2019, Zenvia Brazil entered into a share purchase agreement to acquire 100% of the equity interest of Total Voice, a cloud-based platform provider that allows businesses to add real-time voice and telephone capabilities (such as conference calling, voice messages, Interactive Voice Response (IVR), 2-Factor Authentication (2FA), SIP trunking and masked numbers) to business applications by deploying application programming interfaces (APIs), enabling great flexibility and incremental adoption of these capabilities on a pay-as-you-go basis. The purchase price was divided into an initial payment and an earnout payment. The purchase price paid at closing amounted to R$2,015 thousand on closing date. Following the acquisition, the former shareholders that remained with the company were subject to additional compensation of R$14,291 thousand payable in monthly installments in 2021, calculated based on the contribution margins generated by our voice solutions for the period of time set forth under the share purchase agreement and based on certain conditions, including their continued employment with the company. This acquisition is in line with our strategy to add features to our platform. The transaction was consummated on March 1, 2019.
Our Technology
Our technology is based on a multi-layered communications platform:
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Solutions layer:   a full suite of communications solutions, such as customer service, marketing and sales teams communications, that leverage our tools and communication channels to provide end-to-end use cases. These solutions provide business users the ability to fully manage communications throughout the end-consumer journey.

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CX Insights layer:   provides recommendations for customer journey improvements based on data and use cases, enabling businesses to enhance their end-consumer experiences.

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Single Customer View layer:   maps and correlates end-consumer data, providing an individual historical view of the customer journey that enables the ability to trigger and contextualize communications.

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Tools layer:   allows implementation of business rules, communication flows and integration connections across multiple channels. This layer acts as a set of building blocks that can be combined to build a variety of use cases.

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Channels layer:   manages a complex third-party network of connections and agreements with providers, such as carriers, messaging apps and social networks that allows communications to reach an end-consumer device. This layer includes the monitoring of provider performance for quality, service and features. We also seek to ensure that our platform is as resilient as possible to network service provider outages or service disruptions.
Our Business Model and Our Communications Platform
The following chart summarizes our business model, communications platform (including channels and tools), use cases and business relationships with sales channel partners.

ATTRACT
CONVERT
SERVE
NURTURE
SALES TEAM
CUSTOMER SERVICE
CAMPAIGN
CX COMM SOLUTIONS
ENGAGEMENT
CONNECTORS
API
AUTH
FLOW
BOT
CX COMM TOOLS
JOURNEY
INSIGHTS
SINGLE CUSTOMER
DOCUMENT
PARTNERS
SMS
CX COMM CHANNELS
RCS
WHATSAPP
VOICE
EMAIL
WEBCHAT
MESSENGER
DISCOVER
BUY
USE
ENGAGE

Our communications platform empowers businesses of all sizes to create, scale and improve communications through a variety of communication channels. The solutions we offer range from basic APIs to full communication solutions, focused on providing an ideal fit for business requirements based on each use case and industry.
Businesses use our platform to interact with their end-consumers on communication channels such as SMS, voice and IP-based messaging service products (such as WhatsApp) and use our tools to automate, integrate and manage communications for multiple use cases across these channels. For example, some businesses use our visual builder — a tool that enables businesses to draw conversational flows or automation flow through a visual “non-code” interface — to design communication flows, such as chatbots or automated campaigns, without any need for coding skills. Other businesses adopt our communication solutions to manage marketing, customer services or sales teams’ communications.
Our platform, combined with our business model, empowers innovators within every business, by encouraging them to be autonomous and improve to evolve their end-consumer journey without upfront payments and complex systems implementation and integration. We may give businesses free access to our platform for a trial period to allow them test their use cases prior to entering into a contract with us. We continue to improve our average sales cycle (which consists on the period of time starting from our first active interaction with a prospective client until such client enters into a contract with us) and expedite the adoption of our solutions by customers. Our average overall sales cycle was 14 days in the first quarter of 2021, compared to 19 days in 2020 and 37 days in 2019. For small- and medium-sized companies, our average sales cycle was 7 days in the first quarter of 2021, compared to 11 days (small-sized companies) and 14 days (medium-sized companies) in 2020 and 15 days (small-sized companies) and 33 days (medium-sized companies) in 2019. For large companies, we also experienced considerable improvement in terms of average sales cycle from 63 days in 2019 to 30 days in 2020 and 39 days in the first quarter of 2021. We believe our frictionless sales process strategy for smaller businesses increases our conversion rate when compared to our competitors as most of them need a salesperson available for every customer contact and we do not. We believe we are well-positioned to continue our accelerated growth while maintaining a low cost of acquisition, based on our “self-service” platform, i.e., customers can directly acquire and use our services without interaction with our sales or support team, which allows sales channel partners to integrate some of our platform capabilities in their software to improve the offering of their products together with our cross-selling opportunities.
Our business model is based primarily on interactions volume, which means our revenues scale as our customers increase their usage of our platform, while just a small share of our revenues are derived from subscriptions and project implementation services. As businesses increasingly adopt our platform with new use cases or for other aspects of their business, we have increased revenues and customer retention levels, resulting in a net revenue expansion rate of 109.3% and 112.8% year-over-year as of March 31, 2021 and December 31, 2020 (or 118.0% and 119.7% giving pro forma effect to the Sirena Acquisition and the D1 Acquisition), compared to a net revenue expansion rate of 117.1% and 116.8% year-over-year as of December 31, 2019 and 2018, respectively.
For a detailed description of the products we offer our customers, see “— Our Products.”
Our Products
We offer three main categories of products — communication channels, communication tools and communication solutions — that allow businesses to better interact with their end-consumers.
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Communication channels include all communication channels that can be used for businesses to engage or interact with their customers, such as SMS, Voice, WhatsApp, Facebook Messenger, Instagram, RCS and video, which we deliver as APIs in order for businesses to integrate such communication channels using their own communication software or one of our proprietary SaaS communication solutions.

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Communication tools include communication flow builders, APIs and software development kits (SDKs) that can improve the customer communication experience and operational efficiency through chatbots, authentication, secure payment, brand verification and automation. Similar to our communication channels products, these communication tools are made to be easily integrated with the IT stack of our customers.

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Communication solutions include SaaS for communication between businesses and end-consumers, such as campaign manager for marketing teams, customer support for support teams, sales CRM for sales teams and chat for on-boarding and operational teams. All products from our communication channels and communication tools can be easily deployed within our SaaS communication solutions.

We also offer our proprietary CX communications platform products, currently consisting of Zenvia Flow, Zenvia Chat, Zenvia Messenger and Sirena, all of which are designed as automated and/or integrated solutions.
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Zenvia Flow is a visual flow builder that allows our customers to create communication and/or automation flows that more efficiently serve their end-consumers. Zenvia Flow also stores the information received from end-consumers as a response to the flow or automation and connect through any other Zenvia channel or APIs. The visual structure of Zenvia Flow simplifies the development of solutions, facilitating the integration between systems and channels.

•
Main functionalities:   Creation of communications flow, ready to use chatbot templates to unlimited users, IVR features, phone tree setup, chatbot personalization, chatbot analytics and API integration.

•
Zenvia Chat is a customer service platform that manages different communication channels in a single environment, in addition to ensuring a managerial view with panels and reports to administrators. With omnichannel services, Zenvia Chat increases productivity for customer service and support teams, enabling them to offer the best experience for their end customers.

•
Main functionalities:   Single interface regardless of the communication channel, multi-channel (e.g., SMS, web chat, e-mail, Voice, Whatsapp, Facebook Messenger, Instagram, Telegram and Mercado Livre Chat), analytics, user history, team segmentation into departments and integration with third-party systems.

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Zenvia Message is a campaign manager to trigger voice calls and SMS and WhatsApp messages, allowing quick and personalized messages, messaging with variables, such as text, image, url, gif, and video content, and tracking of campaign results through reports.

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Main functionalities:   Single interface notification system, multiple communications channels (SMS, Whatsapp and Voice), automation/scheduling, sending attachments and personalized content.

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Sirena is a solution for sales teams to communicate with customers through WhatsApp in a unified way without using their personal WhatsApp accounts. With the possibility of integrating with Facebook Messenger and Instagram and connecting with third-party CRMs, Sirena assists with organizing sales teams on WhatsApp and improving customer experience during sales processes.

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Main functionalities:   WhatsApp shared inboxes (both collaborative and portfolio), Sirena bots enable businesses to activate plug and play automations, WhatsApp templates management, broadcast messages (up to 500 per day), automatic client distribution based on team rules, activity dashboards, API access for platform interoperability (api.getsirena.com), custom tags and close reasons and marketplace integrations to lead generation tools and other business systems.

Research and Development
Our research and development efforts are focused on enhancing our existing products and developing new products and on ensuring that our platform is resilient and available to our customers at any time.
Our research and development department is built around small development teams. Our small development are autonomous and allow us to be more agile, which enables us to develop new, innovative products and make rapid changes to our infrastructure that increase resiliency and operational efficiency. Our development teams designed, built and continue to expand our communications platform which enables our customers to solve communication business problems in the customer experience journey and allows developers to embed communications channels into their applications. As of March 31, 2021, we had 44 employees (110 employees after giving effect to the expected consummation of the D1 Acquisition) working on our research and development efforts. We intend to continue to invest in our research and development capabilities to extend our platform and bring the power of contextual communications and the simplification of complex communication problems in the end customer journey to a broader range of applications, geographies and customers.
Our Customers
Our platform is suitable for clients of different sizes and we provide our services to small, medium and enterprise clients.
We add value to small companies by facilitating access to technologies that are generally only accessible to large corporations with extensive IT capabilities. We were responsible for giving mass market appeal to corporate SMS communication in Brazil, creating an offer of easy access and use services for small customers. This expertise is also being replicated for other products with simple processes of acquisition, implementation and use. Our customers can expand their use of our platform and increase its usage by themselves or requiring only quick training by our support team.
For medium and large clients, in addition to the same organic land and expand process implemented for the small ones, we added other automated solutions, involving a more consultative sales processes that allows us to deepen our understanding of the customer’s needs and propose the best solution.
Our client base is large and we have clients across a broad range of industries and of all sizes (small, medium and large companies; considering the number of employees). Our 10 largest clients represented 33.5%, 33.1%, 34.2% and 37.0% of our revenue in the three months ended March 31, 2021 and the years ended

December 31, 2020, 2019 and 2018, respectively. For more information, see “Risk Factors — Certain Risks Relating to Our Business and Industry — A significant portion of our revenue is currently concentrated on our outlier customers and an economic slowdown affecting these customers could lead to decreased demand for our products and services, which could adversely affect us.”
Sales and Marketing
Our sales and marketing teams work together to promote awareness and adoption of our platform, accelerate customer acquisition and generate revenue from them.
Our go-to-market model is mainly focused on understanding and meeting the digital communication needs of the our customers’ business departments.
This work involves the process of raising market awareness of business needs or problems that our platform helps to solve and then a process that accelerates the acquisition of customers with inbound and outbound marketing actions supported by a sales process that uses a sales machine methodology from Winning by Design. To complement, we constantly develop processes, tools and agile methods to accelerate the adoption of our solutions by customers.
We have a strong direct sales channel using inbound marketing and our inside sales teams to acquire new customers with sales machine methodology. For large businesses and part of medium businesses, we use inbound marketing and also use outbound marketing with account based marketing strategies and an account manager team. These teams are divided into account executives for new business (previously called hunters) and account executives for base customers (previously called farmers or sales development team).
We have also recently started to reach the developer audience. Once developers are introduced to our platform, we provide them with a low-friction trial experience. By accessing our easy-to-configure APIs, extensive self-service documentation and customer support team, developers can build our products into their applications and then test such applications through free trials. Once they decide to use our products beyond the initial free trial period, customers provide their credit card information and only pay for the actual usage of our products, and can also have a postpaid plan or recommend our products to their customers.
Our recently launched self-serve pricing matrix is publicly available and it allows customers to receive automatic tiered discounts as their usage of our products increases. As customers’ use of our products increases, some may enter into negotiated contracts with terms that dictate pricing. Our “self-service” model has reached potential customers and existing customers of all sizes.
In the last two years, after our rollout of our “self-service” model for the purchase of SMS, we attained the largest number of customers and we intend to expand other offerings.
As customers expand their use of our platform, our relationship with them often evolves to include key users and business leaders in their businesses. When our customers reach a certain level of spending with us, they are served by an account manager and/or the customer success team to guarantee customer satisfaction and encourage them to increase the use of our products.
When potential customers do not have the available developer resources to build their own applications, we refer them to our VAR, who are able to sell and implement our products for such customers. The VAR program is part of our Indirect Sales Channel strategy to reach customers that need advanced solutions as flows, chatbots and consultancy, training to implement business strategies and our products. Beyond this program we have an Alliance program to reach SaaS companies that need our products to complement their solutions. The Alliances program allows software companies to seamlessly integrate their solutions with ours and recommend Zenvia as a communication platform partner.
Customer Support
The mission of our customer support team is to address customer concerns and ensure customer satisfaction. We achieve this through our team of motivated people, that we train to provide customer service with empathy and a positive attitude. In addition, we seek to offer ways for customers to have more autonomy to use our products and solutions and to manage them efficiently and independently. Finally, we seek to interact and respond to customer queries with agility, speed and quality, generating a positive experience for our customers. In order to achieve this, we provide them with multiple communication channels to interact with us (by phone, chat on-line, e-mail, chatbots and WhatsApp). We also divide our support according to the client’s category and respond to requests based on category and incident severity. Our support model is national with 12x5 coverage (available from Monday to Friday from 8 a.m. to 8 p.m. (BRT GMT-3), with a Level 1 team that is responsible for addressing general tickets with medium and low complexity and a Level 2 (technical team) divided into squads, with experts for each product line. Currently, we are starting operations in Mexico, with a local office and support team to guarantee a better communication and relationship with customers located in Mexico.
In addition, we are working to provide a self-service experience: improving our developers webpage (with new articles, clear and complete documentation about our API´s and with a user friendly testing environment for our solutions); and creating a web interface, so that our customers can manage financial and registration data and use of our services.
For 2021, as we seek to further differentiate our service, ensuring faster SLAs and continuous and proactive monitoring of our solutions, we are expanding our operations to offer 24/7 support for an additional cost. In addition, we intend to fully integrate all of our operations and new acquisitions. See “Risk Factors — Certain Risks Relating to Our Business and Industry — We may pursue strategic acquisitions or investments which may divert our management’s attention and result in reduced cash levels, increased indebtedness or dilution to our shareholders. The failure of an acquisition or investment to produce the anticipated results, the failure to consummate a pending acquisition (including the D1 Acquisition) or the inability to integrate an acquired company fully, could adversely affect our business.”
Moreover, we recently acquired Sirena. We are working to complete the integration of Sirena by the end of the first half of 2021. The Sirena team offers effective and fast support service through valuable interactions. Our vision is aligned with what is known as “an effortless experience” where we put systems in place to allow customers to help themselves first. We engineer the customer experience to reduce the need to interact with a person, relying on bots, help articles and tutorials. For users that still need our help or for reporting bugs and incidents, we offer support through an in-app chat and via email from Monday to Friday from 8 a.m. to 7 p.m. (ARG GMT-3) and Saturdays from 9 a.m to 3 p.m. (ARG GMT-3). The customer base of Sirena is categorized according to user types and plans. Plans for 2021 include implementing new methodologies to provide greater customer self service.
Competition
The market for cloud communications is rapidly evolving and increasingly competitive. We believe that the principal competitive factors in our market are:
•
completeness of offering;

•
credibility with business analysts and leaderships from companies

•
credibility with developers;

•
ease of integration and programmability;

•
product features;

•
low cost of adoption our products

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fast use and fast results with our products and services

•
platform scalability, reliability, security and performance;

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brand awareness and reputation;

•
the strength of sales and marketing efforts;

•
customer support; and

•
the cost of deploying and using our products.

Some of our current and future competitors may have greater financial, technical and other resources, greater name recognition, larger sales and marketing budgets and larger intellectual property portfolios. As a result, certain of our current and future competitors may be able to respond more quickly and effectively to new opportunities, technologies and standards or changing customer requirements. In addition, some competitors may offer products or services that serve one or a limited number of functions at lower prices, with greater coverage than our products or geographies where we do not operate. With the introduction of new products and services and new market participants, we expect competition to intensify in the future. In addition, as we expand the scope of our platform, we may face additional competition.
Considering only CPaaS players, our main competitors are Infobip, Sinch (which acquired the Brazilian companies TWW and Wavy, with operations in Brazil and other Latin American countries), Twilio and MessageBird.
Global players, such as Zendesk and Salesforce, in addition to local players, such as Take (Brazil) and Yalo (Mexico), may be considered as our competitors in the CX communications platform market.
Intellectual Property
We rely on patents, copyrights and a number of registered and unregistered trademarks in Brazil and other jurisdictions to protect our proprietary technology.
As of the date of this prospectus, Zenvia Brazil has 15 trademark registration processes in Brazil, of which 14 are in force and one is in progress. Zenvia Brazil is also the holder of 75 Brazilian national domains, all registered at Registro.br and GoDaddy. In addition to the trademark registration processes owned by Zenvia Brazil, there are also 13 trademark registration processes in force in Brazil owned by our Brazilian subsidiaries (27 trademark registration processes, after giving effect to the expected consummation of the D1 Acquisition) as well as a trademark registration in Argentina owned by Sirena.
Despite our efforts to protect our technology and proprietary rights through intellectual property rights, licenses and other contractual protections, unauthorized parties may still copy or otherwise obtain and use our software and other technology. In addition, we intend to continue to expand our operations internationally, and effective intellectual property, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Further, companies in the communications and technology industries may own large numbers of patents, copyrights and trademarks and may frequently threaten litigation, or file suit against us based on allegations of infringement or other violations of intellectual property rights. We are currently subject to allegations that we have infringed the intellectual property rights of third parties, including our competitors.
Properties
Our principal executive office is located in the city of São Paulo, in the state of São Paulo, Brazil. In addition to our headquarters, we also have representative offices in Delaware, United States, Mexico City, Mexico and Buenos Aires, Argentina.
On March 1, 2015, we entered into a lease agreement, which was amended on March 30, 2016 and July 1, 2018, for approximately 910 square meters of office space at Avenida Paulista, 2300, Suites 182 and 184, CEP 01310-300, in the city of São Paulo, state of São Paulo, Brazil. This lease is valid from March 30, 2015 to June 30, 2023 and not subject to automatic renewal. Pursuant to the lease, monthly lease payments consist of R$86,455.70. We secured our lease obligation with a letter of credit in the amount of three times the monthly lease payment.
We lease all of our facilities and do not own any real property. We intend to procure additional space in the future as we continue to add employees and expand geographically. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Human Resources
As of March 31, 2021, we had 491 employees (715 employees, after giving effect to the expected consummation of the D1 Acquisition), of which 400 were based in Brazil (624 employees, after giving effect to the expected consummation of the D1 Acquisition), 67 were based in Argentina, 13 were based in Mexico and 11 were based in the United States.
As of December 31, 2020, 2019 and 2018, we had 470, 226 and 164 full-time employees, respectively. We also engage third-party consultants as needed to support our operations. The table below breaks down our full-time personnel by category of activity as of March 31, 2021.
Activity	Number of Employees as of March 31, 2021	% of Total
Technology	214	29.9%
Sales / Customer Experience	235	32.9%
Product / Marketing	160	22.4%
Financial / Legal	84	11.8%
Human Resources	22	3.1%
Total	715	100.0%
We also engage third-party consultants as needed to support our operations.
Our employees in Brazil are affiliated with the Rio de Grande Sul State processing data workers union (Sindicato dos Trabalhadores de Processamento de Dados do Estado do Rio Grande do Sul) and the São Paulo State processing data workers union (Sindicato dos Trabalhadores de Processamento de Dados do Estado de São Paulo). We believe we have a constructive relationship with these unions and we have not experienced any strikes, work stoppages or disputes leading to any form of downtime from our employees.
Regulatory Matters
Impacts of the enforcement of Law No. 13,709/2018 (Lei Geral de Proteção de Dados Pessoais), or LGPD, to our products and platform and our business model
Our activities are mainly focused on the provision of a CX communications platform, by which our clients can distribute information, collect survey’s results and perform double factor authentication via instant messages on various communication platforms, such as SMS and social media. The use of such communication platforms implies the processing of the users’ personal data available in such platform, which shall be limited to the necessary data required for the provision of services.
The nature of our business exposes us to risks related to possible shortcomings in data protection. Any undue processing or unauthorized disclosure of personally identifiable information, whether through breach of our network by an unauthorized party, employee theft, misuse or error or otherwise, could harm our reputation, impair our ability to attract and retain our customers, or subject us to claims or litigation arising from damages suffered by individuals.
Law No. 13,709/2018 (Lei Geral de Proteção de Dados Pessoais), or LGPD, was enacted to regulate the processing of personal data in Brazil. The LGPD establishes a new legislation to be observed by individuals or public or private companies in operations involving processing of personal data in Brazil and provides for, among others, the rights of holders of personal data, the legal bases applicable to the processing of personal data, the requisites to obtain consent, the obligations and requisites related to security incidents and leakages and transfers of data, either Brazilian or international, as well as the creation of the National Authority for Data Protection, or ANPD, responsible for the inspection, promotion, disclosure, regulation, establishment of guidelines and application of the law.
Further, Law No. 14,010/2020 was approved in the context of the COVID-19 pandemic, and among other measures postponed the application of the administrative sanctions set out in the LGPD to August 1, 2021. In case of noncompliance with the LGPD, we can be subject to administrative sanctions applicable by the ANPD, from August 1, 2021 onwards, on isolated or cumulative basis, of warning, obligation to disclose incidents; temporary blocking and/or elimination of personal data related to the infraction; simple fine of up to 2% of our revenue, or revenue of the group or conglomerate in Brazil for the last fiscal year, excluding taxes, up to the global amount of R$50 million per infraction; daily fine, up to the aforesaid global limit; suspension of the operation of the database related to the infraction for the maximum period of six months, which can be extended for an equal period, up to the regularization of the processing by the controlling shareholder; suspension of activities related to processing of personal data related to the infraction for a period of six months, which can be extended for an equal period; and partial or total prohibition to exercise activities related to data processing.
The fact that the administrative sanctions of the LGPD will be applicable by the ANPD only in August 2021 does not prevent the imposition of administrative sanctions set forth by other laws that address issues related to data privacy and protection, such as the Brazilian Code of Consumer Defense and the Brazilian Civil Rights Framework for the Internet. These administrative sanctions can be applied by other public authorities, such as the Attorney General’s Office and consumer protection agencies. We can also be held liable at the civil sphere for violation of these laws.
In addition to the administrative sanctions, due to the noncompliance with the obligations established by the LGPD, we can be held liable for individual or collective material damages, and non-material damages caused to holders of personal data, including when caused by service providers or sales channel partners that serve as operators of personal data on our behalf.
Legal and Administrative Proceedings
From time to time, we may be subject to legal and administrative proceedings and claims in the ordinary course of business. We have received, and may in the future continue to receive, claims from third parties. Future litigation may be necessary to defend ourselves, our sales channel partners and our customers by determining the scope, enforceability and validity of third-party proprietary rights, or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.
We recognize provisions for legal proceedings in our consolidated financial statements when (i) it is probable that an outflow of resources will be required to settle the claim and (ii) a reliable estimate can be made of the amount of the obligation. The assessment of the likelihood of loss includes analysis by our management, with the support of internal and external counsel, of available evidence, the hierarchy of laws, available case law, recent court rulings and their relevance in the legal system. Our provisions for probable losses arising from these matters are estimated and periodically adjusted by our management.
As of March 31, 2021, we recorded provisions in connection with legal and administrative proceedings based on probable loss in an aggregate amount of R$32,599 thousand. However, legal and administrative proceedings are inherently unpredictable and subject to significant uncertainties. If one or more cases result in a judgment against us in any reporting period for amounts that exceed our management’s expectations, the impact on our operating results or financial condition for that reporting period could be material. See “Risk Factors — Risks Relating to Our Business and Industry — The costs and effects of pending and future litigation, investigations or similar matters, or adverse facts and developments related thereto, could materially affect our business, financial position and results of operations.”
Tax Proceedings
As of March 31, 2021, we were party to 10 tax proceedings. In general, the main claims sought in these proceedings relate to (i) the disallowance of ISS tax as part of our basis for calculation of PIS/COFINS tax contributions, (ii) ISS tax assessment on our commercialization and sale of value added services regarding the integration between network service providers and our clients for SMS message traffic for which we have recorded a provision of R$31,336 thousand, and (iii) administrative claims in the amount of approximately R$32,000 thousand related to a fine imposed by the Brazilian federal tax authority for failure to pay income taxes on capital gain from our acquisition of Kanon Serviços em Tecnologia da Informação Ltda.

from Spring Mobile Solutions Inc., or Spring, for which we have not recorded a provision as the chance of loss under this proceeding was not considered probable.
Administrative Proceedings
As of March 31, 2021, we were party as plaintiffs to three administrative proceedings for which we have not recorded a provision. Those proceedings were initiated in August 2020 before ANATEL against tier 1 network service providers. In general, the main claims we seek in these proceedings relate to our requests for the establishment of standardized prices for SMS messages and adoption of telecommunication sector monetary inflation indexes for monetary adjustments going forward (rather than the adoption of broader inflation indexes). See “Risk Factors—Certain Risks Relating to Our Business and Industry—If we cannot pass fee increases from network service providers or developers of IP-based messaging services to our customers, our operating margins may decline” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Macroeconomic Environment.”
Material Contracts
On September 17, 2019, our subsidiary, MKMB Soluções Tecnológicas Ltda., or MKMB, entered into an agreement with Facebook, Inc., or Facebook, for Facebook to provide us with the WhatsApp Business Solution, which we, in turn, offer to our business customers. Pursuant to the terms of the agreement and depending on the number of messages sent to or from countries and regions, we pay certain fees, including taxes and levies, according to a price list established by Facebook. The agreement is valid for an indeterminate period of time, unless either party terminates the agreement upon 30 days’ prior written notice in accordance with its terms.
On November 23, 2017, we entered into an agreement with Claro S.A., or Claro, for Claro to provide us with SMS services. We pay a monthly subscription fee based on the SMS message bundling allowance plus a fixed charge per SMS message over the allowance. The agreement is valid for a period of one year from its date of execution and subject to automatic renewal for the same period of time, unless either party provides 30 days’ prior written notice of the intention to not seek renewal.
On November 14, 2019, we entered into an agreement with Oi Móvel S.A., or Oi, for Oi to provide us with SMS services. The agreement is valid until December 31, 2020 and subject to automatic renewal for periods of twelve months, unless either party provides 30 days’ prior written notice of the intention to not seek renewal. We may terminate the SMS services agreement at any time with 60 days’ prior written notice, subject to the payment of penalties. On January 7, 2020, we entered into an agreement with Oi for Oi to provide us with technology management services related to SMS messages. The agreement is valid until December 31, 2020 and not subject to automatic renewal. We may terminate the technology management services agreement at any time, subject to the payment of penalties. We pay a fixed monthly subscription fee for the services based on the SMS message bundling allowance plus a fixed charge per SMS message over the allowance. On January 7, 2020, we amended both agreements to reflect a revised SMS message bundling allowance plus a fixed charge per SMS message over the allowance as the basis for the fixed monthly subscription fee. Notwithstanding the foregoing, on November 11, 2020, we entered into an agreement with Oi to purchase in advance 900 million SMS messages, to be used by no later than May 13, 2021, at prices more favorable to us than the prices established in the pricing table previously in effect. This purchase suspended the monthly subscription fee referred to above until May 13, 2021. On April 7, 2021, we entered into a second agreement with Oi purchasing 1.8 billion SMS messages in advance (to be used by no later than May 3, 2022) at prices more favorable to us than the prices established in the pricing table previously in effect.
On April 1, 2020, we entered into an agreement with Telefonica Brasil S.A., or Vivo, for Vivo to provide us with SMS services. We pay a fixed monthly subscription fee based on the SMS message bundling allowance plus a fixed charge per SMS message over the allowance. The agreement is valid until March 31, 2022, unless either party terminates the agreement upon 30 days’ prior written notice in accordance with its terms, and may be renewed upon the execution of an amendment by both parties.
On July 21, 2020, we entered into an agreement with Tim S.A., or TIM, for TIM to provide us with SMS services. We pay a fixed monthly subscription fee based on the SMS message bundling allowance plus a fixed charge per SMS message over the allowance. The agreement is valid until June 14, 2021, unless either party terminates the agreement upon 60 days’ prior written notice in accordance with its terms, and may be renewed upon the execution of an amendment by both parties.
Industry
Communication is critical for the operation and innovation of businesses of all sizes
With unprecedented customer dependence on smartphones and the proliferation of mobile applications, communications have become a major focus for businesses of all sizes. As a result, businesses are integrating mission-critical communications functions in their products and services. In order to provide real-time value to their end-consumers across a myriad of devices, businesses are seeking to effectively operate and innovate to create a “connected” experience.
Ability of businesses to differentiate themselves has driven competition
The ability for businesses to differentiate themselves from competitors has been driving growth across different economic sectors. In order for businesses to continue to be competitive, they need to continue to develop their software development capabilities to allow them to build applications that address their end-consumers’ needs.
Communication is transforming interactions between businesses and their end-consumers
Mobile channels connections between businesses and their end-consumers has been at the forefront of change in the way businesses communicate with their end-consumers and there is a need for a more comprehensive platform to manage such communications.
In addition, the ongoing transformation of the communications industry is demonstrated by the expected change in the mix of services provided by CPaaS companies, which is one of our target markets. According to Juniper Research’s “2020 CPAAS Future Market Outlook — Emerging Opportunities — 2020-2025 — Deep dive Data & Forecasting” study, the CPaaS global market landscape is expected to change over the next five years as a result of the diversification of services offered. Although SMS revenue from CPaaS platforms is expected to grow 21.8% on average annually, it is expected to account only for approximately 70.5% of total CPaaS revenue by 2025, compared to 95.9% of total CPaaS revenue in 2020. These number represents that although and SMS and Application-to-Person (A2P) maybe be perceived as legacy strategies, they will potentially be the platform to leverage and catapult new technologies and strategies across markets.
Our Market Opportunity
We continue to expand in Latin America and this market represents an important area of growth and TAM going forward
Our CX communication platform addresses multiple markets. One of our target markets is CPaaS. We are the only representative vendor in the 2020 Gartner Market Guide for Communications Platform as a Service headquartered in Latin America.* For Gartner disclaimer, see “Presentation of Financial and Other Information—Market Information.” We have a large CPaaS TAM, in Latin America, amounting to US$659.6 million in 2020, and our industry is expected to experience average annual growth in TAM of 34.6% a year as from 2020 and reach US$2.16 billion by 2024, according to IDC’s estimates. Our experience with customers of various sizes and segments also points to great demand for marketing campaign tools that can leverage SMS, RCS, e-mail and other digital channels, so we believe in the potential of multichannel Marketing Campaign Management (MCM) market also as a target market for our solutions. According to IDC estimates, the MCM TAM, in Latin America, amounted to US$1.54 billion in 2020, and this industry is expected to experience average annual growth in TAM of 4.1% a year from 2020 and reach US$1.80 billion by 2024. Our roots in Latin America allow us to understand its complexities and opportunities, to identify the right combination of technologies, sales channel efficiency and go-to-market strategy and to lead the customer experience transformation in the region. On July 24, 2020, in line with our strategy to expand our platform in Latin America, we acquired Sirena, a startup founded in 2014 that offers communication solutions for sales teams via WhatsApp in countries such as Argentina and Mexico. Also, upon consummation of the D1 Acquisition, we expect to expand our Latin America addressable market by adding a multichannel engagement solution and multiple tools to our CX communication platform such as single customer view, journey builder, documents (e.g., invoices, utilities bills, insurance policies) composition and delivery of transaction documents through multiple channels, which are considered part of the Customer Communications Management, or CCM, market. According to IDC estimates, the CCM TAM in Latin America amounted to US$115.6 million in 2020, and this industry is expected to experience average annual growth in TAM of 5.6% a year from 2020 and reach US$143.9 million by 2024. For further information about the Sirena Acquisition and the D1 Acquisition, see “Presentation of Financial and Other Information—D1 Acquisition, Sirena Acquisition and Related Financial Statements” and “Risk Factors—Certain Risks Relating to Our Business and Industry—We may pursue strategic acquisitions or investments which may divert our management’s attention and result in reduced cash levels, increased indebtedness or dilution to our shareholders. The failure of an acquisition or investment to produce the anticipated results, the failure to consummate a pending acquisition (including the D1 Acquisition) or the inability to integrate an acquired company fully, could adversely affect our business.” The following chart represents the total addressable market in Latin America for CPaaS, MCM and CCM for the periods indicated below:
We believe the Latin American market has significant growth potential as it is in the early stage of digital transformation and the adoption of technology. For example, current business spending on information technology in Latin America remains relatively low compared to spending in developed markets (1.9% in Latin America compared to 4.1% in the United States in terms of percentage of GDP as of 2019, according to data from ABES and the World Bank). Additionally, the ongoing COVID-19 pandemic has highlighted the need for businesses to transform their end-consumer journey by implementing digital platforms and solutions to mitigate disruptions and maintain direct relationships with end-consumers. Accordingly, we believe that the expected recovery of the Latin American economy, coupled with the expectation of pro-business reforms in certain countries of the region, will create opportunities for strategic investments in the private sector, generating an increase in demand for digital solutions, and we believe we are well-positioned to be at the forefront of meeting this increase in demand.
Considering one of our target markets, which includes, but is not limited to the markets mentioned in the chart above, the CPaaS market was negatively impacted by the virtual halt of economic activity in many countries across Europe and North America. However, CPaaS is a digital platform and the creation of applications has been sustained by remote workers. While many companies have shuttered their brick-and-mortar locations, they still depend on digital infrastructure to engage with customers. The IDC reported the market slowed down slightly in 2020, as a result of the economic and social impact of the COVID-19 pandemic. However, growth will resume in 2021, as companies redouble their digital outreach in late 2020 and into 2021.

IDC is forecasting that, post-COVID-19, most large enterprises will conduct most of their business on digital platforms. Companies that are not in the midst of digital transformation are at risk of, at worst, extinction or, at best, falling behind.
“CPaaS will be in integral aspect of customer engagement for enterprises over the next five years, providing the foundation for innovative differentiation,” according to Courtney Munroe, research vice president, Worldwide Telecommunications Research at IDC.
Legacy approach will be insufficient
The COVID-19 pandemic brought some unprecedented challenges which have led to wholesale changes inside businesses across most aspects of their businesses. Digital operations have been significantly impacted and businesses are expected to leverage their developers to lead a CX communications platform-driven digital transformation to be able to survive the impacts of the pandemic.
CPaaS market in 2020 is being led by legacy SMS and A2P services. They are simple to deploy, provide a fast return on investment, and fulfill easy-to-understand use cases — such as appointment reminders and service renewals, which make them the preferable entry point of new clients and businesses that are implement such services during the pandemic. However, as businesses master foundational CPaaS, their development teams advance to richer capabilities such as messaging apps (led by WhatsApp, along with WeChat and Apple Business Chat), omnichannel, video, enhanced security (such as biometrics) and payments. Most of the growth of the next year on the CPaaS industry will come from these new richer capabilities and pioneers should have advantage on this environment.

MANAGEMENT
We are currently reviewing the composition of our board of directors, our committees and our corporate governance practices in light of this offering and applicable requirements of the SEC and the Nasdaq. In subsequent filings with the SEC, we will update any relevant disclosure herein as appropriate.
Upon the consummation of this offering, we will be managed by our board of directors and by our senior management, pursuant to our Articles of Association and the Cayman Islands Companies Act (as amended).
Board of Directors
We are managed by our board of directors. Our Articles of Association provide that, unless otherwise determined by an ordinary resolution of shareholders, the board of directors will be composed of four (4) to nine (9) directors, with the number being determined by a majority of the directors then in office. See “Description of Share Capital” for further information.
Upon the consummation of this offering, our board of directors will be composed of six members. Each director holds office for the term, if any, fixed by the shareholders or board of directors that appoints such director, or, if no term is fixed on the appointment of the director, until the earlier of his death, resignation or removal. Our directors do not have a retirement age requirement under our Articles of Association.
The table set forth below presents the name, age and title of the current members and director nominees of our board of directors:
Name	Age	Position
Cassio Bobsin	40	Chairman
Jorge Steffens	55	Board member
Carlos Henrique Testolini	58	Board member
Eduardo Aspesi†	61	Board member
Piero Lara Rosatelli*	35	Board member
Ana Dolores Moura Carneiro de Novaes†*	59	Director Nominee
Fernando Jorge Wosniak Steler**	43	Director Nominee

†
Member of our audit committee.

*
Nomination to be effected upon consummation of the offering.

**
Nomination to be effected upon consummation of the D1 Acquisition.

The following is a summary of the professional experience of our current directors and director nominees. Unless otherwise indicated, the current business addresses of all members of our board of directors is Avenida Paulista, No. 2300, 18th Floor, 01310-300 São Paulo, São Paulo, Brazil.
Cassio Bobsin. Mr. Bobsin is our founder, chairman of our board of directors and our chief executive officer. He is the founder of WOW Accelerator, the largest independent startup accelerator in Brazil. Mr. Bobsin holds a bachelor’s degree in computer science from the Federal University of Rio Grande do Sul, or UFRGS, an MBA at ESPM, MsC in business administration from PPGA/UFRGS and also attended the Owner/President Management Program at Harvard Business School and Executive Program for Growing Companies at Stanford University. He is a member of the Young Presidents Organization and an Endeavor Entrepreneur.
Jorge Steffens. Mr. Steffens is a founding partner of Oria, primarily responsible for investments and the operational performance of the Oria funds’ portfolio companies. He is a member of our board of directors and a member of the board of directors of Navita Mobi All Tecnologia S.A. and Blockbit Tecnologia Ltda, Cipher S.A. Mr. Steffens was CEO of Datasul S.A. from 2003 to 2008, leading the IPO process and also served as the Managing Director of Datasul S.A. in different development activities such as sales and deployment of management software (ERP, CRM, SCM, HR) from 1988 to 1999. He was founder and Director of Systems Integration of Neogrid Software SA from 2000 to 2002. Mr. Steffens holds a degree in information technology from Mackenzie University and the Regional University of Blumenau, a post-graduate degree in marketing from Fundação Getúlio Vargas, or FGV, and a post-graduate degree in production engineering from the State University of Santa Catarina, specialization in management from Stanford University. He is certified by the APICS (CPIM).
Carlos Henrique Testolini. Mr. Testolini is a senior partner at Oria since 2015, primarily responsible for investments and the operational performance of the Oria funds’ portfolio companies. He is a member of our board of directors and a member of the board of directors of Britech S.A., Mandic S.A. and Technisys S.A. Mr. Testolini was CEO of Sonda IT from 2007 to 2015, and a member of its board of directors from 2016 to 2018. He was Executive Officer at Procwork Informática Ltda from 1997 to 2007, until its sale to the Sonda IT. Prior to 1987, Mr. Testolini served as an Executive Officer at IBM, SSA and BOSCH. He holds a degree in Information Systems from Pontifical Catholic University — PUC, MBA in Marketing Services by the University of São Paulo, Specialization in Harvard Business School — Private Equity / Venture Capital; Advanced Management at the Kellogg School of Management — Northwestern University.
Eduardo Aspesi. Mr. Aspesi is an independent member of our board of directors. He is also member of financial, audit and administrative committee (2020) and member of portfolio and GTM committee (2020). He held the position of Vice President of Marketing and Sales at NEXTEL Telecommunication Brazil from 2015 to 2017. He was the owner of MEDNET POA, a company in the occupational medicine and safety sector from 2015 until its sale in 2020. He graduated in business administration from Catholic University of Rio Grande do Sul, or PUCRS, and in economic science from UFRGS, holds post graduate degrees in finance from UFRGS and in marketing from UFRGS and he took an advanced management course at FDC/INSEAD.
Piero Lara Rosatelli. Mr. Rosatelli has been the managing partner of Oria since 2011, and is responsible for Oria’s strategy, deal origination, portfolio company operations, investor relations and personnel. He joined Oria before the launch of its first growth capital fund, and led most of the firm’s investments to date, including both investment rounds in Zenvia Brazil. Mr. Rosatelli is a member of the board of directors of Tolife and was a member of the board of directors of Argo. He started his career in technology investments twelve years ago and has conducted more than twenty tech deals to date. He has previous experience in investment banking and strategic and financial planning at the retailer C&A. Mr. Rosatelli holds a bachelor’s in business administration and an MBA from Insper.
Ana Dolores Moura Carneiro de Novaes. Upon consummation of this offering, Ms. Novaes will be a member of our board of directors and a member of our audit committee. She is currently a member of the board of directors of Fundo Garantidor de Crédito (Brazilian FDIC), OEC S.A., Neogrid and 2W Energia and is the coordinator of the audit committee of OEC S.A., Neogrid and 2W Energia. Ms. Novaes was previously a member of the board of directors of CCR (non-independent from 2015 to 2019 and independent from 2002 to 2012), CPFL Energia (from 2007 to 2012), Metalfrio (from 2009 to 2012) and Datasul (from 2006 to 2008). She was a commissioner at CVM (Brazilian SEC) from 2012 to 2014 and has been a member of the CFA Institute since 1998. Ms. Novaes was a consultant to the audit committee of Companhia Siderúrgica Nacional (from 2006 to 2011), a fund manager at Pictet Modal Asset Management S.A. (from 1998 to 2003) and an equity research analyst at Banco de Investimentos Garantia (from 1995 to 1997). She worked at the World Bank in Washington, D.C. (from 1991 to 1994) and taught macroeconomics at the Pontifical Catholic University of Rio de Janeiro (2003) and at the Federal University of Pernambuco (1991). Ms. Novaes is a member of the board of trustees of the Cancer Foundation and of the fiscal council of the Institute of Studies for Health Public Policies. She is the founding partner of Oitis Consultoria Econômica e Financeira Eireli for company valuation and corporate governance. Ms. Novaes holds a PhD in economics from the University of California, Berkeley and a bachelor of laws from PUC-RJ.
Fernando J. Wosniak Steler. Mr. Steler is the founder and chief executive officer of D1 and entrepreneur and mentor at Endeavor. Previously, Fernando was a co-founder and CEO of AG Direct, founder and CEO of 3works Interactive and worked as Product Manager at Brasoft and Omnilink. Mr. Steler holds a bachelor’s degree in business management from USCS and international certification in Direct Marketing by DMA (Direct Marketing Association). He also attended professional development courses at Columbia Business School and Stanford University.

Executive Officers
Our executive officers are primarily responsible for the day-to-day management of our business and for implementing the general policies and directives established by our board of directors. See “Description of Share Capital” for further information.
The table set forth below presents the name, age and title of current executive officers:
Name	Age	Position
Cassio Bobsin	40	Chief Executive Officer
Renato Friedrich	63	Chief Financial Officer
Lilian Lima	52	Chief Technology Officer
Murilo Costa	41	Chief Sales Officer
Gabriela Ferreira Vargas	34	Chief Operating Officer
Raphael Godoy	38	Chief Marketing Officer
Rogério da Costa Perez	43	Chief Experience Officer
The following is a summary of the professional experience of our current executive officers. Unless otherwise indicated, the current business addresses of all our executive officers is Avenida Paulista, No. 2300, 18th Floor, 01310-300 São Paulo, São Paulo, Brazil.
Cassio Bobsin. Mr. Bobsin is our founder, chairman of our board of directors and our chief executive officer. For biographical information regarding Mr. Bobsin, see “— Directors.”
Renato Friedrich. Mr. Friedrich is our chief financial officer, responsible for audit, financial and tax procedures, reports, corporate systems, compliance, and strategic information since 2017. He has more than 20 years of executive business and financial experience, working in software and technology companies such as Electrolux do Brasil S.A., BCP Telecomunicações S.A, Datasul S.A., Agentrics LLC, Neogrid Informática S.A, M Abuhab Participações and Kroton Educacional S.A. With extensive experience in auditing, financial and tax procedures, and strategic information. Prior to joining us, Mr. Friedrich served as chief financial officer at Grupo InterPlayers until December 2015; at NeoGrid Group, more specifically at Neogrid Informática S.A., Neogrid Software S.A and Neogrid Datacenter S.A. between January 2016 until June 2017; and at Neogrid Participações S.A. from April 2017 to June 2017. He also worked at M. Abuhab Participações S.A. and Camerite Informática Publicidade e Monitoramento S.A, from September 2016 to June 2017. He holds a bachelor’s in economics from Univille — Educational Foundation of the Region of Joinville, an MBA in Management at ESAG — School of Administration and Management. Executive Programs at Wharton, Yale, IBGC and Amana-Key.
Lilian Lima. Ms. Lima is our chief technology officer. She has more than 30 years of technical and executive experience, working in software companies as Procergs, Mercador and Neogrid and acting as an entrepreneurial consultant in tech startup as MDM. With extensive experience in technology, software architecture, mission-critical operation, software development, management, strategic technology evolution, team building, change management and innovation. Between 2015 and 2019, she was technology director of Neogrid, a technology company for supply chain, responsible for a mission-critical operation with an global scope. She has been working at Zenvia since 2019, being responsible for the technology, software engineering and technology operation teams. Between 2013 and 2015, she was responsible for the architecture team at Neogrid and led important projects in the area of platform development and big data. Between 2018 and 2019, she was responsible for the technology area of a tech startup company that develops a solution for mobile devices management, acting as chief technology officer. Ms. Lima holds a bachelor’s in computer science and a software development post-graduate course at UFRGS.
Murilo Costa. Mr. Costa is our chief sales officer, having been with us since March 2021. He has a solid reputation with Enterprise and SMB software companies. Recently, Mr. Costa was the Vice President of Sales for Latin America for Pipefy. Prior to that, he held executive positions with Honeywell, CA Technologies, Pivotal Software (acquired by VMWare), Software AG, Sensedia and Motorola. Mr. Costa has expertise in sales management, GTM strategy, sales methodologies, ROI/business cases, strategic accounts, inbound, outbound, SMB, People/team management, global and local partner/channel/alliance management, customer success, professional services, pre sales, innovation, marketing programs, new business development. Mr. Costa holds a bachelor’s in computer science and an MBA in sales management from Fundação Getúlio Vargas.
Gabriela Ferreira Vargas. Ms. Vargas is our chief operating officer, having been with us since 2009 on various teams, including marketing and communication manager, a role in which she managed scale selling and digital acquisition, amongst others, director of business development, a role in which she had the mission of implementing a more agile, people centric culture. She has broad experience in marketing strategy in the IT market. Ms. Vargas currently works with portfolio diversification, higher margin products, as well as market strategies. She holds a bachelor’s degree in Marketing and Advertising and an MBA in Marketing Strategy from Unisinos. She also holds a certificate in M&A Integration from Mercer and a certificate in Digital Transformation from SVIC (Silicon Valley Innovation Center).
Raphael Godoy. Mr. Godoy is our chief marketing officer (CMO), having been with us since 2018 when he started his career at Zenvia as marketing manager, with a solid background developing marketing and sales strategies in different business environments such as telecom, real state and health industries. Since January 2021 he has been our chief marketing officer (CMO). Mr. Godoy holds a degree in Design from Universidade Mogi das Cruzes and specializations in Marketing and Business Administration (major in Finance), both from Fundação Getúlio Vargas (EAESP FGV).
Rogério da Costa Perez. Mr. Perez is our chief experience officer, having been with us since 2021. He is responsible for the customer support, customer experience, professional services and education departments. Mr. Perez holds a technology degree in Computer Sciences and Technology from the Instituto Mineiro de Educação Superior – IMES and a bachelor’s degree in journalism from the Social Communications College of Universidade São Judas Tadeu. Currently, he is attending Berkley’s Executive Leadership specialization program and expects to graduate in November 2021.
Committees
Audit Committee
Upon completion of this offering, our board of directors will have established an audit committee. Our audit committee will initially consist of Eduardo Aspesi and Ana Dolores Moura Carneiro de Novaes. Ana Dolores Moura Carneiro de Novaes will be the chairman of our audit committee and she satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Eduardo Aspesi and Ana Dolores Moura Carneiro de Novaes will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act at the time of our initial public offering. Our audit committee will assist our board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee will be directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, the investigation of complaints related to noncompliance with accounting norms, controls and procedures, as per our Ethics Channel and Whistleblower Policy, and for the approval of certain related-person transactions, as per our Related Person Transaction Policy. See “Ethics Channel and Whistleblower Procedures” and “Related Person Transaction Policy.”
Code of Ethics and Conduct
We have adopted a code of ethics and conduct, which is applicable to all of our directors, officers and employees, as well as third party service providers, customers and business partners. Our code of ethics and conduct is publicly available on our website. We intend to disclose future amendments to, or waivers of, our code of conduct on the same page of our corporate website. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to invest in our Class A common shares.
Corporate Policies
Our board of directors has adopted (i) an anti-corruption and anti-bribery policy, (ii) an ethics channel and whistleblower policy, (iii) a policy for disclosure of material information, (iv) a policy for trading with

Company securities, and (v) a related person transaction policy. All such corporate policies are publicly available on our website. We intend to disclose future amendments to, or waivers of, our corporate policies on the same page of our corporate website. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to invest in our Class A common shares.
Anti-Corruption and Anti-Bribery Policy
Our anti-corruption and anti-bribery policy, which is applicable to all of our directors, officers and employees, as well as third party service providers, customers and business partners, provides guidelines for implementing our “zero tolerance on corruption” initiative. The policy (i) prohibits all company representatives to offer or receive anything of value to improperly influence a decision affecting our business, even if reimbursement is not sought, (ii) requires any expenses involving governmental officials to be approved in advance by our Ethics Officer (to be appointed upon consummation of this offering), (iii) prohibits facilitation payments in any jurisdiction in which we have business, and (iv) sets forth reporting, approval and due diligence rules for the engagement of certain third parties (such as lobbyists, brokers and sales representatives).
Ethics Channel and Whistleblower Procedures
Our ethics channel and whistleblower policy, which is applicable to all of our directors, officers and employees, as well as third party service providers, customers and business partners, establishes procedures for the investigation of potential violations of legal, regulatory or accounting norms or of our Code of Ethics and Conduct and Corporate Policies. We have adopted hotlines for the submisson of complaints which ensure confidentiality and anonimity. Complaints will be channeled to our Ethics Officer (to be appointed upon consummation of this offering) or to the Audit Committee (with respect to complaints related to financial and accounting matters). Sanctions may vary from disciplinary action, as permitted under applicable law, and until termination of the relationship with us.
Policy for Disclosure of Material Information
Our policy for disclosure of material information sets out guidelines for the the disclosure of material, non-public information about our business to any market participant. We will only use institutional channels (Forms 6-K or 20-F, press releases, public conference calls and webcasts and our website) to disclose and to announce material information to the market. All of our conference calls and webcasts will be announced at least 48 hours in advance and will be accessible by the general public. We will hold quarterly earnings release conference calls and will generally engage in silent periods from the second week of the last month of each quarter until the day following a quarterly earnings release. Only our CEO and the persons expressly designated by him will be authorized to communicate material, non public information to the market.
Policy for Trading with Company Securities
Our policy for Trading with the Company’s securities establishes general and specific rules applicable to our directors, officers and employees (and immediate family members and cohabitants thereof) who intend to trade with our securities. Such rules are applicable during the term of relationship of any such person with us and for six months following its termination.
No member of our personnel will be allowed (i) to trade with our securities while in possession of material, non-public information, (ii) to recommend or suggest any third-party to buy, sell or hold any of our securities (“tipping”) or (iii) to engage in short-selling with our securities.
Also, our directors, officers, senior managers and all employees reporting to our CFO will only be allowed to trade with our securities (i) during a quarterly trading window (opening on the second trading day after an earnings release and closing one week prior to the end of the current quarter) and (ii) with prior approval of our Head of Legal.
Compensation of Directors and Officers
Under Cayman Islands law, we are not required to disclose compensation paid to our senior management on an individual basis and we have not otherwise publicly disclosed this information elsewhere.

Our directors, executive officers and management in general receive fixed and variable compensation. They also receive benefits in line with market practice in Brazil and elsewhere where we operate. The fixed component of their compensation is set on market terms and adjusted annually.
The variable component consists of cash bonuses and awards of shares (or the cash equivalent). Cash bonuses are paid to executive officers and members of our management based on previously agreed targets for the business. Shares (or the cash equivalent) are awarded under share options long term incentive programs.
For the years ended December 31, 2020, 2019 and 2018, the aggregate compensation expense for the members of the board of directors and our executive officers for services in all capacities was R$10.0 million, R$6.3 million and R$4.6 million, respectively, which includes both benefits paid in kind and compensation.
IPO Grants and Post-IPO Equity Incentive Plan
As a result of the consummation of this offering, we expect to pay R$58,850 thousand (equivalent to US$11,697 thousand, using the Central Bank selling exchange rate of R$5.0314 per U.S. dollar published on June 18, 2021) in cash to certain of our officers and employees, assuming an initial public offering price of US$     per Class A common share, which is the midpoint of the price range set forth on the cover page of this prospectus. This amount includes (i) R$6,995 thousand of cash-based payment and equity grants (discussed below) already recorded as an expense in our historical unaudited interim condensed consolidated statement of financial position as of March 31, 2021 and (ii) an additional R$51,855 thousand of cash- based payments which is expected to be made upon consummation of this initial public offering.
Each US$1.00 increase (decrease) in the assumed initial public offering price of US$      per Class A common share would increase (decrease) the aforementioned cash-based payment bonus by R$4,908 thousand.
The expense amounting to R$6,995 thousand recorded in our historical unaudited interim condensed consolidated statement of financial position as of March 31, 2021 relates to a cash and equity program (discussed in the paragraph below) set by us for the benefit of certain officers and employees, conditioned upon the consummation of our initial public offering above a minimum valuation target in Brazilian reais on the pricing date, in addition to other milestones set forth therein. As of March 31, 2021, we expected all conditions to be met and consequently recorded such expense in our historical unaudited interim condensed consolidated statement of financial position as of March 31, 2021.
In connection with, and subject to, the consummation of this offering, we expect to grant to certain of our officers and employees awards of restricted share units. Such restricted share units will give the holder the right to receive our Class A common shares subject to, among other conditions, a cliff vesting period of two years following consummation of this offering and, in the case of some grants, the achievement of certain performance goals to be established by us. Assuming an initial public offering price of US$     per Class A common share, which is the midpoint of the price range set forth on the cover page of this prospectus, we expect to deliver 65,777 of such restricted share units, or the equivalent of R$5,461 thousand divided by the initial public offering price. Each US$1.00 increase (decrease) in the assumed initial public offering price of US$     per Class A common share would increase (decrease) the aforementioned number of restricted share units by 14,490.
Furthermore, we also intend in the future to implement a share option plan or a restricted share plan in which eligible participants will include certain members of our management and employees. Beneficiaries under the share option plan or the restricted share plan, as the case may be, will be granted rights to Class A common shares based on certain criteria that shall be determined by our board of directors.
Agreements with Our Executives
Certain of our executive officers have entered into service agreements with us, certain of which provide for notice of termination periods and restrictive covenants, including with respect to confidentiality, non-compete and exclusivity. None of our directors have entered into service agreements with us.

Directors’ and Officers’ Insurance
Prior to the consummation of this offering, we intend to use commercially reasonable efforts to obtain directors’ and officers’ insurance coverage in reasonable and customary amounts with respect to general civil liability for acts carried out by our directors and executive officers in the course of their duties and are considering directors’ and officers’ insurance for liabilities under the Securities Act.
Share Ownership
The shares and any outstanding beneficially owned by our directors and officers and/or entities affiliated with these individuals are disclosed in the section entitled “Principal Shareholders.”
Family Relationships
There are no family relationships between our directors and executive officers and shareholders.

PRINCIPAL SHAREHOLDERS
The table below contains information regarding the beneficial ownership of our equity securities (1) immediately prior to the consummation of this offering, (2) following the offering of Class A common shares contemplated hereby, assuming no exercise of the option to purchase additional Class A common shares, and (3) following the sale of Class A common shares in this offering, assuming the underwriters’ option to purchase additional Class A common shares is exercised in full, by:
•
each person, or group of affiliated persons, known by us to own beneficially 5% or more of our common shares;

•
each person who is or will be a member of our board of directors and each of our executive officers as of the consummation of this offering, individually; and

•
all of the persons who are members of our board of directors and all of our executive officers, as a group.

Beneficial ownership is determined under SEC rules and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table below possesses sole voting and investment power over all the Class A or Class B common shares shown as beneficially owned by the shareholder in the table.
Common shares subject to options, warrants or rights that are exercisable at the time of completion of this offering, or that will be exercisable within 60 days thereafter, are considered to be outstanding and beneficially owned by the person who holds such options, warrants or rights for purposes of computing that person’s common share ownership, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
The percentages of beneficial ownership in the table below are calculated on the basis of the following numbers of shares outstanding:
•
immediately prior to the completion of this offering: 199,710 Class A common shares and 23,708,300 Class B common shares;

•
following the sale of Class A common shares in this offering, assuming no exercise of the underwriters’ option to purchase additional Class A common shares: 13,108,801 Class A common shares and 23,708,300 Class B common shares; and

•
following the sale of Class A common shares in this offering, assuming exercise in full of the underwriters’ option to purchase additional Class A common shares: 15,045,165 Class A common shares and 23,708,300 Class B common shares.

The holders of our Class A common shares and Class B common shares have identical rights, except that holders of Class B common shares (i) are entitled to 10 votes per share, whereas holders of our Class A common shares are entitled to one vote per share (ii) has certain conversion rights, (iii) is entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued and (iv) are subject to certain transfer restrictions. For more information, see “Description of Share Capital.” Each Class B common share is convertible into one Class A common share.

	Common Shares Beneficially Owned Prior to Offering				Total Voting Power Before Offering(1)	Common Shares Beneficially Owned After Offering without Exercise of Underwriters’ Option				Total Voting Power After Offering without Exercise of Underwriters’ Option(1)	Common Shares Beneficially Owned After Offering with Full Exercise of Underwriters’ Option				Total Voting Power After Offering with Full Exercise of Underwriters’ Option(1)
	Class A		Class B			Class A		Class B			Class A		Class B
	Shares	%	Shares	%	%	Shares	%	Shares	%	%	Shares	%	Shares	%	%
Pre-IPO Shareholders	—	—
Cassio Bobsin(2)	—	—	9,578,220	40.40	40.37	—	—	9,578,220	40.40	38.28	—	—	9,578,220	40.40	37.99
Oria Zenvia Co-investment Holdings, LP(3)	—	—	3,178,880	13.41	13.40	—	—	3,178,880	13.41	12.71	—	—	3,178,880	13.41	12.61
Oria Zenvia Co-investment Holdings II, LP(3)	—	—	3,941,050	16.62	16.61	—	—	3,941,050	16.62	15.75	—	—	3,941,050	16.62	15.63
Oria Tech Zenvia Co-investment – Fundo de Investimento em Participações Multiestratégia(3)	—	—	4,372,480	18.44	18.43	—	—	4,372,480	18.44	17.48	—	—	4,372,480	18.44	17.34
Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia(3)	—	—	2,637,670	11.13	11.12	—	—	2,637,670	11.13	10.54	—	—	2,637,670	11.13	10.46
Directors and Executive Officers(4)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Total	—	—	23,708,300	100%	99.93%	—	—	23,708,300	100%	94.76%	—	—	23,708,300	100%	94.13%

(1)
Percentage of total voting power represents voting power with respect to all of our Class A common shares and Class B common shares, as a single class. Holders of our Class B common shares are entitled to ten votes per common share, whereas holders of our Class A common shares are entitled to one vote per common share. For more information about the voting rights of our Class A common shares and Class B common shares, see “Description of Share Capital.”

(2)
Mr. Bobsin, a member of our board of directors and our chief executive officer, is the sole beneficial owner and indirectly holds common shares in us through his ownership of all participation interests in Bobsin LLC, a limited liability company incorporated under the laws of Delaware. The business address for Mr. Bobsin is Avenida Paulista, 2300, 18th Floor, Suites 182 and 184, São Paulo, São Paulo, 01310-300, Brazil.

(3)
Consists of common shares held of record by Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment — Fundo de Investimento em Participações Multiestratégia and Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia, all investment funds ultimately managed by Oria Gestão de Recursos Ltda., a Brazilian independent asset management firm focused on private equity and venture capital with approximately R$1.1 billion of assets under management. The principal executive office of Oria Gestão de Recursos Ltda. is located at Avenida Paulista, 2,278, 3rd Floor, Room 13, São Paulo, SP, Brazil.

(4)
Mr. Bobsin, a member of our board of directors and our chief executive officer, is the sole beneficial owner and indirectly holds common shares in us through his ownership of all participation interests in Bobsin LLC. See note (2) above.

As of the date of this prospectus, none of our outstanding Class A or Class B common shares are held by record holders in the United States.
Registration Rights Agreement
Effective upon consummation of this offering, we will enter into a registration rights agreement, or the Registration Rights Agreement, with the following of our shareholders: Bobsin LLC, Oria Zenvia Co-Investment Holdings, LP, Oria Zenvia Co-Investment Holdings II, LP, Oria Tech Zenvia Co-Investment — Fundo de Investimento em Participações Multiestratégia and Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia.
At any time beginning 180 days following the closing of this offering, subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, our shareholders that are party to the registration rights agreement may require that we register for public resale under the Securities Act all common shares constituting registrable securities that they request be registered so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of at least US$25,000,000. If we become eligible to register the sale of our securities on Form F-3 under the Securities Act, which will not be until at least twelve months after the date of this prospectus, such shareholders have the right to require us to register the sale of the registrable securities held by them on Form F-3, subject to offering size and other restrictions.
If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder (excluding any registration related to employee benefit plan, a corporate reorganization, other Rule 145 transactions, in connection with a dividend reinvestment plan or for the sole purpose of offering securities to another entity or its security holders in connection with the acquisition of assets or securities of such entity), such shareholders are entitled to notice of such registration and to request that we include registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.
In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling shareholders and we will bear all fees, costs and expenses (except underwriting discounts and spreads).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In the ordinary course of business, we and our subsidiaries enter into and expect to continue to enter into intercompany commercial transactions with entities of our group for the acquisition and lease of equipment, provision of services, right of use and cost sharing arrangements.
Also, in addition to the compensation arrangements with directors and executive officers described under “Management — Compensation of Directors and Officers” and “Management — IPO Grants and Post-IPO Equity Incentive Plan” and certain rights granted to our pre-IPO shareholders as described under “Principal Shareholders — Registration Rights Agreement.”
Related Person Transaction Policy
We enter into related party transactions in the ordinary course of business. Our related person transaction policy establishes that any related person transaction involving amounts greater than R$500 thousand requires the prior approval of our audit committee, or recommended to the board of directors by our audit committee if corporate authority under our Articles of Association is with our board of directors. Also, our management shall submit to our audit committee a quarterly report listing all related person transactions entered into by the company, detailing (i) the name of the related person and the basis on which the person is a related person, (ii) all material terms of the related party transaction, including the approximate value in reais of the amount involved in the transaction, and (iii) any other material information regarding the related party transaction or the related person in the context of the transaction.
Our Related Party Transactions
In March 2021, Zenvia Brazil entered into certain agreements for the direct and indirect acquisition of 100% of D1, a company which our director nominee, Fernando Jorge Wosniak Steler, has a material equity interest. For more information about this acquisition, see “Business and Industry — Recent Acquisitions.”
Agreements relating to Our Common shares
Registration Rights Agreement
Effective upon consummation of this offering, we will enter into a Registration Rights Agreement with our pre-IPO shareholders. See “Principal Shareholders — Registration Rights Agreement.”
Relationships with our Directors and Executive Officers
Upon completion of this offering, and assuming no exercise of the underwriters’ option to purchase additional Class A common shares, Mr. Cassio Bobsin, a member of our board of directors and our chief executive officer will indirectly hold 26.01% of our common shares (and 38.28% of the voting power of our outstanding common shares) through Bobsin LLC. See “Principal Shareholders.”

DESCRIPTION OF SHARE CAPITAL
General
Zenvia Inc., the company whose Class A common shares are being offered in this prospectus, was incorporated on November 3, 2020, as a Cayman Islands exempted company with limited liability duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted, and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Act (as amended) of the Cayman Islands, or the Companies Act.
Our affairs are governed principally by: (1) Articles of Association; (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in our Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
Our Articles of Association authorize the issuance of (1) up to 500,000,000 Class A common shares, (2) 250,000,000 Class B common shares and (3) up to 250,000,000 which are as yet undesignated and may be issued as common shares or shares with preferred rights. As of the date of this prospectus, 199,710 Class A common shares and 23,708,300 Class B common shares of our authorized share capital were issued, fully paid and outstanding. Upon the completion of this offering, we will have 13,108,801 Class A common shares and 23,708,300 Class B common shares of our authorized share capital issued and outstanding, assuming the underwriters do not elect to exercise their option to purchase additional Class A common shares.
Our Class A common shares have been approved for listing on the Nasdaq under the symbol “ZENV.”
Initial settlement of our Class A common shares will take place on the closing date of this offering through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning Class A common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Class A common shares. Persons wishing to obtain certificates for their Class A common shares must make arrangements with DTC.
The following is a summary of the material provisions of our authorized share capital and our Articles of Association.
Share Capital
The Memorandum and Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one vote per share, and Class B common shares, which are entitled to 10 votes per share and to maintain a proportional ownership interest in the event that additional Class A common shares are issued. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below. See “— Anti-Takeover Provisions in our Articles of Association — Two Classes of Shares.”
At the date of this prospectus, our total authorized share capital was US$50,000, divided into 1,000,000,000 shares with par value of US$0.00005 each, of which:
•
500,000,000 shares are designated as Class A common shares;

•
250,000,000 shares are designated as Class B common shares; and

•
250,000,000 which are as yet undesignated and may be issued as common shares or shares with preferred rights.

Following this offering, we will have a total issued share capital of US$1,840.85, divided into 36,817,101 common shares (assuming no exercise of the underwriters’ option to purchase additional Class A common shares). Those common shares will be divided into 13,108,801 Class A common shares and 23,708,300 Class B common shares (assuming no exercise of the underwriters’ option to purchase additional Class A common shares); or 15,045,165 Class A common shares and 23,708,300 Class B common shares (assuming full exercise of the underwriters’ option to purchase additional Class A common shares). See “Capitalization” and “Dilution.”
Treasury Shares
At the date of this prospectus, we have no shares in treasury.
Issuance of Shares
Except as expressly provided in our Articles of Association, our board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the company’s capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with its Articles of Association, we shall not issue bearer shares.
Our Articles of Association provide that at any time that there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits, (2) a merger, consolidation, or other business combination, or (3) an issuance of shares, including Class A common shares, whereby holders of the Class B common shares are entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership interests in us (following an offer by us to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in us pursuant to our Articles of Association). In light of: (a) the above provisions; (b) the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Articles of Association; and (c) the ten-to-one voting ratio between our Class B common shares and Class A common shares, means that holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude your ability to influence corporate matters for the foreseeable future. For more information see “— Preemptive or Similar Rights.”
Our Articles of Association also provide that the issuance of non-voting common shares requires the affirmative vote of a majority of the of then-outstanding Class A common shares.
Fiscal Year
Our fiscal year begins on January 1 of each year and ends on December 31 of the same year.
Voting Rights
The holders of the Class A common shares and Class B common shares have identical rights, except that (1) the holder of Class B common shares is entitled to 10 votes per share, whereas holders of Class A common shares are entitled to one vote per share, (2) Class B common shares have certain conversion rights and (3) the holder of Class B common shares is entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. For more information see “— Preemptive or Similar Rights” and “— Conversion.” The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.
Our Articles of Association provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:
(1)
Class consents from the holders of Class A common shares or Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the Directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;
(2)
the rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issue of further Class B common shares and vice versa; and

(3)
the rights attaching to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

As set forth in the Articles of Association, the holders of Class A common shares and Class B common shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A common shares and Class B common shares may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A common shares and Class B common shares, voting together in a general meeting.
Preemptive or Similar Rights
The Class A common shares and Class B common shares are not entitled to preemptive rights upon transfer and are not subject to conversion (except as described below under “— Conversion”), redemption or sinking fund provisions.
The Class B common shares are entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. As such, except for certain exceptions, including the issuance of Class A common shares in furtherance of this offering, if we issue Class A common shares, we must first make an offer to each holder of Class B common shares to issue to such holder on the same economic terms such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest into us. This right to maintain a proportional ownership interest may be waived by all of the holders of Class B common shares.
Conversion
The outstanding Class B common shares are convertible at any time as follows: (1) at the option of the holder, a Class B common share may be converted at any time into one Class A common share or (2) upon the election of the holders of all of the then outstanding Class B common shares, all outstanding Class B common shares may be converted into a like number of Class A common shares. In addition, each Class B common share will convert automatically into one Class A common share upon any transfer, whether or not for value, except for certain transfers described in the Articles of Association, including transfers to affiliates, with the restrictions set forth thereto. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the voting power of outstanding Class B common shares represents less than 10% of the aggregate voting power of the Class A common shares and Class B common shares then outstanding.
No class of our common shares may be subdivided or combined unless the other class of common shares is concurrently subdivided or combined in the same proportion and in the same manner.
Equal Status
Except as expressly provided in our Articles of Association, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share proportionally and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not we are the surviving entity), the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares. In the event of any (1) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third-party pursuant to an agreement to which we are a party, or (2) any tender or exchange offer by us to acquire any Class A common shares or Class B common shares, the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares.
Record Dates
For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, our board of directors may set a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made.
General Meetings of Shareholders
As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as our shareholder at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to us in respect of the shares that such shareholder holds must have been paid.
Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and 10 votes per Class B common share.
As a Cayman Islands exempted company, we are not obliged by the Companies Act to call annual general meetings; however, the Articles of Association provide that in each year the company will hold an annual general meeting of shareholders, at a time determined by the board of directors, provided that our board of directors has the discretion whether or not to hold an annual general meeting in 2021. The agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.
Also, we may, but are not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. General meetings of shareholders are generally expected to take place in São Paulo, Brazil, but may be held elsewhere if the directors so decide. To the extent permitted by law, annual general meetings may also be held virtually.
The Companies Act provides shareholders a limited right to request a general meeting and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s Articles of Association. However, these rights may be provided in a company’s Articles of Association. Our Articles of Association provides that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.
Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than five (5) clear days’ notice prior to the relevant shareholders meeting and convened by a notice, as discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of two-thirds in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.
We will give notice of each general meeting of shareholders by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, Nasdaq and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.
Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for substantially all holders of Class A common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A common shares.
A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted, provided that such a quorum must also include (i) Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment — Fundo de Investimento em Participações Multiestratégia, Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia and any investment fund, limited partnership or equivalent entity managed by Oria Gestão de Recursos Ltda. (including any successor entity), or Oria, for so long as they hold Class B common shares, and (ii) Bobsin LLC or any affiliate of Cassio Bobsin for so long as it holds Class B common shares.
A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Act and our Articles of Association.
Pursuant to our Articles of Association, general meetings of shareholders are to be chaired by the chairman of our board of directors or in his absence the vice-chairman of the board of directors. If both the chairman and vice-chairman of our board of directors are absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls. The chairman shall not have the right to vote in his capacity as chairman and shall not have a casting vote.
Liquidation Rights
If we are voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between us and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between us and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between the company and any person or persons) and subject to any agreement between us and any person or persons to waive or limit the same, shall apply our property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests into us.
Special Matters
We may not without the prior written consent of (i) Oria for so long as it holds Class B common shares and (ii) Bobsin LLC for so long as it holds Class B common shares: change the number of directors; change the structure, function, and/or number of officers; amend our Articles of Association; vary the rights attaching to shares; approve any corporate restructuring, merger or consolidation of us with one or more constituent companies (as defined in the Companies Act), the contribution by us of any assets to any subsidiary and/or the creation of any joint venture by us; approve any business combination; approve the winding-up, liquidation or dissolution of us; or take certain actions in respect of its share capital as set out in the Articles of Association; register as an exempted limited duration company; or approve the transfer by way of our continuation to a jurisdiction outside the Cayman Islands.
Changes to Capital
Subject to the restrictions contained in the Articles of Association and summarized above in “— Special Matters,” we may from time to time by ordinary resolution:
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increase our share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

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consolidate and divide all or any of our share capital into shares of a larger amount than its existing shares;

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convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

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subdivide our existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

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cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce its share capital or any capital redemption reserve in any manner permitted by law.
In addition, subject to the provisions of the Companies Act and our Articles of Association, we may:
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issue shares on terms that they are to be redeemed or are liable to be redeemed;

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purchase its own shares (including any redeemable shares); and

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make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of its own capital.

Transfer of Shares
Subject to any applicable restrictions set forth in the Articles of Association, any of our shareholder may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or in the form prescribed by the Nasdaq or any other form approved by the Company’s board of directors.
The Class A common shares sold in this offering will be traded on the Nasdaq in book-entry form and may be transferred in accordance with our Articles of Association and the Nasdaq rules and regulations.
However, our board of directors may, in its absolute discretion, decline to register any transfer of any common share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such common share. The board of directors may also decline to register any transfer of any common share unless:
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the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the common shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of shares;

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the instrument of transfer is properly stamped, if required;

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the common shares transferred are free of any lien in our favor; and

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in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If the directors refuse to register a transfer they are required, within fifteen business days after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.
Share Repurchase
The Companies Act and the Articles of Association permit us to purchase our own shares, subject to certain restrictions. The board of directors may only exercise this power on our behalf, subject to the Companies Act, the Articles of Association and to any applicable requirements imposed from time to time by the SEC, the Nasdaq or any recognized stock exchange on which our securities are listed.
Dividends and Capitalization of Profits
We have not adopted a dividend policy with respect to payments of any future dividends by us. Subject to the Companies Act, our shareholders may, by resolution passed by a simple majority of the voting rights entitled to vote at a general meeting, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares and our Articles of Association, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly, and (2) where we have shares in issue which are not fully paid up (as to par value) we may pay dividends in proportion to the amounts paid up on each share.
The holders of Class A common shares and Class B common shares shall be entitled to share equally in any dividends that may be declared in respect of our common shares from time to time. In the event that there is a capitalization of profits in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (1) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be; and (2) the holders of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.
Appointment, Disqualification and Removal of Directors
We are managed by our board of directors. The Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of four (4) to nine (9) directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to retirement of directors upon reaching any age limit. The Articles of Association also provide that, while our shares are admitted to trading on the Nasdaq, the board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.
Oria for so long as it holds (i) at least 30% of our combined voting power of the Class A and Class B common shares then outstanding, may appoint up to four directors at its discretion and (ii) at least 10% of our combined voting power of the Class A and Class B common shares then outstanding, may appoint up to one director at its discretion (and is entitled at any time to remove substitute or replace such directors).
Bobsin LLC for so long as it holds (i) at least 30% of our combined voting power of Class A and Class B common shares then outstanding, may appoint up to three directors at its discretion and (ii) at least 10% of our combined voting power of Class A and Class B common shares then outstanding, may appoint up to two directors at its discretion (and is entitled at any time to remove substitute or replace such directors).
In addition for so long as both Oria and Bobsin LLC hold Class B common shares, they may jointly appoint two additional directors and are entitled at any time to jointly remove, substitute or replace such director. The board of directors shall have a chairman, for so long as both Oria and Bobsin LLC hold Class B common shares, which chairman will be appointed in rotation for a term of a year by each of them as prescribed in the Articles of Association, such right to be exercised initially by Bobsin LLC. Once neither Oria nor Bobsin LLC hold Class B common shares, the chairman will be elected by the board of directors then in office instead. The directors may elect a vice chairman of the board of directors.
Subject to the foregoing, the Articles of Association provide that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting. Each director shall be appointed and elected for a two-year term or until his or her death, resignation or removal, and is eligible for re-election.
By the listing date of this offering, the directors will be Jorge Steffens, Cassio Bobsin, Carlos Henrique Testolini, Eduardo Aspesi, Piero Lara Rosatelli and Ana Dolores Moura Carneiro de Novaes (the latter two upon consummation of this offering) . Eduardo Aspesi and Ana Dolores Moura Carneiro de Novaes are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the Nasdaq. We intend to appoint one additional independent director within one year following the offering.
Any vacancies on the board of directors that arise other than in respect of appointments of the directors appointed by Oria or Bobsin LLC as set out above or upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.
Subject to the foregoing, additions to the existing board (within the limits set pursuant to the Articles of Association) may be made by ordinary resolution of the shareholders.
Upon the completion of this offering, the board of directors will have in place an audit committee. See “Management — Audit Committee.”
Grounds for Removing a Director
A director may be removed with or without cause by ordinary resolution, save that the director appointed by Bobsin LLC may be removed by Bobsin LLC at its discretion and the director appointed by Oria may be removed by Oria at its discretion. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.
The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director, (4) resigns his office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.
Proceedings of the Board of Directors
Our Articles of Association provide that our business is to be managed and conducted by the board of directors, save that we may not without (i) the consent of Cassio Bobsin, or in his absence, a director appointed by him while there is such director and (ii) the consent of a director appointed by Oria while there is such director: create new classes of shares, issue new shares, options, warrants or convertible securities of similar nature conferring the right upon the holders thereof to subscribe for purchase or receive any class of shares or securities in our capital; capital reduction, repurchase, amortize or redeem any shares; approve the payment of any remuneration to a Director or executive Officer; approve any incentive plan (as set out in the Articles of Association); change our accounting practices except as required by applicable law; execute and/or terminate any shareholders’ agreement, quotaholders’ agreement, or any other agreements related to our interest in any subsidiary; approve our financial statements; observed rights of Bobsin LLC or any affiliate of Cassio Bobsin or Oria under their applicable registration rights agreement, to effect offerings securities by us, or hire any investment banks or service providers inherent to any such offerings; approve the listing and/or the delisting of our securities with any designated stock exchange; change our dividend policy and/or approve any dividend, create and/or use our reserves; approve any budget, as well as any amendment to an approved budget or increases above five percent (5%) on its global approved amount and/or ten percent (10%) in each line; acquire, sell or encumber any of our permanent assets, in one transaction or in a series of transactions, which value exceeds the equivalent of five million Brazilian Reais (R$5,000,000); approve any sale or encumbrance, for the benefit of a person of shares issued by any subsidiary or entities where we have an interest, or the admission of any new partner or shareholder in such subsidiaries; create or dissolve any permanent committees of the directors or committees where powers are delegated by the board of directors; carry out any investments outside the scope of our or our subsidiaries’ core business (as set out in the Articles of Association); incorporate any subsidiary (other than a wholly-owned subsidiary); acquire, sell or encumber the capital stock of entities in which we have an interest; appoint or terminate the engagement of any auditor that is not an Authorised Auditor as set out in the Articles of Association; provide any guarantee in respect of any person or related person of any of our shareholders, director and/or officers inter alia; appoint any officer; or approve the delegation of any powers by the board of directors.
The quorum necessary for the board meeting shall be a simple majority of the directors then in office (subject to there being a minimum of three directors present) and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a casting vote.
Subject to the foregoing and the provisions of the Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place either in São Paulo, Brazil or at such other place as the directors may determine.
Subject to the provisions of the Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of the Nasdaq, the board of directors may from time to time at its discretion exercise all powers of Zenvia Inc., including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.
Inspection of Books and Records
Other than Oria, that so long as it holds Class B common shares, will have certain inspection rights set forth in the Articles of Association, holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent our accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the Articles of Association provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on the company’s website or filing such annual reports as we are required to file with the SEC.
Register of Shareholders
The Class A common shares offered in this offering will be held through DTC, and DTC or Cede & Co., as nominee for DTC, will be recorded in the shareholders’ register as the holder of our Class A common shares.
Under Cayman Islands law, we must keep a register of shareholders that includes:
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the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

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whether voting rights attach to the shares in issue;

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the date on which the name of any person was entered on the register as a member; and

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the date on which any person ceased to be a member.

Under Cayman Islands law, our register of shareholders is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders. Upon the completion of this offering, the register of shareholders will be immediately updated to record and give effect to the issuance of new Class A common shares in this offering. Once the register of shareholders has been updated, the shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.
However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of shareholders reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of shareholders maintained by a company should be rectified where it considers that the register of shareholders does not reflect the correct legal position. If an application for an order for rectification of the register of shareholders were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
Exempted Company
We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
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an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

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an exempted company’s register of shareholders is not open to inspection;

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an exempted company does not have to hold an annual general meeting;

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an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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an exempted company may register as a limited duration company; and

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an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Upon the consummation of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers.
Anti-Takeover Provisions in our Articles of Association
Some provisions of the Articles of Association may discourage, delay or prevent a change in our control or management that shareholders may consider favorable. In particular, our capital structure concentrates ownership of voting rights in the hands of Cassio Bobsin, Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment — Fundo de Investimento em Participações Multiestratégia and Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire our control to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, consequently, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.
Two Classes of Common Shares
Our Class B common shares of are entitled to 10 votes per share, while the Class A common shares are entitled to one vote per share. Since Cassio Bobsin, Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment — Fundo de Investimento em Participações Multiestratégia and Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia own all of our Class B common shares, they have the ability to elect all directors and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.
So long as Cassio Bobsin, Oria Zenvia Co-investment Holdings, LP, Oria Zenvia Co-investment Holdings II, LP, Oria Tech Zenvia Co-investment — Fundo de Investimento em Participações Multiestratégia and Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia have the ability to determine the outcome of most matters submitted to a vote of shareholders as well as the overall management and direction of Zenvia Inc., third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that we have two classes of common shares may have the effect of depriving you as a holder of Class A common shares of an opportunity to sell your Class A common shares at a premium over prevailing market prices and make it more difficult to replace the directors and management of Zenvia Inc.
Preferred Shares
Our board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.
Despite the anti-takeover provisions described above, under Cayman Islands law, our board of directors may only exercise the rights and powers granted to them under the Articles of Association, for what they believe in good faith to be in our best interests.
Protection of Non-Controlling Shareholders
The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.
Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.
Notwithstanding the U.S. securities laws and regulations that are applicable to us, general corporate claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our Articles of Association.
The Cayman Islands courts ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against us, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control Zenvia Inc., and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Registration Rights and Restricted Shares
Effective upon consummation of this offering, we intend to enter into a registration rights agreement with substantially all of our pre-IPO shareholders pursuant to which we will grant them customary registration rights for the resale of the Class A common shares held by them (including Class A common shares acquired upon conversion of Class B common shares). Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. Class A common shares covered by a registration statement will be eligible for sales in the public market upon the expiration, or their release from the terms of, the lock-up agreements described below. In addition, even if such shareholders do not exercise their formal registration rights, they or entities controlled by them or their permitted transferees will, subject to the lock-up agreements described below, be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC. We, all of our directors, officers and substantially all of our shareholders have agreed to enter into lock-up agreements that restrict us and them, subject to specified exceptions, from selling or otherwise disposing of any shares for a period of 180 days after the date of this prospectus without the prior consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC. However, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC may, in their sole discretion and without notice, release all or any portion of the shares from the restrictions in any of the lock-up agreements described above. In addition, these lock-up agreements are subject to the exceptions described in “Underwriting — Lock-up Agreements,” including the right for us to issue new shares if we carry out an acquisition or enter into a merger, joint venture or strategic participation.
Principal Differences between Cayman Islands and U.S. Corporate Law
The Companies Act was modelled originally after similar laws in England and Wales but does not follow subsequent statutory enactments in England and Wales. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements
In certain circumstances the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).
Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation, containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66 2∕3% in value) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation. Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or property or any part thereof;

(iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.
Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.
Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the

Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:
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we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

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the shareholders have been fairly represented at the meeting in question;

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the arrangement is such as a businessman would reasonably approve; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Squeeze-Out Provisions
When a takeover offer is made and accepted by holders of 90.0% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.
Shareholders’ Suits
Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
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a company is acting or proposing to act illegally or beyond the scope of its authority;

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the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

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those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Corporate Governance
Cayman Islands law restricts transactions between a company and its directors unless there are provisions in the Articles of Association which provide a mechanism to alleviate possible conflicts of interest. Additionally, Cayman Islands law imposes on directors’ duties of care and skill and fiduciary duties to the companies which they serve. Under our Articles of Association, a director must disclose the nature and extent of his interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, the interested director may vote in respect of any transaction or arrangement in which he or she is interested. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.

Subject to the foregoing and our Articles of Association, our directors may exercise all the powers of Zenvia Inc. to vote compensation to themselves or any member of their body in the absence of an independent quorum.
As a foreign private issuer, we are permitted to follow home country practice in lieu of certain Nasdaq corporate governance rules, subject to certain requirements. We currently rely, and will continue to rely, on the foreign private issuer exemption with respect to the following rules:
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Nasdaq Rule 5605(b), which requires that independent directors comprise a majority of a company’s board of directors. As allowed by the laws of the Cayman Islands, independent directors do not comprise a majority of our board of directors.

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Nasdaq Rule 5605(e)(1), which requires that a company have a nomination committee comprised solely of “independent directors” as defined by Nasdaq. As allowed by the laws of the Cayman Islands, we do not have a nomination committee, nor do we have any current intention to establish one.

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Nasdaq Rule 5605(d) & (e), which require that compensation for our executive officers and selection of our director nominees be determined by a majority of independent directors. As allowed by the laws of the Cayman Islands, we do not have a nomination and corporate governance committee or remuneration committee nor do we have any current intention to establish either.

Borrowing Powers
Our directors may exercise all the powers of Zenvia Inc. to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of Zenvia Inc. or of any third party. Such powers may be varied by a special resolution of shareholders (requiring a two-thirds majority vote).
Indemnification of Directors and Executive Officers and Limitation of Liability
The Companies Act does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provides that we shall indemnify and hold harmless our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ and Controlling Shareholders’ Fiduciary Duties
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Accordingly, directors owe fiduciary duties to their companies to act bona fide in what they consider to be the best interests of the company, to exercise their powers for the purposes for which they are conferred and not to place themselves in a position where there is a conflict between their personal interests and their duty to the company. Accordingly, a director owes a company a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. However, this obligation may be varied by the company’s articles of association, which may permit a director to vote on a matter in which he has a personal interest provided that he has disclosed that nature of his interest to the board of directors. Our Articles of Association provides that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.
A director of a Cayman Islands company also owes to the company duties to exercise independent judgment in carrying out his functions and to exercise reasonable skill, care and diligence, which has both objective and subjective elements. Recent Cayman Islands case law confirmed that directors must exercise the care, skill and diligence that would be exercised by a reasonably diligent person having the general knowledge, skill and experience reasonably to be expected of a person acting as a director. Additionally, a director must exercise the knowledge, skill and experience which he or she actually possesses.
A general notice may be given to the board of directors to the effect that (1) the director is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm; or (2) he or she is to be regarded as interested in any contract or arrangement which may after the date of the notice to the board of directors be made with a specified person who is connected with him or her, will be deemed sufficient declaration of interest. This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to our Articles of Association and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, a director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.
In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
Furthermore, as a matter of Cayman Islands law and in contrast to the position under Delaware corporate law, controlling shareholders of Cayman Islands companies do not owe fiduciary duties to those companies, other than the limited duty that applies to all shareholders to exercise their votes to amend a company’s articles of association in good faith in the interests of the company. The absence of this minority shareholder protection might impact the ability of minority shareholders to protect their interests.
Shareholder Proposals
Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles of Association provides that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.
Cumulative Voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Articles of Association does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors
The office of a director shall be vacated automatically if, among other things, he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes an arrangement or composition with his creditors, (3) dies or is, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director (4) resigns his office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his/her office be vacated.
Transaction with Interested Shareholders
The Delaware General Corporation Law provides that; unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that this person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owe duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding Up
Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors, it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution that it be wound up because it is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.
Under the Companies Act, we may be dissolved, liquidated or wound up by a special resolution of shareholders (requiring a two-thirds majority vote). Our Articles of Association also give its board of directors the authority to petition the Cayman Islands Court to wind up Zenvia.
Variation of Rights of Shares
Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. Under our Articles of Association, if the share capital is divided into more than one class of shares, the rights attached to any class may only be varied with the written consent of the holders of two-thirds of the shares of that class or the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.
Also, except with respect to share capital (as described above), alterations to our Articles of Association may only be made by special resolution of shareholders (requiring a two-thirds majority vote).
Amendment of Governing Documents
Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under Cayman Islands law, our Articles of Association generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution of shareholders (requiring a two-thirds majority vote).
Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by our Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.
Handling of Mail
Mail addressed to us and received at our registered office will be forwarded unopened to the forwarding address, which will be supplied by us. None of us, our directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address.
Cayman Islands Data Protection
We have certain duties under the Data Protection Act, 2017 of the Cayman Islands, or the DPL, based on internationally accepted principles of data privacy.
Privacy Notice
This privacy notice puts our shareholders on notice that through your investment in us you will provide us with certain personal information which constitutes personal data within the meaning of the DPL, or personal data.
Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How We May Use a Shareholder’s Personal Data
We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.
Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

CLASS A COMMON SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Class A common shares, and we cannot assure you that a significant public market for our Class A common shares will develop or be sustained after this offering. Future sales of substantial amounts of our Class A common shares in the public market after this offering, or the possibility of these sales occurring, could materially and adversely affect the prevailing market prices. Furthermore, since only a limited number of Class A common shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of Class A common shares in the public market after those restrictions lapse could adversely affect the prevailing market price for our Class A common shares, as well as our ability to raise equity capital in the future.
Upon the completion of this offering, 13,108,801 Class A common shares will be outstanding (assuming no exercise of the underwriters’ option to purchase additional Class A common shares). The Class A common shares to be sold in this offering by us will be freely tradable, except that any Class A common shares acquired by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, in this offering may only be sold in compliance with the limitations described below. The remaining Class B common shares outstanding after this offering, representing 64.39% of our outstanding shares, will be held by our current shareholders and restricted as a result of securities laws or lock-up agreements as described below. Following the expiration of the lock-up period, all Class B common shares (as converted into Class A common shares in the event of any such sale) will be eligible for resale in compliance with Rule 144 or Rule 701. “Restricted securities” as defined under Rule 144 were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These Class A common shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.
Lock-up Agreements
Prior to this offering, we, all of our directors, officers and substantially all of our shareholders have agreed with the underwriters that, for a period of 180 days following the date of this prospectus, we or they will not offer, sell, contract to sell, pledge, grant an option to purchase, make any short sale or otherwise dispose of any of our Class A common shares, or any options or warrants to purchase our Class A common shares or any securities so owned convertible into or exchangeable for our Class A common shares, subject to specified exceptions, as set forth under “Underwriting.”Goldman Sachs & Co. LLC and Morgan Stanley& Co. LLC on behalf of the underwriters may, in their sole discretion, at any time without prior notice, release all or any portion of the Class A common shares from the restrictions in any such agreement.
Rule 144
In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our Class A common shares or the average weekly trading volume of our Class A common shares on the during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.
Rule 701
Rule 701 generally allows a shareholder who purchased Class A common shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of us during the immediately preceding 90 days to sell these Class A common shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 Class A common shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 Class A common shares, however, are required to wait until 90 days after the date of this prospectus before selling such Class A common shares pursuant to Rule 701.
Registration Rights
Effective upon consummation of this offering, we intend to enter into a registration rights agreement with substantially all of our pre-IPO shareholders pursuant to which we will grant them customary registration rights for the resale of the Class A common shares held by them (including Class A common shares acquired upon conversion of Class B common shares). Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. Class A common shares covered by a registration statement will be eligible for sales in the public market upon the expiration, or their release from the terms of, the lock-up agreements described above. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our Class A common shares. See “Principal Shareholders — Registration Rights Agreement.”
Equity Incentive Plan
We intend to file a registration statement on Form S-8 under the Securities Act following this offering to register all of the Class A common shares issued or reserved for issuance under our incentive plan. See “Management — IPO Grants and Post-IPO Equity Incentive Plan.” We expect to file this registration statement as soon as practicable after this offering. Class A common shares covered by this registration statement will be eligible for sale in the public market, upon the expiration or release from the terms of the lock-up agreements, and subject to vesting of such Class A common shares.

CERTAIN TAX CONSIDERATIONS
The following summary contains a description of material Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common shares. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Class A common shares, is not applicable to all categories of investors, some of which may be subject to special rules, and does not address all of the Cayman Islands and U.S. federal income tax considerations applicable to any particular holder. The summary is based upon the tax laws of the Cayman Islands and the United States and regulations thereunder as of the date hereof, which are subject to change.
Prospective purchasers of our Class A common shares should consult their own tax advisors about the particular Cayman Islands and U.S. federal, state, local and other tax consequences to them of the acquisition, ownership and disposition of our Class A common shares.
Certain Cayman Islands Tax Considerations
The Cayman Islands laws currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of Class A common shares. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties which are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.
As a Cayman Islands exempted company with limited liability, we are entitled, upon application, to receive an undertaking as to tax concessions pursuant to Section 6 of the Tax Concessions Law (2018 Revision). This undertaking would provide that, for a period of 20 years from the date of issue of the undertaking, no law thereafter enacted in the Cayman Islands imposing any taxes to be levied on profits, income, gains or appreciation will apply to us or our operations.
Payments of dividends and capital in respect of our Class A common shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A common shares, nor will gains derived from the disposal of our Class A common shares be subject to Cayman Islands income or corporation tax.
There is no income tax treaty or convention currently in effect between the United States and the Cayman Islands.
Certain United States Federal Income Tax Considerations
The following discussion describes certain U.S. federal income tax consequences of the purchase, ownership and disposition of our Class A common shares as of the date hereof. This discussion deals only with Class A common shares that are held as capital assets by a U.S. Holder (as defined below).
As used herein, the term “U.S. Holder” means a beneficial owner of our Class A common shares that is, for U.S. federal income tax purposes, any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion is based upon provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.
This discussion does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•
a dealer or broker in securities or currencies;

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a financial institution;

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a regulated investment company;

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a real estate investment trust;

•
an insurance company;

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a tax-exempt organization;

•
a person holding our Class A common shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

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a trader in securities that has elected the mark-to-market method of accounting for your securities;

•
a person liable for alternative minimum tax;

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a person who owns or is deemed to own 10% or more of all of our outstanding shares of stock (by vote or value);

•
a partnership or other pass-through entity for U.S. federal income tax purposes;

•
a person required to accelerate the recognition of any item of gross income with respect to our Class A common shares as a result of such income being recognized on an applicable financial statement; or

•
a person whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our Class A common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or partner of a partnership holding our Class A common shares, you should consult your tax advisors.
This summary does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the Medicare tax on net investment income or the effects of any state, local or non-United States tax laws. If you are considering the purchase of our Class A common shares, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our Class A common shares, as well as the consequences to you arising under other U.S. federal tax laws (such as estate and gift tax laws) and the laws of any other taxing jurisdiction.
Taxation of Dividends
Subject to the discussion under “— Passive Foreign Investment Company” below, the gross amount of distributions on our Class A common shares will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the tax basis of the Class A common shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange (as discussed below under “— Taxation of Sales or Exchanges”). We do not, however, expect to determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend for U.S. federal income tax purposes.

Any dividends that you receive (including any withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code. With respect to non-corporate U.S. investors, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our Class A common shares, which will be listed on the Nasdaq, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that our Class A common shares will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.
However, notwithstanding the foregoing, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a passive foreign investment company (as discussed below under “— Passive Foreign Investment Company”) in the taxable year in which such dividends are paid or in the preceding taxable year.
For purposes of calculating the foreign tax credit, dividends paid on our Class A common shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.
Distributions of Class A common shares, or rights to subscribe for Class A common shares, which are received as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.
Taxation of Sales or Exchanges
For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of Class A common shares in an amount equal to the difference between the amount realized for the Class A common shares and your tax basis in the Class A common shares, both determined in U.S. dollars. Subject to the discussion under “— Passive Foreign Investment Company” below, such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the Class A common shares for more than one year. Long-term capital gains of non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as U.S. source gain or loss.
Passive Foreign Investment Company
Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a passive foreign investment company, or PFIC, for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or the foreseeable future, although there can be no assurance in this regard.
In general, for any taxable year, we will be classified as a PFIC for U.S. federal income tax purposes if either (i) 75% or more of our gross income in that taxable year is passive income or (ii) the average percentage of our assets (which includes cash) by value in that taxable year which produce, or are held for the production of, passive income is at least 50%. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% (by value) of the stock of another corporation, for purposes of determining whether we are a PFIC, we will be treated as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

The determination of whether we are a PFIC is made annually. Accordingly, it is possible that our PFIC status may change due to changes in our asset or income composition. Because we have valued our goodwill based on the expected market value of our Class A common shares, a decrease in the price of our Class A common shares may also result in our becoming a PFIC. If we are a PFIC for any taxable year during which you hold our Class A common shares, you will be subject to special tax rules discussed below.
If we are a PFIC for any taxable year during which you hold our Class A common shares and you do not make a timely mark-to-market election, as described below, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of Class A common shares. Distributions received in a taxable year will be treated as excess distributions to the extent that they are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the Class A common shares. Under these special tax rules:
•
the excess distribution or gain will be allocated ratably over your holding period for the Class A common shares,

•
the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•
the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Although the determination of whether we are a PFIC is made annually, if we are a PFIC for any taxable year in which you hold our Class A common shares, you will generally be subject to the special tax rules described above for that year and for each subsequent year in which you hold the Class A common shares (even if we do not qualify as a PFIC in such subsequent years). However, if we cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your Class A common shares had been sold on the last day of the last taxable year during which we were a PFIC. You are urged to consult your own tax advisor about this election.
In lieu of being subject to the special tax rules discussed above, if we are a PFIC for any taxable year in which you hold our Class A common shares, you may make a mark-to-market election with respect to your Class A common shares provided such Class A common shares are treated as “marketable stock.” The Class A common shares generally will be treated as marketable stock if they are regularly traded on a “qualified exchange or other market” (within the meaning of the applicable Treasury regulations). A class of stock is considered regularly traded, for these purposes, for any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter on a qualified exchange or other market. It is intended that the Class A common shares will be listed on the Nasdaq, which is treated as a qualified exchange for these purposes, but no assurance can be given that the Class A common shares will be “regularly traded” for purposes of the mark-to-market election.
If you make an effective mark-to-market election, for each taxable year that we are a PFIC you will include as ordinary income the excess of the fair market value of your Class A common shares at the end of the year over your adjusted tax basis in the Class A common shares. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the Class A common shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Such election will not apply to any of our non-U.S. subsidiaries. Accordingly, you may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs notwithstanding a mark-to-market election for the Class A common shares. Your adjusted tax basis in the Class A common shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. In addition, upon the sale or other disposition of your Class A common shares in a year that we are a PFIC, any gain will be treated as ordinary income and, to the extent of the net amount of previously included income as a result of the mark-to-market election, any loss will be treated as ordinary loss.
If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the Class A common shares are no longer regularly traded on a qualified exchange or other market, or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.
Alternatively, you can sometimes avoid the special tax rules described above by electing to treat a PFIC as a “qualified electing fund” under Section 1295 of the Code. However, this option is not available to you with respect to our Class A common shares because we do not intend to comply with the requirements necessary to permit you to make this election.
If we are a PFIC for any taxable year during which you hold our Class A common shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.
You will generally be required to file Internal Revenue Service Form 8621 if you hold our Class A common shares in any year in which we are classified as a PFIC. You are urged to consult your tax advisors concerning the U.S. federal income tax consequences of holding Class A common shares if we are considered a PFIC in any taxable year.
Information Reporting and Backup Withholding
In general, information reporting will apply to dividends in respect of our Class A common shares and the proceeds from the sale, exchange or other disposition of Class A common shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.
Certain U.S. Holders are required to report information relating to our Class A common shares, subject to certain exceptions (including an exception for Class A common shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold the Class A common shares. You are urged to consult your own tax advisors regarding information reporting requirements relating to your ownership of the Class A common shares.

UNDERWRITING
We and the underwriters named below have entered into an underwriting agreement dated           , 2021 with respect to the Class A common shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Itau BBA USA Securities, Inc. are the representatives of the underwriters.
Underwriter	Number of Class A Common Shares
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Banco Bradesco BBI S.A.
Itau BBA USA Securities, Inc.
UBS Securities LLC
XP Investments US, LLC
Total
Bradesco Securities Inc. will act as agent of Banco Bradesco BBI S.A. for sales of the Class A common shares in the United States of America. Banco Bradesco BBI S.A. is not a broker-dealer registered with the SEC, and therefore may not make sales of any shares in the United States to U.S. persons. Banco Bradesco BBI S.A. and Bradesco Securities, Inc. are affiliates of Banco Bradesco S.A.
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Class A common shares sold under the underwriting agreement, if any of these Class A common shares are purchased, other than the shares covered by the option described below unless and until this option is exercised. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have granted the underwriters an option to buy up to an additional 1,936,364 Class A common shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days from the date of this prospectus. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the underwriters may be required to make in respect of those liabilities.
Commissions and Discounts
The following table shows the per Class A common share and total public offering price, underwriting discounts and commissions to be paid to the underwriters by us, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,936,364 Class A common shares.
Total
	Per Class A common share	No Exercise	Full Exercise
(US$)
Initial public offering price
Underwriting discounts and commissions to be paid by us
Proceeds, before expenses, to us

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately US$3,469,368. We have also agreed to reimburse the underwriters for certain expenses relating to clearance of this offering with FINRA in an amount not to exceed US$       .
Class A common shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Class A common shares sold by the underwriters to securities dealers may be sold at a discount of up to US$      per Class A common share from the initial public offering price. After the initial offering of our shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
Lock-up Agreements
We, our officers, directors and substantially all of our shareholders, have agreed with the underwriters, subject to certain exceptions described below, not to dispose of or hedge any of their Class A common shares or securities convertible into or exchangeable for Class A common shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Class A common shares, or any options or warrants to purchase any Class A common shares, or any securities convertible into, exchangeable for or that represent the right to receive Class A common shares (including Class B common shares), whether now owned or later acquired, engage in any hedging or other transaction which is designed to or which reasonably would be expected to lead to or result in a sale or disposition of Class A common shares, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Class A common shares or with respect to any security that includes, relates to, or derives any significant part of its value from Class A common shares. These lock-up restrictions will not apply to: (a) bona fide gift or gifts, provided that the donee or donees agree to be bound in writing by the terms of the lock-up agreement, (b) any trust for the direct or indirect benefit of the signatories of the lock-up agreement or their immediate family, provided that the trustee of such a trust agrees to be bound in writing by the terms of the lock-up agreement, and provided further that any such transfer shall not involve a disposition for value, (c) transfers that occur by reason of a will or under the laws of descent, or pursuant to statutes governing the effects of a qualified domestic order or divorce settlement, provided that the transferee or transferees agree to be bound in writing by the terms of the lock-up agreement, (d) transactions relating to our Class A common shares or other securities acquired in open market transactions after the completion of our initial public offering, provided that no filing under Section 16(a) of the Exchange Act, and the rules and regulations thereunder, shall be required or shall be voluntarily made in connection with subsequent sales of Class A common shares or other securities acquired in such open market transactions, (e) transfers following the consummation of our initial public offering, pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our issued share capital involving a “change of control” (meaning a change in our ownership of not less than 85%) that has been approved by our board of directors, provided that should such a transaction not be completed, the lock-up restrictions will continue to apply to the signatories of the lock-up agreement, (f) pursuant to the underwriting agreement and any reclassification, conversion or exchange in connection with such sale of Class A common shares, (g) as a result of the operation of law, or pursuant to an order of a court or regulatory agency, or (h) with the prior written consent of the representatives on behalf of the underwriters.
We also agreed not to file with the SEC a registration statement under the Securities Act relating to, any securities that are substantially similar to the Class A common shares, including but not limited to any options or warrants to purchase Class A common shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A common shares (including Class B common shares) or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Class A common shares or any such other securities. These restrictions will not apply to: (a) the issuance of Class A common shares to be sold pursuant to this offering, (b) the grant by us of any options, warrants or shares or the issuance of Class A common shares upon the exercise of an option or warrant or under our long-term incentive plan described in this prospectus, provided that the recipients of such Class A common shares enter into a written letter agreement agreeing to remain subject to the lock-up restrictions set forth in such agreement with the underwriters, (c) the issuance of Class A common shares upon the conversion of a security, as described in this prospectus outstanding as of the date of this prospectus, provided that the recipients of such Class A common shares enter into a written letter agreement agreeing to remain subject to the lock-up restrictions set forth in such agreement with the underwriters, (d) the issuance of Class A common shares in connection with a merger, acquisition, joint venture or strategic participation entered into by us, provided that (i) the aggregate number of such Class A common shares issued thereby shall not exceed 10% of our issued and outstanding capital stock as of the date of such merger, acquisition, joint venture or strategic participation and (ii) the recipients of such Class A common shares enter into a written letter agreement agreeing to remain subject to the lock-up restrictions set forth in such agreement with the underwriters, (e) the filing by us of any registration statement on Form S-8 or a successor form thereto relating to our current or contemplated long-term incentive plans described in this prospectus, (f) a confidential or non-public submission of a registration statement with the SEC during the lock-up period, provided that (x) no public announcement of such confidential or non-public submission shall be made and (y) no such confidential or nonpublic submission shall become a publicly available registration statement during the lock-up period; or (g) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Class A common shares, provided that (i) such a plan does not provide for the transfer of Class A common shares during the lock-up period and (ii) no public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the us regarding the establishment of such plan.
Listing Venue
Our Class A common shares have been approved for listing on the Nasdaq under the symbol “ZENV.”
Prior to this offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.
Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers or affiliates, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Price Stabilization, Short Positions and Penalty Bids
In connection with this offering, the underwriters may purchase and sell Class A common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the number of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the number of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of Class A common shares made by the underwriters in the open market prior to the completion of this offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common shares. As a result, the price of the Class A common shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq, in the over-the-counter market or otherwise.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as email.
Selling Restrictions
European Economic Area and the United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no Class A common shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Class A com-mon shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of Class A common shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
•
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

•
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the Class A common shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. Neither we nor the representatives of the underwriters named above have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any Class A common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and each of the underwriters that it is a “qualified investor” within the meaning of the Prospectus Regulation.
In the case of any Class A common shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to any Class A common shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A common shares to be offered so as to enable an investor to decide to purchase or subscribe for any Class A common shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
References to the Prospectus Regulation includes, in relation to the United Kingdom, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.
The above selling restriction is in addition to any other selling restrictions set out below.
In connection with this offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to this offering.
United Kingdom
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Argentina
The Class A common shares are not authorized for public offering in Argentina by the Comisión Nacional de Valores pursuant to Argentine Public Offering Law No. 17,811, as amended, and they shall not be sold publicly. Therefore, any transaction carried out in Argentina must be made privately.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged or will be lodged with the Australian Securities and Investments Commission (ASIC), in relation to this offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Class A common shares may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Class A common shares without disclosure to investors under Chapter 6D of the Corporations Act.
The Class A common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Class A common shares must observe such Australian on-sale restrictions.
The Company is not licensed in Australia to provide financial product advice in relation to the Class A common shares. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Any advice contained in this document is general advice only. Before making an investment decision on the basis of this document, investors should consider the appropriateness of the information in this document, having regard to their own objectives, financial situation and needs, and, if necessary, seek expert advice on those matters. No cooling off period applies to an acquisition of the Class A common shares.
Brazil
The offer and sale of our Class A common shares has not been, and will not be, registered (or exempted from registration) with the Brazilian Securities Commission (Comissão de Valores Mobiliários — CVM) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under CVM Rule No. 400, of December 29, 2003, as amended, or under CVM Rule No. 476, of January 16, 2009, as amended. Any representation to the contrary is untruthful and unlawful. As a consequence, our Class A common shares cannot be offered in Brazil or to any investor resident or domiciled in Brazil.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Cayman Islands
This prospectus does not constitute a public offer of the Class A common shares, whether by way of sale or subscription, in the Cayman Islands. The Class A common shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Chile
The offer of the Class A common shares is subject to CMF Rule 336. The Class A common shares being offered will not be registered under the Chilean Securities Market Law in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the CMF and, therefore, the Class A common shares are not subject to the supervision of the CMF. As unregistered securities, we are not required to disclose public information about the Class A common shares in Chile. Accordingly, the Class A common shares cannot and will not be publicly offered to persons in Chile unless they are registered in the corresponding securities registry. The Class A common shares may only be offered in Chile in circumstances that do not constitute a public offering under Chilean law or in compliance with CMF Rule 336. Pursuant to CMF Rule 336, the Class A common shares may be privately offered in Chile to certain “qualified investors” identified as such therein (which in turn are further described in Rule No. 216, dated June 12, 2008 and in Rule No. 410, dated July 27, 2016, both issued by the CMF).
LA OFERTA DE LAS ACCIONES COMUNES CLASE A SE ACOGE A LA NORMA DE CARÁCTER GENERAL Nº336 DE LA CMF. LAS ACCIONES COMUNES CLASE A QUE SE OFRECEN NO ESTÁN INSCRITOS BAJO LA LEY DE MERCADO DE VALORES EN EL REGISTRO DE VALORES O EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA CMF, POR LO QUE TALES VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ÉSTA. POR TRATARSE DE VALORES NO INSCRITOS, NO EXISTE OBLIGACIÓN POR PARTE DEL EMISOR DE ENTREGAR EN CHILE INFORMACIÓN PÚBLICA RESPECTO DE ESTOS VALORES. LAS ACCIONES COMUNES CLASE A NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE. LAS ACCIONES COMUNES CLASE A SOLO PODRÁN SER OFRECIDOS EN CHILE EN CIRCUNSTANCIAS QUE NO CONSTITUYAN UNA OFERTA PÚBLICA O CUMPLIENDO CON LO DISPUESTO EN LA NORMA DE CARÁCTER GENERAL Nº336 DE LA CMF. EN CONFORMIDAD CON LO DISPUESTO POR LA NORMA DE CARÁCTER GENERAL Nº336, LAS ACCIONES COMUNES CLASE A PODRÁN SER OFRECIDOS PRIVADAMENTE A CIERTOS “INVERSIONISTAS CALIFICADOS,” IDENTIFICADOS COMO TAL EN DICHA NORMA (Y QUE A SU VEZ ESTÁN DESCRITOS EN LA NORMA DE CARÁCTER GENERAL Nº216 DE LA CMF DE FECHA 12 DE JUNIO DE 2008 Y EN LA NORMA DE CARÁCTER GENERAL Nº410 DE LA CMF DE FECHA 27 DE JULIO DE 2016).
China
The Class A common shares may not be offered or sold directly or indirectly to the public in the People’s Republic of China (China) and neither this prospectus, which has not been submitted to the Chinese Securities and Regulatory Commission, nor any offering material or information contained herein relating to the Class A common shares may be supplied to the public in China or used in connection with any offer for the subscription or sale of Class A common shares to the public in China. The Class A common shares may only be offered or sold to China-related organizations which are authorized to engage in foreign exchange business and offshore investment from outside of China. Such China-related investors may be subject to foreign exchange control approval and filing requirements under the relevant Chinese foreign exchange regulations. For the purpose of this paragraph, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.
Colombia
The Class A common shares have not been and will not be registered on the Colombian National Registry of Securities and Issuers or in the Colombian Stock Exchange. Therefore, the Class A common shares may not be publicly offered in Colombia. This material is for your sole and exclusive use as a determined entity, including any of your shareholders, administrators or employees, as applicable. You acknowledge the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment consummated pursuant hereto and represent that you are the sole liable party for full compliance with any such laws and regulations.
France
Neither this prospectus nor any other offering material relating to the Class A common shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés

Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Class A common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Class A common shares has been or will be: (1) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (2) used in connection with any offer for subscription or sale of the Class A common shares to the public in France. Such offers, sales and distributions will be made in France only to: (a) persons providing investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers), and/or (b) qualified investors (investisseurs qualifiés) acting for their own account, and/or (c) a limited circle of investors (cercle restreint) acting for their own account, as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1 and D. 411-4 of the French Code monétaire et financier.
The Class A common shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Germany
The Class A common shares will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Gesetz uber die Erstellung, Billigung und Veroffentlichung des Prospekts, der beim offentlicken Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu veroffenlichen ist — Wertpapierprospektgesetz) as of June 22, 2005, effective as of July 1, 2005, as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus (Verkaufsprospeckt) within the meaning of the German Securities Selling Prospectus Act has been or will be registered within the Financial Supervisory Authority of the Federal Republic of Germany or otherwise published in Germany.
Hong Kong
The Class A common shares may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (2) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Class A common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Ireland
The Class A common shares will not be placed in or involving Ireland otherwise than in conformity with the provisions of the Intermediaries Act 1995 of Ireland (as amended) including, without limitation, Sections 9 and 23 (including advertising restrictions made thereunder) thereof and the codes of conduct made under Section 37 thereof.
Israel
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the Class A common shares is directed only at, (1) a limited number of persons in accordance with the Israeli Securities Law and (2) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of its meaning and agree to it.
Italy
The offering of the Class A common shares has not been registered pursuant to Italian securities legislation and, accordingly, no Class A common shares may be offered or sold in the Republic of Italy in a solicitation to the public, and sales of the Class A common shares in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.
No offer, sale or delivery of the Class A common shares or distribution of copies of any document relating to the Class A common shares will be made in the Republic of Italy except: (a) to “Professional Investors,” as defined in Article 31.2 of Regulation No. 11522 of 1 July 1998 of the Commissione Nazionale per la Società e la Borsa, or the CONSOB, as amended, or CONSOB Regulation No. 11522, pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended, or the Italian Financial Act; or (b) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under the Italian Financial Act or Regulation No. 11971 of 14 May 1999, as amended.
Any such offer, sale or delivery of the Class A common shares or any document relating to the Class A common shares in the Republic of Italy must be: (1) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, the Italian Financial Act, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and (2) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.
Investors should also note that, in any subsequent distribution of the Class A common shares in the Republic of Italy, Article 100-bis of the Italian Financial Act may require compliance with the law relating to public offers of securities. Furthermore, where the Class A common shares are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of Class A common shares who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorized person at whose premises the Class A common shares were purchased, unless an exemption provided for under the Italian Financial Act applies.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Kuwait
The Class A common shares have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus and the offering and sale of the Class A common shares in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus comes are required by us and the international underwriters to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the international underwriters to obtain copies of this prospectus are required by us and the international underwriters to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the Class A common shares.
Mexico
The Class A common shares have not been registered in Mexico with the Securities Section (Sección de Valores) of the National Securities Registry (Registro Nacional de Valores) maintained by the Comisión Nacional Bancaria y de Valores, and that no action has been or will be taken that would permit the offer or sale of the Class A common shares in Mexico absent an available exemption under Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores).
Netherlands
The Class A common shares may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus nor any other document in respect of the international offering may be distributed in or from the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of Class A common shares is publicly announced that the offer is exclusively made to said individuals or legal entities.
Peru
The Class A common shares and this prospectus have not been registered in Peru under the Decreto Supremo Nº 093-2002-EF: Texto Único Ordenado de la Ley del Mercado de Valores, (the “Peruvian Securities Law”) or before the Superintendencia del Mercado de Valores and cannot be offered or sold in Peru except in a private offering under the meaning of the Peruvian Securities Laws. The Peruvian Securities Law provides that an offering directed exclusively to “institutional investors” (as defined in the Institutional Investors Market Regulations) qualifies as a private offering. The Class A common shares acquired by institutional investors in Peru cannot be transferred to a third party, unless such transfer is made to another institutional investor or the Class A common shares have been previously registered with the Registro Público del Mercado de Valores.
Portugal
No document, circular, advertisement or any offering material in relation to the share has been or will be subject to approval by the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários), or the CMVM. No Class A common shares may be offered, re-offered, advertised, sold, re-sold or delivered in circumstances which could qualify as a public offer (oferta pública) pursuant to the Portuguese Securities Code (Código dos Valores Mobiliários), and/or in circumstances which could qualify the issue of the Class A common shares as an issue or public placement of securities in the Portuguese market. This prospectus and any document, circular, advertisements or any offering material may not be directly or indirectly distributed to the public. All offers, sales and distributions of the Class A common shares have been and may only be made in Portugal in circumstances that, pursuant to the Portuguese Securities Code, qualify as a private placement (oferta particular), all in accordance with the Portuguese Securities Code. Pursuant to the Portuguese Securities Code, the private placement in Portugal or to Portuguese residents of the Class A common shares by public companies (sociedades abertas) or by companies that are issuers of securities listed on a market must be notified to the CMVM for statistical purposes. Any offer or sale of the Class A common shares in Portugal must comply with all applicable provisions of the Portuguese Securities Code and any applicable CMVM Regulations and all relevant Portuguese laws and regulations. The placement of the Class A common shares in the Portuguese jurisdiction or to any entities which are resident in

Portugal, including the publication of a prospectus, when applicable, must comply with all applicable laws and regulations in force in Portugal and with the Prospectus Directive, and such placement shall only be performed to the extent that there is full compliance with such laws and regulations.
Qatar
The Class A common shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.
Saudi Arabia
Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a Saudi Investor) who acquires the Class A common shares pursuant to the offering should note that the offer of the Class A common shares is an exempt offer under sub-paragraph (3) of paragraph (a) of Article 16 of the “Offer of Securities Regulations” as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1-33-2004 dated December 21, 2004 (the KSA Regulations). The Class A common shares may be offered to no more than 60 Saudi Investors and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (SR) 1 million or an equivalent amount. The offer of Class A common shares is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the transferor) who has acquired Class A common shares pursuant to this exempt offer may not offer or sell Class A common shares to any person (referred to as a transferee) unless the price to be paid by the transferee for such Class A common shares equals or exceeds SR1 million. (b) If the provisions of paragraph (a) cannot be fulfilled because the price of the Class A common shares being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell the Class A common shares to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million. (c) If the provisions of paragraphs (a) and (b) cannot be fulfilled, the transferor may offer or sell the Class A common shares if he/she sells his entire holding of the Class A common shares to one transferee.
Singapore
This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has not offered or sold any Class A common shares or caused such Class A common shares to be made the subject of an invitation for subscription or purchase and will not offer or sell such Class A common shares or cause such Class A common shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Class A common shares, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the SFA, (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Class A common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A common shares pursuant to an offer made under Section 275 of the SFA, except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Class A common shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
South Korea
The Class A common shares have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea under the Financial Investment Services and Capital Markets Act, or the FSCMA. The Class A common shares may not be offered, sold or delivered, or offered or sold for re-offering or resale, directly or indirectly, in Korea or to any Korean resident (as such term is defined in the Foreign Exchange Transaction Law of Korea, or FETL) other than the Accredited Investors (as such term is defined in Article 11 of the Presidential Decree of the FSCMA), for a period of one year from the date of issuance of the Class A common shares except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the FETL and the decrees and regulations thereunder. The Class A common shares may not be resold to Korean residents unless the purchaser of the Class A common shares complies with all applicable regulatory requirements (including but not limited to government reporting requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of the Class A common shares.
Spain
The Class A common shares have not been registered with the Spanish National Commission for the Securities Market and, therefore, no Class A common shares may be publicly offered, sold or delivered, nor any public offer in respect of the Class A common shares made, nor may any prospectus or any other offering or publicity material relating to the Class A common shares be distributed in Spain by the international agents or any person acting on their behalf, except in compliance with Spanish laws and regulations.
Switzerland
The Class A common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the Class A common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the Class A common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Class A common shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of Class A common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Class A common shares.

United Arab Emirates
The Class A common shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

EXPENSES OF THE OFFERING
We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:
Amount (US$)
Expenses:
SEC registration fee	28,344
Nasdaq listing fee	113,600
FINRA filing fee	39,500
Printing and engraving expenses	230,000
Legal fees and expenses	2,039,001
Accounting fees and expenses	912,547
Miscellaneous costs	106,376
Total	3,469,368
All amounts in the table are estimates except the SEC registration fee, the Nasdaq listing fee and the FINRA filing fee. We will pay all of the expenses of this offering listed above.

LEGAL MATTERS
Certain matters of U.S. federal and New York State law will be passed upon for us by Simpson Thacher & Bartlett LLP, and for the underwriters by Davis Polk & Wardwell LLP. The validity of the Class A common shares offered in this offering and other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Certain other matters of Brazilian law will be passed upon for us by Pinheiro Neto Advogados and for the underwriters by Tauil & Chequer Advogados in association with Mayer Brown LLP.

EXPERTS
The consolidated financial statements of Zenvia Mobile Serviços Digitais S.A. as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, has been included herein and in the registration statement in reliance upon the report of KPMG Auditores Independentes, or KPMG, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Rodati Motors Corporation as of July 23, 2020 and December 31, 2019 and for the period from January 1, 2020 to July 23, 2020 and for the year ended December 31, 2019, have been included herein and in the registration statement in reliance upon the audit report of KPMG, appearing elsewhere herein, which includes a qualification stating that such consolidated financial statements are not presented in accordance with International Accounting Standard 1, Presentation of Financial Statements, as they do not include a consolidated statement of financial position and related notes as of July 23, 2019, and the related statements of consolidated profit or loss and other comprehensive income, changes in equity, cash flows and the related notes for the comparative period from January 1 to July 23, 2019, which constitute a departure from International Financial Reporting Standards as issued by the International Accounting Standards Board, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, included in this prospectus and in the Registration Statement have been so included in reliance on the report of BDO RCS Auditores Independentes S.S, or BDO, independent accountant, appearing elsewhere herein, and in the Registration Statement, given on the authority of said firm as experts in accounting and auditing. BDO RCS Auditores Independentes S.S. is a member of the Brazilian Institute of Independent Accountants (Instituto dos Auditores Independentes do Brasil), or Ibracon, and the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade), or the CFC.
With respect to the unaudited condensed consolidated financial statements of D1 for the three month periods ended March 31, 2021 and 2020, included in this Prospectus and in the Registration Statement, BDO reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 6, 2021 appearing herein states that they did not audit and they do not express an opinion on that unaudited condensed consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. BDO is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited condensed consolidated financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by BDO within the meaning of Sections 7 and 11 of the Act.
The financial statements of Smarkio as of November 30, 2020 and December 31, 2019 and for the period of eleven months ended November 30, 2020 and for the year ended December 31, 2019, included in this prospectus and in the Registration Statement have been so included in reliance on the report of BDO, appearing elsewhere herein, and in the Registration Statement, given on the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES
Cayman Islands
We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less prescriptive body of securities laws as compared to the United States and some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.
Enforceability of Civil Liabilities
We have been advised by our Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Anti-Money Laundering
If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering, or is involved with terrorism or terrorist financing and property, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, or FRA, pursuant to the Proceeds of Crime Law (2020 Revision) of the Cayman Islands, or PCL, if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Law (2018 Revision) of the Cayman Islands, or Terrorism Law, if the disclosure relates to involvement with terrorism or terrorist financing and property.
Brazil
Most of our assets are located outside the United States, in Brazil. In addition, all of the members of our board of directors and board of executive officers are nationals or residents of Brazil or non-U.S. residents and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have been advised by Pinheiro Neto Advogados, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, the members of our board of directors or our executive officers obtained in the United States would be enforceable in Brazil without retrial or re-examination of the merits of the original action including, without limitation, any final judgment for payment of a certain amount rendered by any such court, provided that such judgment has been previously recognized by the Brazilian Superior Tribunal of Justice (Superior Tribunal de Justiça), or STJ. That recognition will only be available, pursuant to Articles 963 and 964 of the Brazilian Code of Civil Procedure (Código de Processo Civil, Law No. 13,105, dated March 16, 2015, as amended), if the U.S. judgment:
•
complies with all formalities required for its enforceability, including issuance by a competent court and/or authority, after proper service of process on the parties is made in accordance with applicable law, considering that service of process on individuals in Brazil must comply with applicable Brazilian law, or after sufficient evidence of the parties’ absence (revelia) has been given, in accordance with the applicable law of the jurisdiction where the foreign judgment was issued;

•
is not rendered in an action upon which Brazilian courts have exclusive jurisdiction, pursuant to the provisions of art. 23 of the Brazilian Code of Civil Procedure (Law No. 13,105/2015, as amended);

•
is final binding and therefore not subject to appeal in the jurisdiction in which it was issued (res judicata);

•
it is not contrary to a final and binding award issued by Brazilian courts in the case records of a lawsuit that involves the same parties, cause of action;

•
creates no conflict between the United States judgment and a previous final and binding (res judicata) judgment on the same matter and involving the same parties issued in Brazil;

•
is duly apostilled by a competent authority of the United States, according to the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated as of October 5, 1961 authentication, or the Hague Convention. If such decision emanates from a country that is not a signatory of the Hague Convention, it must be duly authenticated by a Brazilian Diplomatic Office or Consulate;

•
is accompanied by a sworn translation into Brazilian Portuguese made by a certified translator in Brazil, unless an exemption is provided by an international treaty to which Brazil is a signatory; and

•
is not contrary to Brazilian national sovereignty, good morals or public policy and does not violate the dignity of the human person, as set forth in Brazilian law.

The judicial recognition process may be time-consuming and may also give rise to difficulties in enforcing such foreign judgment in Brazil. Accordingly, we cannot assure you that judicial recognition of a foreign judgment would be successful, that the judicial recognition process would be conducted in a timely manner or that a Brazilian court would enforce a judgment of countries other than Brazil.
We believe original actions may be brought in connection with this initial public offering predicated on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the members of our board of directors or our executive officers and certain advisors named herein.
In addition, a plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil or is outside Brazil during the course of litigation in Brazil and who does not own real property in Brazil must post a bond to guarantee the payment of the defendant’s legal fees and court expenses in connection with court procedures for the collection of money according to Article 83 of the Brazilian Code of Civil Procedure (Código de Processo Civil). This bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorneys’ fees, as determined by the Brazilian judge based on the amount under dispute. This is so except in the case of: (1) claims for collection on a título executivo extrajudicial (an instrument which may be enforced in Brazilian courts without a review on the merits), or (2) in the case of an enforcement of a judgment, including foreign judgments that have been duly recognized by the STJ; (3) counterclaims as established; and (4) when an exemption is provided by an international agreement or treaty to which Brazil is a signatory.
If proceedings are brought in Brazilian courts seeking to enforce our obligations with respect to our Class A common shares, payment shall be made in reais. Any judgment rendered in Brazilian courts in respect of any payment obligations with respect to our Class A common shares would be expressed in reais. See “Risk Factors — Risks Relating to Our Class A Common Shares and the Offering — Judgments of Brazilian courts to enforce our obligations with respect to our Class A common shares may be payable only in reais. The exchange rate in force at the time may not offer non-Brazilian investors full compensation for any claim arising from our obligations.”
We have also been advised that the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant in Brazil is governed and limited by provisions of Brazilian law.
Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.
Agent for Service of Process
We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States under U.S. federal or state securities laws arising out of or in connection with this offering. The address of Cogency Global Inc. is 122 East 42th Street, 18th Floor, New York, NY 10168.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the U.S. Securities and Exchange Commission a registration statement on Form F-1 (including amendments and exhibits to the registration statement) under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
Upon completion of this offering, we will be subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the Securities and Exchange Commission within four months after the end of each fiscal year (which is currently four months from December 31, the end of our fiscal year), or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements, which will be examined and reported on with an opinion expressed by an independent public accounting firm, and we intend to submit to the SEC a quarterly report on Form 6-K containing unaudited quarterly financial information for the first three quarters of each fiscal year.
We also maintain an investor relations website at https://investors.zenvia.com. Our website and the information contained therein or connected thereto will not be deemed to be incorporated into the prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our common shares.
We will send the transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

EXPLANATORY NOTE TO THE FINANCIAL STATEMENTS
The Registrant was incorporated on November 3, 2020 to become the holding entity of Zenvia Brazil in connection with the Registrant’s initial public offering. Prior to the Corporation Reorganization, which was effected on May 7, 2021, the Registrant had not commenced operations and had nominal assets and liabilities and no material contingent liabilities or commitments. Accordingly, the audited financial statements of the Registrant have been omitted from this prospectus. The audited financial statements presented in this prospectus are those of Zenvia Brazil, the Company’s principal operating company and wholly-owned subsidiary.

INDEX TO FINANCIAL STATEMENTS
Unaudited Interim Condensed Consolidated Financial Statements of Zenvia Mobile Serviços Digitais S.A as of March 31, 2021 and for the three months ended March 31, 2021 and 2020
Unaudited Consolidated Statement of Financial Position	F-3
Unaudited Consolidated Statement of Profit or Loss and Other Comprehensive Income	F-4
Unaudited Consolidated Statement of Changes in Equity	F-5
Unaudited Consolidated Statement of Cash Flows	F-6
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-7
Audited Consolidated Financial Statements of Zenvia Mobile Serviços Digitais S.A as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018
Independent Auditors’ Report on the Financial Statements	F-24
Consolidated Statement of Financial Position	F-25
Consolidated Statement of Profit or Loss and Other Comprehensive Income	F-26
Consolidated Statement of Changes in Equity	F-27
Consolidated Statement of Cash Flows	F-28
Notes to Consolidated Financial Statements	F-29

Audited Consolidated Financial Statements of Rodati Motors Corporation as of July 23, 2020 and December 31, 2019 and for the period from January 1, 2020 to July 23, 2020 and for the year ended December 31, 2019

Independent Auditors’ Report on the Financial Statements	F-68
Consolidated Statements of Financial Position	F-69
Consolidated Statements of Profit or Loss and Other Comprehensive Income	F-70
Consolidated Statements of Changes in Equity	F-71
Consolidated Statements of Cash Flows	F-72
Notes to Consolidated Financial Statements	F-73

Unaudited Interim Condensed Consolidated Financial Statements of One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. as of March 31, 2021 and for the three months ended March 31, 2021 and 2020

Independent Auditors’ Review Report on Review of the Interim Financial Statements	F-95
Unaudited Condensed Consolidated Statements of Financial Position	F-96
Unaudited Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Loss	F-97
Unaudited Condensed Consolidated Statements of Changes in Equity	F-99
Unaudited Condensed Consolidated Statements of Cash Flows	F-100
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-101

Audited Consolidated Financial Statements of One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020

Independent Auditors’ Report on the Financial Statements	F-130
Consolidated Statements of Financial Position	F-132
Consolidated Statements of Profit or Loss and Other Comprehensive Loss	F-133
Consolidated Statements of Changes in Equity	F-135
Consolidated Statements of Cash Flows	F-136
Notes to Consolidated Financial Statements	F-137

Audited Financial Statements of Smarkio Tecnologia Ltda. as of November 30, 2020 and December 31, 2019 and for the period of eleven months ended November 30, 2020 and for the year ended December 31, 2019

Independent Auditors’ Report on the Financial Statements	F-171
Statements of Financial Position	F-172
Statements of Profit or Loss and Other Comprehensive Income	F-173
Statements of Changes in Equity	F-175
Statements of Cash Flows	F-176
Notes to Financial Statements	F-177

Zenvia Mobile Serviços Digitais S.A.
Unaudited condensed consolidated statements of financial position at March 31, 2021
(In thousands of Reais)
	Note	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	6	95,812	59,979
Trade and other receivables	7	92,954	86,009
Tax assets		8,832	4,897
Financial instruments		382	—
Prepayments		3,730	2,516
Other assets		11,803	1,285
		213,513	154,686
Non-current assets
Tax assets		80	40
Prepayments		1,853	1,931
Interest earning bank deposits	6	2,177	2,227
Property, plant and equipment	8	11,897	12,495
Intangible assets and goodwill	9	278,472	281,475
		294,479	298,168
Total assets		507,992	452,854
Liabilities
Current liabilities
Loans and borrowings	10	40,053	56,197
Trade and other payables		87,562	100,036
Liabilities from aquisitions	13	58,922	53,520
Current tax liabilities		9,447	8,898
Employee benefits		18,094	6,678
Lease liabilities		1,187	1,109
Non-current liabilities
		215,265	226,438
Liabilities from aquisitions	13	46,616	40,228
Trade and other payables		1,593	1,352
Loans and borrowings	10	142,016	42,778
Lease liabilities		1,390	1,649
Provisions for tax, labor and civil risks	12	1,596	2,267
Deferred tax liabilities	18	12,168	22,794
		205,379	111,068
Shareholders’ equity
Capital	14	130,292	130,292
Reserves		5,454	5,454
Translation reserve		1,508	1,033
Accumulated losses		(49,906)	(21,431)
Total equity		87,348	115,348
Total equity and liabilities		507,992	452,854
See the accompanying notes to the financial statements.

Zenvia Mobile Serviços Digitais S.A.
Unaudited condensed consolidated statements of profit or loss and other comprehensive income for the three months ended March 31, 2021
(In thousands of Reais)
	Note	Three Months Ended March 31,
		2021	2020
Net revenue	15	122,693	93,436
Cost of services	16	(92,400)	(67,532)
Gross profit		30,293	25,904
Sales and marketing expenses	16	(15,378)	(6,772)
General and administrative expenses	16	(32,722)	(12,031)
Research and development expenses	16	(5,009)	(2,839)
Allowance for expected credit losses	16	(1,590)	407
Other income and expenses, net		108	53
Operating profit (loss)		(24,298)	4,722
Finance costs	17	(17,659)	(1,746)
Finance income	17	2,926	1,560
Net finance costs		(14,733)	(186)
Profit (loss) before taxes		(39,031)	4,536
Deferred income tax and social contribution	18	10,626	44
Current income tax and social contribution	18	(70)	(1,647)
Profit (loss) of the period		(28,475)	2,933
Other comprehensive income
Items that are or may be reclassified subsequently to profit or loss
Cumulative translation adjustments from operations in foreign currency		475	—
Total comprehensive income (loss) for the period		(28,000)	2,933
Net (loss) earnings per share (expressed in Reais per share)
Basic	19	(5.955)	0.663
Diluted	19	(5.955)	0.663
See the accompanying notes to the financial statements.

Zenvia Mobile Serviços Digitais S.A.
Unaudited condensed consolidated statement of changes in equity
For the three months ended March 31, 2021
(In thousands of reais)
		Profit reserves
	Note	Capital	Legal reserve	Investments reserve	Accumulated losses	Translation reserve	Total shareholders’ equity
Balance at December 31, 2019		93,883	3,162	51,449	—	—	148,494
Profit for the period		—	—	—	2,933	—	2,933
Balance at March 31, 2020		93,883	3,854	1,600	2,933	—	102,270
Balance at December 31, 2020		130,292	3,854	1,600	(21,431)	1,033	115,348
Loss for the period		—	—	—	(28,475)	—	(28,475)
Cumulative translation adjustments from operations in foreign currency		—	—	—	—	475	475
Balance at March 31, 2021		130,292	3,854	1,600	(49,906)	1,508	87,348
See the accompanying notes to the financial statements.

Zenvia Mobile Serviços Digitais S.A.
Unaudited condensed consolidated statement of cash flows
For the three months ended March 31, 2021
(In thousands of reais)
	Three Months Ended March 31,
	2021	2020
Cash flow from operating activities
Profit (loss) for the period	(28,475)	2,933
Adjustments for:
Tax (income) expenses	(10,556)	1,603
Depreciation and amortization	7,992	5,149
Allowance for expected credit losses	1,590	(407)
Provisions for tax, labor and civil risks risks	836	1,622
Provision for bonus and profit sharing	9,653	1,557
Provision for compensation	6,267	1,562
Interest from loans and borrowings	2,311	1,070
Interest on leases	69	171
Exchange variation gain (loss)	8,559	(895)
Loss on write-off of property, plant and equipment	86	2
Effect of hyperinflation	378	—
Changes in assets and liabilities
Trade and other receivables	(8,535)	(4,310)
Prepayments	(1,136)	(13)
Other assets	(14,493)	(4,287)
Suppliers	(10,867)	10,701
Trade and other payables	(4,150)	(770)
Cash generated from (used in) operating activities	(40,471)	15,688
Interest paid on loans and leases	(3,240)	(972)
Income taxes paid	(53)	(179)
Net cash flow from (used in) operating activities	(43,764)	14,537
Cash flow from investing activities
Acquisition of property, plant and equipment	(872)	(1,548)
Interest earning bank deposits	50	(33)
Acquisition of Intangible assets	(3,829)	(1,409)
Net cash used in investment activities	(4,651)	(2,990)
Cash flow from financing activities
Proceeds from loans and borrowings	88,574	—
Repayment of borrowings	(4,551)	(3,452)
Payment of lease liabilities	(250)	(842)
Net cash from (used in) financing activities	83,773	(4,294)
Exchange rate change on cash and cash equivalents	475	—
Net (decrease) increase in cash and cash equivalents	35,833	7,253
Cash and cash equivalents at January 1	59,979	12,342
Cash and cash equivalents at March 31	95,812	19,595
See the accompanying notes to the financial statements.

Notes to the unaudited consolidated financial statements
(In thousands of Reais)
1   Operations
Zenvia Mobile Serviços Digitais S.A. (“Company”) is a privately-held corporation headquartered in São Paulo, in the State of São Paulo, Brazil. These consolidated financial statements comprise the Company and its subsidiaries (together referred to as “the Company” or “the Group”). The Group is primarily involved in the development of a cloud-based platform that enables organizations to integrate several communication capabilities (including short message service, or SMS, WhatsApp, Voice, WebChat and Facebook Messenger) into their software applications.
a.   Business combination — Rodati Motors Corporation (Sirena)
On July 24, 2020, the Company entered into a share purchase and sale agreement to purchase 100% of the shares of Rodati Motors Corporation (also referred to as “Sirena”), a startup founded in 2014 that offers communication solutions for sales teams via WhatsApp. The consideration transferred consisted of an upfront cash payment of US$ 10,923 thousand (R$ 56,961) on July 24, 2020, the acquisition (closing) date. Following the acquisition, the former sharesholders will be subject to additional deferred payments of US$ 13,584 thousand (R$ 70,835), due in 3 installments payable in 6, 12 and 24 month after the acquisition date. The deferred payments bear interests of 10% p.a. plus 0.75% for each month since the closing date, fully payable on the second installment. In case of a liquidity event (defined in the contract as a strategic sale of the Company or a an Initial Public Offering) within the period until the full settlement of the deferred consideration payable, part of the payment will be made in a variable number of the Company’s own shares, depending on the valuation of such shares associated with the liquidity events, limited to the cash amounts defined in the contract. The total consideration transferred and to be transferred is equivalent to US$ 24,507 (R$ 127,796). Also, in addition to the consideration transferred to former shareholders, certain of the former sharesholders that remained working at the Company will be subject to additional compensation of up to US$ 5,514 thousand (R$ 31,415) to be paid in 2021 and 2022, calculated based on certain goals of contribution margins (as defined in the agreement) generated by Sirena solutions and subject to their continued employment with the Company. As of March 31, 2021, a provision was recorded in the amount of R$ 13,908 related to the estimated compensation payable to these individuals. This acquisition is in line with the Company’s strategy to expand into other Latin America regions.
2   Company’s subsidiaries
		March 31, 2021
	Country	Direct	Indirect
		%
Subsidiaries
MKMB Soluções Tecnológicas Ltda.	Brazil	100	—
Total Voice Telecom S.A.	Brazil	100	—
Rodati Motors Corporation	USA	100	—
Indirect subsidiaries
Rodati Services S.A.	Argentina	—	100
Rodati Servicios, S.A. de CV	Mexico	—	100
Rodati Motors Central de Informações de Veículos Automotores Ltda.	Brazil	—	100

		December 31, 2020
	Country	Direct	Indirect
		%
Subsidiaries
MKMB Soluções Tecnológicas Ltda.	Brazil	100	—
Total Voice Telecom S.A.	Brazil	100	—
Rodati Motors Corporation	USA	100	—
Indirect subsidiaries
Rodati Services S.A.	Argentina	—	100
Rodati Servicios, S.A. de CV	Mexico	—	100
Rodati Motors Central de Informações de Veículos Automotores Ltda.	Brazil	—	100
3   Preparation basis
These interim condensed consolidated financial statements for the three months ended March 31, 2021 have been prepared in accordance with IAS 34, Interim Financial Reporting, and should be read in conjunction with the Group’s last annual consolidated financial statements as at and for the year ended December 31, 2020 (‘last annual financial statements’). They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS Standards. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual financial statements.
The issuance of these financial statements was approved by the Executive Board on June 1, 2021.
a.   Measurement basis
The financial statements were prepared based on historical cost, except for certain financial instruments measured at fair value, as described in the following accounting practices. See item (d) below for information on the measurement of financial information of subsidiaries located in hyperinflationary economies.
b.   Functional and presentation currency
These consolidated financial statements are presented in Brazilian Real, which is the Company’s functional currency. All amounts have been rounded to the nearest thousand, except if otherwise indicated.
The functional currency of the subsidiary Rodati Motors Corporation is the US Dollar. The indirect subsidiaries of the Company have the following functional currencies: Rodati Motors Central de Informaçoes de Veiculos Automotores Ltda. has the local currency, Brazilian Real (BRL), as its functional currency; Rodati Services S.A has the local currency, Argentinean Peso (ARG), as its functional currency; and Rodati Servicios, S.A. de CV. has the local currency, Mexican Pesos (MEX), as its functional currency.
c.   Foreign currency translation
For the consolidated Group companies in which functional currency is different from the Brazilian Real, the financial statements are translated to Real as of closing date. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognised in profit or loss and presented within finance costs.
d.   Accounting and reporting in highly hyperinflationary economy
In July 2018, considering that the inflation accumulated in the past three years in Argentina was higher than 100%, the adoption of the accounting and reporting standard in hyperinflationary economy became mandatory in relation to the subsidiary Rodati Services S.A, located in Argentina.

Non monetary assets and liabilities, the shareholders’ equity and the statement of income of subsidiaries that operate in hyperinflationary economies are adjusted by the change in the general purchasing power of the currency, applying a general price index.
The financial statements of an entity whose functional currency is the currency of a hyperinflationary economy, whether they are based on the historical or current cost approach, should be expressed in terms of the current measurement unit at the balance sheet date and translated into Real at the closing exchange rate for the period. The impacts of changes in general purchasing power were reported as finance costs in the statements of income of the Company.
e.   Use of estimates and judgments
In preparing these consolidated financial statements, management has made judgements and estimates that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.
The significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those described in the last annual financial statements.
(i)   Measurement of fair value
A series of Company’s accounting policies and disclosures requires the measurement of fair value, for financial and non-financial assets and liabilities.
The Company established a control structure related to measurement of fair value. It includes the review process of all significant fair value measurements, reporting directly to the Chief Financial Officer.
Evaluation process includes the regular review of significant non-observable data and valuation adjustments. If third-party information, such as brokerage firms’ quotes or pricing services, is used to measure fair value, then the evaluation process analyzes the evidence obtained from the third parties to support the conclusion that such valuations meet the IFRS requirements, including the level in the fair value hierarchy in which such valuations should be classified. Significant assessment matters are reported to the Board of Directors.
When measuring fair value of an asset or liability, the Company uses observable data as much as possible. Fair values are classified at different levels according to hierarchy based on information (inputs) used in valuation techniques, as follows:
•
Level 1:   Prices quoted (not adjusted) in active markets for identical assets and liabilities.

•
Level 2:   Inputs, except for quoted prices, included in Level 1 which are observable for assets or liabilities, directly (prices) or indirectly (derived from prices).

•
Level 3:   Inputs, for assets or liabilities, which are not based on observable market data (non-observable inputs).

The Company recognizes transfers between fair value hierarchy levels at the end of the financial statements’ period in which changes occurred.
4   Significant accounting policies
There have been no changes to the Company’s significant accounting policies as described in its annual financial statements for the year ended December 31, 2020 and should be read in conjunction with those annual financial statements.
5   New standards, amendments and interpretations of standards
A number of new standards are effective for annual periods beginning on or after January 1.
The following new and amended standards did not have a significant impact on the Company’s consolidated financial statements:

•
Property, Plant and Equipment: Proceeds before Intended Use (Amendments to IAS 16);

•
Reference to Conceptual Framework (Amendments to IFRS 3);

•
Classification of Liabilities as Current or Non-current (Amendments to IAS 1).

6   Cash and cash equivalents and interest earning bank deposits
	March 31, 2021	December 31, 2020
Cash and banks	14,703	13,099
Short-term investments maturing in up to 90 days(a)	81,109	46,880
Short-term investments maturing in over 90 days(b)	2,177	2,227
	97,989	62,206
Cash and cash equivalents	95,812	59,979
Interest earnings bank deposits	2,177	2,227

(a)
Highly liquid short-term interest earning bank deposits are readily convertible into a known amount of cash and subject to an insignificant risk of change of value. They are substantially represented by interest earning bank deposits at rates varying from 96.5% to 99.8% of the CDI rate (Interbank Interest Rate). They are stated at the investment value, plus interests accrued up to March 31, 2021 and December 31, 2020.

(b)
Financial funds invested at the rate of 99% of CDI are held as guarantee of the working capital borrowing contract entered into in May 2018.

7   Trade and other receivables
	March 31, 2021	December 31, 2020
Domestic	90,851	81,031
Abroad	9,586	11,065
	100,437	92,096
Allowance for expected credit losses	(7,483)	(6,087)
	92,954	86,009
Changes in allowance for expected credit losses are as follows:
Balance at January 1, 2020	(5,088)
Additions	(1,133)
Reversal	1,540
Balance at March 31, 2020	(4,681)
Balance at December 31, 2020	(6,087)
Additions	(1,590)
Reversal	—
Write-offs	194
Balance at March 31, 2021	(7,483)

8   Property, plant and equipment
8.1   Breakdown of balances
	Average annual depreciation rates (%)	Cost	Accumulated depreciation	Net balance at March 31, 2021
Furniture and fixtures	10	1,383	(650)	733
Leasehold improvements	10	1,697	(905)	792
Data processing equipment	20	14,906	(6,953)	7,953
Right of use – leases	20 to 30	4,967	(2,695)	2,272
Machinery and equipment and other fixed assets	10 to 20	742	(595)	147
		23,695	11,798	11,897
	Average annual depreciation rates (%)	Cost	Accumulated depreciation	Net balance at December 31, 2020
Furniture and fixtures	10	1,374	(604)	770
Leasehold improvements	10	1,674	(847)	829
Data processing equipment	20	14,277	(6,229)	8,047
Right of use – leases (a)	20 to 30	4,967	(2,347)	2,620
Machinery and equipment and other assets	10 to 20	824	(594)	230
		23,116	(10,621)	12,495
8.2   Changes in property, plant and equipment
	Average annual depreciation rates %	December 31, 2020	Additions	Disposals	Hyperinflation adjustment	Exchange variations	March 31, 2021
Furniture and fixtures		1,374	16	(12)	4	1	1,383
Leasehold improvements		1,674	17	—	6	—	1,697
Data processing equipment		14,277	839	(10)	11	(211)	14,906
Right of use – leases		4,967	—	—	—	—	4,967
Machinery and equipment		515	—	(73)	—	—	442
Other fixed assets		309	—	(9)	—	—	300
Cost		23,116	872	(104)	21	(210)	23,695
Furniture and fixtures	10	(604)	(47)	3	(2)	—	(650)
Leasehold improvements	10	(847)	(55)	—	(2)	(1)	(905)
Data processing equipment	20	(6,229)	(697)	3	(15)	(15)	(6,953)
Right of use – leases	20 to 30	(2,347)	(348)	—	—	—	(2,695)
Machinery and equipment	10	(411)	(7)	8	—	—	(410)
Other fixed assets	10 to 20	(183)	(6)	4	—	—	(185)
(-) Accumulated depreciation		(10,621)	(1,160)	18	(19)	(16)	(11,798)
Total		12,495	(288)	(86)	2	(226)	11,897

9   Intangible assets and goodwill
9.1   Breakdown of balances
	Average annual amortization rates %	Cost	Amortization	Net balance in March 31, 2021
Intangible assets under development	—	10,307	—	10,307
Software license	20 to 50	5,539	(2,407)	3,132
Database	10	800	(407)	393
Goodwill	—	163,394	—	163,394
Customer portfolio	10	112,929	(70,348)	42,581
Platform	20	75,065	(16,400)	58,665
		368,034	(89,562)	278,472
	Average annual amortization rates %	Cost	Amortization	Net balance in December 31, 2020
Intangible assets under development	—	8,433	—	8,433
Software license	20 to 50	3,584	(2,172)	1,412
Database	10	800	(387)	413
Goodwill	—	163,394	—	163,394
Customer portfolio	10	112,929	(67,524)	45,405
Platform	20	75,065	(12,647)	62,418
		364,205	(82,730)	281,475
Amortization expense was R$6,487 (R$3,492 for the three months ended March 31, 2020). :
The amortization of intangibles includes the amount of R$5,965 (R$2,970 for the three months ended March 31, 2020) related to amortization of intangible assets acquired in business combinations, of which R$3,142 (R$0 for the three months ended March 31, 2020) was recorded in costs of services and R$2,823 (R$2,970 for the three months ended March 31, 2020) in administrative expenses.
10   Loans and borrowings
		March 31, 2021	December 31, 2020
	Interest p.a.
Working capital(a)	100% CDI + 2.40% to 5.46% and TJLP + 2.98% and 24%	181,987	97,396
BNDES Prosoft	TJLP + 2.96%	82	1,579
		182,069	98,975
Current		40,053	56,197
Non-current		142,016	42,778

The portion classified in non-current liabilities has the following payment schedule:
	March 31, 2021	December 31, 2020
2022	51,080	18,167
2023	53,756	16,918
2024	34,552	7,693
2025	2,628	—
	142,016	42,778
Main changes in working capital loans and borrowings
On January 20, 2021, the Company entered into a financing agreement with Banco Bradesco S.A. in the aggregate amount of R$30,000 thousand for working capital purposes. Following a one year grace period during which interest is payable, the loan will be paid in 36 monthly installments with the first installment of principal and interest due on February 21, 2022 and the last installment due on January 20, 2025.
On February 3, 2021, the Company entered into two financing agreements with Banco do Brasil S.A. in the aggregate amount of R$50,000 thousand, being one agreement in the amount of R$18,000 thousand with an eighteen-month grace period and 24 months of amortization and the other agreement in the amount of R$32,000 thousand with a twelve-month grace period and 36 months of amortization. Each of the agreements provide that the Company is subject to a financial covenant of maintaining a net-debt to EBITDA ratio of less than or equal to 3.5x and that the last installment is on August 27, 2024 (R$ 18,000 thousand) and February 27, 2025 (R$ 32,000 thousand).
On March 25, 2021, the Company entered into an agreement with Banco Votorantim S.A. — Nassau Branch for a CCB in the aggregate amount of US$1,453 thousand, convertible to reais at the execution date under a swap agreement (Contrato para Operações de Derivativos com Pacto de Cessão Fiduciária) entered into with Banco Votorantim S.A., resulting in a total aggregate amount of R$8,000 thousand. The transaction is secured by a fiduciary assignment (cessão fiduciária de direitos creditórios) of certain credits held at a the Company bank account (conta vinculada) held by the Company with Banco Votorantim S.A. Following a six-month grace period during which interest is payable, the loan will be paid in 12 monthly installments, with the first installment of principal and interest due on October 25, 2021 and the last installment due on September 26, 2022.
(i)   Contractual clauses
The Company has financing agreements in the amount of R$ 100,489 guaranteed by 20% to 30% of accounts receivable given as collateral and the balance of interest-earning bank deposits recorded as non-current assets, representing three times the amount of the first payment of principal plus interest. As of March 31, 2021, the Company was in compliance with the loans and borrowing financial covenants.
(ii)   Supplementary information to the cash flow
Loans and borrowings
Balance at December 31, 2019	63,346
Changes in cash	(4,424)
Interest paid	(972)
Repayments of borrowings	(3,452)
Changes not affecting cash	1,070
Interest and exchange-rate expenses	1,070
Balance at March 31, 2020	59,992

Loans and borrowings
Balance at January 1, 2021	98,975
Changes in cash	80,783
Interest paid	(3,240)
Proceeds from loans and borrowings	88,574
Repayments of borrowings	(4,551)
Changes not affecting cash	2.311
Interest and exchange-rate expenses	2,311
Balance at March 31, 2021	182,069

11   Long-Term Incentive Programs and Management remuneration
The Company has two Long-Term Incentive Programs Granted in 2018 and 2019, with eligibility to the Company’s Statutory Directors, in a bonus format, in which payments will be made in 2022 and 2023 in cash, respectively, based on goals that must be achieved in December 2020 and 2021, respectively. In order to executives acquire the right of two Long-Term Incentive payments, the program has a retention period, in which it indicates that executives need to remain in the Company during the years 2021 and 2022. The total amount of the program provision is R$1,151. Changes in the provision are recognized in profit or loss and no changes occurred in the three months ended March 31, 2021.
Adittionally on August 25, 2020, the Company granted to certain employees a bonus program in which those employees may receive additional compensation if certain milestones set forth therein are met, including the consummation of the Company’s initial public offering. The settlement of the bonus may be done by either cash or the Company’s own shares at the choice of the Company, under parameters to be defined in the future by the board of directors. As of March 31, 2021, management estimates indicate that, under current conditions, such milestones are probable to be met eand an amount of R$6,995 was recorded as compensation expenses in the three-month period ended March 31, 2021.
In addition to the bonus program described above, the remuneration of management amounted to R$ 5,071 for the three-month period ended March 31, 2021 (R$2,648 for the three months ended March 2020).
12   Provisions for tax, labor and civil risks
The Company, in the ordinary course of its business, is subject to tax, civil and labor lawsuits. Management, supported by its legal advisors’ opinion, assesses the probability of the outcome of the lawsuit in progress and the need to record a provisions for risks that are considered sufficient to cover the probable losses.
The table below presents the position of provisions for disputes, probable losses and judicial deposits which refers to lawsuits in progress and social security risk.
	March 31, 2021	December 31, 2020
Service tax (ISSQN) Lawsuit – Company BWMS(a)	1,374	1,374
Service tax (ISSQN) Lawsuit – Company Zenvia(a)	30,656	29,962
Labor provisions	569	444
Other Provisions	1,081	1,064
	33,680	32,844
Service tax (ISSQN) judicial deposits – Lawsuit Company BWMS(a)	(1,374)	(1,374)
Service tax (ISSQN) judicial deposits – Lawsuit Company Zenvia(a)	(30,700)	(29,193)
Labor appeals judicial deposits	(10)	(10)
	(32,084)	(30,577)
	1,596	2,267

Changes in provisions and judicial deposits are as follows:
	Provisions	Judicial deposits
Balance at December 31, 2020	32,844	30,577
Additions	883	1,507
Reversals	(47)	—
Balance at March 31, 2021	33,680	32.084

(a)
The amount of the liability related to the provision for tax risk refers to the lawsuit filed by the City of Porto Alegre about the service tax (ISSQN) against the Company itself and the merged companies Human Serviços para Comunicação Móvel Ltda. and BWMS Soluções Móveis em Informática Ltda.

The Company and its subsidiaries are also party to labor lawsuits whose risk of loss, according to its legal advisors and the Company’s Management, is classified as possible, for which no provision was recognized. The amount related to these lawsuits is R$ 153 as of March 31, 2021 (R$ 179 as of December 31, 2020).
13   Liabilities from business combinations
	Liabilities from business combinations
	March 31, 2021	December 31, 2020
Investment acquisition(a) – Total Voice	11,907	13,112
Investment acquisition – Sirena	79,717	71,792
Investment acquisition(b) – Sirena	13,908	8,833
Reimbursements to former shareholders	6	11
	105,538	93,748
Current	58,922	53,520
Non-current	46,616	40,228

(a)
Refers to the compensation payable to the former shareholders for continuing employment which will be made up to 12 installments in 2021. On March 31, 2021, a provision was recorded in the amount of R$ 11,907 (R$ 13,112 as at December 31, 2020), reflecting the best estimate of the Company of the additional payment to former shareholders that become company’ employees.

(b)
Refers to the compensation payable related to the acquisition of Sirena. On March 31, 2021, a provision was recorded in the amount of R$ 13,908 (R$ 8,833 as at December 31, 2020) reflecting the best estimate of the Company of the additional payment to former shareholders that became Company’s employees. The payments will be made on July, 2021 and July 2022.

14   Shareholders’ equity
a.   Capital
On May 29, 2020, a cash capital increase was approved, from R$ 93,883 to R$ 130,292, in the amount of R$ 36,409, through the issue of 360,203 new common shares, nominative and without par value, fully subscribed by the shareholder Ória Tech Zenvia Co-Investment Fundo de Investimento em Participações Multiestratégia.
The current position of shareholders is shown in the table below for March 31, 2021 and December 31, 2020.

Shareholders	Balance of shares	Percent
Oria Tech Zenvia Co-Investment FIP Multiestrategia	2,298,482	48.0693%
Cássio Bobsin Machado	1,915,644	40.0628%
Oria Tech 1 Inovacao Fundo de Investimentos em Participações	527,534	11.0326%
Spectra I – Fundo de Investimento em Partipações	7,988	0.1671%
Spectra II – Fundo de Investimento em Partipações	31,954	0.6683%
Total	4,781,602	100.0000%
b.   Reserves
The reserves consist of:
•
Legal reserve:   formed at the rate of 5% of the net income determined on each fiscal year under the terms of Article 193 of Law 6404/76 up to the legal limit.

•
Investments reserve:   Refers to the balance of net income, net of legal reserve and dividends paid to shareholders. The amount allocated to the legal reserve, together with the investment reserve, may not exceed the amount of the capital stock.

15   Net revenue
15.1   Segment reporting
As discussed in note 1(a), the Company acquired in 2020 Rodati Motor Corporation, including the digital platform of R$ 54,521 and client portforlio of R$ 1,975. These non-financial assets were integrated to the Zenvia business and support the Company’s operations in Brazil, United States, Argentina and Mexico. The Company has no other material non-financial assets outside of Brazil.
The Company’s net revenues by geography is presented below:
	Three months period ended March 31
	2021	2020
Primary geographical markets
Brazil	102,315	86,176
USA	7,402	2,662
South Africa	1,033	1,017
Argentina	1,484	—
Mexico	2,456	—
Switzerland	3,122	2,535
Others	4,881	1,046
Total	122,693	93,436
15.2   Seasonality of operations
Although the Company has not historically experienced significant seasonality with respect to revenues throughout the year, some moderate seasonality has been observed in the use of the platforms in cases such as education and brick-and-mortar retail stores. The Company has experienced revenue growth during the Carnival period in March, the back-to-school periods in July and August, Black Friday at the end of November and the Christmas season. The rapid growth in the business has offset this seasonal trend to date, but its impact on revenue may be more pronounced in future periods.

16   Expenses by nature
	Three months ended March 31,
	2021	2020
Personnel expenses(a)	38,666	14,350
Costs with operators/Other costs	84,571	64,014
Depreciation and amortization	7,992	5,149
Outsourced services	6,727	2,444
Allowance for credit losses	1,590	(407)
Marketing expenses / events	2,187	529
Other expenses	5,366	2,688
	147,099	88,767
Cost of services	92,400	67,532
Sales and marketing expenses	15,378	6,772
General administrative expenses	32,722	12,031
Research and development expenses	5,009	2,839
Allowance for credit losses	1,590	(407)
	147,099	88,767

(a)
Personnel expenses:

	Three months ended March 31,
	2021	2020
Salary	12,454	6,459
Benefits	1,465	689
Compulsory contributions to social security	4,488	2,250
Compensation	1,654	165
Provisions (vacation/13th salary)	1,887	987
Provision for bonus and profit sharing	9,653	1,557
Compensation to former shareholders(a)	6,267	1,562
Other	998	681
	38,666	14,350

(a)
Refers to the provision for additional compensation to former shareholders of Total Voice and Sirena linked to continued employment with the Company, in accordance with the acquisition agreement, based on the performance of Total Voice and Sirena

17   Net finance costs
	Three months ended March 31,
	2021	2020
Finance cost
Interest on loans and financing	(2,311)	(1,070)
Discounts	(9)	(197)
Foreign exchange losses	(10,314)	(40)

	Three months ended March 31,
	2021	2020
Bank expenses and IOF (tax on financial transactions)	(819)	(89)
Other financial expenses	(3,759)	(179)
Interests on leasing contracts	(69)	(171)
Inflation adjustment	(378)	—
	(17,659)	(1,746)
Finance income
Interest	498	104
Foreign exchange gain	1,755	935
Interests on financial instrument	233	57
Other financial income	434	464
Gain on financial instrument	6	—
	2,926	1,560

18   Income tax and social contribution
Income tax expense is recognised in each interim period based on the best estimate of the weighted average annual income tax rate expected for the full financial year. Amounts accrued for income tax expense in this interim condensed consolidated financial statements may have to be adjusted in a subsequent interim periods if the Company’s estimate of the annual income tax rate changes in future periods.
	Three months ended March 31,
	2021	2020
Deferred taxes on temporary differences and tax losses	(10,626)	(44)
Current tax expenses	70	1,647
Tax (income) expense	(10,556)	1,603
18.1   Reconciliation between the nominal income tax and social contribution rate and effective rate
	2021	2020
Income before income tax and social contribution	(39,031)	4,536
Basic rate	34%	34%
Income tax and social contribution	13,271	(1,542)
Tax incentives	—	720
Net operation loss carryforward not recorded from subsidiaries(a)	(813)	(451)
IPO Bônus	(2,378)	—
Others	476	(330)
Tax benefit (expense)	10,556	(1,603)
Effective rate	27.05%	35.34%

(a)
For certain subsidiaries of Rodati Motor Corporation no deferred tax assets were recognized as temporary differences and tax loss carryforward in the amount of R$ 6,595 because it is not probable that future taxable profit will be available against which the Company can use the benefits thereform.

18.2   Breakdown and Changes in deferred income tax and social contribution
	March 31, 2021	December 31, 2020
Deferred tax assets
Provision for labor, tax and civil risk	11,126	10,885
Allowance for doubtful accounts	2,009	1,610
Tax losses and negative basis of social contribution tax	9,679	5,277
Provision for compensation from acquisitions	9,884	6,277
Other temporary differences	2,124	1,041
	34,822	25,090
Deferred Tax liabilities
Goodwill	(26,558)	(25,879)
Customer portfolio and platform	(20,432)	(22,005)
	(46,990)	(47,884)
	(12,168)	(22,794)
Balance at December 31, 2020	(22,794)
Additions	11,305
Reversals	(679)
Balance at March 31, 2021	(12,168)
The Company did not present taxable income in prior periods, mainly due to the deductibility for tax purposes of goodwill, representing a temporary difference. However, based on projections of taxable income and the reversal of goodwill temporary difference, management believes that sufficient taxable income will be available in future periods to recover deferred tax assets.
19   Earnings per share
The calculation of basic earnings per share is calculated by dividing net income for the period by the weighted average number of common shares existing during the period. Diluted earnings per share are calculated by dividing net income for the period by weighted average number of common shares existing during the period plus weighted average number of common shares that would be issued upon conversion of all potentially diluting common shares into common shares.
The Company does not have financial instruments which could result in a dilution of the earning per share. The tables below show data of income and shares used in calculating basic and diluted earnings per share:
	Three months ended March 31,
	2021	2020
Basic and diluted earnings per share
Numerator
Profit (loss) of the period assigned to Company’s shareholders	(28,475)	2,933
Denominator
Weighted average for number of common shares	4,781,602	4.421.402
Basic and diluted earnings (loss) per share (in reais)	(5.955)	0.663

20   Risk management and financial instruments
20.1   Classification of financial instruments
The classification of financial instruments is presented in the table below, and in the understanding of the Company’s Management, there are no financial instruments classified in other categories besides those informed:
	March 31, 2021			December 31, 2020
	Fair value through profit or loss	Amortized cost	Level 1	Fair value through profit or loss	Amortized cost	Level 1
Assets
Cash and cash equivalents	81,109	14,703	81,109	46,880	13,099	47,453
Interest earnings bank deposits	2,177	—	2,177	2,227	—	2,227
Trade accounts receivable	—	92,954	—	—	86,009	—
Financial instrument – swap	382	—	382
	83,668	107,657	83,668	49,107	99,108	49,107
Liabilities
Loans and financing	—	182,069	—	—	98,975	—
Trade and other payable	—	89,155	—	—	101,388	—
	—	271,224	—	—	200,363	—
20.2   Financial risk management
The Company has a financial executive board responsible for risk management, with the supervision of the Board of Directors, and is also responsible for defining the policy, managing risks and financial instruments through control systems, which establish foreign exchange exposure limits and interest, and define the allocation of funds with financial institutions. The positions of all financial instruments, as well as the results obtained in relation to the proposed goals, are presented and evaluated monthly by the financial executive board and submitted to the Board of Directors of the Company.
20.3   Credit risk
It results from any difficulty in collecting the amounts of services provided to the customers. The Company and its subsidiaries are also subject to credit risk from their interest earning bank deposits. The credit risk related to the provision of services is minimized by a strict control of the customer base and active delinquency management by means of clear policies regarding the concession of services. There is no concentration of transactions with customers and the default level is historically very low. In connection with credit risk relating to financial institutions, the Company and its subsidiaries seek to diversify such exposure among financial institutions.
Credit risk exposure
The book value of financial assets represents the maximum credit exposure. The maximum credit risk exposure on financial information date was:
	March 31, 2021	December 31, 2020
Cash and cash equivalents	95,812	59,979
Interest earnings bank deposits	2,177	2,227
Trade accounts receivable	92,954	86,009
	190,343	148,215

The Company determines its allowance for expected credit losses by applying a loss rate calculated on historical effective losses on sales.
Additionally, the Company considers that accounts receivable had a significant increase in credit risk and provides for:
•
All notes receivable past due for more than 6 months;

•
Notes subject to additional credit analysis presenting indicators of significant risks of default based on ongoing renegotiations, failure indicators or judicial recovery ongoing processes and customers with relevant evidence of cash deteriorating situation.

20.4   Market Risk
Interest rate and inflation risk: Interest rate risk arises from the portion of debt and interest earning bank deposits remunerated at CDI (Interbank Deposit Certificate) rate, which may adversely affect the financial income or expenses in the event an unfavorable change in interest and inflation rates takes place.
20.5   Operations with derivatives
The Company does not have derivatives on a speculative basis.
20.6   Liquidity risk
The liquidity risk consists of the risk of the Company not having sufficient funds to settle its financial liabilities. The Company’s and its subsidiaries’ cash flow and liquidity control are monitored on a daily basis by Company treasury function, so as to ensure that cash operating generation and previous fund raising, as necessary, are sufficient to maintain payment schedule, thus not generating liquidity risk for the Company and its subsidiaries.
We present below the contractual maturities of financial liabilities including payment of estimated interest.
Non-derivative financial liabilities	Book value	Contractual cash flow	Up to 12 Months	1-2 Years	2-3 years	>3 years
Loans and financing	182,069	225,367	45,138	64,824	68,220	47,184
Trade and other payables	89,155	89,155	87,562	1,593	—	—
Lease liabilities	2,577	2,577	1,187	1,390	—	—
	273,801	317,099	133,887	67,807	68,220	47,184
20.7   Sensitivity analysis
The main risks linked to the Company’s operations are linked to the variation of the Interbank Deposit Certificate (CDI) for financing and financial investments and the Long-Term Interest Rate (TJLP) for financing. The Company’s financial instruments are represented by cash and cash equivalents, accounts receivable, accounts payable, loans and financing, and are recorded at amortized cost, plus interests incurred.
Investments indexed to CDI are recorded at market value, according to quotations published by the respective financial institutions, and the remainder refer mostly to bank deposit certificates. Therefore, the recorded amount of these securities does not differ from the market value.
The table below presents three scenarios for the risk of decreasing or increasing of the CDI and TJLP indexes. The base scenario was the index at March 31, 2021 of 2.75% p.a. Scenario II represents a 25% increase or decrease and scenario III a 50% increase or decrease. The Company has loans and borrowings linked to the CDI rate and the TJLP rate (long-term interest rate).

Operation	Balance at March 31, 2021	Risk	Scenario I Current scenario	Scenario II	Scenario III
Financial investments	83,286	CDI decrease	2,290	1,718	1,145
			2.75%	2.06%	1.38%
Financial liabilities – Loans with BNDES	(12,384)	TJLP increase	(571)	(714)	(856)
			4.61%	5.76%	6.92%
Financial liabilities – financing	(169,685)	CDI increase	(4,666)	(5,833)	(7,000)
			2.75%	3.44%	4.13%
20.8   Capital management
Company’s capital management aims to ensure that a strong credit rating is maintained before institutions, as well as a strong capital relationship, so as to support Company’s business and leverage shareholders’ value.
The Company controls its capital structure by adjusting it to the current economic conditions. In order to maintain an adjusted structure, the Company may pay dividends, return capital to the shareholders, fund new loans, issue promissory notes and contract derivative transactions.
The Company considers its net debt structure as loans and financing less cash and cash equivalents. The financial leverage ratios are summarized as follows:
	March 31, 2021	December 31, 2020
Loans and borrowings	182,069	98,975
Cash and cash equivalents	(81,109)	(59,979)
Net debt	100,960	38,996
Total equity	87,348	115,348
Net debt/Shareholders’ equity (%)	1.16	0.34
21   Related Parties
Balances and transactions between the Company and its subsidiaries, when applicable, were eliminated from the consolidation and are not in this note.
22   Subsequent events
22.1   Probable acquisition of One To One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. — Direct One
On March 19, 2021, the Company entered into purchase agreements for the acquisition of 100% of the share capital of One To One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. — Direct One, or D1. D1 is a platform that connects different data sources to enable a single customer view layer, allowing the creation of multichannel communications, generation of variable documents, authenticated message delivery and contextualized conversational experiences. The acquisition of D1 is subject to the satisfaction or waiver of certain closing conditions set forth in the definitive agreements governing this transaction, including the initial public offering (IPO) of the Company. To the extent these conditions are not satisfied or waived or to the extent the IPO is not concluded, the Company may not complete the D1 Acquisition.
The transaction is expected to be concluded in the third quarter of 2021. Under the terms of these purchase agreements and as part of the consideration, (i) the Company contributed R$21 million in cash into D1 on May 31, 2021, and (ii) on the closing date, (1) the Company will contribute further R$19 million in cash into D1; (2) the Company will pay to D1 shareholders an amount of R$270 million; and (3) the

Company will deliver a certain number of our Class A common shares to certain D1 shareholders, equivalent to an amount which we currently estimate to correspond to R$139 million. Additionally, as further consideration for the D1 Acquisition, the Company also agreed to pay amounts to certain D1 shareholders which we currently estimate to be (i) R$57 million in the first quarter of 2022; and (ii) R$174 million in the first quarter of 2023, based on a certain multiple times D1’s gross profit for the last twelve months (LTM) ending on March 31, 2022 and March 31, 2023, respectively.
22.2   Capital contribution on Zenvia Inc.
On May 7, 2021, all the shareholders of the Company contributed all their shares in the Company to Zenvia Inc., a company incorporated in Cayman Islands, in connection with the proposed initial public offering process of Zenvia Inc. Zenvia Inc. is the Company’s parent company from that date on. In return for this contribution, Zenvia Inc. issued in aggregate 23,708,300 new Class B common shares to the former shareholders the Company, representing a one-to-five relationship between the shares of the Company and the shares of Zenvia Inc. There was no change in the shareholdings, with the same composition existing at Zenvia Mobile Serviços digitais S.A. as of March 31, 2021.

Report of independent registered public accounting firm
To the Stockholders and Board of Directors
Zenvia Mobile Serviços Digitais S.A.
Porto Alegre, Brazil
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of Zenvia Mobile Serviços Digitais S.A. (and subsidiaries) (the Company) as of December 31, 2020 and 2019 , the related consolidated statements of profit or loss and other comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board”.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditors since 2013.
/s/ KPMG Auditores Independentes
Porto Alegre, Brazil
May 5, 2021

Zenvia Mobile Serviços Digitais S.A.
Consolidated statements of financial position at December 31, 2020, 2019 and 2018
(In thousands of reais)
	Note	2020	2019
Assets
Current assets
Cash and cash equivalents	6	59,979	12,342
Trade and other receivables	7	86,009	62,136
Tax assets	8	4,897	2,703
Prepayments		2,516	1,158
Other assets		1,285	750
		154,686	79,089
Non-current assets
Tax assets	8	40	—
Prepayments		1,931	—
Interest earning bank deposits	6	2,227	3,292
Property, plant and equipment	9	12,495	17,496
Intangible assets and goodwill	10	281,475	149,106
		298,168	169,894
Total assets		452,854	248,983
Liabilities
Current liabilities
Loans and borrowings	11	56,197	17,696
Trade and other payables	13	100,036	42,454
Liabilities from aquisitions	17	53,520	—
Current tax liabilities	14	8,898	5,185
Employee benefits	15	6,678	6,755
Lease liabilities	12	1,109	2,687
Dividends payable		—	—
Installment payment of taxes		—	—
Non-current liabilities		226,438	74,777
Liabilities from aquisitions	17	40,228	5,230
Trade and other payables	13	201	—
Loans and borrowings	11	42,778	45,650
Employee benefits	15	1,151	1,127
Lease liabilities	12	1,649	4,604
Provisions for labor, tax and civil risks	16	2,267	1,489
Deferred tax liabilities	23	22,794	16,769
		111,068	74,869
Shareholders’ equity
Capital	18	130,292	93,883
Reserves	18	5,454	5,454
Translation reserve		1,033	—
Accumulated Losses	18	(21,431)	—
Total equity		115,348	99,337
Total equity and liabilities		452,854	248,983
See the accompanying notes to the financial statements.

Zenvia Mobile Serviços Digitais S.A.
Consolidated statements of profit or loss and other comprehensive income
Years ended December 31, 2020, 2019 and 2018
(In thousands of reais)
	Note	2020	2019	2018
Revenue	19	429,701	354,035	276,380
Cost of services	20	(325,870)	(260,786)	(186,084)
Gross profit		103,831	93,249	90,296
Sales and marketing expenses	20	(33,589)	(26,018)	(18,241)
General and administrative expenses	20	(71,667)	(40,868)	(35,683)
Research and development expenses	20	(15,637)	(9,832)	(3,931)
Allowance for credit losses	20	(4,205)	(3,733)	(2,287)
Gain on bargain purchase	1.b	—	2,479	—
Other income and expenses, net	22	(840)	4,473	96
Operating profit (loss)		(22,107)	19,750	30,250
Finance costs	21	(26,580)	(6,811)	(7,352)
Finance income	21	19,217	4,239	3,446
Net finance costs		(7,363)	(2,572)	(3,906)
Profit (loss) before taxes		(29,470)	17,178	26,344
Deferred income tax and social contribution	23	8,480	(3,186)	(3,457)
Current income tax and social contribution	23	(441)	(148)	(3,022)
Profit (loss) of the year		(21,431)	13,844	19,865
Other comprehensive income
Items that are or may be reclassified subsequently to profit or loss
Cumulative translation adjustments from operations in foreign currency		1,033	—	—
Total comprehensive income (loss) for the year		(20,398)	13,844	19,865
Net earnings per share (expressed in Reais per share)
Basic	24	(4.657)	3.131	4.493
Diluted	24	(4.657)	3.131	4.493
See the accompanying notes to the financial statements.

Zenvia Mobile Serviços Digitais S.A.
Consolidated statement of changes in equity
Years ended December 31, 2020, 2019 and 2018
(In thousands of reais)
			Profit reserves
	Note	Capital	Legal reserve	Investments reserve	Retained earnings (loss)	Translation reserve	Total shareholders’ equity
Balance at January 1, 2018		93,883	2,169	37,295	—	—	133,347
Profit for the year		—	—	—	19,865	—	19,865
Deductions
Legal reserve	18.c	—	993	—	(993)	—	—
Dividends	18.c	—	—	—	(4,718)	—	(4,718)
Investments reserve	18.c	—	—	14,154	(14,154)	—	—
Balance at December 31, 2019		93,883	3,162	51,449	—	—	148,494
Profit for the year		—	—	—	13,844	—	13,844
Deductions
Legal reserve	18.c	—	692	—	(692)	—	—
Dividends	18.c	—	—	(51,449)	—	—	(51,449)
Minimum mandatory dividends	18.c	—	—	—	(3,288)	—	(3,288)
Additional dividends paid	18.c	—	—	—	(8,264)	—	(8,264)
Investments reserve	18.c	—	—	1,600	(1,600)	—	—
Balance at December 31, 2019		93,883	3,854	1,600	—	—	99,337
Loss of the year	18.c				(21,431)		(21,431)
Capital increase	18.a	36,409	—	—	—	—	36,409
Cumulative translation adjustments from operations in foreign currency		—	—	—	—	1,033	1,033
Balance at December 31, 2020		130,292	3,854	1,600	(21,431)	1,033	115,348
See the accompanying notes to the financial statements.

Zenvia Mobile Serviços Digitais S.A.
Consolidated statements of cash flow
Years ended December 31, 2020, 2019 and 2018
(In thousands of reais)
	2020	2019	2018
Cash flow from operating activities
Profit (loss) of the year	(21,431)	13,844	19,865
Adjustments for:
Depreciation and amortization	27,287	18,796	14,513
Gain on bargain purchase	—	(2,479)	—
Additions to allowance for credit losses	4,205	3,733	2,698
Provisions for labor, tax and civil risks	7,622	6,677	5,418
Provision for bonus and profit sharing	650	4,641	3,032
Provision for compensation	16,715	5,230	—
Interest from loans and borrowings	4,826	3,889	5,922
Interest on leases	725	798	—
Exchange gains on loans and borrowings	(65)	—	—
Loss on write-off of intangible assets	50	170	—
Loss on write-off of property, plant and equipment	3,937	55	2
Tax (income) expenses	(8,039)	3,334	6,479
Effect on hyperinflation	180	—	—
Changes in assets and liabilities
Trade and other receivables	(26,308)	(14,536)	(4,824)
Prepayments	(3,289)	(1,087)	4,783
Other assets	(2,537)	274	1,042
Suppliers	52,109	(987)	(8,618)
Trade and other payables and other liabilities	(3,526)	(8,598)	(3,743)
Cash generated from operating activities	53,111	33,754	46,569
Interest paid on loans and leases	(5,232)	(4,691)	(4,654)
Income taxes paid	(1,736)	(2,612)	(2,362)
Net cash flow from operating activities	46,143	26,451	39,553
Cash flow from investing activities
Acquisition of subsidiary, net of cash acquired	(45,344)	(1,862)	—
Acquisition of property, plant and equipment	(4,747)	(5,108)	(2,805)
Investment in interest earning bank deposits	1,065	1,422	(3,214)
Acquisition of Intangible assets	(12,565)	(4,379)	(4,902)
Net cash used in investment activities	(61,591)	(9,927)	(10,921)
Cash flow from financing activities
Proceeds from loans and borrowings	62,000	25,000	24,259
Repayment of borrowings	(33,212)	(9,879)	(28,565)
Payment of lease liabilities	(3,145)	(2,260)	—
Dividends paid	—	(67,719)	(2,310)
Capital increase	36,409	—	—
Net cash from (used in) financing activities	62,052	(54,858)	(6,616)
Exchange rate change on cash and cash equivalents	1,033	—	—
Net (decrease) increase in cash and cash equivalents	47,637	(38,334)	22,016
Cash and cash equivalents at January 1	12,342	50,676	28,660
Cash and cash equivalents at December 31	59,979	12,342	50,676
See the accompanying notes to the financial statements.

Notes to the consolidated financial statements
(In thousands of Reais)
1
Operations

Zenvia Mobile Serviços Digitais S.A. (“Company”) is a privately-held corporation headquartered in São Paulo, in the State of São Paulo. These consolidated financial statements comprise the Company and its subsidiaries (together referred to as “the Company” or “the Group”). The Group is primarily involved in the development of a cloud-based platform that enables organizations to integrate several communication capabilities (including short message service, or SMS, WhatsApp, Voice, WebChat and Facebook Messenger) into their software applications.
a.
Sale of carrier billing customer relationship

The Company signed, in August 17, 2018, an agreement to sell its carrier billing customer relationship. The sale was concluded in 2019 through the formal transfer of the customer relationships related to its carrier billing operations to Syntonic (acquirer).
The carrier billing operation revenue totaled R$ 0 thousand for the year ended December 31, 2019 and R$ 3,397 thousand in the year ended December 31, 2018.
The sales price was equivalent to US$ 700 thousand. On August 20, 2018 partial consideration was paid in advance in the amount of R$ 2,757 (at the exchange rate of R$ 3.94 on August 20, 2018), contingent upon the effective transfer of the contracts with telephone operators from the Company to Syntonic. The contract also provides an earn-out subsequent price adjustment of up to an amount equivalent to US$4,300 thousand (R$ 17,329 at the exchange rate as of December 31, 2019). The measurement periods defined for purposes of calculating the price adjustment relate to the years 2019, 2020 and 2021.
The price is calculated based on certain performance goals, as defined in the agreement, from each of the predefined periods.
As of December 31, 2020 the performance goals were not satisfied and therefore no price adjustment was earned for this period.
b.
Business combination — Rodati Motors Corporation (Sirena)

On July 24, 2020, the Company entered into a share purchase and sale agreement to purchase 100% of the shares of Rodati Motors Corporation (also referred to as “Sirena”), a startup founded in 2014 that offers communication solutions for sales teams via WhatsApp. The consideration transferred consisted of an upfront cash payment of US$ 10,923 thousand (R$ 56,961) on July 24, 2020, closing date. Following the acquisition, the former sharesholders will be subject to additional deferred payments of US$ 13,584 thousand (R$ 70,835), due in 3 installments payable in 6, 12 and 24 month after the acquisition date. On January 24, 2021, the Company settled the equivalent to US$ 392 thousand (R$ 2,045) from the deferred consideration. The deferred payments bear interests of 10% p.a. plus 0.75% for each month since the closing date, fully payable on the second installment. In case of a liquidation event (defined in the contract as a strategic sale of the Company or a an Initial Public Offering) within the period until the full settlement of the deferred consideration payable, part of the payment will be made in a variable number of the Company’s own shares, depending on the valuation of such shares associated with the liquidation events, limited to the cash amounts defined in the contract. The total consideration transferred and to be transferred is equivalent to US$ 24,507 (R$127,796). Also, in addition to the consideration transferred to former shareholders, certain of the former sharesholders that remained working at the Company will be subject to additional compensation of up to US$ 5,514 thousand (R$ 28,752) to be paid in 2021 and 2022, calculated based on certain goals of contribution margins (as defined in the agreement) generated by Sirena solutions, including their continued employment with the Company. As of December 31, 2020, a provision was recorded in the amount of R$ 8,833 related to the estimated compensation payable to these individuals. This acquisition is in line with the Company’s strategy to expand into other Latin America regions.
At the acquisition date, Sirena had an outstanding share-based plan represented by a restricted share plan granted to certain Sirena executives, not fully vested. In connection to the acquisition of Sirena by the

Company the plan was cancelled at the acquisition date and the shares were paid by Zenvia to such executives as part of the consideration transferred.
Goodwill arising from the acquisition has been recognized as follows, based purchase price allocation:
Rodati Motors Corporation 2020
Consideration transferred	127,796
Other net assets, including PPE and cash	1,519
Intangible assets – Client portfolio(a)	1,975
Intangible assets – Digital platform(b)	54,521
Deferred tax liabilities, net	(14,835)
Total net assets acquired at fair value	43,180
Goodwill	84,616

(a)
The fair value of R$ 1,975 represents client portfolio and was calculated based on discounted future cash flows associated to the portfolio estimated at the acquisition date.

(b)
The fair value of R$ 54,521 represents the digital platform acquired, measured based on discounted future cash flows associated to the asset at the acquisition date.

Valuation techniques are summarized below:
Assets acquired	Valuation technique
Intangible assets – Allocation of the customer portfolio and platform	Income approach: The MPEEM method (Multi-Period Excess Earnings Method) assumes that the fair value of an intangible asset is equal to the present value of the cash flow attributable to that asset, subtracting the contribution from other assets, tangible or intangible.
Since the acquisition, Sirena has generated revenues of R$ 10,841 and loss of R$ 3,597 in the year ended 2020 included in the consolidated financial statements. If the acquisition had occurred on January 1, 2020, management estimates that consolidated revenue would have been R$ 438,114 and consolidated loss for the year would have been R$ 45,016 In determining these amounts, management has assumed that the fair value adjustments that arose on the date of acquisition would have been the same if the acquisition had occurred on January 1, 2020.
The goodwill is attributable mainly to future results and synergies expected to be achieved from business integration. The Company is analyzing tax strategies to enable the future tax deductibility of goodwill. At the time of the acquisition, future tax deductibility is not probable as certain actions are necessary to integrate the businesses from a tax perspective, which are subject to substantive uncertainties associated to applicable tax laws.
The transaction was consummated on July 24, 2020, and Zenvia Brazil began to consolidate Sirena’s results of operations as of that date.
The identification of the intangible assets acquired in business combinations is subject to significant judgements by management as to whether assets are separable from other assets. The measurement of those assets and liabilities assumed also involve judgements and estimates developed by management, based on facts and circumstances known at the time of the business combination that may be not confirmed in the future. Such judgements and estimates are reviewed on an ongoing basis and adjusted prospectively as necessary.
c.
Business combination — Acquisition of Total Voice Telecom S.A. (Total Voice)

On March 1, 2019, the Company acquired all shares of Total Voice, a company that operates with communication API (Application Programming Interface). The Total Voice communication API allows application developers to add voice and text communication directly to their applications. The amount of the acquisition of Total Voice was R$ 2,002, paid in cash to former shareholders who left Total Voice at the acquisition date and R$ 13, paid to the former shareholders that remained as the Company’s employees, totaling R$ 2,015.
Following the acquisition, the former shareholders that remained with the Company will be subject to additional compensation of up to R$ 23,327 to be paid in 2021, based on certain conditions, including their continued employment with the Company. As of December 31, 2020, a provision was recorded in the amount of R$ 13,112 ( as of December 31, 2019, a provision was recorded in the amount of R$ 5,230) related to the estimated compensation earned by these individuals.
Gain on bargain purchase arising from the acquisition has been recognised as follows:
Total Voice 2019
Consideration transferred	2,015
Fair value of other net assets, including PP&E and cash and equivalents	57
Client portfolio(a)	518
Intangible — Digital platform(b)	3,919
Gain on bargain purchase	2,479
Tax on gain on bargain purchase	(843)
Net gain on bargain purchase	1,636
The gain on bargain purchase, recorded in a separate caption in the statement of profit or loss, resulted from the fact that most of the compensation of the former shareholders that remained as employees is to be paid in form of future compensation, linked to continuous employment.
The current tax law allows the deductibility of the fair value of net assets acquired when a non-substantive action is taken after acquisition by the Company and therefore the tax and accounting basis of the net assets acquired are the same as of the acquisition date. In this regard, the Company considers that actions to complete the merger of the acquiree are non-substantive so that the Company expects to be entitled to the deductibility of the amortization and depreciation of the net assets acquired and, therefore, no deferred income taxes were recorded for the client portfolio and digital platform assets at the acquisition date.
(a)
The fair value of R$ 518 represents client portfolio acquired from Total Voice and was calculated based on discounted future cash flows associated to the portfolio estimated at the acquisition date;

(b)
The fair value of R$ 3,919 represents the digital platform acquired, based on its the potential of generating future cashflows, calculated based on estimated future discounted cash flows at the acquisition date;

Valuation techniques are summarized below:
Assets acquired	Valuation technique
Intangible assets – Allocation of the customer portfolio and platform	Income approach: The MPEEM method (Multi-Period Excess Earnings Method) assumes that the fair value of an intangible asset is equal to the present value of the cash flow attributable to that asset, subtracting the contribution from other assets, tangible or intangible.

d.
COVID-19

As a result of the global outbreak of COVID-19, unprecedented economic uncertainties have arisen that continue to have an adverse impact on global economic and market conditions, including in Brazil. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, and the Brazilian

Federal Government declared a national emergency with respect to COVID-19. In addition, state and municipal authorities in Brazil suspended a variety of economic activities as part of measures to mitigate the spread of the virus.
The global impact of the COVID-19 outbreak has rapidly evolved and it presents material uncertainty and risk with respect to the future performance and financial results of the Company. In response to the COVID-19 outbreak, the Company implemented several measures aimed at safeguarding the health of employees and the stability of operations, including: (1) the implementation of remote work arrangements; (2) restrictions on all business travel and the postponement or cancellation of other planned events or their shift to virtual-only experiences; and (3) the provision of a utilities stipend to assist employees with increased cost of electricity, internet and other expenses resulting from remote work arrangements.
The COVID-19 pandemic is also having an impact on the Company customers (and prospective customers) behavior as it is accelerating their digitalization plans, which creates opportunities, particularly for the IP-based messaging service products offerings (such as WhatsApp). Nonetheless, in the year ended December 31, 2020, the Company suffered an impact as management believes that sales would have been higher in the absence of COVID-19 pandemic, and such impact may continue for the duration of the COVID-19 pandemic.      Management continues to monitor the impact of the COVID-19 pandemic on the business and the well-being of employees.
2
Company’s subsidiaries

		December 31, 2020		December 31, 2019
	Country	Direct	Indirect	Direct	Indirect
Subsidiaries		%		%
MKMB Soluções Tecnológicas Ltda.	Brazil	100	—	99.99	0.01
Total Voice Telecom S.A.	Brazil	100	—	100	—
Rodati Motors Corporation	USA	100	—	—	—
Indirect subsidiaries
Rodati Services S.A.	Argentina	—	100	—	—
Rodati Servicios, S.A. de CV	Mexico	—	100	—	—
Rodati Motors Central de Informações de Veículos Automotores Ltda.	Brazil	—	100	—	—

3
Preparation basis

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (IASB).
The issuance of these financial statements was approved by the Executive Board on May 5, 2021.
a.
Measurement basis

The financial statements were prepared based on historical cost, except for certain financial instruments measured at fair value, as described in the following accounting practices.
The subsidiary Rodati Services S.A. is located in Argentina and has as its functional currency the Argentinean Peso. Argentina has been considered a hyperinflationary economy since July 1 2018. Therefore, the financial information of the subsidiary located in Argentina used for consolidation purposes were adjusted at the monetary measurement unit current at the end of reporting period before being translated and included in the consolidated financial statements. Non-monetary assets and liabilities measured at cost, shareholders’ equity and the statement of profit or loss were adjusted to reflect the change in purchasing power of the Argentinean Pesos by applying a consumer price index (CPI). Impacts of the monetary remeasurement are recorded in profit or loss.

b.
Functional and presentation currency

These consolidated financial statements are presented in Brazilian Real, which is the Company’s functional currency. All amounts have been rounded to the nearest thousand, except if otherwise indicated.
The functional currency of the subsidiary Rodati Motors Corporation is the US Dollar. The indirect subsidiaries of the Company have the following functional currencies: Rodati Motors Central de Informaçoes de Veiculos Automotores Ltda. has the local currency, Brazilian Real (BRL), as its functional currency; Rodati Services S.A has the local currency, Argentinean Peso (ARG), as its functional currency; and Rodati Servicios, S.A. de CV. has the local currency, Mexican Pesos (MEX), as its functional currency.
c.
Foreign currency translation

For the consolidated Group companies in which functional currency is different from the Brazilian Real, the financial statements are translated to Real as of closing date. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognised in profit or loss and presented within finance costs.
d.
Accounting and reporting in highly hyperinflationary economy

In July 2018, considering that the inflation accumulated in the past three years in Argentina was higher than 100%, the adoption of the accounting and reporting standard in hyperinflationary economy became mandatory in relation to the subsidiary Rodati Services S.A, located in Argentina.
Non monetary assets and liabilities, the shareholders’ equity and the statement of income of subsidiaries that operate in hyperinflationary economies are adjusted by the change in the general purchasing power of the currency, applying a general price index.
The financial statements of an entity whose functional currency is the currency of a hyperinflationary economy, whether they are based on the historical or current cost approach, should be expressed in terms of the current measurement unit at the balance sheet date and translated into Real at the closing exchange rate for the period.
The impacts of changes in general purchasing power as from July 24, 2020 to December 31, 2020 were reported as finance costs in the statements of income of the Company
e.
Use of estimates and judgments

In preparing these consolidated financial statements, management has made judgements and estimates that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.
(e.1) Judgments
Information about judgments referring to the adoption of accounting policies which impact significantly the amounts recognized in the financial statements are included in the following notes:
Note 1 (b)  — Identification of assets acquired and liabilities assumed;
Note 10 — Intangible assets: determination of useful lives of intangible assets.
(e.2) Uncertainties on assumptions and estimates
Information on uncertainties as to assumptions and estimates that pose a high risk of resulting in a material adjustment within the next fiscal year are included in the following notes:

Note 7 — Allowance for expected losses: main assumptions in the determination of loss rate;
Note 10 — Impairment test of intangible assets and goodwill: assumptions regarding projections of generation of future cashflows;
Note 16 — Provision for labor, tax and civil risks: main assumptions regarding the likelihood and magnitude of the cash outflows;
Note 1 (c)  — business combination: assumptions on the determination of fair value of consideration transferred, assets acquired and liabilities assumed.
(i)
Measurement of fair value

A series of Company’s accounting policies and disclosures requires the measurement of fair value, for financial and non-financial assets and liabilities.
The Company established a control structure related to measurement of fair value. It includes the review process of all significant fair value measurements, reporting directly to the Chief Financial Officer.
Evaluation process includes the regular review of significant non-observable data and valuation adjustments. If third-party information, such as brokerage firms’ quotes or pricing services, is used to measure fair value, then the evaluation process analyzes the evidence obtained from the third parties to support the conclusion that such valuations meet the IFRS requirements, including the level in the fair value hierarchy in which such valuations should be classified. Significant assessment matters are reported to the Board of Directors.
When measuring fair value of an asset or liability, the Company uses observable data as much as possible. Fair values are classified at different levels according to hierarchy based on information (inputs) used in valuation techniques, as follows:
•
Level 1: Prices quoted (not adjusted) in active markets for identical assets and liabilities.

•
Level 2: Inputs, except for quoted prices, included in Level 1 which are observable for assets or liabilities, directly (prices) or indirectly (derived from prices).

•
Level 3: Inputs, for assets or liabilities, which are not based on observable market data (non-observable inputs).

The Company recognizes transfers between fair value hierarchy levels at the end of the financial statements’ period in which changes occurred.
Additional information on the assumptions adopted in the measurement of fair values is included in the following notes:
Note 26 — Risk management and financial instruments;
Notes 1 (b) and 1 (c)  — Business combination
4
Significant accounting policies

The accounting policies described in detail below have been consistently applied to all the periods presented in these consolidated financial statements, except if otherwise indicated (see also Note 5).
a.
Consolidation procedures

(i)
Business Combination

The Company accounts for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to the Company. In determining whether a particular set of activities and assets is a business, the Company assesses whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set has the ability to produce outputs. The Company has an option to apply a ‘concentration test’

that permits a simplified assessment of whether an acquired set of activities and assets is not a business. The optional concentration test is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets.
The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognised in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.
The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognised in profit or loss.
Any contingent consideration is measured at fair value at the date of acquisition. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes in the fair value of the contingent consideration are recognised in profit or loss.
(ii)
Subsidiaries

Subsidiaries are entities controlled by the Company. The Company ‘controls’ an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.
(iii)
Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealised income and expenses (except for foreign currency transaction gains or losses) arising from intra-group transactions, are eliminated.
b.
Foreign currency

(i)
Foreign exchange transactions

Transactions in foreign currency, i.e. all transactions that are not carried out in the functional currency, are translated at the exchange rate on the dates of each transaction. Monetary assets and liabilities denominated in foreign currency were translated into functional currency at the foreign exchange rate at the reporting date. The gains and losses from the changes in the exchange rates on monetary assets and liabilities are recognized in the statement of profit or loss.
c.
Segment reporting

The segment reporting is based on information used by the Company’s CODM (Company’s Operating Decision Maker), represented by the chief executive officer.
The CODM considers the whole Group as a single operating and reportable segment, monitoring operations, making decisions on fund allocation and evaluating performance based on a single operating segment. The CODM reviews relevant financial data on a combined basis for all subsidiaries.

d.
Revenue

The Company generates revenue primarily from the cloud-based platform that enables organizations to integrate several communication capabilities (including short message service — SMS, WhatsApp, Voice, Webchat and Facebook Messenger) into their software applications. Revenues are generated by the number of interactions of the Company’s clients with their own customers, based on prices defined in the contracts.
Net revenue by Geography
	2020	2019	2018
Primary geographical markets
Brazil	357,717	311,699	265,857
EUA	26,828	20,143	2,738
South Africa	4,454	8,070	5,058
Argentina	2,829	—	—
Ireland	29	4,350	2,642
Netherland	2,269	5,117	—
Mexico	5,489	—	—
Switzerland	18,024	—	—
Others	12,062	4,656	85
Total	429,701	354,035	276,380
Performance obligations and revenue recognition policies
The following table provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms, and the related revenue recognition policies.

Type of service	Nature and timing of satisfaction of performance obligations, including significant payment terms	Revenue recognition policies
Communication Platform	The Company revenue is mainly derived from fees based on the usage-based services available on its communication platform. The use of these services is measured by the individual volume and revenues based on these volumes are recognized in the period of use. The Company also has revenue from subscription-based fees that are derived from certain “take or pay” contracts or with unlimited use of the platform functionalities. Revenue from subscription-based contracts is recognized by month. The Company provides services to customers under pay-as-you-go contracts and term-based contracts for a fixed or indefinite period. Small customers and customers who pay by credit card are billed in advance while large customers are monthly billed under the postpaid model. Collections are performed up to an average of thirty days after billings. Customers who pay on the prepaid model, draw down their balances as they use our products.	Revenue is recognized upon the transfer of control of services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. Amounts that have been invoiced are recorded in accounts receivable and in revenue or customer advances depending on whether the revenue recognition criteria have been met. Company’s arrangements with customers do not provide for rights of return and the contracts do not provide customers with the right to take possession of the software supporting the applications.
Carrier billing	Carrier Billing is a business model in which there is a provider that makes its content available through the connections that the Company has with carriers (telephone companies), which provide the service to the final consumer. The provider has the responsibility for the content as well as establishing the price. The company acts as an agent in the process, receiving the amounts collected by the carriers and passing on to the providers their respective amounts. Therefore, net revenue is recorded by the fee charged to content providers for the service.	The carrying billing business is characterized as an operation in which Company has contracts with mobile phone operations in Brazil and providers of informational content through digital platforms, in which final customers of the mobile phone companies can subscribe the content from providers and receive information in a regular basis in their cell phones. In this operation, Company performs the billings against mobile phone operators and transfers to the content providers, receiving a fee to perform such service. Revenue is recognized when content providers deliver the services to final customers. Zenvia recognizes revenue at the amount of the net fees to be received in these operations.

e.
Financial instruments

(i)
Recognition and initial measurement

Trade accounts receivable is initially recognized on the date that they were originated. All other financial assets and liabilities are initially recognized when the Company becomes a party to the instrument’s contractual provisions.
A financial asset (unless it is trade accounts receivable without a material financing component) or a financial liability is initially measured at fair value, plus, for an item not measured at Fair value through profit or loss (FVTPL), transaction costs which are directly attributable to its acquisition or issue. Trade accounts receivable without a significant financing component are initially measured at the price of the transaction.
(ii)
Subsequent classification and measurement

Upon initial recognition, a financial asset is classified as measured: at amortized cost or FVTPL.
Financial assets are not reclassified after initial recognition, unless the Company changes the business model for the management of financial assets, in which case all affected financial assets are reclassified on the first day of the reporting period subsequent to the change in the business model.
A financial asset is measured at amortized cost if it meets both conditions below and is not designated as measured at FVTPL:
•
is held within a business model whose purpose is to maintain financial assets to receive contractual cash flows; and

•
its contractual terms generate, on specific dates, cash flows only related to the payment of principal and interest on outstanding principal value.

The Company carries out an evaluation of the purpose of the business in which a financial asset is held in the portfolio, since this better reflects the way in which the business is managed and the information is provided to management.
Financial assets held for trading or managed with a performance evaluated based on fair value are measured at fair value through profit or loss.
Financial assets — evaluation whether the contractual cash flows represent solely payments of principal and interest
For this purpose, “principal” is defined as the fair value of the financial asset at initial recognition. “Interest” is defined as a consideration for the amount of cash at the time and for the credit risk associated to the outstanding principal value during a certain period and for other risks and basic costs of loans, as well as for the profit margin.
The Company considers the contractual terms of the instruments to evaluate whether the contractual cash flows are only payments of principal and interest. It includes evaluating whether the financial asset contains a contractual term that could change the time or amount of the contractual cash flows so that it would not meet this condition. In making this evaluation, the Company considers the following:
•
contingent events that change the amount or timing of cash flows;

•
terms that may adjust the contractual rate, including variable rates;

•
the prepayment and the extension of the term; and

•
the terms that limit the Company’s access to cash flows of specific assets.

The prepayment is consistent with the principal and interest payment criterion if the prepayment amount mostly represents the unpaid principal and interest amounts on the outstanding principal amount — which may include an additional reasonable compensation due to the early termination of the contract. Furthermore, regarding a financial asset acquired for an amount lower or greater than the nominal value of the contract, the prepayment permission or requirement for an amount representing the nominal value of the contract plus contractual interest (which may also include reasonable additional compensation for early termination of the contract), accrued (but not paid), are treated as consistent with this criterion if the fair value of the prepayment is immaterial at initial recognition.
Financial assets at FVTPL	These assets are subsequently measured at fair value. Net income, plus interest or dividend income, is recognized in profit or loss.
Financial assets at amortized cost	These assets are subsequently measured at amortized cost using the effective interest rate method. Amortized cost is reduced for impairment losses. Interest income, foreign exchange gains and impairment losses are recognized in the income statement. Any gain or loss on derecognition is recognized in profit or loss.

f.
Impairment

Non-derivative financial assets
(i)
Financial instruments and contractual assets

The Company recognizes loss allowances for expected credit losses (ECL) on:
•
financial assets measured at amortized cost;

The Company measures loss allowance at an amount equal to credit loss expected for the lifetime of the receivable, except for the items described below, which are measured as credit loss expected for 12 months:
•
debt securities with low credit risk on balance sheet date; and

•
other debt securities and bank balances for which the credit risk has not significantly increased since the beginning of initial recognition.

Loss allowances for trade receivables is always measured at an amount equal to lifetime ECLs.
When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Company considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Company’s historical experience and informed credit assessment, that includes forward-looking information.
The Company assumes that the credit risk in a financial asset increased significantly if it is more than 30 days past due.
The Company considers a financial asset to be in default when:
•
the debtor is unlikely to pay its credit obligations to the Company in full, without recourse by the Company to actions such as realizing security (if any is held); or

•
the financial asset is more than 180 days past due.

Lifetime ECLs are the ECLs that result from all possible default events over the expected life of a financial instrument. 12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months).
The maximum period considered when estimating ECLs is the maximum contractual period over which the Company is exposed to credit risk.

(ii)
Measurement of ECLs

ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls.
(iii)
Presentation of allowance for ECL in the statement of financial position

Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.
(iv)
Write-off

The gross carrying amount of a financial asset is written off when the Company has no reasonable expectations of recovering a financial asset in its entirety or a portion thereof. The Company expects no significant recovery from the amount written off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Company´s procedures for recovery of amounts due.
Non-financial assets
At each reporting date, the Company reviews the carrying amounts of its non-financial assets (customer portfolio, platform, property and plant and equipment) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.
For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets. Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose. The groups of units are identified at the lowest level at which goodwill is monitored for internal management purposes, being one operating segment. The Company has one reportable segment as at December 31, 2020, 2019 and 2018.
Goodwill is tested for impairment annually as at December 31 and when circumstances indicate that the carrying value may be impaired. Impairment is determined for goodwill by assessing the recoverable amount of the segment to which the goodwill relates. When the recoverable amount is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.
g.
Property, plant and equipment

(i)
Recognition and measurement

Property, plant and equipment items are stated at historical acquisition or construction cost, net of accumulated depreciation and impairment losses (if applicable).
The cost includes expenditures that are directly attributable to the acquisition of assets.
Gains and losses on disposal of a property, plant and equipment items are determined by comparing the proceeds from disposal with the book value of Property, plant and equipment and are recognized net within “Other income” in the profit or loss.
(ii)
Subsequent costs

The replacement cost of a component of property, plant and equipment is recognized in the book value of the item when it is probable that the future economic benefits embodied in the component will flow to the Company and its cost can be reliably measured. The book value of the component that is replaced is written off. Costs of normal maintenance on property, plant and equipment are recognized in profit or loss as incurred.

(iii)
Depreciation

Depreciation is recognized in profit or loss under the straight-line method based on the useful life of each component, since this method best reflects the standard of usage of the future economic benefits merged to the asset.
The depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted, if appropriate.
h.
Intangible assets

(i)
Initial recognition

Intangible assets acquired by the Company with defined useful lives are measured at cost, net of accumulated amortization and any accumulated impairment losses.
(ii)
Subsequent expenditures

Subsequent expenditures are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. All other expenditures are recognized in profit or loss as incurred.
(iii)
Amortization

Amortization is calculated over the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives and is recognized in profit or loss. Goodwill is not amortized.
(iv)
Intangible assets — Research and development expenditures

The expenses with research activities are recognized as expense in the period in which they are incurred. The costs resulting from development expenditures (or of a development phase of an internal project) is recognized as an asset if, and only if, all the following conditions are met:
•
Technical feasibility to complete the intangible asset so it will be available for use or sale.

•
The intention to complete the intangible asset and use it or sell it.

•
Ability to use or sell the intangible asset.

•
How the intangible asset will generate probable future economic benefits.

•
The availability of proper technical, financial and other resources to complete the development of the intangible asset and to use it or sell it.

•
Ability to measure reliably the expenditure attributable to the intangible asset during its development.

The initially recognized amount of intangible assets corresponds to the sum of the expenses incurred since the intangible asset started meeting the aforementioned recognition criteria.
The measurement is made based on employee time records allocated to these developments at the cost of such employees.
When no intangible asset can be recognized, the development expenses are be recognized in the profit or loss for the period, when incurred.
After the initial recognition, intangible assets are recorded at cost, less amortization and accumulated impairment losses.
(v)
Goodwill

Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business less accumulated impairment losses, if any.

i.
Income tax and social contribution

For the entities domiciled in Brazil, the current and deferred income and social contribution taxes are calculated based on the rates of 15% plus a surcharge of 10% on taxable income in excess of Brazilian Reais (BRL) 240 per annum for income tax and 9% on taxable income for social contribution on net income and consider the offsetting of tax loss carryforward and negative basis of social contribution limited to 30% of the taxable income.
Income taxes applicable to the subsidiary located in the United States are calculated at 21% of taxable income for the year. For the subsidiaries in Mexico and Argentina, the current income tax are calculated based on the rate of 30%.
Current and deferred taxes are recognized in profit or loss unless they are related to the business combination, or items directly recognized in shareholders’ equity.
(i)
Current tax

Current taxes are the taxes payable or receivable on the taxable income or loss for the year and any adjustments to taxes payable in relation to prior years. It is measured based on rates enacted or substantively enacted at the balance sheet date.
Among the existing tax incentives in Brazil, the Company uses the benefit derived from the Lei do Bem (Law No. 11196/05), aimed at companies that perform research and development (R&D) of technological innovations. This benefit provides tax savings by reducing the income and social contribution tax base from the equivalent to 60% to 80% of R&D expenditures.
(ii)
Deferred tax

Deferred taxes are recognized in relation to the temporary differences between the book values of assets and liabilities and the related amounts used for taxation purposes.
A deferred income tax and social contribution asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable income will be available against which the unused tax losses and credits can be utilized. Deferred income tax and social contribution assets are reviewed at each reporting date and reduced when their realization is no longer probable.
Deferred taxes are measured at tax rates expected to be applied to temporary differences when they are reversed, based on rates enacted or substantively enacted up to the reporting date.
The measurement of deferred tax reflects the tax consequences that would follow the manner in which the Company expects to recover or settle the book value of its assets and liabilities.
Deferred income tax and social contribution assets are reviewed on the dates of financial statements and will be reduced when their realization is no longer probable.
j.
Provisions

A provision is recognized in the statement of financial position when the Company has a legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are recognized based on the best estimates of the risk involved.
The Company records provisions to cover future disbursements that might arise from tax, labor and civil lawsuits in progress. Provisions are recorded based on an analysis of the lawsuits in progress and of the prospects of an unfavorable result implying future disbursement.
Contingent assets are not recognized until final and unappealable decisions in favor of the Company and when it is virtually certain that the asset will be realized. Taxes whose enforceability is being challenged in the judicial sphere are recorded taking into consideration the concept of “legal obligation”. Judicial deposits performed as guarantees for lawsuits in progress are recorded under “Judicial deposits” (see note 16).

Provisions are reviewed on the dates of the financial statements and adjusted to reflect the current best estimate. If it is no longer probable that a cash outflow is required to settle the obligation, the provision is reversed.
k.
Capital

Incremental costs directly attributable to issuance of new shares or options are presented in shareholders’ equity as a deduction of funds obtained, net of taxes.
The capital is composed of 4,421,399 common shares. Capital increases are allowed by resolution of the Board of Directors independently of amendment to its bylaws up to the limit of 33,575,208 new common shares with no value.
l.
Financial income and costs

Finance income include interest on late collections, interest earning bank deposits income and foreign exchange gains on the changes in assets and liabilities indexed in foreign currency. Interest income is recognized in profit or loss under the effective interest method.
Finance costs include expenses with interest on loans and exchange-rate charges on assets and liabilities indexed at a foreign currency. Borrowing costs which are not directly attributable to the acquisition, construction, or production of a qualifying asset are accounted for in profit or loss using the effective interest rate method.
m.
Distribution of dividends

Distribution of dividends to the Company’s shareholders is recognized as a liability in the financial statements at the end of each year, based on the Company’s by-laws. Any amount above the mandatory minimum is provisioned only on the date of its approval by the shareholders, during the Shareholders Meeting.
n.
Employee benefits

Profit sharing and bonus — The employees’ profit sharing and bonus and the variable compensation of the executives are linked to the attainment of operating and financial goals.
The Company recognizes liabilities and related expenses, which are allocated to costs of services and administrative expenses, when the goals are probable to be met.
5
New standards, amendments and interpretations of standards

5.1
New technical pronouncements adopted in the financial statements for the year ended December 31, 2019 — IFRS 16 — Lease

Applicable as from January 1, 2019, IFRS 16 establishes the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single model in the statement of financial position, similar to the accounting for financial leases under IAS 17. The standard includes some practical expedients:
•
Leasing of “low value” assets;

•
Short-term leases (that is, with a lease term of 12 months or less);

•
Leases composed of variable values;

•
Leases in which the Company does not have control over the asset; and

Leases with indefinite term.
As of the beginning of a lease contract, the lessee recognizes a liability for lease payments (i.e., a lease liability) and an asset that represents the right to use the underlying asset during the lease term (i.e., the right of use asset). Lessees are required to recognize separately the interest expense on the lease liability and the depreciation expense on the right-of-use asset.Lessees are also required to reassess the lease liability in the event of certain events (for example, a change in the lease term, a change in future lease payments as a result of a change in an index or rate used to determine such payments). In general, the lessee will recognize the remeasurement of the lease liability as an adjustment to the right-of-use asset.
IFRS 16 also requires lessees and lessors to make more comprehensive disclosures than those provided for in IAS 17.
Reconciliation of the consolidated balance sheet for year ended December 31, 2018, the opening balance on January 1, 2019, and in comparison, the balance on December 31, 2019 affected by the new standard:
	Financial Statements disclosed on 12/31/2018	Impact of the adoption of IFRS 16	Financial statements - 01/01/2019	Financial statements on 12/31/2019
Assets
Current assets	104,281	—	104,281	79,089
Non-current assets
Property, plant and equipment	9,198	8,306	17,504	17,496
Other non-current assets	158,885	—	158,885	152,398
	168,083	8,306	176,389	169,894
Total assets	272,364	8,306	280,670	248,983
Liabilities
Current liabilities
Lease liabilities	—	3,273	3,273	2,687
Other current liabilities	73,717	—	73,717	72,090
	73,717	3,273	76,990	74,777
Non-current
Lease liabilities	—	5,033	5,033	4,604
Other non-current liabilities	50,153	—	50,153	70,265
	50,153	5,033	55,186	74,869
Shareholders’ equity	148,494	—	148,494	99,337
Total equity and liabilities	272,364	8,306	280,670	248,983
On transition to IFRS 16, the Company recognized additional right-of-use assets and additional lease liabilities. The impact on transition is summarized below
In thousands of reais	01/01/2019
Right-of-use assets — property, plant and equipment	8,306
Lease liabilities	8,306
When measuring lease liabilities for leases that were classified as operating leases, the Company discounted lease payments using its incremental borrowing rate at January 1, 2019. The weighted average rate applied is 10.13%.

01/01/2019
Operating lease commitments at December 31, 2018 as disclosed under IAS 17 in the Company’s consolidated financial statements	10,957
Discounted using the incremental borrowing rate at January 1, 2019	8,306
Finance lease liabilities recognized as at December 31, 2018 (note 11)	1,708
Lease liabilities recognized at January 1, 2019	10,014
Right-of-use assets
The Company recognizes right-of-use assets on the inception of the lease (i.e., the date on which the underlying asset is available for use). Right-of-use assets are measured at cost, minus any accumulated depreciation and impairment losses, and adjusted by any further remeasuring of the lease liabilities. The cost of right-of-use assets includes recognized lease liabilities, initial direct costs incurred, and lease payments made before or on the start date, minus lease incentives received. Unless it is reasonably certain that the Company will take ownership of the leased asset at the end of the lease term, recognized right-of-use assets are depreciated on a straight-line basis during the shortest period of their estimated useful life and the lease term.
5.1
New pronouncements effective for 2020:

The following new standards are effective for annual periods beginning on or after January 1, 2020. The following new and amended standards had no significant impact on the Company’s consolidated financial statements:
•
COVID-19-Related Rent Concessions (Amendment to IFRS 16);

•
Amendments to references to Conceptual Framework in IFRS Standards;

•
Definition of material (Amendments to IAS 1 and IAS 8);

•
Definition of a business (Amendment to IFRS 3).

5.2
New pronouncements not yet in force:

A number of new standards are effective for annual periods beginning on or after January 1, 2021 and earlier application is permitted; however, the Company has not early adopted the new or amended standards in preparing these consolidated financial statements.
The following new and amended standards are not expected to have a significant impact on the Company’s consolidated financial statements:
•
Property, Plant and Equipment: Proceeds before Intended Use (Amendments to IAS 16);

•
Reference to Conceptual Framework (Amendments to IFRS 3);

•
Classification of Liabilities as Current or Non-current (Amendments to IAS 1).

6
Cash and cash equivalents and interest earning bank deposits

	2020	2019
Cash and banks	13,099	11,834
Short-term investments maturing in up to 90 days(a)	46,880	508
Short-term investments maturing in over 90 days(b)	2,227	3,292
	62,206	15,634
Cash and cash equivalents	59,979	12,342
Interest earnings bank deposits	2,227	3,292

(a)
Highly liquid short-term interest earning bank deposits are readily convertible into a known amount of cash and subject to an insignificant risk of change of value. They are substantially represented by interest earning bank deposits at rates varying from 96.5% to 99.8% of the CDI rate (Interbank Interest Rate). They are stated at the investment value, plus interests accrued up to December 31, 2020, and 2019..
(b)
Financial funds invested at the rate of 99% of CDI, of R$ 2,227 as of December 31, 2020 (R$ 3,292 as of December 31, 2019 and R$ 4,714 as of December 31, 2018), held as guarantee of the working capital borrowing contract entered into in May 2018.

7
Trade and other receivables

	2020	2019
Domestic	81,031	58,910
Abroad	11,065	8,314
	92,096	67,224
Allowance for expected credit losses	(6,087)	(5,088)
	86,009	62,136
Changes in allowance for expected credit losses are as follows:
Balance at January 1, 2019	(5,014)
Additions	(6,940)
Reversal	3,207
Write-offs	3,659
Balance at December 31, 2019	(5,088)
Additions	(8,756)
Reversal	4,551
Write-offs	3,206
Balance at December 31, 2020	(6,087)
The Company performs write-offs of trade accounts receivable against the allowance for expected credit losses past due over 180 days as this is the period for which management believes there is no reasonable expectation that accounts receivable will be recovered.
The breakdown of trade accounts receivable by maturity is as follows:
	2020	2019
Unbilled services(a)	44,324	31,898
falling due	31,087	18,996
Overdue (days):
1-30	7,774	7,442
31-60	1,043	3,772
61-90	853	2,010
91-120	757	285
121-150	735	1,059
>150	5,523	1,762
	92,096	67,224

(a)
Revenue recognition in the mobile, fixed and internet communication platform services industry involves complex billing systems, with the processing of large volumes of data and with price variations from different plans. In addition, in this context, the Company’s revenues are recognized on a monthly basis, with the billed portion and the non-billed portion, arising from services provided between the billing date and the end of each month, being identified, processed and recognized within the month in which the service was provided. Thus, unbilled services recorded in the accounts each month are calculated based on the proportion of services performed up to the date of presentation of the financial information.
8
Current tax assets

	2020	2019
Corporate income tax (IRPJ)(a)	3,570	2,039
Social contribution (CSLL)(a)	1,042	528
Services tax (ISSQN)	1	1
Federal VAT (PIS/COFINS)	70	71
Others	254	64
	4,937	2,703

(a)
Income tax and social contribution — the balance is composed by amounts withheld and advances of corporate income tax and social contribution carried out in the years ended December 31, 2016, 2017 and 2018.

9
Property, plant and equipment

9.1
Breakdown of balances

	Average annual depreciation rates (%)	Cost	Accumulated depreciation	Net balance in 2020
Furniture and fixtures	10	1,374	(604)	770
Leasehold improvements	10	1,674	(847)	829
Data processing equipment	20	14,277	(6,229)	8,047
Right of use – leases(a)	20 to 30	4,967	(2,347)	2,620
Machinery and equipment	10	515	(411)	104
Other fixed assets	10 to 20	309	(183)	125
		23,116	(10,621)	12,495
	Average annual depreciation rates (%)	Cost	Accumulated depreciation	Net balance in 2019
Furniture and fixtures	10	1,351	(470)	881
Leasehold improvements	10	4,171	(1,220)	2,951
Data processing equipment	20	12,779	(6,395)	6,384
Right of use – leases(a)	20 to 30	9,410	(2,449)	6,961
Machinery and equipment	10	517	(335)	182
Other fixed assets	10 to 20	298	(161)	137
		28,526	(11,030)	17,496

9.2
Changes in property, plant and equipment

	Average annual depreciation rates %	2019	Additions	Additions due to acquisitions	Disposals	Hyperinflation adjustment	Exchange variations	2020
Furniture and fixtures		1,351	6	24	(7)	5	(5)	1,374
Leasehold improvements(a)		4,171	—	36	(2,534)	8	(7)	1,674
Data processing equipment		12,779	3,919	158	(2,589)	13	(3)	14,277
Right of use – leases		9,410	811	—	(5,254)	—	—	4,967
Machinery and equipment		517	—	—	(2)	—	—	515
Other fixed assets		298	11	—	—	—	—	309
Cost		28,526	4,747	218	(10,386)	26	(15)	23,116
Furniture and fixtures	10	(470)	(145)	—	12	(3)	2	(604)
Leasehold improvements	10	(1,220)	(397)	—	773	(5)	2	(847)
Data processing equipment	20	(6,395)	(2,412)	—	2,585	(19)	12	(6,229)
Right of use – leases(a)	20 to 30	(2,449)	(2,969)	—	3,071	—	—	(2,347)
Machinery and equipment	10	(335)	(82)	—	6	—	—	(411)
Other fixed assets	10 to 20	(161)	(24)	—	2	—	—	(183)
(-) Accumulated depreciation		(11,030)	(6,029)	—	6,449	(27)	16	(10,621)
Total		17,496	(1,282)	218	(3,937)	(1)	1	12,495
	Average annual depreciation rates %	2018	Additions	IFRS 16 adoption	Additions due to acquisitions	Disposals	2019
Furniture and fixtures		1,339	20	—	5	(13)	1,351
Leasehold improvements		4,084	87	—	—	—	4,171
Data processing equipment		9,589	3,655	—	6	(471)	12,779
Right of use – leases		—	1,245	8,306	—	(141)	9,410
Machinery and equipment		447	76	—	11	(17)	517
Other fixed assets		274	25	—	2	(3)	298
Cost		15,733	5,108	8,306	24	(645)	28,526
Furniture and fixtures	10	(339)	(132)	—	—	1	(470)
Leasehold improvements	10	(806)	(414)	—	—	—	(1,220)
Data processing equipment	20	(4,998)	(1,832)	—	—	435	(6,395)
Right of use – leases	20 to 30	—	(2,590)	—	—	141	(2,449)
Machinery and equipment	10	(263)	(85)	—	—	13	(335)
Other fixed assets	10 to 20	(129)	(32)	—	—	—	(161)
(-) Accumulated depreciation		(6,535)	(5,085)	—	—	590	(11,030)
Total		9,198	23	8,306	24	(55)	17,496

(a)
In 2020, the Company terminated the lease contract related to the Company’s offices in Porto Alegre, Brazil. As a result, relevant assets represented by leasehold improvements in the amount of R$ 1,758 and the right of use were written off. On December 31, 2020, the Company recognized a contractual penalty provision in the amount of R$ 1,100, which will be paid in 10 installments in 2021.

10
Intangible assets and goodwill

10.1
Breakdown of balances

	Average annual amortization rates %	Cost	Amortization	Net balance in 2020
Intangible assets under development	—	8,433	—	8,433
Software license	20 to 50	3,584	(2,172)	1,412
Database	10	800	(387)	413
Goodwill	—	163,394	—	163,394
Customer portfolio	10	112,929	(67,524)	45,405
Platform(b)	20	75,065	(12,647)	62,418
		364,205	(82,730)	281,475
	Average annual amortization rates %	Cost	Amortization	Net balance in 2019
Intangible assets under development	—	1,095	—	1,095
Software license	20 to 50	2,816	(1,685)	1,131
Database	10	800	(307)	493
Goodwill	—	78,778	—	78,778
Customer portfolio	10	110,954	(56,330)	54,624
Platform	20	16,144	(3,159)	12,985
		210,587	(61,481)	149,106

10.2
Changes in intangible assets

	Average annual amortization rates %	2019	Additions	Additions due to acquisitions	Disposals	2020
Intangible asset in progress(a)		1,095	7,394	—	(56)	8,433
Software license		2,816	771	—	(3)	3,584
Database		800	—	—	—	800
Goodwill		78,778	—	84,616	—	163,394
Customer portfolio		110,954	—	1,975	—	112,929
Platform(b)		16,144	4,400	54,521	—	75,065
Cost		210,587	12,565	141,112	(59)	364,205
Software license	20 – 50	(1,685)	(496)	—	9	(2,172)
Database	10	(307)	(80)	—	—	(387)
Customer portfolio	10	(56,330)	(11,194)	—	—	(67,524)
Platform(b)	20	(3,159)	(9,488)	—	—	(12,647)
(-) Accumulated amortizations		(61,481)	(21,258)	—	9	(82,730)
Total		149,106	(8,693)	141,112	(50)	281,475

	Average annual amortization rates %	2018	Additions	Transfers	Additions due to acquisitions	Write-offs	2019
Intangible asset in progress(a)		1,531	3,671	(4,107)	—	—	1,095
Trademarks and patents		133	—	—	—	(133)	—
Software license		2,149	708	—	—	(41)	2,816
Database		800	—	—	—	—	800
Goodwill		78,778	—	—	—	—	78,778
Customer portfolio		110,436	—	—	518	—	110,954
Platform		8,118	—	4,107	3,919	—	16,144
Cost		201,945	4,379	—	4,437	(174)	210,587
Software license	20 – 50	(1,249)	(440)	—	—	4	(1,685)
Database	10	(227)	(80)	—	—	—	(307)
Customer portfolio	10	(45,244)	(11,086)	—	—	—	(56,330)
Platform	20	(1,054)	(2,105)	—	—	—	(3,159)
(-) Accumulated amortizations		(47,774)	(13,711)	—	—	4	(61,481)
Total		154,171	(9,332)	—	4,437	(170)	149,106

(a)
Since 2018, the Company is developing additional functionalities in its chatting platform that allows to establish the communication through chatbots. The Company continues to develop new components and functionalities recorded as intangible assets in progress. The developments are considered finished when they are available to be sold or incorporated into tools already available for use by customers.

(b)
On February 1, 2020, a Private Instrument of Purchase and Sale of Assets and other Covenants was signed between the Company and Omnize Software Ltda., referring to the transfer of software and intellectual property related to the Omnize customer service platform. Zenvia paid R$ 4,400 in cash on the acquisition date of the intangible asset. The asset acquisition of Omnize’s customer service platform provided the technological basis for Zenvia to incorporate chat functionality into its platform.

The amortization of intangibles includes the amount of R$ 15,510 for the year ended December 31, 2020 (R$ 11,740 for 2019 and R$ 11,044 for 2018) related to amortization of intangible assets acquired in business combinations, of which R$ 7,042 (R$ 653 for 2019 and R$ 0 for 2018) was recorded in costs of services and R$ 8,468 (R$ 11,087 for 2019 and R$ 11,044 for 2018) in administrative expenses.
Impairment
The Company performed impairment tests for goodwill as of December 31, 2020, as follows:
Significant unobservable inputs	Relationship between significant unobservable inputs and measurement of the present value of cash flows
• Annual forecast revenue growth rate; • Forecast of the growth rate of variable input costs; • Risk-adjusted discount rate.
The present value of cash flows could increase (decrease) if:
•
the annual growth rate of revenue was higher (lower);

•
the cost growth rate was (higher) lower;

•
the risk-adjusted discount rate was (higher) lower.

The recoverable amount is determined by calculating the present value of cash flows based on the Company’s economic / financial projections for the next 5 years, and a terminal growth rate thereafter. Any kind of reasonably possible change in the key assumptions on which the recoverable amount is based would not cause the carrying amount to exceed the recoverable amount.
	2020	2019	2018
Weighted average annual revenue growth	36.38%	16.48%	20.74%
Weighted average annual growth of variable cost	26.93%	18.74%	20.08%
Weighted average cost of capital (WACC)	16.40%	15.90%	19.00%
Growth in terminal value	0%	0%	0%
The key assumptions used in the estimation of the recoverable amount are set out above.
The values assigned to the key assumptions represent management’s assessment of future trends for the business and have been based on historical experience and projections of growth, based on internal and external data.
The estimated recoverable amount exceeded its carrying amount by approximately R$ 661,284 (2019: R$ 113,681). Management has identified that a reasonably possible change in the revenues could cause the carrying amount to equal the recoverable amount. The following table shows the rate of revenue growth and the corresponding effect on the variable cost growth by which the estimated recoverable amount is equal to the carrying amount.
	2020	2019	2018
Weighted average annual revenue growth	30.62%	9.40%	17.22%
Weighted average annual growth of variable cost	21.12%	11.52%	16.58%
An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.
11
Loans and borrowings

		2020	2019
Working capital(a)	Interest p.a. 100% CDI + 2.40% to 5.46% and TJLP + 2.98% and 24%	97,396	60,985
BNDES Prosoft	TJLP + 2.96%	1,579	2,338
Lease	100% CDI + 2.00% to 3.86% and 7.25%	—	23
		98,975	63,346
Current		56,197	17,696
Non-current		42,778	45,650
The portion classified in non-current liabilities has the following payment schedule:
	2020	2019
2020
2021	—	22,578
2022	18,167	14,909
2023	16,918	8,163
2024	7,693	—
	42,778	45,650
Main changes in working capital loans and borrowings
On April 22, 2020, the Company entered into an agreement with Itaú Unibanco S.A. for a CCB (Cédula de Crédito Bancário), in the aggregate amount of R$15,000. Following a six-month grace period in which interest is payable, this CCB will be paid in 30 monthly installments with the first installment due on October 22, 2020 and the last installment due on April 24, 2023.

On June 26, 2020, the Company also entered into an agreement with Caixa Econômica Federal for a CCB in the aggregate amount of R$15,000, which is secured by fiduciary concession of credit rights. Following a one year grace period during which interest shall be paid, the CCB will be paid in 36 monthly installments with the first installment of principal and interest due on June 27, 2021 and the last installment due on June 27, 2023.
In October 2, 2020, the Companyalso entered into an agreement with Caixa Econômica Federal for a CCB in the aggregate amount of R$15,000, which is secured by fiduciary assignment of credit rights and certain bank deposits. Following a one year and a half grace period during in which interest shall be paid, the CCB will be paid in 24 monthly installments with the first installment of principal and interest due on May 3, 2021 and the last installment due on April 3, 2024.
On November 11, 2020, the Company entered into an agreement with Banco Votorantim in the amount of R$ 10,000. This credit line is offered by the Brazilian Government (FGI — Fundo Garantidor para Investimentos), where the BNDES (Banco Nacional de Desenvolvimento Econômico e Social) works as guarantor for the operation, aiming at facilitating the obtaining of credit by Brazilian companies. Following a one year grace period during which interest shall be paid, the CCB will be paid in 36 monthly installments with the first installment of principal and interest due on December 10, 2021 and the last installment due on November 11, 2024.
On the same credit line, FGI, on November 11, 2020, the Company entered into an agreement with Banco ABC in the amount of R$ 7,000 thousand. Following a one year grace period during which interest shall be paid, the CCB will be paid in 36 monthly installments with the first installment of principal and interest due on December 10, 2021 and the last installment due on November 11, 2024
On April 23, 2020, the subsidiary in Argentina also entered into an agreement with ICBC in the aggregate amount of R$ 6,302 (ARS$ 540 thousand), which is secured by Rodati Motors Corporation. Following a three months grace period during which no paid interest and principal shall be paid, the loan will be paid in 9 monthly installments with the first installment of principal and interest due on August 23, 2020 and the last installment due on April 23, 2021.
In addition, in June 29, 2020, the subsidiary in Argentina also entered into an agreement with ICBC for a Argentine Guarantee Fund — FoGAr in the aggregate amount of R$ 269 (ARS$ 3.000 thousand), which is secured by Rodati Motors Corporation. Following a three months grace period during which no paid interest and principal shall be paid, the loan will be paid in 9 monthly installments with the first installment of principal and interest due on Octobert 29, 2020 and the last installment due on June 29, 2021.
(i)
Contractual clauses

The Company has financing agreements in the amount of R$ 36,049 that establish compliance with financial covenants on the closing dates of each year. They are described below:
•
Net Debt/EBITDA* not exceeding 2.0x;

•
Amount of Dividends and/or interest on own capital distributed annually lower than or equal to 25% of net income for the year;

* (i) net debt is defined as gross debt (as such term is defined in the agreements) minus cash, financial investments and short-term and long-term financial assets (such as derivatives), and (ii) EBITDA as defined in the agreement is calculated as income (in the twelve months prior to the date of testing) before income tax and social contribution, depreciation and amortization, financial results, non-operational results, equity income from unconsolidated companies and non-controlling shareholder interest, excluding the effects of IFRS 16 — Leases.
The Company has financing agreements in the amount of R$ 15,653 that establish compliance with financial covenants on the closing dates of each year. They are described below:
•
Net Debt/EBITDA* not exceeding 3.5x;

•
Amount of Dividends and/or interest on own capital distributed annually lower than or equal to 25% of net income for the year;

* (i) net debt is defined as gross debt (as such term is defined in the agreements) minus cash, financial investments and short-term and long-term financial assets (such as derivatives), and (ii) EBITDA as defined in the agreement is calculated as income (in the twelve months prior to the date of testing) before income tax and social contribution, depreciation and amortization, financial results, non-operational results, equity income from unconsolidated companies and non-controlling shareholder interest, excluding the effects of IFRS 16 — Leases.
The Company has financing agreements in the amount of R$ 45,712 guaranteed by 20% to 30% of accounts receivable given as collateral and the balance of interest-earning bank deposits recorded as non-current assets, representing three times the amount of the first payment of principal plus charges.
As of December 31, 2020, the Company was not in compliance with the Net debt-to-EBITDA covenant. In this context, waivers were requested from financial creditors and received, except for BNDES and Itaú (Itaú provided the waiver in 2021, with effects applicable since December 31, 2020). The debts for BNDES and Itaú were reclassified to the current liabilities line.
(ii)
Supplementary information to the cash flow

Loans and financing
Balance at January 1, 2019	48,229
Changes in cash	11,228
Interest paid	(3,893)
Proceeds from loans and borrowings	25,000
Repayments of borrowings	(9,879)
Changes not affecting cash	3,889
Interest and exchange-rate expenses	3,889
Balance at December 31, 2019	63,346
Changes in cash	24,297
Interest paid	(4,491)
Proceeds from loans and borrowings	62,000
Repayments of borrowings	(33,212)
Changes not affecting cash	11,332
Interest and exchange-rate expenses	4,761
Additions due to acquisitions	6,571
Balance at December 31, 2020	98,975

12
Lease liabilities

On December 31, 2020, the Company has lease contracts corresponding mainly to the lease of buildings from third parties, for an average term of 2 to 5 years.
Lease liabilities are related to the following right of use of assets nature:
	2020	2019
Lease of properties	2,525	6,377
Lease of equipment	233	914
	2,758	7,291
Current	1,109	2,687
Non-current	1,649	4,604

(i)
Future minimum lease payments

On December 31, 2020, the amount classified in non-current liabilities will be paid as follow:
Period	2020	2019
2020	—	—
2021	—	2,722
2022	1,186	1,807
2023	463	75
Present value of lease payments	1,649	4,604
The change in the Company’s lease liability balance to December 31, 2020 occurred as follows:
	Properties	Equipment	Total
Balance on December 31, 2018	—	—	—
Initial adoption	7,498	808	8,306
Balance on January 1, 2019	7,498	808	8,306
Remeasurements and new contracts	556	689	1,245
Interest	709	89	798
Lease payments	(2,386)	(672)	(3,058)
Balance on December 31, 2019	6,377	914	7,291
Remeasurements and new contracts	444	367	811
Lease termination	(1,964)	(219)	(2,183)
Interest	622	103	725
Interest paid	(633)	(108)	(741)
Lease payments	(2,321)	(824)	(3,145)
Balance on December 31, 2020	2,525	233	2,758
The discount rate adopted by the Company was 10.13% p.a. for property and equipment rental contracts.
The simplified retrospective approach was used and, at the time of transition, lease liabilities were measured at the present value of the remaining payments, discounted at the incremental financing rate. Initially, the right to use the assets was measured at the equivalent amount of the lease liability, being recorded in property, plant and equipment, using the practical expedient that allows the lessee to exclude initial direct costs from measuring of the right-of-use asset.
13
Trade and other payable

	2020	2019
Domestic suppliers	90,948	39,216
Abroad suppliers	377	—
Advances from clients	2,477	2,169
Other accounts payable	6,435	1,069
	100,237	42,454
Current	100,036	42,454
Non-current	201	—

14
Current tax liabilities

	2020	2019
Social security	1,308	757
Severance indemnity fund (FGTS)	315	222
Federal VAT (PIS/COFINS)	3,304	2,323
Withholding income taxes	1,736	1,007
Service taxes (ISSQN)	1,032	874
Other	1,203	2
	8,898	5,185

15
Employee benefits

	2020	2019
Salary	499	58
Labor provisions (13th salary and vacation)	4,969	3,076
Provision for bonus	—	3,445
Other obligations	1,210	176
Long-term benefits(a)	1,151	1,127
	7,829	7,882
Current	6,678	6,755
Non-current	1,151	1,127

(a)
The Company has two Long-Term Incentive Programs Granted, in 2018 and 2019, with eligibility to the Company’s Statutory Directors, in a bonus format, in which payments will be made in 2022 and 2023 in cash, respectively, based on goals that must be achieved in December 2020 and 2021, respectively.

In 2020, the Company granted to certain employees a bonus program in which those employees may receive additional compensation if certain milestones set forth therein are met, including the consummation of the Company’s initial public offering. The settlement of the bonus may be done by either cash or the Company’s own shares at the choice of the Company, under parameters to be defined in the future by the board of directors. As of December 31, 2020, management estimates indicate that, under current conditions, such milestones were not met, so no amounts were recorded as of December 31, 2020.
16
Provisions for labor, tax and civil risks

The Company, in the ordinary course of its business, is subject to tax, civil and labor lawsuit. The Management, supported by its legal advisors’ opinion, assesses the probability of the outcome of the lawsuit in progress and the need to record a provision for contingencies that is considered sufficient to cover the probable losses.
The table below presents the position of provisions for disputes, probable losses and judicial deposits as of December 31, 2020, and2019, and these refer to lawsuits in progress and social security risk.

	2020	2019
Service tax (ISSQN) Lawsuit – Company BWMS(a)	1,374	1,374
Service tax (ISSQN) Lawsuit – Company Zenvia(a)	29,962	22,697
Labor provisions	444	115
Other Provisions	1,064	813
	32,844	24,999
Service tax (ISSQN) judicial deposits – Lawsuit Company BWMS(a)	(1,374)	(1,374)
Service tax (ISSQN) judicial deposits – Lawsuit Company Zenvia(a)	(29,193)	(22,126)
Labor appeals judicial deposits	(10)	(10)
	(30,577)	(23,510)
	2,267	1,489
Changes in provisions are as follows:
Provisions
Balance at January 1, 2019	18,322
Additions	6,795
Reversals	(118)
Balance at December 31, 2019	24,999
Additions	7,944
Reversals	(322)
Additions due to acquisitions	223
Balance at December 31, 2020	32,844
Changes in judicial deposits are as follows:
Deposits
Balance at January 1, 2019	17,129
Additions	6,381
Balance at December 31, 2019	23,510
Additions	7,089
Reversals	(22)
Balance at December 31, 2020	30,577

(a)
The amount of the liability related to the provision for tax risk refers to the lawsuit filed by the City of Porto Alegre about the service tax (ISSQN) against the Company itself and the merged companies Human Serviços para Comunicação Móvel Ltda. and BWMS Soluções Móveis em Informática Ltda.

The Company and its subsidiaries are also party to labor lawsuits whose risk of loss, according to its legal advisors and the Company’s Management, is classified as possible, for which no provision was recognized. The updated amount related to these lawsuits is R$ 179 as of December 31, 2020 (R$ 931 as of December 31, 2019).

17
Liabilities from business combinations

2020 Liabilities from business combinations
Investment acquisition(a) – Total Voice	13,112
Investment acquisition – Sirena	71,792
Investment acquisition(b) – Sirena	8,833
Reimbursements to former shareholders(c)	11
93,748
2019 Liabilities from business combinations
Investment acquisition(a) – Total Voice	5,230
5,230

(a)
Refers to the compensation payable related to the acquisition of Total Voice. On December 31, 2020, a provision was recorded in the amount of R$ 13,112, reflecting the best estimate of the Company of the additional payment to former shareholders that become company’ employees. The balance is to be paid to former shareholders and represents the provision for the compensation for continuing employment. The payments will be made up to 12 installments after 2021.

(b)
Refers to the compensation payable related to the acquisition of Sirena. On December 31, 2020, a provision was recorded in the amount of R$ 8,833, reflecting the best estimate of the Company of the additional payment to former shareholders that became Company’s employees. The payments will be made on July, 2021 and July 2022.

(c)
Administrative expenses paid by former shareholders to be reimbursed by the Company Rodati Motors Corporation and Rodati Motors Central de Informações de Veículos Automotores Ltda.

18
Shareholders’ equity

a.
Capital

On May 29, 2020, a cash capital increase was approved, from R$ 93,883 to R$ 130,292, in the amount of R$ 36,409, through the issue of 360,203 new common shares, nominative and without par value, fully subscribed by the shareholder Ória Tech Zenvia Co-Investment Fundo de Investimento em Participações Multiestratégia.
The current position of shareholders is shown in the table below.
	2020
Shareholders	Balance of shares	Percent
Oria Tech Zenvia Co-Investment FIP Multiestrategia	2,298,482	48.0693%
Cássio Bobsin Machado	1,915,644	40.0628%
Oria Tech 1 Inovacao Fundo de Investimentos em Participações	527,534	11.0326%
Spectra I – Fundo de Investimento em Partipações	7,988	0.1671%
Spectra II – Fundo de Investimento em Partipações	31,954	0.6683%
Total	4,781,602	100.0000%

	2019
Shareholders	Balance of shares	Percent
Oria Tech Zenvia Co-Investment FIP Multiestrategia	1,938,279	43.8386%
Cássio Bobsin Machado	1,915,644	43.3266%
Oria Tech 1 Inovacao Fundo de Investimentos em Participações	527,534	11.9314%
Spectra I – Fundo de Investimento em Partipações	7,988	0.1807%
Spectra II – Fundo de Investimento em Partipações	31,954	0.7227%
Total	4,421,399	100.0000%

b.
Reserves

The reserves consist of:
•
Legal reserve: formed at the rate of 5% of the net income determined on each fiscal year under the terms of Article 193 of Law 6404/76 up to the legal limit.

•
Investments reserve: Refers to the balance of net income, net of legal reserve and dividends paid to shareholders. The amount allocated to the legal reserve, together with the investment reserve, may not exceed the amount of the capital stock.

c.
Dividends

	2020	2019	2018
Profit for the year – Calculation basis	(21,431)	13,844	19,865
Formation of reserves
Legal (5%)	—	(692)	(993)
Mandatory minimum dividends (25%)(i)	—	(3,288)	(4,718)
Dividends in addition to the mandatory minimum(i)	—	(8,264)	—
Net income after legal reserve – Transferred to the investment reserve	—	1,600	14,154

(i)
At the Extraordinary General Meeting held on November 21, 2019 it was approved by shareholders the distribution of dividends of R$ 11,552 related to the period from January to September of 2019, as well as the distribution of dividends in the amount of R$ 51,449, arising from the existing balance in the investment reserve provided for in art. 25 Paragraph 2 of the Company’s Bylaws, according to the Financial Statements as of December 31, 2018.

19
Segment reporting

The Company’s revenues by geography is presented in note 4 (d). As discussed in note 1(b), it acquired in 2020 Rodati Motor Corporation, including the digital platform of R$ 54,521 and client portforlio of R$ 1,975. These non-financial assets were integrated to the Zenvia business and support the Company’s operations in Brazil, United States, Argentina and Mexico. The Company has no other material non-financial assets outside of Brazil.

20
Expenses by nature

	2020	2019	2018
Personnel expenses(a)	78,103	47,531	34,502
Costs with operators/Other costs	305,561	250,275	178,027
Depreciation and amortization	27,287	18,796	14,513
Outsourced services	17,319	9,714	5,795
Rentals/insurance/condominium/water/energy	2,005	920	2,908
Communication	4,557	2,485	2,196
Travel expenses	886	1,754	1,293
Allowance for credit losses	4,205	3,733	2,287
Marketing expenses / events	3,540	2,778	1,605
Other expenses	7,505	3,251	3,100
	450,968	341,237	246,226
Cost of services	325,870	260,786	186,084
Sales and marketing expenses	33,589	26,018	18,241
General administrative expenses	71,667	40,868	35,683
Research and development expenses	15,637	9,832	3,931
Allowance for credit losses	4,205	3,733	2,287
	450,968	341,237	246,226

(a)
Personnel expenses:

	2020	2019	2018
Salary	36,102	21,286	17,501
Benefits	2,993	1,521	1,674
Compulsory contributions to social security	12,586	9,122	6,861
Compensation	387	348	686
Provisions (vacation/13th salary)	5,757	3,634	3,383
Provision for bonus and profit sharing	650	4,641	3,032
Compensation(b)	16,715	5,230	—
Other	2,913	1,749	1,365
	78,103	47,531	34,502

(b)
Refers to the provision for additional compensation to former shareholders of Total Voice and Sirena linked to continued employment with the Company, in accordance with the acquisition agreement, based on the performance of Total Voice and Sirena, as disclosed in note 1.1.b. and 1.1.c.

21
Net finance costs

	2020	2019	2018
Finance cost
Interest on loans and financing	(4,826)	(3,870)	(5,922)
Discounts given	(158)	(250)	(412)
Foreign exchange losses	(16,615)	(480)	(299)
Bank expenses and IOF (tax on financial transactions)	(1,714)	(597)	(404)
Other financial expenses	(2,362)	(203)	(315)
Interests on leasing contracts	(725)	(798)	—
Losses on derivative instruments	—	(613)	—
Inflation adjustment	(180)	—	—
	(26,580)	(6,811)	(7,352)
Finance income
Interest	663	241	136
Foreign exchange gain	17,936	514	13
Interests on financial instrument	580	2,926	2,522
Other financial income	38	186	775
Gains with derivative financial instruments	—	372	—
	19,217	4,239	3,446

22
Other income and expenses, net

	2020	2019	2018
Other providers(a)	—	2,082	—
Disposal of leasehold improvement and other assets	(1,668)	(179)	3
Gain on sale of carrier billing (note 1.a)	—	2,757	—
Other expenses	(813)	(362)	(151)
Other income	1,641	175	244
	(840)	4,473	96

(a)
Refers to the write-off of provisions for payment of services acquired and never claimed by the providers from past periods.

23
Income tax and social contribution recognized in income (loss) for the year

	2020	2019	2018
Deferred taxes on temporary differences and tax losses	(8,480)	3,186	3,457
Current tax expenses	441	148	3,022
Tax (income) expense	(8,039)	3,334	6,479

23.1
Reconciliation between the nominal income tax and social contribution rate and effective rate

	2020	2019	2018
Income before income tax and social contribution	(29,470)	17,178	26,344
Basic rate	34%	34%	34%
Income tax and social contribution	10,020	(5,841)	(8,957)
Tax incentives	—	2,896	1,992
Earnings from foreign subsidiaries	(36)	—	—
Net operation loss carryforward not recorded from subsidiaries	(1,900)	(46)
Others	(45)	(343)	486
Tax expense	8,039	(3,334)	(6,479)
Effective rate	27.28%	19.41%	24.59%

23.2
Breakdown of deferred income tax and social contribution

	2020	2019	2018
Deferred tax assets
Provision for labor, tax and civil risk	10,885	8,415	6,213
Allowance for doubtful accounts	1,610	1,730	1,705
Tax losses and negative basis of social contribution tax	5,277	3,536	3,931
Provision for compensation from acquisitions	6,277	1,778	—
Other temporary differences	1,041	931	2,191
	25,090	16,390	14,040
Deferred Tax liabilities
Goodwill	(25,879)	(22,741)	(14,973)
Customer portfolio and platform	(22,005)	(10,418)	(12,650)
	(47,884)	(33,159)	(27,623)
	(22,794)	(16,769)	(13,583)

23.3
Changes in deferred income tax and social contribution

	2020	Deferred taxes 2020 variation(a)	2019	Impact on profit (loss)	2018
Provision for tax liabilities	10,885	2,470	8,415	2,202	6,213
Allowance for doubtful accounts	1,610	(120)	1,730	25	1,705
Tax losses and negative basis of social contribution tax	5,277	1,741	3,536	(395)	3,931
Goodwill	(25,879)	(3,138)	(22,741)	(7,768)	(14,973)
Customer portfolio	(22,005)	(11,719)	(10,286)	2,364	(12,650)
Provision for compensation from acquisitions	6,277	5,342	935	935	—
Other temporary differences	1,041	(601)	1,642	549	2,191
Total	(22,794)	(6,025)	(16,769)	(3,186)	(13,583)

(a)
In the following table we have the reconciliation from deferred (income) expenses:

2020
Total 2020 Deferred taxes variation	(6,025)
Foreign exchange variation on deferred tax balances fro foreign subsidiaries	(330)
Deferred tax from Sirena tax loss carryforwards	(1,393)
Deferred tax from Sirena’s client portofio and digital platform	16,228
Deferred tax profit or loss	8,480
The Company did not present taxable income in the prior years, mainly due to the deductibility for tax purposes of goodwill, representing a temporary difference. However, based on projections of taxable income and the reversal of goodwill temporary difference, management believes that sufficient taxable income will be available in future periods to recover deferred tax assets.
24
Earnings per share

The calculation of basic earnings per share is calculated by dividing net income for the year by the weighted average number of common shares existing during the year.
Diluted earnings per share are calculated by dividing net income for the year by weighted average number of common shares existing during the year plus weighted average number of common shares that would be issued upon conversion of all potentially diluting common shares into common shares.
The Company does not have financial instruments which could result in a dilution of the earning per share.
The tables below show data of income and shares used in calculating basic and diluted earnings per share:
	2020	2019	2018
Basic and diluted earnings per share
Numerator
Profit (loss) of the year assigned to Company’s shareholders	(21,431)	13,844	19,865
Denominator
Weighted average for number of common shares	4,601,501	4,421,401	4,421,401
Basic and diluted earnings (loss) per share (in reais)	(4.657)	3.131	4.493

25
Risk management and financial instruments

25.1
Classification of financial instruments

The classification of financial instruments is presented in the table below, and in the understanding of the Company’s Management, there are no financial instruments classified in other categories besides those informed:
	2020			2019			2018
	Fair value through profit or loss	Amortized cost	Level 1	Fair value through profit or loss	Amortized cost	Level 1	Fair value through profit or loss	Amortized cost	Level 1
Assets
Cash and cash equivalents	46,880	13,099	47,453	508	11,834	508	42,291	8,385	42,291
Interest earnings bank deposits	2,227	—	2,227	3,292	—	3,292	4,714	—	4,714
Trade accounts receivable	—	86,009	—	—	62,136	—	—	51,200	—
	49,107	99,108	49,107	3,800	73,970	3,800	47,005	59,585	47,005
Liabilities
Loans and financing	—	98,975	—	—	63,346	—	—	48,229	—
Trade and other payable	—	100,237	—	—	42,454	—	—	44,322	—
	—	199,212	—	—	105,800	—	—	92,551	—

25.2
Financial risk management

The Company has a financial executive board responsible for risk management, with the supervision of the Board of Directors, and is also responsible for defining the policy, managing risks and financial instruments through control systems, which establish foreign exchange exposure limits and interest, and define the allocation of funds with financial institutions. The positions of all financial instruments, as well as the results obtained in relation to the proposed goals, are presented and evaluated monthly by the financial executive board and submitted to the Board of Directors of the Company.
25.3
Credit risk

It results from any difficulty in collecting the amounts of services provided to the customers.
The Company and its subsidiaries are also subject to credit risk from their interest earning bank deposits.
The credit risk related to the provision of services is minimized by a strict control of the customer base and active delinquency management by means of clear policies regarding the concession of services. There is no concentration of transactions with customers and the default level is historically very low.
In connection with credit risk relating to financial institutions, the Company and its subsidiaries seek to diversify such exposure among financial institutions.
Credit risk exposure
The book value of financial assets represents the maximum credit exposure. The maximum credit risk exposure on financial information date was:
	2020	2019	2018
Cash and cash equivalents	59,979	12,342	50,676
Interest earnings bank deposits	2,227	3,292	4,714
Trade accounts receivable	86,009	62,136	51,200
	148,215	77,770	106,590

The Company determines its allowance for expected credit losses by applying the following criteria:
•
The Company provides for expected losses by applying a loss rate calculated on historical effective losses on sales;

Additionally, the Company considers that accounts receivable had a significant increase in credit risk and provides for:
•
All notes receivables past due for more than 6 months;

•
Notes subject to additional credit analysis presenting indicators of significant risks of default based on ongoing renegotiations, failure indicators or judicial recovery ongoing processes and customers with relevant evidence of cash deteriorating situation.

25.4
Market Risk

Interest rate and inflation risk: Interest rate risk arises from the portion of debt and interest earning bank deposits remunerated at CDI (Interbank Deposit Certificate) rate, which may adversely affect the financial income or expenses in the event an unfavorable change in interest and inflation rates takes place.
25.5
Operations with derivatives

The Company does not have derivatives on a speculative basis.
25.6
Liquidity risk

The liquidity risk consists of the risk of the Company not having sufficient funds to settle its financial liabilities.
The Company’s and its subsidiaries’ cash flow and liquidity control are monitored on a daily basis by Company treasury function, so as to ensure that cash operating generation and previous fund raising, as necessary, are sufficient to maintain payment schedule, thus not generating liquidity risk for the Company and its subsidiaries.
As of the date of issuance of these financial statements, the Company entered into agreement with its financial creditors to obtain R$ 80,000 in credit lines with a grace period of 12 to 18 months and payment terms of 24 to 36 months. For these credit lines there is a covenant of 3.5x net bank debt / EBITDA. With these negotiations, the Company determined that it will have sufficient liquidity for least 12 months from the issuance of these financial statements.
We present below the contractual maturities of financial liabilities including payment of estimated interest.
Non-derivative financial liabilities	Book value	Contractual cash flow	Up to 12 Months	1 – 2 years	2 – 3 years	>3 years
Loans and financing	98,975	122,565	74,356	20,474	19,066	8,670
Trade and other payables	100,237	100,237	100,036	201	—	—
Lease liabilities	2,758	3,259	1,481	1,186	592	—
	201,970	226,061	175,873	21,861	19,658	8,670
Management does not expect any early maturities or cash outflows compared to those presented in the table above.
25.7
Sensitivity analysis

The main risks linked to the Company’s operations are linked to the variation of the Interbank Deposit Certificate (CDI) for financing and financial investments and the Long-Term Interest Rate (TJLP) for financing.
The Company’s financial instruments are represented by cash and cash equivalents, accounts receivable, accounts payable, loans and financing, and are recorded at amortized cost, plus interests incurred.

On the reporting dates, the profile of instruments remunerated through Company’s interest was:
Variable rate assets	2020	2019	2018
Financial assets	49,107	3,292	4,714
Financial liabilities	98,975	63,346	48,229

25.7.1
Sensitivity analysis for variable rate instruments

Investments indexed to CDI are recorded at market value, according to quotations published by the respective financial institutions, and the remainder refer mostly to bank deposit certificates. Therefore, the recorded amount of these securities does not differ from the market value.
The table below presents three scenarios for the risk of decreasing the CDI index. The base scenario was the index at December 2020 of 2.75% p.a. Scenario II represents a 25% decrease and scenario III a 50% decrease.
Operation	Balance at 2020	Risk	Scenario I Current scenario	Scenario II	Scenario III
Interest rate subject to variation	49,107	CDI decrease	2.75%	2.06%	1.38%
Financial investments			1,350	1,013	675
The Company has loans and borrowings linked to the CDI rate and the TJLP rate (long-term interest rate). The table below presents three scenarios for the risk of increasing the CDI and the TJLP indexes where the base scenario is the TJLP and CDI rates in effect at December 31, 2020, and projected scenarios represent increases of 25% and 50%.
Operation	Balance at 2020	Risk	Scenario I Current scenario	Scenario II	Scenario III
Loans – BNDES	15,653	TJLP increase	769	961	1,153
Interest rate subject to variation			4.91%	6.14%	7.37%
Financing	83,322	CDI increase	2,291	2,864	3,437
Interest rate subject to variation			2.75%	3.44%	4.13%

25.8
Capital management

Company’s capital management aims to ensure that a strong credit rating is maintained before institutions, as well as a strong capital relationship, so as to support Company’s business and leverage shareholders’ value.
The Company controls its capital structure by adjusting it to the current economic conditions. In order to maintain an adjusted structure, the Company may pay dividends, return capital to the shareholders, fund new loans, issue promissory notes and contract derivative transactions.
The Company considers within its net debt structure: loans and financing less cash and cash equivalents. The financial leverage ratios on December 31, 2020, 2019 and 2018 can be summarized as follows:
	2020	2019	2018
Loans and borrowings	98,975	63,346	48,229
Cash and cash equivalents	(59,979)	(12,342)	(50,676)
Net debth	38,996	51,004	(2,447)
Total equity	115,348	99,337	148,494
Net debt/Shareholders’ equity (%)	0.34	0.51	(0.02)

26
Related Parties

Balances and transactions between the Company and its subsidiaries, when applicable, were eliminated from the consolidation and are not in this note.

Management remuneration
The Company does not have any additional post-employment obligation. The Company has two Long-Term Incentive Programs Granted, in 2018 and 2019, with eligibility to the Company’s Statutory Directors, in a bonus format, in which payments will be made in 2022 and 2023, respectively, based on goals that must be achieved in December 2020 and 2021, respectively. In order to executives acquire the right of two Long-Term Incentive payments, the program has a retention period, in which it indicates that executives need to remain in the company during the years 2021 and 2022. The provision is recognized in profit or loss.
The total remuneration of management, including bonus and Directors’ salary amounted R$ 10,060 as of December 31, 2020 (R$ 6,341 as of December 31, 2019 and R$ 4,662 as of December 31, 2018). Additionally, in connection with the acquisitions of Sirena in 2020 and Total Voice in 2019, the Company granted to the former shareholders of these companies that remained as employees, compensation programs linked to the continuing employment of those executives with the Company and the achievement of certain performance goals. The Company recognized as personnel expenses related to those programs the amounts of R$ 16,715 in 2020 and R$ 5,230 in 2019.
In 2020, the Company granted to certain employees a bonus program in which those employees may receive additional compensation if certain milestones set forth therein are met, including the consummation of the Company’s initial public offering. The settlement of the bonus may be done by either cash or the Company’s own shares at the choice of the Company, under parameters to be defined in the future by the board of directors. As of December 31, 2020, management estimates indicate that, under current conditions, such milestones were not met, so no amounts were recorded as of December 31, 2020.
27
Subsequent events

Probable acquisition of One To One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. — Direct One
On March 2021, Zenvia Brazil entered into purchase agreements for the direct and indirect acquisition of 100% of the share capital of One To One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. – Direct One, or D1. D1 is a platform that connects different data sources to enable a single customer view layer, allowing the creation of multichannel communications, generation of variable documents, authenticated message delivery and contextualized conversational experiences. The consummation of the transaction is subject to certain closing conditions, including the consummation of Zenvia Brazil initial public offering. The transaction is expected to be concluded in the second quarter of 2021. Under the terms of the purchase agreements and as part of the purchase price, on the closing date, (1) Zenvia Brazil will contribute R$40 million in cash into D1; (2) Zenvia Brazil will pay to D1 shareholders an amount which is currently estimated in R$270 million, which will be based on a valuation of 13 (thirteen) times D1’s gross profit for the last twelve months (LTM) ending on March 31, 2021 minus D1 net debt as of the same date and adjusted by working capital; and (3) the Company will deliver a number of its own shares to certain D1 shareholders, equivalent to an amount estimated to correspond to R$139 million, that will be calculated based on the valuation of 13 (thirteen) times D1’s gross profit for the last twelve months (LTM) ending on March 31, 2021 minus D1 net debt as of the same date and adjusted by working capital, divided by 13 (thirteen) times Zenvia Brazil’s consolidated gross profit for the last twelve months (LTM).
Additionally, as further consideration for the D1 Acquisition, the Company also agreed to pay amounts to D1 shareholders which are currently estimated to be (i) R$57 million in the first quarter of 2022; and (ii) R$174 million in the first quarter of 2023, based on a certain multiple times D1’s gross profit for the last twelve months (LTM) ending on March 31, 2022 and March 31, 2023, respectively.
The estimates are based on information currently available. The actual consideration to be transferred may change as a result of D1’s and Zenvia Brazil’s results of operations and conclusion of the review of LTM ending March 31, 2021. The estimates presented above are preliminary and subject to that transaction progressing to a sufficiently advanced stage where there is sufficient information for a definitive measurement of final consideration amounts.Upon consummation of the D1 Acquisition, the Company will also become indirect holder of 100% of the share capital of Smarkio Tecnologia Ltda., or Smarkio, a wholly-owned subsidiary of D1 and a cloud-based company that combines an automated marketing platform through chatbots with a platform for creating, integrating and processing conversational interfaces that can be used by developers and business users. Smarkio was acquired by D1 in December 2020 and D1 started consolidating Smarkio in its financial statements as of December 1, 2020.
The acquisition of D1 is subject to the satisfaction or waiver of certain closing conditions set forth in the definitive agreements governing this transaction, including the initial public offering (IPO) of Zenvia Brazil. To the extent these conditions are not satisfied or waived or to the extent the IPO is not concluded, the Company may not complete the D1 Acquisition.
New financing agreements after the year-end and until the date of approval of these financial statements
On January 20, 2021, Zenvia Brazil entered into a financing agreement with Banco Bradesco S.A. in the aggregate amount of R$ 30,000 for working capital purposes. Following a one year grace period during which interest is payable, the loan will be paid in 36 monthly installments with the first installment of principal and interest due on February 21, 2022 and the last installment due on January 20, 2025.
On February 3, 2021, Zenvia Brazil entered into two financing agreements with Banco do Brasil S.A. in the aggregate amount of R$50 million, being one agreement in the amount of R$18,000 with an eighteen-month grace period and 24 months of amortization and the other agreement in the amount of R$32,000 with a twelve-month grace period and 36 months of amortization. Each of the agreements provide that Zenvia Brazil is subject to a financial covenant of maintaining a net-debt to EBITDA ratio of less than or equal to 3.5x and that the last installment is on August 27, 2024 (R$ 18,000) and February 27, 2025 (R$ 32,000).
On March 25, 2021, Zenvia Brazil entered into an agreement with Banco Votorantim S.A. – Nassau Branch for a CCB in the aggregate amount of US$1,453 thousand, convertible to reais at the execution date under a swap agreement (Contrato para Operações de Derivativos com Pacto de Cessão Fiduciária) entered into with Banco Votorantim S.A., resulting in a total aggregate amount of R$8,000. The transaction is secured by a fiduciary assignment (cessão fiduciária de direitos creditórios) of certain credits held at a Zenvia Brazil bank account (conta vinculada) held by Zenvia Brazil with Banco Votorantim S.A. Following a six-month grace period during which interest is payable, the loan will be paid in 12 monthly installments, with the first installment of principal and interest due on October 25, 2021 and the last installment due on September 26, 2022.

Report of independent registered public accounting firm
To the Shareholders and Board of Directors
Rodati Motors Corporation
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of Rodati Motors Corporation (and subsidiaries) (the Company) as of July 23, 2020 and December 31, 2019, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the period from January 1 to July 23,2020 and for the year ended December 31,2019, and the related notes (collectively, the consolidated financial statements). In our opinion, except for the omissions described below, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 23, 2020 and December 31, 2019 and the results of its operations and its cash flows for the period from January 1 to July 23,2020 and for the year ended December 31, 2019, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).
As discussed in Note 03, the accompanying consolidated financial statements are not presented in accordance with International Accounting Standard 1 — Presentation of Financial Statements, as they do not include the consolidated statement of financial position and related notes as of July 23, 2019 and the related statements of consolidated profit or loss and other comprehensive income, changes in equity, cash flows and the related notes for the comparative period from January 1 to July 23, 2019, which constitute a departure from International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditors since 2020.
/s/ KPMG Auditores Independentes
Porto Alegre, Brazil
March 24, 2021

Rodati Motors Corporation
Consolidated statements of financial position at July 23, 2020 and December 31, 2019
(In Dollars)
	Notes	07/23/2020	12/31/2019
Assets
Current assets
Cash and cash equivalents	5	2,227,771	1,401,617
Trade receivables	6	373,971	150,756
Taxes recoverable	7	15,582	20,946
Other receivables		9,517	5,071
Total current assets		2,626,841	1,578,390
Noncurrent assets
Taxes recoverable	7	17,943	14,028
Guarantee deposit		1,452	1,742
Property, plant and equipment	9	41,795	47,938
Total noncurrent assets		61,190	63,708
Total assets		2,688,031	1,642,098
Liabilities and equity
Current liabilities
Loans and financing	11	1,272,296	—
Trade payables	10	394,204	301,491
Taxes payable	12	131,184	64,385
Payroll and related taxes	13	197,983	181,989
Payables to related parties-shareholders	8	2,884	2,462
Legal fees	15	208,127	—
Income taxes payable		43,095	—
Other payables	14	147,023	48.211
Total current liabilities		2,396,796	598,538
Equity
Share capital	16	5,554,723	5,554,723
Capital reserve		1,971,357	739,259
Other comprehensive income		795,024	670,942
Accumulated losses		(8,029,869)	(5,921,364)
Total equity		291,235	1,043,560
Total liabilities and equity		2,688,031	1,642,098
See the accompanying notes to the financial statements.

Rodati Motors Corporation
Consolidated statements of profit or loss and other comprehensive income
Period ended July 23, 2020 and year ended December 31, 2019
(In Dollars)
	Notes	07/23/2020	12/31/2019
Revenue	4c	1,692,699	1,772,615
Cost of services	15	(450,254)	(601,188)
Gross profit		1,242,455	1,171,427
General administrative expenses	16	(3,054,611)	(2,725,475)
Sales and marketing expenses	16	(113,568)	(336,675)
Impairment loss on trade receivables		(72,762)	(76,124)
Other income and expenses, net	16	5,666	28,582
Operating loss		(1,992,830)	(1,938,265)
Finance costs		(127,995)	(432,626)
Finance income		20,550	61,549
Net finance costs	17	(107,445)	(371,077)
Loss before income tax and social contribution		(2,100,275)	(2,309,342)
Current income tax and social contribution		(8,230)	—
Loss for the period (year)		(2,108,505)	(2,309,342)
Other comprehensive income
Items that are or may be reclassified subsequently to profit or loss
Cummulative translation adjustment		124,082	389,228
Total comprehensive income for the year		(1,984,423)	(1.920.114)
See the accompanying notes to the financial statements.

Rodati Motors Corporation
Consolidated statements of changes in equity
Period ended July 23, 2020 and year ended December 31, 2019
(In Dollars)
	Note	Capital	Capital reserve	Other comprehensive income	Accumulated losses	Total shareholders’ equity
Balance at January 1, 2019		5,554,723	246,420	281,714	(3,612,022)	2,470,835
Cumulative translation adjustment		—	—	389,228	—	389,228
Share-based payments			492,839	—	—	492,839
Net loss for the year		—	—	—	(2,309,342)	(2,309,342)
Balance at December 31, 2019		5,554,723	739,259	670,942	(5,921,364)	1,043,560
Cumulative translation adjustment		—	—	124,082	—	124,082
Share-based payments			1,232,098	—	—	1,232,098
Net loss for the period		—	—	—	(2,108,505)	(2,108,505)
Balance at July 23, 2020		5,554,723	1,971,357	795,024	(8,029,869)	291,235
See the accompanying notes to the financial statements.

Rodati Motors Corporation
Consolidated statement of cash flow
Period ended July 23, 2020 and for the year December 31, 2019
(In Dollars)
	07/23/2020	12/31/2019
Cash flow from operating activities
Loss for the period/year	(2,108,505)	(2,309,342)
Adjustments for:
Income tax and social contribution	8,230	—
Depreciation	9,074	17,574
Hyperinflation impacts	80,791	399,512
Share-based payments	1,232,098	492,839
Impairment loss on trade receivables	72,762	76,124
Interest and fines	11,524	15,562
Others	43,346	(3,121)
Changes in assets and liabilities
Trade receivable	(295,977)	(31,302)
Other accounts receivables	(4,156)	10,464
Taxes recoverable	1,449	(18,922)
Trade payables	92,173	207,633
Payroll and related taxes	15,994	65,071
Taxes payable	66,799	(20,369)
Payables to related parties-partners	422	(58)
Other accounts payables	350,034	(16,251)
Cash flow used in operating activities	(423,401)	(1,114,586)
Income tax paid	(8,230)	—
Interest and fines paid	(8,740)	(15,562)
Net cash flow from operating activities	(440,371)	(1,130,148)
Cash flow from investment activities
Property, plant and equipment acquisitions	(2,987)	(25,104)
Net cash used in investment activities	(2,987)	(25,104)
Cash flow from financing activities
Loans and financing	1,269,512	—
Net cash used in financing activities	1,269,512	—
Net decrease in cash and cash equivalents	826,154	(1,155,252)
Cash and cash equivalents at January 1	1,401,617	2,556,869
Cash and cash equivalents at July 23/ December 31	2,227,771	1,401,617
See the accompanying notes to the financial statements.

Notes to the consolidated financial statements
(in US Dollars)
1    General information
Rodati Motors Corporation (the “Company”) was incorporated on January 28, 2014, in the State of Delaware, United States of America, with its headquarters located at 3500 South Dupont Highway, Dover, Kent County, DE 19901.
Rodati Motors with its subsidiaries are together “the Group” or “the Company”.
Rodati Motors Corporation’s main business purpose is the offering of services involving the Sirena software, which is a multichannel Software as a Service (SaaS) for use by Business to Business (B2B) Client Relationship Management (CRM) companies, mainly focusing on the Whatsapp channel, which allows to centralize, distribute and respond to incoming clients via Facebook, Instagram, chatbots, websites and Whatsapp.
To execute its business purpose, the Company has opened subsidiaries in Argentina, Brazil and Mexico. The Company is in the initial phase of its commercial activities. In this scenario, Management has been focusing on the creation and development of commercial markets. Therefore, operations have been generating recurring losses. The resources to ensure the company’s growth will come from the operations, loans from financial entities and capital contributions from Zenvia. The acquisition of the Company by Zenvia is intended at integrating the operations of both companies in a single technological platform to provide a more complete set of solutions to customers. In management’s assessment, the integration of the businesses and the resulting synergies will enable the Company to increase sales, cash flows from operations and the availability of financial resources generated by its own operations, as well as from the continuous financial support of its parent company.
The Company´s subsidiaries are Rodati Services S.A., a company incorporated in Argentina in July 21, 2014; Rodati Servicios , S.A. de CV, a company incorporated in Mexico in December 13, 2017; and Rodati Motors Central de Informações de Veículos Automotores Ltda., a company incorporated in Brazil in May 12, 2014.
On July 24, 2020, the shareholders of Rodati Motors Corporation entered into a share purchase and sale agreement to sell 100% of its shares to Zenvia Mobile Serviços Digitais S.A. The sale price at the closing date of the transaction amounted to US$ 24 million at the time of closing.
2    Company’s Subsidiaries
	Country	7/23/2020 Interest	12/31/2019 Interest
		%	%
Rodati Services S.A.	Argentina	100	100
Rodati Servicios, S.A. de CV	Mexico	100	100
Rodati Motors Central de Informações de Veículos Automotores Ltda.	Brazil	100	100
Corona virus (Covid-19) — Financial and economic impacts
In March 2020, the World Health Organization (“WHO”) declared that the Corona virus (“COVID-19”) outbreak represented a pandemic. In this context, the Company has been actively working on prevention measures , following WHO guidelines.
Main risks and uncertainties resulting from COVID-19
Aware of the operational risks related to the COVID-19 pandemic, Management has been assessing the impacts of possible losses and impacts on its financial statements, especially in relation to risks and measures that are being taken by companies to mitigate the impact from this pandemic.

Notes to the consolidated financial statements
(in US Dollars)
Considering the scenario of uncertainties regarding the eradication of the pandemic for the resumption of normal activities and its negative impact on global economy, Management has evaluated the effects subsequent to the reporting date of July 23, 2020, including on its estimates of results and cash generation, applying its best estimates, and concluded that there is no need to record provisions for impairment of financial and non-financial assets directly attributable to the pandemic as no material adverse effects on its operations were noted and no other facts that could raise doubts about the Company’s ability to continue as a going concern were identified by management.
3    Basis of preparation
The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (IASB),except for the lack of presentation of a statement of financial position and related notes as of July 23, 2019, and the statement of profit and loss and other comprehensive income and related notes for the comparative period from January 1, 2019 to July 23, 2019, which constitute a departure from IFRS as issued by IASB.
The issuance of these financial statements was approved by the Executive Board on March 24, 2021.
a.
Measurement basis

The financial statements were prepared based on the historical cost.
The subsidiary Rodati Services S.A. is located in Argentina and has as its functional currency the Argentinean Peso. Argentina has been considered a hyperinflationary economy since July 1 2018. Therefore, the financial information of the subsidiary located in Argentina used for consolidation purposes were adjusted at the monetary measurement unit current at the end of reporting period before being translated and included in the consolidated financial statements. Non-monetary assets and liabilities measured at cost, shareholders’ equity and the statement of profit or loss were adjusted to reflect the change in purchasing power of the Argentinean Pesos by applying a consumer price index (CPI). Impacts of the monetary restatement are recorded in profit or loss.
b.
Functional and presentation currency

The consolidated financial statements are presented in US dollars (US$), the functional and presentation currency of the Company. All financial information has been rounded to the nearest Dollar amount, except where otherwise indicated. Rodati Motors Central de Informaçoes de Veiculos Automotores Ltda. has the local currency, Brazilian Real (BRL), as its functional currency; Rodati Services S.A has the local currency, Argentinean Peso (ARG), as its functional currency; and Rodati Servicios, S.A. de CV. has the local currency, the Mexican Pesos (MEX), as its functional currency.
c.    Use of estimates and judgments
In preparing these consolidated financial statements, management has made judgements and estimates that affect the application of the Company´s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognised prospectively.
(c.1)   Judgments
Information about judgments referring to the adoption of accounting policies which could impact significantly the amounts recognized in the financial statements are included in the following note:
Property, plant and equipment — Note 9: Useful life of property, plant and equipment

Notes to the consolidated financial statements
(in US Dollars)
(c.2)   Uncertainties on assumptions and estimates
Information on uncertainties as to assumptions and estimates that pose a high risk of resulting in a material adjustment within the next fiscal year are included in the following note:
Allowance for for expected credit losses — Note 6: main assumptions in the determination of expected losses rate;
(i)
Measurement of fair value

Certain of the Company’s accounting policies and disclosures require the measurement of fair value, for financial and non-financial assets and liabilities.
The Company established a control structure related to measurement of fair value. It includes the review process of all significant fair value measurements, reporting directly to the Chief Financial Officer.
Evaluation process includes the regular review of significant non-observable data and valuation adjustments. If third-party information, such as brokerage firms’ quotes or pricing services, is used to measure fair value, then the evaluation process analyzes the evidence obtained from the third parties to support the conclusion that such valuations meet the IFRS requirements, including the level in the fair value hierarchy in which such valuations should be classified. Significant assessment matters are reported to the Board of Directors.
When measuring fair value of an asset or liability, the Company uses observable data as much as possible. Fair values are classified at different levels according to hierarchy based on information (inputs) used in valuation techniques, as follows:
Level 1: Prices quoted (not adjusted) in active markets for identical assets and liabilities.
Level 2: Inputs, except for quoted prices, included in Level 1 which are observable for assets or liabilities, directly (prices) or indirectly (derived from prices).
Level 3: Inputs, for assets or liabilities, which are not based on observable market data (non-observable inputs).
The Company recognizes transfers between fair value hierarchy levels at the end of the financial statements’ period in which changes occurred.
Additional information on the assumptions adopted in the measurement of fair values is included in Note 20 — Risk management and financial instruments.
4    Significant accounting policies
The main accounting policies used to prepare these consolidated financial statements are as follows.
a.
Consolidation procedures

a.i)    Subsidiaries
Subsidiaries are entities controlled by the Company. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date in which control commences until the date on which control ceases.
a.ii)    Transactions eliminated on consolidation
Intra-group balances and transactions and any unrealized income or expenses (except for foreign currency transaction gains and losses) arising from intra-group transactions, are eliminated.

Notes to the consolidated financial statements
(in US Dollars)
b.
Translation of the financial statements of subsidiaries

For subsidiaries abroad whose functional currency is different from the US dollar, the asset and liability accounts are translated into the Company’s functional currency, using the exchange rates as of the reporting date, and revenue and expenses are translated using the average monthly foreign exchange rate. The resulting translation adjustments are recognized in the specific “Cumulative Translation Adjustments” line item in equity.
c.
Revenue

Performance obligations and revenue recognition policies
The following table provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms, and the related revenue recognition policies.
Type of service	Nature and timing of satisfaction of performance obligations, including significant payment terms	Revenue recognition policies
SaaS	Revenues are mainly derived from fees based on the usage-based services. The use of these services is measured at the time the service is available to customers or based on volumes of interactions between the Company’s clients and their own customers. Revenues are recognized through the period of time the service is available for use or based on usage by customers, depending on each agreement and on the particular agreement with customers.	Revenue is recognized upon the transfer of control of the services to customers in an amount that reflects the consideration the company expects to receive in exchange for those services. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. Amounts that have been invoiced are recorded in accounts receivable and in revenue or deferred revenue (classified in other liabilities), depending on whether the revenue recognition criteria have been met. Arrangements with customers do not provide for rights of return of right to take possession of the software supporting the applications.

Notes to the consolidated financial statements
(in US Dollars)
Revenue by Geography
Net revenue by geography is as follows:
	07/23/2020	12/31/2019
Argentina	420,212	517,642
Bolivia	10,387	—
Brazil	193,449	111,481
Chile	139,722	180,380
Colombia	102,678	37,446
Costa Rica	15,854	6,674
Ecuador	109,937	18,710
Guatemala	22,853	—
Mexico	461,623	813,520
Nicaragua	7,790	—
Peru	93,962	20,516
Panama	25,335	9,757
Paraguay	23,452	25,258
United States	18,778	6,802
Uruguay	18,721	14,285
Others	27,946	10,144
	1,692,699	1,772,615

d.
Financial instruments

(i)    Recognition and initial measurement
Trade accounts receivable are initially recognized on the date that they were originated. All other financial assets and liabilities are initially recognized when the Company becomes a party to the instrument’s contractual provisions.
A financial asset (unless it is trade accounts receivable without a material financing component) or a financial liability is initially measured at fair value, plus, for an item not measured at Fair value through profit or loss (FVTPL), transaction costs which are directly attributable to its acquisition or issue. Trade accounts receivable without a significant financing component are initially measured at the price of the transaction.
(ii)    Subsequent classification and measurement
Upon initial recognition, a financial asset is classified as measured: at amortized cost or FVTPL.
Financial assets are not reclassified after initial recognition, unless the Company changes the business model for the management of financial assets, in which case all affected financial assets are reclassified on the first day of the reporting period subsequent to the change in the business model.
A financial asset is measured at amortized cost if it meets both conditions below and is not designated as measured at FVTPL:
•
is held within a business model whose purpose is to maintain financial assets to receive contractual cash flows; and

Notes to the consolidated financial statements
(in US Dollars)
•
its contractual terms generate, on specific dates, cash flows only related to the payment of principal and interest on outstanding principal value.

The Company carries out an evaluation of the purpose of the business in which a financial asset is held in the portfolio, since this better reflects the way in which the business is managed and the information is provided to management.
Financial assets held for trading or managed with a performance evaluated based on fair value are measured at fair value through profit or loss.
Financial assets — evaluation whether the contractual cash flows represent solely payments of principal and interest
For this purpose, “principal” is defined as the fair value of the financial asset at initial recognition. “Interest” is defined as a consideration for the amount of cash at the time and for the credit risk associated to the outstanding principal value during a certain period and for other risks and basic costs of loans, as well as for the profit margin.
The Company considers the contractual terms of the instruments to evaluate whether the contractual cash flows are only payments of principal and interest. It includes evaluating whether the financial asset contains a contractual term that could change the time or amount of the contractual cash flows so that it would not meet this condition. In making this evaluation, the Company considers the following:
•
contingent events that change the amount or timing of cash flows;

•
terms that may adjust the contractual rate, including variable rates;

•
the prepayment and the extension of the term; and

•
the terms that limit the Company’s access to cash flows of specific assets.

Whenever applicable, the prepayment is consistent with the principal and interest payment criterion if the prepayment amount mostly represents the unpaid principal and interest amounts on the outstanding principal amount — which may include an additional reasonable compensation due to the early termination of the contract. Furthermore, regarding a financial asset acquired for an amount lower or greater than the nominal value of the contract, the prepayment permission or requirement for an amount representing the nominal value of the contract plus contractual interest (which may also include reasonable additional compensation for early termination of the contract), accrued (but not paid), are treated as consistent with this criterion if the fair value of the prepayment is immaterial at initial recognition.
Financial assets at FVTPL	These assets are subsequently measured at fair value. Net income, plus interest or dividend income, is recognized in profit or loss.
Financial assets at amortized cost	These assets are subsequently measured at amortized cost using the effective interest rate method. Amortized cost is reduced for impairment losses. Interest income, foreign exchange gains and impairment losses are recognized in the income statement. Any gain or loss on derecognition is recognized in profit or loss.
d.    Impairment
Non-derivative financial assets
(i)    Financial instruments and contractual assets
The Company recognizes allowances for expected credit losses (ECL) on financial assets measured at amortized cost;

Notes to the consolidated financial statements
(in US Dollars)
The Company measures loss allowance at an amount equal to credit loss expected for the lifetime of the receivable, except for the items described below, which are measured as credit loss expected for 12 months:
•
debt securities with low credit risk on the statement of financial position date; and

•
other debt securities and bank balances for which the credit risk has not significantly increased since the beginning of initial recognition.

Allowances for trade receivables are always measured at an amount equal to lifetime ECLs.
When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Company considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Company’s historical experience and informed credit assessment, that includes forward-looking information.
The Company assumes that the credit risk in a financial asset increased significantly if it is more than 30 days past due.
The Company considers a financial asset to be in default when:
 — the debtor is unlikely to pay its credit obligations to the Company in full, without recourse by the Company to actions such as realising security (if any is held); or
 — the financial asset is more than 180 days past due.
Lifetime ECLs are the ECLs that result from all possible default events over the expected life of a financial instrument. 12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months).
The maximum period considered when estimating ECLs is the maximum contractual period over which the Company is exposed to credit risk.
(ii)    Measurement of ECLs
ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls.
(iii)    Presentation of allowance for ECL in the statement of financial position
Loss allowances for financial assets measured at amortised cost are deducted from the gross carrying amount of the assets.
(iv)    Write-off
The gross carrying amount of a financial asset is written-off when the Company has no reasonable expectations of recovering a financial asset in its entirety or a portion thereof. The Company expects no significant recovery from the amount written-off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Company´s procedures for recovery of amounts due.
Non financial assets
At each reporting date, the Company reviews the carrying amounts of its non-financial assets (property and plant and equipment) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

Notes to the consolidated financial statements
(in US Dollars)
For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets.
The recoverable amount of an asset is the greater of its value in use and its fair value less costs to sell. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.
An impairment loss is recognised if the carrying amount of an asset exceeds its recoverable amount. As at July 23, 2020, no impairment indicators were identified by the Company.
e.
Property, plant and equipment

(i)
Recognition and measurement

Property and equipment items are measured at the historical purchase cost, restated by inflationary effects for subsidiaries operating in hyperinflationary economies, less accumulated depreciation and accumulated impairment losses (if applicable).
The cost includes expenditures that are directly attributable to the acquisition of assets.
Gains and losses on disposal of property, plant and equipment items are determined by comparing the proceeds from disposal with the book value of Property, plant and equipment and are recognized net within “Other income” in the profit or loss.
(ii)
Subsequent costs

The replacement cost of a component of property, plant and equipment is recognized in the book value of the item when it is probable that the future economic benefits embodied in the component will flow to the Company and its cost can be reliably measured. The book value of the component that is replaced is written off. Costs of normal maintenance on property, plant and equipment are recognized in profit or loss as incurred.
(iii) Depreciation
Depreciation is recognized in profit or loss under the straight-line method based on the useful life of each component, since this method best reflects the standard of usage of the future economic benefits merged to the asset.
The depreciation methods, useful lives and residual values are reviewed at each reporting date and changes are ecognized as a change in accounting estimate.
f.
Income tax and social contribution

Current and deferred income taxes for the year are calculated at the rate in force in each country in which the Company and its subsidiaries operate, levied on taxable profit as established by ruling legislation of each country; this calculation takes into consideration offset of tax loss carry forwards, following applicable ruling limitations.
Income tax and social contribution expenses comprise current and deferred income taxes. The current and deferred taxes are recognized in profit or loss unless they are related to business combinations or items directly recognized in equity.
Income taxes applicable to the parent company, located in the United States are calculated at 21% of taxable income for the year.
For the subsidiary in Brazil, the current income and social contribution taxes are calculated based on the rates of 15% plus a surcharge of 10% on taxable income in excess of Brazilian Reais (BRL) 240,000

Notes to the consolidated financial statements
(in US Dollars)
(US$ 46,469 at the exchange rate at July 23, 2020) per annum for income tax and 9% on taxable income for social contribution and consider the offsetting of tax loss carryforwards and negative basis of social contribution limited to 30% of annual taxable income.
For the subsidiaries in Mexico and Argentina, the current income taxes are calculated based on the rate of 30%.
(i)    Current tax
Current tax is the tax payable or receivable on the taxable income or loss for the year and any adjustments to taxes payable or receivable in relation to previous years.
The amount of current tax payable or receivable is the best estimate of the amount expected to be paid or received that reflects uncertainty related to income taxes, if any. They are measured using the tax rates enacted or substantively enacted at the reporting date.
Current tax assets and liabilities are offset only if certain criteria are met.
(ii)    Deferred tax
Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used for tax purposes.
Deferred income tax and social contribution assets are recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred income tax and social contribution assets are reviewed at the end of each reporting period and reduced when their realization is no longer probable.
Deferred taxes are measured at the tax rates that are expected to apply to temporary differences when they reverse, based on the rates enacted or substantively enacted up to the reporting date.
The measurement of deferred taxes reflects the tax consequences that would follow from the manner in which the Company expects to recover or settle the carrying amount of its assets and liabilities.
Deferred income tax and social contribution assets are reviewed at the end of the reporting period and will be reduced to the extent their realization is no longer probable.
e.    Provisions
A provision is recognized in the statement of financial position when the Company has a legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are recognized based on the best estimates of the risk involved.
The Company records provisions to cover future disbursements that might arise from tax, labor and civil lawsuits in progress. Provisions are recorded based on an analysis of the lawsuits in progress and of the prospects of an unfavorable result implying future disbursement.
Contingent assets are not recognized until a decision on lawsuits is final and unappealable in favor of the Company on a permanent basis and when it is virtually certain that the asset will be realized. Taxes whose enforceability is being challenged in the judicial sphere are recorded taking into consideration the concept of “legal obligation”.
Provisions are reviewed on the dates of the financial statements and adjusted to reflect the current best estimate. If it is no longer probable that a cash outflow is required to settle the obligation, the provision is reversed.

Notes to the consolidated financial statements
(in US Dollars)
g.    Leases
Applicable as from January 1, 2019, IFRS 16 establishes the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single model in the statement of financial position, similar to the accounting for financial leases under IAS 17. The standard includes some practical expedients:
•
Leasing of “low value” assets;

•
Short-term leases (that is, with a lease term of 12 months or less);

•
Leases composed of variable amounts;

•
Leases in which the Company does not have control over the asset; and

•
Leases with indefinite term.

As of the beginning of a lease contract, the lessee recognizes a liability for lease payments (ie, a lease liability) and an asset that represents the right to use the underlying asset during the lease term (ie, the right of use asset). Lessees are required to recognize separately the interest expense on the lease liability and the depreciation expense on the right-of-use asset.
Lessees are also required to reassess the lease liability in the event of certain events (for example, a change in the lease term, a change in future lease payments as a result of a change in an index or rate used to determine such payments). In general, the lessee recognizes the remeasurement of the lease liability as an adjustment to the right-of-use asset.
IFRS 16 also requires lessees and lessors to make more comprehensive disclosures than those provided for in IAS 17.
There are no material leases to be recorded in financial statements.
Accounting policies as of January 1, 2019
At the beginning of a contract, the Company assesses whether a contract is or contains a lease. A contract is, or contains a lease, if the contract transfers the right to control the use of an identified asset for a period of time in exchange for consideration.
Leasing of low value assets
The Company opted not to recognize right of use asset and lease liabilities for leases of low value assets and short-term leases. The Company recognizes lease payments associated with these leases as an expense on a straight-line basis over the lease term.
h.    Finance income and costs
Finance income include interest on late collections, interest earning bank deposits income and foreign exchange gains on the changes in assets and liabilities indexed in foreign currency. Interest income is recognized in profit or loss under the effective interest method.
Finance costs include expenses with interest on loans and exchange-rate charges on assets and liabilities indexed at a foreign currency. Borrowing costs which are not directly attributable to the acquisition, construction, or production of a qualifying asset are accounted for in profit or loss using the effective interest rate method.
i.    Foreign currency
(i)    Foreign exchange transactions
Transactions in foreign currency, i.e. all transactions that are not carried out in the functional currency, are translated at the exchange rate on the dates of each transaction. Monetary assets and liabilities

Notes to the consolidated financial statements
(in US Dollars)
denominated in foreign currency were translated into functional currency at the foreign exchange rate prevailing at the balance sheet date. The gains and losses from the fluctuations in the exchange rates on monetary assets and liabilities are recognized in the statement of operations.
j.    Hyperinflationary economy
As from July 2018, considering that the accumulated inflation in the last three years in Argentina was over 100%, the application of the Financial Reporting in Hyperinflationary Economies (IAS 29) has been required in the preparation of financial information on the subsidiary located in Argentina. In accordance with IAS 29, non-monetary assets and liabilities, Equity and the statement of income of subsidiaries operating in highly inflationary economies are adjusted by the change in the Consumer price index of the currency. As a result of that, the Company applied IAS 29 to its subsidiary in Argentina. The non-monetary assets and liabilities recorded at historical cost and the Equity and the results of the subsidiary in Argentina were updated for inflation. The impacts of hyperinflation resulting from changes in general purchasing power up to January 1, 2019 (first time adoption of IFRS) were reported as equity adjustment and the impacts of changes in general purchasing power as from January 1, 2019 to December 31, 2019 and from January 1, 2020 to July 23, 2020 were reported as finance costs in the statements of profit or loss.
k.    Share-based payments
The grant-date fair value of equity-settled share-based payment arrangements granted to employees is generally recognised as an expense, with a corresponding increase in equity, over the vesting period of the awards. The amount recognised as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognised is based on the number of awards that meet the related service and non-market performance conditions at the vesting date. The cost of equity-settled transactions is determined by the fair value at the grant date.
5    Cash and cash equivalents and financial investments
	07/23/2020	12/31/2019
Cash and banks	185,784	297, 756
Cash on payment platform(a)	180,702	56,026
Financial investments(b)	1,861,285	1,047,835
	2,227,771	1,401,617
Cash and cash equivalents and financial investments by currency:
	07/23/20	12/31/2019
Argentinean Peso	162,882	118,942
Brazilean Real	62,026	15,064
Mexican Peso	93,563	82,042
US Dollar	1,909,300	1,185,569
	2,227,771	1,401,617

(a)
Cash on payment platform refers to amounts available with Stripe and Mercado Pago, payment platform where the company collects cash from its customers. These payment platform companies transfer cash to the banks accounts of the Company for up to 14 days.

(b)
Financial investments are highly liquid and readily convertible into a known amount of cash and are subject to an insignificant risk of change in value. Financial investments substantially refer to money

Notes to the consolidated financial statements
(in US Dollars)
market account, with an average earning interest rate of 1.41% per annun. Information about the Company’s exposure to credit and market risks, and fair value measurement is included in Note 20.
6    Trade receivables
	07/23/2020	12/31/2019
Trade receivables	532,989	237,012
(-) Allowance for expected credit losses (ECL)	(159,018)	(86,256)
Total	373,971	150,756
Trade receivables by currency:
	07/23/2020	12/31/2019
Argentine Peso	36,575	34,075
Brazilean Real	70,379	41,050
Mexican Peso	216,960	45,386
US Dollar	50,057	30,245
	373,971	150,756
Changes in expected credit losses from trade receivables are as follows:
Balance at January 1, 2019	(10,132)
Additions	(76,124)
Balance at December 31, 2019	(86,256)
Additions	(72,762)
Balance at July 23, 2020	(159,018)
We set out below the amounts receivable by aging:
	07/23/2020	12/31/2019
Falling due	38,828	40,153
Past due	494,161	196,859
30 days	164,882	92,019
From 31 to 60 days	69,225	21,710
From 61 to 90 days	34,788	8,531
From 91 to 120 days	60,177	5,704
From 121 to 150 days	7,380	2,809
From 151 to 180 days	31,798	981
Over 180 days	125,911	65,105
	532,989	237,012

Notes to the consolidated financial statements
(in US Dollars)
7    Taxes recoverable
	07/23/2020	12/31/2019
Tax enacted by Law 25,413	17,943	14,028
Corporate income tax	30	11,699
Value Added Tax (VAT)	11,009	1,826
Other taxes recoverable	4,543	7,421
Total	33,525	34,974
Current assets	15,582	20,946
Non-current assets	17,943	14,028
Tax enacted by Law 25,413 refers to Competitivity Law No. 25,413 has created a tax on credits and debits in bank checking accounts opened in financial institutions in Argentina. The general tax rate is 0.6 percent (six per thousand) for credits and 0.6 percent (six per thousand) for debits.
This amount may be fully offset against income tax as long as there are amounts payable in the same period of collection. For compensation in subsequent periods, compensation of 33% of the amount paid is allowed.
8    Related parties
The Company has amounts payable to its shareholders, as follows:
	07/23/2020	12/31/2019
Reimbursement to shareholders(a)	2,884	2,462
Total liabilities	2,884	2,462

(a)
Administrative expenses paid by shareholders on behalf of the Company to be reimbursed by the Company

The total key management personnel compensation amounted to US$ 1,367,324 for the period ended July 23, 2020 (US$ 713,877 December 31, 2019), as demonstrated below:
	07/23/2020	12/31/2019
Short-term benefits (salaries)	135,226	221,038
Share-based payments (Note 16.b)	1,232,098	492,839
Total	1,367,324	713,877
9    Property, plant and equipment
9.1    Breakdown of balances
	Average annual rate %	Cost	Accumulated depreciation	Net balance at 07/23/2020	Net balance at 12/31/2019
IT equipment	20	69,125	(38,837)	30,289	35,737
Furniture and fixtures	10	6,773	(2,066)	4,707	5,089
Facilities	10	9,731	(2,931)	6,799	7,112
Total		85,629	(43,834)	41,795	47,938

Notes to the consolidated financial statements
(in US Dollars)
9.2    Changes in property, plant and equipment
	Average annual rate %	12/31/19	Additions	Exchange rate changes	Hyperinflation	07/23/20
IT equipment		69,813	2,803	(5,490)	1,999	69,125
Furniture and fixtures		7,051	—	(1,173)	895	6,773
Facilities		9,914	184	(1,649)	1,282	9,731
Cost		86,778	2,987	(8,312)	4,176	85,629
IT equipment	20	(34,076)	(8,654)	5,288	(1,395)	(38,837)
Furniture and fixtures	10	(1,962)	(182)	327	(249)	(2,066)
Facilities	10	(2,802)	(238)	465	(356)	(2,931)
(-) Accumulated depreciation		(38,840)	(9,074)	6,080	(2,000)	(43,834)
Total		47,938	(6,087)	(2,232)	2,176	41,795
10    Trade payables
	07/23/2020	12/31/2019
Domestic suppliers	357,950	218,048
Foreign suppliers	36,254	83,443
Total	394,204	301,491
11    Loan and financing
	Interests p.a.	Consolidated
		07/23/20	12/31/2019
Working capital(a)	—	1,220,233	—
Government Loan – Covid 19(b)	24% p.a.	52,063	—
		1,272,296	—

(a)
Working capital financing refers to agreements between investors and shareholders and the Company to fund the Company’s operations. The contract provides the contribution of this amount as equity in case of default. The amounts were fully paid in cash in July and August 2020 with no interest.

(b)
The Company entered into an agreement with Argentinean Government for a loan with lower interest rate than market rates due to the COVID. The loan will be paid in nine installments with due dates from August 2020 to April 2021.

	12/31/19	Proceeds	Interests	07/23/20
Working capital	—	1,220,233	—	1,220,233
Government Loan	—	49,279	2,784	52,063
Total	—	1,269,512	2,784	1,272,296

Notes to the consolidated financial statements
(in US Dollars)
12    Taxes payable
	07/23/2020	12/31/2019
Value Added Tax (VAT)	103,586	46,334
Other taxes	27,598	18,051
Total	131,184	64,385
13    Payroll and related taxes
	07/23/2020	12/31/2019
Salaries payable	70,783	56,096
Management compensation	26,925	69,019
Labor provisions (13th salary and vacation pay)	7,675	7,087
Social security contribution	37,686	29,171
Social security contribution – Plan	46,541	13,946
Other obligations	8,373	6,670
Total	197,983	181,989
Social Security Contribution Plan refers to the Argentinean installment program of the withheld social security contribution of employees and the social security contribution to be paid by the Company in February 2021.
The Company does not have any additional post-employment obligation and does not offer other long-term benefits.
14    Other liabilities
	07/23/2020	12/31/2019
Overpayments due to customers	24,476	19,802
Deferred revenue	95,777	12,830
Advances from customers	23,382	15,520
Others	3,388	59
Total	147,023	48,211
Deferred revenue refers to invoices and/or payment orders issued in the period in connection with services to be rendered in subsequent months.
Advances from customers refer to collections related to services to be rendered in subsequent months.
15    Legal Fees
The legal fees amount of US$ 208,127 refers to the accruals for payments to lawyers that supported the Company on the negotiations in connection with the transfer of control mentioned in note 1.
16    Equity
a.    Share capital
As at July 23, 2020, the Company’s share capital is USD 5,554,723, represented by 18,906,169 registered common shares and 18,300,792 preferred shares. The table below sets out the number of shares held by the Company’s shareholders.

Notes to the consolidated financial statements
(in US Dollars)
	07/23/2020
Shareholders	Number of shares	Percentage
Investors	22,550,792	60.61%
Founders of the Company	13,167,561	35.39%
Current and former Company employees	1,488,608	4.00%
Total	37,206,961	100.00%
Preferred shares have priority in distribution of dividends and in the reimbursement of capital, in any event of extinguishment of the Company, and have no voting rights.
b.    Share-based payments
The Company granted in 2018 a stock option plan (the 2018 plan) linked to a service agreement, classified as an equity-settled arrangement. The grant-date fair value of equity-settled share-based payment arrangements granted was determined based on the best estimate of the fair value of the Company’s shares is recognized as an expense, with a corresponding increase in equity, over the vesting period of the awards. At June 26, 2019, the Company replaced the 2018 plan by a restricted stocks plan at the same terms previously in force and included a restriction contingent to a future initial public offering of the Company, therefore the grantee needs to meet a cumulative vesting condition being the service period of 48 months and the occurrence of an IPO.
Summary of the restricted stock plan for the period ended July 23, 2020:
Grant date	Commencement of vesting	Vesting period	Number of shares	Expenses recognized in 2020
6/28/2018	6/28/2018	48 months	6,503,686	1,232,098
On July 24, 2020, the Company was 100% acquired by Zenvia Mobile Serviços Digitais S.A. The purchase price consisted of an upfront cash payment of US$ 10,923 on July 24, 2020, the closing date. Following the acquisition, the former sharesholders will be subject to additional deferred payments of US$ 13,584, due in 3 installments payable in 6, 12 and 24 month after the acquisition date. The deferred payments bear interests of 10% p.a. plus 0.75% for each month since the closing date, fully payable on the second installment. In case of a liquidation event (defined in the contract as a strategic sale of the Company or a an Initial Public Offering) within the period until the full settlement of the deferred consideration payable, part of the payment will be made in a variable quantity of the Zenvia shares, depending on the valuation of such shares associated with the liquidation events, limited to the cash amounts defined in the contract. The total consideration transferred was equivalent to US$ 24,507.
In connection to the acquisition, the restricted shares plan was cancelled at the acquisition date and the shares were cash settled by Zenvia to the former shareholders as part of the consideration transferred. Due to a provision in the share-based payment arrangement whereby the restrict stocks would fully vest upon a change in control, the Company recorded such event in the pre-acquisition period as an acceleration of the vesting period, recognizing all the impacts in profit or loss and a corresponding entry in equity.

Notes to the consolidated financial statements
(in US Dollars)
17    Expenses by nature
	07/23/2020	12/31/2019
Salaries and charges	(833,433)	(1,440,007)
Share-based paymens	(1,232,098)	(492,839)
Business Service Provider (BSP)	(389,121)	(490,921)
Other general expenses	(135,765)	(305,528)
Professional fees	(679,732)	(386,197)
IT expenses	(22,471)	(15,023)
Travel expenses	(22,495)	(120,825)
Reserch and development of new technologies	(21,520)	(90,183)
Rental	(19,845)	(79,427)
Marketing expenses	(33,523)	(71,921)
Commissions	(58,159)	(20,944)
Internet and phones	(19,831)	(8,058)
Impairment of trade receivables	(72,762)	(76,124)
Depreciation	(9,074)	(15,509)
Others	(135,700)	(97,374)
	(3,685,529)	(3,710,880)
	07/23/2020	12/31/2019
Cost of services	(450,254)	(601,188)
General administrative expenses	(3,054,611)	(2,725,475)
Sales and marketing expenses	(113,568)	(336,675)
Impairment on trade receivables	(72,762)	(76,124)
Other income and expenses, net	5,666	28.582
	(3,685,529)	(3,710,880)
18    Net finance costs
	07/23/2020	12/31/2019
Finance costs
Inflation adjustment	(80,791)	(399,512)
Banking expenses	(26,750)	(13,973)
Exchange losses	(8,319)	(1,952)
Interest and fines	(11,524)	(15,562)
Others	(611)	(1,627)
	(127,995)	(432,626)
Financial income
Interest income	20,550	61,549
	20,550	61,549
	(107,445)	(371,077)

Notes to the consolidated financial statements
(in US Dollars)
19    Income taxes
Deferred tax assets have not been recognized in respect of tax loss carry forwards and temporary differences, because it is not probable that future taxable income will be available against which the Company can use the benefits. The Company has not recorded a tax assets of US$ 1,005,432 as of July 23, 2020 (US$ 873,651 as of December 31, 2019). US$ 404,317 refers to a subsidiary located in Argentina that has a term of use of up to 5 years in accordance with tax legislation and the remaining balance does not expire.
19.1
Reconciliation of income tax and social contribution on the losses for the period ended July 23, 2020and the year ended December 31, 2019.

	07/23/2020	12/31/2019
Loss before income tax	(2,100,265)	(2,309,342)
Parent Company rate	21%	21%
Income tax benefit	441,056	484,962
Differences of tax rate on subsidiaries	23,110	90,232
Non-deductible expenses	(307,232)	(113,664)
Others	(16,927)	10,404
Net Operating Loss Carryforward not recorded	(131,777)	(471,932)
Income taxes on statement of profit or loss	(8,230)	—
20    Risk management and financial instruments
20.1   Classification of financial instruments
The classification of financial instruments is presented in the table below, and in the understanding of the Company’s Management, there are no financial instruments classified in other categories besides those informed:
	Fair value through profit or loss	07/23/2020 Amortized Cost	Fair value through profit or loss	12/31/2019 Amortized Cost
Assets
Cash and cash equivalents	—	366,486	—	353,782
Financial investments	1,861,285		1,047,835	—
Trade account receivables	—	373,791	—	150,756
	1,861,285	740,277	1,047,835	504,538
Liabilities
Loans and financing	52,063	1,220,233	—
Trade payables	—	394,204	—	301,491
	52,063	1,614,437	—	301,491
The fair value of financial assets and liabilities is substantially equivalent to the book values.
20.2    Financial risk
The Company has a financial executive board responsible for risk management, with the supervision of the Board of Directors, and is also responsible for defining the policy, managing risks and financial instruments through control systems, which establish foreign exchange exposure limits and interest, and define the allocation of funds with financial institutions. The positions of all financial instruments, as well

Notes to the consolidated financial statements
(in US Dollars)
as the results obtained in relation to the proposed goals, are presented and evaluated monthly by the financial executive board and submitted to the Board of Directors of the Company.
20.3    Credit Risk
It results from any difficulty in collecting the amounts of services provided to the customers.
The Company and its subsidiaries are also subject to credit risk from their interest earning bank deposits.
The Company has been implementing policies of credit risk related to the provision of services to minimize credit related to trade accounts receivable by improving controls on the customer base and delinquency management by means of creating policies regarding the concession of services. There is no concentration of transactions with customers.
In connection with credit risk relating to financial institutions, the Company and its subsidiaries seek to diversify such exposure among financial institutions.
Credit risk exposure
The book value of financial assets represents the maximum credit exposure. The maximum credit risk exposure on financial information date was:
	07/23/2020	12/31/2019
Cash and cash equivalents	366,486	353,782
Financial investments	1,861,285	1,047,835
Trade accounts receivable	373,971	150,756
	2,601,742	1,552,373
The Company determines its allowance for expected credit losses by applying the following criteria:
•
The Company provides for expected losses by applying a percentage of historical effective losses;

Additionaly the Company considers that accounts receivable had a significant increase in credit risk and provides them for:
•
All notes receivables past due for more than 6 months;

•
Notes subject to additional credit analysis presenting indicators of significant risks of default based on ongoing renegotiations, failure indicators or judicial recovery ongoing processes and customers with relevant evidence of cash deteriorating situation.

20.4    Market risk
Interest rate: Interest rate risk arises from interest earning bank deposits rate in the United States of America, which may adversely affect the financial income in the event an unfavorable change in interest and inflation rates takes place. Inflation rates in the Argentina market can adversely affect financial costs on the consolidated financial statements due to monetary correction of non-monetary assets, liabilities and equity.
Sensitivity analysis
The main risks linked to the Company’s operations are linked to the variation of the interests bearing bank deposits rate .
The Company’s financial instruments are represented by cash and cash equivalents, accounts receivable, accounts payable, loans and financing, and are recorded at amortized cost, plus interests incurred.

Notes to the consolidated financial statements
(in US Dollars)
As of July 23, 2020 and December 31,2019 the profile of instruments remunerated through Company’s interest was:
Variable rate assets	07/23/2020	12/31/2019
Financial assets	1,861,285	1,047,835
Financial liabilities	(52,063)	—
Fair value sensitivity analysis for fixed rate instruments
The Company has no fixed rate financial assets or liabilities at fair value through profit or loss, and no derivative instruments.
Sensitivity analysis for variable rate instruments
Financial investments are recorded at fair value, according to quotations published by the respective financial institutions.
In order to verify the sensitivity of the index in the financial investments to which the Company was exposed as of July 23, 2020, three different scenarios were defined for the risk of decreasing the interests bearing bank deposits rate. Based on the July index, which was 1.41% for financial investments this was defined as a probable scenario; from there, it was increased and decreased by 25% and 50%.
Operation	Balance at 07/23/2020	Risk	Scenario I Current	Scenario II	Scenario III
Interest rate subject to variation
Financial investments	1.861.285	Index decrease	1,41%	1,06%	0,71%
Impact on profit and loss			(26.244)	(19.683)	(13.122)
Based on the July index, which was 24% for financial liabilities, this was defined as a probable scenario; from there, it was increased and decreased by 25% and 50%.
Operation	Balance at 07/23/2020	Risk	Scenario I Current	Scenario II	Scenario III
Financial liabilities	(52,063)	Index increase	24%	18,00%	12,00%
Impact on profit and loss			12.495	9.371	6.248
20.5    Operations with derivatives
The Company had no derivative instruments in July 23, 2020.
20.6    Liquidity risk
The liquidity risk consists of the Company and its subsidiaries having no sufficient funds to settle their obligations.
The Company and its subsidiaries’ cash flow and liquidity are monitored on a daily basis by Company management so as to ensure that cash operating generation and cash and cash equivalents position are sufficient to maintain payment schedules, thus not increasing liquidity risk.
The table below presents the contractual maturities of financial liabilities:
Non-derivative financial liabilities	Book value	Contractual cash flows up to 12 months
Trade payables	394,204	394,204
Loan and financing	1,272,296	1,272,296
	1,614,437	1,614,437

Notes to the consolidated financial statements
(in US Dollars)
No cash outflows are expected to occur significantly sooner or in amounts significantly different.
23    Events after the reporting period
Sale of the Company
On July 24, 2020, the Company entered into a share purchase and sale agreement to sell 100% of the Company’s shares. The selling price consists of an upfront cash payment of US$ 10,923 on July 24,2020, closing date. Following the acquisition, the former sharesholders will be subject to additional deferred payments of US$ 13,584, due in 3 installments payable in 6, 12 and 24 month after the acquisition date. The total consideration transferred was equivalent to US$ 24,507. Also, in addition to the consideration transferred to former shareholders, certain of the former sharesholders that remained working at the Company will be subject to additional compensation of up to US$ 5,514 thousand to be paid in 2021 and 2022, calculated based on certain goals of contribution margins (as defined in the agreement) generated by Sirena solutions, including their continued employment with the Company.
* * *

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Independent auditors’ review report
Unaudited Condensed Consolidated interim financial information
As of March 31, 2021 and 2020

INDEPENDENT AUDITOR’S REVIEW REPORT
To
Board of Directors
One to One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A.
São Paulo — SP
Results of Review of Interim Financial Information
We have reviewed the condensed consolidated financial statements of One to One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. and its subsidiaries which comprise the condensed consolidated statement of financial position as of March 31, 2021 and the related consolidated statements of profit /(loss), comprehensive loss, changes in equity and cash flows for the three-month periods ended March 31, 2021 and 2020, and the related notes (collectively referred to as the interim financial information).
Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial information for it to be in accordance with International Financial Reporting Standards as issued by the International Accounting Standard Board.
Basis for Review Results
We conducted our reviews in accordance with auditing standards generally accepted in the United States of America (GAAS) applicable to reviews of consolidated interim financial information. A review of consolidated interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. A review of consolidated interim financial information is substantially less in scope than an audit conducted in accordance with GAAS, the objective of which is an expression of an opinion regarding the financial information as a whole, and accordingly, we do not express such an opinion. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our review. We believe that the results of the review procedures provide a reasonable basis for our conclusion.
Responsibilities of Management for the Interim Financial Information
Management is responsible for the preparation and fair presentation of the condensed consolidated interim financial information in accordance with International Financial Reporting Standards as issued by the International Accounting Standard Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of interim financial information that is free from material misstatement, whether due to fraud or error.
Report on Consolidated Statement of Financial Position as of December 31, 2020
We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated statement of financial position of the Company as of December 31, 2020, and the related consolidated statements of profit/(loss) and comprehensive profit/(loss), changes in equity, and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited consolidated financial statements in our report dated March 18, 2021.
In our opinion, the accompanying consolidated balance sheet of the Company as of December 31, 2020, is consistent, in all material respects, with the audited consolidated financial statements from which it has been derived.
/s/ BDO RCS Auditores Independentes S.S.

BDO RCS Auditores Independentes S.S.
São Paulo, Brazil
May 06, 2021

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMATICA S.A.
Unaudited Condensed Consolidated Interim Statements of Financial Position
As of March 31, 2021 and December 31, 2020
(In thousands of Brazilian Reais)
Assets
	Note	March 31, 2021	December 31, 2020
Current assets
Cash and cash equivalents	4	15,673	22,952
Accounts receivable	5	17,383	12,048
Recoverable taxes		159	134
Advances	6	13	54
Prepaid expenses	7	416	235
Other receivables		1	1
Total current assets		33,645	35,424
Noncurrent assets
Other receivables		10	10
		10	10
Property, plant and equipment	8	3,621	3,810
Goodwill	9	21,726	21,726
Intangible assets	9	34,798	37,238
Total noncurrent assets		60,155	62,784
Total assets		93,800	98,208
Liabilities and equity
	Note	March 31, 2021	December 31, 2020
Current liabilities
Trade accounts payable		3,350	3,311
Loans and financing	10	4,148	3,179
Lease liabilities	11	850	668
Employees’ pay and related charges		2,742	1,932
Taxes payable		2,804	2,281
Taxes to be paid in installments		524	532
Interest on equity capital		—	11
Other payables		413	127
Consideration to be transferred to former shareholders	14	59,569	61,464
Payable to related party	15	2,496	2,442
Deferred revenue	12	2,089	1,435
Total current liabilities		78,985	77,382
Noncurrent liabilities
Loans and financing	10	7,204	8,291
Lease liabilities	11	2,331	2,496
Provision for contingencies	13	270	507
Payable to related party	15	6,742	7,386
Taxes to be paid in installments		1,066	1,193
Total noncurrent liabilities		17,613	19,873
Equity	17
Capital		24,489	24,489
Capital reserves and treasury shares		(1,575)	(1,575)
Accumulated losses		(25,712)	(21,961)
Equity attributed to the controlling shareholders		(2,798)	953
Total liabilities and equity		93,800	98,208
Management’s notes are an integral part of the Unaudited Condensed Consolidated Interim Financial Information.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMATICA S.A.
Unaudited Condensed Consolidated Interim Statement of Profit or Loss
for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
	Note	March 31, 2021	March 31, 2020
Net operating revenue	18	19,457	3,840
Cost of services provided	19	(9,425)	(2,104)
Gross income		10,032	1,736
Operating expenses
Sales and marketing expenses	19	(2,617)	(1,614)
General and administrative expenses	19	(8,416)	(3,432)
Operating revenue and expenses		167	(12)
		(10,866)	(5,058)
Income before financial income (expenses)		(834)	(3,322)
Financial revenue	20	106	29
Financial expenses	20	(1,677)	(261)
Loss before income and social contribution taxes		(2,405)	(3,554)
Current income and social contribution taxes	21	(1,346)	—
Loss for the period		(3,751)	(3,554)
Income attributable to:
Controlling shareholders		(3,751)	(3,554)
Loss for the period		(3,751)	(3,554)
Management’s notes are an integral part of the Unaudited Condensed Consolidated Interim Financial Information.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMATICA S.A.
Unaudited Condensed Consolidated Interim Statement of Comprehensive Loss
for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
	March 31, 2021	March 31, 2020
Comprehensive loss
Loss for the period	(3,751)	(3,554)
Total comprehensive loss	(3,751)	(3,554)
Total comprehensive loss attributed to:
Controlling shareholders	(3,751)	(3,554)
	(3,751)	(3,554)
Management’s notes are an integral part of the Unaudited Condensed Consolidated Interim Financial Information.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMATICA S.A.
Unaudited Condensed Consolidated Interim Statement of Change in Equity
for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
	Capital	Treasury shares	Accumulated losses	Total
Balances as at December 31, 2019	16,634	(1,575)	(10,501)	4,558
Loss for the period			(3,554)	(3,554)
Balances as at March 31, 2020	16,634	(1,575)	(14,055)	1,004
Balances as at December 31, 2020	24,489	(1,575)	(21,961)	953
Loss for the period	—	—	(3,751)	(3,751)
Balances as at March 31, 2021	24,489	(1,575)	(25,712)	(2,798)
Management’s notes are an integral part of the Unaudited Condensed Consolidated Interim Financial Information.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMATICA S.A.
Unaudited Condensed Consolidated Interim Statement of Cash Flows
for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
	Note	March 31, 2021	March 31, 2020
Cash flows from operating activities
Loss for the period		(3,751)	(3,554)
Adjustment to reconcile income (loss) before income and social contribution taxes to net cash provided by (used in) operating activities:
Income taxes accrued		1,346	—
Depreciation and amortization	8/9	2,723	473
Reversal of provision for labor contingencies	13	(237)	—
Recognition of interest on lease liabilities	11	74	44
Recognition of interest on loans with related parties	15	246	—
Recognition of interest on other loans	10	321	52
Recognition of monetary correction on consideration transferred to former shareholders	14	947	—
Estimated credit losses	5	(164)	—
		1,505	(2,985)
Decrease/(increase) in assets
Trade accounts receivable	5	(5,171)	(80)
Recoverable taxes		(25)	27
Advances	6	41	121
Prepaid expenses	7	(181)	(136)
Other receivables		—	(25)
Deposits into court		—	(27)
Increase/(decrease) in liabilities
Trade accounts payable		39	572
Employees’ pay and related charges		810	296
Taxes payable		126	62
Taxes paid in installments		(135)	(127)
Other payables		286	(119)
Deferred revenue		654	(40)
Payment of interest		(519)	(49)
Income tax and social contribution paid		(949)	—
Net cash provided by (used) in operating activities		(3,519)	(2,510)
Cash flows from investing activities:
Purchase of property, plant and equipment	8	(94)	(108)
Net funds used in investing activities		(94)	(108)
Cash flows from financing activities:
From financing activities with third parties
Contracting of new loans	10	—	104
Repayment of loans	10	(296)	(37)
Payment of lease liabilities	11	(44)	(60)
Interest on equity capital		(11)	—
Consideration paid to prior owners of subsidiary		(2,744)	—
Cash provided by (used) in financing activities with third parties		(3,095)	7
From financing activities with shareholders and related parties
Related party transactions	15	(571)	—
Cash provided by financing activities with shareholders		(571)	—
Cash provided by (used) in financing activities		(3,666)	7
Decrease in cash and cash equivalents		(7,279)	(2,611)
Cash and cash equivalents
Cash at beginning of the period		22,952	3,886
Cash at end of the period		15,673	1,275
Decrease in cash and cash equivalents		(7,279)	(2,611)
Management’s notes are an integral part of the Unaudited Condensed Consolidated Interim Financial Information.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
1.   Operations
One to One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. (the “Company”) is a closely held corporation governed by articles of incorporation since May 2015, and, in compliance with prevailing regulations, it is established to run for an undetermined period of time. It is headquartered at Rua Luís Correia de Melo, 92, conjunto 281 a 282, in the city of São Paulo.
It is engaged in the development, licensing and sale of software, as well as providing information technology support, assistance and consulting services, in addition to holding ownership interest in other companies as a member or shareholder.
The Company works in the development and licensing of software for companies with high volumes of communication with customers. The software generates the documentation and organizes the sending of multi-channel messages. Smarkio Tecnologia S.A. (“Smarkio”) works in the development and licensing of virtual assistant software (“chatbots”). In addition to the software licensing, consulting in information technology is also part of the services provided, with the specific purpose of implementing and deploying the software that is being licensed.
Both the Company’s and Smarkio’s customers work in three main industries: financial services, insurance and retailing and are spread all through the Brazilian territory.
Sale and Purchase Agreement
On March 19, 2021, the Company’s shareholders entered into certain purchase agreements for the direct and indirect acquisition of 100% of the share capital of the Company by Zenvia Mobile Serviços Digitais S.A. (“Zenvia”). The closing of the transaction is subject to the successful IPO of Zenvia’s controlling shareholder, Zenvia Inc., expected to be consummated in the second quarter of 2021, as well as other customary closing conditions. In addition to the payment made to the selling shareholders, Zenvia will contribute R$40 million in cash in exchange for newly issued shares of the Company (primary investment).
Impacts of the Covid-19 pandemic
The Covid-19 pandemic had a positive effect to the Company’s revenues, as it increased the adoption of the software solutions that the Company and its subsidiary Smarkio offer.
Digitization and automation of services, as well as electronic sending of documentation and other communications and a consequent reduction in the dependence on human services (including printing and mailing) became part of the strategy of customers and potential customers.
The Company has a variable cost structure, mainly related to revenues. Its marketing and sales expenses are also variable and depend on its strategy to leverage customer acquisition. As a response to the increasing market potential, marketing and sales expenses increased in 2020 and 2021. The increase in G&A Expenses is rather related to the strengthening of the management team and is not directly related to the effects of the pandemic.
Liquidity and continuity of operations
A growth in revenue was attempted as part of the strategy since 2019, based on a reinforcement of the sales and engineering teams, what accounts for the significant increase in fixed expenses with payroll and accumulated losses.
The unaudited condensed consolidated interim financial information has been prepared under the assumption of the Company continuing as a going concern, as well as recovery of assets and settlement of liabilities in the ordinary course of activities.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
A successful transition to profitable operations depends on an appropriate level of positive cash flows to cover expenses.
Other initiatives that support the operating continuity of the Company are described below:
(a)
Primary investment of R$40,000 by Zenvia as described above;

(b)
Consolidation of the recently acquired subsidiary Smarkio, which is profitable and has positive cash-flow;

(c)
Improvement in gross margin due to reduction in main costs, in particular brokerage and cloud computing;

(d)
Reversal of the negative working capital through an increase in liabilities and issuance of private bonds corresponding to a total amount of R$45,000 maturing in 54 months, under conditions agreed upon in a memorandum of understanding executed with the creditor on December 30, 2020, in addition to settlement of obligations with selling shareholders of Smarkio, as described in note 14, by using part of the loan and other already existing funds.

1.1.
Approval of the unaudited condensed consolidated interim financial information

The Board of Directors approved this unaudited condensed consolidated interim financial information during a meeting held on May 05, 2021.
1.2.
Declaration of compliance

The unaudited condensed consolidated interim financial information has been prepared in accordance with International Accounting Standard (IAS) 34 (Interim Financial Reporting) as issued by the International Accounting Standards Board. These unaudited condensed consolidated interim financial information does not include all the information required for full annual financial statements and should be read in conjunction with the consolidated financial statements of the Company as of and for the year ended December 31, 2020.
In the opinion of the Company´s management, the unaudited condensed consolidated interim financial information has been prepared on the same basis as the audited financial statements and include all adjustments, necessary to present fairly the Company´s statement of financial position as of March 31, 2021 and its results of operations, its cash flows and changes in equity for the three-month periods ended March 31, 2021 and 2020 respectively. The results for the three-month period ended March 31, 2021 are not necessarily indicative of the results expected for the full year.
The unaudited condensed consolidated financial statements have been prepared based on historical cost, except for financial instruments measured at fair value. These unaudited condensed consolidated financial statements include all significant consolidation information, which is consistent with the data Management used in running the Company.
The preparation of the unaudited condensed consolidated financial statements requires the use of certain critical accounting estimates. This also requires Management to make use of judgment in applying the Company’s accounting policies. The areas that involve a larger degree of judgment or complexity, or areas where the assumptions and estimates are significant for the unaudited condensed consolidatedfinancial statements are described in item 1.6 below.
The unaudited condensed consolidated financial statements are presented in Brazilian reais, the Company’s functional currency.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
The unaudited condensed consolidated statement of financial position is presented according to the order of realization or settlement of assets and liabilities. The moment of their realization or settlement depends not only on liquidity, but also on judgment on the part of Management about the expected changes in market prices and other significant aspects.
1.3.
Business combinations

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the fair value of the consideration transferred measured at acquisition date and the amount of any limited partner interests in the acquired entity. For each business combination, the Company elects whether to measure the limited partner interests in the acquired entity at fair value or at the proportionate share of the acquired entity’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in general and administrative expenses.
When the Company acquires a business, it assesses the assets acquired and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as of the acquisition date. If the business combination is achieved in stages, any previously held equity interest is re-measured at its acquisition date fair value and any resulting gain or loss is recognized in profit or loss.
Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the Acquisition date. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 is measured at fair value, with changes in fair value recognized either in the consolidated statements of profit or loss and other comprehensive income (loss) or as a change to other comprehensive income (loss). Contingent consideration that is classified as equity is not re-measured and subsequent settlement is accounted for within equity.
On November 11, 2020, during a special meeting of shareholders it was approved the acquisition of all ownership interest of the company Smarkio Tecnologia S.A. Such enterprise is engaged in the development, and operating of corporate conversational interfaces, such as chatbots and virtual assistants.
On November 30, 2020, an acquisition agreement was executed between One to One, as acquirer, and the selling company to allow the internal use of the services of the purchased enterprise, besides making possible to take advantage of existing synergies in their markets.
The fair value of Smarkio’s equity was R$5,859, based on the fair values of assets obtained and liabilities assumed in the acquisition.
As set forth in the sale and purchase agreement, the total consideration to be transferred is R$62,331 to be settled as follows:
(a)
First payment:   R$17,331, of which R$867 was paid at closing date and the remaining R$16,464 are due in up to 180 from closing date;

(b)
Second payment:   R$40,000 due in up to 180 days from closing date;

(c)
Price Adjustment — fair value of earn-out payments which will payable if the following metrics are reached: i. Growth of at least 20% in gross operating revenue from January to December 2021 in comparison to the same period of 2020; and ii. Net margin of at least 15% determined from January to December 2021): R$5,000 due in up to 180 days from closing date.

The fair value of the acquired assets and liabilities assumed is presented below:

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
Assets		Liabilities
Current assets	12,110	Current liabilities	6,714
Cash and cash equivalents	1,958	Trade accounts payable	908
Accounts receivable	9,992	Employment related charges	903
Advances	134	Taxes payable	1,403
Prepaid expenses	26	Other payables	200
Recoverable taxes	0	Dividends payable	3,300
Noncurrent assets	626	Noncurrent liabilities	163
Property, plant and equipment	625	Long-term lease liabilities	163
Intangible assets	1
		Equity	5,859
		Capital	267
		Income Reserve	5,592
Total assets	12,736	Total liabilities	12,736
Value (R$’000)
Consideration to be transferred	62,331
Fair value of assets acquired or to be acquired and liabilities assumed or to be assumed	5,859
Fair value of intangible assets
Software(a)	25,926
Customer portfolio(b)	5,586
Non-compete(c)	3,234
Goodwill	21,726

(a)
Represents the fair value of the digital platform acquired and is based on its potential of generating future cash flows, which was determined based on discounted future cash flows;

(b)
Represents the fair value of customers portfolio considering that such customers tend to maintain the generation of revenue for certain a period of time. The fair value considers the future economic benefits generated by the permanence of such customers portfolio;

(c)
Represents the fair value of the non-compete which prevents the selling shareholders of developing any businesses that may represent competition with Smarkio’s activities for a period of 4 years.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
The valuation techniques used are described below:
Assets acquired	Valuation technique
Intangible assets – Recognition of the platform	The MPEEM methodology (Multi Period Excess Earnings Method) is mostly used to measure the value of primary assets or most important assets of a company. According to that method, in determining fair values, the cash flows attributable to all other assets are subtracted through a contributory asset charge (CAC). The MPEEM method assumes that the fair value of an intangible asset is the same as the present value of the cash flows attributable to that asset, less the contribution of other assets, both tangible and intangible ones.
Intangible assets – Recognition of the portfolio of customers and of the non-competition clause	The With or without methodology consists in comparing the actual scenario with a hypothetical one, the first where the non-competition is valid and a hypothetical situation where such agreement did not exist and, as a consequence, competition would be in place to reduce part of the expected economic benefits of the Company.

1.4.
Basis of consolidation

	March 31, 2021		December 31, 2020
	Direct	Indirect	Direct	Indirect
Subsidiaries
Smarkio Tecnologia S.A	100%	—	100%	—

1.5.
Use of estimates and judgments

In preparing these unaudited condensed consolidated interim financial information, management has made judgements and estimates that affect the application of the Company’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.
(c.1)   Judgments
Information about judgments referring to the adoption of accounting policies which impact significantly the amounts recognized in the unaudited condensed consolidated financial statements are included in the following notes:
•
Note 1.4 — Identification of assets acquired and liabilities assumed;

•
Note 9 — Impairment of intangible assets and goodwill: main premises regarding recoverable amount.

(c.2)   Uncertainties on assumptions and estimates
Information on uncertainties as to assumptions and estimates that pose a high risk of resulting in a material adjustment within the next fiscal year are included in the following notes:
•
Note 5 — Allowance for expected losses: main assumptions in the determination of loss rate;

•
Note 13 — Provision for labor, tax and civil risks: main assumptions regarding the likelihood and magnitude of the cash outflows;

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
•
Note 1.4 — Business combination: assumptions on the determination of fair value of consideration transferred, assets acquired and liabilities assumed.

(i)
Measurement of fair value

The Company’s accounting policies and disclosures requires the measurement of fair value, for financial and non-financial assets and liabilities.
The Company established a control structure related to measurement of fair value. It includes the review process of all significant fair value measurements, reporting directly to the Chief Financial Officer.
Evaluation process includes the regular review of significant non-observable data and valuation adjustments. If third-party information, such as brokerage firms’ quotes or pricing services, is used to measure fair value, then the evaluation process analyzes the evidence obtained from the third parties to support the conclusion that such valuations meet the IFRS requirements, including the level in the fair value hierarchy in which such valuations should be classified. Significant assessment matters are reported to the Board of Directors.
When measuring fair value of an asset or liability, the Company uses observable data as much as possible. Fair values are classified at different levels according to hierarchy based on information (inputs) used in valuation techniques, as follows:
•
Level 1:   Prices quoted (not adjusted) in active markets for identical assets and liabilities;

•
Level 2:   Inputs, except for quoted prices, included in Level 1 which are observable for assets or liabilities, directly (prices) or indirectly (derived from prices);

•
Level 3:   Inputs, for assets or liabilities, which are not based on observable market data (non-observable inputs).

Additional information on the assumptions adopted in the measurement of fair values is included in the following notes:
•
Note 22 — Risk management and financial instruments;

•
Notes 1.3 — Business combination.

2.
Summary of significant accounting practices

The main accounting practices adopted in the preparation of the unaudited condensed consolidated interim financial information are the following:
2.1.   Consolidation procedures
Intragroup balances and transactions, as well as any revenue or expenses arising from intragroup transactions are eliminated in the consolidation.
2.2.   Revenue recognition
Revenue is invoiced and recognized as services are provided, or in other words, at the moment the services agreement are delivered to the customer.
IFRS15 — Revenue from agreement with customers establishes a new and comprehensive model in five steps that must be applied to revenue obtained from customers. According to such standard, revenue is recognized at an amount that reflects the consideration expected to be received in exchange for the transfer

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
of goods or services to a customer. It was published in December 2016, coming into effect starting January 2018. The changes brought by the standard have not significantly impacted the Company’s consolidated financial statements, seeing revenue is recognized according to the accrual basis when the control over the service is transferred, creating the consideration that the Company will receive.
Revenue comes mainly from the software use licensing of the cloud-based platform that control multi-channel communications, including the services of generation and safeguard of documents, blockchain registration and sending of messages through SMS, e-mail, Whatsapp and RCS channels, in addition to push notifications. Revenue also comes from the professional services of implantation and maintenance of software.
	March 31, 2021	March 31, 2020
Software Use Licensing	13,299	3,579
Professional Services	6,158	261
Net operating revenue	19,457	3,840
2.2.1.   Performance obligations and revenue recognition practices
The table below supplies information on the types and moment of fulfillment of performance obligations established in sales agreement with customers, including significant payment terms and related revenue recognition policies.
Type of Service	Moment of the fulfillment of performance obligations, including significant payment terms	Revenue recognition policy
Software use licensing	Such revenue is based mainly on a fixed amount charged for the use of the platform (subscription) according to the sales agreements executed with customers. It is monthly recognized starting the moment the access to the platform is made available until cancellation. There are also additional services, such as generation of documents, organization of multi-channel communications and triggered messages. The use of those services is measured according to the individual volume consumed. Revenue is based on those volumes and on the unit values established in the sales agreement, monthly recognized according to the use. The issuance of invoices is made at the beginning of the month following the use. There are some cases where customers	Revenue is recognized when the control over the services is transferred to the customer at an amount that reflects the consideration expected to be received in exchange for those products or services. Revenue is recognized at gross value, considering the taxation to be paid to governmental authorities. The amounts billed are recorded in accounts receivable or advances from customers depending on certain recognition criteria. The agreements of the Company with customers do not establish the right of items being returned nor grant them ownership rights to the licensed software.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
Type of Service	Moment of the fulfillment of performance obligations, including significant payment terms	Revenue recognition policy
validate the amounts before the issuance of invoices. Receivables are collected from 15 to 60 days after billing.
Professional services	Revenue from professional services is based on the provision of information technology related services, focused on the integration and maintenance of the platform (software). The amounts collected are usually based on the hour/labor price established in the sales agreement, multiplied by the number of hours worked. Revenue recognition takes place according to the delivery of the services or adjusted by the percentage of completion. However, the issuance of invoices is previously made at the moment of execution of the sales agreement or proposal. Receivables are collected from 15 to 60 days after billing.	Revenue is recognized when the control over the services is transferred to customers at an amount that reflects the consideration expected to be received in exchange for those services. Revenue is recognized at gross value, considering the taxation to be paid later to governmental authorities. The amounts billed are recorded in accounts receivable or advances from customers, depending on certain recognition criteria.

2.3.
Cash and cash equivalents

Include petty cash, positive balances in bank accounts, as well as short-term financial investment maturing within up to three months and with insignificant risk of change in value. Short-term financial investment included in cash equivalents is measured as a financial asset at fair value through profit or loss.
2.4.
Financial instruments

A financial instrument is only recognized when the Company becomes a party to the contractual provisions of the instrument. Financial instruments are initially recognized at fair value plus transaction costs directly attributable to their acquisition or issuance, except for financial assets and financial liabilities stated at fair value through profit or loss, where such costs are carried directly into the consolidated statement of profit or loss. Subsequent measurements take place at the dates where the consolidated statements of financial position are prepared, according to rules established for each type of financial asset and liability.
As of March 31, 2021 and December 31, 2020, there were no operations with derivative financial instruments, or hedging operations.
IFRS9 — Financial instruments addresses the classification, measurement and recognition of financial assets and liabilities. IFRS 9 was adopted by the Company on January 01, 2019 and did not have material impact on the Company’s consolidated financial statements.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
2.4.1.   Recognition and initial measurement
Trade accounts receivable are initially recognized on the date they were originated. All other financial assets and liabilities are initially recognized at the date where the Company becomes a party to a contract.
A financial liability, or a financial asset (unless it is a receivable without a significant financing component) is initially measured at fair value. Measurement includes transaction costs directly attributable to the acquisition or issuance of items not measured at fair value through profit or loss. A trade account receivable without a significant financing component is initially measured at transaction price.
2.4.2.   Subsequent classification and measurement
During initial recognition, a financial asset is classified at amortized cost or FVTPL.
Financial assets held for trading or managed based on fair value performance are measured at FVTPL.
•
Financial assets — evaluation of whether contractual cash flows are only payments of principal and interest.

Financial Assets	Description
Financial assets measured at FVTPL	After initial measurement, they are carried at fair value. Net revenue, including interest or dividends, is recognized in the statement of income.
Financial assets recognized at amortized cost	After initial measurement, they are measured at amortized cost according to the effective interest rate method and impairment is deducted from amortized cost. Revenue from interest received, foreign exchange gains and impairment losses is recognized in the statement of income. Any earnings or losses determined in reversals are also carried in the statement of income.
2.5.   Trade accounts receivable
Trade accounts receivable correspond to the amounts to be received from customers for the rendering of services along the ordinary course of business. They are initially recognized at fair value and, subsequently, recognized at amortized cost under the effective interest method, less estimated impairment, if any.
2.6.   Property, plant and equipment
Property, plant and equipment is stated at depreciated cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The Company capitalizes expenditures for major nonrecurring projects that increase the square footage, extend the useful life of, or enhance the value of the property and have a useful life that exceeds the current period. These assets are depreciated over the lesser of the remaining life of the property or the estimated useful life of the asset.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
	Annual depreciation rate	Useful lives of assets
Furniture and fixtures	10.00%	10 years
Machinery, devices and equipment	10.00%	10 years
Vehicles	10.00%	10 years
IT equipment	20.00%	5 years
Communications devices	10.00%	10 years
Facilities	10.00%	10 years
Leasehold improvements	24.00% to 38.71%	2.6 to 4.2 years
Hardware	20.00%	5 years
Rights obtained on assets destined for the maintenance of the activities of the Company and of its subsidiaries involving financial lease operations are recorded as if they were finance leases. At the beginning of each operation, a fixed asset and a financing liability are recognized, and, when there is no purchase option, the assets are submitted to depreciation along the term of the contract.
Gains and losses from the disposal of items are determined by comparison of sales values with residual book amounts and they are recognized in the statement of income.
2.7.   Intangible assets
Intangible assets result from contractual rights or other legally established rights. The Company´s software rights are recorded at investment cost until the software is registered, less amortizable amounts, calculated on a straight-line basis along its useful life.
Internally developed software expenditure on the research phase of projects to develop new customized software for IT is recognized as an expense as incurred. Costs that are directly attributable to a project’s development phase are recognized as intangible assets, provided they meet the following recognition requirements:
•
the development costs can be measured reliably;

•
the project is technically and commercially feasible;

•
the Company intends to and has sufficient resources to complete the project;

•
the Company has the ability to use or sell the software;

•
the software will generate probable future economic benefits.

Development costs not meeting these criteria for capitalization are expensed as incurred. Directly attributable costs include employee costs incurred on software development along with an appropriate portion of relevant overheads and borrowing costs.
2.8.   Goodwill
Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business less accumulated impairment losses, if any.
2.9.   Impairment test
The Company assesses whether there has been an impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.
If an indication of impairment exists, the recoverable amount is established to measure the loss. If it is not possible to determine the recoverable amount for the individual asset, then the recoverable amount of the cash-generating unit of the asset must be determined. Assets are allocated to cash-generating units or smallest group of cash-generating units for which a reasonable and consistent allocation base can be identified.
The recoverable amount is the higher of an asset’s fair value and carrying amount, less its costs of disposal or value in use. In evaluating the value in use, the estimated future cash flows are discounted to present value at a discount rate before taxes that reflects the current market time value of money and the specific risks the asset is exposed to for which the estimate of future cash flows was not adjusted.
If the recoverable amount (or cash-generating unit) determined is lower than its carrying amount, such carrying amount (or cash-generating unit) is reduced to its recoverable value and the impairment immediately recognized in the statement of income.
2.10.   Discount to present value of assets and liabilities
Monetary assets and liabilities are discounted to present value during initial recognition of a transaction, considering contractual cash flows, as well as explicit, and in certain cases, implicit interest rates of the assets and liabilities, in addition to the rates charged in the market for similar transactions. Subsequently, such interest is transferred to financial revenue and expense accounts in the statement of income under the effective interest rate method.
2.11.   Loans and financing
Loans and financing are state at amortized cost, plus inflation and interest incurred through the end of the reporting period. Any differences between the amounts raised (net of transaction costs) and repayment value are recognized under the effective interest method in the statement of income along the period where loans are outstanding.
2.12.   Provisions
A provision is recognized in the unaudited condensed consolidated interim financial position when the Company has a legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are recognized based on the best estimates of the risk involved.
The Company records provisions to cover future disbursements that might arise from tax, labor and civil lawsuits in progress. Provisions are recorded based on an analysis of the lawsuits in progress and of the prospects of an unfavorable result implying future disbursement.
Provisions are reviewed on the dates of the unaudited condensed consolidated interim financial position and adjusted to reflect the current best estimate. If it is no longer probable that a cash outflow is required to settle the obligation, the provision is reversed.
2.13.   Other current and noncurrent assets and liabilities
An asset is recognized in the balance sheet when it is probable that future economic benefits will flow to the Company and its cost or value can be reliably measured. A liability is recognized in the balance sheet

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
when the Company has a legal or construed obligation as a result of a past event and it is probable that an outflow of funds will be required to settle it. Where applicable, the corresponding charges and monetary variation incurred are added to it. Provisions are recorded when:
(a)
A present obligation (legal or constructive) has arisen as a result of a past event;

(b)
Its settlement is expected to result in an outflow of resources;

(c)
The amount can be estimated reliably.

Assets and liabilities are classified as current when their realization or settlement will probably take place within the following 12 months. Otherwise, they are stated as noncurrent ones.
2.14.   Income taxes
The Company follows guidance in IAS 12 — Income Taxes, with respect to accounting for uncertainty in income taxes. The Company must determine whether a tax position meets the more-likely-than-not threshold based on the technical merits of the position. Once a position meets the recognition threshold, measurement of the position reported in the unaudited condensed consolidated financial statements is determined. The Company has determined that no material unrecognized tax benefits or liabilities exist at March 31, 2021 and December 31, 2020.
According to Brazilian regulations, income and social contribution taxes are based on the entity’s taxable income at a rate of 25% in relation to income tax and 9% for social contribution tax.
With regards to its subsidiary Smarkio, based on Brazilian regulations, Corporate Income Tax (IRPJ) is based on taxable income. At the subsidiary, such tax is determined based on the deemed income method (“lucro presumido”) at a rate of 15% applied to deemed income, plus surtax of 10% on amounts exceeding R$20 per month. Social Contribution Tax (CSLL) is also calculated on taxable income according to the deemed income method at a rate of 9% applied on the portion of deemed income.
2.15.   Deferred income tax and social contribution
Deferred income and social contribution taxes are determined on temporary differences between the tax bases of assets and liabilities and the book values included in the unaudited condensed consolidated financial statements. The rates of those taxes are the same used for the calculation of current levying. As a result of a lack of profit in recent years, there has been no recognition of any deferred tax credit.
2.16.   IFRS 16 — Lease liabilities
In effect commencing January 1, 2019, IFRS 16 establishes the principles for recognition, measurement, presentation and disclosure of lease liabilities. It demands lessees to account for all lease liabilities according to a single model in the consolidated statement of financial position. IFRS 16 includes some practical guidelines on:
(a)
Leases for which the underlying asset is “low value;”

(b)
Short-term leases (or in other words, leases with a terms of 12 months or less).

During the commencement of a lease agreement, the lessee must recognize a lease liability, measured at the present value of the contractual payments due to the lessor over the lease term and an asset that represents the right of using the underlying asset during the lease term and is required to separately recognize the expense of interest paid on the lease liability and the depreciation expense on the right-of-use asset.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
Lessees must also revalue the lease liability after certain events (for example, a change in the lease term, an adjustment in future lease payments as a result of a change in an index or rate used to determine those payments).
When the Company revises its estimate of the term of any lease (because, for example, a reassessment of the probability of a lessee extension or termination option being exercised), it should adjust the carrying amount of the lease liability to reflect the payments to make over the revised term, which are discounted using a revised discount rate. The carrying value of lease liabilities is similarly revised when the variable element of future lease payments dependent on a rate or index is revised, except the discount rate remains unchanged. In both cases, an equivalent adjustment is made to the carrying value of the right-of-use asset, with the revised carrying amount being amortized over the remaining (revised) lease term. If the carrying amount of the right-of-use asset is adjusted to zero, any further reduction is recognized in profit or loss.
IFRS 16 also requires lessees and lessors to make more comprehensive disclosures than the ones established in IAS 17.
Lease payments were discounted at an incremental borrowing rate as of January 1, 2019. The weighted average rate applied for discount purpose was 11.08% per year.
Right-of-use assets
At the commencement of a lease agreement (or in other words, when the underlying asset is available for use), a lessee must recognize a right-of-use asset, which is initially measured at the amount of the lease liability, reduced for any lease incentives received, and increased for:
•
lease payments made at or before commencement of the lease agreement;

•
initial direct costs incurred; and

•
the amount of any provision recognized where the group is contractually required to dismantle, remove or restore the leased asset.

The recognized right-of-use assets are depreciated on a straight-line basis along the shorter period between its estimated useful life and the lease term.
3.   New standards not yet in effect
Amendment to IFRS 16 — Covid-19-Related Rent Concessions
Clarifies aspects as for the practical treatment and disclosure of concessions in lease agreement as a result of the Covid-19 pandemic. Such amendment is effect for years commencing on/after June 1, 2020 and may be applied in advance. Therefore, the standard has already been adopted by the Company and no significant effects have arisen from its adoption.
New IFRS and interpretations of the IFRIC (IFRS Interpretations Committee of IASB)
The amendments of IFRS made by IASB effective for the year 2020 did not have impact to the Company’s consolidated financial statements. IASB reviewed some IFRS, which will be effective beginning 2021 and the Company’s Management is in the process of evaluating its effects to the Company’s consolidated financial statements.
Amendment to Standard IAS 1
Classification of liabilities as current or noncurrent. Clarifies aspects to be considered in the classification of liabilities as current or noncurrent. Such amendment is effective for years starting on/or after January 1, 2023. No significant effects are expected to the Company’s consolidated financial statements.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
Amendment to IFRS 3 — Reference to the Conceptual Framework
Clarifies the conceptual framework of IFRS. This amendment is effective for years started on/after January 1, 2022. No significant impacts are expected to the Company’s consolidated financial statements.
Amendment to IFRS 4 — Deferral of temporary exemptions of IFRS 9
Clarifies aspects referring insurance contracts and temporary exemption in the application of IFRS 9 for insurance companies. Such amendment is effective for years commencing on/after January 1, 2023. No significant impacts are expected to the Company’s consolidated financial statements.
4.   Cash and cash equivalents
	March 31, 2021	December 31, 2020
Cash	1	2
Cash at banks	1,878	856
Short-term financial investment(i)	13,794	22,094
	15,673	22,952

(i) Short-term financial investment included:
a.
Certificates of deposit and instruments issued and guaranteed by top-rated financial institutions in Brazil, whose yield is pegged to the variation of the Interbank Deposit Certificate rate (CDI);

b.
Investment funds;

c.
Savings account.

5.   Accounts receivable
	March 31, 2021	December 31, 2020
Trade accounts receivable	17,647	12,474
(-) Expected credit losses	(264)	(426)
	17,383	12,048
The expected credit losses refers to customers with high probability of default. Those amounts are projected at the Company, seeing the loss has not yet been incurred.
6.   Advances
	March 31, 2021	December 31, 2020
Employees	5	45
Suppliers	8	9
	13	54

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
7.   Prepaid expenses
	March 31, 2020	December 31, 2020
Expenses to recognize (i)	199	129
Taxes	89	—
Use licenses	61	19
Insurance	41	61
Guarantees	26	26
	416	235

(i)
Refers to operating expenses of future periods, but already invoiced by suppliers.

8.
Property, plant and equipment

	March 31, 2021	December 31, 2020
Property, plant and equipment (a)	1,394	1,380
Right-of-use IFRS 16 (b)	2,227	2,430
	3,621	3,810
(a)   Property, plant and equipment
Description	Annual depreciation rate	Cost	Accumulated depreciation	March 31, 2020	December 31, 2019
Furniture and fixtures	10.00%	325	(163)	162	170
Machinery, devices and equipment	10.00%	3	(1)	2	2
Vehicles	10.00%	39	(39)	—	—
IT equipment	20.00%	1,108	(388)	720	670
Communications devices	10.00%	7	(4)	3	3
Facilities	10.00%	76	(47)	29	31
Leasehold improvements	24.00% a 38.71%	546	(68)	478	88
Hardware	20.00%	921	(921)	—	—
Improvements to third party properties in progress	—	—	—	—	416
		3,025	(1,631)	1,394	1,380
The following table presents amounts of the change in assets of the Company.
	Annual depreciation rate	December 31, 2020	Additions	Transfers	March 31, 2021
Furniture and fixtures		325	—	—	325
Machinery, devices and equipment		3	—	—	3
Vehicles		39	—	—	39
IT equipment		1,014	94	—	1,108

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
	Annual depreciation rate	December 31, 2020	Additions	Transfers	March 31, 2021
Communications devices		7	—	—	7
Facilities		76	—	—	76
Leasehold improvements		130	—	416	546
Hardware		921	—	—	921
Improvements to third party properties in progress		416	—	(416)	—
Cost		2,931	94	—	3,025
	Annual depreciation rate	December 31, 2020	Additions	Transfers	March 31, 2021
Furniture and fixtures	10.00%	(155)	(8)	—	(163)
Machinery, devices and equipment	10.00%	(1)	—	—	(1)
Vehicles	10.00%	(39)	—	—	(39)
IT equipment	20.00%	(344)	(44)	—	(388)
Communications devices	10.00%	(4)	—	—	(4)
Facilities	10.00%	(45)	(2)	—	(47)
Leasehold improvements	24,00% to 38,71%	(42)	(26)	—	(68)
Hardware	20.00%	(921)	—	—	(921)
Improvements to third party properties in progress	—	—	—	—	—
(-) Accumulated depreciation		(1,551)	(80)	—	(1,631)
Total		1,380	14	—	1,394
Impairment
In compliance with IAS 36 — Impairment of fixed assets were tested for impairment as of December 31, 2020 and there is no indication of impairment as of March 31, 2021.
(b) Right-of-use
We demonstrate below the change in Right-of-use of the Company.
	Annual amortization rate	December 31, 2020	Additions	Transfers	March 31, 2021
Right-of-use assets (IFRS 16)		3,149	—	—	3,149
Cost		3,149	—	—	3,149
Right-of-use assets (IFRS 16)	(i)	(719)	(203)	—	(922)
(-) Accumulated amortization		(719)	(203)	—	(922)
Total		2,430	(203)	—	2,227

(i) The average amortization rate of right-of-use assets is 22.83%.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
9.
Goodwill and Intangible assets

(a)
Intangible assets

		March 31, 2021	December 31, 2020
Internally developed software	Definite useful life	2,980	3,223
Software – Smarkio	Definite useful life	24,198	25,494
Customer portfolio – Smarkio	Definite useful life	4,655	5,353
Non-compete – Smarkio	Definite useful life	2,965	3,168
		34,798	37,238
The table below demonstrates the change in internally developed software of the Company. Such right refers to the software internally developed.
Internally developed software	Annual rate	Cost	Accumulated amortization	March 31, 2021	December 31, 2020
Software 2018	20%	1,327	(705)	622	688
Software 2019	20%	3,541	(1,183)	2,358	2,535
		4,868	(1,888)	2,980	3,223
The breakdown of change in intangible assets is as follows:
	Annual depreciation rate	December 31, 2020	Additions	Write-offs	March 31, 2021
Internally developed software		4,868	—	—	4,868
software – Smarkio		25,926	—	—	25,926
Customer portfolio – Smarkio		5,586	—	—	5,586
Non-competition – Smarkio		3,234	—	—	3,234
Cost		39,614	—	—	39,614
Internally developed software	20.00%	(1,645)	(243)		(1,888)
Software – Smarkio	20.00%	(432)	(1,296)		(1,728)
Customer portfolio – Smarkio	50.00%	(233)	(698)		(931)
Non-compete – Smarkio	25.00%	(66)	(203)		(269)
(-) Accumulated amortization		(2,376)	(2,440)	—	(4,816)
Total		37,238	(2,440)	—	34,798

(b)
Goodwill

	March 31, 2021	December 31, 2020
Goodwill	21,726	21,726
	21,726	21,726
Impairment
The Company is required to test, on an annual basis, whether goodwill has suffered any impairment. The recoverable amount is determined based on value in use calculations. The use of this method requires

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
the estimation of future cash flows and the determination of a discount rate in order to calculate the present value of the cash flows. The Company’s goodwill balance related to the Smarkio acquisition which closed on November 30, 2020. Given recently completed acquisition management concluded that there is no impairment of goodwill as of December 31, 2020 and March 31, 2021.
10.
Loans and financing

Type	Guarantee	Maturity	Annual charges	March 31, 2021	December 31, 2020
Working capital – Banco Itaú	Credit from short-term financial investment	22/09/2023	10.83%	10,147	10,265
Working capital – Banco Safra	Credit from short-term financial investment	23/10/2023	13.17%	1,205	1,205
				11,352	11,470
Current portion				4,148	3,179
Noncurrent				7,204	8,291
The noncurrent portion as of March 31, 2021 had the following maturities and amounts:
Year	Amount (R$)
2022	3,438
2023	3,766
7,204

(i)
The contract executed with Banco Itaú may have its early termination in the event any of the following situations occur:

(a)
Lack of performance of any obligations established in the loan contract or any instrument contracted between the Company and Itaú or with any other directly or indirectly controlled company of Itaú Unibanco Holding S.A.;

(b)
If the Company files for bankruptcy, proposes a court supervised or independent reorganization, is dissolved or has payables protested;

(c)
Death, insolvency or interdiction of any jointly liable debtor, or occurrence of any of the events described in item (b) in relation to any jointly liable debtor, without the presentation of an acceptable substitute within a period of 15 days counted from the occurrence of the event;

(d)
If the loan guarantees are not provided or formalized or if such guarantees become inappropriate or insufficient to assure the fulfillment of the obligations and they are not replaced in a period of 15 days from notification on the part of Banco Itaú;

(e)
A final and unappealable ruling is rendered against the practice on the part of the Company, debtors, jointly liable parties or managers of the Company or jointly liable debtors of actions that represent racial or gender discrimination, work of minors, slave-like work, moral or sexual harassment or environmental crime;

(f)
Any corporate restructuring takes place or any direct or indirect change in control where the Company is involved;

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INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
(g)
Amendment to the articles or incorporation or to the main activity of the Company or yet disposal of a commercial unit or of a significant portion of its fixed assets;

(h)
Request on the part of the Company of closing of the checking account maintained with Banco Itaú;

(i)
In the event a superseding standard or regulation that impedes the continuity or validity of the credit operation contracted.

At the Company and obligation has been undertaken of communicating Banco Itaú, immediately about the occurrence of any of the events described in letters (a) to (g). To this date, the Company has been in compliance with all the events described above.
11.
Lease liabilities

The Company and its subsidiaries have real estate lease agreements of its headquarters, as well as to vehicles offered as benefit to executives. The obligations of the Company in relation to the lease agreements have been recorded according to IFRS 16 and discounted to present value at the weighted average rate of loans, that is 11.08% per year.
	Maturity	Annual charges	March 31, 2021	December 31, 2020
Lease liabilities – IFRS 16 – headquarters	2/2/2025	10.69%	2,742	2,673
Lease liabilities – IFRS 16 – vehicles	11/26/2022	10.69%	198	227
Lease liabilities — IFRS 16 — Smarkio headquarters	9/1/2023	15.39%	241	264
			3,181	3,164
Current portion			850	668
Non-current			2,331	2,496
The non-current liability as of March 31, 2021 have the following maturities and amounts:
Year	Amount (R$)
2022	578
2023	836
2024	773
2025	144
2,331

12.
Deferred revenue

The amounts carried in deferred revenue refer to invoices issued in a period, but whose services will be transferred to the customers in future periods. Therefore, the amounts are recognized in liabilities and as the services are effectively provided to customers according to the performance obligation established in IFRS 15, revenue is booked in the consolidated statement of profit or loss.
13.
Provision for contingencies

The Company’s Management, supported by legal counselors recognized a provision for lawsuits (contingencies) at amounts considered adequate to cover probable future payments as a result of the existing labor complaints filed against the Company.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
As of March 31, 2021, the sum of labor complaints classified as probable losses was R$270 (R$507 as of December 31, 2020). Those actions were filed against the previously subsidiary Printers United Comunicação Integrada Ltda. and were transferred to the Company after it was merged. During the quarter ended in March 31, 2021, two of the complaints were executed and paid, which explains the reduction in the amount provisioned.
There are no actions rated as possible or remote losses.
14.
Consideration transferred or to be transferred to the former shareholders

	March 31, 2021	December 31, 2020
Consideration to be transferred – Smarkio Tecnologia S.A.	59,569	61,464
Total Consideration	59,569	61,464
The total consideration to be transferred to the selling shareholders of Smarkio was R$62,331 as of November 30, 2020, and shall be paid as follows:
a. R$867 were paid at closing date;
b. R$16,464 are due from January to May 2021 in 5 monthly installments of R$915 plus 1 final installment of R$11,889 in June 2021. All amounts not yet paid are monthly adjusted by the inflation rate of the period;
c. The remaining R$45,000 are not adjusted by inflation and due in a single bullet payment in up to 180 days from closing date.
For the three-months period ended in March 2021, the amount of the principal paid reached R$2,744 and the amount of interest paid reached R$98. The fair value on this financial liability was recognized in the period in the amount of R$947;
These amounts are divided among the selling shareholders according to the percentages presented below. Fernando and Alexandre have continued their tenure at the management team of Smarkio.
Selling Shareholder	Percentage	Total consideration to be transferred as of March 31, 2021	Total consideration to be transferred as of December 31, 2020
Smarkio S.A. (Portugal)	60.0%	35,741	36,894
Fernando Nigri Wolff	20.0%	11,914	12,285
Alexandre Rocha Oliveira	20.0%	11,914	12,285
	100.0%	59,569	61,464

15.
Related party transactions (liabilities)

	March 31, 2021	December 31, 2020
4TI Participações (loan with a related party)	9,238	9,828
	9,238	9,828
Current portion	2,496	2,442
Noncurrent one	6,742	7,386
The company 4TI Participações is a shareholder of the Company and, for that reason, is considered a related party. In August 2020, 4TI Participações offered a loan of R$9,500 to the Company, which bear

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
interest at a rate of 12.58% p.a.. The repayment of the loan is due in monthly installments starting in January 2021 and maturing on July 1, 2024. For the three-months period ended in March 2021, the amount repaid reached R$837, being R$571 as repayment of principal and R$ 266 as interest.
The noncurrent portion as of March 31, 2021 had the following maturities and amounts:
Year	Amount (R$)
2022	2,020
2023	2,906
2024	1,816
6,742

15.1.
Management compensation

The Company offers no additional post-employment benefits to employees.
Total gross compensation of management, including bonuses and salaries, totaled R$1.547 as of March 31, 2021 (R$518 on March 31, 2020).
16.
Commitment

In connection with, and subjected to, the selling of the Company, the Board of Directors has agreed in February and March 2021 to sell shares through call options to its executives and shareholders. Such call options totaling to 65,548 Preferred Class B shares. Assuming the likely event of the consummation of the sale and purchase agreement signed with Zenvia, the call options may be exercised.
17.
Equity

17.1.
Capital

As of March 31, 2021 and December 31, 2020, the Company’s capital subscribed and paid corresponded to R$24,489 represented by 1,274,723 shares. From those, 1,011,334 are nominative ordinary shares without face value and 263,389 (two hundred and sixty three thousand, three hundred and eighty nine) are Class A, preferred and nominative shares, without face value.
18.
Net revenue

	March 31, 2021	March 31, 2020
Software Use Licensing	13,299	3,579
Professional Services	6,158	261
Net operating revenue	19,457	3,840

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INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
19.
Costs and expenses per type

	March 31, 2021	March 31, 2020
Personnel	(7,729)	(2,908)
Third party services	(3,099)	(1,705)
Infrastructure and data processing	(6,034)	(1,654)
Depreciation and amortization	(2,723)	(473)
Building common charges	(58)	(81)
Taxes	(561)	(75)
Utilities and services	(68)	(35)
Other costs and expenses	(186)	(219)
	(20,458)	(7,150)
Reconciliation with operating expenses classified per function:
	March 31, 2021	March 31, 2020
Cost of services provided	(9,425)	(2,104)
Sales and marketing expenses	(2,617)	(1,614)
General and administrative expenses	(8,416)	(3,432)
	(20,458)	(7,150)

20.
Net financial income (expenses)

Financial revenue	March 31, 2021	March 31, 2020
Discounts obtained	35	—
Interest gain	—	1
Yield from financial investment	71	28
	106	29
Financial expenses	March 31, 2021	March 31, 2020
Discounts granted	(2)	(1)
Bank fees	(20)	(9)
Fines	—	(5)
Interest on lease liabilities	(74)	(44)
Interest on loans with related parties	(246)	—
Fair value on consideration transferred to former shareholders	(947)	—
Interest on loans and financing	(321)	(52)
Taxes of financial transactions	(16)	(19)
Losses incurred with investment	(3)	(12)
Exchange variation losses	(48)	(119)
	(1,677)	(261)
Net financial income (expenses)	(1,571)	(232)

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Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
21.
Current income tax

	March 31, 2021	March 31, 2020
Current income and social contribution taxes	(1,346)	—
Total income and social contribution taxes	(1,346)	—
21.1. Reconciliation between nominal income and social contribution tax rate and effective rate
	March 31, 2021	March 31, 2020
Loss before income and social contribution taxes	(2,405)	(3,554)
Basic rate	0%	0%
Income and social contribution taxes (note 21.2)	—	—
Income and social contribution taxes determined by the deemed income method in the subsidiary	(1,346)	—
Tax expenses	(1,346)	—
Effective rate	9.29%	0%
21.2. Breakdown of income tax and social contribution
	March 31, 2021	March 31, 2020
Provision for labor, tax and civil contingencies	68	176
Allowance for doubtful accounts	66	—
Tax loss carryforwards	9,641	1,650
	9,775	1,826
Deferred tax assets are recognized for tax losses to be offset to the extent that it is probable that they will be realized through future taxable income. The deferred taxes demonstrated above were not recognized in the Company’s unaudited condensed consolidated financial statements, seeing there was no evidence of future recovery.
22.   Risk management and financial instruments
22.1.   Classification of financial instruments
The classification of the Company’s financial instruments is presented in the table below. According to Management, there are no financial instruments to be classified into other categories besides the ones reported:
	March 31, 2021			December 31, 2020
	Fair value through profit or loss	Amortized cost	Level I	Fair value through profit or loss	Amortize d cost	Level I
Assets
Cash and cash equivalents	13,794	1,879	13,794	22,094	858	22,094
Accounts receivable	—	17,383	—	—	12,048	—
	13,794	19,262	13,794	22,094	12,906	22,094

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Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
	March 31, 2021			December 31, 2020
	Fair value through profit or loss	Amortized cost	Level I	Fair value through profit or loss	Amortize d cost	Level I
Liabilities
Trade accounts payable	—	3,350	—	—	3,311	—
Loans and financing	—	11,352	—	—	11,470	—
Lease libilities		3,181			3,164
Consideration to former shareholders	—	59,569	—	—	61,464	—
Items to be paid in installments	—	1,590	—	—	1,725	—
	—	79,042	—	—	81,134	—

22.2. Financial risk management
The Company has a financial management area in charge of risk management, which reports directly to the Board of Directors. It is responsible for the definition of policies for management of risks and financial instruments through control systems, which establish limits of exposure to exchange and interest rate variation and definition of investment of funds with financial institutions. Such area monthly evaluates the positions of all financial instruments, as well as the results obtained in comparison to objectives and submits the numbers to the Company’s Board of Directors.
22.3. Credit risk
Is associated with difficulty in collecting the amounts corresponding to services rendered to customers.
The Company and its subsidiary are also subject to credit risk associated with their interest-bearing bank accounts.
The risk related to the rendering of services is minimized by strict control of customers and active management of contract default through clear policies for the provision of services. There is no concentration of transactions with customers and previous default level is very low.
As for the risk of default on the part of financial institutions, dividing the investment of funds into different financial institutions mitigates the exposure.
Exposure to credit risk
The book value of financial assets represents the Company’s maximum credit risk exposure. At reporting date, such exposure was the following:
	March 31, 2021	December 31, 2020
Cash and cash equivalents	1	2
Cash at banks and short-term financial investment	15,672	22,950
Accounts receivable	17,383	12,048
	33,056	35,000
Of total net accounts receivables, Porto Seguro accounted for 33.7% as of March 31, 2021 (30.8% as of December 31, 2020).

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Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
Of total net accounts receivables, Fidelity National Serviços e Contact Center Ltda. accounted for 5.7% as of March 31, 2021 (14.6% as of December 31, 2020).
Of total net accounts receivables, Via Varejo S.A. accounted for 10.0% as of March 31, 2021 (9.2% as of December 31, 2020).
The determination of the provision for expected credit losses to be incurred with receivables is based on the following criteria:
•
Expected credit losses are estimated by means of a loss rate calculated on actual past losses incurred with sales;

Besides, it is considered whether accounts receivable presented a significant increase in credit risk and encompasses:
•
All receivables overdue for more than 6 months;

•
Invoices presenting indicators of significant risks of contract violation based on renegotiations in progress, evidence of fail or court supervised reorganization processes in progress and customers with significant evidence of cash deterioration are submitted to additional credit rating analysis.

22.4. Market risk
Interest rate and inflation risks: The interest rate risk arises from the portion of debt and interest-bearing bank deposits pegged to the CDI (Interbank Deposit Certificate rate) that can adversely affect revenue or financial expenses in the event there is an unfavorable change in interest rates or inflation.
22.5. Operations with derivatives
No derivatives are used at the Company with speculative purposes.
22.6. Liquidity risk
Liquidity risk refers to the possibility of the Company not having enough funds to settle its financial liabilities.
The treasury area of the Company daily monitors cash flows and liquidity in order to assure that the generation of cash and previous funds raised, when necessary, are enough to maintain the schedule of payments, not generating liquidity risk for the Company or its subsidiaries.
The table below presents the due dates established in contracts for financial liabilities, including payment of interest.
	Book value	Contract value	Up to 12 months	1 – 2	2 – 3	>3
Non-derivative financial liabilities				years	years	years
Trade accounts payable and other payables	78,116	78,116	78,116	—	—	—
Loans and financing	11,352	12,977	5,152	5,186	2,640	—
Lease liabilities	3,181	3,819	1,132	982	953	752
Taxes to be paid in installments	1,590	1,590	524	479	239	348
	94,239	96,502	84,924	6,647	3,832	1,100
Management does not expect maturities or outflow of cash to be rescheduled for earlier times in relation to the ones presented in the table above.

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Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
22.7. Sensitivity analysis
The main risks associated with the Company’s operations are linked to the variation of the Interbank Deposit Certificate rate (CDI) used for short-term financial investment. Loans have been contracted at fixed rates. There are also costs and expenses incurred in dollar, however not recorded in assets or liabilities, seeing there are no long-term contracts with future commitment pegged to the dollar exchange rate.
The Company’s financial instruments are measured at fair value and are classified as cash and cash equivalents, accounts receivable, accounts payable, and loans and financing. The fair value of loans approximated to its carrying value.
At reporting dates, the profile of the interest-bearing instruments at the Company was as follows:
Assets with variable rates	March 31, 2021	December 31, 2020
Financial assets	13,794	22,094
22.8. Sensitivity analysis of instruments with variable rates
Investment that yields earnings based on the CDI rate are measured at market value, according to the prices provided by the respective financial institutions. Others refer substantially to bank deposit certificates. Therefore, the amount recorded of those instruments does not differ from market values.
The table below presents three scenarios of risk of reduction in the CDI rate. The base scenario was the rate of March 31, 2021 of 2.75% p.a. Scenario II represents a reduction of 25% and scenario III a reduction of 50.
Operation	Balance as of March 31, 2021	Risk	Scenario I (probable)	Scenario II	Scenario III
Interest subject to variation	13,794	Decrease in CDI	2.75%	2.06%	1.38%
Change in the return of financial investment			322 to 398	242 to 299	161 to 199
22.9. Capital management
Capital management aims to assure that a strong credit rating is maintained with financial institutions, as well as a strong capital ratio to support the Company’s business and leverage shareholders’ return.
The capital structure is controlled by adjusting it to current economic conditions. To maintain an adjusted structure, dividends may be paid, capital returned to shareholders, new loans obtained, promissory notes issued and execution of operations with derivative instruments.
The Company’s net debt structure encompasses loans and financing, lease liabilities, payments in installments and other obligations, less cash and cash equivalents. Financial leverage ratios as of March 31, 2021 and December 31, 2020 are summarized below:
	March 31, 2021	December 31, 2020
Trade accounts payable and other payables	78,116	73,612
Loans and financing	11,352	11,470
Lease liabilities	3,181	3,164
Items to be paid in installments	1,590	1,725

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
	March 31, 2021	December 31, 2020
Financial liabilities	94,239	89,971
Cash and cash equivalents	(15,673)	(22,952)
Net cash	78,566	67,020
Total equity	(2,798)	953
Net cash to equity ratio (%)	(28.08)	70.33

23.
Additional information to the statement of cash flows

The table below introduces additional information on transactions related to the statement of cash flows:
Non-cash items:	March 31, 2021	March 31, 2020
Increase in property, plant and equipment due to lease rights-of-use established by IFRS 16	—	2,435
	—	2,435

24.
Insurance

The Company has insurance coverage compatible with its size and operations, which is contracted at amounts Management considers sufficient to cover possible losses, considering the nature of the Company’s activities and the risks involved in the operations.
The risk assumptions adopted, in view of their nature, do not take part of the scope of an audit of the unaudited condensed consolidated financial statements. Therefore, our independent auditors have not audited them.
(a)
Insurance contracted for affairs of the Company:

Coverage	Coverage limit
Professional Civil Liability	5,000
Dishonest Acts of Employees	500
Pain and Suffering Damages	5,000
Physical Injure	5,000
Intellectual Property	5,000
Loss or Theft of Documents	5,000
Court Attendance	5,000
Image Recovery Costs	5,000
New Subsidiary Companies	5,000
Saving Expenses	5,000
Material Damage	5,000
Jointly Liability	500

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
(b)
Insurance contracted for damage caused to third parties:

Coverage	Coverage limit
Emergency Costs	10,000
Investigation Costs	10,000
Forfeiture of Assets	10,000
Deporting, Extradition and Liberty Restriction	10,000
Checking Account Blockage (Online Attachment)	10,000
Unavailability of Assets and Rights	10,000
Pain and Suffering Damages	10,000
Compensation for Material Damage and Physical Injure	10,000
Undue Labor Practices	10,000
Errors and Omission	10,000
Extension of the Complementary Term for Insured Retired Person and Voluntary Resignation	10,000
Subsidiaries and New Subsidiaries	10,000
Coverage for Internal Lawyers	10,000
Coverage for Saving Expenses	10,000
Coverage for Internal Accountants, Risk Manager and Internal Auditors	10,000
Coverage for External Entities	10,000
Coverage for Managers due to Legal Reasons	10,000
Liability for Taxes	10,000

(c)
Life insurance of employees:

Coverage	Coverage limit
Additional coverage for accidental death	1,295
Total or partial permanent disability due to accident	1,295
Death	1,295
Permanent and total function disability due to illness	1,295
Death of spouse	388
Death of children	129
Termination amounts	129
Funeral allowance	3

(d)
Life insurance of directors:

Coverage	Coverage limit
Additional coverage for accidental death	271
Total or partial permanent disability due to accident	271
Death	271
Permanent and total function disability due to illness	271

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.
Management’s notes to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2021 and 2020
(In thousands of Brazilian Reais)
Coverage	Coverage limit
Death of spouse	81
Death of children	27
Termination amounts	27
Funeral allowance	5

FERNANDO JORGE WOSNIAK STELER
MANAGING OFFICER

DIEGO ANDRE DE ALENCAR SOARES
CRC 263282/O-1

Tel.: +55 11 3848 5880 Fax: + 55 11 3045 7363 www.bdo.com.br	Rua Major Quedinho 90 Consolação — São Paulo,SP — Brasil 01050-030
INDEPENDENT AUDITOR’S REPORT
To
Board of Directors
One to One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A.
São Paulo — SP
Opinion
We have audited the consolidated financial statements of One to One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. and its subsidiaries, which comprise the consolidated balance sheets as of 31 December 2020 and 2019 and 1 January 2019, and the related consolidated statements of income / (loss) and comprehensive income / (loss), changes in equity, and cash flows for the years ended 31 December 2020 and 2019, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of 31 December 2020 and 2019 and 1 January 2019, and the results of its operations and its cash flows for the years ended 31 December 2020 and 2019 in accordance with International Financial Reporting Standards as issued by the International Accounting Standard Board.
Basis for opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of management for the financial statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standard Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.
Auditor’s responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ BDO RCS Auditores Independentes S.S.

BDO RCS Auditores Independentes S.S.
São Paulo, Brazil
March 18, 2021

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMATICA S.A.
Consolidated statement of financial position
As at December 31, 2020 and 2019 and January 1, 2019
(In thousands of Brazilian reais)
	Note #	December 31, 2020	December 31, 2019	January 1, 2019
Assets
Current assets
Cash and cash equivalents	4	22,952	3,886	164
Accounts receivable	5	12,048	2,401	1,528
Recoverable taxes		134	299	266
Advances	6	54	187	57
Prepaid expenses	7	235	34	5
Other receivables		1	1	1
Total current assets		35,424	6,808	2,021
Noncurrent assets
Related-party transactions	15	—	57	501
Prepaid expenses	—	—	—	2
Other receivables		10	9	80
Deposits into court		—	13	—
		10	79	583
Property, plant and equipment	8	3,810	627	1,042
Goodwill	9	21,726	—	—
Intangible assets	9	37,238	4,197	1,219
Total noncurrent assets		62,784	4,903	2,844
Total assets		98,208	11,711	4,865
Liabilities and equity
Current liabilities
Trade accounts payable		3,311	1,433	462
Loans and financing	10	3,179	962	1,297
Lease liabilities	11	668	130	295
Employees’ pay and related charges		1,932	538	465
Taxes payable		2,281	430	260
Taxes to be paid in installments		532	508	495
Interest on equity capital		11	183	393
Other payables		127	540	415
Consideration to be transferred to former shareholders	14	61,464	—	—
Payable to related party	15	2,442	—	—
Deferred revenue	12	1,435	53	—
Total current liabilities		77,382	4,777	4,083
Noncurrent liabilities
Loans and financing	10	8,291	—	118
Lease liabilities	11	2,496	—	130
Provision for contingencies	13	507	587	587
Other payables		—	119	—
Payable to related party	15	7,386	—	—
Taxes to be paid in installments		1,193	1,670	1,417
Total noncurrent liabilities		19,873	2,376	2,252
Equity	16
Capital		24,489	16,634	6,284
Capital reserves and treasury shares		(1,575)	(1,575)	(633)
Accumulated losses		(21,961)	(10,501)	(7,118)
Equity attributed to the controlling shareholders		953	4,558	(1,467)
Minority interest		—	—	(3)
Total equity		953	4,558	(1,470)
Total liabilities and equity		98,208	11,711	4,865
Management’s notes are an integral part of these financial statements.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO
DE SISTEMAS DE INFORMATICA S.A.
Consolidated statement of profit or loss
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
	Note #	December 31, 2020	December 31, 2019
Net operating revenue	17	26,521	13,556
Cost of services provided	18	(13,603)	(7,804)
Gross income		12,918	5,752
Operating expenses
Sales and marketing expenses	18	(6,355)	(3,224)
General and administrative expenses	18	(16,054)	(4,649)
Operating revenue and expenses		(489)	(564)
		(22,898)	(8,437)
Income before financial income (expenses)		(9,980)	(2,685)
Financial revenue	19	239	198
Financial expenses	19	(1,418)	(896)
Loss before income and social contribution taxes		(11,159)	(3,383)
Current income and social contribution taxes		(301)	—
Loss for the year		(11,460)	(3,383)
Income attributable to:
Controlling shareholders		(11,460)	(3,383)
Loss for the year		(11,460)	(3,383)
Management’s notes are an integral part of these financial statements.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO
DE SISTEMAS DE INFORMATICA S.A.
Consolidated statement of comprehensive loss
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
	December 31, 2020	December 31, 2019
Comprehensive loss
Loss for the year	(11,460)	(3,383)
Total comprehensive loss	(11,460)	(3,383)
Total comprehensive loss attributed to:
Controlling shareholders	(11,460)	(3,383)
	(11,460)	(3,383)
Management’s notes are an integral part of these financial statements.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO
DE SISTEMAS DE INFORMATICA S.A.
Consolidated statement of change in equity
(In thousands of Brazilian reais)
	Capital	Treasury shares	Accumulated losses	Total	Minority interest	Consolidated equity
Balances as at January 1, 2019	6,284	(633)	(7,118)	(1,467)	(3)	(1,470)
Increase in capital	10,350			10,350		10,350
Loss for the year			(3,383)	(3,383)		(3,383)
Merger of a controlled company				—	3	3
Treasury shares acquired		(942)		(942)		(942)
Balances as at December 31, 2019	16,634	(1,575)	(10,501)	4,558	—	4,558
Increase in capital	7,855			7,855		7,855
Loss for the year			(11,460)	(11,460)		(11,460)
Balances as at December 31, 2020	24,489	(1,575)	(21,961)	953	—	953
Management’s notes are an integral part of these financial statements.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO
DE SISTEMAS DE INFORMATICA S.A.
Consolidated statement of cash flows
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
	Note #	December 31, 2020	December 31, 2019
Cash flows from operating activities
Loss for the year		(11,460)	(3,383)
Adjustment to reconcile income (loss) before income and social contribution taxes to net cash provided by (used in) operating activities:
Income taxes accrued		301	—
Depreciation and amortization	8	2,568	1,116
Provision for labor contingencies	13	(80)	—
Recognition of interest on lease liabilities	11	(256)	31
Recognition of interest on loans with related parties	15	328	—
Recognition of interest on other loans	10	414	318
Donation of assets		10	—
Losses incurred with assets		—	87
Estimated credit losses	5	257	—
		(7,918)	(1,831)
Decrease (increase) in assets
Trade accounts receivable	5	88	(874)
Recoverable taxes		165	(32)
Advances	6	267	(130)
Prepaid expenses	7	(175)	(27)
Other receivables		(1)	70
Deposits into court		13	(14)
Increase (decrease) in liabilities
Trade accounts payable		970	970
Employees’ pay and related charges		491	74
Taxes payable		147	170
Taxes to be paid in installments		(453)	266
Other payables		(3,839)	243
Deferred revenue	12	1,297	53
Payment of interest		(429)	(349)
Net cash provided by (used) in operating activities		(9,377)	(1,411)
Cash flows from investing activities:
Purchase of property, plant and equipment	8	(3,430)	(225)
Increase in intangible assets	9	—	(3,541)
Net cash effect of the acquired company		1,091	—
Net funds used in investing activities		(2,339)	(3,766)
Cash flows from financing activities:
From financing activities with third parties
Contracting of new loans	10	11,420	7,689
Contracting of new lease liabilities	11	3,257	—
Repayment of loans	10	(916)	(8,141)
Payment of lease liabilities	11	(219)	(295)
Interest on equity capital		(172)	(210)
Treasury shares		—	(942)
Cash provided by (used) in financing activities with third parties		13,370	(1,899)
From financing activities with shareholders and related parties
Increase in capital	16	7,855	10,350
Related party transactions	15	9,557	448
Cash provided by financing activities with shareholders		17,412	10,798
Cash provided by (used) in financing activities		30,782	8,899
Net increase/(decrease) in cash and cash equivalents		19,066	3,722
Cash and cash equivalents
Cash at beginning of year		3,886	164
Cash at end of year		22,952	3,886
Net increase/(decrease) in cash and cash equivalents		19,066	3,722
Supplemental cash flow disclosure:
Consideration to be transferred to former shareholders		61,464	—
Management’s notes are an integral part of these financial statements.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
1.
Operations

One to One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. (the “Company”) is a closely held corporation governed by articles of incorporation since May 2015, and, in compliance with prevailing regulations, it is established to run for an undetermined period of time. It is headquartered at Rua Luís Correia de Melo, 92, conjunto 281 a 282, in the city of São Paulo.
It is engaged in the development, licensing and sale of software, as well as providing information technology support, assistance and consulting services, in addition to holding ownership interest in other companies as a member or shareholder.
The Company works in the development and licensing of software for companies with high volumes of communication with customers. The software generates the documentation and organizes the sending of multi-channel messages. Smarkio works in the development and licensing of virtual assistant software (“chatbots”). In addition to the software licensing, consulting in information technology is also part of the services provided, with the specific purpose of implementing and deploying the software that is being licensed.
Both the Company’s and Smarkio’s customers work in three main industries: financial services, insurance and retailing and are spread all through the Brazilian territory.
Impacts of the Covid-19 pandemic
The Covid-19 pandemic had a positive effect to the Company’s net revenue, as it increased the adoption of the software solutions that the Company and its subsidiary Smarkio offer. Digitization and automation of services, as well as electronic sending of documentation and other communications and a consequent reduction in the dependence on human services (including printing and mailing) became part of the strategy of customers and potential customers.
We have a variable cost structure, mainly related to net revenues. Our marketing and sales expenses are also variable and depend on our strategy to leverage customer acquisition. As a response to the increasing market potential, marketing and sales expenses increased in 2020. The increase in G&A Expenses is rather related to the strengthening of the management team and is not directly related to the effects of the pandemic.
Other impacts brought by the pandemic are the following: i. 100% of the employees started working from home; ii. the need of some positions was revalued and some workers dismissed; iii. the working hours of employees were reduced by 25% from April to July 2020; and iv. payment periods and conditions were renegotiated with suppliers.
Liquidity and continuity of operations
A growth in revenue was attempted as part of the strategy for the years 2019 and 2020, which was based on a reinforcement of the sales and engineering teams, what accounts for the significant increase in fixed expenses with payroll and accumulated losses.
The Company has had accounting loss and negative working capital in the last years and recorded accumulated losses of R$21,961 as at December 31, 2020 (R$10,501 as at December 31, 2019).
The consolidated financial statements have been prepared under the assumption of the Company continuing as a going concern, as well as recovery of assets and settlement of liabilities in the ordinary course of activities.
A successful transition to profitable operations depends on an appropriate level of positive cash flows to cover expenses.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
Other initiatives that support the operating continuity of the Company are described below:
(a)
Improvement in gross margin due to reduction in main costs, in particular brokerage and cloud computing;

(b)
Reversal of the negative working capital through an increase in liabilities and issuance of private bonds corresponding to a total amount of R$42,000 maturing in 54 months, under conditions agreed upon in a memorandum of understanding executed with the creditor on December 30, 2020, in addition to settlement of obligations with selling shareholders of Smarkio, as described in note 14, by using part of the loan and other already existing funds;

On October 9, 2020, a memorandum of understandings was executed with the company Zenvia Mobile Serviços Digitais S.A. (“Zenvia”), which indicates the intension of signing an agreement to acquire 100% of shares of the Company. If the transaction takes place, a primary investment is projected through the issuance of shares (increase in capital) corresponding to R$40,000. The Acquisition has not closed to date and its effectiveness is subject to the Company´s IPO and customary contractual closing conditions.
1.1.
Approval of the financial statements

The Board of Directors approved these financial statements during a meeting held on March 15, 2021.
1.2.
Declaration of compliance

Previously, the Company’s financial statements had been prepared based on Brazilian accounting practices and Brazilian standard NBC TG 1000 — Accounting for small and medium size companies, approved by the Federal Accounting Council (CFC) and pronouncements issued by the Committed of Accounting Pronouncements (CPCs).
These consolidated financial statements have been prepared under the responsibility of the Company’s Management and in compliance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) (please refer to note 1.3 for more details on the first time adoption).
The consolidated financial statements have been prepared based on historical cost, except for financial instruments measured at fair value. These consolidated financial statements include all significant consolidation information, which is consistent with the data Management used in running the Company.
The preparation of the consolidated financial statements requires the use of certain critical accounting estimates. This also requires Management to make use of judgment in applying the Company’s accounting policies. The areas that involve a larger degree of judgment or complexity, or areas where the assumptions and estimates are significant for the consolidated financial statements are described in item 1.6 below.
The consolidated financial statements are presented in Brazilian reais, the Company’s functional currency.
The consolidated statement of financial position is presented according to the order of realization or settlement of assets and liabilities. The moment of their realization or settlement depends not only on liquidity, but also on judgment on the part of Management about the expected changes in market prices and other significant aspects.
1.3.
First time adoption of IFRS

International Financial Reporting Standards (“IFRS”) were adopted for the first time in the Company’s consolidated financial statements as at January 1, 2019. IFRS 1 “First time adoption of IFRS” requires an

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
entity that is adopting IFRS for the first time to prepare a complete set of the consolidated financial statements covering its first IFRS reporting period. IFRS 1 also demands the entity to use the same accounting practices to the preceding year and throughout all periods presented in its first IFRS in the consolidated financial statements (that is, January 1, 2019).
Before the first time adoption of IFRS, the Company presented consolidated statements prepared according to Brazilian Generally Accepted Accounting Principles (“BR GAAP”), based on Brazilian standard NBC TG 1000 — Accounting for small and mid size companies, approved by the Federal Accounting Council (CFC) and also based on pronouncements issued by the Committee of Accounting Pronouncements (CPC) for small and mid size companies (“CPC PME”).
These consolidated financial statements are the first consolidated financial statements prepared in accordance with IFRS and are consistent with the accounting practices mentioned in note 2. As established in accounting standards, the Company’s consolidated financial statements have been prepared according to IFRS applicable as at December 31, 2020, together with comparative period data for the year ended December 31, 2019. In preparing these consolidated financial statements, the date adopted as transition to IFRS was the one of the consolidated statement of financial position prepared on January 1, 2019.
Note 3 presents the impact of the transition to IFRS.
1.4.
Business combinations

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the fair value of the consideration transferred measured at acquisition date and the amount of any limited partner interests in the acquired entity. For each business combination, the Company elects whether to measure the limited partner interests in the acquired entity at fair value or at the proportionate share of the acquired entity’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in general and administrative expenses.
When the Company acquires a business, it assesses the assets acquired and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. If the business combination is achieved in stages, any previously held equity interest is re-measured at its acquisition date fair value and any resulting gain or loss is recognized in profit or loss.
Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the Acquisition date. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 is measured at fair value, with changes in fair value recognized either in the consolidated statements of profit or loss and other comprehensive income (loss) or as a change to other comprehensive income (loss). Contingent consideration that is classified as equity is not re-measured and subsequent settlement is accounted for within equity.
On November 11, 2020, during a special meeting of shareholders it was approved the acquisition of all ownership interest of the company Smarkio Tecnologia S.A. Such enterprise is engaged in the development, and operating of corporate conversational interfaces, such as chatbots and virtual assistants.
On November 30, 2020, an acquisition agreement was executed between One to One, as acquirer, and the selling company to allow the internal use of the services of the purchased enterprise, besides making possible to take advantage of existing synergies in their markets.
The fair value of Smarkio’s equity was R$5,859, based on the fair values of assets obtained and liabilities assumed in the acquisition.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
Since the acquisition date, Smarkio has contributed R$3,318 to the Company’s net revenues and a positive impact of R$587 to Company’s statement of profit and loss. If the acquisition had occurred on 1 January 2020, the Company’s net revenue would have been R$54,086 and the Company’s statement of profit or loss would the year ended December 31, 2020 would have been a net income of R$2,144.
As set forth in the sale and purchase agreement, the total consideration to be transferred is R$62,331 to be settled as follows:
(a)
First payment: R$17,331, of which R$867 was paid at closing date and the remaining R$16,464 are due in up to 180 from closing date;

(b)
Second payment: R$40,000 due in up to 180 days from closing date;

(c)
Price Adjustment — fair value of earn-out payments which will payable if the following metrics are reached: i. Growth of at least 20% in net operating revenue from January to December 2021 in comparison to the same period of 2020; and ii. Net margin of at least 15% determined from January to December 2021): R$5,000 due in up to 180 days from closing date.

The fair value of the acquired assets and liabilities assumed is presented below:
Assets		Liabilities
Current assets	12,110	Current liabilities	6,714
Cash and cash equivalents	1,958	Trade accounts payable	908
Accounts receivable	9,992	Employment related charges	903
Advances	134	Taxes payable	1,403
Prepaid expenses	26	Other payables	3,500
Noncurrent assets	626	Noncurrent liabilities	163
Property, plant and equipment	625	Long-term lease liabilities	163
Intangible assets	1
		Equity	5,859
		Capital	267
		Income Reserve	5,592
Total assets	12,736	Total liabilities	12,736
Value (R$’000)
Consideration to be transferred	62,331
Fair value of assets acquired or to be acquired and liabilities assumed or to be assumed	5,859
Fair value of intangible assets
Software(a)	25,926
Customer portfolio(b)	5,586
Non-compete(c)	3,234
Goodwill	21,726

(a)
Represents the fair value of the digital platform acquired and is based on its potential of generating future cash flows, which was determined based on discounted future cash flows;

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Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
(b)
Represents the fair value of customers portfolio considering that such customers tend to maintain the generation of revenue for certain a period of time. The fair value considers the future economic benefits generated by the permanence of such customers portfolio;

(c)
Represents the fair value of the non-compete which prevents the selling shareholders of developing any businesses that may represent competition with Smarkio’s activities for a period of 4 years.

The valuation techniques used are described below:
Assets acquired	Valuation technique
Intangible assets — Recognition of the platform	The MPEEM methodology (Multi Period Excess Earnings Method) is mostly used to measure the value of primary assets or most important assets of a company. According to that method, in determining fair values, the cash flows attributable to all other assets are subtracted through a contributory asset charge (CAC). The MPEEM method assumes that the fair value of an intangible asset is the same as the present value of the cash flows attributable to that asset, less the contribution of other assets, both tangible and intangible ones.
Intangible assets — Recognition of the portfolio of customers and of the non-competition clause	The With or without methodology consists in comparing the actual scenario with a hypothetical one, the first where the non-competition is valid and a hypothetical situation where such agreement did not exist and, as a consequence, competition would be in place to reduce part of the expected economic benefits of the Company.

1.5.
Basis of consolidation

	December 31, 2020		December 31, 2019
	Direct	Indirect	Direct	Indirect
Subsidiaries
Printers United Comunicação Integrada Ltda (fully incorporated into the Company’s statement of financial position in 2019)	—	—	100%	—
Smarkio Tecnologia S.A	100%	—	—	—

1.6
Use of estimates and judgments

In preparing these consolidated financial statements, management has made judgements and estimates that affect the application of the Company’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.
(c.1)   Judgments
Information about judgments referring to the adoption of accounting policies which impact significantly the amounts recognized in the consolidated financial statements are included in the following notes:
Note 1.4 — Identification of assets acquired and liabilities assumed;
Note 9 — Impairment of intangible assets and goodwill: main premises regarding recoverable amount.

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Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
(c.2)    Uncertainties on assumptions and estimates
Information on uncertainties as to assumptions and estimates that pose a high risk of resulting in a material adjustment within the next fiscal year are included in the following notes:
Note 5 — Allowance for expected losses: main assumptions in the determination of loss rate;
Note 13 — Provision for labor, tax and civil risks: main assumptions regarding the likelihood and magnitude of the cash outflows;
Note 1.4 — Business combination: assumptions on the determination of fair value of consideration transferred, assets acquired and liabilities assumed.
(i) Measurement of fair value
The Company’s accounting policies and disclosures requires the measurement of fair value, for financial and non-financial assets and liabilities.
The Company established a control structure related to measurement of fair value. It includes the review process of all significant fair value measurements, reporting directly to the Chief Financial Officer.
Evaluation process includes the regular review of significant non-observable data and valuation adjustments. If third-party information, such as brokerage firms’ quotes or pricing services, is used to measure fair value, then the evaluation process analyzes the evidence obtained from the third parties to support the conclusion that such valuations meet the IFRS requirements, including the level in the fair value hierarchy in which such valuations should be classified. Significant assessment matters are reported to the Board of Directors.
When measuring fair value of an asset or liability, the Company uses observable data as much as possible. Fair values are classified at different levels according to hierarchy based on information (inputs) used in valuation techniques, as follows:
Level 1: Prices quoted (not adjusted) in active markets for identical assets and liabilities.
Level 2: Inputs, except for quoted prices, included in Level 1 which are observable for assets or liabilities, directly (prices) or indirectly (derived from prices).
Level 3: Inputs, for assets or liabilities, which are not based on observable market data (non-observable inputs).
Additional information on the assumptions adopted in the measurement of fair values is included in the following notes:
Note 21 — Risk management and financial instruments;
Notes 1.4 — Business combination
2. Summary of significant accounting practices
The main accounting practices adopted in the preparation of the consolidated financial statements are the following:
2.1.
Consolidation procedures

Intragroup balances and transactions, as well as any revenue or expenses arising from intragroup transactions are eliminated in the consolidation.

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Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
2.2.
Revenue recognition

Revenue is invoiced and recognized as services are provided, or in other words, at the moment the services agreement are delivered to the customer.
IFRS15 — Revenue from agreement with customers establishes a new and comprehensive model in five steps that must be applied to revenue obtained from customers. According to such standard, revenue is recognized at an amount that reflects the consideration expected to be received in exchange for the transfer of goods or services to a customer. It was published in December 2016, coming into effect starting January 2018. The changes brought by the standard have not significantly impacted the Company’s consolidated financial statements, seeing revenue is recognized according to the accrual basis when the control over the service is transferred, creating the consideration that the Company will receive.
Revenue comes mainly from the software use licensing of the cloud-based platform that control multi-channel communications, including the services of generation and safeguard of documents, blockchain registration and sending of messages through SMS, e-mail, Whatsapp and RCS channels, in addition to push notifications. Revenue also comes from the professional services of implantation and maintenance of software.
	December 31, 2020	December 31, 2019
Net revenues
Software use licensing	22,752	12,411
Professional services	3,769	1,145
	26,521	13,556

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Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
2.2.1. Performance obligations and revenue recognition practices
The table below supplies information on the types and moment of fulfillment of performance obligations established in sales agreement with customers, including significant payment terms and related revenue recognition policies.
Type of Service	Moment of the fulfillment of performance obligations, including significant payment terms	Revenue recognition policy
Software use licensing	Such revenue is based mainly on a fixed amount charged for the use of the platform (subscription) according to the sales agreements executed with customers. It is monthly recognized starting the moment the access to the platform is made available until cancellation. There are also additional services, such as generation of documents, organization of multi-channel communications and triggered messages. The use of those services is measured according to the individual volume consumed. Revenue is based on those volumes and on the unit values established in the sales agreement, monthly recognized according to the use. The issuance of invoices is made at the beginning of the month following the use. There are some cases where customers validate the amounts before the issuance of invoices. Receivables are collected from 15 to 60 days after billing.	Revenue is recognized when the control over the services is transferred to the customer at an amount that reflects the consideration expected to be received in exchange for those products or services. Revenue is recognized at gross value, considering the taxation to be paid to governmental authorities. The amounts billed are recorded in accounts receivable or advances from customers depending on certain recognition criteria. The agreements of the Company with customers do not establish the right of items being returned nor grant them ownership rights to the licensed software.
Type of Service	Moment of the fulfillment of performance obligations, including significant payment terms	Revenue recognition policy
Professional services	Revenue from professional services is based on the provision of information technology related services, focused on the integration and maintenance of the platform (software). The amounts collected are usually based on the hour/labor price established in the sales agreement, multiplied by the number of hours worked. Revenue recognition takes place according to the delivery of the services or adjusted by the percentage of completion. However, the issuance of invoices is previously made at the moment of execution of the sales agreement or proposal. Receivables are collected from 15 to 60 days after billing.	Revenue is recognized when the control over the services is transferred to customers at an amount that reflects the consideration expected to be received in exchange for those services. Revenue is recognized at gross value, considering the taxation to be paid later to governmental authorities. The amounts billed are recorded in accounts receivable or advances from customers, depending on certain recognition criteria.

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Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
2.3.
Cash and cash equivalents

Include petty cash, positive balances in bank accounts, as well as short-term financial investment maturing within up to three months and with insignificant risk of change in value. Short-term financial investment included in cash equivalents is measured as a financial asset at fair value through profit or loss.
2.4.
Financial instruments

A financial instrument is only recognized when the Company becomes a party to the contractual provisions of the instrument. Financial instruments are initially recognized at fair value plus transaction costs directly attributable to their acquisition or issuance, except for financial assets and financial liabilities stated at fair value through profit or loss, where such costs are carried directly into the consolidated statement of profit or loss. Subsequent measurements take place at the dates where the consolidated statements of financial position are prepared, according to rules established for each type of financial asset and liability.
As at December 31, 2020 and 2019, there were no operations with derivative financial instruments, or hedging operations.
IFRS9 — Financial instruments addresses the classification, measurement and recognition of financial assets and liabilities. IFRS 9 was adopted by the Company on January 1, 2019 and did not have material impact on the Company’s consolidated financial statements.
2.4.1. Recognition and initial measurement
Trade accounts receivable are initially recognized on the date they were originated. All other financial assets and liabilities are initially recognized at the date where the Company becomes a party to a contract.
A financial liability, or a financial asset (unless it is a receivable without a significant financing component) is initially measured at fair value. Measurement includes transaction costs directly attributable to the acquisition or issuance of items not measured at fair value through profit or loss. A trade account receivable without a significant financing component is initially measured at transaction price.
2.4.2. Subsequent classification and measurement
During initial recognition, a financial asset is classified at amortized cost or FVTPL.
Financial assets held for trading or managed based on fair value performance are measured at FVTPL.
Financial assets — evaluation of whether contractual cash flows are only payments of principal and interest
Financial assets measured at FVTPL	After initial measurement, they are carried at fair value. Net revenue, including interest or dividends, is recognized in the statement of income.
Financial assets recognized at amortized cost	After initial measurement, they are measured at amortized cost according to the effective interest rate method and impairment is deducted from amortized cost. Revenue from interest received, foreign exchange gains and impairment losses is recognized in the statement of income. Any earnings or losses determined in reversals are also carried in the statement of income.

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Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
2.5.
Trade accounts receivable

Trade accounts receivable correspond to the amounts to be received from customers for the rendering of services along the ordinary course of business. They are initially recognized at fair value and, subsequently, recognized at amortized cost under the effective interest method, less estimated impairment, if any.
2.6.
Property, plant and equipment

Property, plant and equipment is stated at depreciated cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The Company capitalizes expenditures for major nonrecurring projects that increase the square footage, extend the useful life of, or enhance the value of the property and have a useful life that exceeds the current period. These assets are depreciated over the lesser of the remaining life of the property or the estimated useful life of the asset.
	Annual depreciation rate	Useful lives of assets
Furniture and fixtures	10.00%	10 years
Machinery, devices and equipment	10.00%	10 years
Vehicles	10.00%	10 years
IT equipment	20.00%	5 years
Communications devices	10.00%	10 years
Facilities	10.00%	10 years
Leasehold improvements	38.71%	2.6 years
Hardware	20.00%	5 years
Rights obtained on assets destined for the maintenance of the activities of the Company and of its subsidiaries involving financial lease operations are recorded as if they were finance leases. At the beginning of each operation, a fixed asset and a financing liability are recognized, and, when there is no purchase option, the assets are submitted to depreciation along the term of the contract.
Gains and losses from the disposal of items are determined by comparison of sales values with residual book amounts and they are recognized in the statement of income.
2.7.
Intangible assets

Intangible assets result from contractual rights or other legally established rights. The Company´s software rights are recorded at investment cost until the software is registered, less amortizable amounts, calculated on a straight-line basis along its useful life.
Internally developed software expenditure on the research phase of projects to develop new customized software for IT is recognized as an expense as incurred. Costs that are directly attributable to a project’s development phase are recognized as intangible assets, provided they meet the following recognition requirements:
•
the development costs can be measured reliably

•
the project is technically and commercially feasible

•
the Company intends to and has sufficient resources to complete the project

•
the Company has the ability to use or sell the software

•
the software will generate probable future economic benefits.

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Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
Development costs not meeting these criteria for capitalization are expensed as incurred. Directly attributable costs include employee costs incurred on software development along with an appropriate portion of relevant overheads and borrowing costs.
2.8.
Goodwill

Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business less accumulated impairment losses, if any.
2.9.
Impairment test

The Company assesses whether there has been an impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.
If an indication of impairment exists, the recoverable amount is established to measure the loss. If it is not possible to determine the recoverable amount for the individual asset, then the recoverable amount of the cash-generating unit of the asset must be determined. Assets are allocated to cash-generating units or smallest group of cash-generating units for which a reasonable and consistent allocation base can be identified.
The recoverable amount is the higher of an asset’s fair value and carrying amount, less its costs of disposal or value in use. In evaluating the value in use, the estimated future cash flows are discounted to present value at a discount rate before taxes that reflects the current market time value of money and the specific risks the asset is exposed to for which the estimate of future cash flows was not adjusted.
If the recoverable amount (or cash-generating unit) determined is lower than its carrying amount, such carrying amount (or cash-generating unit) is reduced to its recoverable value and the impairment immediately recognized in the statement of income.
2.10.
Discount to present value of assets and liabilities

Monetary assets and liabilities are discounted to present value during initial recognition of a transaction, considering contractual cash flows, as well as explicit, and in certain cases, implicit interest rates of the assets and liabilities, in addition to the rates charged in the market for similar transactions. Subsequently, such interest is transferred to financial revenue and expense accounts in the statement of income under the effective interest rate method.
2.11.
Loans and financing

Loans and financing are state at amortized cost, plus inflation and interest incurred through the end of the reporting period. Any differences between the amounts raised (net of transaction costs) and repayment value are recognized under the effective interest method in the statement of income along the period where loans are outstanding.
2.12.
Provisions

A provision is recognized in the statement of financial position when the Company has a legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are recognized based on the best estimates of the risk involved.

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Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
The Company records provisions to cover future disbursements that might arise from tax, labor and civil lawsuits in progress. Provisions are recorded based on an analysis of the lawsuits in progress and of the prospects of an unfavorable result implying future disbursement.
Provisions are reviewed on the dates of the financial statements and adjusted to reflect the current best estimate. If it is no longer probable that a cash outflow is required to settle the obligation, the provision is reversed.
2.13.
Other current and noncurrent assets and liabilities

An asset is recognized in the balance sheet when it is probable that future economic benefits will flow to the Company and its cost or value can be reliably measured. A liability is recognized in the balance sheet when the Company has a legal or construed obligation as a result of a past event and it is probable that an outflow of funds will be required to settle it. Where applicable, the corresponding charges and monetary variation incurred are added to it. Provisions are recorded when:
(a) A present obligation (legal or constructive) has arisen as a result of a past event;
(b) Its settlement is expected to result in an outflow of resources;
(c) The amount can be estimated reliably.
Assets and liabilities are classified as current when their realization or settlement will probably take place within the following 12 months. Otherwise, they are stated as noncurrent ones.
2.14.
Income taxes

The Company follows guidance in IAS 12 — Income Taxes, with respect to accounting for uncertainty in income taxes. The Company must determine whether a tax position meets the more-likely-than-not threshold based on the technical merits of the position. Once a position meets the recognition threshold, measurement of the position reported in the consolidated financial statements is determined. The Company has determined that no material unrecognized tax benefits or liabilities exist at December 31, 2020 and 2019.
According to Brazilian regulations, income and social contribution taxes are based on the entity’s taxable income at a rate of 25% in relation to income tax and 9% for social contribution tax.
2.15.
Deferred income tax and social contribution

Deferred income and social contribution taxes are determined on temporary differences between the tax bases of assets and liabilities and the book values included in the consolidated financial statements. The rates of those taxes are the same used for the calculation of current levying. As a result of a lack of profit in recent years, there has been no recognition of any deferred tax credit.
3.
Impacts from the first time adoption of IFRS

International Financial Reporting Standards (“IFRS”) were adopted for the first time in the Company’s consolidated financial statements as at January 1, 2019. IFRS 1 “First time adoption of IFRS” requires an entity that is adopting IFRS for the first time to prepare a complete set of the consolidated financial statements covering its first IFRS reporting period. IFRS 1 also demands the entity to use the same accounting practices to the preceding year and throughout all periods presented in its first IFRS in the consolidated financial statements (that is, January 1, 2019).
Before the first time adoption of IFRS, the Company presented consolidated statements prepared according to Brazilian Generally Accepted Accounting Principles (“BR GAAP”), based on Brazilian

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Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
standard NBC TG 1000 — Accounting for small and mid size companies, approved by the Federal Accounting Council (CFC) and also based on pronouncements issued by the Committee of Accounting Pronouncements (CPC) for small and mid size companies (“CPC PME”).
The estimates as at January 1, 2019 and as at December 31, 2019 are consistent with those made for the same dates in accordance with BR GAAP (after adjustments to reflect any differences in accounting policies), apart from the following items where application of BR GAAP did not require estimation:
•
Pensions and other postemployment benefits;

•
Share-based payment transactions; and

•
Investments in equity instruments — unquoted equity shares.

The estimates used by the Company to present these amounts in accordance with IFRS reflect conditions as at January 1, 2019 (the date of transition to IFRS) and as at December 31, 2019.
Reconciliation between BR GAAP and IFRS on the transition date — January 1, 2019:
Consolidated statement of financial position
	Opening Balance	IFRS16 Remeasurements	IFRS
Assets
Total current assets	2,021	—	2,021
Property, plant and equipment(i)	617	425	1,042
Other Non-current assets	1,802		1,802
Total non-current assets	2,418	425	2,844
Total assets	4,440	425	4,865
	Opening Balance	IFRS16 Remeasurements	IFRS
Current liabilities
Lease liabilities – IFRS 16(ii)	—	295	295
Other current liabilities	3,788		3,788
Total current liabilities	3,788	295	4,083
Noncurrent liabilities
Other noncurrent liabilities	2,122		2,122
Lease liabilities – IFRS 16(ii)	—	130	130
Total noncurrent liabilities	2,122	130	2,252
Shareholder’s equity	(1,470)	-	(1,470)
Total shareholder’s equity and liabilities	4,440	425	4,865

(i)
The remeasurement to comply with IFRS 16 resulted in an increase of R$425 in property, plant and equipment referring the use rights, which is detailed ahead in this note under item ‘a’;

(ii)
The adjustment made to leases was R$295 in current liabilities and R$130 in noncurrent liabilities.

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Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
Reconciliation between BR GAAP and IFRS on the transition date — December 31, 2019:
Consolidated statement of financial position
	Opening balance	IFRS16 Remeasurements	Full IFRS
Assets
Total current assets	6,808	—	6,808
Property, plant and equipment(i)	502	125	627
Other Non-current assets	4,276		4,276
Total non-current assets	4,778	125	4,903
Total assets	11,586	125	11,711
	Opening balance	IFRS16 Remeasurements	Full IFRS
Current liabilities
Other current liabilities	4,647		4,647
Lease liabilities – IFRS 16(ii)	—	130	130
Total current liabilities	4,647	130	4,777
Total non-current liabilities	2,376	—	2,376
Shareholder’s equity	4,563	(5)	4,558
Total equity and liabilities	11,586	125	11,711

(i)
The remeasurement to comply with IFRS 16 resulted in an increase of R$125 in property, plant and equipment referring the use rights;

(ii)
The adjustment made to leases was R$130 in current liabilities and R$0 in noncurrent liabilities.

Consolidated statement of profit or loss for the year ended December 31, 2019:
	Opening Balance	IFRS 16 Remeasurements	Full IFRS
Net operating revenue	13,556		13,556
Cost of services provided	(7,804)	—	(7,804)
Gross income	5,752	—	5,752
General and administrative expenses(i)	(4,688)	39	(4,649)
Other operating expenses	(3,788)		(3,788)
	(8,476)	39	(8,437)
Net financial result(ii)	(654)	(44)	(698)
Loss of the year	(3,378)	(5)	(3,383)

(i)
The adjustment made resulted in a reduction of General and administrative expenses of R$39, referring to the depreciation of the use rights minus the previously booked rent expenses;

(ii)
The adjustment made to financial result as the expense of interest paid on the lease liability totaled R$44.

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Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
(a) IFRS 16 Remeasurements — Lease liabilities
In effect commencing January 1, 2019, IFRS 16 establishes the principles for recognition, measurement, presentation and disclosure of lease liabilities. It demands lessees to account for all lease liabilities according to a single model in the consolidated statement of financial position. IFRS 16 includes some practical guidelines on:
(i)
Leases for which the underlying asset is “low value;”

(ii)
Short-term leases (or in other words, leases with a terms of 12months or less).

During the commencement of a lease agreement, the lessee must recognize a lease liability, measured at the present value of the contractual payments due to the lessor over the lease term and an asset that represents the right of using the underlying asset during the lease term and is required to separately recognize the expense of interest paid on the lease liability and the depreciation expense on the right-of-use asset.
Lessees must also revalue the lease liability after certain events (for example, a change in the lease term, an adjustment in future lease payments as a result of a change in an index or rate used to determine those payments).
When the Company revises its estimate of the term of any lease (because, for example, a reassessment of the probability of a lessee extension or termination option being exercised), it should adjust the carrying amount of the lease liability to reflect the payments to make over the revised term, which are discounted using a revised discount rate. The carrying value of lease liabilities is similarly revised when the variable element of future lease payments dependent on a rate or index is revised, except the discount rate remains unchanged. In both cases, an equivalent adjustment is made to the carrying value of the right-of-use asset, with the revised carrying amount being amortized over the remaining (revised) lease term. If the carrying amount of the right-of-use asset is adjusted to zero, any further reduction is recognized in profit or loss.
IFRS 16 also requires lessees and lessors to make more comprehensive disclosures than the ones established in IAS 17.
Lease payments were discounted at an incremental borrowing rate as at January 1, 2019. The weighted average rate applied for discount purpose was 11.08% per year.
Right-of-use assets
At the commencement of a lease agreement (or in other words, when the underlying asset is available for use), a lessee must recognize a right-of-use asset, which is initially measured at the amount of the lease liability, reduced for any lease incentives received, and increased for:
•
lease payments made at or before commencement of the lease agreement;

•
initial direct costs incurred; and

•
the amount of any provision recognized where the group is contractually required to dismantle, remove or restore the leased asset.

The recognized right-of-use assets are depreciated on a straight-line basis along the shorter period between its estimated useful life and the lease term.

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Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
3.1.
New standards not yet in effect:

Amendment to IFRS 16 — Covid-19-Related Rent Concessions:   Clarifies aspects as for the practical treatment and disclosure of concessions in lease agreement as a result of the Covid-19 pandemic. Such amendment is effect for years commencing on/after June 1, 2020 and may be applied in advance. Therefore, the standard has already been adopted by the Company and no significant effects have arisen from its adoption.
New IFRS and interpretations of the IFRIC (IFRS Interpretations Committee of IASB) — The amendments of IFRS made by IASB effective for the year 2020 did not have impact to the Company’s consolidated financial statements. IASB reviewed some IFRS, which will be effective beginning 2021 and the Company’s Management is in the process of evaluating its effects to the Company’s consolidated financial statements.
Amendment to Standard IAS 1 — Classification of liabilities as current or noncurrent. Clarifies aspects to be considered in the classification of liabilities as current or noncurrent. Such amendment is effective for years starting on/or after January 1, 2023. No significant effects are expected to the Company’s consolidated financial statements.
Amendment to IFRS 3 — Reference to the Conceptual Framework:   Clarifies the conceptual framework of IFRS. This amendment is effective for years started on/after January 1, 2022. No significant impacts are expected to the Company’s consolidated financial statements.
Amendment to IFRS 4 — Deferral of temporary exemptions of IFRS 9:   Clarifies aspects referring insurance contracts and temporary exemption in the application of IFRS 9 for insurance companies. Such amendment is effective for years commencing on/after January 1, 2023. No significant impacts are expected to the Company’s consolidated financial statements.
4.
Cash and cash equivalents

	December 31, 2020	December 31, 2019	January 1, 2019
Cash	2	2	2
Cash at banks	856	106	6
Short-term financial investment(i)	22,094	3,778	156
	22,952	3,886	164

(i)
Short-term financial investment included:

a.
Certificates of deposit and instruments issued and guaranteed by top-rated financial institutions in Brazil, whose yield is pegged to the variation of the Interbank Deposit Certificate rate (CDI);

b.
Investment funds;

c.
Savings account.

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Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
5.
Accounts receivable

	December 31, 2020	December 31, 2019	January 1, 2019
Trade accounts receivable	12,476	2,401	1,528
(-) Estimated credit losses	(426)	—	—
	12,048	2,401	1,528
The estimated credit losses refer to customers with high probability of default. Those amounts are projected at the Company, seeing the loss has not yet been incurred.
6.
Advances

	December 31, 2020	December 31, 2019	January 1, 2019
Employees	45	45	30
Suppliers	9	142	27
	54	187	57

7.
Prepaid expenses

	December 31, 2020	December 31, 2019	January 1, 2019
Expenses to recognize (i)	129	—	—
Use licenses	19	14	—
Insurance	61	20	5
Guarantees	26	—	—
	235	34	5

(i)
Refers to operating expenses of future periods, but already invoiced by suppliers.

8.
Property, plant and equipment

	December 31, 2020	December 31, 2019	January 1, 2019
Property, plant and equipment (a)	1,380	502	617
Right-of-use IFRS 16(b)	2,430	125	425
	3,810	627	1,042

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
(a) Property, plant and equipment
Description	Annual depreciation rate	Cost	Accumulated depreciation	December 31, 2020	December 31, 2019	January 1, 2019
Furniture and fixtures	10.00%	325	(158)	167	144	137
Machinery, devices and equipment	10.00%	3	(1)	2	—	87
Vehicles	10.00%	39	(39)	—	—	—
IT equipment	20.00%	1,015	(343)	672	241	83
Communications devices	10.00%	7	(3)	4	4	5
Facilities	10.00%	76	(44)	32	39	47
Leasehold improvements	38.71%	130	(42)	88	—	—
Hardware	20.00%	920	(920)	—	74	258
Improvements to third party properties in progress	—	416	—	416	—	—
		2,931	(1,551)	1,380	502	617

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
The following table presents amounts of the change in assets of the Company.
	Annual depreciation rate	December 31, 2019	Additions	Transfers	Write-offs	December 31, 2020
Furniture and fixtures		266	12	47	—	325
Machinery, devices and equipment		1	2		—	3
Vehicles		39			—	39
IT equipment		443	257	326	(12)	1,014
Communications devices		7			—	7
Facilities		76			—	76
Leasehold improvements		35	—	95	—	130
Hardware		921			—	921
Improvements to third party properties in progress		—	416		—	416
Cost		1,788	687	468	(12)	2,931
Furniture and fixtures	10.00%	(122)	(28)	(7)	—	(157)
Machinery, devices and equipment	10.00%	(1)	(0)	—	—	(1)
Vehicles	10.00%	(39)	—	—	—	(39)
IT equipment	20.00%	(202)	(84)	(60)	2	(344)
Communications devices	10.00%	(3)	(1)	—	—	(4)
Facilities	10.00%	(37)	(8)	—	—	(45)
Leasehold improvements	38.71%	(35)	(0)	(7)	—	(42)
Hardware	20.00%	(847)	(72)	—	—	(919)
(-) Accumulated depreciation		(1,286)	(193)	(74)	2	(1,551)
Total		502	494	394	(10)	1,380

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
	Annual depreciation rate	January 1, 2019	Additions	Transfers	Write-offs	December 31, 2019
Furniture and fixtures		236	30	—	—	266
Machinery, devices and equipment		133	—	—	(132)	1
Vehicles		39	—	—	—	39
IT equipment		247	196	—	—	443
Communications devices		7	—	—	—	7
Facilities		76	—	—	—	76
Leasehold improvements		35	—	—	—	35
Hardware		921	—	—	—	921
Cost		1,694	226	—	(132)	1,788
Furniture and fixtures	10.00%	(99)	(23)	—	—	(122)
Machinery, devices and equipment	10.00%	(46)	(0)	—	45	(1)
Vehicles	10.00%	(39)	—	—	—	(39)
IT equipment	20.00%	(165)	(37)	—	—	(202)
Communications devices	10.00%	(2)	(1)	—	—	(3)
Facilities	10.00%	(29)	(8)	—	—	(37)
Leasehold improvements	38.71%	(35)	—	—	—	(35)
Hardware	20.00%	(662)	(185)	—	—	(847)
(-) Accumulated depreciation		(1,077)	(254)	—	45	(1,286)
Total		617	(28)	—	(87)	502
Impairment
In compliance with IAS 36 — Impairment of fixed assets were tested for impairment as at December 31, 2020 and 2019. No need of recognition of write-off due to impairment of assets was found.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
(b) Right-of-use
We demonstrate below the change in Right-of-use of the Company.
	Annual amortization rate	December 31, 2019	Additions	Transfers	Write-offs	December 31, 2020
Right-of-use assets (IFRS 16)		425	2,743	406	(425)	3,149
Cost		425	2,743	406	(425)	3,149
Right-of-use assets (IFRS 16)	(i)	(300)	(669)	(175)	425	(719)
(-) Accumulated amortization		(300)	(669)	(175)	425	(719)
Total		125	2,074	231	—	2,430
	Annual amortization rate	January 1, 2019	Additions	Transfers	Write-offs	December 31, 2019
Right-of-use assets (IFRS 16)		425				425
Cost		425	—	—	—	425
Right-of-use assets (IFRS 16)		—	(300)	—		(300)
(-) Accumulated amortization		—	(300)	—	—	(300)
Total		425	(300)	—	—	125

(i)
The average amortization rate of right-of-use assets is 22.83%.

9.
Intangible assets

		December 31, 2020	December 31, 2019	January 1, 2019
Internally developed software	Definite useful life	3,223	4,197	1,219
Software – Smarkio	Definite useful life	25,494	—	—
Customer portfolio – Smarkio	Definite useful life	5,353
Non-compete – Smarkio	Definite useful life	3,168	—	—
		37,238	4,197	1,219
The table below demonstrates the change in internally developed software of the Company. Such right refers to the software internally developed.
Internally developed software	Cost	Annual rate	Accumulated amortization	December 31, 2020	December 31, 2019	January 1, 2019
Software 2018	1,327	20%	(639)	688	954	1,219
Software 2019	3,541	20%	(1,006)	2,535	3,243	—
	4,868		(1,645)	3,223	4,197	1,219

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
The breakdown of change in intangible assets is as follows:
	Annual depreciation rate	December 31, 2019	Additions	Write-offs	December 31, 2020
Internally developed software		4,868	—	—	4,868
software – Smarkio		—	25,926	—	25,926
Customer portfolio – Smarkio		—	5,586	—	5,586
Non-competition – Smarkio		—	3,234	—	3,234
Cost		4,868	34,746	—	39,614
Internally developed software	20.00%	(671)	(974)		(1,645)
Software – Smarkio	20.00%	—	(432)		(432)
Customer portfolio – Smarkio	50.00%	—	(233)		(233)
Non-compete – Smarkio	25.00%	—	(67)		(67)
(-) Accumulated amortization		(671)	(1,706)	—	(2,376)
Total		4,197	37,238	—	37,238
	Annual depreciation rate	January 1, 2019	Additions	Write-offs	December 31, 2019
Internally developed software		1,327	3,541	—	4,868
Cost		1,327	3,541	—	4,868
Internally developed software	20.00%	(108)	(563)		(671)
(-) Accumulated amortization		(108)	(563)	—	(671)
Total		1,219	2,978	—	4,197
Impairment
The Company is required to test, on an annual basis, whether goodwill has suffered any impairment. The recoverable amount is determined based on value in use calculations. The use of this method requires the estimation of future cash flows and the determination of a discount rate in order to calculate the present value of the cash flows. The Company’s goodwill balance related to the Smarkio acquisition which closed on November 30, 2020. Given recently completed acquisition management concluded that there is no impairment of goodwill from November 30 to December 31, 2020.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
10.
Loans and financing

Type	Guarantee	Maturity	Annual charges	December 31, 2020	December 31, 2019	January 1, 2019
Working capital – Banco Itaú (i) and Banco Safra	Credit from short- term financial investment	10/23/2023	10% to 13%	11,470	117	286
Checking account negative balance	—	—	11% to 15%	—	—	47
Overdraft account	—	—	35.42%	—	—	699
Overdraft account	—	—	16.76%	—	845	—
Advanced receivables	Advanced receivable		1.4% to 2%	—	—	383
				11,470	962	1,415
Current liability				3,179	962	1,297
Non-current liability				8,291	—	118
The noncurrent portion as at December 31, 2020 had the following maturities and amounts:
Year	Amount (R$)
2022	4,525
2023	3,766
8,291

(i) The contract executed with Banco Itaú may have its early termination in the event any of the following situations occur:
(a)
Lack of performance of any obligations established in the loan contract or any instrument contracted between the Company and Itaú or with any other directly or indirectly controlled company of Itaú Unibanco Holding S.A.;

(b)
If the Company files for bankruptcy, proposes a court supervised or independent reorganization, is dissolved or has payables protested;

(c)
Death, insolvency or interdiction of any jointly liable debtor, or occurrence of any of the events described in item (b) in relation to any jointly liable debtor, without the presentation of an acceptable substitute within a period of 15 days counted from the occurrence of the event;

(d)
If the loan guarantees are not provided or formalized or if such guarantees become inappropriate or insufficient to assure the fulfillment of the obligations and they are not replaced in a period of 15 days from notification on the part of Banco Itaú;

(e)
A final and unappealable ruling is rendered against the practice on the part of the Company, debtors, jointly liable parties or managers of the Company or jointly liable debtors of actions that represent racial or gender discrimination, work of minors, slave-like work, moral or sexual harassment or environmental crime;

(f)
Any corporate restructuring takes place or any direct or indirect change in control where the Company is involved;

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
(g)
Amendment to the articles or incorporation or to the main activity of the Company or yet disposal of a commercial unit or of a significant portion of its fixed assets;

(h)
Request on the part of the Company of closing of the checking account maintained with Banco Itaú;

(i)
In the event a superseding standard or regulation that impedes the continuity or validity of the credit operation contracted.

At the Company and obligation has been undertaken of communicating Banco Itaú, immediately about the occurrence of any of the events described in letters (a) to (g). To this date, the Company has been in compliance with all the events described above.
11.
Lease liabilities

The Company and its subsidiaries have real estate lease agreements of its headquarters, as well as to vehicles offered as benefit to executives. The obligations of the Company in relation to the lease agreements have been recorded according to IFRS 16 and discounted to present value at the weighted average rate of loans, that is 11.08% per year.
	Maturity	Annual charges	December 31, 2020	December 31, 2019	January 1, 2019
Lease liabilities – IFRS 16 – headquarters	2/2/2015	10.69%	2,673	130	425
Lease liabilities – IFRS 16 – vehicles	11/26/2022	10.69%	227	—	—
Lease liabilities – IFRS 16 – Smarkio	9/1/2023	15.39%	264	—	—
			3,164	130	425
Current liability			668	130	295
Non-current liability			2,496	—	130
The non-current liability as of December 31, 2020 have the following maturities and amounts:
Year	Amount (R$)
2022	743
2023	836
2024	773
2025	144
2,496

12.
Deferred revenue

The amounts carried in deferred revenue refer to invoices issued in a period, but whose services will be transferred to the customers in future periods. Therefore, the amounts are recognized in liabilities and as the services are effectively provided to customers according to the performance obligation established in IFRS 15, revenue is booked in the consolidated statement of profit or loss.
13.
Provision for contingencies

The Company’s Management, supported by legal counselors recognized a provision for lawsuits (contingencies) at amounts considered adequate to cover probable future payments as a result of the existing labor complaints filed against the Company.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
As at December 31, 2020, the sum of labor complaints classified as probable losses was R$507 (R$587 as at December 31, 2019). Those actions were filed against the previously subsidiary Printers United Comunicação Integrada Ltda. and were transferred to the Company after it was merged. There are no actions rated as possible or remote losses.
14.
Consideration transferred or to be transferred to the former shareholders

	December 31, 2020	December 31, 2019	January 1, 2019
Consideration to be transferred – Smarkio Tecnologia S.A.(i)	61,464
Total Consideration	61,464	—	—

(i)
The total consideration to be transferred to the selling shareholders of Smarkio is R$62,331, of which:

a.
R$867 were paid at closing date;

b.
R$4,575 are due in 5 monthly installments of R$915; and

c.
The remaining R$56,889 are due in one bullet payment in up to 180 days from closing date

These amounts are divided among the selling shareholders according to the percentages presented below. Fernando and Alexandre have continued their tenure at the management team of Smarkio.
Selling Shareholder	Percentage	Total consideration to be transferred to
Smarkio S.A. (Portugal)	60.0%	36,894
Fernando Nigri Wolff	20.0%	12,285
Alexandre Rocha Oliveira	20.0%	12,285
	100.0%	61,464

15.
Related party transactions

Assets
The ending balances of loans granted by the Company to shareholders were:
	December 31, 2020	December 31, 2019	January 1, 2019
Shareholders’ loans	—	57	501
	—	57	501
Liabilities
	December 31, 2020	December 31, 2019	January 1, 2019
4TI Participações (loan with a related party)(i)	9,828	—	—
	9,828	—	—
Current portion	2,442	—	—
Noncurrent one	7,386	—	—

(i)
The company 4TI Participações is a shareholder of the Company and, for that reason, is considered a

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
related party. In August 2020, 4TI Participações offered a loan of R$9,500 to the Company, which bear interest at a rate of 12.58% p.a., maturing on July 1, 2024.
The noncurrent portion as at December 31, 2020 had the following maturities and amounts:
Year	Amount (R$)
2022	2,664
2023	2,906
2024	1,816
7,386

15.1.
Management compensation

The Company offers no additional post-employment benefits to employees.
Total gross compensation of management, including bonuses and salaries, totaled R$2,921 as at December 31, 2020 (R$2,411 on December 31, 2019).
16.
Equity

16.1.
Capital

As at December 31, 2019, the Company’s capital subscribed and paid corresponded to R$6,284 represented by 1,039,762 (one million, thirty nine thousand and seven hundred and sixty two) nominative ordinary shares without face value and 468 (four hundred and sixty eight) preferred class A and nominative shares, without face value and with no voting rights.
As at December 31, 2019, the Company’s capital subscribed and paid corresponded to R$16,634 represented by 1,189,763 (one million, one hundred and eighty nine thousand and seven hundred and sixty three) nominative ordinary shares without face value and 178,429 (one hundred and seventy eight thousand, four hundred and twenty nine) Class A preferred and nominative shares, without face value.
As at December 31, 2020, the Company’s capital subscribed and paid corresponded to R$24,489 represented by 1,274,723 (one million, two hundred and seventy-four thousand and seven hundred and twenty three) shares. From those, 1,011,334 (one million and eleven thousand, three hundred and thirty four) are nominative ordinary shares without face value and 263,389 (two hundred and sixty three thousand, three hundred and eighty nine) are Class A, preferred and nominative shares, without face value.
17.
Net revenue

	December 31, 2020	December 31, 2019
Software Use Licensing	22,752	12,411
Professional Services	3,769	1,145
	26,521	13,556

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
18.
Costs and expenses per type

	December 31, 2020	December 31, 2019
Personnel	(14,227)	(4,243)
Third party services	(7,086)	(3,694)
Infrastructure and data processing	(10,713)	(5,080)
Depreciation and amortization	(2,569)	(1,116)
Building common charges	(341)	(439)
Taxes	(680)	(501)
Utilities and services	(115)	(112)
Other costs and expenses	(281)	(492)
	(36,012)	(15,677)
Reconciliation with operating expenses classified per function:
	December 31, 2020	December 31, 2019
Cost of services provided	(13,603)	(7,804)
Sales and marketing expenses	(6,355)	(3,224)
General and administrative expenses	(16,054)	(4,649)
	(36,012)	(15,677)

19.
Net financial income (expenses)

Financial revenue	December 31, 2020	December 31, 2019
Discounts obtained	30	79
Interest gain	53	7
Yield from financial investment	156	112
	239	198
Financial expenses	December 31, 2020	December 31, 2019
Discounts granted	(7)	(32)
Bank fees	(37)	(102)
Interest and fines	(149)	(227)
Interest on lease liabilities	(256)	(31)
Interest on loans with related parties	(329)	—
Interest on loans and financing	(414)	(318)
Taxes of financial transactions	(77)	(75)
Losses incurred with investment	(12)	(9)
Exchange variation losses	(137)	(102)
	(1,418)	(896)
Net financial income (expenses)	(1,179)	(698)

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
20.
Current income tax

	December 31, 2020	December 31, 2019
Current income and social contribution taxes	301	—
Total income and social contribution taxes	301	—

20.1.
Reconciliation between nominal income and social contribution tax rate and effective rate

	December 31, 2020	December 31, 2019
Loss before income and social contribution taxes	(11,159)	(3,383)
Basic rate	0%	0%
Income and social contribution taxes	—	—
Income and social contribution taxes determined by the deemed income method in the subsidiary	(301)	—
Tax expenses	(301)	—
Effective rate	2.70%	0%
20.2.   Breakdown of income tax and social contribution
	December 31, 2020	December 31, 2019
Provision for labor, tax and civil contingencies	148	176
Allowance for doubtful accounts	121	—
Tax loss carryforwards	4,011	607
	4,280	783
Deferred tax assets are recognized for tax losses to be offset to the extent that it is probable that they will be realized through future taxable income. The deferred taxes demonstrated above were not recognized in the Company’s consolidated financial statements, seeing there was no evidence of future recovery.
21.
Risk management and financial instruments

21.1.
Classification of financial instruments

The classification of the Company’s financial instruments is presented in the table below. According to Management, there are no financial instruments to be classified into other categories besides the ones reported:

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
	December 31, 2020			December 31, 2019			January 1, 2019
	Fair value through profit or loss	Amortized cost	Level I	Fair value through profit or loss	Amortized cost	Level I	Fair value through profit or loss	Amortized cost	Level I
Assets
Cash and cash equivalents	22,094	858	22,094	3,778	108	3,778	156	8	156
Accounts receivable	—	12,048	—	—	2,400	—	—	1,528	—
	22,094	12,906	22,094	3,778	2,508	3,778	156	1,536	156
Liabilities
Trade accounts payable	—	3,440	—	—	2,092	—	—	877	—
Loans and financing	—	11,470	—	—	962	—	—	1,415	—
Lease liabilities	—	3,164	—	—	130	—	—	425	—
Consideration to former shareholders	—	61,464	—	—	—	—	—	—	—
Items to be paid in installments	—	1,724	—	—	2,178	—	—	1,912	—
	—	81,262	—	—	5,362	—	—	4,629	—

21.2.
Financial risk management

The Company has a financial management area in charge of risk management, which reports directly to the Board of Directors. It is responsible for the definition of policies for management of risks and financial instruments through control systems, which establish limits of exposure to exchange and interest rate variation and definition of investment of funds with financial institutions. Such area monthly evaluates the positions of all financial instruments, as well as the results obtained in comparison to objectives and submits the numbers to the Company’s Board of Directors.
21.3.
Credit risk

Is associated with difficulty in collecting the amounts corresponding to services rendered to customers.
The Company and its subsidiary are also subject to credit risk associated with their interest-bearing bank accounts.
The risk related to the rendering of services is minimized by strict control of customers and active management of contract default through clear policies for the provision of services. There is no concentration of transactions with customers and previous default level is very low.
As for the risk of default on the part of financial institutions, dividing the investment of funds into different financial institutions mitigates the exposure.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
Exposure to credit risk
The book value of financial assets represents the Company’s maximum credit risk exposure. At reporting date, such exposure was the following:
	December 31, 2020	December 31, 2019	January 1, 2019
Cash and cash equivalents	2	2	2
Cash at banks and short-term financial investment	22,950	3,884	162
Accounts receivable	12,048	2,400	1,528
	35,000	6,286	1,692
Of total net accounts receivables, Porto Seguro account for 30.8% as at December 31, 2020 and 0.0% as at December 31, 2019 and account for 7.1% and 0.0% of our consolidated net revenues, respectively.
Of total net accounts receivables, Fidelity National Serviços e Contact Center Ltda. account for 14.6% as at December 31, 2020 and 4.3% as at December 31, 2019 and account for 20.2% and 5.2% of our consolidated net revenues, respectively.
Of total net accounts receivables, Portoseg S/A — Credito Financiamento e Investimento account for 14.6% as at December 31, 2020 and 0.0% as at December 31, 2019 and account for 1.6% and 0.0% of our consolidated net revenues, respectively.
The determination of the provision for expected losses to be incurred with receivables is based on the following criteria:
•
Expected losses are estimated by means of a loss rate calculated on actual past losses incurred with sales;

Besides, it is considered whether accounts receivable presented a significant increase in credit risk and encompasses:
•
All receivables overdue for more than 6 months;

•
Invoices presenting indicators of significant risks of contract violation based on renegotiations in progress, evidence of fail or court supervised reorganization processes in progress and customers with significant evidence of cash deterioration are submitted to additional credit rating analysis.

21.4.
Market risk

Interest rate and inflation risks: The interest rate risk arises from the portion of debt and interest-bearing bank deposits pegged to the CDI (Interbank Deposit Certificate rate) that can adversely affect revenue or financial expenses in the event there is an unfavorable change in interest rates or inflation.
21.5.
Operations with derivatives

No derivatives are used at the Company with speculative purposes.
21.6.
Liquidity risk

Liquidity risk refers to the possibility of the Company not having enough funds to settle its financial liabilities.
The treasury area of the Company daily monitors cash flows and liquidity in order to assure that the generation of cash and previous funds raised, when necessary, are enough to maintain the schedule of payments, not generating liquidity risk for the Company or its subsidiaries.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
The table below presents the due dates established in contracts for financial liabilities, including payment of interest.
Non-derivative financial liabilities	Book value	Contract value	Up to 12 months	1-2 years	2-3 years	>3 years
Trade accounts payable and other payables	40,317	40,317	37,024	3,293	—	—
Loans and financing	11,470	13,399	4,277	5,186	3,936	—
Lease liabilities	3,164	3,889	971	969	972	978
Items to be paid in installments	1,724	1,724	532	495	297	401
	56,675	59,329	42,804	9,943	5,205	1,379
Management does not expect maturities or outflow of cash to be rescheduled for earlier times in relation to the ones presented in the table above.
21.7.
Sensitivity analysis

The main risks associated with the Company’s operations are linked to the variation of the Interbank Deposit Certificate rate (CDI) used for short-term financial investment. Loans have been contracted at fixed rates. There are also costs and expenses incurred in dollar, however not recorded in assets or liabilities, seeing there are no long-term contracts with future commitment pegged to the dollar exchange rate.
The Company’s financial instruments are measured at fair value and are classified as cash and cash equivalents, accounts receivable, accounts payable, and loans and financing. The fair value of loans approximated to its carrying value.
At reporting dates, the profile of the interest-bearing instruments at the Company was as follows:
Assets with variable rates	2020	2019
Financial assets	22,094	3,777

21.8.
Sensitivity analysis of instruments with variable rates

Investment that yields earnings based on the CDI rate are measured at market value, according to the prices provided by the respective financial institutions. Others refer substantially to bank deposit certificates. Therefore, the amount recorded of those instruments does not differ from market values.
The table below presents three scenarios of risk of reduction in the CDI rate. The base scenario was the rate of December 31, 2020 of 2.75% p.a. Scenario II represents a reduction of 25% and scenario III a reduction of 50.
Operation	Balance as at Dec. 31, 2020	Risk	Scenario I (probable)	Scenario II	Scenario III
(In thousands of Brazilian reais)
Interest subject to variation	22,094	Decrease in CDI	2.75%	2.06%	1.38%
Change in the return of financial investment			516 to 638	387 to 478	258 to 319

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
21.9.
Capital management

Capital management aims to assure that a strong credit rating is maintained with financial institutions, as well as a strong capital ratio to support the Company’s business and leverage shareholders’ return.
The capital structure is controlled by adjusting it to current economic conditions. To maintain an adjusted structure, dividends may be paid, capital returned to shareholders, new loans obtained, promissory notes issued and execution of operations with derivative instruments.
The Company’s net debt structure encompasses: loans and financing, lease liabilities, payments in installments and other obligations, less cash and cash equivalents. Financial leverage ratios as at December 31, 2020 and 2019 are summarized below:
	December 31, 2020	December 31, 2019	January 1, 2019
Trade accounts payable and other payables	40,318	2,092	877
Loans and financing	11,470	962	1,415
Lease liabilities	3,163	130	425
Items to be paid in installments	1,725	2,178	1,912
Financial liabilities	56,676	5,362	4,629
Cash and cash equivalents	(22,952)	(3,886)	(164)
Net cash	33,724	1,476	4,465
Total equity	953	4,558	(1,470)
Net cash to equity ratio (%)	35.39	0.32	(3.04)

22.
Additional information to the statement of cash flows

The table below introduces additional information on transactions related to the statement of cash flows:
Non-cash items:	December 31, 2020	December 31, 2019
Decrease in property, plant and equipment due to loss	—	87
Decrease in property, plant and equipment due to donation	10	—
Transfer of property, plant and equipment due to a combination of businesses	(394)	—
Transfer of right-of-use related to the Smarkio acquisition	(231)	—
Increase in property, plant and equipment due to lease rights-of-use established by IFRS 16	(2,743)	—
Transfer of intangible assets due to a combination of businesses	(1)	—
	(3,359)	87

23.
Insurance

The Company has insurance coverage compatible with its size and operations, which is contracted at amounts Management considers sufficient to cover possible losses, considering the nature of the Company’s activities and the risks involved in the operations.
The risk assumptions adopted, in view of their nature, do not take part of the scope of an audit of the consolidated financial statements. Therefore, our independent auditors have not audited them.

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
(a) Insurance contracted for affairs of the Company:
Coverage	Coverage limit
Professional Civil Liability	5,000
Dishonest Acts of Employees	500
Pain and Suffering Damages	5,000
Physical Injure	5,000
Intellectual Property	5,000
Loss or Theft of Documents	5,000
Court Attendance	5,000
Image Recovery Costs	5,000
New Subsidiary Companies	5,000
Saving Expenses	5,000
Material Damage	5,000
Jointly Liability	500
(b) Insurance contracted for damage caused to third parties:
Coverage	Coverage limit
Emergency Costs	10,000
Investigation Costs	10,000
Forfeiture of Assets	10,000
Deporting, Extradition and Liberty Restriction	10,000
Checking Account Blockage (Online Attachment)	10,000
Unavailability of Assets and Rights	10,000
Pain and Suffering Damages	10,000
Compensation for Material Damage and Physical Injure	10,000
Undue Labor Practices	10,000
Errors and Omission	10,000
Extension of the Complementary Term for Insured Retired Person and Voluntary Resignation	10,000
Subsidiaries and New Subsidiaries	10,000
Coverage for Internal Lawyers	10,000
Coverage for Saving Expenses	10,000
Coverage for Internal Accountants, Risk Manager and Internal Auditors	10,000
Coverage for External Entities	10,000
Coverage for Managers due to Legal Reasons	10,000
Liability for Taxes	10,000

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A.
Management’s notes to the consolidated financial statements
As at December 31, 2020 and 2019
(In thousands of Brazilian reais)
(c) Life insurance of employees:
Coverage	Coverage limit
Additional coverage for accidental death	1,295
Total or partial permanent disability due to accident	1,295
Death	1,295
Permanent and total function disability due to illness	1,295
Death of spouse	388
Death of children	129
Termination amounts	129
Funeral allowance	3
(d) Life insurance of directors:
Coverage	Coverage limit
Additional coverage for accidental death	271
Total or partial permanent disability due to accident	271
Death	271
Permanent and total function disability due to illness	271
Death of spouse	81
Death of children	27
Termination amounts	27
Funeral allowance	5

24.
Subsequent events

On February 3, 2021, it was signed an extension of the memorandum of understanding executed on October 9, 2020 with the company Zenvia, which addresses the intension of signing an acquisition agreement100% of the Company´s shares. The Acquisition has not closed to date and its effectiveness is subject to the Zenvia´s IPO and customary contractual closing conditions.

FERNANDO JORGE WOSNIAK STELER
MANAGING OFFICER

DIEGO ANDRE DE ALENCAR SOARES
CRC 263282/O-1

Tel.: +55 11 3848 5880 Fax: + 55 11 3045 7363 www.bdo.com.br	Rua Major Quedinho 90 Consolação — São Paulo, SP — Brasil 01050-030
INDEPENDENT AUDITORS’ REPORT ON THE FINANCIAL STATEMENTS
To the
Board of Directors of
Smarkio Tecnologia S.A.
São Paulo — SP
We have audited the accompanying financial statements of Smarkio Tecnologia S.A. (“Company”), which comprise the statements of financial position as of 30 November 2020, 31 December 2019 and 1 January 2019, and the related statements of income/(loss) and comprehensive income/(loss), changes in equity, and cash flows for the period of eleven months ended 30 November 2020 and for the year ended 31 December 2019, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standard Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smarkio Tecnologia S.A. as of 30 November 2020, 31 December 2019 and 1 January 2019, and the results of its operations and its cash flows for the period of eleven months ended 30 November 2020 and for the year ended 31 December 2019 in accordance with International Financial Reporting Standards as issued by the International Accounting Standard Board.
/s/ BDO RCS Auditores Independentes S.S.

BDO RCS Auditores Independentes S.S.
São Paulo, Brazil
March 18, 2021

SMARKIO) TECNOLOGIA S.A.
Statement of Financial Position
As at November 30, 2020, December 31, 2019 and January 1, 2019
(In thousands of Brazilian reais)
	Note	November 30, 2020	December 31, 2019	January 1, 2019
Assets
Current Assets
Cash and Cash Equivalents	4	1,958	2,828	1,497
Accounts Receivable	5	9,992	2,903	1,134
Advances	6	134	10	1
Prepaid Expenses	6	26	93	98
Total Current Assets		12,110	5,834	2,730
Noncurrent Assets
Property, Plant and Equipment	7	625	589	454
Intangible Assets		1	1	1
Total Noncurrent Assets		626	590	455
Total Assets		12,736	6,424	3,185
Liabilities and Equity
Current Liabilities
Trade Accounts Payable	8	908	306	59
Leases	9	108	85	51
Employees’ Pay and Related Charges	10	903	275	67
Taxes Payable	11	361	57	26
Income Taxes Payable	11	1,042	300	140
Other Payables	12	7	1	226
Dividends Payable	13	3,300		—
Deferred Revenue	14	85	7	3
Total Current Liabilities		6,714	1,031	572
Noncurrent Liabilities
Leases	9	163	261	280
Total Noncurrent Liabilities		163	261	280
Equity	15
Capital		267	160	160
Income Reserve		5,592	4,972	2,173
Equity Attributed to the Controlling Shareholders		5,859	5,132	2,333
Total Liabilities and Equity		12,736	6,424	3,185
Management’s Notes are an Integral Part of these Financial Statements.

SMARKIO TECNOLOGIA S.A.
Statement of Profit or Loss
As at November 30, 2020 and December 31, 2019
(In thousands of Brazilian reais)
	Note #	November 30, 2020	December 31, 2019
Net revenue	16	27,835	10,152
Cost of services provided	17	(5,079)	(2,454)
Gross income		22,756	7,698
Operating expenses
Sales and marketing expenses	18	(1,680)	(371)
General and administrative expenses	18	(1,884)	(1,062)
Operating revenue and expenses	18	(2,330)	(1,565)
		(5,894)	(2,998)
Income before financial income (expenses)		16,862	4,700
Financial revenue	19	87	74
Financial expenses	19	(96)	(66)
Income before income and social contribution taxes		16,853	4,708
Current income and social contribution taxes	20	(3,249)	(1,109)
Income for the year		13,604	3,599
Management’s Notes are an Integral Part of these Financial Statements.

SMARKIO TECNOLOGIA S.A.
Statement of comprehensive income
As at November 30, 2020 and December 31, 2019
(In thousands of Brazilian reais)
	November 30, 2020	December 31, 2019
Comprehensive income
Income for the year	13,604	3,599
Total comprehensive income	13,604	3,599
Total comprehensive income attributed to:
Controlling shareholders	13,604	3,599
	13,604	3,599
Management’s Notes are an Integral Part of these Financial Statements.

SMARKIO TECNOLOGIA S.A.
Statement of change in equity
As at November 30, 2020, December 31, 2019 and January 1, 2019
(In thousands of Brazilian reais)
	Capital	Income reserve	Income for the year	Total
Balances as at January 1, 2019	160	2,173	—	2,333
Income for the year			3,599	3,599
Use of funds:
Recognition of an income reserve		2,799	(2,799)	—
Distribution of dividends			(800)	(800)
Balances as at December 31, 2019	160	4,972	—	5,132
Increase in capital	107			107
Income for the year			13,604	13,604
Use of funds:
Recognition of an income reserve		620	(620)	—
Distribution of dividends			(12,984)	(12,984)
Balances as at November 30, 2020	267	5,592	—	5,859
Management’s Notes are an Integral Part of these Financial Statements.

SMARKIO TECNOLOGIA S.A.
Statement of cash flows
As at November 30, 2020 and December 31, 2019
(In thousands of Brazilian Reais)
	November 30, 2020	December 31, 2019
Cash flows from operating activities
Income before income and social contribution taxes	16,853	4,708
Adjustment to reconcile income before income and social contribution to net cash used in operating activities:
Recognition of interest paid on leases	84	94
Depreciation and amortization	143	105
Credit overdue and not settled	—	77
	227	276
(Decrease)/increase in assets
Trade accounts receivable	(7,089)	(1,846)
Advances	(124)	(9)
Prepaid expenses	67	5
Increase/(decrease) in liabilities
Trade accounts payable	602	247
Employees’ pay and related charges	628	208
Taxes payable	304	31
Anticipated revenue	78	4
Other payables	6	(225)
Cash used in operating activities	(5,528)	(1,585)
Payment of interest	(41)	(47)
Income and social contribution taxes paid	(2,507)	(949)
Net cash provided by (used in) operating activities	9,004	2,403
Cash flows from investing activities
Purchase of property, plant and equipment	(179)	(164)
Net funds used in investing activities	(179)	(164)
Cash flows from financing activities
From financing activities with third-parties
Payment of leases	(118)	(108)
Cash provided by financing activities with third-parties	(118)	(108)
From financing activities with shareholders and related parties Increase in capital	107	—
Dividends paid	(9,684)	(800)
Cash provided by financing activities with shareholders	(9,577)	(800)
Funds provided by financing activities	(9,695)	(908)
Net increase/(decrease) in cash and cash equivalents	(870)	1,331
Cash and cash equivalents
Cash at beginning of year	2,828	1,497
Cash at end of year	1,958	2,828
Net increase/(decrease) in cash and cash equivalents	(870)	1,331
Management’s Notes are an Integral Part of these Financial Statements.

SMARKIO TECNOLOGIA S.A.
Management’s notes to the financial statements
As at November 30, 2020 and December 31, 2019
(In thousands of Brazilian reais)
1.
Operations

Smarkio Tecnologia S.A. (the “Company”) is a closely held corporation governed by articles of incorporation since October 13, 2020, and, in compliance with prevailing regulations, it is established to run for an undetermined period of time. It is headquartered at Rua Sergipe, 475, cj 501 a 506, in the city of São Paulo.
It is engaged in the development, licensing, sale and support of software, in addition to providing processing, maintenance and update of databases and direct marketing campaigns through various medias. It also holds ownership interest in other companies as a member or shareholder.
The Company works in the development and licensing of virtual assistant software (“chatbots”). In addition to the software licensing, consulting in information technology is also part of the services provided,with the specific purpose of implementing and deploying the software that is being licensed.
Its customers work in three main industries: financial services, insurance and retail and are distributed all through the Brazilian territory.
Impacts of the Covid-19 pandemic
The Covid-19 pandemic had a positive effect to the Company’s net revenue, seeing it increased the adoption of the software solutions that it offers, since digitalization and automation of services and a reduction in the dependence on human services (including printing and mailing) became part of the strategy of customers and potential customers.
There are no other significant impacts brought by the pandemic, and: i. 100% of the employees started working from home, however the Company already adopted remote work previously; ii. there were no dismissals; iii. there was no reduction in working hours.
1.1.   Approval of the financial statements
The Board of Directors approved these financial statements during a meeting held on March 15, 2021.
1.2.   Purpose of these financial statements
These financial statements have been prepared as of November 30, 2020, which is the date when the Company One to One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A., executed a contract purchasing Smarkio Tecnologia S.A.
1.3.   Declaration of compliance
Previously, the Company’s financial statements had been prepared based on Brazilian accounting practices and Brazilian standard NBC TG 1000 — Accounting for small and medium size companies, approved by the Federal Accounting Council (CFC) and pronouncements issued by the Committed of Accounting Pronouncements (CPCs).
These financial statements have been prepared under the responsibility of the Company’s Management and in compliance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) (please refer to note 3 for more details on the first time adoption).
The financial statements have been prepared based on historical cost, except for certain financial instruments measured at fair value. They include all significant information, which is consistent with the data Management used in running the Company.
The preparation of the financial statements requires the use of certain critical accounting estimates. It also requires Management to make use of judgment in applying the Company’s accounting policies. The areas that involve a larger degree of judgment or complexity, or areas where the assumptions and estimates are significant for the financial statements are described in item 1.6 below.
The financial statements are presented in thousands of Brazilian reais (“R$”), the Company’s functional currency.
The statement of financial position is presented according to the order of realization or settlement of assets and liabilities. The moment of their realization or settlement depends not only on liquidity, but also on judgment on the part of Management about the expected changes in market prices and other significant aspects.
1.4.   First time adoption of IFRS
International Financial Reporting Standards (“IFRS”) were adopted for the first time in the Company’s financial statements as at January 1, 2019. IFRS 1 “First time adoption of IFRS” requires an entity that is adopting IFRS for the first time to prepare a complete set of financial statements covering its first IFRS reporting period. IFRS 1 also demands the entity to use the same accounting practices to the preceding year and throughout all periods presented in its first IFRS financial statements (that is, January 1, 2019).
Before the first time adoption of IFRS, the Company presented statements prepared according to Brazilian Generally Accepted Accounting Principles (“BR GAAP”), based on Brazilian standard NBC TG 1000 — Accounting for small and mid-size companies, approved by the Federal Accounting Council (CFC) and also based on pronouncements issued by the Committee of Accounting Pronouncements (CPC) for small and mid-size companies (“CPC PME”).
These financial statements are the first ones prepared in accordance with IFRS and are consistent with the accounting practices mentioned in note 2. As established in accounting standards, the Company’s financial statements have been prepared according to IFRS applicable as at November 30, 2020, together with comparative period data for the year ended December 31, 2019. In preparing these financial statements, the date adopted as transition to IFRS was the one of the statements of financial position prepared on January 1, 2019.
1.5.   Sale of the Company
As described in item 1.4, on November 30, 2020, Smarkio Tecnologia S.A was sold to One to One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A.
1.6.   Estimates
In preparing these financial statements, management has made judgements and estimates that affect the application of the Company’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.
1.6.1.    Judgments
Information about judgments referring to the adoption of accounting policies which impact significantly the amounts recognized in the financial statements are included in the following notes:
Note 7 — Impairment.
1.6.2.   Uncertainties on assumptions and estimates
Information on uncertainties as to assumptions and estimates that pose a high risk of resulting in a material adjustment within the next fiscal year are included in the following notes:
Note 5 — Allowance for expected losses: main assumptions in the determination of loss rate.
Measurement of fair value
The Company’s accounting policies and disclosures requires the measurement of fair value, for financial and non-financial assets and liabilities.

The Company established a control structure related to measurement of fair value. It includes the review process of all significant fair value measurements, reporting directly to the Controller.
Evaluation process includes the regular review of significant non-observable data and valuation adjustments. If third-party information, such as brokerage firms’ quotes or pricing services, is used to measure fair value, then the evaluation process analyzes the evidence obtained from the third parties to support the conclusion that such valuations meet the IFRS requirements, including the level in the fair value hierarchy in which such valuations should be classified. Significant assessment matters are reported to the Board of Directors.
When measuring fair value of an asset or liability, the Company uses observable data as much as possible. Fair values are classified at different levels according to hierarchy based on information (inputs) used in valuation techniques, as follows:
Level 1: Prices quoted (not adjusted) in active markets for identical assets and liabilities.
Level 2: Inputs, except for quoted prices, included in Level 1 which are observable for assets or liabilities, directly (prices) or indirectly (derived from prices).
Level 3: Inputs, for assets or liabilities, which are not based on observable market data (non-observable inputs).
Additional information on the assumptions adopted in the measurement of fair values is included in the following notes:
Note 21 — Risk management and financial instruments;
2.   Summary of significant accounting practices
The main accounting practices adopted in the preparation of the financial statements are the following:
2.1.   Revenue recognition
Revenue is invoiced and recognized as services are provided, or in other words, at the moment the services agreement are delivered to the customer.
IFRS15 — Revenue from agreement with customers establishes a new and comprehensive model in five steps that must be applied to revenue obtained from customers. According to such standard, revenue is recognized at an amount that reflects the consideration expected to be received in exchange for the transfer of goods or services to a customer. It was published in December 2016, coming into effect starting January 2018. The changes brought by the standard have not significantly impacted the Company’s financial statements, seeing revenue is recognized according to the accrual basis when the control over the service is transferred, creating the consideration that the Company will receive.
Revenue comes mainly from the software development and licensing. It automates services and processes relating the relationship with customers and virtual assistance, including workflows of contact with customers through digital channels and management of the operation and services to customers, as well as by the number of interactions of the Company’s customers with other customers. Revenue also comes from the professional services of implantation and maintenance of software.
	December 31, 2020	December 31, 2019
Net revenues
Software use licensing	15,482	6,937
Professional services	12,353	3,215
	27,835	10,152
2.1.1.   Performance obligations and revenue recognition practices
The table below supplies information on the types and moment of fulfillment of performance obligations established in sales agreements with customers, including significant payment terms and related revenue recognition policies. All services provided are considered, for billing purposes, as software development.

Type of Service	Moment of the fulfillment of performance obligations, including significant payment terms	Revenue recognition policy
Software use licensing	Such revenue is based mainly on a variable amount charged for the use of the platform (SAAS) according to the sales agreements executed with customers. It is monthly recognized starting the moment the access to the platform is made available until cancellation. There are also additional services, such as triggering of messages, user licenses and third party SAAS services. The use of those services is measured according to the individual volume consumed. Revenue is based on those volumes and on the unit values established in sales agreement, monthly recognized according to the use. The issuance of invoices is made at the beginning of the month following the use. There are some cases where customers validate the amounts before the issuance of invoices. Receivables are collected from 15 to 90 days after billing.	Revenue is recognized when the services are transferred to the customer at an amount that reflects the consideration expected to be received in exchange for those products or services. Revenue is recognized at gross value, considering the taxation to be paid to governmental authorities. The amounts billed are recorded in accounts receivable or advances from customers depending on certain recognition criteria. The agreements of the Company with customers do not establish the right of items being returned nor grant them ownership rights to the licensed software.
Professional services	Revenue from professional services is based on the provision of information technology related services, focused on the integration and maintenance of the platform (software). The amounts billed are usually based on the hour/labor price established in the sales agreement, multiplied by the number of hours worked. Revenue recognition takes place according to the delivery of the services or adjusted by the percentage of completion. However, the issuance of invoices is previously made at the moment of execution of the contract or sales proposal. Receivables are collected from 15 to 90 days after billing.	Revenue is recognized when the services are transferred to customers at an amount that reflects the consideration expected to be received in exchange for those services. Revenue is recognized at gross value, considering the taxation to be paid later to governmental authorities. The amounts billed are recorded in accounts receivable or advances from customers, depending on certain recognition criteria.
2.2.   Cash and cash equivalents
Include petty cash, positive balances in bank accounts, as well as short-term financial investment maturing within up to three months and with insignificant risk of change in value. Short-term financial investment included in cash equivalents is measured as a financial asset at fair value through profit or loss.

2.3.   Financial instruments
A financial instrument is only recognized when the Company becomes a party to the contractual provisions of the instrument. Financial instruments are initially recognized at fair value plus transaction costs directly attributable to their acquisition or issuance, except for financial assets and financial liabilities stated at fair value through profit or loss, where such costs are carried directly into the statement of profit or loss. Subsequent measurements take place at the dates where statements of financial position are prepared, according to rules established for each type of financial asset and liability.
As at November 30, 2020, there were no operations with derivative financial instruments, or hedging operations.
IFRS9 — Financial instruments addresses the classification, measurement and recognition of financial assets and liabilities. IFRS 9 was adopted by the Company on January 1, 2019 and did not have material impact on the Company’s financial statements.
2.3.1.   Recognition and initial measurement
Trade accounts receivable are initially recognized on the date they were originated. All other financial assets and liabilities are initially recognized at the date where the Company becomes a party to a contract.
A financial liability, or a financial asset (unless it is a receivable without a significant financing component) is initially measured at fair value. Measurement includes transaction costs directly attributable to the acquisition or issuance of items not measured at fair value through profit or loss. A trade account receivable without a significant financing component is initially measured at transaction price.
2.3.2.   Subsequent classification and measurement
During initial recognition, a financial asset is classified at amortized cost or FVTPL.
Financial assets held for trading or managed based on fair value performance are measured at FVTPL.
Financial assets — evaluation of whether contractual cash flows are only payments of principal and interest
Financial assets measured at FVTPL	After initial measurement, they are carried at fair value. Net revenue, including interest or dividends, is recognized in the statement of income.
Financial assets recognized at amortized cost	After initial measurement, they are measured at amortized cost according to the effective interest rate method and impairment is deducted from amortized cost. Revenue from interest received, foreign exchange gains and impairment losses is recognized in the statement of income. Any earnings or losses determined in reversals are also carried in the statement of income.
2.4.   Trade accounts receivable
Trade accounts receivable correspond to the amounts to be received from customers for the rendering of services along the ordinary course of business. They are initially recognized at fair value and, subsequently, recognized at amortized cost under the effective interest method, less estimated impairment, if any.
2.5.   Property, plant and equipment
Property, plant and equipment is stated at depreciated cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The Company capitalizes expenditures for major nonrecurring projects that increase the square footage, extend the useful life of, or enhance the value of the property and have a useful life that exceeds the current period. These assets are depreciated over the lesser of the remaining life of the property or the estimated useful life of the asset.

	Annual depreciation rate	Useful lives of assets
Furniture and fixtures	10.00%	10 years
Computers and peripherals	20.00%	5 years
Leasehold improvements	10.00%	10 years
Rights obtained on assets destined for the maintenance of the activities of the Company involving financial lease operations are recorded as if they were finance leases. At the beginning of each operation, a fixed asset and a financing liability are recognized, and, when there is no purchase option, the assets are submitted to depreciation along the term of the contract.
Gains and losses from the disposal of items are determined by comparison of sales values with residual book amounts and they are recognized in the statement of income.
2.6.   Intangible assets
Intangible assets result from contractual rights or other legally established rights. That account includes the costs related to the activation of the Company’s trademarks. In other words, the intangible values of trademarks and assets are not measured, but only the amount actually paid for the acquisition of the trademark.
2.7.   Impairment test
The Company assesses whether there has been an impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.
If an indication of impairment exists, the recoverable amount is established to measure the loss. If it is not possible to determine the recoverable amount for the individual asset, then the recoverable amount of the cash-generating unit of the asset must be determined. Assets are allocated to cash-generating units or smallest group of cash-generating units for which a reasonable and consistent allocation base can be identified.
The recoverable amount is the higher of an asset’s fair value and carrying amount, less its costs of disposal or value in use. In evaluating the value in use, the estimated future cash flows are discounted to present value at a discount rate before taxes that reflects the current market time value of money and the specific risks the asset is exposed to for which the estimate of future cash flows was not adjusted.
If the recoverable amount (or cash-generating unit) determined is lower than its carrying amount, such carrying amount (or cash-generating unit) is reduced to its recoverable value and the impairment immediately recognized in the statement of income.
2.8.   Discount to present value of assets and liabilities
Monetary assets and liabilities are discounted to present value during initial recognition of a transaction, considering contractual cash flows, as well as explicit, and in certain cases, implicit interest rates of the assets and liabilities, in addition to the rates charged in the market for similar transactions. Subsequently, such interest is transferred to financial revenue and expense accounts in the statement of income under the effective interest rate method.
2.9.   Provisions
A provision is recognized in the statement of financial position when the Company has a legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are recognized based on the best estimates of the risk involved.

The Company records provisions to cover future disbursements that might arise from tax, labor and civil lawsuits in progress. Provisions are recorded based on an analysis of the lawsuits in progress and of the prospects of an unfavorable result implying future disbursement.
Provisions are reviewed on the dates of the financial statements and adjusted to reflect the current best estimate. If it is no longer probable that a cash outflow is required to settle the obligation, the provision is reversed.
As at November 30, 2020 and December 31, 2019, no provisions for risks were constituted by the Company.
2.10.   Other current and noncurrent assets and liabilities
An asset is recognized in the balance sheet when it is probable that future economic benefits will flow to the Company and its cost or value can be reliably measured. A liability is recognized in the balance sheet when the Company has a legal or construed obligation as a result of a past event and it is probable that an outflow of funds will be required to settle it. Where applicable, the corresponding charges and monetary variation incurred are added to it. Provisions are recorded when:
(i)   A present obligation (legal or constructive) has arisen as a result of a past event;
(ii)   Its settlement is expected to result in an outflow of resources;
(iii)   The amount can be estimated reliably.
Assets and liabilities are classified as current when their realization or settlement will probably take place within the following 12 months. Otherwise, they are stated as noncurrent ones.
2.11.   Income Taxes
The Company follows guidance in IAS 12 — Income Taxes, with respect to accounting for uncertainty in income taxes. The Company must determine whether a tax position meets the more-likely-than-not threshold based on the technical merits of the position. Once a position meets the recognition threshold, measurement of the position reported in the financial statements is determined. The Company has determined that no material unrecognized tax benefits or liabilities exist as at November 30, 2020 and December 31, 2019.
The rates and laws that base the determination of taxes are those enacted or substantially enacted at reporting date. Management periodically evaluates the numbers as for situations where the applicable tax regulations are subject the interpretation and establishes provisions when appropriate.
According to Brazilian regulations, Corporate Income Tax (IRPJ) is based on taxable income. At the Company, such tax is determined based on the deemed income method (“lucro presumido”) at a rate of 15% applied to deemed income, plus surtax of 10% on amounts exceeding R$20 per month.
Social Contribution Tax (CSLL) is also calculated on taxable income according to the deemed income method at a rate of 9% applied on the portion of deemed income.
3.   Impacts from the first time adoption of IFRS
International Financial Reporting Standards (“IFRS”) were adopted for the first time in the Company’s financial statements as at January 1, 2019. IFRS 1 “First time adoption of IFRS” requires an entity that is adopting IFRS for the first time to prepare a complete set of the financial statements covering its first IFRS reporting period. IFRS 1 also demands the entity to use the same accounting practices to the preceding year and throughout all periods presented in its first IFRS in the financial statements (that is, January 1, 2019).
Before the first time adoption of IFRS, the Company presented statements prepared according to Brazilian Generally Accepted Accounting Principles (“BR GAAP”), based on Brazilian standard NBC TG 1000 — Accounting for small and mid-size companies, approved by the Federal Accounting

Council (CFC) and also based on pronouncements issued by the Committee of Accounting Pronouncements (CPC) for small and mid-size companies (“CPC PME”).
The estimates as at January 1, 2019 and as at December 31, 2019 are consistent with those made for the same dates in accordance with BR GAAP (after adjustments to reflect any differences in accounting policies), apart from the following items where application of BR GAAP did not require estimation:
•
Pensions and other postemployment benefits;

•
Share-based payment transactions; and

•
Investments in equity instruments — unquoted equity shares.

The estimates used by the Company to present these amounts in accordance with IFRS reflect conditions as at January 1, 2019 (the date of transition to IFRS) and as at December 31, 2019.
Reconciliation between BR GAAP and IFRS on the transition date — January 1, 2019:
Statement of Financial Position
	Note #	Opening Balance	IFRS 16 Remeasurement	IFRS
Assets
Total current assets		2,730	—	2,730
Property, plant and equipment	(i)	123	331	454
Other Non-current assets		1	—	1
Total non-current assets		124	331	455
Total assets		2,854	331	3,185
	Note #	Opening Balance	IFRS 16 Remeasurement	IFRS
Current liabilities
Lease liabilities — IFRS 16	(ii)	—	51	51
Other current liabilities		521	—	521
Total current liabilities		521	51	572
Noncurrent liabilities
Lease liabilities — IFRS 16	(ii)	—	280	280
Total noncurrent liabilities		—	280	280
Equity
Equity attributed to controlling shareholders		2,333	—	2,333
Total liabilities and equity		2,854	331	3,185

(i)
Increase of R$331 in property, plant and equipment referring the use rights required by IFRS 16;

(ii)
The adjustment made to lease liabilities was R$51 in current liabilities and R$280 in noncurrent liabilities.

Reconciliation between BR GAAP and IFRS on the transition date — December 31, 2019:
Statement of Financial Position
	Note #	Opening Balance	IFRS 16 Remeasurement	IFRS
Assets
Total current assets		5,834	—	5,834
Noncurrent assets
Property, plant and equipment	(i)	263	326	589
Other Non-current assets		1	—	1
Total noncurrent assets		264	326	590
Total assets		6,098	326	6,424
	Note #	Opening Balance	IFRS 16 Remeasurement	IFRS
Liabilities
Current liabilities
Lease liabilities	(ii)	—	85	85
Other current liabilities		946	—	946
Total current liabilities		946	85	1,031
Noncurrent liabilities
Lease liabilities	(ii)	—	261	261
Total noncurrent liabilities		—	261	261
Equity
Equity attributed to controlling shareholders		5,153	(21)	5,132
Total liabilities and equity		6,098	326	6,424

(i)
An amount of R$326 was added as right-of-use regarding the adoption of IFRS 16;

(ii)
Adjustment made to lease liabilities referring the adoption of IFRS 16;

Statement of Profit or Loss for the year ended December 31, 2019:
	Note #	Opening Balance	IFRS 16 Remeasurement	IFRS
Net operating revenue		10,152	—	10,152
Cost of services provided		(2,454)	—	(2,454)
Gross income		7,698	—	7,698
General and administrative expenses	(i)	(1,089)	27	(1,062)
Other operating expenses		(1,936)	—	(1,936)
		(3,024)	27	(2,998)
Net financial result		57	(48)	8
Net (loss)/income of the year		3,620	(21)	3,599

(i)
As a result of the adoption of IFRS 16, there was an increase of R$27 regarding expenses with rent and amortization of use rights, in addition to expenses incurred with interest (R$ 48).

3.1.
IFRS 16 — Lease liabilities

In effect commencing January 1, 2019, IFRS 16 establishes the principles for recognition, measurement, presentation and disclosure of lease liabilities. It demands lessees to account for all lease liabilities according to a single model in the statement of financial position. IFRS 16 includes some practical guidelines on:

(a) Leases for which the underlying asset is “low value;”
(b) Short-term leases (or in other words, leases with a terms of 12 months or less).
During the commencement of a lease agreement, the lessee must recognize a lease liability, measured at the present value of the contractual payments due to the lessor over the lease term and an asset that represents the right of using the underlying asset during the lease term and is required to separately recognize the expense of interest paid on the lease liability and the depreciation expense on the right-of-use asset.
Lessees must also revalue the lease liability after certain events (for example, a change in the lease term, an adjustment in future lease payments as a result of a change in an index or rate used to determine those payments).
When the Company revises its estimate of the term of any lease (because, for example, a reassessment of the probability of a lessee extension or termination option being exercised), it should adjust the carrying amount of the lease liability to reflect the payments to make over the revised term, which are discounted using a revised discount rate. The carrying value of lease liabilities is similarly revised when the variable element of future lease payments dependent on a rate or index is revised, except the discount rate remains unchanged. In both cases, an equivalent adjustment is made to the carrying value of the right-of-use asset, with the revised carrying amount being amortized over the remaining (revised) lease term. If the carrying amount of the right-of-use asset is adjusted to zero, any further reduction is recognized in profit or loss.
IFRS 16 also requires lessees and lessors to make more comprehensive disclosures than the ones established in IAS 17.
Lease payments were discounted at an incremental borrowing rate as at January 1, 2019. The weighted average rate applied for discount purpose was 15.39% per year.
Right-of-use assets
At the commencement of a lease agreement (or in other words, when the underlying asset is available for use), a lessee must recognize a right-of-use asset, which is initially measured at the amount of the lease liability, reduced for any lease incentives received, and increased for:
•
lease payments made at or before commencement of the lease agreement;

•
initial direct costs incurred; and

•
the amount of any provision recognized where the group is contractually required to dismantle, remove or restore the leased asset.

The recognized right-of-use assets are depreciated on a straight-line basis along the shorter period between its estimated useful life and the lease term.
3.2.   New standards not yet in effect:
Amendment to IFRS 16 — Covid-19-Related Rent Concessions:   Clarifies aspects as for the practical treatment and disclosure of concessions in lease agreements as a result of the Covid-19 pandemic. Such amendment is effect for years commencing on/after June 1, 2020 and may be applied in advance. Therefore, the standard has already been adopted by the Company and no significant effects have arisen from its adoption.
New IFRS and interpretations of the IFRIC (IFRS Interpretations Committee of IASB) —   The amendments of IFRS made by IASB effective for the year 2020 did not have impact to the Company’s financial statements. IASB reviewed some IFRS, which will be effective beginning 2021 and the Company’s Management is in the process of evaluating its effects to the Company’s financial statements.
Amendment to Standard IAS 1 — Classification of liabilities as current or noncurrent. Clarifies aspects to be considered in the classification of liabilities as current or noncurrent. Such amendment is effective for years starting on/or after January 1, 2023. No significant effects are expected to the Company’s financial statements.

Amendment to IFRS 3 — Reference to the Conceptual Framework:   Clarifies the conceptual framework of IFRS. This amendment is effective for years started on/after January 1, 2022. No significant impacts are expected to the Company’s financial statements.
Amendment to IFRS 4 — Deferral of temporary exemptions of IFRS 9:   Clarifies aspects referring insurance contracts and temporary exemption in the application of IFRS 9 for insurance companies. Such amendment is effective for years commencing on/after January 1, 2023. No significant impacts are expected to the Company’s financial statements.
4.
Cash and cash equivalents

	November 30, 2020	December 31, 2019	January 1, 2019
Cash	1	—	1
Cash at banks	1,860	399	123
Short-term financial investment(i)	97	2,429	1,373
	1,958	2,828	1,497

(i)
Short-term financial investment included:

a.
Certificates of deposit and instruments issued and guaranteed by top-rated financial institutions, whose yield is pegged to the variation of the Interbank Deposit Certificate rate (CDI);

b.
Investment funds;

	November 30, 2020	December 31, 2019	January 1, 2019
Investments with Bradesco Invest Facil	5% of CDI	5% of CDI	5% of CDI
Investment with Santander	5% of CDI	5% of CDI	—
Investment Bradesco FI CFI	94% of CDI	94% of CDI	—
Investment with Itaú Premium DI FICFI	—	—	100% of CDI

5.
Accounts receivable

	November 30, 2020	December 31, 2019	January 1, 2019
Trade accounts receivables	10,162	3,073	1,227
(-) Estimated credit losses(i)	(170)	(170)	(93)
	9,992	2,903	1,134

(i)
The estimated credit losses refers to customers with high probability of default. Those amounts are projected at the Company, seeing the loss has not yet been incurred.

The change in estimated credit losses is as follows:
As at January 1, 2019	93
Additions	77
Amounts reversed — Write-offs	—
As at December 31, 2019	170
Additions	—
Amounts reversed — Write-offs	—
As at November 30, 2020	170

6.   Advances and prepaid expenses
	November 30, 2020	December 31, 2019	January 1, 2019
Advances to employees	87	6	—
Advances to suppliers	47	4	1
	134	10	1
	November 30, 2020	December 31, 2019	January 1, 2019
Prepaid expenses (a)	26	93	98

(a)
Amounts spent in order to guarantee the lease agreements executed.

7.
Property, plant and equipment

	November 30, 2020	December 31, 2019	January 1, 2019
Property, plant and equipment (a)	394	263	123
Right-of-use assets (IFRS 16) (b)	231	326	331
	625	589	454
(a)   Property, plant and equipment
As a result of the appraisal report prepared in 2020, it was confirmed that the useful lives of assets match prevailing accounting standards.
A large part of assets was purchased less than 24 months ago and, so, there is still no historical base to apply a different depreciation rate.
Description	Annual depreciation rate	Cost	Accumulated depreciation	November 30, 2020	December 31, 2019	January 1, 2019
Furniture and fixtures	10.00%	47	(7)	40	39	18
Computers and peripherals	20.00%	325	(60)	266	132	12
Leasehold improvements	10.00%	96	(7)	88	92	93
		468	(74)	394	263	123
In the technical evaluation executed, no damaged assets were found or with useful lives lower than the ones established for the assets and all equipment is in perfect conditions of conservation.
The following table presents amounts of the change in assets of the Company.
	Annual depreciation rate (%)	December 31, 2019	Additions	Write- offs	November 30, 2020
Furniture and fixtures		41	6	—	47
Computers and peripherals		152	173	—	325
Leasehold improvements		96	—	—	96
Cost		289	179	—	468
Furniture and fixtures	10.00%	(2)	(5)	—	(7)
Computers and peripherals	20.00%	(20)	(40)	—	(60)
Leasehold improvements	10.00%	(4)	(3)	—	(7)
(-) Accumulated depreciation		(26)	(48)	—	(74)
Total		263	131	—	394

	Annual depreciation rate (%)	January 1, 2019	Additions	Write-offs	December 31, 2019
Furniture and fixtures		18	23	—	41
Computers and peripherals		12	140	—	152
Leasehold improvements		95	1	—	96
Cost		125	164	—	289
Furniture and fixtures	10.00%	(0)	(2)	—	(2)
Computers and peripherals	20.00%	(2)	(18)	—	(20)
Leasehold improvements	10.00%	—	(4)	—	(4)
(-) Accumulated depreciation		(2)	(24)	—	(26)
Total		123	140	—	263
Impairment
In compliance with IAS 36 — Impairment of fixed assets were tested for impairment as at November 30, 2020 and December 31, 2019. No need of recognition of write-off due to impairment of assets was found.
(b)   Right-of-use
	November 30, 2020	December 31, 2019	January 1, 2019
Right-of-use assets (IFRS 16)	231	326	331
We demonstrate below the change in Right-of-use of the Company.
	Annual amortization rate	December 31, 2019	Additions	Write-offs	November 30, 2020
Right-of-use assets — São Paulo		346	—	—	346
Right-of-use assets — Itajubá		76	—	76
Cost		422	—	—	422
Right-of-use assets — São Paulo	(i)	(85)	(64)	—	(149)
Right-of-use assets — Itajubá	(i)	(11)	(31)	—	(42)
(-) Accumulated amortization		(81)	(95)	—	(191)
Total		326	(95)	—	231
	Annual amortization rate	January 1, 2019	Additions	Write-offs	November 30, 2019
Right-of-use assets — São Paulo		346	—	—	346
Right-of-use assets — Itajubá		—	76		76
Cost		346	76	—	422
Right-of-use assets — São Paulo	(i)	(15)	(70)		(85)
Right-of-use assets — Itajubá	(i)	—	(11)		(11)
(-) Accumulated amortization		—	(81)	—	(96)
Total		331	326	—	326

(i)
The average amortization rate of Right-of-use assets is 21.05%.

8.
Trade accounts payable

Represent amounts payable for goods or services acquired in the ordinary course of business. Initially, they are recognized at fair value. In practice they are recognized at the value of the corresponding invoice.
	November 30, 2020	December 31, 2019	January 1, 2019
Domestic trade accounts payable	908	306	59
	908	306	59

9.
Lease liabilities

The Company has real estate lease agreements of its headquarters in São Paulo and its subsidiary in Itajubá. The obligations of the Company in relation to the lease agreements have been recorded according to IFRS 16 and discounted to present value at the weighted average rate of loans, that is 15.39% per year.
	Maturity	Annual charges	November 30, 2020	December 31, 2019	January 1, 2019
Lease liabilities IFRS 16 — Smarkio São Paulo	01/09/2023	15.39%	233	281	331
Lease liabilities IFRS 16 — Smarkio Itajubá	01/11/2021	15.39%	38	66	—
			271	347	331
Current liability			108	85	51
Noncurrent liability			163	261	280
Change in lease liabilities:
	November 30, 2020	December 31, 2019
Balances as at January 1	346	331
New lease liabilities	-	76
Payment of principal	(118)	(108)
Payment of interest	(41)	(47)
Interest accrued for	84	94
Balances as at December 31	271	346
The noncurrent liability as at November 30, 2020 have the following maturities and amounts:
Year	Amount
2021	6
2022	83
2023	74
163

10.
Employees’ pay and related charges

	November 30, 2020	December 31, 2019	January 1, 2019
Employees’ pay and related charges	341	148	38
Provision for vacations and 13th salaries	562	127	29
	903	275	67

11.   Taxes payable
They relate to services provided in the ordinary course of operations. Taxes are booked according to the accrual periods of the year where the services are provided, although payments may vary according to the year/month where the taxes are due.
(a)    Taxes
Includes withholding of third party taxes, regarding suppliers, where the Company is responsible for making the payment of the tax (service user).
	November 30, 2020	December 31, 2019	January 1, 2019
Contribution for the Social Integration Program (PIS)	27	1	1
Contribution for Social Security Funding (COFINS)	124	3	3
Services Tax (ISS)	107	39	19
Other	103	14	3
	361	57	26
(b)   Income Taxes
	November 30, 2020	December 31, 2019	January 1, 2019
Corporate Income Tax (IRPJ)	783	228	104
Social Contribution Tax (CSLL)	259	72	36
	1,042	300	140
12.   Other payables
	November 30, 2020	December 31, 2019	January 1, 2019
Other payables(a)	7	1	226

(a)
The balance as at Nov. 30, 2020 refers to the provision for payment of rent of the Company’s headquarters, and later to the accounting reversal in the month of December 2020.

13.   Dividends payable
	November 30, 2020	December 31, 2019	January 1, 2019
Dividends payable(a)	3,300	—	—

(a)
A provision of R$3,300 was recognized for accrued dividends at November 30, 2020.

14.      Deferred revenue
The amounts carried in deferred revenue refer to advances from customers to assist with the beginning of the services, as well as amounts received without the due withholding of the tax of the service user, where the refunds were gradually made according to negotiation with customers. The amounts carried in deferred revenue refer to invoices issued in a period, but whose services will be transferred to the customers in future periods. Therefore, the amounts are recognized in liabilities and as the services are effectively provided to customers according to the performance obligation established in IFRS 15, revenue is booked in the statement of profit or loss.
	November 30, 2020	December 31, 2019	January 1, 2019
Deferred revenue	85	7	3

15.
Equity

15.1.   Capital
The Company’s activities started in 2016 with a totally paid in capital of R$160 (one hundred and sixty thousand Brazilian reais). It remained the same until the beginning of 2020.
On September 8, 2020, capital was increased by R$107 (one hundred and seven thousand Brazilian reais), totaling R$267, divided into 266,600 (two hundred and sixty-six thousand and six hundred) units of interest.
On October 13, 2020 the Company was turned from a limited liability entity to a corporation. Its capital remained the same and the units of interest became 266,597 (two hundred and sixty six thousand, five hundred and ninety seven) nominative ordinary shares without face value and 3 (three) nominative preferred shares without face value.
	November 30, 2020	December 31, 2019	January 1, 2019
Capital stock	266,600	160,000	160,000
15.2.   Dividends
Profit was shared with shareholders in 2020. Until October 13, 2020, or before the conversion to Corporation, the dividend distribution was not proportional.
From January 1 to November 30, 2020, the Company accrued dividends of R$12,984 (R$800 for the year ended December 31, 2019) to its equity shareholders. As the distribution of dividends by Smarkio requires approval at the shareholders’ meeting. Through November 30, 2020, the Company paid R$9,684 of accrued dividends. A liability in the total amount of R$3,300 is recognized as Dividends Payable as at November 30, 2020.
16.
Net revenue

Net revenue represents invoices issued and services measured in the period according to the accrual basis, deducted from taxes.
	November 30, 2020	December 31, 2019
Software Development and Licensing	15,482	6,937
Professional Services	12,353	3,215
	27,835	10,152

17.
Cost of services

Includes variable selling costs, encompassing third party technologies, as well as costs with employees directly connected with the sale of the services or yet third party services when the Company outsources certain services from customers.
Employees who executed services in 2019 and 2020 are not accounted for as cost of services provided, but classified as operating expenses.

Costs per type
In 2020, costs were re-classified into new accounts to separate each one. That aimed a better overview of operating costs arising from the rendering of services and the costs relating infrastructure and technology.
	November 30, 2020	December 31, 2019
Costs of cloud infrastructure	(732)	(454)
Licensing costs(a)	(1,054)	(615)
Costs of other technologies	(283)	(77)
Costs of AI cloud services	(139)	—
Personnel(b)	(2,871)	(1,308)
	(5,079)	(2,454)

(a)
Costs associated with software suppliers that provide licenses for messaging, user licenses and third party SaaS services;

(b)
Costs directly associated with payroll of personnel dedicated to providing professional services, focused on the implantation and maintenance of the platform;

18.
Operating expenses

	November 30, 2020	December 31, 2019
Sales and marketing expenses(a)	(1,680)	(371)
General and administrative expenses(b)	(1,884)	(1,062)
Operating revenue and expenses(c)	(2,330)	(1,565)
	(5,894)	(2,998)

(a)
Expenses directly associated with sales/advertising, sales commissions, commercial representation and marketing;

(b)
Fixed expenses of the Company such as personnel and administrative expenses;

(c)
The breakdown of other operating revenue and expenses is provided below:

18.1.   Operating revenues and expenses
	November 30, 2020	December 31, 2019
Other revenue	58	1
Services provided by other parties(a)	(2,364)	(1,480)
Taxes and fees	(8)	(9)
Other expenses	(16)	(77)
	(2,330)	(1,565)

(a)
Accounting services, legal assistance, special advising services, IT services, services of other legal entities and individuals, mailing services, copy services and document certification services.

19.
Net financial income (expenses)

Financial revenue	November 30, 2020	December 31, 2019
Financial investment yield	37	74
Discounts obtained	50	1
	87	74
Financial expenses	November 30, 2020	December 31, 2019
Discounts granted	(6)	(3)
Bank fees	(44)	(14)
Interest paid and fines	(46)	(49)
	(96)	(66)
Net financial revenue (expenses)	(9)	8

20.
Income and social contribution taxes

	November 30, 2020	December 31, 2019
Current income and social contribution taxes	(3,249)	(1,109)
20.1.   Reconciliation between nominal income and social contribution tax rate and effective rate
	November 30, 2020	December 31, 2019
Current income and social contribution taxes	(3,249)	(1,109)
Net revenues	27,835	10,152
Tax base — Deemed income (32%)	9,554	3,262
Income Tax — 15%	(1,433)	(490)
Surtax — 10%	(956)	(326)
Social Contribution Tax — 9%	(860)	(293)
Tax expenses	(3,249)	(1,109)
Effective rate	(11.67)%	(10.92)%

21.
Risk management and financial instruments

21.1.   Classification of financial instruments
The classification of the Company’s financial instruments is presented in the table below. According to Management, there are no financial instruments to be classified into other categories besides the ones reported:
	November 30, 2020			December 31, 2019			January 1, 2019
Assets	Fair value through profit or loss	Amortized cost	Level I	Fair value through profit or loss	Amortized cost	Level I	Fair value through profit or loss	Amortized cost	Level I
Cash and cash equivalents	97	1,861	97	2,429	399	2,429	1,373	124	1,373
Accounts receivable	—	9,992	—	—	2,903	—	—	1,134	—
	97	11,853	97	2,429	3,302	2,429	1,373	1,258	1,373
Liabilities
Trade
accounts payable	—	908	—	—	306	—	—	59	—
Lease liabilities
	—	271	—	—	346	—	—	331	—
	—	1,179	—	—	652	—	—	390	—
21.2.   Financial risk management
The Company has a financial management area in charge of risk management, which reports directly to the CEO. It is responsible for the definition of policies for management of risks and financial instruments through control systems, which establish limits of exposure to exchange and interest rate variation and definition of investment of funds with financial institutions. Such are monthly evaluates the positions of all financial instruments, as well as the results obtained in comparison to objectives and submits the numbers to the Company’s Board of Directors.
21.3.   Credit risk
Is associated with difficulty in collecting the amounts corresponding to services rendered to customers.
The Company is also subject to credit risk associated with their interest-bearing bank accounts.
The risk related to the rendering of services is minimized by strict control of customers and active management of contract default through clear policies for the provision of services. There is no concentration of transactions with customers and previous default level is very low.
As for the risk of default on the part of financial institutions, the exposure is mitigated by dividing the investment of funds into different financial institutions.

21.3.1.   Exposure to credit risk
The book value of financial assets represents the Company’s maximum credit risk exposure. At reporting date, such exposure was the following:
	November 30, 2020	December 31, 2019	January 1, 2019
Cash and cash equivalents	1	—	1
Cash at banks and short-term financial investment	1,957	2,828	1,496
Accounts receivable	9,992	2,903	1,134
Short-term financial investment	11,950	5,731	2,631
Of total net accounts receivables, Porto Seguro Companhia de Seguros Gerais account for 41.2% as at November 30, 2020 and 52.9% as at December 31, 2019 and account for 31.1% and 22.5% of net revenues, respectively.
Of total net accounts receivables, Portoseg S/A — Credito Financiamento e Investimento account for 31.4% as at November 30, 2020 and 9.3% as at December 31, 2019 and account for 19.9% and 23.8% of net revenues, respectively.
The determination of the provision for expected losses to be incurred with receivables is based on the following criteria:
•
Expected losses are estimated by means of a loss rate calculated on actual past losses incurred with sales;

Besides, it is considered whether accounts receivable presented a significant increase in credit risk and encompasses:
•
All receivables overdue for more than 6 months;

Invoices presenting indicators of significant risks of contract violation based on renegotiations in progress, evidence of fail or court supervised reorganization processes in progress and customers with significant evidence of cash deterioration are submitted to additional credit rating analysis.
21.4.   Market risk
Interest rate and inflation risks: Arises from the portion of debt and interest-bearing bank deposits pegged to the CDI (Interbank Deposit Certificate rate) that can adversely affect revenue or financial expenses in the event there is an unfavorable change in interest rates or inflation. No derivatives are used at the Company to mitigate such risk.
21.5.   Operations with derivatives
No derivatives are used at the Company with speculative purposes.
21.6.   Liquidity risk
Liquidity risk refers to the possibility of the Company not having enough funds to settle its financial liabilities.
The treasury area of the Company daily monitors cash flows and liquidity in order to assure that the generation of cash and previous funds borrowed, when necessary, are enough to maintain the schedule of payments, not generating liquidity risk for the Company or its subsidiaries.
The table below presents the due dates established in contracts for financial liabilities, including payment of interest.
Non-derivative financial liabilities	Book value	Contract value	Up to 12 months	1-2 years	2-3 years
Trade accounts payable and other payables	908	908	908	—
Lease liabilities	271	325	141	100	83
	1,179	1,233	1,049	100	83

21.7.   Foreign currency exchange risk
Refers to the impact that foreign currency exchange rate variation may have on the financial statements.
The Company is exposed to exchange rate risk, seeing that part of its costs is denominated in dollar. The group is studying the acquisition of derivatives to compensate for exchange rate variations.
The fluctuation in exchange is carried in financial gains and losses on a monthly basis.
21.8.   Sensitivity analysis
The main risks associated with the Company’s operations are linked to the variation of the Interbank Deposit Certificate rate (CDI) used for short-term financial investment. Loans have been contracted at fixed rates. There are also costs and expenses incurred in dollar, however not recorded in assets or liabilities, seeing there are no long-term contracts with future commitment pegged to the dollar exchange rate.
The Company’s financial instruments are measured at fair value and are classified as cash and cash equivalents, accounts receivable, accounts payable and loans and financing. They are measured at amortized cost, plus interest incurred. At reporting dates, the profile of the interest-bearing instruments at the Company was as follows:
Assets with variable rates	2020	2019
Financial assets	97	2,429
21.9.   Sensitivity analysis of instruments with variable rates
Investment that yields earnings based on the CDI rate are measured at market value, according to the prices provided by the respective financial institutions. Others refer substantially to bank deposit certificates. Therefore, the amount recorded of those instruments does not differ from market values.
The table below presents three scenarios of risk of reduction in the CDI rate. The base scenario was the rate of November 30, 2020 of 2.75% p.a. Scenario II represents a reduction of 25% and scenario III a reduction of 50%.
Operation	Balance as at Nov. 30, 2020	Risk	Scenario I (probable)	Scenario II	Scenario III
Interest subject to variation	97	Decrease in CDI	2.75%	2.06%	1.38%
Change in the return of financial investment			3	2	1
21.10.   Capital management
Capital management aims to assure that a strong credit rating is maintained with financial institutions, as well as a strong capital ratio to support the Company’s business and leverage shareholders’ return.
The capital structure is controlled by adjusting it to current economic conditions. To maintain an adjusted structure, dividends may be paid, capital returned to shareholders, new loans obtained, promissory notes issued and execution of operations with derivative instruments.

The Company’s net debt structure encompasses: loans and financing, lease liabilities, payments in installments and other obligations, less cash and cash equivalents. Financial leverage ratios as at December 31, 2020 and 2019 are summarized below:
	November 30, 2020	December 31, 2019	January 1, 2019
Trade accounts payable and other payables	4,215	307	285
Lease liabilities	271	346	331
	4,486	653	616
Cash and cash equivalents	(1,958)	(2,828)	(1,497)
Net cash	2,528	(2,175)	(881)
Total equity	5,859	5,132	2,333
Net cash to equity ratio (%)	43.15%	(42.38)%	(37.76)%

22.
Additional information to the statement of cash flows

The table below introduces additional information on transactions related to the statement of cash flows:
Non-cash items:	November 30, 2020	December 31, 2019
Increase in property, plant and equipment due to lease use rights established by IFRS 16	—	76
	—	76
Fernando Nigri Wolff Managing Officer	Francisco Luciano Merege FLM Assessoria Contábil LTDA

12,909,091 CLASS A COMMON SHARES
Zenvia Inc.
PROSPECTUS

Global Coordinators
Goldman Sachs & Co. LLC	Morgan Stanley
Bradesco BBI	Itau BBA	UBS Investment Bank
Joint Bookrunner
XP Investimentos
                 , 2021
Through and including           , 2021 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Class A common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6. Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.
The registrant’s Articles of Association provide that each director or officer of the registrant shall be indemnified out of the assets of the registrant against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees and expenses and amounts paid in settlement and costs of investigation (collectively “Losses”) incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person’s duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any Losses incurred by such director or officer in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to us or our affairs in any court whether in the Cayman Islands or elsewhere.
Also, the registrant expects to maintain director’s and officer’s liability insurance covering its directors and officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such.
The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification by the underwriters of the registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that these liabilities are caused by information relating to the underwriters that was furnished to us by the underwriters in writing expressly for use in this registration statement and certain other disclosure documents.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Recent Sales of Unregistered Securities.
During the past three years, we have not issued any securities exempt from registration under the Securities Act.
Item 8. Exhibits and Financial Statement Schedules.
(a)
Exhibits: See Exhibit Index beginning on page II-5 of this Registration Statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement. We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)
Financial Statement Schedules: All schedules have been omitted because they are not required, are not applicable or the required information is otherwise set forth in the consolidated financial statements or related notes thereto.

Item 9. Undertakings.
(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit No.	Description
1.01*	Form of Underwriting Agreement
3.01*	Form of Memorandum and Articles of Association of Zenvia Inc., effective as of May 7, 2021
4.01*	Form of Registration Rights Agreement between Bobsin LLC, Oria Zenvia Co-Investment Holdings, LP, Oria Zenvia Co-Investment Holdings II, LP, Oria Tech Zenvia Co-Investment — Fundo de Investimento em Participações Multiestratégia, Oria Tech I Inovação Fundo de Investimento em Participações Multiestratégia and Zenvia Inc., effective upon completion of the offering
5.01*	Opinion of Maples and Calder, Cayman Islands counsel to Zenvia Inc., as to the validity of the Class A common shares
10.01*	Facebook Terms for WhatsApp Business Solution Providers between MKMB Soluções Tecnológicas Ltda and Facebook, Inc., dated as of September 17, 2019
10.02*†	English translation of Temporary Short Number Availability Agreement between Zenvia Mobile Serviços Digitais S.A. and Claro S.A., dated as of November 23, 2017
10.03*†#	English translation of Agreement for Provision of Services for Sending SMS Messages between Zenvia Mobile Serviços Digitais S.A. and Oi Móvel S.A., dated as of November 14, 2019
10.04*†	English translation of Amendment No. 01/2020 to the Service Agreement of SMS Messaging Services and Technical Management between Zenvia Mobile Serviços Digitais S.A. and Oi Móvel S.A., dated as of January 7, 2020
10.05*†	English translation of Standard Form Agreement Technical Service Management between Zenvia Mobile Serviços Digitais S.A. and Oi Móvel S.A., dated as of January 7, 2020
10.06*†	English translation of Torpedo Enterprises Agreement between Zenvia Mobile Serviços Digitais S.A. and Telefonica Brasil S.A., dated as of April 1, 2020
10.07*†#	English translation of Service Provision Agreement between Zenvia Mobile Serviços Digitais S.A. and TIM S.A., dated as of July 21, 2020
10.08*†#	Share Purchase and Sale Agreement among Miguel Ángel Morkin, Julián Bender, Ezequiel Sculli, Lautaro Schiaffino, Remaining Shareholders and Employees with Equity, and Zenvia Mobile Serviços Digitais S.A. and Miguel Ángel Morkin, as Shareholder Representative, with Rodati Motors Corporation, Rodati Motors Central de Informações de Veículos Automotores Ltda., Rodati Services S.A. and Rodati Servicios, S.A. de C.V., as Intervening Party, dated as of July 24, 2020
10.09*†#	English translation of Agreement for the Purchase and Sale of Equity Interest and Other Covenants between Zenvia Mobile Serviços Digitais S.A. and Fernando Jorge Wosniak Steler, Fundo de Investimento em Participações Multiestratégia Inovabra I - Investimento no Exterior, Raul Marcelo Wosniak Steler, Wagner Gomes Carvalho, Luiz Carlos Capelati, Gustavo Gonçalves Candian, Cristhiano Stephani Faé, Leandro Piga, Maria Carolina Sanzovo De Oliveira, João Carlos Ribas Pereira, Fernando Mingrone Artuzzi, Star4 Participações e Consultoria em Gestão Empresarial Eireli and One to One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. and, as a Consenting Intervening Parties: 4 Ti Participações Ltda., Vanderlei Arcanjo Carnielo Calejon, Heitor Sakoda and Cleber Augusto Calejon, dated as of March 19, 2021
10.10*†#	English translation of Agreement for the Purchase and Sale of Equity Interest and Other Covenants between Zenvia Mobile Serviços Digitais S.A. and Vanderlei Archangel Carnielo Calejon, Heitor Sakoda and Cleber Augusto Calejon and, as a Consenting Intervening Parties: 4 Ti Participações Ltda, One to One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A. — Direct One and Fernando Jorge Wosniak Steler, dated as of March 18, 2021

Exhibit No.	Description
10.11*†
English translation of Amendment No. 04/2021 to the Services Agreement for Delivery of SMS “Technical Management Of Services” between Zenvia Mobile Serviços Digitais S.A. and Oi Móvel S/A, dated as of April 7, 2021

10.12*†	English translation of Amendment No. 04/2021 to the Services Agreement for Delivery of SMS between Zenvia Mobile Serviços Digitais S.A. and Oi Móvel S/A, dated as of April 7, 2021
14.01*	Code of Ethics and Conduct
15.01	Awareness letter of BDO RCS Auditores Independentes S.S., independent accountant
21.01*	List of subsidiaries
23.01	Consent of KPMG Auditores Independentes
23.02	Consent of KPMG Auditores Independentes
23.03	Consent of BDO RCS Auditores Independentes S.S., independent accountant
23.04	Consent of BDO RCS Auditores Independentes S.S., independent accountant
23.05*	Consent of Maples and Calder, Cayman Islands counsel to Zenvia Inc. (included in Exhibit 5.01)
24.01*	Powers of attorney (included on signature page to the registration statement)
99.01*	Consent of Fernando Jorge Wosniak Steler as director nominee
99.02*	Consent of Ana Dolores Moura Carneiro de Novaes as director nominee
99.03*	Consent of Piero Lara Rosatelli as director nominee

*
Previously filed.

†
Portions of this exhibit have been omitted in accordance with the rules of the Securities and Exchange Commission.

#
Certain personal information contained in this exhibit has been omitted.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of São Paulo, Brazil, on June 25, 2021.
Zenvia Inc.
By:	/s/ Cassio Bobsin
	Name:	Cassio Bobsin
	Title:	Chief Executive Officer
By:	/s/ Renato Friedrich
	Name:	Renato Friedrich
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on June 25, 2021.
	Name	Title
By:	/s/ Cassio Bobsin Name: Cassio Bobsin	Chief Executive Officer (principal executive officer) and Director

By:	/s/ Renato Friedrich Name: Renato Friedrich	Chief Financial Officer (principal financial officer and principal accounting officer)

By:	* Name: Jorge Steffens	Director (Chairman)

By:	* Name: Carlos Henrique Testolini	Director

By:	* Name: Eduardo Aspesi	Director

By:	/s/ Colleen A. De Vries On behalf of Cogency Global Inc. Name: Colleen A. De Vries Title: Senior Vice President	Authorized Representative in the United States
*By: /s/ Cassio Bobsin Name: Cassio Bobsin Attorney-in-fact	*By: /s/ Renato Friedrich Name: Renato Friedrich Attorney-in-fact